Form 10-K, Exhibit 13
period 1993-12-31
STERLING BANCORP
filed 1994-03-30
CIK 93451

STERLING BANCORP and Subsidiaries
CONSOLIDATED BALANCE SHEETS


DECEMBER 31,                                                                                         1993                   1992
- --------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                      $ 35,975,787           $ 37,168,675
Interest-bearing deposits with other banks                                                      2,970,000              3,630,000
Investment securities (estimated market value
  $287,909,188 and $221,627,481, respectively)                                                286,815,791            219,570,835

Loans, net of unearned discounts                                                              298,750,821            288,790,639
Less allowance for possible loan losses                                                         3,413,947              3,177,121
                                                                                             ------------           ------------
       Loans, net                                                                             295,336,874            285,613,518
                                                                                             ------------           ------------

Customers' liability under acceptances                                                            201,669                263,107
Excess cost over equity in net assets of the banking subsidiary                                21,158,440             21,158,440
Premises and equipment, net                                                                     2,593,890              2,599,373
Accrued interest receivable                                                                     3,501,850              2,872,719
Other assets                                                                                    4,484,940              5,371,620
                                                                                             ------------           ------------
                                                                                             $653,039,241           $578,248,287
                                                                                             ============           ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                                 $174,088,971           $159,234,582
Interest-bearing deposits                                                                     298,896,955            296,924,857
                                                                                             ------------           ------------
       Total deposits                                                                         472,985,926            456,159,439

Securities sold under agreements to repurchase                                                 37,225,000              6,642,311
Commercial paper                                                                               14,320,400             14,081,200
Other short-term borrowings                                                                    13,613,964              5,760,664
Acceptances outstanding                                                                           201,669                263,107
Due to factoring clients                                                                        5,784,952              5,746,349
Accrued expenses and other liabilities                                                          3,635,678              4,279,212
Long-term convertible subordinated debentures                                                  26,892,000             35,166,000
Other long-term borrowings -- FHLB                                                             25,500,000                     --
                                                                                             ------------            -----------
       Total liabilities                                                                      600,159,589            528,098,282
                                                                                             ------------            -----------

Commitments and contingent liabilities

Convertible preferred stock, Series D -- market value guarantee feature                           562,500                     --
Less unearned compensation -- unallocated shares                                                  539,523                     --

SHAREHOLDERS' EQUITY
  Preferred stock                                                                               1,963,260                 25,760
  Common stock, $1 par value. Authorized 20,000,000 shares;
     issued 6,496,605 and 6,496,001 shares, respectively                                        6,496,605              6,496,001
  Capital surplus                                                                              28,089,487             28,083,276
  Retained earnings                                                                            18,920,583             17,034,557
  Net unrealized appreciation on securities
     available for sale, net of tax effect                                                        734,686                     --
                                                                                             ------------            -----------
                                                                                               56,204,621             51,639,594
  Less
     Common stock in treasury at cost, 150,393 shares                                           1,489,589              1,489,589
     Unearned compensation                                                                      1,858,357                     --
                                                                                             ------------           ------------
     Total shareholders' equity                                                                52,856,675             50,150,005
                                                                                             ------------           ------------
                                                                                             $653,039,241           $578,248,287
                                                                                             ============           ============




See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS



YEARS ENDED DECEMBER 31,                                                      1993                   1992                   1991
- --------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                                                $17,454,018            $15,434,679            $21,626,436
  Deposits with other banks                                                 97,504                178,909                449,949
  Investment securities                                                 14,849,795             14,432,982             13,382,022
  Federal funds sold                                                       138,908                525,218                986,093
                                                                       -----------            -----------            -----------
     Total interest income                                              32,540,225             30,571,788             36,444,500
                                                                       -----------            -----------            -----------

INTEREST EXPENSE
  Deposits                                                               6,518,141              7,928,172             14,093,104
  Federal funds purchased and securities sold under
     agreements to repurchase                                              896,440                395,124                904,243
  Commercial paper                                                         410,552                546,310              1,164,956
  Other short-term borrowings                                              210,846                130,446                219,919
  Long-term convertible subordinated debentures                          1,823,475              2,509,991              3,825,263
  Other long-term borrowings                                               308,483                     --                     --
                                                                       -----------            -----------            -----------
     Total interest expense                                             10,167,937             11,510,043             20,207,485
                                                                       -----------            -----------            -----------

     Net interest income                                                22,372,288             19,061,745             16,237,015
Provision for possible loan losses                                         690,000              1,290,000              8,000,000
                                                                       -----------            -----------            -----------
     Net interest income after provision for possible loan losses       21,682,288             17,771,745              8,237,015
                                                                       -----------            -----------            -----------

NONINTEREST INCOME
  Commissions on letters of credit                                         623,019                601,095                381,185
  Service charges on deposit accounts                                    1,104,469                910,939                808,180
  Factoring commissions                                                    399,588                465,771                396,968
  Trust fees                                                               817,760                675,406                427,190
  Gain on sale of securities                                                    --              1,568,454                 12,048
  Other                                                                    926,440              1,028,297                739,819
                                                                       -----------            -----------            -----------
     Total noninterest income                                            3,871,276              5,249,962              2,765,390
                                                                       -----------            -----------            -----------

NONINTEREST EXPENSES
  Salaries and employee benefits                                        10,777,240             10,117,719              9,974,156
  Net occupancy                                                          2,594,388              2,447,353              2,359,292
  Equipment rental                                                       1,094,328              1,040,658                950,923
  Other                                                                  5,304,486              5,053,447              4,456,522
     Total noninterest expenses                                         19,770,442             18,659,177             17,740,893
                                                                       -----------            -----------            -----------
Income (Loss) before income taxes                                        5,783,122              4,362,530             (6,738,488)
Provision (Benefit) for income taxes                                     2,627,725              1,785,316             (2,046,383)
                                                                       -----------            -----------            -----------

Net income (Loss)                                                      $ 3,155,397            $ 2,577,214            $(4,692,105)
                                                                       ===========            ===========            ===========

Average number of common shares outstanding
  Primary                                                                6,351,040              6,342,327              6,323,225
  Fully diluted                                                          8,734,423                     --                     --

Earnings (Loss) per average common share
  Primary                                                              $       .50            $       .41            $      (.74)
  Fully diluted                                                                .47                     --                     --

Dividends per common share                                                     .20                    .20                    .22





See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



YEARS ENDED DECEMBER 31,                                                      1993                   1992                   1991
- --------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
  Balance at beginning of year                                        $     25,760           $     25,760            $    26,340
  Conversions to common shares                                                  --                     --                   (580)
  Issuance of Series D shares                                            2,500,000                     --                     --
  Market value guarantee feature                                          (562,500)                    --                     --
                                                                      ------------           ------------            -----------
  Balance at end of year                                              $  1,963,260           $     25,760            $    25,760
                                                                      ============           ============            ===========

COMMON STOCK
  Balance at beginning of year                                        $  6,496,001           $  6,480,449            $ 6,480,391
  Conversions of subordinated debentures and
     preferred shares                                                          604                 15,552                     58
                                                                      ------------           ------------            -----------
  Balance at end of year                                              $  6,496,605           $  6,496,001            $ 6,480,449
                                                                      ============           ============            ===========

CAPITAL SURPLUS
  Balance at beginning of year                                        $ 28,083,276           $ 27,956,849            $27,986,333
  Conversions of subordinated debentures and
     preferred shares                                                        6,211                124,318                    522
  Forfeiture (Issuance) of shares under incentive
     compensation plan                                                          --                  1,560                (30,420)
  Net tax benefits of unearned compensation                                     --                    549                    414
                                                                       -----------            -----------            -----------
  Balance at end of year                                              $ 28,089,487           $ 28,083,276            $27,956,849
                                                                      ============           ============            ===========

RETAINED EARNINGS
  Balance at beginning of year                                        $ 17,034,557           $ 15,726,642            $21,809,855
  Net income (loss)                                                      3,155,397              2,577,214             (4,692,105)
  Cash dividends paid -- common shares                                  (1,269,242)            (1,269,170)            (1,390,978)
                      -- preferred shares                                     (129)                  (129)                  (130)
                                                                       -----------            -----------            -----------
  Balance at end of year                                              $ 18,920,583           $ 17,034,557            $15,726,642
                                                                      ============            ===========            ===========

NET UNREALIZED APPRECIATION ON SECURITIES AVAILABLE FOR
  Sale, Net of Tax Effect
  Balance at beginning of year                                        $         --           $         --            $        --
  Valuation account for securities available
     for sale, net of tax effect                                           734,686                     --                     --
                                                                       -----------            -----------            -----------
  Balance at end of year                                              $    734,686           $         --            $        --
                                                                      ============            ===========            ===========

TREASURY STOCK
  Balance at beginning of year                                        $ (1,489,589)          $ (1,485,629)           $(1,562,849)
  (Forfeiture) Issuance of shares issued under incentive
     compensation plan                                                          --                 (3,960)                77,220
                                                                      ------------           ------------           ------------
  Balance at end of year                                              $ (1,489,589)          $ (1,489,589)           $(1,485,629)
                                                                      ============           ============           ============

UNEARNED COMPENSATION
  Balance at beginning of year                                        $         --           $    (46,800)           $   (57,000)
  Forfeiture (Issuance) of shares issued under incentive
     compensation plan                                                          --                  2,400                (46,800)
  Issuance of Series D preferred shares                                 (2,500,000)                    --                     --
  Amortization of unearned compensation                                    102,120                 44,400                 57,000
  Market value guarantee
     feature -- unallocated shares                                         539,523                     --                     --
                                                                      ------------             ----------            -----------
  Balance at end of year                                              $ (1,858,357)          $         --            $   (46,800)
                                                                      ============           ============            ===========

TOTAL SHAREHOLDERS' EQUITY
  Balance at beginning of year                                        $ 50,150,005           $ 48,657,271            $54,683,070
  Net changes during the year                                            2,706,670              1,492,734             (6,025,799)
                                                                       -----------            -----------            -----------
  Balance at end of year                                              $ 52,856,675           $ 50,150,005            $48,657,271
                                                                      ============            ===========            ===========

See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31,                                                                   1993             1992             1991
- ---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income (loss)                                                                $  3,155,397     $  2,577,214     $ (4,692,105)
  Adjustments to reconcile net income (loss) to net cash from operating activities
     Provision for possible loan losses                                                 690,000        1,290,000        8,000,000
     Depreciation and amortization of premises and equipment                            445,297          410,930          408,421
     Deferred income tax provision (benefit)                                            (22,114)         165,505         (287,122)
     Amortization of unearned compensation                                              102,120           44,400           57,000
     Amortization of premiums on investment securities                                4,307,679        2,005,188        1,550,734
     Accretion of discounts on investment securities                                    (33,345)        (179,079)        (498,481)
     (Increase) Decrease in accrued interest receivable                                (629,131)       1,063,836        1,119,429
     Increase (Decrease) in due to factoring clients                                     38,603         (314,574)       2,090,006
     Decrease in accrued expenses and other liabilities                                (643,534)      (1,027,848)      (1,779,583)
     Gain on sale of securities                                                              --       (1,568,454)         (12,048)
     Other, net                                                                         282,987           15,069       (1,909,044)
                                                                                   ------------     ------------     ------------
       Net cash provided by operating activities                                      7,693,959        4,482,187        4,047,207
                                                                                   ============     ============     ============

INVESTING ACTIVITIES
  Net tax benefits of unearned incentive compensation                                        --              549              414
  Purchase of premises and equipment                                                   (439,814)        (403,059)        (194,751)
  Net decrease in interest-bearing deposits with other banks                            660,000        1,005,000          802,000
  Net decrease in Federal funds sold                                                         --               --       10,000,000
  Net (increase) decrease in loans                                                  (10,413,356)     (63,039,186)     133,325,440
  Proceeds from sale of investment securities                                                --      107,303,906        1,013,980
  Proceeds from prepayment, redemption or maturity of
     investment securities                                                          134,105,019      100,586,503       62,934,330
  Purchase of investment securities                                                (204,263,816)    (207,089,755)    (197,648,459)
                                                                                   ------------     ------------     ------------
       Net cash (used) provided by investing activities                             (80,351,967)     (61,636,042)      10,232,954
                                                                                   ============      ===========     ============

FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits                                       14,854,389       45,182,216       13,467,582
  Net increase (decrease) in interest-bearing deposits                                1,972,098       32,121,071      (32,235,097)
  Net increase in Federal funds purchased and securities sold
     under repurchase agreements                                                     30,582,689        1,360,061        1,787,250
  Net increase (decrease) in commercial paper and other
     short-term borrowings                                                            8,092,500       (6,768,476)         813,986
  Increase in other long-term borrowings                                             25,500,000               --               --
  Issuance of Series D preferred shares                                               2,500,000               --               --
  Funding provided for purchase of Series D preferred shares                         (2,500,000)              --               --
  Cash dividends paid on preferred and common shares                                 (1,269,371)      (1,269,299)      (1,391,108)
  Prepayments and maturities on debentures                                           (8,267,185)      (5,845,130)              --
                                                                                   ------------     ------------     ------------
       Net cash provided (used) by financing activities                              71,465,120       64,780,443      (17,557,387)
                                                                                   ------------     ------------     ------------
Net (decrease) increase in cash and due from banks                                   (1,192,888)       7,626,588       (3,277,226)
Cash and due from banks -- beginning of year                                         37,168,675       29,542,087       32,819,313
                                                                                   ------------     ------------     ------------
Cash and due from banks -- end of year                                             $ 35,975,787     $ 37,168,675     $ 29,542,087
                                                                                   ============     ============     ============
Supplemental schedule of non-cash financing activities
  Valuation account for securities available for sale, net of tax effect           $    734,686     $         --     $         --
Debenture and preferred stock conversions                                                 6,815          139,870              580
(Forfeiture) Issuance of treasury shares under incentive
compensation plan                                                                            --           (3,960)          77,220
Supplemental disclosure of cash flow information
Interest paid                                                                        10,381,307       12,722,163       21,547,819
Income taxes paid                                                                     1,178,884        1,683,080          461,223
Cash paid for assets acquired                                                         7,905,912               --               --




See Notes to Consolidated Financial Statements.

DECEMBER 31,                                                                                         1993                   1992
- --------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                      $ 35,367,959           $ 36,891,211
Interest-bearing deposits with other banks                                                      2,970,000              3,630,000
Investment securities (estimated market value
   $287,864,516 and $221,457,804, respectively)                                               286,771,119            219,522,717

Loans, net of unearned discounts                                                              278,537,938            273,476,523
Less allowance for possible loan losses                                                         3,041,737              3,063,677
                                                                                             ------------           ------------
    Loans, net                                                                                275,496,201            270,412,846
                                                                                             ------------           ------------

Receivables from affiliates                                                                     1,967,549              2,064,961
Customers' liability under acceptances                                                            201,669                263,107
Premises and equipment, net                                                                     2,552,003              2,583,633
Accrued interest receivable                                                                     3,329,610              2,865,009
Other assets                                                                                    2,493,012              2,489,681
                                                                                             $611,149,122           $540,723,165
                                                                                             ============           ============

Liabilities and Shareholders' Equity
Noninterest-bearing deposits                                                                 $174,285,560           $159,418,817
Interest-bearing deposits                                                                     310,964,725            320,574,171
                                                                                             ------------           ------------
    Total deposits                                                                            485,250,285            479,992,988

Securities sold under agreements to repurchase                                                 37,225,000              6,642,311
Other short-term borrowings                                                                    13,613,964              5,760,664
Acceptances outstanding                                                                           201,669                263,107
Due to factoring clients                                                                          468,550                822,136
Accrued expenses and other liabilities                                                          1,896,592              1,848,023
Long-term borrowings -- FHLB                                                                   25,500,000                     --
                                                                                             ------------           ------------
    Total liabilities                                                                         564,156,060            495,329,229
                                                                                             ============           ============

Commitments and contingent liabilities

Shareholders' Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                                      17,926,300             17,926,300
Surplus                                                                                        18,414,000             18,414,000
Undivided profits                                                                               9,918,272              9,053,636
Net unrealized appreciation on securities
    available for sale, net of tax effect                                                         734,490                     --
    Total shareholders' equity                                                                 46,993,062             45,393,936
                                                                                             ------------           ------------
                                                                                             $611,149,122           $540,723,165
                                                                                             ============           ============





See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following summarizes the significant accounting policies of Sterling Bancorp ("the parent company") and its subsidiaries. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries.

Principles of Consolidation The consolidated financial statements include the accounts of the parent company and its subsidiaries, principally Sterling National Bank & Trust Company of New York ("the bank"), after elimination of material intercompany transactions.

General Accounting Policies The Company follows generally accepted accounting principles and prevailing practices within the banking industry. Certain reclassifications have been made to the 1992 and 1991 financial statements to conform to the current presentation.

Investment Securities The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of December 31, 1993. SFAS No. 115 requires, among other things, that securities designated as available for sale be revalued at each period end with the unrealized gain or loss, net of tax effect, recorded as an element of shareholders' equity.
         Securities are designated as available for sale or held to maturity at the time of acquisition. Securities which the Company will hold for an indefinite period of time and which might be sold in the future as part of efforts to manage interest rate risk or in response to changes in interest rates, changes in prepayment risk, changes in market conditions or economic factors, are classified as available for sale and carried at estimated market values. Net aggregate unrealized gains or losses are included in a valuation allowance account and are shown, net of taxes, as a component of shareholders' equity. Securities which the Company has the positive intent and ability to hold to maturity are designated as held to maturity and are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity. Interest and dividends on securities are reported in interest income. Gains and losses realized on sales of securities are determined on the specific identification method and are reported as gain on sale of securities in noninterest income.

Loans Loans are reported at their principal amount outstanding, net of unearned discounts and unamortized nonrefundable fees and direct costs associated with their origination or acquisition. Interest earned on loans without discounts is credited to income based on loan principal amounts outstanding at appropriate interest rates. Material origination fees net of direct costs and discounts on loans are credited to income over the terms of the loans using a method which results in an approximate level rate of return. When it is determined as a result of evaluation procedures that the payment of principal on a loan is doubtful of collection, or when interest on a loan is 90 days past due, the loan is placed on a non-accrual basis. At such time, the accrual of interest is discontinued, and any previously accrued but unpaid interest on such loan is reversed against interest income of the current period. Subsequent payments are applied to either principal or recorded as interest income based on management's assessment of the ultimate collectibility of principal and interest.

Allowance for Possible Loan Losses The allowance for possible loan losses, which is available for losses incurred in the loan portfolio, is increased by a provision charged to expense and decreased by charge-offs, net of recoveries.
         The provision charged to expense is based on management's evaluation of the adequacy of the allowance for possible loan losses, which encompasses consideration of past loss experience and other factors, including changes in the composition and volume of the loan portfolio, current economic conditions and the relationship of the allowance to the loan portfolio.

Excess Cost Over Equity in Net Assets of the Banking Subsidiary Since the bank was acquired by the parent company prior to October 31, 1970 and the excess cost over equity in net assets has a continuing value, this excess is not being amortized.

Premises and Equipment Premises and equipment, excluding land, are stated at cost less accumulated depreciation and amortization. Land is reported at cost. Depreciation is computed on a straight-line basis and is charged to noninterest expenses over the estimated useful lives of the related assets. Amortization of leasehold improvements is charged to noninterest expenses over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Maintenance, repairs and minor improvements are charged to noninterest expenses as incurred.

Income Taxes The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" as of January 1, 1993. The adoption of SFAS No. 109 had no effect on the Company's results of operations. SFAS No. 109 requires a change to the asset and liability method of accounting for income taxes from deferred method of accounting for income taxes previously followed. Deferred income tax expense (benefit) under SFAS No. 109 is determined by recognizing deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed and a valuation allowance provided for that portion of the assets for which it is more likely than not that it will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
         For income tax purposes, the Company files: a consolidated Federal income tax return; combined New York State and New York City income tax returns; and separate state income tax returns for its out-of-state subsidiaries. The parent company either pays or collects on account of current income taxes to or from its subsidiaries. The provision for income taxes for each subsidiary is recorded as if separate income tax returns had been filed. Income taxes currently payable or receivable by each subsidiary are paid to or received from the parent company.

Statements of Cash Flows For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

Earnings (Loss) Per Average Common Shares Primary earnings (loss) per average common share is computed by dividing net income (loss) by the average number of common and common equivalent shares outstanding during the period. Common shares outstanding exclude treasury shares. Common equivalent shares include Series D convertible preferred shares released to participant accounts under the provisions of the Company's Employee Stock Ownership Plan and the dilutive effect of outstanding stock options. Series B convertible preferred shares, considered common stock equivalents, were not significant in any period and have been excluded.
         The average common shares outstanding in the computation of fully diluted earnings per share includes the common shares outstanding adjusted for the assumed conversion of convertible subordinated debentures and preferred shares and the additional dilutive effect of outstanding stock options. Net income is adjusted for interest and amortization of debt expense (after tax effect) on the convertible subordinated debentures. Earnings (loss) per average common share on a fully diluted basis have not been presented for 1992 and 1991 because the effects would be antidilutive.

NOTE 2. CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were $11,473,000 and $8,290,000 at December 31, 1993 and 1992,
respectively. Average required reserves during 1993 and 1992 were $7,976,000 and $7,183,000, respectively.

NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                                  GROSS            GROSS             ESTIMATED
                                                            AMORTIZED          UNREALIZED        UNREALIZED            MARKET
DECEMBER 31, 1993                                             COST                GAINS            LOSSES              VALUE
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies                     $ 82,955,173        $1,558,045         $197,877          $ 84,315,341
Federal Reserve Bank and other equity securities              6,809,438             1,360            1,035             6,809,763
                                                           ------------        ----------         --------          ------------
  Total                                                    $ 89,764,611        $1,559,405         $198,912          $ 91,125,104
                                                           ============        ==========         ========          ============

The carrying value and estimated market value of securities held to maturity are as follows:

                                                                                  GROSS            GROSS             ESTIMATED
                                                            CARRYING           UNREALIZED        UNREALIZED            MARKET
DECEMBER 31, 1993                                             VALUE               GAINS            LOSSES              VALUE
- --------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies                                             $179,051,269        $1,747,037         $672,987          $180,125,319
Obligations of states and political subdivisions                 29,964             2,000               --                31,964
Debt securities issued by foreign governments                 4,500,000                --               --             4,500,000
Corporate debt securities                                     2,005,131               902              114             2,005,919
Other debt securities                                        10,104,323            59,726           43,167            10,120,882
                                                           ------------        ----------         --------          ------------
  Total                                                    $195,690,687        $1,809,665         $716,268          $196,784,084
                                                           ============        ==========         ========          ============

                                                                                  GROSS            GROSS              ESTIMATED
                                                            CARRYING           UNREALIZED        UNREALIZED             MARKET
DECEMBER 31, 1992                                             VALUE               GAINS            LOSSES               VALUE
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  government corporations and agencies                     $182,359,785         $1,928,976        $413,040          $183,875,721
Obligations of states and political subdivisions                178,493              1,467           1,569               178,391
Debt securities issued by foreign governments                 4,500,000                 --              --             4,500,000
Corporate debt securities                                    10,654,697             67,652              --            10,722,349
Other debt securities                                        18,566,821            350,851              --            18,917,672
Federal Reserve Bank and other equity securities              3,311,039            128,122           5,813             3,433,348
                                                           ------------         ----------        --------          ------------
  Total                                                    $219,570,835         $2,477,068        $420,422          $221,627,481
                                                           ============         ==========        ========          ============

         The following tables present information regarding securities available for sale and securities held to maturity at December 31, 1993, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                                    ESTIMATED
                                                                                               AMORTIZED             MARKET
SECURITIES AVAILABLE FOR SALE                                                                     COST                VALUE
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S. government corporations and agencies
  Due within 1 year                                                                           $ 18,512,752          $ 18,528,563
  Due after 1 year but within 5 years                                                           27,514,299            28,788,752
  Due after 5 years but within 10 years                                                         36,928,122            36,998,026
                                                                                              ------------          ------------
     Total                                                                                      82,955,173            84,315,341
                                                                                              ------------          ------------
Federal Reserve Bank and other equity securities                                                 6,809,438             6,809,763
                                                                                              ------------          ------------
     Total                                                                                    $ 89,764,611          $ 91,125,104
                                                                                              ============          ============

                                                                                                                    ESTIMATED
                                                                                               CARRYING              MARKET
SECURITIES HELD TO MATURITY                                                                     VALUE                 VALUE
- --------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies
     Due after 5 years but within 10 years                                                    $179,051,269          $180,125,319
                                                                                              ------------          ------------
Obligations of states and political subdivisions
     Due after 1 year but within 5 years                                                            29,964                31,964
                                                                                              ------------          ------------
Debt securities issued by Foreign governments and corporate and other debt securities
     Due within 1 year                                                                           3,505,131             3,505,919
     Due after 1 year but within 5 years                                                        13,104,323            13,120,882
                                                                                              ------------          ------------
                                                                                                16,609,454            16,626,801
                                                                                              ------------          ------------
     Total                                                                                    $195,690,687          $196,784,084
                                                                                              ============          ============

         The average yield on the investment securities portfolio, presented in the following table, is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of states and political subdivisions is not stated on a tax-equivalent basis.

                                                                                                                         AVERAGE
DECEMBER 31, 1993                                                                                                        YIELD
- -------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S. government corporations and agencies                                     5.78%
Obligations of states and political subdivisions                                                                          5.74%
Debt securities issued by foreign governments and corporate and other debt securities                                     6.49%

  Total debt securities                                                                                                   5.85%

Federal Reserve Bank and other equity securities                                                                          5.07%

  Total                                                                                                                   5.83%

         There were no sales of securities during 1993. The proceeds from sales of securities were $107,303,906 and $1,013,980 for the years ended December 31, 1992 and 1991, respectively. The gross gains from sales of securities were $1,568,454 and $12,048 for the years ended December 31, 1992 and 1991, respectively; there were no gross losses from sales of securities in either year.
         The book value of investment securities pledged to secure public funds on deposit, securities sold under repurchase agreements, advances from the Federal Home Loan Bank of New York and for other purposes required by law amounted to $138,841,000 and $47,910,000 at December 31, 1993 and 1992,
respectively.

NOTE 4. LOANS

DECEMBER 31,                                                                                     1993                  1992
- ---------------------------------------------------------------------------------------------------------------------------
Domestic
    Term Federal funds sold                                                              $ 40,000,000          $ 99,000,000
    Commercial and industrial                                                             218,558,986           150,681,363
    Real estate -- mortgage                                                                34,807,737            36,348,404
    Real estate -- construction                                                             1,665,545             1,605,927
    Installment                                                                             8,402,800             6,257,144
    Other                                                                                          --               982,216
Foreign
    Government and official institutions                                                      789,424               789,424
                                                                                         ------------          ------------
    Loans, gross                                                                          304,224,492           295,664,478
    Less unearned discounts                                                                 5,473,671             6,873,839
                                                                                         ------------          ------------
Loans, net of unearned discounts                                                         $298,750,821          $288,790,639
                                                                                         ============          ============

         On June 1, 1993, the parent company purchased, for cash, the assets (principally loans) of Zenith Financial Corporation, a nationwide provider of consumer receivable financing. The purchase price was $7,906,000 and was approximately equal to the book value of the assets acquired.
         Term Federal funds sold represent loans to commercial banks in the United States. There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 83% of the bank's loans are to borrowers located in the metropolitan New York area.
         Non-accrual loans at December 31, 1993 and 1992 totalled $2,297,320 and $3,309,492 respectively. There were no reduced rate loans at December 31, 1993 or 1992. The interest income that would have been earned on non-accrual loans outstanding at December 31, 1993, 1992 and 1991 in accordance with their original terms is estimated to be $169,000, $313,000 and $378,000, respectively, for the years then ended. The applicable interest income actually realized for the aforementioned years was $98,000, $72,000 and $16,000, respectively. At the end of these years there were no commitments to lend additional funds on non-accrual loans.
         Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the bank, its parent company, or any of its affiliated companies or for the benefit of corporations in which they have a beneficial interest. There were no outstanding balances on such loans at December 31,1993 or 1992. No new loans were made during either year and $8,000, which represented the outstanding balance at December 31, 1991, was collected during 1992.

NOTE 5. CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

YEARS ENDED DECEMBER 31,                                                         1993                 1992                 1991
- --------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                               $3,177,121           $3,733,910           $3,373,006
Provision for possible loan losses                                            690,000            1,290,000            8,000,000
                                                                           ----------           ----------           ----------
                                                                            3,867,121            5,023,910           11,373,006
                                                                           ----------           ----------           ----------
Less charge-offs, net of recoveries
  Charge-offs                                                                 714,976            1,918,895            7,690,219
  Recoveries                                                                  (52,175)             (72,106)             (51,123)
                                                                           ----------           ----------           ----------
     Net charge-offs                                                          662,801            1,846,789            7,639,096
                                                                           ----------           ----------           ----------
Allowance - acquired portfolio                                                209,627                   --                   --
                                                                           ----------           ----------           ----------
Balance at end of year                                                     $3,413,947           $3,177,121           $3,733,910
                                                                           ==========           ==========           ==========

         During the third quarter of 1991, a single large borrower of the bank filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In light of this and based upon management's continuing evaluation of the collectibility of the loan portfolio, an $8,000,000 addition was made to the allowance and $7,275,000 of a loan to this borrower was charged-off.
         On June 1, 1993, the parent company purchased for cash the assets (principally loans) of Zenith Financial Corporation a nationwide provider of consumer receivables financing. The purchase price included the allowance for loan losses of $209,627.

NOTE 6. INTEREST-BEARING DEPOSITS

Foreign deposits totalled $2,670,000 and $3,330,000 at December 31, 1993 and 1992, respectively.

YEARS ENDED DECEMBER 31,                                                         1993                 1992                  1991
- --------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest-bearing deposits in domestic offices                            $6,438,900           $7,769,930           $13,771,091
  Interest-bearing deposits in foreign offices                                 79,241              158,242               322,013
                                                                           ----------           ----------           -----------
     Total                                                                 $6,518,141           $7,928,172           $14,093,104
                                                                           ==========           ==========           ===========

         The aggregate of domestic time certificates of deposit in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below; there were no foreign time certificates of deposits:

YEARS ENDED DECEMBER 31,                                                         1993                 1992                  1991
- --------------------------------------------------------------------------------------------------------------------------------
Remaining Maturity Range
  Three months or less                                                    $62,391,007          $63,095,562           $52,753,208
  More than three months through six months                                15,656,912            7,393,317             6,097,018
  More than six months through twelve months                                1,613,158            2,662,500               899,414
  More than twelve months                                                   1,329,289              392,549               284,217
                                                                          -----------          -----------           -----------
     Total                                                                $80,990,366          $73,543,928           $60,033,857
                                                                          ===========          ===========           ===========
Interest expense                                                          $ 1,700,241          $ 1,956,149           $ 4,543,771
                                                                          ===========          ===========           ===========

NOTE 7. SHORT-TERM BORROWINGS

                                                                                 1993                 1992                 1991
- --------------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements
At December 31     -- Balance                                             $37,225,000          $ 6,642,311          $ 5,282,250
                   -- Average interest rate                                      2.83%                2.74%                4.40%
                   -- Average original maturity                              100 days              30 days              31 days
During the year    -- Maximum month-end balance                            52,481,192           14,856,000           18,271,000
                   -- Daily average balance                                31,315,000           11,593,000           15,796,000
                   -- Average interest rate paid                                 2.86%                3.41%                5.70%
                   -- Range of interest rates paid                          2.50-3.31%            2.7-4.55%            4.15-7.4%
                                                                          ===========          ===========          ===========
Commercial paper
At December 31     -- Balance                                             $14,320,400          $14,081,200          $19,930,900
                   -- Average interest rate                                      2.85%                2.98%                4.61%
                   -- Average original maturity                               39 days              48 days              35 days
During the year    -- Maximum month-end balance                            20,936,500           19,839,000           20,979,000
                   -- Daily average balance                                14,221,000           14,765,000           19,506,000
                   -- Average interest rate paid                                 2.89%                3.70%                5.96%
                   -- Range of interest rates paid                          2.50-3.30%           2.55-4.35%          3.65-7.175%
                                                                          ===========          ===========           ===========

        Other short-term borrowings include collateralized advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. The Federal Home Loan Bank advances are repayable in October, 1994 at rates ranging between 3.74% and 3.80%. At December 31, 1993, the aggregate of such advances was $6,000,000 at an average rate of 3.75%. There were no Federal Home Loan Bank advances at December 31, 1992.
        The parent company has agreements with its line banks to pay a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 1993, these back-up bank lines of credit totalled $15,000,000. No lines were used at any time during 1993 and 1992.

NOTE 8. LONG-TERM CONVERTIBLE SUBORDINATED DEBENTURES

The parent company's floating interest rate convertible subordinated debentures are traded on the New York Stock Exchange. A summary of changes in these debentures follows (amounts in thousands):

                                                                                  MATURITY DATES
                                                                    -------------------------------------------
                                                                              JULY 1,                     NOV. 1,
                                                                  ---------------------------------       -------
                                                                   1992         1994          1996          1998         Total
- ------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                      $5,851       $7,773       $12,536       $14,991       $41,151
Repayments, conversions and retirements during the year           (5,851)         (17)           --          (117)       (5,985)
                                                                  ------       ------       -------       -------       -------
Balance at December 31, 1992                                      $   --        7,756        12,536        14,874        35,166
                                                                  ======
Repayments, conversions and retirements during the year                        (7,756)         (476)          (42)       (8,274)
                                                                               ------       -------       -------       -------
Balance at December 31, 1993                                                   $   --       $12,060       $14,832       $26,892
                                                                               ======       =======       =======       =======
Estimated market value at December 31, 1993                                    $   --       $11,351       $13,998       $25,349
                                                                               ======       =======       =======       =======

         The debentures bear interest at a floating interest rate equal to one half of one percent (1/2%) above the daily average reference rate of interest of a designated major New York City bank, payable semi-annually. The daily average interest rates for the six month interest periods ended December 31, 1993, June 30, 1993, December 31, 1992, June 30, 1992, December 31, 1991, June
30, 1991 were 6.50% and 6.50%, 6.60% and 7.05%, 8.70% and 9.70%, respectively.
The debentures are convertible into common shares of the parent company. The conversion rate is subject to anti-dilution provisions of the indenture. The following table presents selected information regarding the debentures:

                                    AMOUNT
  ISSUE          MATURITY         INITIALLY      CONVERSION
  DATE             DATE            ISSUED           PRICE
- --------         --------        ----------        -------
 6/27/85           7/1/96        $15,000,000        $12.00
10/17/88          11/1/98         15,000,000        $12.50

         On January 19, 1993, the parent company prepaid the principal amount, plus accrued interest, of the convertible subordinated debentures due July 1, 1994.

NOTE 9. OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York (FHLBNY), as follows:

                                                DECEMBER 31,
INTEREST RATES AND MATURITY DATES                   1993
- ------------------------------------------------------------
4.33%, due 1995                                  $ 3,000,000
4.50% to 4.61%, due 1996                           4,500,000
4.84% to 5.20%, due 1997                           3,500,000
5.05% to 5.44%, due 1998                          12,750,000
5.68%, due 1999                                      350,000
5.92%, due 2000                                      350,000
6.07%, due 2001                                      350,000
6.22%, due 2002                                      350,000
6.37%, due 2003                                      350,000
                                                 -----------
  Total                                          $25,500,000
                                                 ===========
  Weighted average interest rate                       4.94%
                                                       =====

         Under the terms of a collateral agreement with the FHLBNY, advances are secured by stock in the FHLBNY and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding.

NOTE 10. PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. At December 31, 1993, two series of preferred stock had been issued -- Series B and Series D.
         The following table presents information regarding the parent company's preferred stock:

DECEMBER 31,                                            1993                1992
- --------------------------------------------------------------------------------
Series B shares. Authorized
  4,389 shares; issued and
  outstanding - 1,288 shares,
     at liquidation value                         $   25,760             $25,760
                                                  ----------             -------
Series D shares. Authorized
  300,000 shares; issued and
  outstanding - 250,000 shares,
     at liquidation value                          2,500,000                  --
  Less market value
     guarantee feature                               562,500                  --
                                                  ----------             -------
                                                   1,937,500                  --
                                                  ----------             -------
     Total                                        $1,963,260             $25,760
                                                  ==========             =======

SERIES B
Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. In 1993, 1992 and 1991, respectively, $-0-, $-0- and $580 of Series B shares were converted. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and shall vote together as one class with the holders of the common shares of the parent company.

SERIES D
Series D shares may only be issued to the trustee acting on behalf of an employee stock ownership plan ("ESOP") or other employee benefit plan of the Company. The Series D shares are convertible into common shares of the parent company at the specified conversion price of $10.00 (subject to adjustment). During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. A transfer is made out of shareholders' equity to the extent that the aggregate value of the outstanding Series D shares at the specified conversion price exceeds the aggregate market value of the same number of common shares ("market value guarantee feature"). At December 31, 1993 such amount was $562,500. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and shall vote together as one class with the holders of the common shares of the parent company. The holders of these shares are entitled to receive

$10 per share and certain other preferences on liquidation, dissolution or winding up. See note 14 for a discussion of the Company's ESOP.

NOTE 11. COMMON STOCK

Number of shares reserved for issuance:

                                                        1993                1992
- --------------------------------------------------------------------------------
Conversion of subordinated
debentures
Floating rate due  7/1/94                                 --             705,091
Floating rate due  7/1/96                          1,005,000           1,044,667
Floating rate due 11/1/98                          1,186,560           1,189,920
Conversion of Series B
preferred shares                                       2,576               2,576
Conversion of Series D
preferred shares                                     300,000                  --
                                                   ---------           ---------
                                                   2,494,136           2,942,254
                                                   =========           =========
Number of shares out-
standing at December 31,                           6,346,212           6,345,608
                                                   =========           =========
Number of shareholders at
December 31,                                           2,797               3,013
                                                   =========           =========

NOTE 12. RESTRICTIONS ON THE BANK

Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its non-bank subsidiaries. All national banks are limited in the payment of dividends without the approval of the Comptroller of the Currency (the Comptroller) to an amount not to exceed the net profits (as defined) for that year to date combined with its retained net profits for the preceding two calendar years. The bank with the Comptroller's approval paid dividends aggregating $37,330,000 in 1992 (significantly exceeding net profits) and in 1993 paid dividends substantially equal to the bank's net profits for the year ended December 31, 1993.

NOTE 13. STOCK INCENTIVE PLANS

In April 1984, the shareholders approved a Restricted Stock Incentive Plan which provided for the issuance of a maximum of 250,000 shares to key employees. The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. In 1993, 1992 and 1991 such forfeitures were -0-, 400 and -0- shares, respectively. On January 2, 1987, 20,000 shares (including some previously forfeited) were awarded from Treasury shares. These awards vested to recipients over a five year period at the rate of 20% per year. On December 19, 1991, 7,800 shares (from previously forfeited) were issued from Treasury shares and vested to recipients over a one year period. Unearned compensation was amortized as a charge to noninterest expenses over a five year period for the 1987 awards and over a one year period for the 1991 awards. The balance of unearned compensation resulting from these awards was shown as a reduction of shareholders' equity. For income tax purposes, the Company was entitled to a deduction in an amount equal to the average market value of the shares on the vesting date and dividends paid on shares for which restrictions had not lapsed.
         In April 1992, shareholders approved a Stock Incentive Plan covering up to 100,000 common shares of the Company under which key employees of the Company and its subsidiaries could be granted options to purchase such common shares at prices equal to their fair market value on the date of grant. During 1993, options to purchase all 100,000 common shares were granted at prices of $7.25 or $8.00. Options are exercisable starting one year from the date of grant or upon the death or disability of the grantee. The plan is administered by the Incentive Compensation Committee of the Board of Directors. No expense is required to be recognized in connection with options granted under the plan. Amounts received upon exercise of options are recorded as common stock and capital surplus.

NOTE 14. EMPLOYEE STOCK OWNERSHIP PLAN

On March 5, 1993, the Company established an Employee Stock Ownership Plan ("ESOP"). This plan covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. During 1993, the parent company issued 250,000 shares of Series D preferred stock at a price of $10.00 per share to the Company's ESOP trust. The trust borrowed $2,500,000 from the bank to pay for the shares. Since the ESOP trust borrowed from the bank, a deduction was made from shareholders' equity to reflect the unearned compensation for the shares. The unearned compensation is reduced as payments are made on the loan. In addition, because the parent company has guaranteed a liquidation and conversion price of $10.00 per share, the difference between $10.00 and the year end market price of the parent company common stock into which the oustanding Series D shares are convertible ($562,500) has been reflected outside shareholders' equity less its related share of unearned compensation for the unallocated shares ($539,523).
         The ESOP loan is at a fixed interest rate for a term of ten years with quarterly payments of interest only through December 31, 1995. Quarterly principal payments at an annual rate of $250,000 and $350,000 commence on March 31, 1996 and March 31, 1999, respectively, plus interest. The bank match-funded the ESOP loan with collateralized advances from the Federal Home Loan Bank of New York. The ESOP shares, pledged as collateral for the ESOP loan, are held in a suspense account and released for allocation among the participants as principal and interest on the ESOP loan is repaid. Under the terms of the ESOP, participants may vote both allocated and unallocated shares.
         The Company makes quarterly contributions to the ESOP equal to the debt service on the ESOP loan less dividends paid on the ESOP shares. All dividends paid are used for debt service. ESOP shares released from the suspense account are allocated among the participants on the basis of salary in the year of allocation. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned compensation in the consolidated balance sheet. As shares are released from the suspense account, the Company recognizes compensation expense equal to the current market price of the common shares into which the preferred shares are convertible, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares are recorded as a reduction of accrued interest payable; dividends on allocated ESOP shares will be recorded as a reduction of retained earnings.
         Compensation expense was $102,120 for 1993, with a corresponding reduction in unearned compensation. As of December 31, 1993, no shares had been allocated; 10,212 shares had been released for allocation and 239,788 shares were not released ("unallocated"). The fair value of unallocated shares at December 31, 1993 was $2,397,880. In accordance with the terms of the ESOP loan, interest payments totalling $156,771 were made for the year ended December 31, 1993. During 1993, dividends of $127,594 were paid on the Series D preferred shares and the Company made contributions of $29,177.

NOTE 15. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan that covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act funding standards.
         The following table sets forth the pension plan funded status:

DECEMBER 31,                                                                                          1993                  1992
- --------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations
  Accumulated benefit obligation, including vested benefits
     of ($5,621,589) and ($3,976,080), respectively                                            $(6,223,391)          $(4,464,595)
                                                                                               ===========           ===========

Projected benefit obligations for service rendered to date                                     $(8,673,674)          $(6,814,871)
Plan assets at fair value (U.S. Treasury securities, insurance
  contract and listed stock)                                                                     7,380,868             6,556,449
                                                                                               -----------           -----------
Funded status                                                                                   (1,292,806)            ( 258,422)
Unrecognized net loss                                                                            2,273,477               949,902
                                                                                               -----------           -----------
  Prepaid pension cost                                                                         $   980,671           $   691,480
                                                                                               ===========           ===========

         Net pension expense included the following components:

YEARS ENDED DECEMBER 31,                                                            1993                1992                1991
- --------------------------------------------------------------------------------------------------------------------------------
Service cost                                                                    $403,074            $410,597           $405,003
Interest cost                                                                    582,544             504,358            413,755
Return on assets                                                                (265,969)           (525,289)          (382,358)
Deferral of asset (loss) gain                                                   (248,273)            105,643             20,410
                                                                                --------            --------           --------
     Total included in employee benefits                                        $471,376            $495,309           $456,810
                                                                                ========            ========           ========

         In determining the actuarial present value of the projected benefit obligation, the rate of increase in future compensation levels was 4% and 5% and the weighted average discount rate used was 7.25% and 8.5% for December 31, 1993 and 1992, respectively. The expected long-term rate of return of Retirement Plan assets was 8%.
         There were no contributions to the profit-sharing plans for the years ended December 31, 1993, 1992 and 1991. During 1993 in connection with the establishment of an Employee Stock Ownership Plan, the Company's Board of Directors determined to cease contributions to the profit sharing plans; all participants in the plans became fully vested.
         In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Pensions." Under Statement 106, which is effective for fiscal years beginning after December 15, 1992, the cost of postretirement benefits other than pensions must be recognized on an accrual basis as employees perform services to earn the benefits. The parent company and its nonbank subsidiaries provide to all non-union employees, postretirement life insurance benefits. The Company has adopted SFAS No. 106 as of January 1, 1993 and such adoption has not had a significant impact on its results of operations.

NOTE 16. INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

YEARS ENDED DECEMBER 31,                                                         1993                 1992                  1991
- --------------------------------------------------------------------------------------------------------------------------------
FEDERAL
  Current                                                                  $1,549,307           $  982,225           $(1,923,710)
  Deferred                                                                     (8,825)             175,773              (276,890)
                                                                           ----------           ----------          -----------
     Total                                                                 $1,540,482           $1,157,998           $(2,200,600)
                                                                           ==========           ==========           ===========

STATE AND LOCAL
  Current                                                                  $1,100,532           $  637,586           $   164,449
  Deferred                                                                    (13,289)             (10,268)              (10,232)
                                                                           ----------           ----------           -----------
     Total                                                                 $1,087,243           $  627,318           $   154,217
                                                                           ==========           ==========           ===========

TOTAL
  Current                                                                  $2,649,839           $1,619,811           $(1,759,261)
  Deferred                                                                    (22,114)             165,505              (287,122)
                                                                           ----------           ----------           -----------
     Total                                                                 $2,627,725           $1,785,316           $(2,046,383)
                                                                           ==========           ==========           ===========

         Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:

YEARS ENDED DECEMBER 31,                                                         1993                 1992                  1991
- --------------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                            34%                  34%                    34%
Computed tax                                                               $1,966,261           $1,483,260           $(2,291,086)
Increase (decrease) in tax resulting from
  State and local taxes, net of Federal income tax benefit                    717,580              414,030               101,784
  Other, net                                                                  (56,116)            (111,974)              142,919
                                                                           ----------           ----------           -----------
     Total                                                                 $2,627,725           $1,785,316           $(2,046,383)
                                                                           ==========           ==========           ===========

         The deferred income tax provisions (benefits) result from timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The source of these differences and the tax effect of each are as follows:

YEARS ENDED DECEMBER 31,                                                                              1992                  1991
- --------------------------------------------------------------------------------------------------------------------------------
Provision for possible loan losses                                                              $  189,308           $  (263,402)
Accretion of discounts on investment securities                                                       (853)                 (770)
Deferred compensation                                                                              (22,950)              (22,950)
                                                                                                ----------           -----------
     Total                                                                                      $  165,505           $  (287,122)
                                                                                                ==========           ===========

The components of the net deferred tax asset are as follows:

DECEMBER 31,                                                                                                                1993
- --------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets
  Difference between financial statement provision
     for possible loan losses and tax bad debt deduction                                                              $1,097,248
  Non-accrual interest                                                                                                 1,095,573
  Deferred compensation                                                                                                  131,768
  Other                                                                                                                    2,434
                                                                                                                      ----------
     Total deferred tax assets                                                                                         2,327,023
                                                                                                                      ----------
Deferred tax liabilities
  Pension and benefit plans                                                                                              377,600
  Valuation account for securities
     available for sale                                                                                                  625,678
  Other                                                                                                                  214,760
                                                                                                                      ----------
     Total deferred tax liabilities                                                                                    1,218,038
                                                                                                                      ----------
Net deferred tax asset                                                                                                $1,108,985
                                                                                                                      ==========

         Federal income tax returns of the Company for all years through December 31, 1987 have been settled with the Internal Revenue Service.
         The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" as of January 1, 1993. The adoption of SFAS No. 109 had no effect on the Company's results of operations.
         Taxes, other than taxes on income, are charged against other expenses and amounted to $1,160,770, $1,075,774, and $984,413 for the years ended December 31, 1993, 1992 and 1991, respectively.

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENT DISCLOSURES

Statement of Financial Accounting Standards ("SFAS") No.107 "Disclosures about Fair Value of Financial Instruments" requires the Company to disclose the "fair values" of certain financial instruments for which it is practical to estimate "fair value". SFAS No. 107 defines a "financial instrument" as cash, evidence of ownership in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument. "Fair value" is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.
         Much of the information used to arrive at fair value is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimated cash flows, risk characteristics, credit quality and interest rates all of which are subject to change. With the exception of investment securities and long-term debt, the Company's financial instruments are not readily marketable and market prices do not exist. Since negotiated prices for the instruments which are not readily marketable depend greatly on the motivation of the buyer and seller, the amounts which will actually be realized or paid per settlement or maturity of these instruments could be significantly different.
         The following disclosures represent the Company's best estimate of the "fair value" of both on- and off-balance sheet financial instruments. The tables present, for each class of financial instrument: (1) the assumptions and methods which were utilized to estimate, where practical to do so, the fair values, (2) book values and (3) calculated estimates of fair value.

Financial Instruments with Book Value Equal to Fair Value The book value of cash and due from banks, interest-bearing deposits with other banks, customer liabilities under acceptances, accrued interest receivable, agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, due to factored clients, and accrued interest payable, as a result of their short-term nature, is considered to be equal to fair value.

Investment Securities For investment securities, fair value has been based upon current market quotations, where available. If quoted market prices are not available, fair value has been estimated based upon the quoted price of similar instruments.

Loans Substantially all the Company's loans reprice within 90 days reflecting changes in the base rate. Accordingly, the fair value of these loans, net of unearned discounts, is equal to their book value. For other loans, the estimated fair value is calculated based on discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities. These calculations have been adjusted for credit risk based on the Company's historical credit loss experience.
         The estimated fair value for secured non-accrual loans is the value of the underlying collateral which is sufficient to repay each loan. For other non-accrual loans, the estimated fair value represents book value less a credit risk adjustment based on the Company's historical credit loss experience.

Deposits SFAS No. 107 requires that the fair value of demand, savings, NOW and certain money market deposits be equal to their book value. The Company believes that the fair value of these deposits is clearly greater than that prescribed by SFAS No. 107.
         For other types of deposits with fixed maturities, fair value has been estimated based upon interest rates currently being offered on deposits with similar characteristics and maturities.

Long-Term Debt The fair value of the Company's convertible subordinated debentures is based on current market quotations. For other long-term borrowings, the estimated fair value is calculated based on discounted cash flow analyses, using interest rates currently being quoted for similar borrowings and maturities.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees The notional amount of off-balance sheet commitments to extend credit, standby letters of credit, and financial guarantees, is considered equal to fair value. Resulting from the uncertainty involved in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the notional value of the commitment.

         The following is a summary of the book values and estimated fair values of the Company's financial assets and liabilities:

                                                                         1993                                1992
                                                            -------------------------------     -------------------------------
                                                               BOOK             ESTIMATED           BOOK            ESTIMATED
DECEMBER 31,                                                   VALUE           FAIR VALUE           VALUE          FAIR VALUE
- --------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks                                   $ 35,975,787       $ 35,975,787      $ 37,168,675       $ 37,168,675
  Interest-bearing deposits with other banks                   2,970,000          2,970,000         3,630,000          3,630,000
  Investment securities                                      286,815,791        287,909,188       219,570,835        221,627,481
  Loans, net                                                 295,336,874        295,580,936       285,613,518        285,983,000
  Customers' liability under acceptances                         201,669            201,669           263,107            263,107
  Accrued interest receivable                                  3,501,850          3,501,850         2,872,719          2,872,719

FINANCIAL LIABILITIES
  Demand, NOW, savings and money market deposits             365,713,170        365,713,170       363,359,371        363,359,371
  Time deposits                                              107,272,756        107,325,000        92,800,068         92,860,000
  Securities sold under repurchase agreements                 37,225,000         37,225,000         6,642,311          6,642,311
  Commercial paper                                            14,320,400         14,320,400        14,081,200         14,081,200
  Other short-term borrowings                                 13,613,964         13,613,964         5,760,664          5,760,664
  Acceptances outstanding                                        201,669            201,669           263,107            263,107
  Due to factoring clients                                     5,784,952          5,784,952         5,746,349          5,746,349
  Accrued interest payable                                     1,716,143          1,716,143         1,929,513          1,929,513
  Long-term convertible subordinated debentures               26,892,000         25,349,000        35,166,000         31,741,000
  Other long-term borrowings                                  25,500,000         25,163,000                --                 --

NOTE 18. PARENT COMPANY

CONDENSED BALANCE SHEETS

DECEMBER 31,                                                                                          1993                  1992
- --------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                       $    163,234          $    116,748
Interest-bearing deposits -- banking subsidiary                                                 11,951,815            23,171,000

Loans, net of unearned discounts                                                                15,326,201             8,000,000
  Less allowance for possible loan losses                                                          259,627                    --
                                                                                              ------------          ------------
  Loans, net                                                                                    15,066,574             8,000,000
                                                                                              ------------          ------------
Investment in subsidiaries
  Bank                                                                                          68,143,245            66,544,400
  Others                                                                                         2,783,154             2,616,021
Due from subsidiaries                                                                            1,170,984             1,543,711
Other assets                                                                                     2,159,066             2,879,901
                                                                                              ------------          ------------
                                                                                              $101,438,072          $104,871,781
                                                                                              ============          ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                                              $ 14,320,400          $ 14,081,200
Due to subsidiaries                                                                              2,818,442             3,126,562
Accrued expenses and other liabilities                                                           2,050,555             2,348,014
Long-term convertible subordinated debt                                                         26,892,000            35,166,000
Other long-term borrowings                                                                       2,500,000                    --
Shareholders' equity                                                                            52,856,675            50,150,005
                                                                                              ------------          ------------
                                                                                              $101,438,072          $104,871,781
                                                                                              ============          ============

CONDENSED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                                         1993                 1992                  1991
- --------------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends and interest from
  Banking subsidiary                                                       $2,598,857          $37,323,859           $ 2,688,473
  Other subsidiaries                                                               --              245,000             2,910,264
Management and service fees from
  Banking subsidiary                                                        1,106,522              479,650               424,397
  Other subsidiaries                                                          111,600              111,600               141,600
Interest and fees on loans                                                  1,579,181              171,752                    --
Other                                                                         363,509              847,348               541,351
                                                                           ----------          -----------           -----------
                                                                            5,759,669           39,179,209             6,706,085
                                                                           ----------          -----------           -----------
EXPENSES
Interest expense                                                            2,333,077            3,067,361             5,494,992
Provision for possible loan losses                                             50,000                   --                    --
Salaries and employee benefits                                              1,035,811            1,157,517             1,396,575
Computer service fees and rent paid to banking subsidiary                      58,688               58,846                62,705
Other                                                                         645,596              676,619               749,363
                                                                           ----------          -----------           -----------
                                                                            4,123,172            4,960,343             7,703,635
                                                                           ----------          -----------           -----------
Income (Loss) before income taxes and equity in undistributed
  net income (loss) of subsidiaries                                         1,636,497           34,218,866              (997,550)
Provision (Benefit) for income taxes                                         (487,283)          (1,732,158)           (2,203,737)
                                                                           ----------          -----------           -----------
                                                                            2,123,780           35,951,024             1,206,187
Equity in undistributed net income (loss) of subsidiaries                   1,031,617          (33,373,810)           (5,898,292)
                                                                           ----------          -----------           -----------
Net income (loss)                                                          $3,155,397          $ 2,577,214           $(4,692,105)
                                                                           ==========          ===========           ===========

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                         1993                 1992                  1991
- --------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income (loss)                                                        $3,155,397          $ 2,577,214           $(4,692,105)
  Adjustments to reconcile net income (loss) to net cash from operating activities
     Provision for possible loan losses                                        50,000                   --                    --
     Amortization of unearned compensation                                    102,120               44,400                57,000
     (Increase) Decrease in accrued interest receivable                      (124,554)              (7,586)                  550
     Decrease in accrued expenses and other liabilities                      (320,436)            (613,240)             (561,736)
     Decrease in due to subsidiaries, net                                    (308,120)          (1,680,536)              (59,256)
     Equity in undistributed net (income)
       loss of subsidiaries                                                (1,031,292)          33,373,810             5,898,292
     Other, net                                                             1,218,116              380,019            (1,945,517)
                                                                           ==========          ===========           ===========
       Net cash provided (used) by operating activities                     2,741,231           34,074,081            (1,302,772)
                                                                           ==========          ===========           ===========

INVESTING ACTIVITIES
  Net decrease (increase) in interest-bearing
     deposits with banks                                                   11,219,185          (13,104,000)            1,333,000
  Net increase in loans                                                    (7,116,574)          (8,000,000)                   --
  Distributions from subsidiaries                                                  --                   --             3,489,736
  Other, net                                                                       --                  549                28,495
                                                                           ==========          ===========           ===========
       Net cash provided (used) by investing activities                     4,102,611          (21,103,451)            4,851,231
                                                                           ==========          ===========           ===========

FINANCING ACTIVITIES
  Net increase (decrease) in commercial paper                                 239,200           (5,849,700)           (2,500,000)
  Cash dividends paid on preferred and common shares                       (1,269,371)          (1,269,299)           (1,391,108)
  Prepayments and maturities on debentures                                 (8,267,185)          (5,845,130)                   --
  Issuance of Series D preferred shares                                     2,500,000                   --                    --
  Funding provided for purchase of Series D preferred shares               (2,500,000)                  --                    --
  Increase in other long-term borrowings                                    2,500,000                   --                    --
                                                                            ---------                   --                    --
       Net cash used by financing activities                               (6,797,356)         (12,964,129)           (3,891,108)
                                                                           ==========          ===========           ===========
Net increase (decrease) in cash and due from banks                             46,486                6,501              (342,649)
Cash and due from banks -- beginning of year                                  116,748              110,247               452,896
                                                                           ==========          ===========           ===========
Cash and due from banks -- end of year                                     $  163,234          $   116,748           $   110,247
                                                                           ==========          ===========           ===========

Supplemental schedule of non-cash financing activities
  Valuation account for securities
     available for sale                                                   $   734,686          $        --           $        --
  Debenture and preferred stock conversions                                     6,815              139,870                   580
  (Forfeiture) Issuance of treasury shares under
     incentive compensation plan                                                   --               (3,960)               77,220
Supplemental disclosure of cash flow information
  Interest paid                                                             2,811,046            3,715,993             5,882,219
  Income taxes paid                                                         1,178,884            1,667,100               461,223
  Cash paid for assets acquired                                             7,905,912                   --                    --

         The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $2,500,000 at December 31, 1993.

NOTE 19. COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancellable and noncancellable leases for premises and equipment were $1,644,315, $1,525,297 and $1,444,392, respectively, for the years ended December 31, 1993, 1992 and 1991.
  The future minimum rental commitments as of December 31, 1993 under noncancellable leases follow:

                                       RENTAL
YEAR(S)                           COMMITMENTS
- ---------------------------------------------
1994                               $1,459,973
1995                                1,518,336
1996                                1,655,603
1997                                  773,643
1998                                  739,041
1999 and thereafter                 3,241,710
                                   ----------
Total                              $9,388,306
                                   ==========

         Certain of the leases included above have escalation clauses and/or provide that the Company pay maintenance, electric, taxes and other operating expenses applicable to the leased property.
         In the normal course of business, there are various commitments and contingent liabilities outstanding which are properly not recorded on the balance sheet. Management does not anticipate that losses, if any, as a result of these transactions would materially affect the shareholders' equity position of the Company.
         Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $25,383,000 as of December 31, 1993. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termi-nation clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customers' creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.
         Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 1993, these commitments totalled $24,688,388 of which $21,518,646 expired within one year $388,492 within two years and $2,781,250 within three years. Approximately 7% of the commitments were automatically renewable for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1993 varies from -0- percent to 100 percent; the average amount collateralized is approximately 46 percent.
         Various legal proceedings are pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 20. QUARTERLY DATA (UNAUDITED)

1993 QUARTER                                                          MAR 31           JUN 30          SEPT 30           DEC 31
- -------------------------------------------------------------------------------------------------------------------------------
Total interest income                                              $7,916,257       $7,987,457       $8,120,137       $8,516,374
Total interest expense                                              2,496,207        2,498,824        2,504,316        2,668,590
Net interest income                                                 5,420,050        5,488,633        5,615,821        5,847,784
Provision for possible loan losses                                    160,000          160,000          185,000          185,000
Noninterest income                                                    876,966          944,409        1,046,121        1,003,780
Noninterest expenses                                                4,755,475        4,764,565        5,020,035        5,230,367
Income before income taxes                                          1,381,541        1,508,477        1,456,907        1,436,197
Net income                                                            741,764          801,958          805,746          805,929
Earnings per average common share
  Primary                                                                 .12              .12              .13              .13
  Fully diluted                                                           .11              .12              .12              .12
Common stock price
  High                                                                  9 1/8            8 1/2            8 1/4            8 5/8
  Low                                                                   8 1/8            7 1/8            6 7/8            7 5/8
  Quarter -- end                                                        8 1/4            7 1/8            8 1/4            7 3/4

1992 QUARTER                                                           MAR 31           JUN 30          SEPT 30           DEC 31
- -------------------------------------------------------------------------------------------------------------------------------
Total interest income                                              $8,113,351       $7,456,229       $7,663,618       $7,338,590
Total interest expense                                              3,312,426        2,900,266        2,722,936        2,574,415
Net interest income                                                 4,800,925        4,555,963        4,940,682        4,764,175
Provision for possible loan losses                                     85,000          910,000           85,000          210,000
Net security gains                                                         --        1,568,454               --               --
Noninterest income                                                    786,210          851,567          956,334        1,087,397
Noninterest expenses                                                4,434,192        4,682,587        4,769,845        4,772,553
Income before income taxes                                          1,067,943        1,383,397        1,042,171          869,019
Net income                                                            613,294          762,363          561,861          639,696
Earnings per average common share (1)                                     .10              .12              .09              .10
Common stock price
  High                                                                  9 1/4            9 3/8            8 3/8            9 1/4
  Low                                                                   5 7/8            7 1/2            7 1/8            7 5/8
  Quarter -- end                                                        8 3/8            7 1/2            8 3/8            8 3/4

(1) Fully diluted earnings per share have not been presented for 1992 because the effects would be antidilutive.

INDEPENDENT AUDITORS' REPORT

[KPMG PEAT MARWICK LOGO]                            KPMG Peat Marwick
                                                    Certified Public Accountants
                                                    345 Park Avenue
                                                    New York, New York 10154


The Shareholders and Board of Directors
Sterling Bancorp:

         We have audited the accompanying consolidated balance sheets of Sterling Bancorp and Subsidiaries as of December 31, 1993 and 1992, the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993 and the statements of condition of Sterling National Bank & Trust Company of New York as of December 31, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp and Subsidiaries as of December 31, 1993 and 1992, the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1993 and the financial position of Sterling National Bank & Trust Company of New York as of December 31, 1993 and 1992 in conformity with generally accepted accounting principles.
         As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities" in 1993.




/S/ KPMG PEAT MARWICK
- ----------------------
    KPMG Peat Marwick

February 2, 1994

STERLING BANCORP and Subsidiaries
SELECTED FINANCIAL DATA
(in thousands except per share data)

YEARS ENDED DECEMBER 31,                                           1993          1992          1991          1990          1989
- --------------------------------------------------------------------------------------------------------------------------------
Total interest income                                          $ 32,540      $ 30,572      $ 36,445       $44,724      $ 83,858
Total interest expense                                           10,168        11,510        20,208        26,342        72,884
Net interest income                                              22,372        19,062        16,237        18,382        10,974
Provision for possible loan losses                                  690         1,290         8,000(1)         --           150
Gain (Loss) on sale of securities, net                               --         1,568            12             1          (595)
Noninterest income                                                3,871         3,682         2,753         3,023         2,820
Noninterest expenses                                             19,770        18,659        17,741        17,015        17,650
Income (Loss) before taxes                                        5,783         4,363        (6,739)        4,391        (4,601)
Provision (Benefit) for income taxes                              2,628         1,786        (2,047)        2,521         3,264
Net income (loss)                                                 3,155         2,577        (4,692)        1,870        (7,865)
  Per average common share                                          .50           .41          (.74)          .30         (1.24)
Dividends per common share                                          .20           .20           .22           .20           .20

AT YEAR END
Interest-bearing deposits with other banks and Federal
  funds sold                                                      2,970         3,630         4,635        15,437        100,390
Investment securities                                           286,816       219,571       220,629        87,969         79,045
Term Federal funds sold                                          40,000        99,000        75,000       200,000        150,000
Other loans, net of unearned discounts                          258,751       189,791       152,598       168,563        174,311
Total assets                                                    653,039       578,248       512,012       533,945        574,030
Noninterest-bearing deposits                                    174,089       159,234       114,052       100,585        118,033
Interest-bearing deposits                                       298,897       296,925       264,804       297,039        305,795
Federal funds purchased and securities sold under
  repurchase agreements                                          37,225         6,642         5,282         3,495          6,850
Long-term convertible subordinated debentures and
  other long term borrowings                                     52,392        35,166        41,151        41,151         45,477
Shareholders' equity                                             52,857        50,150        48,657        54,683         54,020

(1) See "RESULTS OF OPERATIONS" presented on page 34 for a discussion of this provision.

STERLING BANCORP and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BUSINESS
Sterling Bancorp (the parent company) is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended, with subsidiaries engaged principally in commercial banking as well as accounts receivable financing, factoring and other financial services. The parent company owns virtually 100% of Sterling National Bank & Trust Company of New York (the bank), its principal subsidiary, all of the outstanding shares of Standard Factors Corporation, Universal Finance Corporation, Sterling Banking Corporation and virtually 100% of Security Industrial Loan Association (finance subsidiaries). As used throughout this report, "the Company'' refers to Sterling Bancorp and its subsidiaries.
  There is intense competition in all areas in which the Company conducts its business, including deposits, loans, domestic and international financing and trust services. In addition to competing with other banks, the Company also competes in certain areas of its business with many other financial institutions. At December 31, 1993, the bank's year to date average earning assets (of which loans were 45% and investment securities were 54%) represented approximately 97% of the Company's year to date average earning assets. See page 36 for the composition of the Company's average balance sheets for the three most recent years.

FINANCIAL CONDITION
Liquidity is the ability to meet cash needs arising from changes in various categories of assets and liabilities. Liquidity is constantly monitored and managed at both the parent company and the bank levels. Liquid assets consist of cash and due from banks, interest-bearing deposits in banks, Federal funds sold and securities available for sale. Primary funding sources include core deposits, capital market funds and other money market sources. Core deposits include domestic noninterest-bearing and interest-bearing retail deposits, which historically have been relatively stable. The parent company and the bank have significant unused borrowing capacity. Contingency plans exist and could be implemented on a timely basis to minimize the impact of any dramatic change in market conditions.
  While the parent company generates income from its own operations, it also depends for its cash requirements on funds maintained or generated by its subsidiaries, principally the bank. Such sources have been adequate to meet the parent company's cash requirements throughout its history. At December 31, 1993, the parent company had on hand approximately $12,115,000 in cash.
  As presented in Footnote 12 on page 21, various legal restrictions limit the extent to which the bank can supply funds to the parent company and its non-bank subsidiaries. In addition, from time to time dividends are paid to the parent company by other subsidiaries from their retained earnings without regulatory restrictions.
  At December 31, 1993, the parent company's outstanding long-term debt, consisting principally of convertible subordinated debentures (originally issued pursuant to rights offerings to shareholders of the Company), aggregated $29,392,000. To the extent convertible subordinated debentures are converted to common stock of the parent company (as has been the case with $11,000,000 principal amount since 1982), the subordinated debt related thereto is retired and becomes part of shareholders' equity. The parent company's long-term indebtedness is also met through funds generated from profits and new financing. Since becoming a public company in 1946, the parent company and its predecessors have been able to obtain the financing required and have paid at maturity all outstanding long-term indebtedness. The parent company expects to continue to meet its obligations in accordance with their terms.
  At December 31, 1993, the parent company's short-term debt, consisting solely of commercial paper, was $14,320,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $30,236,000 and back-up credit lines with banks of $15,000,000. The parent company and its predecessor have issued and repaid at maturity approximately $12 billion of commercial paper since 1955. Since 1979, the parent company has had no need to use available back-up lines of credit.

  The bank's asset-liability management program is designed to achieve acceptable yields while managing interest rate risk, maturity distribution and credit risk. At December 31, 1993, the bank maintained a portfolio of investment securities totalling $286,771,000 of which U.S. Government and U.S. Government corporation and agency guaranteed mortgage backed securities having an average life of approximately 3 years amounted to $263,368,000. As of December 31, 1993, the bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain investment in Debt and Equity Securities". As a result of the adoption of SFAS No. 115, the bank reclassified securities in its investment portfolio as either "held to maturity" or "available for sale". The reclassification of these securities had no effect on the bank's results of operations for the year end December 31, 1993. The bank has the intent and ability to hold to maturity investment securities classified "held to maturity". These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. At December 31, 1993 the carrying and estimated market value of "held to maturity" securities were $195,691,000 and $196,784,000, respectively. The gross unrealized gains and losses on these securities were $1,810,000 and $717,000, respectively. Investment securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown, net of taxes, as a component of shareholders' equity. The carrying value of "available for sale" securities was $91,125,000 which included gross unrealized gains of $1,559,000 and gross unrealized losses of $199,000. There were no sales of investment securities during 1993.
  The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3%) which is calculated by dividing Tier 1 capital by adjusted average assets (after deducting goodwill). At December 31, 1993, the risk-based capital ratios and the leverage ratio for the Company and the bank exceeded the most stringent requirements contemplated by these guidelines. Information regarding the Company's and the bank's risk-based capital, at December 31, 1993 and 1992 is presented on page 38.
  While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity and capital requirements in the future.

CREDIT RISK
A key management objective is to maintain the quality of the loan portfolio. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of the creditworthiness of and the designation of lending limits for each borrower. The portfolio strategies seek to avoid concentrations by industry or loan size in order to minimize credit exposure and to originate loans in markets with which it is familiar. See Footnote 4 shown on page 17 for the composition of the loan portfolio.
  The strength of the Company's commercial and industrial loan portfolio, which represents approximately 73% of gross loans, is substantially dependent on the borrower's ability to repay the loan out of profits and cash flows of the borrower's business and the assets underlying the borrower's business, such as accounts receivable, equipment, inventory and real property. The Company's real estate loan portfolio, which represents approximately 12% of gross loans, is secured by mortgages on real property located principally in the city of New York and the state of Virginia. The collateral securing any loan may vary in value based on the success of the business and economic conditions.
  Intrinsic to the lending process is the possibility of loss. In times of economic slowdown, the risk inherent in the Company's portfolio of loans is increased. While management endeavors to minimize this risk, it recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio which in turn depends on current and expected economic conditions, the financial condition of borrowers and the credit management process.

  The allowance for possible loan losses is maintained through the provision for possible loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for possible loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. Thus, the allowance level reflects identified loss potential and inherent risk in the portfolio. While a significant change in any of the evaluation factors described above could result in future additions in the allowance, in management's judgment, the allowance for possible loan losses is adequate to provide for such loss potential as is inherent in the loan portfolio.
  At December 31, 1993, the ratio of the allowance to loans, net of unearned discounts, was 1.1%. At December 31, 1993, the Company's allowance, after giving effect to net charge-offs of $663,000, was $3,414,000 and its non-accrual loans amounted to $2,297,000. Based on the foregoing, as well as management's judgement as to the current risks inherent in the loan portfolio, the Company's allow-ance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 1993.

RESULTS OF OPERATIONS
The Company's earnings are primarily dependent on net interest income which can be affected by changes in interest rates. An analysis of the Company's interest rate sensitivity is presented on page 39. Net interest income varies with the mix of interest-earning assets and interest-bearing liabilities and their respective yields earned and rates paid. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 37. Informa-tion as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 36.

Comparison of years ended December 31, 1993 and December 31, 1992 Total interest income increased $1,968,000 due to higher average funds employed partially offset by reduced yields. An increase in average taxable investment securities outstandings partially offset by reduced yields, resulted in an increase in income from investment securities of $417,000. Interest income from Federal funds sold was $386,000 lower primarily due to lower average outstandings. Higher average loan outstandings employed at higher rates resulted in an increase of $2,019,000 in interest and fees on loans. The acquisition of Zenith's loan portfolio contributed to the loan growth and accounted for the increase in average rate.
  Total interest expense for the year ended December 31, 1993 decreased $1,342,000 principally due to lower average cost of funds. Lower rates paid partially offset by higher outstandings, resulted in a decrease of $1,411,000 in interest expense on deposits.
  Based on management's continuing evaluation of the collectibility of the loan portfolio, $690,000 was provided for possible loan losses for the year ended December 31, 1993.
  Notwithstanding higher service charges on deposit accounts and higher volume for letters of credit and trust services, noninterest income was $1,379,000 lower for the year ended December 31, 1993. Noninterest income for the year ended December 31, 1992 included $1,568,000 of gains from sales of securities in connection with the restructuring of the bank's securities portfolio.
  Noninterest expenses increased $1,111,000 for the year ended December 31, 1993 versus the same period last year reflecting higher costs associated with the Company's business development efforts as well as higher general business costs.
  The provision for income taxes increased $842,000 for the twelve months of 1993 when compared with the same period last year based on the level of pre-tax profitability.
  As a result of the above factors, net income increased $578,000 for the year ended December 31, 1993 when compared with the same period in 1992.

Comparison of years ended December 31, 1992 and December 31, 1991 Total interest income decreased $5,873,000 for the year ended December 31, 1992 when compared with the prior year primarily attributable to reduced yields on all categories of earning assets. Lower rates earned and reduced average outstandings employed, principally in term loans to other banks, resulted in a decrease of $6,192,000 in interest and fees on loans. An increase in average taxable investment securities outstanding partially offset by reduced yields, resulted in an increase in income from investment securities of $1,051,000.
  Total interest expense for the year ended December 31, 1992 decreased $8,698,000 when compared with the same period in 1991 due to reduced average outstandings and lower cost of those funds. Lower rates paid coupled with reduced outstanding resulted in a decrease of $6,165,000 in interest expense on time deposits. Interest expense associated with borrowing was $2,533,000 lower due to lower rates paid and reduced outstandings.
  Based on management's analysis of the uncertain business climate and other factors, $1,290,000 was provided for possible loan losses for the year ended December 31, 1992. During the third quarter of 1991, a single large borrower of the bank filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In light of this and based upon management's continuing evaluation of the collectibility of the loan portfolio, an $8,000,000 addition to the allowance was made.
  Noninterest income increased $2,485,000 for the year ended December 31, 1992 when compared with the prior year principally as the result of $1,568,000 in gains, realized in the second quarter, on sale of securities as part of the portfolio restructuring program.
  Noninterest expenses increased $918,000 for the year ended December 31, 1992 versus the prior year reflecting higher general business costs.
  The provision for income taxes increased $3,832,000 for the year ended December 31, 1992 when compared with the prior year based on thelevels of taxable income for each taxing authority.
  As a result of the above factors, net income increased $7,269,000 for the year ended December 31, 1992 when compared with the prior year.

ACCOUNTING STANDARD NOT YET ADOPTED
In June 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." The statment is effective for fiscal years beginning after December 15, 1994, with earlier adoption encouraged.
  SFAS No. 114 generally requires all creditors to account for impaired loans (except for those loans that are accounted for at fair value or at the lower of cost or fair value) at the present value of the expected future cash flows, discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is collateral-dependent. SFAS No. 114 also provides that in-substance foreclosed loans should not be included in Real Estate Owned for financial reporting purposes but, rather, in the loan portfolio.
  This statement is not expected to have a material effect on the Company's financial condition or results of operation when it is adopted in the first quarter of 1995.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS
The parent company's common stock is traded on The New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Footnote 20 on page 29. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Operations on page 10. Information regarding legal restrictions on the ability of the bank to pay dividends to its shareholders is presented in Footnote 12 on page 21. There are no such restrictions on the ability of the Company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Footnote 10 on page 20.

STERLING BANCORP and Subsidiaries
AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS(1)

                              YEAR ENDED DECEMBER 31, 1993      YEAR ENDED DECEMBER 31, 1992      YEAR ENDED DECEMBER 31, 1991
                              ------------------------------    ------------------------------    ------------------------------
                               AVERAGE                 AVERAGE   AVERAGE                 AVERAGE   AVERAGE                AVERAGE
                               BALANCE    INTEREST      RATE     BALANCE    INTEREST      RATE     BALANCE    INTEREST      RATE
                               -------    --------      ----     -------    --------      ----     -------    --------      ----
                                                                         ($ in thousands)
ASSETS
Interest-bearing deposits
  with other banks            $  3,119    $     97    3 .13      $  4,179     $   179     4 .28%     $  6,707     $   450     6 .71%
Investment securities
  Taxable                      254,815      14,835    5 .83       208,173      14,416     6 .92       181,985      13,364     7 .34
  Tax-exempt(2)                    264          15    5 .74           290          17     5 .80           309          18     5 .83
Federal funds sold               4,542         139    3 .06        14,339         525     3 .66        17,386         986     5 .67
Loans, net of unearned
  discounts
     Domestic(3)               227,815      17,420    7 .65       211,128      15,393     7 .29       247,701      21,596     8 .72
     Foreign                       789          34    4 .29           789          42     5 .37           789          31     3 .93
     TOTAL INTEREST            -------    --------                -------   ---------                 -------     -------
       EARNING ASSETS
                               491,344      32,540    6 .62       438,898      30,572     6 .95%      454,877      36,445     8 .01%
                                          --------    =====                 ---------    ======                    ------     =====

Cash and due from banks         35,160                             30,588                              23,841
Allowance for possible loan
  losses                        (3,175)                            (3,906)                             (3,347)
Excess cost over equity
  in net assets of the bank     21,158                             21,158                              21,158
Other                           11,624                             11,279                              11,566
                              --------                           --------                            --------
     TOTAL ASSETS             $556,111                           $498,017                            $508,095
                              ========                           ========                            ========

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest-bearing deposits
  Domestic
     Savings                  $198,772       4,254    2 .14%     $171,839       4,954     2 .88%     $154,314       7,593     4 .92%
     Other time                 82,008       2,185    2 .66        82,171       2,816     3 .43       103,938       6,179     5 .94
  Foreign
     Other time                  2,819          79    2 .80         3,972         159     3 .98         5,109         322     6 .30

Borrowings
  Federal funds purchased
     and securities sold
     under agreements to
     repurchase                 31,315         896    2 .86        11,593         395     3 .41        15,851         904     5 .70
  Commercial paper              14,702         411    2 .79        14,765         546     3 .70        19,506       1,165     5 .96
  Other short-term debt          6,774         211    3 .11         3,734         130     3 .49         3,799         220     5 .87
  Long-term debt                33,204       2,132    6 .42        36,160       2,510     6 .94        41,151       3,825     9 .30
                               -------      ------                -------      ------                 -------      ------
     TOTAL INTEREST-BEARING
       LIABILITIES             369,594      10,168    2 .75%      324,234      11,510     3 .55%      343,668      20,208     5 .88%
                                                      =====                               =====                               =====

Noninterest-bearing
  demand deposits              125,804          --                112,025          --                 100,524          --
                               -------      ------                -------      ------                 -------      ------     -----
Total including noninterest
  bearing demand deposits      495,398      10,168    2 .05%      436,259      11,510     2 .64%      444,192      20,208     4 .55%
                                            ------    =====                    ------     =====                    ------     =====
Other liabilities                9,595                             12,076                              11,215
                               -------                            -------                             -------
     Total Liabilities         504,993                            448,335                             455,407
Shareholders' equity            51,118                             49,682                              52,688
                               -------                            -------                             -------
  TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY     $556,111                           $498,017                            $508,095
                              ========                           ========                            ========
Net interest income/spread                 $22,372    3 .87%                  $19,062     3 .40%                  $16,237     2 .13%
                                           =======    ======                  =======     =====                   =======     =====
Net yield on interest earning
  assets                                              4 .55%                              4 .34%                              3 .57%
                                                      =====                               =====                              ======

(1)The average balances of assets, liabilities and shareholders' equity are computed on the basis of daily averages for the bank and monthly averages for the parent company and finance subsidiaries .
(2)Interest on these securities is not presented on a tax equivalent basis.
(3)Non-accrual loans are included in the average balance which reduces the average yields.

STERLING BANCORP and Subsidiaries
RATE/VOLUME ANALYSIS

                                                             December 31, 1992 to                    December 31, 1991 to
Increase (Decrease) from Years Ended,                         December 31, 1993                       December 31, 1992
                                                              -----------------                       -----------------
                                                      Volume          Rate       Total(1)      Volume         Rate        Total(1)
                                                      ------          ----       ------        ------         ----        ------
                                                                                  ($ in thousands)
INTEREST INCOME
Interest-bearing deposits with other banks           $   (40)      $   (42)     $    (82)      $  (139)     $  (132)     $  (271)
                                                     -------      --------       --------      -------     --------     --------
Investment securities
  Taxable(2)                                           2,958        (2,539)          419         1,796         (744)       1,052
  Tax-exempt(3)                                           (2)           --            (2)           (1)          --           (1)
                                                     -------       -------      --------      --------     --------     --------
     Total                                             2,956        (2,539)          417         1,795         (744)       1,051
                                                     -------       -------      --------      --------     --------     --------

Federal funds sold                                      (330)          (56)         (386)         (140)        (321)        (461)
                                                     -------       -------      --------      --------     --------     --------

Loans, net of unearned discount
  Domestic                                             1,241           786         2,027        (2,064)      (4,139)      (6,203)
  Foreign                                                 --            (8)           (8)           --           11           11
                                                     -------       -------      --------       -------      -------      -------
     Total                                             1,241           778         2,019        (2,064)      (4,128)      (6,192)
                                                     -------       -------      --------       -------      -------      -------

  TOTAL INTEREST INCOME                               $3,827      $ (1,859)      $ 1,968      $   (548)     $(5,325)     $(5,873)
                                                      ======      ========       =======      ========     ========     ========

INTEREST EXPENSE
Savings and time deposits
  Domestic
     Savings                                          $  674       $(1,374)      $  (700)       $  700      $(3,339)     $(2,639)
     Other time                                           (4)         (627)         (631)       (1,012)      (2,351)      (3,363)
  Foreign
     Other time                                          (40)          (40)          (80)          (58)        (105)        (163)
                                                      ------       -------      --------      --------     --------     --------
     Total                                               630        (2,041)       (1,411)         (370)      (5,795)      (6,165)
                                                      ------       -------      --------      --------      -------     --------

Borrowings
  Federal funds purchased and securities
     sold under agreements to repurchase                 618          (117)          501          (193)        (316)        (509)
  Commercial paper                                        (2)         (133)         (135)         (227)        (392)        (619)
  Other short-term debt                                  101           (20)           81            (2)         (88)         (90)
  Long-term debt                                        (198)         (180)         (378)         (399)        (916)      (1,315)
                                                      ------         ------       -------      --------     --------      -------
     Total                                               519          (450)           69          (821)      (1,712)      (2,533)
                                                      ------         ------      -------      --------     --------      -------

  TOTAL INTEREST EXPENSE                              $1,149      $ (2,491)      $(1,342)      $(1,191)     $(7,507)     $(8,698)
                                                      ======      ========      ========      ========     ========     ========

  NET INTEREST INCOME                                 $2,678       $   632       $ 3,310       $   643      $ 2,182      $ 2,825
                                                      ======      ========      ========      ========     ========     ========

(1)The rate/volume variance is allocated equally between changes in volume and rate. The effect of the extra day in 1992 has been included in the change in volume.
(2)Includes Federal Reserve Bank and other stock investments.
(3)Interest on these securities is not presented on a tax equivalent basis.

STERLING BANCORP and Subsidiaries
CAPITAL COMPONENTS AND RATIOS


                                                                         THE COMPANY                          THE BANK
                                                                ---------------------------          --------------------------
                                                                12/31/93           12/31/92          12/31/93          12/31/92
                                                                --------           --------          --------          --------
                                                                                       ($ IN THOUSANDS)
COMPONENTS
  Stockholders' equity                                          $ 52,857           $ 50,150          $ 46,993          $ 45,394
  Minority interest                                                    8                  8                --                --
  Less
     Goodwill                                                     21,158             21,158                --                --
     Net unrealized appreciation on
       securities available for sale, net of tax effect (1)          735                 --               734                --
                                                                     ---                 --               ---                --

     Tier 1 Capital                                               30,972             29,000            46,259            45,394
                                                                  ------             ------           -------            ------

  Allowance for possible loan losses (limited to 1.25%
     of total risk-weighted assets)                                3,414              3,177             3,042             3,064
  Subordinated debt (limited to 50% of Tier 1 Capital)            15,486             14,500                --                --
                                                                  ------             ------               ---                --

     Tier 2 Capital                                               18,900             17,677             3,042             3,064
                                                                  ------             ------            ------             -----

     Total Risk-based Capital                                   $ 49,872           $ 46,677          $ 49,301          $ 48,458
                                                                ========           ========         =========          ========

RATIOS
  Tier 1 Capital                                                    9.37%             10.22%            14.95%            17.03%
  Total Capital                                                    15.08              16.46             15.94             18.18
  Leverage                                                          4.90               5.21              7.57             8 .40

Memoranda
  Tier 1 Capital minimum requirement                            $ 13,226           $ 11,346          $ 12,374          $ 10,659
  Total Capital minimum requirement                               26,451             22,692            24,747            21,318
  Risk-weighted assets, net of goodwill                          330,641            283,645           309,343           266,477
  Total assets, net of goodwill                                  631,881            557,090           611,149           540,723

(1) As directed by regulatory agencies, this amount must be excluded from the computation of Tier 1 capital.

STERLING BANCORP and Subsidiaries
INTEREST RATE SENSITIVITY


To mitigate the vulnerability of earnings to changes in interest rates, the Company manages the repricing characteristics of assets and liabilities in an attempt to control net interest rate sensitivity. Management attempts to confine significant rate sensitivity gaps predominantly to repricing intervals of a year or less so that adjustments can be made quickly. Assets and liabilities with predetermined repricing dates are placed in a time of the earliest repricing period. Based on the interest rate sensitivity analysis shown below, the Company's net interest income would generally increase during periods of rising interest rates and generally decrease during periods of falling interest rates. Amounts are presented in thousands.

                                                                                REPRICING DATE
                                                          MORE THAN
                                            3 MONTHS       3 MONTHS      1 YEAR TO          OVER        NONRATE
                                             OR LESS      TO 1 YEAR        5 YEARS       5 YEARS      SENSITIVE           TOTAL
                                             -------      ---------        -------       -------      ---------           -----
ASSETS
  Interest-bearing deposits with other
     banks                                  $  2,970       $     --     $       --      $     --     $       --        $  2,970
  Investment securities                        9,482         12,552         41,923       216,049          6,810         286,816
  Loans, net of unearned discounts           269,070          3,540         15,490        15,898         (5,247)        298,751
  Noninterest-earning assets and
     allowance for possible loan losses           --             --             --            --         64,502          64,502
                                            --------       --------       --------       -------      ---------        --------
     Total Assets                            281,522         16,092         57,413       231,947         66,065         653,039
                                            --------       --------       --------       -------      ---------        --------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits                  171,995         24,249        102,653            --             --         298,897
  Securities sold under repurchase
     agreements                               31,225          6,000             --            --             --          37,225
  Commercial paper                            14,320             --             --            --             --          14,320
  Other short-term borrowings                  7,614          6,000             --            --             --          13,614
  Long-term convertible subordinated
     debentures                               26,892             --             --            --             --          26,892
  Other long-term borrowings                      --             --         23,750         1,750             --          25,500
  Noninterest-bearing liabilities and
     shareholders' equity                         --             --             --            --        236,591         236,591
                                           ---------      ---------       --------       -------       --------         -------

     Total Liabilities and Shareholders'
       Equity                                252,046         36,249        126,403         1,750        236,591         653,039
                                           ---------      ---------      ---------      --------     ----------         -------

Net Interest Rate Sensitivity Gap          $  29,476       $(20,157)    $  (68,990)     $230,197     $ (170,526)       $     --
                                           =========      =========      =========      ========     ==========        ========

Cumulative Gap at December 31, 1993        $  29,476       $  9,319     $  (59,671)     $170,526     $       --        $     --
                                           =========      =========     ==========      ========     ==========        ========

Cumulative Gap at December 31, 1992        $  31,130       $ 31,539     $    3,313      $156,733     $       --        $     --
                                           =========      =========     ==========      ========     ==========        ========

Cumulative Gap at December 31, 1991        $  33,976       $ 87,894     $   86,314      $121,041     $       --        $     --
                                           =========      =========     ==========      ========     ==========        ========