Form 10-K, Exhibit 13
STERLING BANCORP
filed 1995-03-31
CIK 93451

                                                                    Exhibit 13



FINANCIAL INFORMATION

Consolidated Financial Statements
   of Sterling Bancorp and Subsidiaries                                          12

Statements of Condition
   of Sterling National Bank &
   Trust Company of New York                                                     16

Notes to Consolidated Financial Statements                                       17

Independent Auditors' Report                                                     33

Selected Financial Data                                                          34

Management's Discussion and Analysis
   of Financial Condition and
   Results of Operations                                                         35

CORPORATE DIRECTORIES

Sterling Bancorp and Subsidiaries                                                42

STERLING BANCORP and Subsidiaries
CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                               1994                        1993
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                               $ 39,224,764                $ 35,975,787
Interest-bearing deposits with other banks                                               2,970,000                   2,970,000
Federal funds sold                                                                       8,000,000                          --
Investment securities (estimated market value $294,583,889 and
  $287,909,188, respectively)                                                          311,781,877                 286,815,791

Loans, net of unearned discounts                                                       312,769,179                 298,750,821
Less allowance for possible loan losses                                                  4,135,810                   3,413,947
                                                                                      ------------                ------------
    Loans, net                                                                         308,633,369                 295,336,874
                                                                                      ------------                ------------

Customers' liability under acceptances                                                     624,083                     201,669
Excess cost over equity in net assets of the banking subsidiary                         21,158,440                  21,158,440
Premises and equipment, net                                                              3,423,320                   2,593,890
Accrued interest receivable                                                              3,985,290                   3,501,850
Other assets                                                                             6,834,576                   4,484,940
                                                                                      ------------                ------------
                                                                                      $706,635,719                $653,039,241
                                                                                      ============                ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                          $174,897,143                $174,088,971
Interest-bearing deposits                                                              342,405,372                 298,896,955
                                                                                      ------------                ------------
    Total deposits                                                                     517,302,515                 472,985,926

Securities sold under agreements to repurchase                                          44,050,836                  37,225,000
Commercial paper                                                                        14,672,800                  14,320,400
Other short-term borrowings                                                              7,104,224                  13,613,964
Acceptances outstanding                                                                    624,083                     201,669
Due to factoring clients                                                                11,382,321                   5,784,952
Accrued expenses and other liabilities                                                   8,755,132                   3,635,678
Long-term convertible subordinated debentures                                           26,446,000                  26,892,000
Other long-term borrowings--FHLB                                                        22,500,000                  25,500,000
                                                                                      ------------                ------------
    Total liabilities                                                                  652,837,911                 600,159,589
                                                                                      ------------                ------------

Commitments and contingent liabilities

Convertible preferred stock, Series D--market value guarantee feature                      875,000                     562,500
Less unearned compensation--unallocated shares                                             796,506                     539,523

Shareholders' Equity
  Preferred stock, $5 par value                                                          1,650,760                   1,963,260
  Common stock, $1 par value. Shares authorized 20,000,000, issued 6,496,605             6,496,605                   6,496,605
  Capital surplus                                                                       28,089,137                  28,089,487
  Retained earnings                                                                     21,592,244                  18,920,583
  Net unrealized (depreciation) appreciation on securities available for sale,
    net of tax                                                                          (1,140,969)                    734,686
                                                                                      ------------                ------------
                                                                                        56,687,777                  56,204,621

Less
  Common stock in treasury at cost, 150,343 and 150,393 shares, respectively             1,489,239                   1,489,589
  Unearned compensation                                                                  1,479,224                   1,858,357
                                                                                      ------------                ------------
    Total shareholders' equity                                                          53,719,314                  52,856,675
                                                                                      ------------                ------------
                                                                                      $706,635,719                $653,039,241
                                                                                      ============                ============

See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                       1994                        1993                        1992
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                                    $23,881,317                 $17,454,018                 $15,434,679
  Deposits with other banks                                    123,632                      97,504                     178,909
  Investment securities                                     19,314,475                  14,849,795                  14,432,982
  Federal funds sold                                           322,714                     138,908                     525,218
                                                           -----------                 -----------                 -----------
    Total interest income                                   43,642,138                  32,540,225                  30,571,788
                                                           -----------                 -----------                 -----------

INTEREST EXPENSE
  Deposits                                                   8,473,494                   6,518,141                   7,928,172
  Federal funds purchased and securities sold under
    agreements to repurchase                                 2,076,395                     896,440                     395,124
  Commercial paper                                             523,648                     410,552                     546,310
  Other short-term borrowings                                  553,369                     210,846                     130,446
  Long-term convertible subordinated debentures              2,016,417                   1,823,475                   2,509,991
  Other long-term borrowings--FHLB                           1,239,073                     308,483                          --
                                                           -----------                 -----------                 -----------
    Total interest expense                                  14,882,396                  10,167,937                  11,510,043
                                                           -----------                 -----------                 -----------

    Net interest income                                     28,759,742                  22,372,288                  19,061,745
Provision for possible loan losses                           1,053,000                     690,000                   1,290,000
                                                           -----------                 -----------                 -----------
    Net interest income after provision for
      possible loan losses                                  27,706,742                  21,682,288                  17,771,745
                                                           -----------                 -----------                 -----------

NONINTEREST INCOME
  Commissions on letters of credit                             811,372                     623,019                     601,095
  Service charges on deposit accounts                        1,419,475                   1,104,469                     910,939
  Factoring commissions                                        607,318                     399,588                     465,771
  Trust fees                                                   564,318                     817,760                     675,406
  Gain on sale of securities, net                               41,931                          --                   1,568,454
  Other income                                                 878,158                     926,440                   1,028,297
                                                           -----------                 -----------                 -----------
    Total noninterest income                                 4,322,572                   3,871,276                   5,249,962
                                                           -----------                 -----------                 -----------

NONINTEREST EXPENSES
  Salaries                                                   9,604,384                   8,684,823                   7,729,628
  Employee benefits                                          2,497,197                   2,092,417                   2,388,091
                                                           -----------                 -----------                 -----------
    Total personnel expense                                 12,101,581                  10,777,240                  10,117,719
  Occupancy expense, net                                     2,515,084                   2,594,388                   2,447,353
  Equipment expense                                          1,341,366                   1,094,328                   1,040,658
  Other expenses                                             6,040,638                   5,304,486                   5,053,447
                                                           -----------                 -----------                 -----------
    Total noninterest expenses                              21,998,669                  19,770,442                  18,659,177
                                                           -----------                 -----------                 -----------
Income before income taxes                                  10,030,645                   5,783,122                   4,362,530
Provision for income taxes                                   6,024,776                   2,627,725                   1,785,316
                                                           -----------                 -----------                 -----------

Net income                                                 $ 4,005,869                 $ 3,155,397                 $ 2,577,214
                                                           ===========                 ===========                 ===========

Average number of common shares outstanding
  Primary                                                    6,362,220                   6,351,040                   6,342,327
  Fully diluted                                              8,972,378                   8,734,423                          --

Earnings per average common share
  Primary                                                  $       .63                 $       .50                 $       .41
  Fully diluted                                                    .57                         .47                          --

Dividends per common share                                         .21                         .20                         .20

See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31,                                                         1994               1993               1992
------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
  Balance at beginning of year                                               $ 1,963,260        $    25,760        $    25,760
  Issuance of Series D shares                                                         --          2,500,000                 --
  Market value guarantee feature                                                (312,500)          (562,500)                --
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $ 1,650,760        $ 1,963,260        $    25,760
                                                                             ===========        ===========        ===========

COMMON STOCK
  Balance at beginning of year                                               $ 6,496,605        $ 6,496,001        $ 6,480,449
  Conversions of subordinated debentures and preferred shares                         --                604             15,552
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $ 6,496,605        $ 6,496,605        $ 6,496,001
                                                                             ===========        ===========        ===========

CAPITAL SURPLUS
  Balance at beginning of year                                               $28,089,487        $28,083,276        $27,956,849
  Common stock issued from treasury stock                                           (350)                --                 --
  Conversions of subordinated debentures and preferred shares                         --              6,211            124,318
  Forfeiture of shares issued under incentive compensation plan                       --                 --              1,560
  Net tax benefit of unearned compensation                                            --                 --                549
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $28,089,137        $28,089,487        $28,083,276
                                                                             ===========        ===========        ===========

RETAINED EARNINGS
  Balance at beginning of year                                               $18,920,583        $17,034,557        $15,726,642
  Net income                                                                   4,005,869          3,155,397          2,577,214
  Cash dividends paid--common shares                                          (1,332,707)        (1,269,242)        (1,269,170)
                     --preferred shares                                           (1,501)              (129)              (129)
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $21,592,244        $18,920,583        $17,034,557
                                                                             ===========        ===========        ===========

NET UNREALIZED (DEPRECIATION)/APPRECIATION
  ON SECURITIES AVAILABLE FOR SALE, NET OF TAX
  Balance at beginning of year                                               $   734,686        $        --        $        --
  Change in valuation account for securities
    available for sale, net of tax                                            (1,875,655)           734,686                 --
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $(1,140,969)       $   734,686        $        --
                                                                             ===========        ===========        ===========

TREASURY STOCK
  Balance at beginning of year                                               $(1,489,589)       $(1,489,589)       $(1,485,629)
  Common stock issued from treasury stock                                            350                 --                 --
  Forfeiture of shares issued under incentive compensation plan                       --                 --             (3,960)
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $(1,489,239)       $(1,489,589)       $(1,489,589)
                                                                             ===========        ===========        ===========

UNEARNED COMPENSATION
  Balance at beginning of year                                               $(1,858,357)       $        --        $   (46,800)
  Forfeiture of shares issued under incentive compensation plan                       --                 --              2,400
  Issuance of Series D preferred shares                                               --         (2,500,000)                --
  Amortization of unearned compensation                                          122,150            102,120             44,400
  Market value guarantee feature--unallocated shares                             256,983            539,523                 --
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $(1,479,224)       $(1,858,357)       $        --
                                                                             ===========        ===========        ===========

TOTAL SHAREHOLDERS' EQUITY
  Balance at beginning of year                                               $52,856,675        $50,150,005        $48,657,271
  Net changes during the year                                                    862,639          2,706,670          1,492,734
                                                                             -----------        -----------        -----------
  Balance at end of year                                                     $53,719,314        $52,856,675        $50,150,005
                                                                             ===========        ===========        ===========

See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                         1994               1993               1992
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                  $4,005,869         $3,155,397         $2,577,214
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for possible loan losses                                         1,053,000            690,000          1,290,000
    Depreciation and amortization of premises and equipment                      526,351            445,297            410,930
    Deferred income tax (benefit) provision                                   (2,146,314)           (22,114)           165,505
    Amortization of unearned compensation                                        122,150            102,120             44,400
    Amortization of premiums on investment securities                          2,750,640          4,307,679          2,005,188
    Accretion of discounts on investment securities                             (136,021)           (33,345)          (179,079)
    (Increase) Decrease in accrued interest receivable                          (483,440)          (629,131)         1,063,836
    Increase (Decrease) in due to factoring clients                            5,597,369             38,603           (314,574)
    Increase (Decrease) in accrued expenses and other liabilities              5,119,454           (643,534)        (1,027,848)
    Gain on sale of securities, net                                              (41,931)                --         (1,568,454)
    Other, net                                                                 1,390,453            282,987             15,069
                                                                            ------------       ------------       ------------
      Net cash provided by operating activities                               17,757,580          7,693,959          4,482,187
                                                                            ------------       ------------       ------------

INVESTING ACTIVITIES
  Net tax benefits of unearned compensation                                           --                 --                549
  Purchase of premises and equipment                                          (1,355,781)          (439,814)          (403,059)
  Net decrease in interest-bearing deposits with other banks                          --            660,000          1,005,000
  Increase in Federal funds sold                                              (8,000,000)                --                 --
  Net increase in loans                                                      (14,349,495)       (10,413,356)       (63,039,186)
  Proceeds from sale of investment securities                                  9,955,694                 --        107,303,906
  Proceeds from prepayments, redemption or maturity of
    investment securities                                                    108,743,373        134,105,019        100,586,503
  Purchase of investment securities                                         (149,707,271)      (204,263,816)      (207,089,755)
                                                                           -------------      -------------      -------------
      Net cash used in investing activities                                  (54,713,480)       (80,351,967)       (61,636,042)
                                                                           -------------      -------------      -------------

FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits                                   808,172         14,854,389         45,182,216
  Net increase in interest-bearing deposits                                   43,508,417          1,972,098         32,121,071
  Net increase in securities sold under repurchase agreements                  6,825,836         30,582,689          1,360,061
  Net (decrease) increase in commercial paper and other
    short-term borrowings                                                     (6,157,340)         8,092,500         (6,768,476)
  Issuance of debentures                                                       7,020,000                 --                 --
  Prepayments and maturities of debentures                                    (7,466,000)        (8,267,185)        (5,845,130)
  (Decrease) Increase in other long-term borrowings--FHLB                     (3,000,000)        25,500,000                 --
  Issuance of Series D preferred shares                                               --          2,500,000                 --
  Funding provided for purchase of Series D preferred shares                          --         (2,500,000)                --
  Cash dividends paid on preferred and common shares                          (1,334,208)        (1,269,371)        (1,269,299)
                                                                           -------------      -------------      -------------
      Net cash provided by financing activities                               40,204,877         71,465,120         64,780,443
                                                                           -------------      -------------      -------------
Net increase (decrease) in cash and due from banks                             3,248,977         (1,192,888)         7,626,588
Cash and due from banks--beginning of year                                    35,975,787         37,168,675         29,542,087
                                                                           -------------      -------------      -------------
Cash and due from banks--end of year                                       $  39,224,764      $  35,975,787      $  37,168,675
                                                                           =============      =============      =============

Supplemental schedule of non-cash financing activities:
  Debenture and preferred stock conversions                                $          --      $       6,815      $     139,870
  Forfeiture of treasury shares under incentive compensation plan                     --                 --              3,960
  Issuance of treasury shares                                                        350                 --                 --
Supplemental disclosure of cash flow information:
  Interest paid                                                               12,505,156         10,381,307         12,722,163
  Income taxes paid                                                            4,928,459          1,178,884          1,683,080
  Cash paid for assets acquired                                                       --          7,905,912                 --

See Notes to Consolidated Financial Statements.

STERLING NATIONAL BANK & Trust Company of New York
STATEMENTS OF CONDITION

DECEMBER 31,                                                                     1994               1993
-----------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                     $ 38,626,651       $ 35,367,959
Interest-bearing deposits with other banks                                     2,970,000          2,970,000
Federal funds sold                                                             8,000,000                 --
Investment securities (estimated market value $294,538,338 and
  $287,864,516, respectively)                                                311,736,326        286,771,119

Loans, net of unearned discounts                                             284,473,257        278,537,938
Less allowance for possible loan losses                                        3,435,427          3,041,737
                                                                            ------------       ------------
    Loans, net                                                               281,037,830        275,496,201
                                                                            ------------       ------------

Receivables from affiliates                                                    1,967,549          1,967,549
Customers' liability under acceptances                                           624,083            201,669
Premises and equipment, net                                                    3,369,790          2,552,003
Accrued interest receivable                                                    3,726,434          3,329,610
Other assets                                                                   4,889,253          2,493,012
                                                                            ------------       ------------
                                                                            $656,947,916       $611,149,122
                                                                            ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                $175,059,538       $174,285,560
Interest-bearing deposits                                                    353,560,049        310,964,725
                                                                            ------------       ------------
    Total deposits                                                           528,619,587        485,250,285

Securities sold under agreements to repurchase                                44,050,836         37,225,000
Other short-term borrowings                                                    7,104,224         13,613,964
Acceptances outstanding                                                          624,083            201,669
Due to factoring clients                                                       2,643,968            468,550
Accrued expenses and other liabilities                                         5,704,780          1,896,592
Long-term borrowings--FHLB                                                    22,500,000         25,500,000
                                                                            ------------       ------------
    Total liabilities                                                        611,247,478        564,156,060
                                                                            ------------       ------------

Commitments and contingent liabilities

Shareholders' Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                     17,926,300         17,926,300
  Surplus                                                                     18,414,000         18,414,000
  Undivided profits                                                           10,501,898          9,918,272
  Net unrealized (depreciation) appreciation on securities
    available for sale, net of tax                                            (1,141,760)           734,490
                                                                            ------------       ------------
    Total shareholders' equity                                                45,700,438         46,993,062
                                                                            ------------       ------------
                                                                            $656,947,916       $611,149,122
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

Principles of Consolidation. The consolidated financial statements include the accounts of the parent company and its subsidiaries, principally Sterling National Bank & Trust Company of New York ("the bank"), after elimination of material intercompany transactions.

General Accounting Policies. The Company follows generally accepted accounting principles and prevailing practices within the banking industry. Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current presentation.

Investment Securities. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. SFAS No. 115 requires, among other things, that securities designated as available for sale be reported at estimated market value at each period end with the unrealized gain or loss, net of tax effect, recorded as a component of shareholders' equity.

              Securities are designated as available for sale or held to maturity at the time of acquisition. Securities which the Company will hold for indefinite periods of time and which might be sold in the future as part of efforts to manage interest rate risk or in response to changes in interest rates, changes in prepayment risk, changes in market conditions or changes in economic factors, are classified as available for sale and carried at estimated market values. Net aggregate unrealized gains or losses are included in a valuation allowance account and are reported, net of taxes, as a component of shareholders' equity. Securities which the Company has the positive intent and ability to hold to maturity are designated as held to maturity and are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity. Interest and dividends on securities are reported in interest income. Gains and losses realized on sales of securities are determined on the specific identification method and are reported in noninterest income as gain on sale of securities, net.

Loans. Loans are reported at their principal amount outstanding, net of unearned discounts and unamortized nonrefundable fees and direct costs associated with their origination or acquisition. Interest earned on loans without discounts is credited to income based on loan principal amounts outstanding at appropriate interest rates. Material origination fees net of direct costs and discounts on loans are credited to income over the terms of the loans using a method which results in an approximate level rate of return.

              Nonaccrual loans are those on which the accrual of interest has ceased. Loans, are placed on nonaccrual status immediately if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more and collateral, if any, is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Interest income is recognized on nonaccrual loans only to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are thereafter applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

Allowance for Possible Loan Losses. The allowance for possible loan losses, which is available for losses incurred in the loan portfolio, is increased by a provision charged to expense and decreased by charge-offs, net of recoveries.

              The provision charged to expense is based on management's evaluation of the adequacy of the allowance for possible loan losses, which encompasses consideration of past loss experience and other factors, including changes in the composition and volume of the loan portfolio, current economic conditions and the relationship of the allowance to the loan portfolio.

Excess Cost Over Equity in Net Assets of the Banking Subsidiary. Since the bank was acquired by the parent company prior to October 31, 1970 and the excess cost over equity in net assets has a continuing value, this excess is not being amortized.

Premises and Equipment. Premises and equipment, excluding land, are stated at cost less accumulated depreciation and amortization. Land is reported at cost. Depreciation is computed on a straight-line basis and is charged to noninterest expense over the estimated useful lives of the related assets. Amortization of leasehold improvements is charged to noninterest expense over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Maintenance, repairs and minor improvements are charged to noninterest expenses as incurred.

Income Taxes. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" as of January 1, 1993. The adoption of SFAS No. 109 had no effect on the Company's results of operations. SFAS No. 109 required a change to the asset and liability method of accounting for income taxes from the deferred method of accounting for income taxes previously followed. Deferred income tax expense (benefit) under SFAS No. 109 is determined by recognizing deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed and a valuation allowance provided for that portion of the assets for which it is more likely than not that it will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates and will be adjusted for the effects of future changes in tax laws or rates, if any.

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

Statements of Cash Flows. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

Earnings Per Average Common Share. Primary earnings per average common share are computed by dividing net income by the average number of common and common equivalent shares outstanding during the period. Common shares outstanding exclude treasury shares. Common equivalent shares include Series D convertible preferred shares released to participant accounts under the provisions of the Company's Employee Stock Ownership Plan and the dilutive effect of outstanding stock options. Series B convertible preferred shares, considered common stock equivalents, were not significant in any period and have been excluded.

     The average common shares outstanding in the computation of fully diluted earnings per share includes the common shares outstanding adjusted for the assumed conversion of convertible subordinated debentures and preferred shares and the additional dilutive effect of outstanding stock options. Net income is adjusted for interest and amortization of debt expense (after tax effect) on the convertible subordinated debentures. Earnings per average common share on a fully diluted basis have not been presented for 1992 because the effects would be anti-dilutive.

NOTE 2. CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were $13,231,000 and $11,473,000 at December 31, 1994 and 1993,
respectively. Average required reserves during 1994 and 1993 were $8,998,000 and $7,976,000, respectively.

NOTE 3. INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                                GROSS               GROSS              ESTIMATED
                                                            AMORTIZED         UNREALIZED          UNREALIZED             MARKET
DECEMBER 31, 1994                                              COST             GAINS               LOSSES                VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                   $30,682,402        $       --          $  532,402          $30,150,000
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                  34,585,046                --           1,578,058           33,006,988
Federal Reserve Bank and other equity securities             4,177,806             2,421               1,326            4,178,901
                                                           -----------        ----------          ----------          -----------
    Total                                                  $69,445,254        $    2,421          $2,111,786          $67,335,889
                                                           ===========        ==========          ==========          ===========

December 31, 1993
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                   $39,529,791        $1,305,374          $      353          $40,834,812
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                  43,425,382           252,671             197,524           43,480,529
Federal Reserve Bank and other equity securities             6,809,438             1,360               1,035            6,809,763
                                                           -----------        ----------          ----------          -----------
    Total                                                  $89,764,611        $1,559,405          $  198,912          $91,125,104
                                                           ===========        ==========          ==========          ===========

     The carrying value and estimated market value of securities held to maturity are as follows:

                                                                                GROSS                GROSS             ESTIMATED
                                                            CARRYING          UNREALIZED          UNREALIZED             MARKET
DECEMBER 31, 1994                                             VALUE              GAINS              LOSSES                VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                  $ 10,871,768        $       --         $   340,518         $ 10,531,250
Obligations of U.S. government corporations
 and agencies--mortgage-backed securities                  228,425,880            26,076          16,877,992          211,573,964
Obligations of states and political subdivisions                29,986               365                  --               30,351
Debt securities issued by foreign governments                4,000,000                --                  --            4,000,000
Other debt securities                                        1,118,354                --               5,919            1,112,435
                                                          ------------        ----------         -----------         ------------
    Total                                                 $244,445,988        $   26,441         $17,224,429         $227,248,000
                                                          ============        ==========         ===========         ============

December 31, 1993
---------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                $179,051,269        $1,747,037         $   672,987         $180,125,319
Obligations of states and political subdivisions                29,964             2,000                  --               31,964
Debt securities issued by foreign governments                4,500,000                --                  --            4,500,000
Corporate debt securities                                    2,005,131               902                 114            2,005,919
Other debt securities                                       10,104,323            59,726              43,167           10,120,882
                                                          ------------        ----------         -----------         ------------
    Total                                                 $195,690,687        $1,809,665         $   716,268         $196,784,084
                                                          ============        ==========         ===========         ============

     The following tables present information regarding securities available for sale and securities held to maturity at December 31, 1994, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of states and political subdivisions is not stated on a tax-equivalent basis.

                                                                                                  ESTIMATED
                                                                              AMORTIZED            MARKET                 AVERAGE
SECURITIES AVAILABLE FOR SALE                                                    COST               VALUE                  YIELD
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  Due after 1 year but within 5 years                                        $30,682,402         $30,150,000                 5.63%
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                                  34,585,046          33,006,988                 5.17
Federal Reserve Bank and other equity securities                               4,177,806           4,178,901                 7.30
                                                                             -----------         -----------
    Total                                                                    $69,445,254         $67,335,889                 5.55
                                                                             ===========         ===========

                                                                                                  ESTIMATED
                                                                              CARRYING              MARKET                AVERAGE
SECURITIES HELD TO MATURITY                                                     VALUE               VALUE                  YIELD
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  Due after 1 year but within 5 years                                       $ 10,871,768        $ 10,531,250                 7.27%
                                                                            ------------        ------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                                 228,425,880         211,573,964                 6.17
                                                                            ------------        ------------
Obligations of states and political subdivisions
  Due within 1 year                                                               29,986              30,351                 7.48
                                                                            ------------        ------------
Debt securities issued by foreign governments
  Due within 1 year                                                            1,000,000           1,000,000
  Due after 1 year but within 5 years                                          2,000,000           2,000,000
  Due after 5 years                                                            1,000,000           1,000,000
                                                                            ------------        ------------
    Total                                                                      4,000,000           4,000,000                 6.09
                                                                            ------------        ------------

Other debt securities
  Due after 1 year but within 5 years                                          1,118,354           1,112,435                 5.11
                                                                            ------------        ------------
    Total                                                                   $244,445,988        $227,248,000                 6.17
                                                                            ============        ============

     Information regarding securities sales is as follows:

YEARS ENDED DECEMBER 31,                                                         1994                   1993              1992
---------------------------------------------------------------------------------------------------------------------------------
Proceeds                                                                      $9,955,694                $ --         $107,303,906
Gross gains                                                                       63,136                  --            1,568,454
Gross losses                                                                      21,205                  --                   --

     The book value of investment securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required by law amounted to $110,549,000 and $138,841,000 at December 31, 1994 and 1993,
respectively.

NOTE 4. LOANS

DECEMBER 31,                                                                    1994                 1993
------------------------------------------------------------------------------------------------------------
Domestic
  Term Federal funds sold                                                   $         --        $ 40,000,000
  Commercial and industrial                                                  260,868,892         218,558,986
  Real estate--mortgage                                                       42,078,553          34,807,737
  Real estate--construction                                                    1,486,418           1,665,545
  Installment                                                                 12,919,642           8,402,800
Foreign
  Government and official institutions                                           789,424             789,424
                                                                            ------------        ------------
  Loans, gross                                                               318,142,929         304,224,492
  Less unearned discounts                                                      5,373,750           5,473,671
                                                                            ------------        ------------
Loans, net of unearned discounts                                            $312,769,179        $298,750,821
                                                                            ============        ============

     On June 1, 1993, the Company purchased, for cash, the assets (principally loans) of Zenith Financial Corporation, a nationwide provider of consumer receivable financing. The purchase price was $7,906,000 and was approximately equal to the book value of the assets acquired.

     Term Federal funds sold represent loans to commercial banks in the United States. There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 81% of the bank's loans are to borrowers located in the metropolitan New York area.

     Nonaccrual loans at December 31, 1994 and 1993 totalled $575,000 and $2,297,320, respectively. There were no reduced rate loans at December 31, 1994 or 1993. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 1994, 1993 and 1992 in accordance with their original terms is estimated to be $86,000, $169,000 and $313,000, respectively, for the years then ended. The applicable interest income actually realized for aforementioned years was $18,000, $98,000 and $72,000, respectively. At the end of these years there were no commitments to lend additional funds on nonaccrual loans.

     Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefit of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 1994 or 1993.

NOTE 5. CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

YEARS ENDED DECEMBER 31,                                                         1994                1993                 1992
---------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                 $ 3,413,947         $ 3,177,121          $ 3,733,910
Provision for possible loan losses                                             1,053,000             690,000            1,290,000
                                                                             -----------         -----------          -----------
                                                                               4,466,947           3,867,121            5,023,910
                                                                             -----------         -----------          -----------

Less charge-offs, net of recoveries:
  Charge-offs                                                                    532,345             714,976            1,918,895
  Recoveries                                                                    (201,208)            (52,175)             (72,106)
                                                                             -----------         -----------          -----------
    Net charge-offs                                                              331,137             662,801            1,846,789
                                                                             -----------         -----------          -----------
Acquired allowance                                                                    --             209,627                   --
                                                                             -----------         -----------          -----------
Balance at end of year                                                       $ 4,135,810         $ 3,413,947          $ 3,177,121
                                                                             ===========         ===========          ===========

     On June 1, 1993, the Company purchased, for cash, the assets (principally loans) of Zenith Financial Corporation a nationwide provider of consumer receivables financing. The purchase price included the allowance for loan losses of $209,627.

NOTE 6. INTEREST-BEARING DEPOSITS

Foreign deposits totalled $2,670,000 at December 31, 1994 and 1993.

YEARS ENDED DECEMBER 31,                                                         1994                1993                 1992
---------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest-bearing deposits in domestic offices                              $ 8,369,984         $ 6,438,900          $ 7,769,930
  Interest-bearing deposits in foreign offices                                   103,510              79,241              158,242
                                                                             -----------         -----------          -----------
    Total                                                                    $ 8,473,494         $ 6,518,141          $ 7,928,172
                                                                             ===========         ===========          ===========

     The aggregate of domestic time certificates of deposit in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below; there were no foreign time certificates of deposits:

DECEMBER 31,                                                                     1994                 1993                1992
---------------------------------------------------------------------------------------------------------------------------------
Remaining maturity range
  Three months or less                                                       $52,758,925         $62,391,007          $63,095,562
  More than three months through six months                                    6,878,526          15,656,912            7,393,317
  More than six months through twelve months                                   6,742,806           1,613,158            2,662,500
  More than twelve months                                                      9,699,636           1,329,289              392,549
                                                                             -----------         -----------          -----------
    Total                                                                    $76,079,893         $80,990,366          $73,543,928
                                                                             ===========         ===========          ===========

YEARS ENDED DECEMBER 31,                                                         1994                1993                 1992
---------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                             $ 2,429,283         $ 1,700,241          $ 1,956,149
                                                                             ===========         ===========          ===========

NOTE 7. SHORT-TERM BORROWINGS

                                                                                    1994                1993                 1992
---------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase
 At December 31  --Balance                                                   $44,050,836         $37,225,000          $ 6,642,311
                 --Average interest rate                                            5.37%               2.83%                2.74%
                 --Average original maturity                                     44 days            100 days              30 days
 During the year --Maximum month-end balance                                  62,756,854          52,481,192           14,856,000
                 --Daily average balance                                      55,813,000          31,315,000           11,593,000
                 --Average interest rate paid                                       3.72%               2.86%                3.41%
                 --Range of interest rates paid                                2.25-5.85%          2.50-3.31%           2.70-4.55%
                                                                             ============        ============         ============

Commercial paper
 At December 31  --Balance                                                   $14,672,800         $14,320,400          $14,081,200
                 --Average interest rate                                            4.50%               2.85%                2.98%
                 --Average original maturity                                     47 days             39 days              48 days
 During the year --Maximum month-end balance                                  17,872,500          20,936,500           19,839,000
                 --Daily average balance                                      14,491,000          14,221,000           14,765,000
                 --Average interest rate paid                                       3.62%               2.89%                3.70%
                 --Range of interest rates paid                                2.50-6.05%          2.50-3.30%           2.55-4.35%
                                                                             ============        ============         ============

     Other short-term borrowings include a collateralized advance from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. The Federal Home Loan Bank advance of $3,000,000 is repayable in October, 1995 at a rate of 4.33%. At December 31, 1993, the aggregate of such advances was $6,000,000 at an average rate of 3.75%.

     The parent company has agreements with its line banks to pay a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 1994, these back-up bank lines of credit totalled $15,000,000. No lines were used at any time during 1994 and 1993.

NOTE 8. LONG-TERM CONVERTIBLE SUBORDINATED DEBENTURES

The parent company's floating interest rate convertible subordinated debentures are traded on the New York Stock Exchange. A summary of changes in these debentures follows (amounts in thousands):

                                                                             MATURITY DATES
                                                                -------------------------------------------
                                                                      JULY 1,           NOV. 1,     JULY 1,
                                                                -------------------------------------------
                                                                 1994        1996         1998        2001       TOTAL
                                                               --------------------------------------------     -------
Series                                                          Second       Third         4th       Fifth
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                  $ 7,756      $12,536      $14,874                 $35,166
Repayments, conversions and retirements during the year        (7,756)        (476)         (42)                 (8,274)
                                                              --------     -------      -------                 -------
Balance at December 31, 1993                                  $    --       12,060       14,832                  26,892
                                                              ========

New issue, August 1, 1994                                                       --           --      $7,020       7,020
Repayments, conversions and retirements during the year                     (7,096)        (370)         --      (7,466)
                                                                           -------      -------      ------     -------
Balance at December 31, 1994                                               $ 4,964      $14,462      $7,020     $26,446
                                                                           =======      =======      ======     =======

Estimated market value at December 31, 1994                                $ 4,865      $14,173      $6,809     $25,847
                                                                           =======      =======      ======     =======

     The debentures bear interest at a floating interest rate equal to one half of one percent (1/2%) above the daily average reference rate of interest of a designated major New York City bank, payable semi-annually. The daily average interest rates paid on the Second series for the six-month interest periods ended December 31, 1993, June 30, 1993, December 31, 1992, June 30, 1992 were 6.50% and 6.50%, 6.60% and 7.05%, respectively. The daily average interest rates paid on the Third and 4th series for the six-month interest periods ended December 31, 1994, June 30, 1994, December 31, 1993, June 30, 1993, December 31, 1992, June 30, 1992 were 8.10% and 6.80%, 6.50% and 6.50%, 6.60% and 7.05%, respectively. The daily average interest rate paid on the Fifth series for the initial period August 1, to December 31, 1994 was 8.20%. The debentures are convertible into common shares of the parent company. The conversion rate is subject to anti-dilution provisions of the indenture. The following table presents selected information regarding the debentures:

                                                                AMOUNT
            ISSUE                    MATURITY                 INITIALLY                  CONVERSION
             DATE                      DATE                     ISSUED                     PRICE
---------------------------------------------------------------------------------------------------
           6/27/85                     7/1/96                $15,000,000                     $12.00
          10/17/88                    11/1/98                 15,000,000                      12.50
           8/ 1/94                     7/1/01                  7,020,000                       8.75

     On January 19, 1993, the parent company prepaid the principal amount, plus accrued interest, of the convertible subordinated debentures due July 1, 1994.

     On June 9, 1994 the parent company offered to exchange its Third Series Debentures due July 1, 1996 for Fifth Series Debentures due July 1, 2001. Following the expiration of the exchange offer on July 29, 1994, $7,020,000 principal amount of Third Series Debentures were exchanged for Fifth Series Debentures.

NOTE 9. OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

                                                                           DECEMBER 31,
INTEREST RATES AND MATURITY DATES                                              1994
---------------------------------------------------------------------------------------
4.50% to 4.61%, due 1996                                                   $  4,500,000
4.84% to 5.20%, due 1997                                                      3,500,000
5.05% to 5.44%, due 1998                                                     12,750,000
5.68%, due 1999                                                                 350,000
5.92%, due 2000                                                                 350,000
6.07%, due 2001                                                                 350,000
6.22%, due 2002                                                                 350,000
6.37%, due 2003                                                                 350,000
                                                                           ------------
    Total                                                                  $ 22,500,000
                                                                           ============

    Weighted average interest rate                                                 5.03%
                                                                                   ====

     Total other long-term borrowings at December 31, 1993 amounted to $25,500,000 with a weighted average interest rate of 4.94%.

     UNDER the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding.

NOTE 10. PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. At December 31, 1994, two series of preferred stock had been issued--Series B and Series D.

     The following table presents information regarding the parent company's preferred stock:

DECEMBER 31,                                            1994                    1993
---------------------------------------------------------------------------------------
Series B shares. Authorized
  4,389 shares; issued and
  outstanding--1,288 shares,
  at liquidation value                               $   25,760              $   25,760
                                                     ----------              ----------

Series D shares. Authorized
  300,000 shares; issued and
  outstanding--250,000
  shares, at liquidation value                        2,500,000               2,500,000
  Less market value
    guarantee feature                                   875,000                 562,500
                                                     ----------              ----------
                                                      1,625,000               1,937,500
                                                     ----------              ----------
    Total                                            $1,650,760              $1,963,260
                                                     ==========              ==========

SERIES B

Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. There were no conversions during 1994, 1993 or 1992. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and vote together as one class with the holders of the common shares of the parent company.

SERIES D

Series D shares may only be issued to the trustee acting on behalf of an employee stock ownership plan ("ESOP") or other employee benefit plan of the Company. The Series D shares are convertible into common shares of the parent company on a share for share basis. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. A transfer is made out of shareholders' equity to the extent that the aggregate value of the outstanding Series D shares at the specified redemption price exceeds the aggregate market value of the same number of common shares ("market value guarantee feature"). At December 31, 1994 and 1993 such amounts were $875,000 and $562,500, respectively. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares of the parent company. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. See note 14 for a discussion of the Company's ESOP.

NOTE 11. COMMON STOCK

Number of shares reserved for issuance:

                                                         1994                    1993
---------------------------------------------------------------------------------------
Conversion of subordinated
  debentures:
  Floating rate due 7/1/96                              413,667               1,005,000
  Floating rate due 11/1/98                           1,156,960               1,186,560
  Floating rate due 7/1/01                              802,286                      --
Conversion of Series B
  preferred shares                                        2,576                   2,576
Conversion of Series D
    preferred shares                                    300,000                 300,000
                                                      ---------               ---------
                                                      2,675,489               2,494,136
                                                      =========               =========

Number of shares outstanding
  at December 31,                                     6,346,262               6,346,212
                                                      =========               =========

Number of shareholders
  at December 31,                                         2,612                   2,797
                                                      =========               =========

NOTE 12. RESTRICTIONS ON THE BANK

Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its non-bank subsidiaries. All national banks are limited in the payment of dividends without the approval of the Comptroller of the Currency ("the Comptroller") to an amount not to exceed the net profits (as defined) for that year to date combined with its retained net profits for the preceding two calendar years. The bank with the Comptroller's approval paid dividends during 1994 and 1993 aggregating $3,639,038 and $2,599,314, respectively.

NOTE 13. STOCK INCENTIVE PLANS

In April 1984, the shareholders approved a Restricted Stock Incentive Plan which provided for the issuance of a maximum of 250,000 shares to key employees. The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. There were no forfeitures in either 1994 or 1993, and 400 shares were forfeited in 1992. On January 2, 1987, 20,000 shares (including some previously forfeited) were awarded from Treasury shares. These awards vested to recipients over a five year period at the rate of 20% per year. On December 19, 1991, 7,800 shares (from previously forfeited) were issued from Treasury shares and vested to recipients over a one year period. Unearned compensation was amortized as a charge to noninterest expenses over a five year period for the 1987 awards and over a one year period for the 1991 awards. The balance of unearned compensation resulting from these awards was shown as a reduction of shareholders' equity. For income tax purposes, the Company was entitled to a deduction in an amount equal to the average market value of the shares on the vesting date and dividends paid on shares for which restrictions had not lapsed.

     In April 1992, shareholders approved a Stock Incentive Plan covering up to 100,000 common shares of the Company under which key employees of the Company and its subsidiaries could be granted options to purchase such common shares at prices equal to their fair market value on the date of grant. During 1993, options to purchase all 100,000 common shares were granted at prices between $7.25 or $8.00. Options, expiring ten years from the date of grant, are exercisable starting one year from the date of grant or upon the death or disability of the grantee. The plan is administered by the Incentive Compensation Committee of the Board of Directors. No expense is required to be recognized in connection with options granted under the plan. Amounts received upon exercise of options are recorded as common stock and capital surplus.

NOTE 14. EMPLOYEE STOCK OWNERSHIP PLAN

On March 5, 1993, the Company established an Employee Stock Ownership Plan ("ESOP"). This plan covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. During 1993, the parent company issued 250,000 shares of Series D preferred stock at a price of $10.00 per share to the Company's ESOP trust. The trust borrowed $2,500,000 from the bank, to pay for the shares. Since the ESOP trust borrowed from the bank, the Company recorded a deduction from shareholders' equity to reflect the unearned compensation for the shares. The unearned compensation is reduced as payments are made on the loan. In addition, because the parent company has guaranteed a liquidation and redemption price of $10.00 per share, the difference between $10.00 and the respective year end market price of the parent company common stock into which the outstanding Series D shares are convertible has been reflected outside shareholders' equity less its related share of unearned compensation for the unallocated share. The ESOP loan is at a fixed interest rate for a term of ten years with quarterly payments of interest only through December 31, 1995. Quarterly principal payments at an annual rate of $250,000 and $350,000 commence on March 31, 1996 and March 31, 1999, respectively, plus interest. The bank match-funded the ESOP loan with collateralized advances from the Federal Home Loan Bank of New York. The ESOP shares, pledged as collateral for the ESOP loan, are held in a suspense account and released for allocation among the participants as principal and interest on the ESOP loan is repaid. Under the terms of the ESOP, participants may vote both allocated and unallocated shares.

     The Company makes quarterly contributions to the ESOP equal to the debt service on the ESOP loan less dividends paid on the ESOP shares. All dividends paid are used for debt service. ESOP shares released from the suspense account are allocated among the participants on the basis of salary in the year of allocation. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the shares pledged as collateral are reported as unearned compensation in the consolidated balance sheets. As shares are released from the suspense account, the Company recognizes compensation expense equal to the current market price of the common shares into which the preferred shares are convertible, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares are recorded as a reduction of accrued interest payable; dividends on allocated ESOP shares are recorded as a reduction of retained earnings.

     Compensation expense was $122,150 and $102,120 for 1994 and 1993, respectively, with a corresponding reduction in unearned compensation. As of December 31, 1994, 10,212 shares had been allocated and 12,215 shares had been released for allocation; 227,573 shares were not released ("unallocated"). The fair value of unallocated shares at December 31, 1994 was $2,275,730. The following table presents interest paid on the ESOP loan, dividends paid on the Series D preferred shares and contributions made by the Company:

YEARS ENDED DECEMBER 31,                                 1994                    1993
---------------------------------------------------------------------------------------
Interest paid                                          $187,500                $156,771
Dividends paid                                          153,125                 127,594
Company contributions                                    34,375                  29,177

NOTE 15. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan that covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act funding standards.

     The following table sets forth the pension plan funded status:

DECEMBER 31,                                                                        1994                1993
---------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
    ($5,745,268) and ($5,621,589), respectively                                 $(6,217,822)        $(6,223,391)
                                                                                ===========         ===========

Projected benefit obligation for service rendered to date                       $(8,696,965)        $(8,673,674)
Plan assets at fair value (U.S. Treasury securities, insurance contract
  and listed stock)                                                               7,542,975           7,380,868
                                                                                -----------         -----------
Funded status                                                                    (1,153,990)         (1,292,806)
Unrecognized prior service cost                                                    (313,218)                 --
Unrecognized net loss                                                             2,645,372           2,273,477
                                                                                -----------         -----------
  Prepaid pension cost                                                          $ 1,178,164         $   980,671
                                                                                ===========         ===========

     Net pension expense included the following components:

YEARS ENDED DECEMBER 31,                                        1994                 1993                1992
---------------------------------------------------------------------------------------------------------------
Service cost                                                  $514,083             $403,074            $410,597
Interest cost                                                  609,807              582,544             504,358
Return on assets                                               250,311             (265,969)           (525,289)
Deferral of asset (loss) gain                                 (761,159)            (248,273)            105,643
                                                              --------             --------            --------
    Total included in employee benefits                       $613,042             $471,376            $495,309
                                                              ========             ========            ========

     In determining the actuarial present value of the projected benefit obligation, the rate of increase in future compensation levels was 5% and 4% and the weighted average discount rate used was 8.25% and 7.25% for December 31, 1994 and 1993, respectively. The expected long-term rate of return of Retirement Plan assets was 8%.

     There were no contributions to the profit-sharing plans for the years ended December 31, 1994, 1993 and 1992. During 1993 in connection with the establishment of an Employee Stock Ownership Plan, the Company's Board of Directors determined to cease contributions to the profit sharing plans; all participants in the plans became fully vested.

NOTE 16. INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

YEARS ENDED DECEMBER 31,                                       1994                 1993                1992
---------------------------------------------------------------------------------------------------------------
FEDERAL
  Current                                                  $ 3,429,163           $1,549,307          $  982,225
  Deferred                                                  (1,365,534)              (8,825)            175,773
                                                           -----------           ----------          ----------
    Total                                                  $ 2,063,629           $1,540,482          $1,157,998
                                                           ===========           ==========          ==========

STATE AND LOCAL
  Current                                                  $ 4,741,927           $1,100,532          $  637,586
  Deferred                                                    (780,780)             (13,289)            (10,268)
                                                           -----------           ----------          ----------
    Total                                                  $ 3,961,147           $1,087,243          $  627,318
                                                           ===========           ==========          ==========

TOTAL
  Current                                                  $ 8,171,090           $2,649,839          $1,619,811
  Deferred                                                  (2,146,314)             (22,114)            165,505
                                                           -----------           ----------          ----------
    Total                                                  $ 6,024,776           $2,627,725          $1,785,316
                                                           ===========           ==========          ==========

     Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:

YEARS ENDED DECEMBER 31,                                       1994                 1993                1992
---------------------------------------------------------------------------------------------------------------
Federal statutory rate                                              34%                  34%                 34%
Computed tax                                               $ 3,410,419           $1,966,261          $1,483,260
Increase in tax resulting from:
  Principally state and local taxes, net of
  Federal income tax benefit                                 2,614,357              661,464             302,056
                                                           -----------           ----------          ----------
    Total                                                  $ 6,024,776           $2,627,725          $1,785,316
                                                           ===========           ==========          ==========

     The deferred income tax provisions (benefits) result from timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The source of these differences and the tax effect of each are as follows:

YEAR ENDED DECEMBER 31,                                                                                  1992
---------------------------------------------------------------------------------------------------------------
Provision for possible loan losses                                                                     $189,308
Accretion of discounts on investment securities                                                            (853)
Deferred compensation                                                                                   (22,950)
                                                                                                       --------
    Total                                                                                              $165,505
                                                                                                       ========

     The components of the net deferred tax asset are as follows:

DECEMBER 31,                                                                        1994                1993
---------------------------------------------------------------------------------------------------------------
Deferred tax assets
 Difference between financial statement provision
    for possible loan losses and tax bad debt deduction                          $1,406,175          $1,097,248
 Nonaccrual interest                                                              2,916,249           1,095,573
 Deferred compensation                                                              102,052             131,768
 Other                                                                                2,421               2,434
                                                                                 ----------          ----------
    Total deferred tax assets                                                     4,426,897           2,327,023
                                                                                 ----------          ----------

Deferred tax liabilities
  Pension and benefit plans                                                         376,800             377,600
  Other                                                                             169,120             214,760
                                                                                 ----------          ----------
    Total deferred tax liabilities                                                  545,920             592,360
                                                                                 ----------          ----------
  Net deferred tax asset                                                          3,880,977           1,734,663
  SFAS No. 115 deferred tax asset (liability)                                       968,396            (625,678)
                                                                                 ----------          ----------
  Total net deferred tax asset                                                   $4,849,373          $1,108,985
                                                                                 ==========          ==========

     Federal income tax returns of the Company for all years through December 31, 1987 have been settled with the Internal Revenue Service.

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" as of January 1, 1993. The adoption of SFAS No. 109 had no material effect on the Company's results of operations.

     Taxes, other than taxes on income, are charged against noninterest expenses and amounted to $1,170,721, $1,160,770 and $1,075,774 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures about Fair Value of Financial Instruments" requires the Company to disclose the "fair values" of certain financial instruments for which it is practical to estimate "fair value."

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

     The following disclosures represent the Company's best estimate of the "fair value" of both on- and off-balance sheet financial instruments. The tables present, for each class of financial instrument: (1) the assumptions and methods which were utilized to estimate, where practical to do so, the fair values, (2) carrying amounts and (3) calculated estimates of fair value.

Financial Instruments with Carrying Amount Equal to Fair Value. The carrying amount of cash and due from banks, interest-bearing deposits with other banks, customers' liabilities under acceptances, accrued interest receivable, agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, due to factoring clients, and accrued interest payable, as a result of their short-term nature, is considered to be equal to fair value.

Investment Securities. For investment securities, fair value has been based upon current market quotations, where available. If quoted market prices are not available, fair value has been estimated based upon the quoted price of similar instruments.

Loans. The fair value of loans which reprice within 90 days reflecting changes in the base rate is equal to their carrying amount. For other loans, the estimated fair value is calculated based on discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities. These calculations have been adjusted for credit risk based on the Company's historical credit loss experience.

     The estimated fair value for secured nonaccrual loans is the value of the underlying collateral which is sufficient to repay each loan. For other nonaccrual loans, the estimated fair value represents book value less a credit risk adjustment based on the Company's historical credit loss experience.

Deposits. SFAS No. 107 requires that the fair value of demand, savings, NOW and certain money market deposits be equal to their carrying amount. The Company believes that the fair value of these deposits is clearly greater than that prescribed by SFAS No. 107.

     For other types of deposits with fixed maturities, fair value has been estimated based upon interest rates currently being offered on deposits with similar characteristics and maturities.

Long-Term Debt. The fair value of the Company's convertible subordinated debentures is based on current market quotations. For other long-term borrowings, the estimated fair value is calculated based on discounted cash flow analyses, using interest rates currently being quoted for similar characteristics and maturities.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees. The notional amount of off-balance sheet commitments to extend credit, standby letters of credit, and financial guarantees, is considered equal to fair value. Resulting from the uncertainty involved in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the notional value of the commitment.

     The following is a summary of the book values and estimated fair values of the Company's financial assets and liabilities:

                                                                  1994                                1993
                                                    -------------------------------     --------------------------------
                                                        CARRYING          ESTIMATED          CARRYING          ESTIMATED
DECEMBER 31,                                             AMOUNT          FAIR VALUE           AMOUNT          FAIR VALUE
------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks                            $ 39,224,764      $ 39,224,764       $ 35,975,787      $ 35,975,787
  Interest-bearing deposits with other banks            2,970,000         2,970,000          2,970,000         2,970,000
  Investment securities                               311,781,877       294,583,889        286,815,791       287,909,188
  Loans, net                                          308,633,369       307,896,190        295,336,874       295,580,936
  Customers' liability under acceptances                  624,083           624,083            201,669           201,669
  Accrued interest receivable                           3,985,290         3,985,290          3,501,850         3,501,850

FINANCIAL LIABILITIES
  Demand, NOW, savings and money market deposits      356,561,257       356,561,257        365,713,170       365,713,170
  Time deposits                                       160,741,258       162,057,000        107,272,756       107,325,000
  Securities sold under agreements to repurchase       44,050,836        44,050,836         37,225,000        37,225,000
  Commercial paper                                     14,672,800        14,672,800         14,320,400        14,320,400
  Other short-term borrowings                           7,104,224         7,104,224         13,613,964        13,613,964
  Acceptances outstanding                                 624,083           624,083            201,669           201,669
  Due to factoring clients                             11,382,321        11,382,321          5,784,952         5,784,952
  Accrued interest payable                              4,093,383         4,093,383          1,716,143         1,716,143
  Long-term convertible subordinated debentures        26,446,000        25,847,000         26,892,000        25,349,000
  Other long-term borrowings--FHLB                     22,500,000        19,715,000         25,500,000        25,163,000

NOTE 18. PARENT COMPANY

CONDENSED BALANCE SHEETS

DECEMBER 31,                                                                       1994                1993
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                        $    331,691        $    163,234
Interest-bearing deposits--banking subsidiary                                    10,765,000          11,951,815

Loans, net of unearned discounts                                                 19,369,743          15,326,201
Less allowance for possible loan losses                                             509,627             259,627
                                                                               ------------        ------------
  Loans, net                                                                     18,860,116          15,066,574
                                                                               ------------        ------------

Investment in subsidiaries
  Bank                                                                           66,850,847          68,143,245
  Others                                                                          2,804,120           2,783,154
Due from subsidiaries                                                             1,866,929           1,170,984
Other assets                                                                      2,148,437           2,159,066
                                                                               ------------        ------------
                                                                               $103,627,140        $101,438,072
                                                                               ============        ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                               $ 14,672,800        $ 14,320,400
Due to subsidiaries                                                               2,256,904           2,818,442
Accrued expenses and other liabilities                                            4,032,122           2,050,555
Long-term convertible subordinated debt                                          26,446,000          26,892,000
Other long-term debt                                                              2,500,000           2,500,000
Shareholders' equity                                                             53,719,314          52,856,675
                                                                               ------------        ------------
                                                                               $103,627,140        $101,438,072
                                                                               ============        ============

CONDENSED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                       1994                 1993                1992
---------------------------------------------------------------------------------------------------------------
INCOME
Dividends and interest from
  Banking subsidiary                                        $3,880,700           $2,953,629        $ 37,765,742
  Other subsidiaries                                           414,219                   --             245,000
Management and service fees from
  Banking subsidiary                                           877,260            1,106,522             479,650
  Other subsidiaries                                           111,600              111,600             111,600
Interest and fees on loans                                   2,914,933            1,396,522             171,752
Other income                                                    60,220              191,396             405,465
                                                            ----------           ----------        ------------
    Total income                                             8,258,932            5,759,669          39,179,209
                                                            ----------           ----------        ------------

EXPENSES
Interest expense                                             2,680,746            2,333,077           3,067,361
Provision for possible loan losses                             350,000               50,000                  --
Salaries and employee benefits                               1,140,687            1,035,811           1,157,517
Computer service fees and rent paid to banking subsidiary       77,663               58,688              58,846
Other expenses                                                 902,908              645,596             676,619
                                                            ----------           ----------        ------------
    Total expenses                                           5,152,004            4,123,172           4,960,343
                                                            ----------           ----------        ------------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                 3,106,928            1,636,497          34,218,866
Benefit for income taxes                                      (294,452)            (487,283)         (1,732,158)
                                                            ----------           ----------        ------------
                                                             3,401,380            2,123,780          35,951,024
Equity in undistributed net income (loss) of subsidiaries      604,489            1,031,617         (33,373,810)
                                                            ----------           ----------        ------------
Net income                                                  $4,005,869           $3,155,397        $  2,577,214
                                                            ==========           ==========        ============

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                 1994                 1993                1992
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                        $  4,005,869         $  3,155,397        $  2,577,214
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Provision for possible loan losses                                     350,000               50,000                  --
  Amortization of unearned compensation                                  122,150              102,120              44,400
  Increase in accrued interest receivable                               (123,895)            (124,554)             (7,586)
  Increase (Decrease) in accrued expenses and other liabilities        1,981,567             (297,459)           (613,240)
  Decrease in due to subsidiaries, net                                  (561,538)            (308,120)         (1,680,536)
  Equity in undistributed net (income) loss of subsidiaries             (604,489)          (1,031,617)         33,373,810
  Other, net                                                            (616,672)           1,195,464             380,019
                                                                    ------------         ------------        ------------
    Net cash provided by operating activities                          4,552,992            2,741,231          34,074,081
                                                                    ------------         ------------        ------------

INVESTING ACTIVITIES
  Net decrease (increase) in interest-bearing deposits--
    banking subsidiary                                                 1,186,815           11,219,185         (13,104,000)
  Net increase in loans                                               (4,143,542)          (7,116,574)         (8,000,000)
  Other, net                                                                  --                   --                 549
                                                                    ------------         ------------        ------------
    Net cash (used in) provided by investing activities               (2,956,727)           4,102,611         (21,103,451)
                                                                    ------------         ------------        ------------

FINANCING ACTIVITIES
  Net increase (decrease) in commercial paper                            352,400              239,200          (5,849,700)
  Cash dividends paid on preferred and common shares                  (1,334,208)          (1,269,371)         (1,269,299)
  Issuance of debentures                                               7,020,000                   --                  --
  Prepayments and maturities of debentures                            (7,466,000)          (8,267,185)         (5,845,130)
  Issuance of Series D preferred shares                                       --            2,500,000                  --
  Funding provided for purchase of Series D preferred shares                  --           (2,500,000)                 --
  Increase in other long-term borrowings                                      --            2,500,000                  --
                                                                    ------------         ------------        ------------
    Net cash used in financing activities                             (1,427,808)          (6,797,356)        (12,964,129)
                                                                    ------------         ------------        ------------
Net increase in cash and due from banks                                  168,457               46,486               6,501
Cash and due from banks--beginning of year                               163,234              116,748             110,247
                                                                    ------------         ------------        ------------
Cash and due from banks--end of year                                $    331,691         $    163,234        $    116,748
                                                                    ============         ============        ============

Supplemental schedule of non-cash financing activities:
  Debenture and preferred stock conversions                         $         --         $      6,815        $    139,870
  Forfeiture of treasury shares under incentive compensation plan             --                   --               3,960
  Issuance of Treasury shares                                                350                   --                  --
Supplemental disclosure of cash flow information:
  Interest paid                                                        2,438,821            2,811,046           3,715,993
  Income taxes paid                                                    4,928,459            1,178,884           1,667,100
  Cash paid for assets acquired                                               --            7,905,912                  --

The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $2,500,000 at December 31, 1994.

NOTE 19. COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancellable and noncancellable leases for premises and equipment were $1,521,151, $1,644,315 and $1,525,297, respectively, for the years ended December 31, 1994, 1993 and 1992.

         The future minimum rental commitments as of December 31, 1994 under noncancellable leases follow:

                                  RENTAL
YEAR(S)                         COMMITMENTS
--------------------------------------------
1995                           $1,608,862
1996                            1,730,369
1997                              825,007
1998                              788,438
1999                              767,739
2000 and thereafter             2,450,646
                              --------------
Total                          $8,171,061
                              ==============

     Certain of the leases included above have escalation clauses and/or provide that the Company pay maintenance, electric, taxes and other operating expenses applicable to the leased property.

     In the normal course of business, there are various commitments and contingent liabilities outstanding which are properly not recorded on the balance sheet. Management does not anticipate that losses, if any, as a result of these transactions would materially affect the financial position of the Company.

     Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $35,211,000 as of December 31, 1994. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 1994, these commitments totalled $24,048,552 of which $21,026,655 expired within one year, $490,647 within two years and $2,531,250 within three years. Approximately 25% of the commitments are automatically renewable for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1994 ranged from -0- percent to 100 percent; the average amount collateralized is approximately 44 percent.

     In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 20. QUARTERLY DATA (UNAUDITED)

1994 QUARTER                                             MAR 31                JUN 30            SEPT 30                   DEC 31
---------------------------------------------------------------------------------------------------------------------------------
Total interest income                                $9,158,416           $10,701,035        $11,418,043              $12,364,644
Total interest expense                                2,885,971             3,596,126          4,073,893                4,326,406
Net interest income                                   6,272,445             7,104,909          7,344,150                8,038,238
Provision for possible loan losses                      190,000               200,000            310,000                  353,000
Gain (Loss) on sale of securities, net                   42,361                    --                 --                     (430)
Noninterest income                                      955,025             1,029,669          1,143,705                1,152,242
Noninterest expenses                                  5,328,703             5,635,399          5,355,236                5,679,331
Income before income taxes                            1,751,128             2,299,179          2,822,619                3,157,719
Net income                                              910,467               962,404            974,761                1,158,237
Earnings per average common share
 Primary                                                    .14                   .15                .16                      .18
 Fully diluted                                              .13                   .14                .13                      .17
Common stock price
 High                                                     7 3/4                 7 1/8              7 1/8                    7
 Low                                                      7                     6 3/4              6 1/2                    6 1/2
 Quarter--end                                             7                     7                  7                        6 1/2

1993 QUARTER                                             MAR 31                JUN 30            SEPT 30                   DEC 31
---------------------------------------------------------------------------------------------------------------------------------
Total interest income                                $7,916,257            $7,987,457         $8,120,137               $8,516,374
Total interest expense                                2,496,207             2,498,824          2,504,316                2,668,590
Net interest income                                   5,420,050             5,488,633          5,615,821                5,847,784
Provision for possible loan losses                      160,000               160,000            185,000                  185,000
Noninterest income                                      876,966               944,409          1,046,121                1,003,780
Noninterest expenses                                  4,755,475             4,764,565          5,020,035                5,230,367
Income before income taxes                            1,381,541             1,508,477          1,456,907                1,436,197
Net income                                              741,764               801,958            805,746                  805,929
Earnings per average common share
  Primary                                                   .12                   .12                .13                      .13
  Fully diluted                                             .11                   .12                .12                      .12
Common stock price
  High                                                    9 1/8                 8 1/2              8 1/4                    8 5/8
  Low                                                     8 1/8                 7 1/8              6 7/8                    7 5/8
  Quarter--end                                            8 1/4                 7 1/8              8 1/4                    7 3/4

INDEPENDENT AUDITORS' REPORT

[LOGO KPMG PEAT MARWICK LLP]

The Shareholders and Board of Directors
Sterling Bancorp:

        We have audited the accompanying consolidated balance sheets of Sterling Bancorp and Subsidiaries as of December 31, 1994 and 1993, the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994 and the statements of condition of Sterling National Bank & Trust Company of New York as of December 31, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp and Subsidiaries as of December 31, 1994 and 1993, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 and the financial position of Sterling National Bank & Trust Company of New York as of December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1993.

/s/ KPMG PEAT MARWICK LLP

New York, New York
February 3, 1995

STERLING BANCORP and Subsidiaries
SELECTED FINANCIAL DATA
(in thousands except per share data)

YEARS ENDED DECEMBER 31,                            1994              1993             1992             1991             1990
------------------------------------------------------------------------------------------------------------------------------
Total interest income                            $43,642          $ 32,540         $ 30,572         $ 36,445          $ 44,724
Total interest expense                            14,882            10,168           11,510           20,208            26,342
Net interest income                               28,760            22,372           19,062           16,237            18,382
Provision for possible loan losses                 1,053               690            1,290            8,000(1)             --
Gain on sale of securities, net                       42                --            1,568               12                 1
Noninterest income                                 4,281             3,871            3,682            2,753             3,023
Noninterest expenses                              21,999            19,770           18,659           17,741            17,015
Income (Loss) before taxes                        10,031             5,783            4,363           (6,739)            4,391
Provision (Benefit) for income taxes               6,025             2,628            1,786           (2,047)            2,521
Net income (loss)                                  4,006             3,155            2,577           (4,692)            1,870
  Per average common share                           .63               .50              .41             (.74)              .30
Dividends per common share                           .21               .20              .20              .22               .20

AT YEAR END
Interest-bearing deposits with other banks
  and Federal funds sold                          10,970             2,970            3,630            4,635            15,437
Investment securities                            311,782           286,816          219,571          220,629            87,969
Term Federal funds sold                               --            40,000           99,000           75,000           200,000
Other loans, net of unearned discounts           312,769           258,751          189,791          152,598           168,563
Total assets                                     706,636           653,039          578,248          512,012           533,945
Noninterest-bearing deposits                     174,897           174,089          159,234          114,052           100,585
Interest-bearing deposits                        342,405           298,897          296,925          264,804           297,039
Securities sold under agreements to repurchase    44,051            37,225            6,642            5,282             3,495
Long-term convertible subordinated debentures     26,446            26,892           35,166           41,151            41,151
Other long-term borrowings--FHLB                  22,500            25,500               --               --                --
Shareholders' equity                              53,719            52,857           50,150           48,657            54,683

(1) During the third quarter of 1991, a single large borrower of the bank filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In light of this and based upon management's continuing evaluation of the collectibility of the loan portfolio, an $8,000,000 addition to the allowance was made.

STERLING BANCORP and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

BUSINESS

Sterling Bancorp (the parent company) is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended, with subsidiaries providing a full range of financial services, including business and consumer loans, asset based financing, factoring, trade financing, mortgage lending, leasing and trust and estate services. The parent company owns virtually 100% of Sterling National Bank & Trust Company of New York (the bank), its principal subsidiary, and all of the outstanding shares of Standard Factors Corporation/Sterling Factors, Universal Finance Corporation, Sterling Banking Corporation and Sterling Industrial Loan Association (finance subsidiaries). As used throughout this report, "the Company" refers to Sterling Bancorp and its subsidiaries.

         There is competition in all areas in which the Company conducts its business, including deposits, loans, domestic and international financing and trust services. In addition to competing with other banks, the Company also competes in certain areas of its business with other financial institutions. At December 31, 1994, the bank's year to date average earning assets (of which loans were 41% and investment securities were 57%) represented approximately 96% of the Company's year to date average earning assets. See page 38 for the composition of the Company's average balance sheets for the three most recent years.

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

         While the parent company generates income from its own operations, it also depends for its cash requirements on funds maintained or generated by its subsidiaries, principally the bank. Such sources have been adequate to meet the parent company's cash requirements throughout its history. At December 31, 1994, the parent company had on hand approximately $11,097,000 in cash.

         As presented in Footnote 12 on page 24, various legal restrictions limit the extent to which the bank can supply funds to the parent company and its nonbank subsidiaries. In addition, from time to time dividends are paid to the parent company by other subsidiaries from their retained earnings without regulatory restrictions.

         At December 31, 1994, the parent company's outstanding long-term debt aggregated $28,946,000. To the extent convertible subordinated debentures are converted to common stock of the parent company (as has been the case with $11,000,000 principal amount since 1982), the subordinated debt related thereto is retired and becomes part of shareholders' equity. The parent company's long-term indebtedness is also met through funds generated from profits and new financing. Since becoming a public company in 1946, the parent company and its predecessors have been able to obtain the financing required and have paid at maturity all outstanding long-term indebtedness. The parent company expects to continue to meet its obligations in accordance with their terms.

         At December 31, 1994, the parent company's short-term debt, consisting solely of commercial paper, was $14,673,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $33,849,000 and back-up credit lines with banks of $15,000,000. The parent company and its predecessor have issued and repaid at maturity approximately $12 billion of commercial paper since 1955. Since 1979, the parent company has had no need to use available back-up lines of credit.

         At December 31, 1994, the bank maintained a portfolio of investment securities totalling $311,736,000, representing virtually 100% of the Company's portfolio of investment securities, of which U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities having an average life of approximately 3 years amounted to $304,565,000. The bank's asset-liability management program is designed to achieve acceptable yields while managing interest rate risk, maturity distribution and credit risk.

         As of December 31, 1993 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." As a result of the adoption of SFAS No. 115, the Company was required to reclassify securities in its investment portfolio as either "held to maturity" or "available for sale." The reclassification of these securities had no effect on the Company's results of operations for the year ended December 31, 1993. The Company has the intent and ability to hold to maturity investment securities classified "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. At December 31, 1994 the carrying and estimated market value of "held to maturity" securities were $244,446,000 and $227,248,000, respectively. The gross unrealized gains and losses on these securities were $26,000 and $17,224,000, respectively. Investment securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at estimated market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are reported, net of taxes, as a component of shareholders' equity. The carrying value of "available for sale" securities was $67,336,000 which included gross unrealized gains of $2,000 and gross unrealized losses of $2,112,000. Information regarding securities sales, gross gains and gross losses is presented in Footnote 3 on page 18.

         The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). At December 31, 1994, the risk-based capital ratios and the leverage ratio for the Company and the bank exceeded the most stringent requirements contemplated by these guidelines. Information regarding the Company's and the bank's risk-based capital, at December 31, 1994 and 1993 is presented on page 40.

         While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity and capital requirements in the future.

CREDIT RISK

A key management objective is to maintain the quality of the loan portfolio. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of the creditworthiness of and the designation of lending limits for each borrower. The portfolio strategies seek to avoid concentrations by industry or loan size in order to minimize credit exposure and to originate loans in markets with which it is familiar. See Footnote 4 shown on page 20 for the composition of the loan portfolio.

         The Company's commercial and industrial loan portfolio represents approximately 82% of gross loans. Loans in this category are typically made to small and medium sized businesses and range between $250,000 and $10 million. The primary source of repayment is from the borrower's operating profits and cash flows. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory or real property. The Company's real estate loan portfolio, which represents approximately 14% of gross loans, is secured by mortgages on real property located principally in the City of New York and the State of Virginia. The collateral securing any loan may vary in value based on the success of the business and economic conditions.

         Intrinsic to the lending process is the possibility of loss. In times of economic slowdown, the risk inherent in the Company's portfolio of loans is increased. While management endeavors to minimize this risk, it recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio which in turn depends on current and expected economic conditions, the financial condition of borrowers, and the credit management process.

         The allowance for possible loan losses is maintained through the provision for possible loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for possible loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. Thus, the allowance level reflects identified loss potential and inherent risk in the portfolio. While a significant change in any of the evaluation factors described above could result in future additions in the allowance, in management's judgment, the allowance for possible loan losses is adequate to provide for such loss potential as is inherent in the loan portfolio.

         At December 31, 1994, the ratio of the allowance to loans, net of unearned discounts, was 1.3%. At December 31, 1994, the Company's allowance, after giving effect to net charge-offs of $331,000, was $4,136,000 and its nonaccrual loans amounted to $575,000. Based on the foregoing, as well as management's judgment as to the current risks inherent in the loan portfolio, the Company's allowance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 1994.

RESULTS OF OPERATIONS

The Company's earnings are primarily dependent on net interest income which can be affected by changes in interest rates. An analysis of the Company's interest rate sensitivity is presented on page 41. Net interest income varies with the mix of interest-earning assets and interest-bearing liabilities and their respective yields earned and rates paid. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 39. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 38.

Comparison of years ended December 31, 1994 and December 31, 1993. Total interest income increased $11,102,000 due to higher average funds employed at higher rates. An increase in average investment securities outstandings coupled with higher yields, resulted in an increase in income from investment securities of $4,464,000. Higher average loan outstandings employed at higher rates resulted in an increase of $6,428,000 in interest and fees on loans.

         Total interest expense for the year ended December 31, 1994 increased $4,714,000 due to higher average outstandings and higher rates. Higher rates paid coupled with higher outstandings, resulted in an increase of $1,955,000 in interest expense on deposits. Interest expense on borrowings was $2,759,000 higher principally due to higher average outstandings.

         Based on management's continuing evaluation of the collectibility of the loan portfolio, $1,053,000 was provided for possible loan losses for the year ended December 31, 1994.

         Higher service charges on deposit accounts and higher volume for letters of credit and factoring services, partially offset by lower income for trust services, resulted in an increase in noninterest income of $451,000 for the year ended December 31, 1994 compared with the same period in 1993.

         Noninterest expenses increased $2,228,000 for the year ended December 31, 1994 versus the same period last year reflecting higher personnel and other costs associated with the Company's higher levels of business activities, increased investments in technology and higher general costs.

         Due to the higher level of pre-tax profitability and additional provisions for unresolved state tax issues, the provision for income taxes increased $3,397,000 for the year ended December 31, 1994.

         As a result of the above factors, net income increased $850,000 for the year ended December 31, 1994 when compared with the same period in 1993.

Comparison of years ended December 31, 1993 and December 31, 1992. Total interest income increased $1,968,000 due to higher average funds employed partially offset by reduced yields. An increase in average investment securities outstandings partially offset by reduced yields, resulted in an increase in income from investment securities of $417,000. Interest income from Federal funds sold was $386,000 lower primarily due to lower average outstandings. Higher average loan outstandings employed at higher rates resulted in an increase of $2,019,000 in interest and fees on loans. The acquisition of Zenith's loan portfolio contributed to the loan growth and accounted for the increase in average rate.

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

         Noninterest expenses increased $1,111,000 for the year ended December 31, 1993 versus the same period last year reflecting higher costs associated with the Company's business development efforts as well as higher general costs.

         The provision for income taxes increased $842,000 for the twelve months of 1993 when compared with the same period last year based on the level of pre-tax profitability.

         As a result of the above factors, net income increased $578,000 for the year ended December 31, 1993 when compared with the same period in 1992.

ACCOUNTING STANDARDS NOT YET ADOPTED

In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." The Statement is effective for fiscal years beginning after December 15, 1994.

         SFAS No. 114 generally requires all creditors to account for impaired loans (except for those loans that are accounted for at fair value or at the lower of cost or fair value) at the present value of the expected future cash flows, discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is collateral dependent. SFAS No. 114 also provides that in-substance foreclosed loans should not be included in Real Estate Owned for financial reporting purposes, but, rather, in the loan portfolio.

         SFAS No. 114 was recently amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." SFAS No. 118 allows for existing income recognition practices to continue.

         These Statements are not expected to have a material effect on the Company's financial condition or results of operations when adopted in the first quarter of 1995.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The parent company's common stock is traded on The New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Footnote 20 on page 32. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Operations on page 13. Information regarding legal restrictions on the ability of the bank to pay dividends to its shareholders is presented in Footnote 12 on page 24. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Footnote 10 on page 23.

STERLING BANCORP and Subsidiaries
AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS(1)

                                            YEAR ENDED                      YEAR ENDED                          YEAR ENDED
                                         DECEMBER 31, 1994              DECEMBER 31, 1993                   DECEMBER 31, 1992
                                     -------------------------      ---------------------------       ----------------------------
                                     AVERAGE           AVERAGE      AVERAGE             AVERAGE       AVERAGE              AVERAGE
                                     BALANCE   INTEREST RATE        BALANCE     INTEREST RATE         BALANCE      INTEREST  RATE
                                     -------   -------- ----        -------     -------- ----         -------      --------  ----
                                                                            ($ IN THOUSANDS)
ASSETS
Interest-bearing deposits
  with other banks                 $  2,963   $   123  4.17%       $  3,119     $    97  3.13%         $  4,179    $   179     4.28%
Investment securities
  Available for sale                 80,498     4,480  5.55              --          --    --                --         --       --
  Held to maturity                  240,364    14,825  6.17         254,815      14,835  5.83           208,173     14,416     6.92
  Tax-exempt(2)                         143         9  6.29             264          15  5.74               290         17     5.80
Federal funds sold                    7,033       323  4.59           4,542         139  3.06            14,339        525     3.66
Loans, net of unearned
  discounts
    Domestic(3)                     254,434    23,839  9.37         227,815      17,420  7.65           211,128     15,393     7.29
    Foreign                             789        43  5.44             789          34  4.29               789         42     5.37
                                   --------   -------              --------     -------                --------    -------
    TOTAL INTEREST
      EARNING ASSETS                586,224    43,642  7.44%        491,344      32,540  6.62%          438,898     30,572     6.95%
                                              -------  ====                     -------  ====                      -------     ====
Cash and due from banks              40,564                          35,160                              30,588
Allowance for possible
  loan losses                        (3,768)                         (3,175)                             (3,906)
Excess cost over equity
  in net assets of the bank          21,158                          21,158                              21,158
Other                                14,706                          11,624                              11,279
                                   --------                        --------                            --------
    TOTAL ASSETS                   $658,884                        $556,111                            $498,017
                                   ========                        ========                            ========

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest-bearing deposits
  Domestic
    Savings                        $178,149     3,257  1.83%       $198,772       4,254  2.14%         $171,839      4,954     2.88%
    Other time                      126,935     5,112  4.03          82,008       2,185  2.66            82,171      2,816     3.43
  Foreign
    Other time                        2,663       104  3.89           2,819          79  2.80             3,972        159     3.98
Borrowings
  Federal funds purchased and
  securities sold under agree-
  ments to repurchase                55,824     2,076  3.72          31,315         896  2.86            11,593        395     3.41
  Commercial paper                   14,491       524  3.62          14,702         411  2.79            14,765        546     3.70
  Other short-term debt              14,464       553  3.83           6,774         211  3.11             3,734        130     3.49
  Long-term debt                     51,581     3,256  6.31          33,204       2,132  6.42            36,160      2,510     6.94
                                   --------   -------              --------     -------                --------    -------
    TOTAL INTEREST-
      BEARING LIABILITIES           444,107    14,882  3.35%        369,594      10,168  2.75%          324,234     11,510     3.55%
                                                       ====                              ====                                  ====
Noninterest-bearing
  demand deposits                   144,974        --               125,804          --                 112,025         --
                                   --------   -------              --------     -------                --------    -------
Total including noninterest
  bearing demand deposits           589,081    14,882  2.53%        495,398      10,168  2.05%          436,259     11,510     2.64%
                                              -------  ====                     -------  ====                      -------     ====
Other liabilities                    16,554                           9,595                              12,076
                                   --------                        --------                            --------
  TOTAL LIABILITIES                 605,635                         504,993                             448,335
    SHAREHOLDERS' EQUITY             53,249                          51,118                              49,682
                                   --------                        --------                            --------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY           $658,884                        $556,111                            $498,017
                                   ========                        ========                            ========

Net interest income/spread                    $28,760  4.09%                    $22,372  3.87%                     $19,062     3.40%
                                              =======  ====                     =======  ====                      =======     ====
Net yield on interest
  earning assets                                       4.91%                             4.55%                                 4.34%
                                                       ====                              ====                                  ====


(1) The average balances of assets, liabilities and shareholders' equity are computed on the basis of daily averages for the bank and monthly averages for the parent company and its finance subsidiaries.

(2)  Interest on these securities is not presented on a tax equivalent basis.

(3) Nonaccrual loans are included in the average balance which reduces the average yields.

STERLING BANCORP and Subsidiaries
RATE/VOLUME ANALYSIS

                                                    DECEMBER 31, 1993 TO                          DECEMBER 31, 1992 TO
INCREASE (DECREASE) FROM YEARS ENDED,                 DECEMBER 31, 1994                             DECEMBER 31, 1993
---------------------------------------------------------------------------------         -------------------------------------
                                            VOLUME          RATE         TOTAL(1)         VOLUME         RATE          TOTAL(1)
                                            ------          ----         --------         ------         ----          --------
                                                                               ($ IN THOUSANDS)
INTEREST INCOME
Interest-bearing deposits with other
  banks                                     $   (6)        $   32        $    26          $  (40)       $   (42)      $   (82)
                                            ------         ------        -------          ------        -------       -------
Investment securities
  Available for sale                         2,240          2,240          4,480              --             --            --
  Held to maturity                            (847)           837            (10)          2,958         (2,539)          419
  Tax-exempt(2)                                (10)             4             (6)             (2)            --            (2)
                                            ------         ------        -------          ------        -------       -------
    Total                                    1,383          3,081          4,464           2,956         (2,539)          417
                                            ------         ------        -------          ------        -------       -------
Federal funds sold                              95             89            184            (330)           (56)         (386)
                                            ------         ------        -------          ------        -------       -------
Loans, net of unearned discount
  Domestic(3)                                2,268          4,151          6,419           1,241            786         2,027
  Foreign                                       --              9              9              --             (8)           (8)
                                            ------         ------        -------          ------        -------       -------
    Total                                    2,268          4,160          6,428           1,241            778         2,019
                                            ------         ------        -------          ------        -------       -------
TOTAL INTEREST INCOME                       $3,740         $7,362        $11,102          $3,827        $(1,859)      $ 1,968
                                            ======         ======        =======          ======        =======       =======

INTEREST EXPENSE
Savings and time deposits
  Domestic
    Savings                                 $ (409)        $ (588)        $ (997)          $ 674        $(1,374)       $ (700)
    Other time                               1,503          1,424          2,927              (4)          (627)         (631)
  Foreign
    Other time                                  (5)            30             25             (40)           (40)          (80)
                                            ------         ------        -------          ------        -------       -------
    Total                                    1,089            866          1,955             630         (2,041)       (1,411)
                                            ------         ------        -------          ------        -------       -------
Borrowings
  Federal funds purchased and
    securities sold
    under agreements to repurchase             806            374          1,180             618           (117)          501
  Commercial paper                              (7)           120            113              (2)          (133)         (135)
  Other short-term debt                        266             76            342             101            (20)           81
  Long-term debt                             1,170            (46)         1,124            (198)          (180)         (378)
                                            ------         ------        -------          ------        -------       -------
    Total                                    2,235            524          2,759             519           (450)           69
                                            ------         ------        -------          ------        -------       -------
  TOTAL INTEREST EXPENSE                    $3,324         $1,390        $ 4,714          $1,149        $(2,491)      $(1,342)
                                            ======         ======        =======          ======        =======       =======
  NET INTEREST INCOME                       $  416         $5,972        $ 6,388          $2,678         $  632        $3,310
                                            ======         ======        =======          ======        =======       =======

(1) The rate/volume variance is allocated equally between changes in volume and rate. The effect of the extra day in 1992 has been included in the change in volume.

(2)  Interest on these securities is not calculated on a tax equivalent basis.

(3) Nonaccrual loans have been included in the amounts outstanding and income has been included to the extent accrued.

STERLING BANCORP and Subsidiaries
CAPITAL COMPONENTS AND RATIOS

                                                                              THE COMPANY                      THE BANK
                                                                          ----------------------       ------------------------
                                                                          12/31/94      12/31/93       12/31/94        12/31/93
                                                                          --------      --------       --------        --------
                                                                                           ($ IN THOUSANDS)
COMPONENTS
   Shareholders' equity                                                 $ 53,719       $ 52,857       $ 45,700        $ 46,993
   Add/(Subtract):
      Minority interest                                                        8              8             --              --
      Goodwill                                                           (21,158)       (21,158)            --              --
      Net unrealized depreciation/(appreciation)
        on securities available for sale, net of tax(1)                    1,141           (735)         1,142            (734)
                                                                        --------       --------       --------        --------
      Tier 1 Capital                                                      33,710         30,972         46,842          46,259
                                                                        --------       --------       --------        --------

   Allowance for possible loan losses (limited to 1.25%
      of total risk-weighted assets)                                       4,136          3,414          3,435           3,042
   Subordinated debt (limited to 50% of Tier 1 Capital)                   16,690         15,486             --              --
                                                                        --------       --------       --------        --------
      Tier 2 Capital                                                      20,826         18,900          3,435           3,042
                                                                        --------       --------       --------        --------

      Total Risk-based Capital                                          $ 54,536       $ 49,872       $ 50,277        $ 49,301
                                                                        ========       ========       ========        ========

RATIOS
   Tier 1 Capital                                                           8.73%          9.37%         13.09%          14.95%
   Total Capital                                                           14.12          15.08          14.05           15.94
   Leverage                                                                 5.12           5.41           7.42            8.39

Memoranda
   Tier 1 Capital minimum requirement                                   $ 15,450       $ 13,226       $ 14,318        $ 12,374
   Total Capital minimum requirement                                      30,900         26,451         28,636          24,747
   Risk-weighted assets, net of goodwill                                 386,241        330,641        357,946         309,343
   Quarterly average assets, net of goodwill                             658,976        572,680        630,932         551,157

(1) As directed by regulatory agencies, this amount must be excluded from the computation of Tier I capital.

STERLING BANCORP and Subsidiaries

INTEREST RATE SENSITIVITY

To mitigate the vulnerability of earnings due to changes in interest rates, the Company manages the repricing characteristics of assets and liabilities in an attempt to control net interest rate sensitivity. Management attempts to confine significant rate sensitivity gaps predominantly to repricing intervals of a year or less so that adjustments can be made quickly. Assets and liabilities with predetermined repricing dates are placed in a time of the earliest repricing period. Based on the interest rate sensitivity analysis shown below, the Company's net interest income would increase during periods of rising interest rates and decrease during periods of falling interest rates. Amounts are presented in thousands.

                                                                             REPRICING DATE
                                         -------------------------------------------------------------------------------------
                                                         MORE THAN                                      NON
                                          3 MONTHS       3 MONTHS        1 YEAR TO       OVER           RATE
                                           OR LESS       TO 1 YEAR        5 YEARS      5 YEARS       SENSITIVE         TOTAL
                                         -------------------------------------------------------------------------------------
ASSETS
   Interest-bearing deposits
     with other banks                    $  1,970       $  1 ,000         $    --      $     --     $       --        $  2,970
   Investment securities                       --           1,030          58,637       247,935          4,180         311,782
   Federal funds sold                       8,000              --              --            --             --           8,000
   Loans, net of unearned discounts       268,191           2,245          26,996        20,354        (5,017)         312,769
   Noninterest-earning assets and
     allowance for possible loan losses        --              --              --            --         71,115          71,115
                                         --------       ---------         -------      --------     ----------        --------
       Total Assets                       278,161           4,275          85,633       268,289         70,278         706,636
                                         --------       ---------         -------      --------     ----------        --------

LIABILITIES AND SHAREHOLDERS' EQUITY
   Interest-bearing deposits              155,875          24,172         162,358            --             --         342,405
   Securities sold under agreements
   to repurchase                           38,251           5,800              --            --             --          44,051

   Commercial paper                        14,673              --              --            --             --          14,673
   Other short-term borrowings              4,104           3,000              --                           --           7,104
   Long-term convertible subordinated
     debentures                            26,446              --              --            --             --          26,446
   Other long-term borrowings--FHLB            --              --          21,100         1,400             --          22,500
   Noninterest-bearing liabilities and
     shareholders' equity                      --              --              --            --        249,457         249,457
                                         --------       ---------         -------      --------     ----------        --------
       Total Liabilities and
         Shareholders' Equity             239,349          32,972         183,458         1,400        249,457         706,636
                                         --------       ---------         -------      --------     ----------        --------
   Net Interest Rate Sensitivity Gap     $ 38,812       $ (28,697)      $ (97,825)     $266,889     $ (179,179)       $     --
                                         ========       =========       =========      ========     ==========        ========
   Cumulative Gap at December 31, 1994   $ 38,812       $  10,115       $(87,710)      $179,179     $       --        $     --
                                         ========       =========       =========      ========     ==========        ========
   Cumulative Gap at December 31, 1993   $ 29,476       $   9,319       $(59,671)      $170,526     $       --        $     --
                                         ========       =========       =========      ========     ==========        ========
   Cumulative Gap at December 31, 1992   $ 31,130       $  31,539       $   3,313      $156,733     $       --        $     --
                                         ========       =========       =========      ========     ==========        ========