Form 10-K, Exhibit 13
period 1995-12-31
STERLING BANCORP
filed 1996-04-01
CIK 93451

FINANCIAL INFORMATION

Consolidated Financial Statements
  of Sterling Bancorp and Subsidiaries           12

Statements of Condition
  of Sterling National Bank &
  Trust Company of New York                      16

Notes to Consolidated Financial Statements       17

Independent Auditors' Report                     35

Selected Financial Data                          36

Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations                          37


CORPORATE DIRECTORIES

Sterling Bancorp and Subsidiaries                46

STERLING BANCORP and Subsidiaries
CONSOLIDATED BALANCE SHEETS


December 31,                                                                                     1995             1994
- --------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                     $ 40,720,401     $ 39,224,764
Interest-bearing deposits with other banks                                                     3,000,000        2,970,000
Federal funds sold                                                                             5,000,000        8,000,000
Securities held to maturity (estimated market value $196,573,342 and
  $227,248,000, respectively)                                                                197,567,406      244,445,988
Securities available for sale (at estimated market value)                                    101,670,466       67,335,889
                                                                                            ------------------------------
    Total investment securities                                                              299,237,872      311,781,877
                                                                                            ------------------------------

Loans, net of unearned discounts                                                             397,228,786      312,769,179
Less allowance for possible loan losses                                                        5,192,203        4,135,810
                                                                                            ------------------------------
    Loans, net                                                                               392,036,583      308,633,369
                                                                                            ------------------------------

Customers' liability under acceptances                                                         2,395,089          624,083
Excess cost over equity in net assets of the banking subsidiary                               21,158,440       21,158,440
Premises and equipment, net                                                                    2,733,105        3,423,320
Accrued interest receivable                                                                    4,151,950        3,985,290
Other assets                                                                                   5,175,001        6,834,576
                                                                                            ------------------------------
                                                                                            $775,608,441     $706,635,719
                                                                                            ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                                $224,080,543     $174,897,143
Interest-bearing deposits                                                                    326,947,260      342,405,372
                                                                                            ------------------------------
    Total deposits                                                                           551,027,803      517,302,515

Securities sold under agreements to repurchase                                                51,265,620       44,050,836
Commercial paper                                                                              26,607,200       14,672,800
Other short-term borrowings                                                                    5,331,640        7,104,224
Acceptances outstanding                                                                        2,395,089          624,083
Due to factoring clients                                                                      22,596,179       11,382,321
Accrued expenses and other liabilities                                                        17,381,686        8,755,132
Long-term convertible subordinated debentures                                                 21,346,000       26,446,000
Other long-term borrowings--FHLB                                                              18,000,000       22,500,000
                                                                                            ------------------------------
    Total liabilities                                                                        715,951,217      652,837,911
                                                                                            ------------------------------

Commitments and contingent liabilities

Convertible preferred stock, Series D--market value guarantee feature                                 --          875,000
Less unearned compensation--unallocated shares                                                        --          796,506

Shareholders' Equity
  Preferred stock, $5 par value                                                                2,525,760        1,650,760
  Common stock, $1 par value. Shares authorized 20,000,000;
     issued 6,496,854 and 6,496,605 shares, respectively                                       6,496,854        6,496,605
  Capital surplus                                                                             28,091,878       28,089,137
  Retained earnings                                                                           25,641,804       21,592,244
  Net unrealized appreciation (depreciation) on securities available for sale,
     net of tax                                                                                  543,747       (1,140,969)
                                                                                            ------------------------------
                                                                                              63,300,043       56,687,777
Less
  Common stock in treasury at cost, 150,343 shares                                             1,489,239        1,489,239
  Unearned compensation                                                                        2,153,580        1,479,224
                                                                                            ------------------------------
    Total shareholders' equity                                                                59,657,224       53,719,314
                                                                                            ------------------------------
                                                                                            $775,608,441     $706,635,719
                                                                                            ==============================

See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31,                                                       1995              1994             1993
- --------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                                                     $32,725,860      $23,732,841      $17,395,939
  Deposits with other banks                                                     183,230          123,632           97,504
  Investment securities                                                      20,040,236       19,314,475       14,849,795
  Federal funds sold                                                            534,255          322,714          138,908
                                                                            ----------------------------------------------
    Total interest income                                                    53,483,581       43,493,662       32,482,146
                                                                            ----------------------------------------------
INTEREST EXPENSE
  Deposits                                                                   11,540,344        8,473,494        6,518,141
  Federal funds purchased and securities sold under
     agreements to repurchase                                                 2,967,516        2,076,395          896,440
  Commercial paper                                                            1,176,269          523,648          410,552
  Other short-term borrowings                                                   316,192          553,369          210,846
  Long-term convertible subordinated debentures                               2,234,786        2,016,417        1,823,475
  Other long-term borrowings--FHLB                                            1,083,911        1,239,073          308,483
                                                                            ----------------------------------------------
    Total interest expense                                                   19,319,018       14,882,396       10,167,937
                                                                            ----------------------------------------------
    Net interest income                                                      34,164,563       28,611,266       22,314,209
Provision for possible loan losses                                            1,866,000        1,053,000          690,000
                                                                            ----------------------------------------------
    Net interest income after provision for
    possible loan losses                                                     32,298,563       27,558,266       21,624,209
                                                                            ----------------------------------------------
NONINTEREST INCOME
  Commissions on letters of credit                                              741,189          811,372          623,019
  Service charges on deposit accounts                                         1,684,300        1,419,475        1,104,469
  Factoring commissions                                                       1,650,761          755,794          457,667
  Trust fees                                                                    657,318          564,318          817,760
  Gain on sale of loans                                                          59,782               --               --
  Gain on sale of securities, net                                                 4,801           41,931               --
  Other income                                                                1,180,060          878,158          926,440
                                                                            ----------------------------------------------
    Total noninterest income                                                  5,978,211        4,471,048        3,929,355
                                                                            ----------------------------------------------
NONINTEREST EXPENSES
  Salaries                                                                   11,116,147        9,604,384        8,684,823
  Employee benefits                                                           2,654,956        2,497,197        2,092,417
                                                                            ----------------------------------------------
    Total personnel expense                                                  13,771,103       12,101,581       10,777,240
  Occupancy expense, net                                                      3,380,095        2,515,084        2,594,388
  Equipment expense                                                           1,795,052        1,341,366        1,094,328
  Other expenses                                                              7,714,006        6,040,638        5,304,486
                                                                            ----------------------------------------------
    Total noninterest expenses                                               26,660,256       21,998,669       19,770,442
                                                                            ----------------------------------------------
Income before income taxes                                                   11,616,518       10,030,645        5,783,122
Provision for income taxes                                                    5,978,852        6,024,776        2,627,725
                                                                            ----------------------------------------------
Net income                                                                  $ 5,637,666      $ 4,005,869      $ 3,155,397
                                                                            ==============================================

Average number of common shares outstanding
  Primary                                                                     6,387,072        6,362,220        6,351,040
  Fully diluted                                                               8,562,891        8,972,378        8,734,423

Earnings per average common share
  Primary                                                                   $       .88      $       .63      $       .50
  Fully diluted                                                                     .80              .57              .47

Dividends per common share                                                          .25              .21              .20

See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31,                                                       1995              1994             1993
- --------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
  Balance at beginning of year                                              $ 1,650,760      $ 1,963,260      $    25,760
  Issuance of Series D shares                                                        --               --        2,500,000
  Market value guarantee feature                                                875,000         (312,500)        (562,500)
                                                                            ----------------------------------------------
  Balance at end of year                                                    $ 2,525,760      $ 1,650,760      $ 1,963,260
                                                                            ==============================================

COMMON STOCK
  Balance at beginning of year                                              $ 6,496,605      $ 6,496,605      $ 6,496,001
  Conversions of subordinated debentures                                            249               --              604
                                                                            ----------------------------------------------
  Balance at end of year                                                    $ 6,496,854      $ 6,496,605      $ 6,496,605
                                                                            ==============================================

CAPITAL SURPLUS
  Balance at beginning of year                                              $28,089,137      $28,089,487      $28,083,276
  Common stock issued from treasury stock                                            --             (350)              --
  Conversions of subordinated debentures                                          2,741               --            6,211
                                                                            ----------------------------------------------
  Balance at end of year                                                    $28,091,878      $28,089,137      $28,089,487
                                                                            ==============================================

RETAINED EARNINGS
  Balance at beginning of year                                              $21,592,244      $18,920,583      $17,034,557
  Net income                                                                  5,637,666        4,005,869        3,155,397
  Cash dividends paid--common shares                                         (1,586,603)      (1,332,707)      (1,269,242)
                     --preferred shares                                          (1,503)          (1,501)            (129)
                                                                            ----------------------------------------------
  Balance at end of year                                                    $25,641,804      $21,592,244      $18,920,583
                                                                            ==============================================

NET UNREALIZED APPRECIATION (DEPRECIATION)
  ON SECURITIES AVAILABLE FOR SALE, NET OF TAX
  Balance at beginning of year                                              $(1,140,969)     $   734,686       $       --
  Change in valuation account for securities
     available for sale, net of tax                                           1,502,081       (1,875,655)         734,686
  Net unrealized gain on securities transferred from
     held to maturity to available for sale, net of tax                         182,635               --               --
                                                                            ----------------------------------------------
  Balance at end of year                                                    $   543,747      $(1,140,969)     $   734,686
                                                                            ==============================================

TREASURY STOCK
  Balance at beginning of year                                              $(1,489,239)     $(1,489,589)     $(1,489,589)
  Common stock issued from treasury stock                                            --              350               --
                                                                            ----------------------------------------------
  Balance at end of year                                                    $(1,489,239)     $(1,489,239)     $(1,489,589)
                                                                            ==============================================

UNEARNED COMPENSATION
  Balance at beginning of year                                              $(1,479,224)     $(1,858,357)      $       --
  Issuance of Series D preferred shares                                              --               --       (2,500,000)
  Amortization of unearned compensation                                         122,150          122,150          102,120
  Market value guarantee feature--unallocated shares                           (796,506)         256,983          539,523
                                                                            ----------------------------------------------
  Balance at end of year                                                    $(2,153,580)     $(1,479,224)     $(1,858,357)
                                                                            ==============================================

TOTAL SHAREHOLDERS' EQUITY
  Balance at beginning of year                                              $53,719,314      $52,856,675      $50,150,005
  Net changes during year                                                     5,937,910          862,639        2,706,670
                                                                            ----------------------------------------------
  Balance at end of year                                                    $59,657,224      $53,719,314      $52,856,675
                                                                            ==============================================


See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                       1995              1994             1993
- --------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                               $  5,637,666     $  4,005,869     $  3,155,397
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for possible loan losses                                        1,866,000        1,053,000          690,000
    Depreciation and amortization of premises and equipment                   1,405,813          526,351          445,297
    Deferred income tax benefit                                                (877,554)      (2,146,314)         (22,114)
    Gain on sale of loans                                                       (59,782)              --               --
    Gain on sale of securities, net                                              (4,801)         (41,931)              --
    Amortization of unearned compensation                                       122,150          122,150          102,120
    Amortization of premiums on investment securities                         1,494,661        2,750,640        4,307,679
    Accretion of discounts on investment securities                            (137,407)        (136,021)         (33,345)
    Increase in accrued interest receivable                                    (166,660)        (483,440)        (629,131)
    Increase in due to factoring clients                                     11,213,858        5,597,369           38,603
    Increase (Decrease) in accrued expenses and other liabilities             8,626,554        5,119,454         (643,534)
    Other, net                                                                1,107,225        1,390,453          282,987
                                                                           -----------------------------------------------
      Net cash provided by operating activities                              30,227,723       17,757,580        7,693,959
                                                                           -----------------------------------------------
INVESTING ACTIVITIES
  Purchase of premises and equipment                                           (715,598)      (1,355,781)        (439,814)
  Net (increase) decrease in interest-bearing deposits with other banks         (30,000)              --          660,000
  Decrease (Increase) in Federal funds sold                                   3,000,000       (8,000,000)              --
  Net increase in loans                                                     (85,209,432)     (14,349,495)     (10,413,356)
  Proceeds from prepayments, redemptions or maturities of
     securities--held to maturity                                            31,047,989       53,830,442      134,105,019
  Purchases of securities--held to maturity                                 (20,534,657)    (104,202,276)    (204,263,816)
  Proceeds from sale of securities--available for sale                        8,977,432        9,955,694               --
  Proceeds from prepayments, redemptions or maturities of
     securities--available for sale                                           5,734,390       54,912,931               --
  Purchases of securities--available for sale                               (10,918,982)     (45,504,995)              --
                                                                           -----------------------------------------------
      Net cash used in investing activities                                 (68,648,858)     (54,713,480)     (80,351,967)
                                                                           -----------------------------------------------
FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits                               49,183,400          808,172       14,854,389
  Net (decrease) increase in interest-bearing deposits                      (15,458,112)      43,508,417        1,972,098
  Net increase in securities sold under repurchase agreements                 7,214,784        6,825,836       30,582,689
  Net increase (decrease) in commercial paper and other
     short-term borrowings                                                   10,161,816       (6,157,340)       8,092,500
  Issuance of debentures                                                             --        7,020,000               --
  Prepayments and maturities of debentures                                   (5,097,010)      (7,466,000)      (8,267,185)
  (Decrease) Increase in other long-term borrowings--FHLB                    (4,500,000)      (3,000,000)      25,500,000
  Issuance of Series D preferred shares                                              --               --        2,500,000
  Funding provided for purchase of Series D preferred shares                         --               --       (2,500,000)
  Cash dividends paid on preferred and common shares                         (1,588,106)      (1,334,208)      (1,269,371)
                                                                           -----------------------------------------------
      Net cash provided by financing activities                              39,916,772       40,204,877       71,465,120
                                                                           -----------------------------------------------
Net increase (decrease) in cash and due from banks                            1,495,637        3,248,977       (1,192,888)
Cash and due from banks--beginning of year                                   39,224,764       35,975,787       37,168,675
                                                                           -----------------------------------------------
Cash and due from banks--end of year                                       $ 40,720,401     $ 39,224,764     $ 35,975,787
                                                                           ===============================================

Supplemental schedule of non-cash financing activities:
  Debenture and preferred stock conversions                                $      2,990      $        --      $     6,815
  Issuance of treasury shares                                                        --              350               --
Supplemental schedule of non-cash investing activities:
  Net unrealized gain on securities transferred from held to maturity
     to available for sale                                                      354,424               --               --
  Amortized cost of securities transferred from held to maturity to
     available for sale                                                      35,436,261               --               --
Supplemental disclosure of cash flow information:
  Interest paid                                                              16,627,551       12,505,156       10,381,307
  Income taxes paid                                                           7,105,020        4,928,459        1,178,884
  Cash paid for assets acquired                                                      --               --        7,905,912

See Notes to Consolidated Financial Statements

STERLING NATIONAL BANK & Trust Company of New York
STATEMENTS OF CONDITION

DECEMBER 31,                                                                                     1995             1994
- --------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                     $ 40,472,572     $ 38,626,651
Interest-bearing deposits with other banks                                                     3,000,000        2,970,000
Federal funds sold                                                                             5,000,000        8,000,000
Securities held to maturity (estimated market value $196,573,342 and
  $227,248,000, respectively)                                                                197,567,406      244,445,988
Securities available for sale (at estimated market value)                                    101,621,564       67,290,338
                                                                                            ------------------------------
    Total investment securities                                                              299,188,970      311,736,326
                                                                                            ------------------------------

Loans, net of unearned discounts                                                             349,464,192      284,473,257
Less allowance for possible loan losses                                                        3,649,003        3,435,427
                                                                                            ------------------------------
    Loans, net                                                                               345,815,189      281,037,830
                                                                                            ------------------------------

Receivables from affiliates                                                                      660,570        1,967,549
Customers' liability under acceptances                                                         2,395,089          624,083
Premises and equipment, net                                                                    2,646,716        3,369,790
Accrued interest receivable                                                                    4,129,541        3,726,434
Other assets                                                                                   3,610,213        4,889,253
                                                                                            ------------------------------
                                                                                            $706,918,860     $656,947,916
                                                                                            ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                                $224,691,191     $175,059,538
Interest-bearing deposits                                                                    337,787,544      353,560,049
                                                                                            ------------------------------
    Total deposits                                                                           562,478,735      528,619,587

Securities sold under agreements to repurchase                                                51,265,620       44,050,836
Other short-term borrowings                                                                    5,331,640        7,104,224
Acceptances outstanding                                                                        2,395,089          624,083
Due to factoring clients                                                                       9,041,535        2,643,968
Accrued expenses and other liabilities                                                        10,465,600        5,704,780
Long-term borrowings--FHLB                                                                    18,000,000       22,500,000
                                                                                            ------------------------------
    Total liabilities                                                                        658,978,219      611,247,478
                                                                                            ------------------------------

Commitments and contingent liabilities

Shareholders' Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                                     17,926,300       17,926,300
  Surplus                                                                                     18,414,000       18,414,000
  Undivided profits                                                                           11,058,904       10,501,898
  Net unrealized appreciation (depreciation) on securities
     available for sale, net of tax                                                              541,437       (1,141,760)
                                                                                            ------------------------------
    Total shareholders' equity                                                                47,940,641       45,700,438
                                                                                            ------------------------------
                                                                                            $706,918,860     $656,947,916
                                                                                            ==============================


See Notes to Consolidated Financial Statements.

STERLING BANCORP and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Sterling Bancorp ("the parent company") is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended, with subsidiaries providing a full range of financial services, including business and consumer loans, asset based financing, factoring, trade financing, mortgage lending, leasing, and trust and estate services.

  The following summarizes the significant accounting policies of Sterling Bancorp and its subsidiaries. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries.

Principles of Consolidation The consolidated financial statements include the accounts of the parent company and its subsidiaries, principally Sterling National Bank & Trust Company of New York ("the bank"), after elimination of material intercompany transactions.

General Accounting Policies The Company follows generally accepted accounting principles and prevailing practices within the banking industry. Any preparation of financial statements requires management to make assumptions and estimates that impact the amounts reported in those statements and are, by their nature, subject to change in the future as additional information becomes available or as circumstances vary. Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current presentation.

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

Loans Loans, other than those held for sale, are reported at their principal amount outstanding, net of unearned discounts and unamortized nonrefundable fees and direct costs associated with their origination or acquisition. Interest earned on loans without discounts is credited to income based on loan principal amounts outstanding at appropriate interest rates. Material origination fees net of direct costs and discounts on loans are credited to income over the terms of the loans using a method which results in an approximate level rate of return. Mortgage loans held for sale, including deferred fees and costs, are reported at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage loans, net of unamortized deferred fees and costs, are recognized when the proceeds are received from investors and are reported in noninterest income as gain on sale of loans.

  On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." The provisions of these statements are discussed more fully below under "Allowance for Possible Loan Losses."

  Nonaccrual loans are those on which the accrual of interest has ceased. Loans, including loans that are individually identified as being impaired under SFAS No. 114, are generally placed on nonaccrual status immediately if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more and collateral, if any, is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Interest income is recognized on nonaccrual loans only to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are thereafter applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

Allowance for Possible Loan Losses The allowance for possible loan losses, which is available for losses incurred in the loan portfolio, is increased by a provision charged to expense and decreased by charge-offs, net of recoveries.

  SFAS No. 114 and No. 118 address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards entailed the identification of commercial and industrial, real estate-mortgage, real estate-construction and foreign loans which were considered impaired under the provisions of SFAS 114. Adoption did not have a material impact on the Company's financial position or results of operations.

  Under the provisions of these standards, individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for possible loan losses. Changes to the valuation allowance are recorded as a component of the provision for possible loan losses.

  The adequacy of the allowance for possible loan losses is reviewed regularly by management. Additions to the allowance for possible loan losses are made by a provision charged to expense. On a quarterly basis, a comprehensive review of the adequacy of the allowance for possible loan losses is performed. This assessment is made in the context of historical losses and other factors, including changes in the composition and volume of the loan portfolio, current economic conditions and the relationship of the allowance to the loan portfolio.

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

  For income tax purposes, the Company files: a consolidated Federal income tax return; combined New York City and New York State income tax returns; and separate state income tax returns for its out-of-state subsidiaries. The parent company either pays or collects on account of current income taxes to or from its subsidiaries.

  The provision for income taxes for each subsidiary is recorded as if separate income tax returns had been filed. Income taxes currently payable or receivable by each subsidiary are paid to or received from the parent company.

Statements of Cash Flows For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

Earnings Per Average Common Share Primary earnings per average common share is computed by dividing net income by the average number of common and common equivalent shares outstanding during the period. Common shares outstanding exclude treasury shares. Common equivalent shares include Series D convertible preferred shares released to participant accounts under the provisions of the Company's Employee Stock Ownership Plan and the dilutive effect of outstanding stock options. Series B convertible preferred shares, considered common stock equivalents, were not significant in any period and have been excluded.

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

Off-Balance Sheet Instruments The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. The premiums paid for these instruments are amortized to interest income over the term of the related asset. Amounts receivable are accounted for on an accrual basis and are recognized as adjustments to the interest income of the related assets.

NOTE 2. CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were $17,304,000 and $13,231,000 at December 31, 1995 and 1994,
respectively. Average required reserves during 1995 and 1994 were $11,053,000 and $8,998,000, respectively.

NOTE 3. INVESTMENT SECURITIES

The carrying value and estimated market value of securities held to maturity are as follows:

                                                                                      GROSS            GROSS          ESTIMATED
                                                                   CARRYING        UNREALIZED       UNREALIZED         MARKET
DECEMBER 31, 1995                                                    VALUE            GAINS           LOSSES            VALUE
- --------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                       $194,067,406      $1,078,113      $ 2,072,177      $193,073,342
Debt securities issued by foreign governments                       3,500,000              --               --         3,500,000
                                                                 ---------------------------------------------------------------
    Total                                                        $197,567,406      $1,078,113      $ 2,072,177      $196,573,342
                                                                 ===============================================================

December 31, 1994
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                         $ 10,871,768      $       --      $   340,518      $ 10,531,250
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                        228,425,880          26,076       16,877,992       211,573,964
Obligations of states and political subdivisions                       29,986             365               --            30,351
Debt securities issued by foreign governments                       4,000,000              --               --         4,000,000
Other debt securities                                               1,118,354              --            5,919         1,112,435
                                                                 ---------------------------------------------------------------
    Total                                                        $244,445,988      $   26,441      $17,224,429      $227,248,000
                                                                 ===============================================================


  The amortized cost and estimated market value of securities available for sale are as follows:

                                                                                      GROSS            GROSS          ESTIMATED
                                                                   AMORTIZED       UNREALIZED       UNREALIZED         MARKET
DECEMBER 31, 1995                                                    COST             GAINS           LOSSES            VALUE
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                         $ 51,153,545      $1,219,655       $       --      $ 52,373,200
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                         44,548,562         263,964          482,813        44,329,713
Federal Reserve Bank and other equity securities                    4,963,107           5,240              794         4,967,553
                                                                 ---------------------------------------------------------------
    Total                                                        $100,665,214      $1,488,859       $  483,607      $101,670,466
                                                                 ===============================================================

December 31, 1994
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                         $ 30,682,402      $       --       $  532,402      $ 30,150,000
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                         34,585,046              --        1,578,058        33,006,988
Federal Reserve Bank and other equity securities                    4,177,806           2,421            1,326         4,178,901
                                                                 ---------------------------------------------------------------
    Total                                                        $ 69,445,254      $    2,421       $2,111,786      $ 67,335,889
                                                                 ===============================================================

  The following tables present information regarding securities held to maturity and securities available for sale at December 31, 1995, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year.

                                                                                                     ESTIMATED
                                                                                    CARRYING          MARKET           AVERAGE
SECURITIES HELD TO MATURITY                                                           VALUE            VALUE            YIELD
- --------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                                      $194,067,406     $193,073,342           6.49%
                                                                                  -----------------------------
Debt securities issued by foreign governments
  Due within 1 year                                                                  1,000,000        1,000,000
  Due after 1 year but within 5 years                                                1,000,000        1,000,000
  Due after 5 years                                                                  1,500,000        1,500,000
                                                                                  -----------------------------
    Total                                                                            3,500,000        3,500,000           8.18
                                                                                  -----------------------------
    Total                                                                         $197,567,406     $196,573,342           6.53
                                                                                  =============================

                                                                                                     ESTIMATED
                                                                                    AMORTIZED         MARKET           AVERAGE
SECURITIES AVAILABLE FOR SALE                                                         COST             VALUE            YIELD
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  Due within 1 year                                                               $  9,986,648     $ 10,104,688
  Due after 1 year but within 5 years                                               41,166,897       42,268,512
                                                                                  -----------------------------
    Total                                                                           51,153,545       52,373,200            6.87%
                                                                                  -----------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                                        44,548,562       44,329,713            6.35
                                                                                  -----------------------------
Federal Reserve Bank and other equity securities                                     4,963,107        4,967,553            7.29
                                                                                  -----------------------------
    Total                                                                         $100,665,214     $101,670,466            6.72
                                                                                  =============================


  Based on a decision by the Financial Accounting Standards Board to allow companies a one-time opportunity to reassess their investment securities classifications in December 1995, the Company transferred certain U.S. Treasury securities and certain mortgage-backed securities with an amortized cost of $35,436,261 and an estimated fair value of $35,790,685 from held to maturity to available for sale. This action was taken by management in connection with its Asset/Liability Management process and was designed to provide flexibility in the management of interest rate risk, yield and collateral requirements. The net unrealized gain after tax effect on the transferred securities was $182,635 ($354,424 before tax effect) and is included in shareholders' equity.

  Information regarding securities sales from the available for sale portfolio is as follows:

YEARS ENDED DECEMBER 31,                                                              1995             1994              1993
- --------------------------------------------------------------------------------------------------------------------------------
Proceeds                                                                         $  8,977,432    $   9,955,694          $  --
Gross gains                                                                            85,221           63,136             --
Gross losses                                                                           80,420           21,205             --

  The book value of investment securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required by law amounted to $128,580,000 and $110,549,000 at December 31, 1995 and 1994,
respectively.

NOTE 4. LOANS

DECEMBER 31,                                                                                           1995             1994
- --------------------------------------------------------------------------------------------------------------------------------
Domestic
  Commercial and industrial                                                                        $337,429,407     $260,868,892
  Real estate--mortgage                                                                              49,789,721       42,078,553
  Real estate--construction                                                                           1,039,546        1,486,418
  Installment                                                                                        14,876,277       12,919,642
Foreign
  Government and official institutions                                                                  789,424          789,424
                                                                                                   -----------------------------
  Loans, gross                                                                                      403,924,375      318,142,929
  Less unearned discounts                                                                             6,695,589        5,373,750
                                                                                                   -----------------------------
Loans, net of unearned discounts                                                                   $397,228,786     $312,769,179
                                                                                                   =============================


  Beginning in the third quarter of 1995, the Company began a program of originating mortgage loans with the intention of reselling those loans, including the servicing rights, without recourse. To date approximately $2,201,000 of such loans have been originated and sold. The gain on these sales amounted to $59,782 and is separately reported on the income statement. At December 31, 1995 the Company had approximately $419,000 of loans available for resale which are included in "Real estate--mortgage."

  There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 81% of the bank's loans are to borrowers located in the metropolitan New York area.

  Nonaccrual loans at December 31, 1995 and 1994 totalled $357,000 and $575,000, respectively. There were no reduced rate loans at December 31, 1995 or 1994. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 1995, 1994 and 1993 in accordance with their original terms is estimated to be $22,000, $86,000 and $169,000, respectively, for the years then ended. The applicable interest income actually realized for aforementioned years was $-0-, $18,000 and $98,000, respectively. At the end of these years there were no commitments to lend additional funds on nonaccrual loans.

  Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefits of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 1995 or 1994.

NOTE 5. CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

YEARS ENDED DECEMBER 31,                                                              1995             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                       $4,135,810        $3,413,947       $3,177,121
Provision for possible loan losses                                                  1,866,000         1,053,000          690,000
                                                                                   ---------------------------------------------
                                                                                    6,001,810         4,466,947        3,867,121
                                                                                   ---------------------------------------------
Less charge-offs, net of recoveries:
  Charge-offs                                                                       1,000,751           532,345          714,976
  Recoveries                                                                         (191,144)         (201,208)         (52,175)
                                                                                   ----------------------------------------------
    Net charge-offs                                                                   809,607           331,137          662,801
                                                                                   ----------------------------------------------
Acquired allowance                                                                         --                --          209,627
                                                                                   ----------------------------------------------
Balance at end of year                                                             $5,192,203        $4,135,810       $3,413,947
                                                                                   ==============================================

  On June 1, 1993, the Company purchased for cash, the assets (principally loans) of Zenith Financial Corporation, a nationwide provider of consumer receivables financing. The purchase price included the allowance for loan losses of $209,627.

  Effective January 1, 1995, the Company adopted SFAS No. 114, which establishes new rules for calculating certain components of the allowance for credit losses. Adoption of the new Standard had no impact on the level of the overall allowance for credit losses or on operating results, and does not affect the Company's policies regarding charge-offs, recoveries, or income recognition.

  SFAS No. 114 requires that impairment of larger-balance, non-homogenous loans that are individually evaluated be measured by comparing the net carrying amount of the loan to the present values of the expected future principal and interest cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance for any shortfall is established within the overall allowance for credit losses. The net carrying amount of the loan reflects credit write-offs, cash receipts applied to reduce the recorded investment in the loan, and unearned fees. SFAS No. 114 does not apply to smaller-balance homogenous consumer loans that are collectively evaluated for impairment, such as residential mortgages, and consumer installment loans.

  As of December 31, 1995, $316,000 of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash basis. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $857,000. The application of SFAS No. 114 measurement principles indicated that these loans required valuation allowances totalling $160,000, which are included within the overall allowance for possible loan losses.

NOTE 6. INTEREST-BEARING DEPOSITS

Foreign deposits totalled $3,240,000 and $2,670,000 at December 31, 1995 and
1994.

YEARS ENDED DECEMBER 31,                                                              1995             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest-bearing deposits in domestic offices                                    $11,385,646     $ 8,369,984      $ 6,438,900
  Interest-bearing deposits in foreign offices                                         154,698         103,510           79,241
                                                                                   --------------------------------------------
    Total                                                                          $11,540,344     $ 8,473,494      $ 6,518,141
                                                                                   ============================================


  The aggregate of domestic time certificates of deposit in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below; there were no foreign time certificates of deposit:

DECEMBER 31,                                                                          1995             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
Remaining Maturity Range
  Three months or less                                                             $50,130,956      $52,758,925      $62,391,007
  More than three months through six months                                         10,377,893        6,878,526       15,656,912
  More than six months through twelve months                                         5,157,534        6,742,806        1,613,158
  More than twelve months                                                            4,503,102        9,699,636        1,329,289
                                                                                   ---------------------------------------------
    Total                                                                          $70,169,485      $76,079,893      $80,990,366
                                                                                   =============================================

YEARS ENDED DECEMBER 31,                                                              1995             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                   $ 3,644,778      $ 2,429,283      $ 1,700,241
                                                                                   ==============================================

NOTE 7. SHORT-TERM BORROWINGS

YEARS ENDED DECEMBER 31,                                                              1995             1994             1993
- ---------------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements
  At December 31  --Balance                                                        $51,265,620      $44,050,836      $37,225,000
                  --Average interest rate                                                 5.36%            5.37%            2.83%
                  --Average original maturity                                          86 days          44 days         100 days
  During the year --Maximum month-end balance                                       71,063,346       62,756,854       52,481,192
                  --Daily average balance                                           53,295,000       55,813,000       31,315,000
                  --Average interest rate paid                                            5.56%            3.72%            2.86%
                  --Range of interest rates paid                                     2.55-6.00%       2.25-5.85%       2.50-3.31%
                                                                                   ==============================================

Commercial paper
  At December 31  --Balance                                                        $26,607,200      $14,672,800      $14,320,400
                  --Average interest rate                                                 5.11%            4.50%            2.85%
                  --Average original maturity                                          68 days          47 days          39 days
  During the year --Maximum month-end balance                                       26,627,500       17,872,500       20,936,500
                  --Daily average balance                                           21,850,000       14,491,000       14,221,000
                  --Average interest rate paid                                            5.38%            3.62%            2.89%
                  --Range of interest rates paid                                     3.50-6.08%       2.50-6.05%       2.50-3.30%
                                                                                   ==============================================


  Other short-term borrowings include collateralized advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. The Federal Home Loan Bank advance of $250,000 is repayable in March, 1996 at a rate of 4.59% and advances totalling $4,250,000 are repayable in October, 1996 at rates between 4.50% and 4.61%.

  The parent company has agreements with its line banks to pay a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 1995, these back-up bank lines of credit totalled $15,000,000. No lines were used at any time during 1995 and 1994.

NOTE 8. LONG-TERM CONVERTIBLE SUBORDINATED DEBENTURES

The parent company's floating interest rate convertible subordinated debentures are traded on the New York Stock Exchange. A summary of changes in these debentures follows (amounts in thousands):

                                                                                               MATURITY DATES
                                                                                      -------------------------------
                                                                                      JULY 1,     NOV. 1,     JULY 1,
                                                                                      -------------------------------
                                                                                        1996        1998        2001     TOTAL
                                                                                      ------------------------------------------
Series                                                                                 Third        4th        Fifth
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                           $12,060    $14,832      $   --  $ 26,892
New issue, August 1, 1994                                                                   --         --       7,020     7,020
Repayments, conversions and retirements
  during the year                                                                       (7,096)      (370)         --    (7,466)
                                                                                      ------------------------------------------
Balance at December 31, 1994                                                             4,964     14,462       7,020    26,446
Repayments, conversions and retirements
  during the year                                                                       (4,964)      (136)         --    (5,100)
                                                                                      ------------------------------------------
Balance at December 31, 1995                                                          $     --    $14,326      $7,020   $21,346
                                                                                      ==========================================

Estimated market value at December 31, 1995                                                       $14,702      $8,073   $22,775
                                                                                                  ==============================

  The debentures bear interest at a floating interest rate equal to one half of one percent (1/2%) above the daily average reference rate of interest of a designated major New York City bank, payable semi-annually. The daily average interest rates paid on the Third and 4th series for the six-month interest periods ended December 31, 1995, June 30, 1995, December 31, 1994, June 30, 1994, December 31, 1993, and June 30, 1993 were 9.30% and 9.30%, 8.10% and
6.80%, 6.50% and 6.50%, respectively. The daily average interest rates paid on the Fifth series for the six-month interest periods ended December 31, 1995, June 30, 1995, and for the initial period August 1 to December 31, 1994 were 9.30% and 9.30%, and 8.20%, respectively. The debentures are convertible into common shares of the parent company. The conversion rate is subject to anti-dilution provisions of the indenture. The following table presents selected information regarding the debentures:

                                                                       AMOUNT
                                 ISSUE              MATURITY          INITIALLY             CONVERSION
SERIES                           DATE                 DATE             ISSUED                  PRICE
- ---------------------------------------------------------------------------------------------------------------------------------
4th                            10/17/88             11/01/98         $15,000,000              $12.50
Fifth                          08/01/94             07/01/01           7,020,000                8.75

  On June 9, 1994 the parent company offered to exchange its Third Series Debentures due July 1, 1996 for Fifth Series Debentures due July 1, 2001. Following the expiration of the exchange offer on July 29, 1994, $7,020,000 principal amount of Third Series Debentures were exchanged for Fifth Series Debentures.

NOTE 9. OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:


INTEREST RATES AND                                                                                           DECEMBER 31,
MATURITY DATES                                                                                          1995             1994
- ---------------------------------------------------------------------------------------------------------------------------------
4.50% to 4.61%, due 1996                                                                            $        --      $ 4,500,000
4.84% to 5.20%, due 1997                                                                              3,500,000        3,500,000
5.05% to 5.44%, due 1998                                                                             12,750,000       12,750,000
5.68%, due 1999                                                                                         350,000          350,000
5.92%, due 2000                                                                                         350,000          350,000
6.07%, due 2001                                                                                         350,000          350,000
6.22%, due 2002                                                                                         350,000          350,000
6.37%, due 2003                                                                                         350,000          350,000
                                                                                                    -----------------------------
    Total                                                                                           $18,000,000      $22,500,000
                                                                                                    =============================
    Weighted average interest rate                                                                         5.15%            5.03%
                                                                                                    =============================


  Under the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding.

NOTE 10. PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. At December 31, 1995, two series of preferred stock had been issued--Series B and Series D.

  The following table presents information regarding the parent company's preferred stock:

DECEMBER 31,                                                  1995              1994
- --------------------------------------------------------------------------------------
Series B shares.
  Authorized 4,389
  shares; issued
  and outstanding--
  1,288 shares, at
  liquidation value                                        $   25,760       $   25,760
                                                           ---------------------------
Series D shares.
  Authorized 300,000
  shares; issued
  and outstanding--
  250,000 shares, at
  liquidation value                                         2,500,000        2,500,000
  Less market value
    guarantee feature                                              --          875,000
                                                           ---------------------------
                                                            2,500,000        1,625,000
                                                           ---------------------------
    Total                                                  $2,525,760       $1,650,760
                                                           ===========================


SERIES B

Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. There were no conversions during 1995, 1994 or 1993. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and vote together as one class with the holders of the common shares of the parent company.

SERIES D

Series D shares may only be issued to the trustee acting on behalf of an employee stock ownership plan ("ESOP") or other employee benefit plan of the Company. The Series D shares are convertible into common shares of the parent company on a share for share basis. During 1993, the parent company issued 250,000 shares to the trustee of the

Company's ESOP. A transfer is made out of shareholders' equity to the extent that the aggregate value of the outstanding Series D shares at the specified redemption price exceeds the aggregate market value of the same number of common shares ("market value guarantee feature"). At December 31, 1995 and 1994 such amounts were $-0- and $875,000, respectively. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares of the parent company. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. See note 14 for a discussion of the Company's ESOP.

NOTE 11. COMMON STOCK

Number of shares reserved for issuance:

                                                               1995             1994
- --------------------------------------------------------------------------------------
Conversion of subordinated
  debentures:
  Floating rate due 7/1/96                                         --          413,667
  Floating rate due 11/1/98                                 1,146,080        1,156,960
  Floating rate due 7/1/01                                    802,286          802,286
Conversion of Series B
  preferred shares                                              2,576            2,576
Conversion of Series D
  preferred shares                                            300,000          300,000
                                                            --------------------------
                                                            2,250,942        2,675,489
                                                            ==========================

Number of shares outstanding
  at December 31                                            6,346,511        6,346,262
                                                            ==========================

Number of shareholders
  at December 31                                                2,430            2,612
                                                            ==========================

NOTE 12. RESTRICTIONS ON THE BANK

Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its non-bank subsidiaries. All national banks are limited in the payment of dividends without the approval of the Comptroller of the Currency ("the Comptroller") to an amount not to exceed the net profits (as defined) for that year to date combined with its retained net profits for the preceding two calendar years. During 1994, with the Comptroller's approval, the bank paid dividends aggregating $3,639,038; the bank's net income was $4,222,664. During 1995, the bank declared and paid dividends aggregating $4,786,349; the bank's net income was $5,343,355.

NOTE 13. STOCK INCENTIVE PLANS

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of non-qualified stock options to each director who is not an employee or officer ("outside director") of the Company. Under this provision annual awards covering 2,000 common shares of the parent company are granted to each outside director beginning April 1995 and continuing through April 1999. The following table presents information on awards granted:

                                             NUMBER          FAIR MARKET        OPTION
                            GRANT          OF OPTIONS         VALUE ON         EXERCISE
                            DATE            GRANTED          GRANT DATE          PRICE
- ---------------------------------------------------------------------------------------
Incentive
  Stock
  Options                    8/93            60,000             $7.25            $7.25
Incentive
  Stock
  Options                   12/93            40,000              8.00             8.00
Non-
  qualified
  Stock
  Options                    4/95            16,000              7.25             7.25

  Incentive stock options, granted to key officers, expire ten years from the date of grant and become exercisable in four annual installments, starting one year from the date of grant, or upon the death or disability of the grantee. At December 31, 1995, 90% of the incentive stock options granted are exercisable. Non-qualified stock options, granted to outside directors, expire five years from the date of grant and become exercisable in four annual installments, starting one year from the date of grant, or upon the death or disability of the grantee. No expense is required to be recognized in connection with options granted under the plan. Amounts received upon exercise of options are recorded as common stock and capital surplus. No options have been exercised or terminated since the date granted.

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

  Compensation expense was $122,150, $122,150 and $102,120 for 1995, 1994 and
1993, respectively, with a corresponding reduction in unearned compensation. As of December 31, 1995, 22,427 shares had been allocated and 12,215 shares had been released for allocation; 215,358 shares were not released ("unallocated"). The fair value of unallocated shares at December 31, 1995 was $2,153,580. The following table presents interest paid on the ESOP loan, dividends paid on the Series D preferred shares and contributions made by the Company:

YEARS ENDED DECEMBER 31,                                                              1995             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                        $190,104         $190,104         $156,771
Dividends paid                                                                        153,125          153,125          127,594
Company contributions                                                                  36,979           36,979           29,177

NOTE 15. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan that covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act funding standards.

  The following table sets forth the pension plan funded status:

DECEMBER 31,                                                                                           1995             1994
- --------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of ($7,444,199) and
  ($5,745,268), respectively                                                                       $ (8,111,748)     $(6,217,822)
                                                                                                   ==============================

Projected benefit obligation for service rendered to date                                          $(11,016,949)     $(8,696,965)
Plan assets at fair value (U.S. Treasury securities, insurance contract and listed stock)            10,299,659        7,542,975
                                                                                                   ------------------------------
Funded status                                                                                          (717,290)      (1,153,990)
Unrecognized prior service cost                                                                          (5,326)        (313,218)
Unrecognized net loss                                                                                 2,142,345        2,645,372
                                                                                                   ------------------------------
  Prepaid pension cost                                                                             $  1,419,729      $ 1,178,164
                                                                                                   ==============================


  Net pension expense included the following components:

                                                                                      1995             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
Service cost                                                                       $  509,817        $ 514,083        $ 403,074
Interest cost                                                                         723,038          609,807          582,544
Return on assets                                                                   (2,075,850)         250,311         (265,969)
Deferral of asset (loss) gain                                                       1,570,743         (761,159)        (248,273)
                                                                                   ----------------------------------------------
  Total included in employee benefits                                              $  727,748        $ 613,042        $ 471,376
                                                                                   ==============================================


  Pension cost is determined using assumptions at the beginning of the year. The projected benefit obligation (PBO) is determined using assumptions at the end of the year. Assumptions used to determine pension cost and the PBO were:

DECEMBER 31,                                                                                      1995          1994        1993
- --------------------------------------------------------------------------------------------------------------------------------
Discount rate                                                                                     7.0%         8.25%      7.25%
Rate of increase in future compensation levels                                                    4.0%          5.0%       4.0%
Long-term rate of return on plan assets                                                           8.0%          8.0%       8.0%

NOTE 16. INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

YEARS ENDED DECEMBER 31,                                                              1995             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
FEDERAL
  Current                                                                          $3,896,674      $ 3,429,163       $1,549,307
  Deferred                                                                           (666,228)      (1,365,534)          (8,825)
                                                                                   ---------------------------------------------
    Total                                                                          $3,230,446      $ 2,063,629       $1,540,482
                                                                                   =============================================

STATE AND LOCAL
  Current                                                                          $2,959,732      $ 4,741,927       $1,100,532
  Deferred                                                                           (211,326)        (780,780)         (13,289)
                                                                                   ----------------------------------------------
    Total                                                                          $2,748,406      $ 3,961,147       $1,087,243
                                                                                   ==============================================

TOTAL
  Current                                                                          $6,856,406      $ 8,171,090       $2,649,839
  Deferred                                                                           (877,554)      (2,146,314)         (22,114)
                                                                                   ----------------------------------------------
    Total                                                                          $5,978,852      $ 6,024,776       $2,627,725
                                                                                   ==============================================


  Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:

YEARS ENDED DECEMBER 31,                                                               1995             1994             1993
- ---------------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                                     34%               34%              34%
Computed tax                                                                       $3,949,616       $ 3,410,419       $1,966,261
Increase in tax resulting from:
  Principally state and local taxes,
     net of Federal income tax benefit                                              2,029,236         2,614,357          661,464
                                                                                   ----------------------------------------------
    Total                                                                          $5,978,852       $ 6,024,776       $2,627,725
                                                                                   ==============================================


  The components of the net deferred tax asset are as follows:

DECEMBER 31,                                                                                            1995             1994
- ---------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets
  Difference between financial statement provision for
     possible loan losses and tax bad debt deduction                                                 $1,785,000       $1,406,175
  Nonaccrual and other interest                                                                       2,723,207        2,916,249
  Deferred compensation                                                                                 186,901          102,052
  Other                                                                                                 958,586            2,421
                                                                                                     ----------------------------
      Total deferred tax assets                                                                       5,653,694        4,426,897
                                                                                                     ----------------------------
Deferred tax liabilities
  Pension and benefit plans                                                                             558,687          376,800
  Other                                                                                                 336,476          169,120
                                                                                                     ----------------------------
      Total deferred tax liabilities                                                                    895,163          545,920
                                                                                                     ----------------------------
Net deferred tax asset                                                                                4,758,531        3,880,977
SFAS No. 115 deferred tax (liability) asset                                                            (461,126)         968,396
                                                                                                     ----------------------------
      Total net deferred tax asset                                                                   $4,297,405       $4,849,373
                                                                                                     ============================

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

  Taxes, other than taxes on income, are charged against noninterest expenses and amounted to $1,346,664, $1,170,721 and $1,160,770 for the years ended December 31, 1995, 1994 and 1993, respectively.

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

Financial Instruments with Carrying Amount Equal to Fair Value The carrying amount of cash and due from banks, interest-bearing deposits with other banks, customers' liabilities under acceptances, accrued interest receivable, agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, due to factoring clients, and accrued interest payable, as a result of their short-term nature, is considered to be equal to fair value.

Investment Securities For investment securities, fair value has been based upon current market quotations, where available. If quoted market prices are not available, fair value has been estimated based upon the quoted price of similar instruments.

Loans The fair value of loans which reprice within 90 days reflecting changes in the base rate is equal to their carrying amount. For other loans, the estimated fair value is calculated based on discounted cash flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities. These calculations have been adjusted for credit risk based on the Company's historical credit loss experience.

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

Off-Balance Sheet Financial Instruments The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 1995 the notional amount of these instruments was $75,000,000. The Company paid up front premiums of $715,000 which are amortized over the term of the related assets. At December 31, 1995, the unamortized premiums on these contracts totalled $581,667 and the amount receivable was $4,153. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts. At December 31, 1995 the estimated fair value of these contracts was $2,982,500.

  The following is a summary of the book values and estimated fair values of the Company's financial assets and liabilities:

                                                                            1995                               1994
                                                              -------------------------------------------------------------------
                                                                  CARRYING        ESTIMATED         CARRYING         ESTIMATED
DECEMBER 31,                                                       AMOUNT        FAIR VALUE          AMOUNT         FAIR VALUE
- ---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks                                      $ 40,720,401     $ 40,720,401       $ 39,224,764     $ 39,224,764
  Interest-bearing deposits with other banks                      3,000,000        3,000,000          2,970,000        2,970,000
  Investment securities                                         299,237,872      298,243,808        311,781,877      294,583,889
  Loans, net                                                    392,036,583      389,880,382        308,633,369      307,896,190
  Customers' liability under acceptances                          2,395,089        2,395,089            624,083          624,083
  Accrued interest receivable                                     4,151,950        4,151,950          3,985,290        3,985,290

FINANCIAL LIABILITIES
  Demand, NOW, savings and money
    market deposits                                             401,852,750      401,852,750        356,561,257      356,561,257
  Time deposits                                                 149,175,053      150,115,000        160,741,258      162,057,000
  Securities sold under agreements
    to repurchase                                                51,265,620       51,265,620         44,050,836       44,050,836
  Commercial paper                                               26,607,200       26,607,200         14,672,800       14,672,800
  Other short-term borrowings                                     5,331,640        5,331,640          7,104,224        7,104,224
  Acceptances outstanding                                         2,395,089        2,395,089            624,083          624,083
  Due to factoring clients                                       22,596,179       22,596,179         11,382,321       11,382,321
  Accrued interest payable                                        6,784,851        6,784,851          4,093,383        4,093,383
  Long-term convertible subordinated
    debentures                                                   21,346,000       22,775,000         26,446,000       25,847,000
  Other long-term borrowings--FHLB                               18,000,000       17,824,000         22,500,000       19,715,000

NOTE 18. PARENT COMPANY

CONDENSED BALANCE SHEETS

DECEMBER 31,                                                                                            1995             1994
- --------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                            $    284,259     $    331,691
Interest-bearing deposits--banking subsidiary                                                        10,525,000       10,765,000

Loans, net of unearned discounts                                                                     30,311,913       19,369,743
Less allowance for possible loan losses                                                                 957,447          509,627
                                                                                                   -----------------------------
  Loans, net                                                                                         29,354,466       18,860,116
                                                                                                   -----------------------------
Investment in subsidiaries
  Bank                                                                                               69,090,657       66,850,847
  Others                                                                                              2,736,174        2,804,120
Due from subsidiaries                                                                                 6,934,241        1,866,929
Other assets                                                                                          1,731,726        2,148,437
                                                                                                   -----------------------------
                                                                                                   $120,656,523     $103,627,140
                                                                                                   =============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                                                   $ 26,607,200     $ 14,672,800
Due to subsidiaries                                                                                   2,843,156        2,256,904
Accrued expenses and other liabilities                                                                7,952,943        4,032,122
Long-term convertible subordinated debentures                                                        21,346,000       26,446,000
Other long-term borrowings                                                                            2,250,000        2,500,000
Shareholders' equity                                                                                 59,657,224       53,719,314
                                                                                                   -----------------------------
                                                                                                   $120,656,523     $103,627,140
                                                                                                   =============================

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,                                                             1995               1994             1993
- ---------------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends and interest from
  Banking subsidiary                                                             $ 5,257,669         $3,880,700       $2,953,629
  Other subsidiaries                                                                 491,981            414,219               --
Management and service fees from
  Banking subsidiary                                                               1,088,290            877,260        1,106,522
  Other subsidiaries                                                                 111,600            111,600          111,600
Interest and fees on loans                                                         5,074,121          2,914,933        1,396,522
Other income                                                                          33,025             60,220          191,396
                                                                                 ------------------------------------------------
    Total income                                                                  12,056,686          8,258,932        5,759,669
                                                                                 ------------------------------------------------
EXPENSES
Interest expense                                                                   3,503,035          2,680,746        2,333,077
Provision for possible loan losses                                                   534,000            350,000           50,000
Salaries and employee benefits                                                     1,223,985          1,140,687        1,035,811
Computer service fees and rent paid to banking subsidiary                             73,677             77,663           58,688
Other expenses                                                                     1,438,763            902,908          645,596
                                                                                 ------------------------------------------------
    Total expenses                                                                 6,773,460          5,152,004        4,123,172
                                                                                 ------------------------------------------------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                                       5,283,226          3,106,928        1,636,497
Provision (Benefit) for income taxes                                                 134,524           (294,452)        (487,283)
                                                                                 ------------------------------------------------
                                                                                   5,148,702          3,401,380        2,123,780
Equity in undistributed net income of subsidiaries                                   488,964            604,489        1,031,617
                                                                                 ------------------------------------------------
Net income                                                                       $ 5,637,666         $4,005,869       $3,155,397
                                                                                 ================================================

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                             1995              1994              1993
- ---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                    $  5,637,666        $ 4,005,869      $ 3,155,397
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for possible loan losses                                               534,000            350,000           50,000
    Amortization of unearned compensation                                            122,150            122,150          102,120
    Decrease (Increase) in accrued interest receivable                               242,548           (123,895)        (124,554)
    Increase (Decrease) in accrued expenses and other liabilities                  3,999,315          1,981,567         (297,459)
    Increase (Decrease) in due to subsidiaries, net                                  586,252           (561,538)        (308,120)
    (Increase) Decrease in due from subsidiaries, net                             (5,067,312)          (695,945)         372,727
    Equity in undistributed net income of subsidiaries                              (488,964)          (604,489)      (1,031,617)
    Other, net                                                                       175,979             79,273          822,737
                                                                                -------------------------------------------------
      Net cash provided by operating activities                                    5,741,634          4,552,992        2,741,231
                                                                                -------------------------------------------------
INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits--banking subsidiary                      240,000          1,186,815       11,219,185
  Net increase in loans                                                          (11,028,350)        (4,143,542)      (7,116,574)
                                                                                -------------------------------------------------
      Net cash (used in) provided by investing activities                        (10,788,350)        (2,956,727)       4,102,611
                                                                                -------------------------------------------------
FINANCING ACTIVITIES
  Net increase in commercial paper                                                11,934,400            352,400          239,200
  Cash dividends paid on preferred and common shares                              (1,588,106)        (1,334,208)      (1,269,371)
  Issuance of debentures                                                                  --          7,020,000               --
  Prepayments and maturities of debentures                                        (5,097,010)        (7,466,000)      (8,267,185)
  Issuance of Series D preferred shares                                                   --                 --        2,500,000
  Funding provided for purchase of Series D preferred shares                              --                 --       (2,500,000)
  (Decrease) Increase in other long-term borrowings                                 (250,000)                --        2,500,000
                                                                                -------------------------------------------------
      Net cash provided by (used in) financing activities                          4,999,284         (1,427,808)      (6,797,356)
                                                                                -------------------------------------------------
Net (decrease) increase in cash and due from banks                                   (47,432)           168,457           46,486
Cash and due from banks--beginning of year                                           331,691            163,234          116,748
                                                                                -------------------------------------------------
Cash and due from banks--end of year                                            $    284,259        $   331,691      $   163,234
                                                                                =================================================

Supplemental schedule of non-cash financing activities:
  Debenture and preferred stock conversions                                     $      2,990        $        --      $     6,815
  Issuance of Treasury shares                                                             --                350               --
Supplemental disclosure of cash flow information
  Interest paid                                                                    3,473,980          2,438,821        2,811,046
  Income taxes paid                                                                7,105,020          4,928,459        1,178,884
  Cash paid for assets acquired                                                           --                 --        7,905,912

  The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $2,500,000 at December 31, 1995.

NOTE 19: COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $1,659,638, $1,521,151 and $1,644,315, respectively, for the years ended December 31, 1995, 1994 and 1993.

  The future minimum rental commitments as of December 31, 1995 under noncancelable leases follow:

                                                                                    RENTAL
YEAR(S)                                                                           COMMITMENTS
- ---------------------------------------------------------------------------------------------
1996                                                                             $ 1,657,934
1997                                                                               1,048,862
1998                                                                                 943,716
1999                                                                                 924,830
2000                                                                                 880,840
2001 and thereafter                                                                4,950,961
                                                                                 ------------
Total                                                                            $10,407,143
                                                                                 ============


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

  Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $11,161,000 as of December 31, 1995. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

  Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 1995, these commitments totalled $21,365,273 of which $16,437,911 expired within one year, $4,604,712 within two years and $322,650 within three years. Approximately 32% of the commitments were automatically renewable for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1995 ranged from 0 percent to 100 percent; the average amount collateralized is approximately 32 percent.

  The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest derived amount. Potential credit losses are minimized through careful evaluation of counter party credit standing. The floors currently held by the Company have an average remaining term of approximately 3 years and total notional amount of $75 million.

  In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 20. QUARTERLY DATA (UNAUDITED)

1995 QUARTER                                                      MAR 31            JUN 30            SEPT 30           DEC 31
- ---------------------------------------------------------------------------------------------------------------------------------
Total interest income                                          $12,611,695       $13,403,743        $13,553,104      $13,915,039
Total interest expense                                           4,632,482         4,907,565          4,815,870        4,963,101
Net interest income                                              7,979,213         8,496,178          8,737,234        8,951,938
Provision for possible loan losses                                 315,000           345,000            574,000          632,000
Gain on sale of securities, net                                         --             4,801                 --               --
Noninterest income                                               1,286,450         1,272,497          1,649,889        1,764,574
Noninterest expenses                                             6,272,133         6,750,210          6,680,334        6,957,579
Income before income taxes                                       2,678,530         2,678,266          3,132,789        3,126,933
Net income                                                       1,257,074         1,296,564          1,492,369        1,591,659
Earnings per average common share
  Primary                                                              .20               .20                .23              .25
  Fully diluted                                                        .18               .18                .21              .23
Common stock price
  High                                                               7 1/4             8 3/4              9 5/8           12 1/2
  Low                                                                6 1/2                 7              8 3/4                9
  Quarter--end                                                           7             8 3/4              9 1/8           12 1/2



1994 QUARTER                                                      MAR 31            JUN 30            SEPT 30           DEC 31
- ---------------------------------------------------------------------------------------------------------------------------------
Total interest income                                           $9,141,205       $10,669,053        $11,377,809      $12,305,595
Total interest expense                                           2,885,971         3,596,126          4,073,893        4,326,406
Net interest income                                              6,255,234         7,072,927          7,303,916        7,979,189
Provision for possible loan losses                                 190,000           200,000            310,000          353,000
Gain (Loss) on sale of securities, net                              42,361                --                 --             (430)
Noninterest income                                                 972,236         1,061,651          1,183,939        1,211,291
Noninterest expenses                                             5,328,703         5,635,399          5,355,236        5,679,331
Income before income taxes                                       1,751,128         2,299,179          2,822,619        3,157,719
Net income                                                         910,467           962,404            974,761        1,158,237
Earnings per average common share
  Primary                                                              .14               .15                .16              .18
  Fully diluted                                                        .13               .14                .13              .17
Common stock price
  High                                                               7 3/4             7 1/8              7 1/8                7
  Low                                                                    7             6 3/4              6 1/2            6 1/2
  Quarter--end                                                           7                 7                  7            6 1/2

INDEPENDENT AUDITORS' REPORT




[KPMG PEAT MARWICK LLP LETTERHEAD]


The Shareholders and Board of Directors
Sterling Bancorp:

  We have audited the accompanying consolidated balance sheets of Sterling Bancorp and Subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the statements of condition of Sterling National Bank & Trust Company of New York as of December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp and Subsidiaries as of December 31, 1995 and 1994, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 and the financial position of Sterling National Bank & Trust Company of New York as of December 31, 1995 and 1994 in conformity with generally accepted accounting principles.



/s/ KPMG PEAT MARWICK LLP

New York, New York
February 2, 1996

STERLING BANCORP and Subsidiaries
SELECTED FINANCIAL DATA
(in thousands except per share data)

YEARS ENDED DECEMBER 31,                           1995              1994              1993              1992             1991
- ---------------------------------------------------------------------------------------------------------------------------------
Total interest income                           $ 53,484          $ 43,493          $ 32,482          $ 30,572         $ 36,445
Total interest expense                            19,319            14,882            10,168            11,510           20,208
Net interest income                               34,165            28,611            22,314            19,062           16,237
Provision for possible loan losses                 1,866             1,053               690             1,290            8,000(1)
Gain on sale of securities, net                        5                42                --             1,568               12
Noninterest income                                 5,973             4,429             3,929             3,682            2,753
Noninterest expenses                              26,660            21,998            19,770            18,659           17,741
Income (Loss) before taxes                        11,617            10,031             5,783             4,363           (6,739)
Provision (Benefit) for income taxes               5,979             6,025             2,628             1,786           (2,047)
Net income (loss)                                  5,638             4,006             3,155             2,577           (4,692)
  Per average common share                           .88               .63               .50               .41             (.74)
Dividends per common share                           .25               .21               .20               .20              .22

AT YEAR END
Interest-bearing deposits with other banks
  and Federal funds sold                           8,000            10,970             2,970             3,630            4,635
Investment securities                            299,238           311,782           286,816           219,571          220,629
Term Federal funds sold                               --                --            40,000            99,000           75,000
Other loans, net of unearned discounts           397,229           312,769           258,751           189,791          152,598
Total assets                                     775,608           706,636           653,039           578,248          512,012
Noninterest-bearing deposits                     224,081           174,897           174,089           159,234          114,052
Interest-bearing deposits                        326,947           342,405           298,897           296,925          264,804
Securities sold under agreements to repurchase    51,266            44,051            37,225             6,642            5,282
Long-term convertible subordinated debentures     21,346            26,446            26,892            35,166           41,151
Other long-term borrowings--FHLB                  18,000            22,500            25,500                --               --
Shareholders' equity                              59,657            53,719            52,857            50,150           48,657


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

STERLING BANCORP and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

Sterling Bancorp (the parent company) is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended, with subsidiaries providing a full range of financial services, including business and consumer loans, asset based financing, factoring, trade financing, mortgage lending, leasing, and trust and estate services. The parent company owns all of the outstanding shares of Sterling National Bank & Trust Company of New York (the bank), its principal subsidiary, and of Standard Factors Corporation/Sterling Factors, Universal Finance Corporation, Sterling Banking Corporation and Sterling Industrial Loan Association (finance subsidiaries). As used throughout this report, "the Company" refers to Sterling Bancorp and its subsidiaries.

  Beginning in the third quarter of 1995, the Company, through a wholly owned subsidiary, began a program of originating mortgage loans with the intention of reselling those loans, including the servicing rights, with limited recourse. In 1995 approximately $2,201,000 of such loans have been originated and sold. The gain on such sales amounted to $59,782 and is separately reported on the income statement. As at December 31, 1995 the Company had approximately $419,000 of loans available for resale. These loans are carried at the lower of cost or market and are included in loans, net of unearned discount.

  There is intense competition in all areas in which the Company conducts its business, including deposits, loans, domestic and international financing and trust services. In addition to competing with other banks, the Company also competes in certain areas of its business with other financial institutions. At December 31, 1995, the bank's year to date average earning assets (of which loans were 46% and securities were 52%) represented approximately 94% of the Company's year to date average earning assets. See page 42 for the composition of the Company's average balance sheets for the three most recent years.

FINANCIAL CONDITION

Liquidity is the ability to meet cash needs arising from changes in various categories of assets and liabilities. Liquidity is constantly monitored and managed at both the parent company and the bank levels. Liquid assets consist of cash and due from banks, interest-bearing deposits in banks and Federal funds sold and securities available for sale. Primary funding sources include core deposits, capital market funds and other money market sources. Core deposits include domestic noninterest-bearing and interest-bearing retail deposits, which historically have been relatively stable. The parent company and the bank have significant unused borrowing capacity. Contingency plans exist and could be implemented on a timely basis to minimize the impact of any dramatic change in market conditions.

  While the parent company generates income from its own operations, it also depends for its cash requirements on funds maintained or generated by its subsidiaries, principally the bank. Such sources have been adequate to meet the parent company's cash requirements throughout its history. At December 31, 1995, the parent company had on hand approximately $10,809,000 in cash.

  Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its non-bank subsidiaries. All national banks are limited in the payment of dividends without the approval of the Comptroller of the Currency ("the Comptroller") to an amount not to exceed the net profits (as defined) for that year to date combined with its retained net profits for the preceding two calendar years. During 1994, with the Comptroller's approval, the bank paid dividends aggregating $3,639,038; the bank's net income was $4,222,664. During 1995, the bank declared and paid dividends aggregating $4,786,349; the bank's net income was $5,343,355. In addition, from time to time dividends are paid to the parent company by the finance subsidiaries from their retained earnings without regulatory restrictions.

  At December 31, 1995, the parent company's outstanding long-term debt, consisting principally of convertible subordinated debentures (originally issued pursuant to rights offerings to shareholders of the Company), aggregated $23,596,000. To the extent convertible subordinated debentures are converted to common stock of the parent company (as has been the case with $11,000,000 principal amount since 1982), the subordinated debt related thereto is retired and becomes part of shareholders' equity. The parent company's long-term indebtedness is also met through funds generated from profits and new financing. Since becoming a public company in 1946, the parent company and its predecessors have been able to obtain the financing required and have paid at maturity all outstanding long-term indebtedness. The parent company expects to continue to meet its obligations in accordance with their terms.

  At December 31, 1995, the parent company's short-term debt, consisting principally of commercial paper, was approximately $26,607,200. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $47,251,000 and back-up credit lines with banks of $15,000,000. The parent company and its predecessor have issued and repaid at maturity approximately $12 billion of commercial paper since 1955. Since 1979, the parent company has had no need to use available back-up lines of credit.

  The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). At December 31, 1995, the risk-based capital ratios and the leverage ratio for the Company and the bank exceeded the most stringent requirements contemplated by these guidelines. Information regarding the Company's and the bank's risk-based capital, at December 31, 1995 and December 31, 1994, is presented on page 44.

  While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity and capital requirements in the future.

ASSET/LIABILITY MANAGEMENT

The Company's primary earnings source is its net interest income; therefore the Company devotes significant time and has invested in resources to assist in the management of interest rate risk and asset quality. The Company's net interest income is affected by changes in market interest rates, and by the level and composition of interest-earning assets and interest-bearing liabilities. The Company's objectives in its asset/liability management are to utilize its capital effectively, to provide adequate liquidity and to enhance net interest income, without taking undue risks or subjecting the Company unduly to interest rate fluctuations.

  The Company takes a coordinated approach to the management of its liquidity, capital and interest rate risk. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by its Asset/Liability Committee ("ALCO"). ALCO, which is comprised of members of senior management and the Board, meets to review among other things, economic conditions, interest rates, yield curve, cash flow projections, expected customer actions, liquidity levels, capital ratios and repricing characteristics of assets, liabilities and off-balance sheet financial instruments.

  The Company's balance sheet structure is primarily short-term in nature with most assets and liabilities repricing or maturing in less than five years. The Company monitors the interest rate sensitivity of its on- and off-balance sheet positions by examining its near-term sensitivity and its longer term gap (as defined below) position. The Company utilizes several tools in its management of interest rate risk, primarily utilizing a sophisticated income simulations model and complementing this with a traditional gap analysis.

  The income simulation model measures the Company's net interest income sensitivity or volatility to interest rate changes utilizing statistical techniques that allow the Company to consider various factors which impact net interest income. These factors include actual maturities, estimated cash flows, repricing characteristics, deposits growth/retention and, most importantly, the relative sensitivity of the Company's assets and liabilities to changes in market interest rates. This relative sensitivity is important to consider as the Company's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. The core deposit costs are internally managed and tend to exhibit less sensitivity to changes in interest rates than the Company's adjustable rate assets whose yields are based on external indices and change in concert with market interest rates.

  The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates which would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The Company has established certain limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. The Company can also utilize this technique to stress test its portfolio to determine the impact of various interest rate scenarios on the Company's net interest income.

  The traditional gap analysis is prepared based on the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities for selected time bands. The mismatch between repricings or maturities within a time band is commonly referred to as the "gap" for that period. A positive gap (asset sensitive) where interest-rate sensitive assets exceed interest-rate sensitive liabilities generally will result in an institution's net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite results on an institution's net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. The Company utilizes the gap analysis to complement its income simulations modeling, primarily focusing on the longer term structure of the balance sheet.

  As part of its interest rate risk strategy, the Company uses off-balance sheet financial instruments (derivatives) to hedge the interest rate sensitivity of assets with the corresponding amortization reflected in the yield of the related on-balance sheet assets being hedged. The Company has written policy guidelines, which have been approved by the Board of Directors and the Asset/Liability Committee, governing the use of off-balance sheet financial instruments, including approved counterparties, risk limits and appropriate internal control procedures. The credit risk of derivatives arises principally from the potential for a counterparty to fail to meet its obligation to settle a contract on a timely basis. At December 31, 1995, all counterparties have investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.

  At December 31, 1995, the Company's off-balance sheet financial instruments consisted of two interest rate floor contracts having a notional amount totalling $75 million; one contract with a notional amount of $50 million has a final maturity of February 27, 2000 and the other contract with a notional amount of $25 million has a final maturity of March 17, 1998. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes.

  Interest rate floor contracts require the counterparty to pay the Company at specified future dates the amount, if any, by which the specified interest rate (3 month LIBOR) falls below the fixed floor rates, applied to the notional amounts. The Company utilizes these financial instruments to adjust its interest rate risk position without exposing itself to principal risk and funding requirements. The interest rate floor contracts require the Company to pay a fee for the right to receive a fixed interest payment.

  The Company purchased interest rate floor contracts to reduce the impact of falling rates on its floating rate commercial loans. The Company paid up front premiums of $715,000 for the interest rate floor contracts that it entered into in 1995. These premiums are amortized monthly against interest income from the designated assets. At December 31, 1995, the unamortized premiums on these contracts totalled $582,000 and are included in other assets. At December 31, 1995, $4,000 was receivable under these contracts.

SECURITIES

The Company's securities portfolios are comprised principally of U.S. Government and U.S. Government corporation and agency mortgage backed securities along with other debt and equity securities. At December 31, 1995, the Company's portfolio of securities totalled $299,238,000 of which U.S. Government and U.S. Government corporation and agency guaranteed mortgage backed securities having an average life of approximately 2 1/2 years amounted to $290,770,000. The Company has the intent and ability to hold to maturity securities classified "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $1,078,000 and $2,072,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $1,489,000 and gross unrealized losses of $484,000. Given the relatively short-term nature of the portfolio and its generally high credit quality, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.

  Based on a decision by the Financial Accounting Standards Board to allow companies a one-time opportunity to reassess their investment securities classifications, in December 1995, the Company transferred certain U.S. Treasury securities and certain mortgage-backed securities with an amortized cost of $35,436,000 and an estimated fair value of $35,791,000 from held to maturity to available for sale. This action was taken by management in connection with its Asset/Liability Management process and was designed to provide flexibility in the management of interest rate risk, yield and collateral requirements. The net unrealized gain after tax effect on the transferred securities was $183,000 ($354,000 before tax effect) and is included in shareholders' equity.

CREDIT RISK

A key management objective is to maintain the quality of the loan portfolio. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of the creditworthiness of and the designation of lending limits for each borrower. The portfolio strategies seek to avoid concentrations by industry or loan size in order to minimize credit exposure and to originate loans in markets with which it is familiar. See Footnote 4 shown on page 21 for the composition of the loan portfolio.

  The Company's commercial and industrial loan portfolio represents approximately 83% of gross loans. Loans in this category are typically made to small and medium sized businesses and range between $250,000 and $10 million. The primary source of repayment is from the borrower's operating profits and cash flows. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory or real property. The Company's real estate loan portfolio, which represents approximately 13% of gross loans, is secured by mortgages on real property located principally in the City of New York and the State of Virginia. The collateral securing any loan may vary in value based on the success of the business and economic conditions.

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

  The allowance for possible loan losses is maintained through the provision for possible loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for possible loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation of both loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114 and No. 118. Thus an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 1995, the ratio of the allowance to loans, net of unearned discounts was 1.3% and the allowance was $5,192,000. At such date, the Company's non-accrual loans amounted to $357,000; $316,000 of such loans were judged to be impaired within the scope of SFAS No. 114 and required valuation allowances of $160,000. Based on the foregoing, as well as management's judgement as to the current risks inherent in the loan portfolio, the Company's allowance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 1995. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $268,000, at December 31, 1995.

RESULTS OF OPERATIONS

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of interest-earning assets and interest-bearing liabilities. An analysis of the Company's interest rate sensitivity is presented on page 45. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 43. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 42.

Comparison of Years Ended December 31, 1995 and December 31, 1994 Net interest income for 1995 increased $5,554,000 to $34,165,000 from $28,611,000 in 1994.

  Total interest income aggregated $53,484,000 up $9,991,000 for 1995 as compared to $43,493,000 for the same period of 1994. The yield on interest earning assets was 8.65% for 1995 compared with 7.44% for the comparable period in 1994. The increase in interest income was principally due to an increase in income earned on the Company's loan portfolio as a result of asset growth and higher market interest rates.

  Interest earned on the loan portfolio amounted to $32,726,000 up $8,993,000 when compared to a year ago. Average loan balances amounted to $311,119,000 up $55,896,000 from $255,223,000 the prior year. The increase in the average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $5,201,000 or 58% of the increase in interest earned on loans, with the balance attributable to higher rates.

  Interest expense increased $4,437,000 to $19,319,000 for 1995 from $14,882,000 for the comparable period in 1994. The cost of funds increased to 4.26% for 1995 up from 3.35% for 1994. The increase in interest expense was substantially due to the higher rate environment.

  Interest expense on savings and time deposits increased $3,068,000 for 1995 to $11,541,000 from $8,473,000 for the comparable 1994 period primarily due to an increase in the cost of funds. The average rate paid on interest-bearing deposits rose to 3.53% in 1995 compared to 2.75% in the comparable year ago period. Average balances for interest-bearing deposits increased approximately $19 million in 1995 when compared to the like period a year ago.

  Interest expense associated with borrowed funds was $1,369,000 higher when comparing 1995 to the same period in 1994. The impact of the higher interest rate environment increased interest expense associated with borrowed funds by $1,932,000. This increase was partially offset by a reduction in the cost of funds of $563,000 as a result of lower average borrowings.

  Reference is made to "CREDIT RISK" above for information as to management's continuing evaluation of the loan portfolio and the allowance for possible loan losses appropriate thereto. Based on such evaluation, and principally as the result of the growth in the portfolio, $1,866,000 was provided for possible loan losses for the year ended December 31, 1995.

  Noninterest income increased $1,507,000 for 1995 when compared with 1994 as a result of increased fees from factoring services and higher income from other fee based services.

  Noninterest expenses increased $4,662,000 for 1995 versus the same period last year reflecting higher salary and employee benefit costs as well as higher general business costs and professional fees associated with increased business development efforts. Offsetting these increases was a decrease in Federal deposit insurance premiums as a result of a reduction in premiums charged.

  The higher level of pretax profitability was offset by lower additional provisions for unresolved state tax issues, so that the provision for income taxes declined by $46,000 in 1995 when compared to the prior year.

  As a result of the above factors, net income increased $1,632,000 for the year ended December 31, 1995 when compared to 1994.

  Comparison of Years Ended December 31, 1994 and December 31, 1993 Total interest income increased $11,011,000 due to higher average funds employed at higher rates. An increase in average investment securities outstandings coupled with higher yields, resulted in an increase in income from investment securities of $4,464,000. Higher average loan outstandings employed at higher rates resulted in an increase of $6,337,000 in interest and fees on loans.

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

  Higher service charges on deposit accounts and higher volume for letters of credit and factoring services, partially offset by lower income for trust services, resulted in an increase in noninterest income of $542,000 for the year ended December 31, 1994 compared with 1993.

  Noninterest expenses increased $2,228,000 for the year ended December 31, 1994 versus the prior year reflecting higher personnel and other costs associated with the Company's higher levels of business activities, increased investments in technology and higher general costs.

  Due to the higher level of pre-tax profitability and additional provisions for unresolved state tax issues, the provision for income taxes increased $3,397,000 for the year ended December 31, 1994.

  As a result of the above factors, net income for the year ended December 31, 1994 increased $850,000 when compared with the same period in 1993.

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The parent company's common stock is traded on The New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Footnote 20 on page 34. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 13. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Footnote 12 on page 25. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Footnote 10 on page 25.

ACCOUNTING STANDARDS NOT YET ADOPTED

In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Statement is effective for fiscal years beginning after December 15, 1995.

  SFAS No. 123 generally requires either employers to account for stock-based employee compensation plans using the fair value based method or the intrinsic value based method and report the pro forma amounts, if any, as if the fair value based method had been applied.

  This Statement is not expected to have a material effect on the Company's financial condition or results of operations when adopted in the first quarter of 1996.

STERLING BANCORP and Subsidiaries
AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS(1)

                                                         YEAR ENDED                 YEAR ENDED                YEAR ENDED
                                                      DECEMBER 31, 1995          DECEMBER 31, 1994         DECEMBER 31, 1993
                                                -------------------------- -------------------------- --------------------------
                                                 AVERAGE           AVERAGE  AVERAGE           AVERAGE  AVERAGE           AVERAGE
                                                 BALANCE  INTEREST   RATE   BALANCE  INTEREST   RATE   BALANCE  INTEREST   RATE
                                                --------- --------  ------ --------- --------  ------ --------- --------  ------
                                                                                   ($ IN THOUSANDS)
ASSETS
Interest-bearing deposits
  with other banks                              $  3,037  $   183    5.93% $  2,963  $   123    4.17% $   3,119 $    97    3.13%
Investment securities
  Available for sale                              69,675    4,683    6.72    80,498    4,480    5.55         --      --      --
  Held to maturity                               234,933   15,349    6.53   240,364   14,825    6.17    254,815  14,835    5.83
  Tax-exempt(2)                                      133        8    6.12       143        9    6.29        264      15    5.74
Federal funds sold                                 9,153      535    5.92     7,033      323    4.59      4,542     139    3.06
Loans, net of unearned
  discounts
    Domestic(3)                                  310,330   32,669   10.87   254,434   23,690    9.37    227,815  17,362    7.65
    Foreign                                          789       57    7.18       789       43    5.44        789      34    4.29
                                                --------- --------         --------- --------         --------- --------
    TOTAL INTEREST-
      EARNING ASSETS                             628,050   53,484    8.65%  586,224   43,493    7.44%   491,344  32,482    6.62%
                                                          --------  ======           --------  ======           --------  ======
Cash and due from banks                           37,178                     40,564                      35,160
Allowance for possible
  loan losses                                     (4,765)                    (3,768)                     (3,175)
Excess cost over equity
  in net assets of the bank                       21,158                     21,158                      21,158
Other                                             13,901                     14,706                      11,624
                                                ---------                  ---------                  ----------
    TOTAL ASSETS                                $695,522                   $658,884                   $ 556,111
                                                =========                  =========                  ==========

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest-bearing deposits
  Domestic
    Savings                                     $175,473    4,032    2.30% $178,149    3,257    1.83% $198,772    4,254    2.14%
    Other time                                   148,849    7,354    4.94   126,935    5,112    4.03    82,008    2,185    2.66
  Foreign
    Other time                                     2,780      155    5.56     2,663      104    3.89     2,819       79    2.80
Borrowings
  Federal funds purchased
    and securities sold
    under agreements
    to repurchase                                 53,295    2,967    5.56    55,824    2,076    3.72    31,315      896    2.86
  Commercial paper                                21,850    1,176    5.38    14,491      524    3.62    14,702      411    2.79
  Other short-term debt                            6,156      316    5.14    14,464      553    3.83     6,774      211    3.11
  Long-term debt                                  45,606    3,319    7.28    51,581    3,256    6.31    33,204    2,132    6.42
                                                --------- --------         --------- --------         --------- --------
    TOTAL INTEREST-
      BEARING LIABILITIES                        454,009   19,319    4.26%  444,107   14,882    3.35%   369,594  10,168    2.75%
                                                                    ======                     ======                     ======

Noninterest-bearing
  demand deposits                                153,244       --           144,974       --            125,804      --
                                                --------- --------         --------- --------         --------- --------
Total including noninterest-
  bearing demand deposits                        607,253   19,319    3.18%  589,081   14,882    2.53%   495,398  10,168    2.05%
                                                          --------  ======           --------  ======           --------  ======

Other liabilities                                 31,868                     16,554                       9,595
                                                ---------                  ---------                  ---------
  Total Liabilities                              639,121                    605,635                     504,993
Shareholders' equity                              56,401                     53,249                      51,118
                                                ---------                  ---------                  ---------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                        $695,522                   $658,884                    $556,111
                                                =========                  =========                  =========

Net interest income/spread                                $34,165    4.39%           $28,611    4.09%           $22,314    3.87%
                                                          ========  ======           ========  ======           ========  ======

Net yield on interest
  earning assets                                                     5.52%                      4.91%                      4.55%
                                                                    ======                     ======                     ======

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

STERLING BANCORP and Subsidiaries
RATE/VOLUME ANALYSIS

                                                                               DECEMBER 31, 1994 TO      DECEMBER 31, 1993 TO
INCREASE (DECREASE) FROM YEARS ENDED,                                            DECEMBER 31, 1995         DECEMBER 31, 1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                                             VOLUME    RATE  TOTAL(1)   VOLUME   RATE  TOTAL(1)
                                                                             ---------------------------------------------------
                                                                                               ($ IN THOUSANDS)
INTEREST INCOME
Interest-bearing deposits with other banks                                   $    5  $   55   $   60   $   (6)  $   32  $    26
                                                                             ---------------------------------------------------
Investment securities
  Available for sale                                                           (670)    873      203    2,240    2,240    4,480
  Held to maturity                                                             (342)    866      524     (847)     837      (10)
  Tax-exempt(2)                                                                  (1)     --       (1)     (10)       4       (6)
                                                                             ---------------------------------------------------
    Total                                                                    (1,013)  1,739      726    1,383    3,081    4,464
                                                                             ---------------------------------------------------
Federal funds sold                                                              108     104      212       95       89      184
                                                                             ---------------------------------------------------
Loans, net of unearned discount
  Domestic(3)                                                                 5,201   3,778    8,979    2,238    4,090    6,328
  Foreign                                                                        --      14       14       --        9        9
                                                                             ---------------------------------------------------
    Total                                                                     5,201   3,792    8,993    2,238    4,099    6,337
                                                                             ---------------------------------------------------
  TOTAL INTEREST INCOME                                                      $4,301  $5,690   $9,991   $3,710   $7,301  $11,011
                                                                             ===================================================

INTEREST EXPENSE
Savings and time deposits
  Domestic
    Savings                                                                  $  (54) $  829   $  775   $ (409)  $ (588) $  (997)
    Other time                                                                  986   1,256    2,242    1,503    1,424    2,927
  Foreign
    Other time                                                                    5      46       51       (5)      30       25
                                                                            ----------------------------------------------------
    Total                                                                       937   2,131    3,068    1,089      866    1,955
                                                                            ----------------------------------------------------
Borrowings
  Federal funds purchased and securities sold
    under agreements to repurchase                                             (116)  1,007      891      806      374    1,180
  Commercial paper                                                              331     321      652       (7)     120      113
  Other short-term debt                                                        (372)    135     (237)     266       76      342
  Long-term debt                                                               (406)    469       63    1,170      (46)   1,124
                                                                             ---------------------------------------------------
    Total                                                                      (563)  1,932    1,369    2,235      524    2,759
                                                                             ---------------------------------------------------
  TOTAL INTEREST EXPENSE                                                     $  374  $4,063   $4,437   $3,324   $1,390  $ 4,714
                                                                             ===================================================

  NET INTEREST INCOME                                                        $3,927  $1,627   $5,554   $  386   $5,911  $ 6,297
                                                                             ===================================================


(1) The rate/volume variance is allocated equally between changes in volume and rate.
(2) Interest on the securities is not calculated on a tax equivalent basis.
(3) Nonaccrual loans have been included in the amounts outstanding and income has been included to the extent accrued.

STERLING BANCORP and Subsidiaries
CAPITAL COMPONENTS AND RATIOS

                                                                           THE COMPANY                        THE BANK
                                                                   -------------------------------------------------------------
                                                                   12/31/95         12/31/94         12/31/95         12/31/94
                                                                   -------------------------------------------------------------
                                                                                         ($ IN THOUSANDS)
Components
  Shareholders' equity                                             $ 59,657         $ 53,719         $ 47,940         $ 45,700
  Add/(Subtract):
    Minority interest                                                     8                8               --               --
    Goodwill                                                        (21,158)         (21,158)              --               --
    Net unrealized (appreciation) depreciation
  on securities available for sale, net of tax effect(1)               (544)           1,141             (541)           1,142
                                                                   -------------------------------------------------------------
    Tier 1 Capital                                                   37,963           33,710           47,399           46,842
                                                                   -------------------------------------------------------------

  Allowance for possible loan losses (limited to 1.25%
  of total risk-weighted assets)                                      5,192            4,136            3,649            3,435
  Subordinated debt (limited to 50% of Tier 1 Capital)               12,751           16,690               --               --
                                                                   -------------------------------------------------------------
    Tier 2 Capital                                                   17,943           20,826            3,649            3,435
                                                                   -------------------------------------------------------------

    Total Risk-based Capital                                       $ 55,906         $ 54,536         $ 51,048         $ 50,277
                                                                   =============================================================


Ratios
  Tier 1 Capital                                                       8.54%            8.73%           11.98%           13.09%
  Total Capital                                                       12.58            14.12            12.90            14.05
  Leverage                                                             5.37             5.12             7.19             7.42

Memoranda
  Tier 1 Capital minimum requirement                               $ 17,777         $ 15,450         $ 15,826         $ 14,318
  Total Capital minimum requirement                                  35,554           30,900           31,652           28,636
  Risk-weighted assets, net of goodwill                             444,425          386,241          395,645          357,946
  Quarterly average assets, net of goodwill                         706,632          658,976          659,574          630,932

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

                                                                                 REPRICING DATE
                                               --------------------------------------------------------------------------------
                                                             MORE THAN                                   NON
                                               3 MONTHS      3 MONTHS       1 YEAR TO      OVER          RATE
                                                OR LESS      TO 1 YEAR       5 YEARS      5 YEARS      SENSITIVE        TOTAL
                                               --------------------------------------------------------------------------------
ASSETS
  Interest-bearing deposits
    with other banks                           $  2,000      $  1,000        $    --      $     --     $      --      $  3,000
  Investment securities                              --        31,496         59,094       203,680         4,968       299,238
  Federal funds sold                              5,000            --             --            --            --         5,000
  Loans, net of unearned discounts              314,479        17,934         41,264        29,909        (6,357)      397,229
  Noninterest-earning assets and
    allowance for possible loan losses               --            --             --            --        71,141        71,141
                                               --------------------------------------------------------------------------------
      Total Assets                              321,479        50,430        100,358       233,589        69,752       775,608
                                               --------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits                     161,667        52,086        113,194            --            --       326,947
  Securities sold under agreements
    to repurchase                                34,165        17,100             --            --            --        51,265
  Commercial paper                               26,607            --             --            --            --        26,607
  Other short-term borrowings                     1,082         4,250             --            --            --         5,332
  Long-term convertible subordinated
    debentures                                   21,346            --             --            --            --        21,346
  Other long-term borrowings--FHLB                   --            --         16,950         1,050            --        18,000
  Noninterest-bearing liabilities and
  shareholders' equity                               --            --             --            --       326,111       326,111
                                               --------------------------------------------------------------------------------
      Total Liabilities and
        Shareholders' Equity                    244,867        73,436        130,144         1,050       326,111       775,608
                                               --------------------------------------------------------------------------------
Net Interest Rate Sensitivity Gap              $ 76,612      $(23,006)      $(29,786)     $232,539     $(256,359)     $     --
                                               ================================================================================

Cumulative Gap at December 31, 1995            $ 76,612      $ 53,606       $ 23,820      $256,359      $     --      $     --
                                               ================================================================================

Cumulative Gap at December 31, 1994            $ 38,812      $ 10,115       $(87,710)     $179,179      $     --      $     --
                                               ================================================================================

Cumulative Gap at December 31, 1993            $ 29,476      $  9,319       $(59,671)     $170,526      $     --      $     --
                                               ================================================================================