Form 10-K, Exhibit 13
period 1996-12-31
STERLING BANCORP
filed 1997-03-28
CIK 93451

                                                                     Exhibit 13




                              FINANCIAL INFORMATION

                        Consolidated Financial Statements
                          of Sterling Bancorp and Subsidiaries                12

                        Consolidated Statements of Condition
                          of Sterling National Bank                           16

                        Notes to Consolidated Financial Statements            17

                        Independent Auditors' Report                          38

                        Selected Financial Data                               39

                        Management's Discussion and
                          Analysis of Financial Condition and
                          Results of Operations                               40


                        CORPORATE DIRECTORIES

                        Sterling Bancorp and Subsidiaries                     50



                        STERLING BANCORP and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                                 1996              1995
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                    $ 54,512,462     $ 40,720,401
Interest-bearing deposits with other banks                                                    3,010,000        3,000,000
Federal funds sold                                                                            3,000,000        5,000,000
Securities available for sale (at estimated market value)                                    77,597,117      101,670,466
Securities held to maturity (estimated market value $223,668,650 and
  $196,573,342, respectively)                                                               226,733,888      197,567,406
                                                                                           -----------------------------
    Total investment securities                                                             304,331,005      299,237,872
                                                                                           -----------------------------
Loans, net of unearned discounts                                                            465,516,556      397,228,786
Less allowance for possible loan losses                                                       8,003,392        5,192,203
                                                                                           -----------------------------
    Loans, net                                                                              457,513,164      392,036,583
                                                                                           -----------------------------
Customers' liability under acceptances                                                          613,430        2,395,089
Excess cost over equity in net assets of the banking subsidiary                              21,158,440       21,158,440
Premises and equipment, net                                                                   5,508,740        2,733,105
Accrued interest receivable                                                                   4,257,142        4,151,950
Other assets                                                                                  7,700,928        5,175,001
                                                                                           -----------------------------
                                                                                           $861,605,311     $775,608,441
                                                                                           =============================
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                               $229,976,783     $224,080,543
Interest-bearing deposits                                                                   344,445,578      326,947,260
                                                                                           -----------------------------
    Total deposits                                                                          574,422,361      551,027,803

Federal funds purchased and securities sold under agreements to repurchase                   88,144,400       51,265,620
Commercial paper                                                                             32,569,900       26,607,200
Other short-term borrowings                                                                  30,419,791        5,331,640
Acceptances outstanding                                                                         613,430        2,395,089
Due to factoring clients                                                                     23,140,504       22,596,179
Accrued expenses and other liabilities                                                       14,228,490       17,381,686
Long-term convertible subordinated debentures                                                 6,389,000       21,346,000
Other long-term borrowings--FHLB                                                             14,500,000       18,000,000
                                                                                           -----------------------------
    Total liabilities                                                                       784,427,876      715,951,217
                                                                                           -----------------------------
Commitments and contingent liabilities

Shareholders' Equity
  Preferred stock, $5 par value                                                               2,506,600        2,525,760
  Common stock, $1 par value. Authorized 20,000,000 shares;
    issued 7,725,533 and 6,496,854 shares, respectively                                       7,725,533        6,496,854
  Capital surplus                                                                            38,619,434       28,091,878
  Retained earnings                                                                          31,648,806       25,641,804
  Net unrealized appreciation on securities available for sale, net of taxes                     90,001          543,747
                                                                                           -----------------------------
                                                                                             80,590,374       63,300,043
Less
  Common stock in treasury at cost, 42,343 and 150,343 shares, respectively                     418,959        1,489,239
  Unearned compensation                                                                       2,993,980        2,153,580
                                                                                           -----------------------------
    Total shareholders' equity                                                               77,177,435       59,657,224
                                                                                           -----------------------------
                                                                                           $861,605,311     $775,608,441
                                                                                           =============================
See Notes to Consolidated Financial Statements.



                        STERLING BANCORP and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                                        1996             1995           1994
------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                                                      $39,221,330     $32,725,860     $23,732,841
  Deposits with other banks                                                      156,922         183,230         123,632
  Investment securities
    Available for sale                                                         6,296,121       4,689,687       4,487,600
    Held to maturity                                                          15,034,267      15,350,549      14,826,875
  Federal funds sold                                                             288,388         534,255         322,714
                                                                             -------------------------------------------
      Total interest income                                                   60,997,028      53,483,581      43,493,662
                                                                             -------------------------------------------
INTEREST EXPENSE
  Deposits                                                                    12,108,336      11,540,344       8,473,494
  Federal funds purchased and securities sold under
    agreements to repurchase                                                   4,611,205       2,967,516       2,076,395
  Commercial paper                                                             1,546,997       1,176,269         523,648
  Other short-term borrowings                                                  1,041,821         316,192         553,369
  Long-term convertible subordinated debentures                                1,144,261       2,234,786       2,016,417
  Other long-term borrowings--FHLB                                               881,137       1,083,911       1,239,073
                                                                             -------------------------------------------
      Total interest expense                                                  21,333,757      19,319,018      14,882,396
                                                                             -------------------------------------------
      Net interest income                                                     39,663,271      34,164,563      28,611,266
Provision for possible loan losses                                             2,047,005       1,866,000       1,053,000
                                                                             -------------------------------------------
      Net interest income after provision for
         possible loan losses                                                 37,616,266      32,298,563      27,558,266
                                                                             -------------------------------------------
NONINTEREST INCOME
  Commissions on letters of credit                                               828,004         741,189         811,372
  Service charges on deposit accounts                                          1,829,784       1,684,300       1,419,475
  Factoring commissions                                                        3,432,977       1,650,761         755,794
  Trust fees                                                                     662,862         657,318         564,318
  Mortgage banking income                                                      1,473,644          59,782              --
  Net securities (losses)/gains                                                  (71,254)          4,801          41,931
  Other income                                                                 1,752,448       1,180,060         878,158
                                                                             -------------------------------------------
      Total noninterest income                                                 9,908,465       5,978,211       4,471,048
                                                                             -------------------------------------------
NONINTEREST EXPENSES
  Salaries                                                                    14,859,118      11,116,147       9,604,384
  Employee benefits                                                            3,217,794       2,654,956       2,497,197
                                                                             -------------------------------------------
      Total personnel expense                                                 18,076,912      13,771,103      12,101,581
  Occupancy expense, net                                                       2,504,624       3,380,095       2,515,084
  Equipment expense                                                            1,689,291       1,795,052       1,341,366
  Other expenses                                                               9,426,552       7,714,006       6,040,638
                                                                             -------------------------------------------
      Total noninterest expenses                                              31,697,379      26,660,256      21,998,669
                                                                             -------------------------------------------
Income before income taxes                                                    15,827,352      11,616,518      10,030,645
Provision for income taxes                                                     7,575,498       5,978,852       6,024,776
                                                                             -------------------------------------------
Net income                                                                   $ 8,251,854     $ 5,637,666     $ 4,005,869
                                                                             ===========================================
Average number of common shares outstanding
  Primary                                                                      7,111,800       6,387,072       6,362,220
  Fully diluted                                                                8,421,390       8,562,891       8,972,378

Earnings per average common share
  Primary                                                                        $  1.16          $  .88          $  .63
  Fully diluted                                                                     1.05             .80             .57

Dividends per common share                                                           .31             .25             .21

See Notes to Consolidated Financial Statements.



                        STERLING BANCORP and Subsidiaries
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31,                                                         1996            1995            1994
------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
  Balance at beginning of year                                                 $ 2,525,760    $ 1,650,760    $ 1,963,260
  Conversions of Series B and Series D shares                                      (19,160)            --             --
  Market value guarantee feature                                                        --        875,000       (312,500)
                                                                               -----------------------------------------
  Balance at end of year                                                       $ 2,506,600    $ 2,525,760    $ 1,650,760
                                                                               =========================================
COMMON STOCK
  Balance at beginning of year                                                 $ 6,496,854    $ 6,496,605    $ 6,496,605
  Conversions of subordinated debentures                                         1,133,084            249             --
  Conversion of preferred shares into common shares                                  1,916             --             --
  Options exercised                                                                  1,500             --             --
  Common shares issued in acquisition of mortgage company                           92,179             --             --
                                                                               -----------------------------------------
  Balance at end of year                                                       $ 7,725,533    $ 6,496,854    $ 6,496,605
                                                                               =========================================
CAPITAL SURPLUS
  Balance at beginning of year                                                 $28,091,878    $28,089,137    $28,089,487
  Common stock issued from treasury stock                                               --             --           (350)
  Conversions of subordinated debentures                                        10,050,401          2,741             --
  Conversion of preferred shares into common shares                                 17,244             --             --
  Options exercised                                                                  9,375             --             --
  Common shares issued in acquisition of mortgage company                          170,816             --             --
  Issuance of shares under incentive compensation plan                             286,195             --             --
  Forfeitures of shares issued under incentive compensation plan                    (6,475)            --             --
                                                                               -----------------------------------------
  Balance at end of year                                                       $38,619,434    $28,091,878    $28,089,137
                                                                               =========================================
RETAINED EARNINGS
  Balance at beginning of year                                                 $25,641,804    $21,592,244    $18,920,583
  Net income                                                                     8,251,854      5,637,666      4,005,869
  Cash dividends paid--common shares                                            (2,223,721)    (1,586,603)    (1,332,707)
  preferred shares                                                                 (21,131)        (1,503)        (1,501)
                                                                               -----------------------------------------
  Balance at end of year                                                       $31,648,806    $25,641,804    $21,592,244
                                                                               =========================================
NET UNREALIZED APPRECIATION (DEPRECIATION)
  ON SECURITIES AVAILABLE FOR SALE, NET OF TAXES
  Balance at beginning of year                                                 $   543,747    $(1,140,969)   $   734,686
  Change in valuation account for securities available for sale, net of taxes     (453,746)     1,502,081     (1,875,655)
  Net unrealized gain on securities transferred from held to maturity to
  available for sale, net of taxes                                                      --        182,635             --
                                                                               -----------------------------------------
  Balance at end of year                                                       $    90,001    $   543,747    $(1,140,969)
                                                                               =========================================
TREASURY STOCK
  Balance at beginning of year                                                 $(1,489,239)   $(1,489,239)   $(1,489,589)
  Issuance of shares under incentive compensation plan                           1,095,055             --             --
  Forfeiture of shares issued under incentive compensation plan                    (24,775)            --             --
  Common stock issued from treasury stock                                               --             --            350
                                                                               -----------------------------------------
  Balance at end of year                                                       $  (418,959)   $(1,489,239)   $(1,489,239)
                                                                               =========================================
UNEARNED COMPENSATION
  Balance at beginning of year                                                $ (2,153,580)  $ (1,479,224)  $ (1,858,357)
  Issuance of shares under incentive compensation plan                          (1,381,250)            --             --
  Forfeiture of shares issued under incentive compensation plan                     31,250             --             --
  Amortization of unearned compensation                                            509,600        122,150        122,150
  Market value guarantee feature--unallocated shares                                     --       (796,506)       256,983
                                                                               -----------------------------------------
  Balance at end of year                                                       $(2,993,980)  $ (2,153,580)  $ (1,479,224)
                                                                               ==========================================
TOTAL SHAREHOLDERS' EQUITY
  Balance at beginning of year                                                 $59,657,224    $53,719,314    $52,856,675
  Net changes during the year                                                   17,520,211      5,937,910        862,639
                                                                               -----------------------------------------
  Balance at end of year                                                       $77,177,435    $59,657,224    $53,719,314
                                                                               =========================================
See Notes to Consolidated Financial Statements.



                        STERLING BANCORP and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                      1996            1995             1994
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                               $  8,251,854    $  5,637,666     $  4,005,869
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for possible loan losses                                        2,047,005       1,866,000        1,053,000
    Depreciation and amortization of premises and equipment                     946,233       1,405,813          526,351
    Deferred income tax provision/(benefit)                                      32,920        (877,554)      (2,146,314)
    Gain on sale of loans, net                                                  (69,108)        (59,782)              --
    Net securities losses/(gains)                                                71,254          (4,801)         (41,931)
    Amortization of unearned compensation                                       509,600         122,150          122,150
    Amortization of premiums on investment securities                         1,666,602       1,494,661        2,750,640
    Accretion of discounts on investment securities                            (157,134)       (137,407)        (136,021)
    Increase in accrued interest receivable                                    (105,192)       (166,660)        (483,440)
    Increase in due to factoring clients                                        544,325      11,213,858        5,597,369
    (Decrease) Increase in accrued expenses and other liabilities            (3,153,196)      8,626,554        5,119,454
    Other, net                                                               (2,174,394)      1,107,225        1,390,453
                                                                            ---------------------------------------------
      Net cash provided by operating activities                               8,410,769      30,227,723       17,757,580
                                                                            ---------------------------------------------
INVESTING ACTIVITIES
  Purchase of premises and equipment                                         (3,458,873)       (715,598)      (1,355,781)
  Net increase in interest-bearing deposits with other banks                    (10,000)        (30,000)              --
  Decrease (Increase) in Federal funds sold                                   2,000,000       3,000,000       (8,000,000)
  Proceeds from sale of loans                                                 3,534,848       2,234,425               --
  Net increase in loans                                                     (70,989,326)    (87,443,857)     (14,349,495)
  Proceeds from prepayments, redemptions or maturities of securities--
     held to maturity                                                        40,548,751      31,047,989       53,830,442
  Purchases of securities--held to maturity                                 (70,755,029)    (20,534,657)    (104,202,276)
  Proceeds from sale of securities--available for sale                       15,387,010       8,977,432        9,955,694
  Proceeds from prepayments, redemptions or maturities of securities--
  available for sale                                                         13,390,375       5,734,390       54,912,931
  Purchases of securities--available for sale                                (6,083,161)    (10,918,982)     (45,504,995)
                                                                            ---------------------------------------------
      Net cash used in investing activities                                 (76,435,405)    (68,648,858)     (54,713,480)
                                                                            ---------------------------------------------
FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits                                5,896,240      49,183,400          808,172
  Net increase (decrease) in interest-bearing deposits                       17,498,318     (15,458,112)      43,508,417
  Net increase in securities sold under agreements to repurchase             29,878,780       7,214,784        6,825,836
  Net increase (decrease) in commercial paper and other
  short-term borrowings                                                      31,050,851      10,161,816       (6,157,340)
  Issuance of debentures                                                             --              --        7,020,000
  Prepayments and maturities of debentures                                   (3,773,515)     (5,097,010)      (7,466,000)
  Decrease in other long-term borrowings--FHLB                               (3,500,000)     (4,500,000)      (3,000,000)
  Increase in Federal funds purchased                                         7,000,000              --               --
  Proceeds from exercise of stock options                                        10,875              --               --
  Cash dividends paid on preferred and common shares                         (2,244,852)     (1,588,106)      (1,334,208)
                                                                            ---------------------------------------------
    Net cash provided by financing activities                                81,816,697      39,916,772       40,204,877
                                                                            ---------------------------------------------
Net increase in cash and due from banks                                      13,792,061       1,495,637        3,248,977
Cash and due from banks--beginning of year                                   40,720,401      39,224,764       35,975,787
                                                                            ---------------------------------------------
Cash and due from banks--end of year                                        $54,512,462     $40,720,401      $39,224,764
                                                                            =============================================
Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                                 $11,202,645     $     2,990      $        --
  Issuance of treasury shares                                                 1,381,250              --              350
  Issuance of common stock                                                      262,995              --               --
Supplemental disclosure of non-cash investing activities:
  Net unrealized gain on securities transferred from held to maturity
  to available for sale                                                              --         354,424               --
  Amortized cost of securities transferred from held to maturity to
  available for sale                                                                 --      35,436,261               --
Supplemental disclosure of cash flow information:
  Interest paid                                                              23,225,059      16,627,551       12,505,156
  Income taxes paid                                                          10,790,311       7,105,020        4,928,459

See Notes to Consolidated Financial Statements.



                             STERLING NATIONAL BANK
                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                                 1996              1995
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                    $ 53,327,089     $ 40,472,572
Interest-bearing deposits with other banks                                                    3,010,000        3,000,000
Federal funds sold                                                                            3,000,000        5,000,000

Securities available for sale (at estimated market value)                                    77,550,047      101,621,564
Securities held to maturity (estimated market value $223,668,650
  and $196,573,342, respectively)                                                           226,733,888      197,567,406
                                                                                           -----------------------------
    Total investment securities                                                             304,283,935      299,188,970
                                                                                           -----------------------------
Loans, net of unearned discounts                                                            422,204,265      349,464,192
Less allowance for possible loan losses                                                       5,013,857        3,649,003
                                                                                           -----------------------------
    Loans, net                                                                              417,190,408      345,815,189
                                                                                           -----------------------------
Receivables from affiliates                                                                     660,570          660,570
Customers' liability under acceptances                                                          613,430        2,395,089
Premises and equipment, net                                                                   5,385,998        2,646,716
Accrued interest receivable                                                                   4,248,142        4,129,541
Other assets                                                                                  6,464,743        3,610,213
                                                                                           -----------------------------
                                                                                           $798,184,315     $706,918,860
                                                                                           =============================
LIABILITIES AND SHAREHOLDER'S EQUITY
Noninterest-bearing deposits                                                               $231,415,215     $224,691,191
Interest-bearing deposits                                                                   359,587,160      337,787,544
                                                                                           -----------------------------
    Total deposits                                                                          591,002,375      562,478,735
Federal funds purchased and securities sold under agreements to repurchase                   88,144,400       51,265,620
Other short-term borrowings                                                                  30,419,791        5,331,640
Due to affiliates                                                                               841,460          596,694
Acceptances outstanding                                                                         613,430        2,395,089
Due to factoring clients                                                                     16,301,640        9,041,535
Accrued expenses and other liabilities                                                        9,858,109        9,868,906
Long-term borrowings--FHLB                                                                   14,500,000       18,000,000
                                                                                           -----------------------------
    Total liabilities                                                                       751,681,205      658,978,219
                                                                                           -----------------------------
Commitments and contingent liabilities
Shareholder's Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                                    17,926,300       17,926,300
  Surplus                                                                                    18,676,995       18,414,000
  Undivided profits                                                                           9,810,852       11,058,904

  Net unrealized appreciation on securities available for sale, net of taxes                     88,963          541,437
                                                                                           -----------------------------
    Total shareholder's equity                                                               46,503,110       47,940,641
                                                                                           -----------------------------
                                                                                           $798,184,315     $706,918,860
                                                                                           =============================
See Notes to Consolidated Financial Statements.

                        STERLING BANCORP and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES

Sterling Bancorp ("the parent company") is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries. The Sterling companies provide a full range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, leasing, trust and estate administration and investment management services. Sterling has operations in New York and Virginia and conducts business throughout the United States.

The following summarizes the significant accounting policies of Sterling Bancorp and its subsidiaries.

Principles of Consolidation

The consolidated financial statements include the accounts of the parent company and its subsidiaries, principally Sterling National Bank ("the bank"), after elimination of material intercompany transactions.

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

Investment Securities

Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires, among other things, that securities designated as available for sale be reported at estimated market value at each period end with the unrealized gain or loss, net of tax effect, recorded as a component of shareholders' equity.

Securities are designated as available for sale or held to maturity at the time of acquisition. Securities which the Company will hold for indefinite periods of time and which might be sold in the future as part of efforts to manage interest rate risk or in response to changes in interest rates, changes in prepayment risk, changes in market conditions or changes in economic factors, are classified as available for sale and carried at estimated market values. Net aggregate unrealized gains or losses are included in a valuation allowance account and are reported, net of taxes, as a component of shareholders' equity. Securities which the Company has the positive intent and ability to hold to maturity are designated as held to maturity and are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity. Interest and dividends on securities are reported in interest income. Gains and losses realized on sales of securities are determined on the specific identification method and are reported in noninterest income as net securities (losses)/gains.

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

Mortgage loans held for sale, including deferred fees and costs, are reported at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage loans, net of unamortized deferred fees and costs, are recognized when the proceeds are received from investors and are included under the caption "Mortgage banking income".

     On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". The provisions of these statements are discussed more fully below under "Allowance for Possible Loan Losses".

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

     SFAS No. 114 and SFAS No. 118 address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards entailed the identification of commercial and industrial, real estate-mortgage, real estate-construction and foreign loans which were considered impaired under the provisions of SFAS No. 114. Adoption did not have a material impact on the Company's financial position or results of operations.

     Under the provisions of these standards, individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds fair value, a valuation allowance is required as a component of the allowance for possible loan losses. Changes to the valuation allowance are recorded as a component of the provision for possible loan losses.

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

Excess Cost Over Equity in Net Assets of the Banking Subsidiary

On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement establishes accounting standards for determining and measuring the impairment of certain assets, including excess cost over equity in net assets.

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

Income Taxes

Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" requires the asset and liability method of accounting for income taxes. Deferred income tax expense (benefit) under SFAS No. 109 is determined by recognizing deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

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

Stock Incentive Plans

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock options grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

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

Off-Balance Sheet Instruments

The Company enters into interest rate floor contracts primarily to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. The premiums paid for these instruments are amortized to interest income over the term of the related asset. Amounts receivable are accounted for on an accrual basis and are recognized as adjustments to the interest income of the related assets.

NOTE 2. ACQUISITION

On July 1, 1996, the Company acquired the Real Estate Funding Center (now operating as Sterling National Mortgage Company, Inc.) for 92,179 shares of common stock. The acquisition was accounted for as a pooling of interests. However, prior periods have not been restated as the acquisition was not material.

NOTE 3. CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were $17,273,000 and $16,204,000 at December 31, 1996 and 1995,
respectively. Average required reserves during 1996 and 1995 were $13,115,000 and $11,053,000, respectively.

NOTE 4. MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.


Years Ended December 31,                                                  1996              1995              1994
-----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with other banks
  At December 31     --Balance                                           $3,010,000        $3,000,000        $2,970,000
                     --Average interest rate                                  5.25%             5.57%             5.10%
                     --Average original maturity                            69 Days          181 Days          181 Days
  During the year    --Maximum month-end balance                          3,010,000         3,540,000         2,970,000
                     --Daily average balance                              2,999,000         3,037,000         2,963,000
                     --Average interest rate earned                           5.23%             5.53%             4.17%
                     --Range of interest rates earned                    4.25-5.69%        3.05-6.16%        3.05-6.31%
                                                                        ===============================================
Federal funds sold
  At December 31--Balance                                                $3,000,000        $5,000,000        $8,000,000
                     --Average interest rate                                   5.50%             4.00%             5.75%
                     --Average original maturity                              1 Day             1 Day             1 Day
  During the year    --Maximum month-end balance                         25,000,000        30,000,000        20,000,000
                     --Daily average balance                              5,153,000         9,153,000         7,033,000
                     --Average interest rate earned                            5.60%             5.92%             4.59%
                     --Range of interest rates earned                     4.75-6.50%        4.00-6.38%        2.94-6.00%

                                                                        ===============================================

NOTE 5. INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:


                                                                                GROSS          GROSS         ESTIMATED
                                                             AMORTIZED       UNREALIZED     UNREALIZED        MARKET
DECEMBER 31, 1996                                              COST             GAINS         LOSSES           VALUE
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $ 40,963,427      $  282,824          $ --      $ 41,246,251
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                    30,377,325         113,067       231,447        30,258,945
Federal Reserve Bank and other equity securities               6,089,306           3,895         1,280         6,091,921
                                                            ------------------------------------------------------------
    Total                                                   $ 77,430,058      $  399,786      $232,727      $ 77,597,117
                                                            ============================================================

December 31, 1995
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $ 51,153,545      $1,219,655          $ --      $ 52,373,200
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                    44,548,562         263,964       482,813        44,329,713
Federal Reserve Bank and other equity securities               4,963,107           5,240           794         4,967,553
                                                            ------------------------------------------------------------
    Total                                                   $100,665,214      $1,488,859      $483,607      $101,670,466
                                                            ============================================================

  The carrying value and estimated market value of securities held to maturity are as follows:

                                                                                GROSS          GROSS         ESTIMATED
                                                             CARRYING        UNREALIZED     UNREALIZED        MARKET
DECEMBER 31, 1996                                              VALUE            GAINS         LOSSES           VALUE
-------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                   $223,983,888      $  692,968     $3,758,206     $220,918,650
Debt securities issued by foreign governments                   2,750,000              --             --        2,750,000
                                                             ------------------------------------------------------------
  Total                                                      $226,733,888      $  692,968     $3,758,206     $223,668,650
                                                             ============================================================
December 31, 1995
-------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                   $194,067,406      $1,078,113     $2,072,177     $193,073,342
Debt securities issued by foreign governments                   3,500,000              --             --        3,500,000
                                                             ------------------------------------------------------------
  Total                                                      $197,567,406      $1,078,113     $2,072,177     $196,573,342
                                                             ============================================================


     The following tables present information regarding securities available for sale and securities held to maturity at December 31, 1996, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of states and political subdivisions is not stated on a tax-equivalent basis.

                                                                                               ESTIMATED
                                                                          AMORTIZED             MARKET           AVERAGE
SECURITIES AVAILABLE FOR SALE                                               COST                 VALUE            YIELD
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  Due within 1 year                                                      $ 26,107,757         $ 26,224,375
  Due after 1 year but within 5 years                                      14,855,670           15,021,876
                                                                         ---------------------------------
                                                                           40,963,427           41,246,251       6.80%
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                                 30,377,325           30,258,945       6.57
Federal Reserve Bank and other equity securities                            6,089,306            6,091,921       7.60
                                                                         ---------------------------------
    Total                                                                $ 77,430,058         $ 77,597,117       6.77
                                                                         =================================

                                                                                               ESTIMATED
                                                                          CARRYING              MARKET           AVERAGE
SECURITIES HELD TO MATURITY                                                 VALUE                VALUE            YIELD
------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
   and agencies--mortgage-backed securities                              $223,983,888         $220,918,650       6.67%
                                                                         ----------------------------------
Debt securities issued by foreign governments
  Due within 1 year                                                         1,000,000            1,000,000
  Due after 1 year but within 5 years                                       1,000,000            1,000,000
  Due after 5 years                                                           750,000              750,000
                                                                            2,750,000            2,750,000       7.60
                                                                         ----------------------------------
    Total                                                                $226,733,888         $223,668,650       6.68
                                                                         ==================================

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

     Information regarding securities sales from the available for sale portfolio is as follows:

Years Ended
December 31,         1996          1995         1994
--------------------------------------------------------
Proceeds          $15,387,010   $8,977,432    $9,955,694
Gross gains            22,161       85,221        63,136
Gross losses          105,354       80,420        21,205

     During 1996, the Federal Home Loan Bank ("FHLB") issued a call for their securities maturing December 20, 2001. The carrying value of such securities in the held to maturity portfolio was $3,488,063. As the result of FHLB decision to call these securities, a gain of $11,939 was realized and reported under the caption "Net securities (losses)/gains".

     The carrying value of investment securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required by law is as follows:


                                1996            1995
--------------------------------------------------------
Secure funds
  on deposit                $ 21,751,000    $ 28,865,000
Secure repurchase
  agreements                  91,452,000      74,449,000
Secure Federal
  Home Loan
Bank advances                 20,129,000      25,266,000
                            ------------    ------------
    Total                   $133,332,000    $128,580,000
                            ============    ============

NOTE 6. LOANS

December 31,                   1996             1995
--------------------------------------------------------
Domestic
  Commercial and
  industrial                $351,280,247    $313,118,052
  Lease financing             40,488,618      24,311,355
  Real estate--
  mortgage                    64,368,209      49,789,721
  Real estate--
  construction                 1,136,253       1,039,546
  Installment                 15,536,413      14,876,277
Foreign
  Government
  and official
institutions                     789,424         789,424
                            ----------------------------
  Loans, gross               473,599,164     403,924,375
  Less unearned
  discounts                    8,082,608       6,695,589
                            ----------------------------
Loans, net of
  unearned discounts        $465,516,556    $397,228,786
                            ============================

     The Company originates certain residential mortgage loans with the intention of reselling those loans, including the servicing rights, without recourse. Residential mortgage loans held for sale, included in "Real estate--mortgage", are $6,010,000 and $419,000 at December 31, 1996 and 1995,
respectively.

     Loans to companies in the textile and apparel industry represent 14% of the commercial and industrial loan portfolio. There are no other industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 75% of the bank's loans are to borrowers located in the metropolitan New York area.

     Nonaccrual loans at December 31, 1996 and 1995 totalled $442,000 and $357,000, respectively. There were no reduced rate loans at December 31, 1996 or 1995. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 1996, 1995 and 1994 in accordance with their original terms is estimated to be $13,000, $22,000 and $86,000, respectively, for the years then ended. The applicable interest income actually realized for the aforementioned years was $-0-, $-0- and $18,000, respectively, for the years then ended. At the end of these years there were no commitments to lend additional funds on nonaccrual loans.

     Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefit of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 1996 or 1995.

NOTE 7. CHANGES IN THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

Years Ended December 31,                                                     1996              1995             1994
------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                             $ 5,192,203        $4,135,810        $3,413,947
Provision for possible loan losses                                         2,047,005         1,866,000         1,053,000
                                                                         -----------------------------------------------
                                                                           7,239,208         6,001,810         4,466,947
                                                                         -----------------------------------------------
Less charge-offs, net of recoveries:
  Charge-offs                                                                737,961         1,000,751           532,345
  Recoveries                                                              (1,502,145)         (191,144)         (201,208)
                                                                         -----------------------------------------------
  Net (recoveries) charge-offs                                              (764,184)          809,607           331,137
                                                                         -----------------------------------------------
Balance at end of year                                                   $ 8,003,392        $5,192,203        $4,135,810
                                                                         ===============================================

     During the third quarter of 1996, $1,333,000 was recovered on a previously charged-off loan in the bank.

     Effective January 1, 1995, the Company adopted SFAS No. 114, which established new rules for calculating certain components of the allowance for possible loan losses. Adoption of SFAS No. 114 had no impact on the level of the overall allowance for possible loan losses or on operating results, and does not affect the Company's policies regarding charge-offs, recoveries, or income recognition.

     SFAS No. 114 requires that impairment of larger-balance, non-homogenous loans that are individually evaluated be measured by comparing the net carrying amount of the loan to the present values of the expected future principal and interest cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance for any shortfall is established within the overall allowance for possible loan losses. The net carrying amount of the loan reflects credit write-offs, cash receipts applied to reduce the recorded investment in the loan, and unearned fees. SFAS No. 114 does not apply to smaller-balance homogenous consumer loans that are collectively evaluated for impairment, such as residential mortgages, and consumer installment loans.

     As of December 31, 1996 and 1995, $121,000 and $316,000, respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995, was approximately $219,000 and $857,000, respectively. The application of SFAS No. 114 measurement principles indicated that these loans required valuation allowances, totalling $69,000 and $160,000 at December 31, 1996 and 1995, respectively, which are included within the overall allowance for possible loan losses.

NOTE 8. INTEREST-BEARING DEPOSITS

Foreign deposits totalled $2,710,000 and $3,240,000 at December 31, 1996 and 1995, respectively.

     Interest expense for deposits in domestic and foreign offices is as follows:

Years Ended December 31,                                                  1996                1995               1994
------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest-bearing deposits in domestic offices                        $11,968,647         $11,385,646        $8,369,984
  Interest-bearing deposits in foreign offices                             139,689             154,698           103,510
                                                                       -------------------------------------------------
     Total                                                             $12,108,336         $11,540,344        $8,473,494
                                                                       =================================================

     The aggregate of domestic time certificates of deposit in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below; there were no foreign time certificates of deposits:

December 31,                                                            1996               1995                1994
------------------------------------------------------------------------------------------------------------------------
Remaining maturity range
  Three months or less                                                $36,405,594        $50,130,956         $52,758,925
  More than three months through six months                            25,727,589         10,377,893           6,878,526
  More than six months through twelve months                            7,402,946          5,157,534           6,742,806
  More than twelve months through twenty-four months                      415,862          4,503,102           9,699,636
  More than twenty-four months through thirty-six months                  706,068                 --                  --
                                                                      --------------------------------------------------
    Total                                                             $70,658,059        $70,169,485         $76,079,893
                                                                      ==================================================

Years Ended December 31,                                                  1996               1995                1994
------------------------------------------------------------------------------------------------------------------------
Interest Expense                                                      $ 3,615,702        $ 3,644,778         $ 2,429,283
                                                                      ==================================================

NOTE 9. SHORT-TERM BORROWINGS

The following table presents information regarding securities sold under agreements to repurchase and commercial paper.

Years Ended December 31,                                                1996                1995               1994
------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase
  At December 31     --Balance                                      $ 81,144,400         $51,265,620        $44,050,836
                     --Average interest rate                                5.28%               5.36%              5.37%
                     --Average original maturity                         75 Days             86 Days            44 Days
  During the year    --Maximum month-end balance                     112,347,383          71,063,346         62,756,854
                     --Daily average balance                          85,037,000          53,295,000         55,813,000
                     --Average interest rate paid                           5.29%               5.56%              3.72%
                     --Range of interest rates paid                    3.50-6.17%          2.55-6.00%         2.25-5.85%
                                                                    ====================================================

Commercial paper
  At December 31--Balance                                           $ 32,569,900         $26,607,200        $14,672,800
                     --Average interest rate                                5.19%               5.11%              4.50%
                     --Average original maturity                         69 Days             68 Days            47 Days
  During the year    --Maximum month-end balance                      32,643,000          26,627,500         17,872,500
                     --Daily average balance                          29,652,000          21,850,000         14,491,000
                     --Average interest rate paid                           5.22%               5.38%              3.62%
                     --Range of interest rates paid                    2.50-5.60%          3.50-6.08%         2.50-6.05%
                                                                    ====================================================

     Federal funds purchased at December 31, 1996 are $7,000,000 at a rate of 5.75%. The daily average balance for the year is $2,054,000 at an average rate of 5.52%. During the year, the maximum month-end balance was $10,000,000 and the range of rates paid was 5.06-5.75%.

     Other short-term borrowings include collateralized advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. Federal Home Loan Bank borrowings include an advance of $22,000,000 payable January 2, 1997 at a rate of 7.375%, an advance of $250,000 repayable in March, 1997 at a rate of 5.20% and an advance of $3,250,000 repayable in October, 1997 at a rate of 4.84%.

     The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 1996, these back-up bank lines of credit totalled $14,000,000. No lines were used at any time during 1996 and 1995.

NOTE 10. LONG-TERM CONVERTIBLE SUBORDINATED DEBENTURES

The parent company's floating interest rate convertible subordinated debentures are traded on the New York Stock Exchange. A summary of changes in these debentures follows (amounts in thousands):


                                                                               Maturity Dates
                                                                    ------------------------------------
                                                                    July 1,        Nov. 1,       July 1,
                                                                    ------------------------------------
                                                                     1996           1998          2001           Total
                                                                    -----------------------------------------------------
Series                                                               Third           4th          Fifth
--------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                        $ 4,964        $14,462       $ 7,020        $ 26,446
Repayments, conversions and retirements                              (4,964)          (136)           --          (5,100)
                                                                    -----------------------------------------------------
Balance at December 31, 1995                                            $--         14,326         7,020          21,346
                                                                    =======
Repayments, conversions and retirements                                             (7,937)       (7,020)        (14,957)
                                                                                   --------------------------------------
Balance at December 31, 1996                                                       $ 6,389           $--        $  6,389
                                                                                   ======================================
Estimated market value at December 31, 1996                                        $ 6,852                      $  6,852
                                                                                   =======                      =========


     The debentures bear interest at a floating interest rate equal to one half of one percent (1/2%) above the daily average reference rate of interest of a designated major New York City bank, payable semi-annually. The daily average interest rates paid on the Third and 4th series for the six-month interest periods ended December 31, 1996, June 30, 1996, December 31, 1995, June 30, 1995, December 31, 1994, and June 30, 1994 were 8.80% and 8.75%, 9.30% and
9.30%, and 8.10% and 6.80%, respectively. The daily average interest rates paid on the Fifth series for the six-month interest periods ended December 31, 1996, June 30, 1996, December 31, 1995, June 30, 1995, and for the initial period August 1 to December 31, 1994 were 8.80% and 8.75%, 9.30% and 9.30%, and 8.20%, respectively. The debentures are convertible into common shares of the parent company. The conversion rate is subject to anti-dilution provisions of the indenture. The 4th series was issued on October 17, 1988 in the amount of $15 million with a conversion price of $12.50 and a maturity date of November 1, 1998.

NOTE 11. OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

December 31,                                                                              1996               1995
----------------------------------------------------------------------------------------------------------------------
Interest rates and maturity dates
4.84% to 5.20%, due 1997                                                                $        --        $ 3,500,000
5.05% to 5.44%, due 1998                                                                 12,750,000         12,750,000
5.68%, due 1999                                                                             350,000            350,000
5.92%, due 2000                                                                             350,000            350,000
6.07%, due 2001                                                                             350,000            350,000
6.22%, due 2002                                                                             350,000            350,000
6.37%, due 2003                                                                             350,000            350,000
                                                                                        ------------------------------
  Total                                                                                 $14,500,000        $18,000,000
                                                                                        ==============================
  Weighted average interest rate                                                               5.22%              5.15%
                                                                                        ==============================

     Under the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding.

NOTE 12. PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. At December 31, 1996 and 1995, two series of preferred stock had been issued--Series B and Series D.

     The following table presents information regarding the parent company's preferred stock:

December 31,                     1996           1995
--------------------------------------------------------
Series B shares.
  Authorized 4,389
shares; issued
and outstanding--
1,230 and 1,288
shares, respectively,
at liquidation value            $  24,600      $  25,760
Series D shares.
  Authorized 300,000
shares; issued
and outstanding--
248,200 and
250,000 shares,
respectively, at
liquidation value               2,482,000      2,500,000
                               -------------------------
    Total                      $2,506,600     $2,525,760
                               =========================

SERIES B

Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. During 1996, 58 shares were converted; there were no conversions during 1995. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and vote together as one class with the holders of the common shares of the parent company.

SERIES D

Series D shares may only be issued to the trustee acting on behalf of an employee stock ownership plan ("ESOP") or other employee benefit plan of the Company. The Series D shares are convertible into common shares of the parent company on a share for share basis. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares of the parent company. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. See Footnote 16 for a discussion of the Company's ESOP.

NOTE 13. COMMON STOCK

Number of shares reserved for issuance:

                                   1996         1995
--------------------------------------------------------
Conversion of
  subordinated
debentures:
  Floating rate
  due 11/1/98                      511,120     1,146,080
  Floating rate
  due 7/1/01                            --       802,286
Conversion of Series B
  preferred shares                   2,460         2,576
Conversion of Series D
  preferred shares                 298,200       300,000
                                 -----------------------
                                   811,780     2,250,942
                                 =======================
Number of shares
  outstanding at
December 31,                     7,683,190     6,346,511
                                 =======================
Number of shareholders
  at December 31,                    2,366         2,430
                                 =======================

NOTE 14. RESTRICTIONS ON THE BANK

Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its nonbank subsidiaries. All national banks are limited in the payment of dividends without the approval of the Comptroller of the Currency to an amount not to exceed the net profits (as defined) for that year to date combined with its retained net profits for the preceding two calendar years. In addition, from time to time dividends are paid to the parent company by the finance subsidiaries from their retained earnings without regulatory restrictions.

NOTE 15. STOCK INCENTIVE PLANS

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of NQSOs to each director who is not an employee or officer ("outside director") of the Company. Under this provision annual NQSO awards covering 2,000 common shares of the parent company are granted to each outside director beginning April 1995 and continuing through April 1999. In April 1996, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000. After giving effect to stock option and restricted stock awards granted, shares available for grant were 361,000, 287,000 and -0- at December 31, 1996, 1995 and 1994, respectively.

Stock Options
The following table presents information on stock option awards granted:


                                                                                 Number of Options
                                                            -----------------------------------------------------------
                                               Option            1996                  1995                  1994
                                      Grant   Exercise      -----------------------------------------------------------
                                      Date      Price       ISO        NQSO        ISO       NQSO        ISO       NQSO
-----------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                            97,000    16,000     100,000         --    100,000      --
Granted                               4/95     $ 7.25           --        --          --     16,000         --      --
Granted                               1/96      12.50      109,500        --          --         --         --      --
Granted                               4/96      11.375          --    16,000          --         --         --      --
Exercised ($7.25 per share)                                     --    (1,500)         --         --         --      --
Terminated                                                  (7,500)       --      (3,000)        --         --      --
                                                           ------------------------------------------------------------
Outstanding at end of year                                 199,000    30,500      97,000     16,000    100,000      --
                                                           ============================================================
Exercisable at end of year                                  97,000    14,500      97,000         --    100,000      --
                                                           ============================================================


     Other than director NQSOs which expire five years from the date of grant and become exercisable in four annual installments, starting one year from the date of grant, or upon the death or disability of the grantee, stock options generally expire ten years from the date of grant or, to the extent appropriate to qualify to the maximum extent possible as ISOs in installments, subject to earlier exercisability upon the death or disability of the grantee or other specified events. Amounts received upon exercise of options are recorded as common stock and capital surplus.

     On January 1, 1996 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The statement encourages, but does not require companies to use a fair value-based method of accounting for stock-based employee compensation plans, including stock options and stock appreciation rights. Under this method, compensation expense is measured as of the date the awards are granted based on the estimated fair value of the awards, and the expense is generally recognized over the vesting period. If a company elects to continue using the intrinsic value-based method under APB Opinion No. 25, pro forma disclosures of net income and net income per share are required as if the fair value-based method had been applied. Under the intrinsic method, compensation expense is the excess, if any, of the market price of the stock as of the grant date over the amount employees must pay to acquire the stock or over the price established for determining appreciation. Under the Company's current compensation policies, there is no such excess on the date of grant and therefore, no compensation expense is recorded.

     Using the Black-Scholes option-pricing model with the following assumptions, the table below presents information regarding stock options granted pursuant to the provisions of SFAS No. 123:



                 Grant         Estimated          Annual Expected         Expected           Risk-free          Expected
                 Date         Fair Value          Dividend Yield         Volatility        Interest Rate          Life
------------------------------------------------------------------------------------------------------------------------
NQSOs            11/95           $1.40                  2%                   20%               5.89%             3 Years
ISOs              1/96            3.22                  2%                   20%               5.46%             7 Years
NQSOs             4/96            2.04                  2%                   20%               5.90%             3 Years


     The Company has elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock incentive plan. Accordingly, no compensation expense has been recognized in the consolidated statements of income related to the stock incentive plan. Had compensation expense been determined based on the estimated fair value of the awards at the grant dates, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated in the table that follows:



                                  1996           1995
--------------------------------------------------------
Net income
  As reported                  $8,252,000     $5,638,000
  Pro forma                     8,200,000      5,636,000
Primary earnings
  per share
  As reported                        1.16            .88
  Pro forma                          1.15            .88
Fully diluted
  earnings per share
  As reported                        1.05            .80
  Pro forma                          1.04            .80



     Pro forma net income reflects only options granted in 1996 and 1995. Additionally, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net income above, since such expense is apportioned over the vesting period of those options which are expected to vest. Compensation expense for options granted prior to 1995 is also not considered.

Restricted Stock

On January 3, 1996, 110,500 shares of restricted stock were awarded from Treasury shares. The fair value was $12.50 per share. These awards vest to recipients over a four year period at the rate of 25% per year. The plan calls for the forfeiture of nonvested shares which are restored to the Treasury and become available for future awards. During 1996, 2,500 shares were forfeited. Unearned compensation resulting from these awards is amortized as a charge to noninterest expenses over a four year period; such charge was $230,210 in 1996. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.

NOTE 16. EMPLOYEE STOCK OWNERSHIP PLAN

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

     The Company makes quarterly contributions to the ESOP equal to the debt service on the ESOP loan less dividends paid on the ESOP shares. All dividends paid are used for debt service. ESOP shares released from the suspense account are allocated among the participants on the basis of salary in the year of allocation. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans". Accordingly, the Company initially recorded a deduction from shareholders' equity equal to the purchase price of the shares reflecting such amount as unearned compensation. The consolidated balance sheets report as unearned compensation the remaining shares pledged as collateral. The unearned compensation is reduced as payments are made on the loan and, as shares are released from the suspense account, the Company recognizes compensation expense equal to the current market price of the common shares into which the preferred shares are convertible, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares are recorded as a reduction of accrued interest payable; dividends on allocated ESOP shares are recorded as a reduction of retained earnings. In addition, because the parent company guaranteed a liquidation and redemption price of $10.00 per share, the amount, if any, by which $10.00 exceeds the year-end market price of the parent company common stock into which the outstanding Series D shares are convertible is reflected outside shareholders' equity less its related shares of unearned compensation for the unallocated shares.

     Compensation expense was $279,100, $122,150 and $122,150 for 1996, 1995 and
1994, respectively, with a corresponding reduction in unearned compensation. As of December 31, 1996, 34,642 shares had been allocated and 27,910 shares had been released for allocation; 185,648 shares were not released ("unallocated"). The fair value of unallocated shares at December 31, 1996 was $1,856,480. The following table presents interest paid on the ESOP loan, dividends paid on the Series D preferred shares and contributions made by the Company:


Years Ended
December 31,                        1996            1995                  1994
------------------------------------------------------------------------------
Interest paid                    $ 183,451        $ 190,104            $ 190,104
Dividends paid                     152,915          153,125              153,125
Company contributions               30,536           36,979               36,979

NOTE 17. EMPLOYEE BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan that covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act funding standards.

     The following table sets forth the pension plan funded status:


December 31,                                                                              1996                1995
-------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
  ($7,784,876) and ($7,444,199), respectively                                          $ (8,436,781)        $ (8,111,748)
                                                                                       ==================================
Projected benefit obligation for service rendered to date                              $(11,532,656)        $(11,016,949)
Plan assets at fair value (U.S. Treasury securities, insurance contract and
  listed stock)                                                                          11,761,815           10,299,659
                                                                                       -----------------------------------
Funded status                                                                               229,159             (717,290)
Unrecognized prior service cost                                                              (2,706)              (5,326)
Unrecognized net loss                                                                     1,392,975            2,142,345
                                                                                       -----------------------------------
  Prepaid pension cost                                                                 $  1,619,428         $  1,419,729
                                                                                       ===================================
  Net pension expense included the following components:

                                                                            1996             1995                 1994
---------------------------------------------------------------------------------------------------------------------------
Service cost                                                            $  631,846        $ 509,817            $ 514,083
Interest cost                                                              755,538          723,038              609,807
Actual return on assets                                                 (1,142,243)      (2,075,850)             250,311
Deferral of asset gain/(loss)                                              374,335        1,570,743             (761,159)
                                                                        -------------------------------------------------
  Total included in employee benefits                                    $ 619,476        $ 727,748            $ 613,042
                                                                        =================================================

     Pension cost is determined using assumptions at the beginning of the year. The projected benefit obligation (PBO) is determined using assumptions at the end of the year. Assumptions used to determined pension cost and the PBO were:


December 31,                                            1996            1995        1994
-----------------------------------------------------------------------------------------
Discount rate                                           7.5%            7.0%        8.25%
Rate of increase in future compensation levels          4.5%            4.0%        5.0 %
Long-term rate of return on plan assets                 8.0%            8.0%        8.0 %

NOTE 18. INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

Years Ended December 31,           1996            1995                 1994
--------------------------------------------------------------------------------
FEDERAL
  Current                     $ 4,882,913     $  3,896,674         $   3,429,163
  Deferred                       (377,704)        (666,228)          (1,365,534)
                              --------------------------------------------------
    Total                     $ 4,505,209     $  3,230,446         $   2,063,629
                              ==================================================
STATE AND LOCAL
  Current                     $ 2,659,665     $  2,959,732         $   4,741,927
  Deferred                        410,624         (211,326)            (780,780)
                              --------------------------------------------------
    Total                     $ 3,070,289     $  2,748,406         $   3,961,147
                              ==================================================
TOTAL
  Current                     $ 7,542,578     $  6,856,406         $  8,171,090
  Deferred                         32,920         (877,554)          (2,146,314)
                              --------------------------------------------------
    Total                     $ 7,575,498     $  5,978,852         $   6,024,776
                              ==================================================


     Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:


Years Ended December 31,                          1996              1995              1994
----------------------------------------------------------------------------------------------
Federal statutory rate                             35%               34%               34%
                                               -----------------------------------------------
Computed tax                                    $5,539,573        $3,949,616        $3,410,419
Increase in tax resulting from:
  Principally state and local taxes,
  net of Federal income tax benefit              2,035,925         2,029,236         2,614,357
                                               -----------------------------------------------
    Total                                       $7,575,498        $5,978,852        $6,024,776
                                               ===============================================

     The components of the net deferred tax asset, included in other assets, are as follows:

December 31,                                                           1996              1995
-------------------------------------------------------------------------------------------------
Deferred tax assets
  Difference between financial statement provision for
  possible loan losses and tax bad debt deduction                    $2,721,154        $1,785,000
  Nonaccrual and other interest                                       1,778,110         2,723,207
  Deferred compensation                                                 204,599           186,901
  Other                                                                 628,595           958,586
                                                                     ----------------------------
    Total deferred tax assets                                         5,332,458         5,653,694
Deferred tax liabilities                                             ----------------------------
  Pension and benefit plans                                             558,687           558,687
  Other                                                                  48,993           336,476
                                                                     ----------------------------
    Total deferred tax liabilities                                      607,680           895,163
                                                                     ----------------------------
Net deferred tax asset                                                4,724,778         4,758,531
SFAS No. 115 deferred tax liability                                     (77,058)         (461,126)
                                                                     ----------------------------
    Total net deferred tax asset                                     $4,647,720        $4,297,405
                                                                     ============================


     Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

     Federal income tax returns of the Company for all years through December 31, 1987 have been settled with the Internal Revenue Service.

     Taxes, other than taxes on income, are charged against noninterest expenses and amounted to $1,367,107, $1,346,664 and $1,170,721 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Financial Instruments with Carrying Amount Equal to Fair Value

The carrying amount of cash and due from banks, interest-bearing deposits with other banks, Federal funds sold, customers' liabilities under acceptances, accrued interest receivable, Federal funds purchased and securities sold under agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, due to factoring clients, and accrued interest payable, as a result of their short-term nature, is considered to be equal to fair value.

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

Off-Balance Sheet Financial Instruments

The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 1996 the notional amount of these instruments was $100,000,000. The Company paid up front premiums of $807,500 which are amortized over the term of the related assets. At December 31, 1996, the unamortized premiums on these contracts totaled $500,793 and the amount receivable was $31,453. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts. At December 31, 1996 the estimated fair value of these contracts was $942,500.

     The following is a summary of the book values and estimated fair values of the Company's financial assets and liabilities:

                                                           1996                                      1995
                                               -------------------------------------------------------------------------
                                               CARRYING             ESTIMATED            Carrying            Estimated
DECEMBER 31,                                    AMOUNT             FAIR VALUE             Amount            Fair Value
------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks                     $ 54,512,462         $ 54,512,462         $ 40,720,401        $ 40,720,401
  Interest-bearing deposits with
  other banks                                    3,010,000            3,010,000            3,000,000           3,000,000
  Federal funds sold                             3,000,000            3,000,000            5,000,000           5,000,000
  Investment securities                        304,331,005          301,265,767          299,237,872         298,243,808
  Loans, net                                   457,513,164          459,437,000          392,036,583         389,880,382
  Customers' liability under
  acceptances                                      613,430              613,430            2,395,089           2,395,089
  Accrued interest receivable                    4,257,142            4,257,142            4,151,950           4,151,950

FINANCIAL LIABILITIES
  Demand, NOW, savings and
  money market deposits                        430,959,831          430,959,831          401,852,750         401,852,750
  Time deposits                                143,462,530          143,626,000          149,175,053         150,115,000
  Federal funds purchased and
  securities sold under agreements
     to repurchase                              88,144,400           88,144,400           51,265,620          51,265,620
  Commercial paper                              32,569,900           32,569,900           26,607,200          26,607,200
  Other short-term borrowings                   30,419,791           30,419,791            5,331,640           5,331,640
  Acceptances outstanding                          613,430              613,430            2,395,089           2,395,089
  Due to factoring clients                      23,140,504           23,140,504           22,596,179          22,596,179
  Accrued interest payable                       4,893,549            4,893,549            6,784,851           6,784,851
  Long-term convertible
    subordinated debentures                      6,389,000            6,852,000           21,346,000          22,775,000
  Other long-term borrowings--FHLB              14,500,000           14,816,000           18,000,000          17,824,000

NOTE 20. PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,                                                                              1996                 1995
------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                  $ 1,291,441          $  284,259
Interest-bearing deposits--banking subsidiary                                             12,112,500          10,525,000

Loans, net of unearned discounts                                                          40,462,949          30,311,913
  Less allowance for possible loan losses                                                  1,719,947             957,447
                                                                                       ---------------------------------
  Loans, net                                                                              38,743,002          29,354,466
                                                                                       ---------------------------------
Investment in subsidiaries
  Banking subsidiary                                                                      67,661,550          69,090,657
  Other subsidiaries                                                                       2,853,608           2,736,174
Due from subsidiaries
  Banking subsidiary                                                                         661,460           1,946,971
  Other subsidiaries                                                                         113,266           4,987,270
Other assets                                                                                 821,125           1,731,726
                                                                                        --------------------------------
                                                                                        $124,257,952        $120,656,523
                                                                                        ================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                                        $ 32,569,900        $ 26,607,200
Other short-term borrowings                                                                  250,000             250,000
Due to subsidiaries
  Banking subsidiary                                                                         660,570           1,809,831
  Other subsidiaries                                                                       1,035,752           1,033,325
Accrued expenses and other liabilities                                                     4,175,295           7,702,943
Long-term convertible subordinated debt                                                    6,389,000          21,346,000
Other long-term borrowings                                                                 2,000,000           2,250,000
Shareholders' equity                                                                      77,177,435          59,657,224
                                                                                        --------------------------------
                                                                                        $124,257,952        $120,656,523
                                                                                        ================================

CONDENSED STATEMENTS OF INCOME

Years Ended December 31,                                                 1996             1995                 1994
------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends and interest from
  Banking subsidiary                                                   $ 8,929,861       $ 5,257,669         $ 3,880,700
  Other subsidiaries                                                     1,170,336           491,981             414,219
Management and service fees from
  Banking subsidiary                                                     1,046,527         1,088,290             877,260
  Other subsidiaries                                                       111,600           111,600             111,600
Interest and fees on loans                                               6,067,638         5,074,121           2,914,933
Other income                                                               211,133            33,025              60,220
                                                                       -------------------------------------------------
    Total income                                                        17,537,095        12,056,686           8,258,932
                                                                       -------------------------------------------------
EXPENSES
Interest expense                                                         3,080,443         3,503,035           2,680,746
Provision for possible loan losses                                         762,500           534,000             350,000
Salaries and employee benefits                                           2,053,707         1,223,985           1,140,687
Computer service fees and rent paid to banking subsidiary                   76,006            73,677              77,663
Other expenses                                                           1,725,400         1,438,763             902,908
                                                                       -------------------------------------------------
    Total expenses                                                       7,698,056         6,773,460           5,152,004
                                                                       -------------------------------------------------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                             9,839,039         5,283,226           3,106,928
Provision/(Benefit) for income taxes                                       456,571           134,524            (294,452)
                                                                       -------------------------------------------------
                                                                         9,382,468         5,148,702           3,401,380
Equity in (excess dividends)/undistributed net income
  of subsidiaries[1]                                                    (1,130,614)          488,964             604,489
                                                                       -------------------------------------------------
Net income                                                             $ 8,251,854       $ 5,637,666         $ 4,005,869
                                                                       =================================================

[1] Reflects the excess of the dividends allowable under applicable bank regulations over GAAP net income of the banking subsidiary for the year ended December 31, 1996.


CONDENSED STATEMENTS OF CASH FLOWS


Years Ended December 31,                                               1996                1995                1994
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                        $  8,251,854         $  5,637,666        $ 4,005,869
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for possible loan losses                                   762,500              534,000            350,000
    Amortization of unearned compensation                                509,600              122,150            122,150
    Decrease (Increase) in accrued interest receivable                     2,013              242,548           (123,895)
    (Decrease) Increase in accrued expenses and
      other liabilities                                               (3,527,648)           3,999,315          1,981,567
    (Decrease) Increase in due to subsidiaries, net                   (1,146,834)             586,252           (561,538)
    Decrease (Increase) in due from subsidiaries, net                  6,159,515           (5,067,312)          (695,945)
    Equity in excess dividends/(undistributed net income)
      of subsidiaries                                                  1,130,614             (488,964)          (604,489)
    Other, net                                                           907,314              175,979             79,273
                                                                   ------------------------------------------------------
      Net cash provided by operating activities                       13,048,928            5,741,634          4,552,992
                                                                   ------------------------------------------------------
INVESTING ACTIVITIES
  Net (increase) decrease in interest-bearing deposits--
  banking subsidiary                                                  (1,587,500)             240,000          1,186,815
  Net increase in loans                                              (10,151,036)         (11,028,350)        (4,143,542)
                                                                   ------------------------------------------------------
      Net cash used in investing activities                          (11,738,536)         (10,788,350)        (2,956,727)
                                                                   ------------------------------------------------------
FINANCING ACTIVITIES
  Net increase in commercial paper                                     5,962,700           11,934,400            352,400
  Cash dividends paid on preferred and common shares                  (2,244,852)          (1,588,106)        (1,334,208)
  Issuance of debentures                                                      --                   --          7,020,000
  Prepayments and maturities of debentures                            (3,773,515)          (5,097,010)        (7,466,000)
  Proceeds from exercise of stock options                                 10,875                   --                 --
  Purchase of minority interest                                           (8,418)                  --                 --
  Decrease in other long-term borrowings                                (250,000)            (250,000)                --
                                                                   ------------------------------------------------------
      Net cash (used in) provided by financing activities               (303,210)           4,999,284         (1,427,808)
                                                                   ------------------------------------------------------
Net increase (decrease) in cash and due from banks                     1,007,182              (47,432)           168,457
Cash and due from banks--beginning of year                               284,259              331,691            163,234
                                                                   ------------------------------------------------------
Cash and due from banks--end of year                                $  1,291,441            $ 284,259          $ 331,691
                                                                   ======================================================
Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                         $ 11,202,645            $   2,990          $      --
  Issuance of Treasury shares                                          1,381,250                   --                350
  Issuance of common shares                                              262,995                   --                 --
Supplemental disclosure of cash flow information:
  Interest paid                                                        2,432,185            3,473,980          2,438,821
  Income taxes paid                                                   10,790,311            7,105,020          4,928,459


     The parent company, is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $2,250,000 at December 31, 1996.


NOTE 21. CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 4%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition, the Company and the bank are subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized". Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA, a "well capitalized" institution must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. At December 31, 1996, the Company and the bank exceeded the requirements for "well capitalized" institutions.

     The following tables present information regarding the Company's and the bank's risk-based capital and related ratios:


                                                                      The Company                      The bank
                                                                --------------------------------------------------------
                                                                12/31/96        12/31/95        12/31/96        12/31/95
------------------------------------------------------------------------------------------------------------------------
                                                                                 ($ in thousands)
COMPONENTS
  Shareholders' equity                                        $ 77,177        $ 59,657        $ 46,503        $ 47,940
  Add/(Subtract):
    Minority interest                                               --               8              --              --
    Goodwill                                                   (21,158)        (21,158)             --              --
    Net unrealized appreciation on securities
  available for sale, net of taxes[1]                              (90)           (544)            (89)           (541)
                                                              ---------------------------------------------------------

    Tier 1 Capital                                              55,929          37,963          46,414          47,399
                                                              --------------------------------------------------------
  Allowance for possible loan losses
  (limited to 1.25% of total risk-weighted assets)               6,580           5,192           5,014           3,649
  Subordinated debt (limited to 50% of
    Tier 1 Capital)                                              1,278          12,751              --              --
                                                              --------------------------------------------------------
    Tier 2 Capital                                               7,858          17,943           5,014           3,649
                                                              --------------------------------------------------------
Total Risk-based Capital                                      $ 63,787        $ 55,906        $ 51,428        $ 51,048
                                                              ========================================================





                                                 As of              Capital          Well         Capital         Well
                                              December 31,          Adequacy     Capitalized     Adequacy      Capitalized
                                            ---------------         Minimum        Minimum        Minimum        Minimum
                                            1996       1995        Requirement   Requirement      Capital        Capital
-------------------------------------------------------------------------------------------------------------------------
                                                                     ($ in thousands)
RATIOS AND MINIMUMS
Tier 1 Leverage
  The Company                                6.89%      5.37%      4.00%           5.00%         $32,449        $40,562
  The bank                                   6.13       7.19                                      30,295         37,868
Tier 1 Risk-Based Capital
  The Company                               10.65%      8.54%      4.00%           6.00%         $20,998        $31,497
  The bank                                   9.63      11.98                                      19,283         28,925
Total Risk-Based Capital
  The Company                               12.15%     12.58%      8.00%          10.00%         $41,997        $52,496
  The bank                                  10.67      12.90                                      38,566         48,208


[1] As directed by regulatory agencies, this amount must be excluded from the computation of Tier 1 capital.


NOTE 22. COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $1,793,433, $1,659,638 and $1,521,151, respectively, for the years ended December 31, 1996, 1995 and 1994.

     The future minimum rental commitments as of December 31, 1996 under noncancelable leases follow:

                                                       Rental
       Year(s)                                     Commitments
       -------------------------------------------------------
       1997                                        $ 1,539,499
       1998                                          1,552,847
       1999                                          1,387,918
       2000                                          1,601,590
       2001                                          1,376,313
       2002 and thereafter                           7,958,465
       -------------------------------------------------------
       Total                                       $15,416,632
       =======================================================



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

     Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $13,983,000 as of December 31, 1996. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 1996, these commitments totalled $33,432,702 of which $29,312,268 expire within one year, $3,870,434 within two years and $250,000 within three years. Approximately 33% of the commitments were automatically renewable for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996 ranged from 0 percent to 100 percent; the average amount collateralized is approximately 24%.

     The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest derived amount. Potential credit losses are minimized through careful evaluation of counter party credit standing. The floors currently held by the Company have an average remaining term of approximately 23/4 years and total notional amount of $100 million.

     In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.


NOTE 23. QUARTERLY DATA (UNAUDITED)

1996 QUARTER                                        Mar 31             Jun 30             Sept 30           Dec 31
-------------------------------------------------------------------------------------------------------------------------
Total interest income                             $14,036,419         $14,686,277        $15,542,917       $16,731,415
Total interest expense                              5,010,506           4,959,782          5,598,989         5,764,480
Net interest income                                 9,025,913           9,726,495          9,943,928        10,966,935
Provision for possible loan losses                    577,000             562,500            401,250           506,255
Net securities gains/(losses)                          22,161                  --                 --           (93,415)
Noninterest income                                  1,639,373           1,982,110          3,103,179         3,255,057
Noninterest expenses                                6,743,078           7,346,476          8,510,059         9,097,766
Income before income taxes                          3,367,369           3,799,629          4,135,798         4,524,556
Net income                                          1,759,745           1,985,086          2,161,360         2,345,663
Earnings per average common share
  Primary                                                 .27                 .28                .30               .31
  Fully diluted                                           .23                 .25                .27               .28
Common stock price
  High                                                     13 5/8              12 7/8             13                15
  Low                                                      11 1/4              10 3/8             10 1/4            12 1/2
  Quarter--end                                             12 7/8              11                 12 3/4            14 3/4


1995 Quarter                                        Mar 31             Jun 30             Sept 30           Dec 31
-------------------------------------------------------------------------------------------------------------------------
Total interest income                             $12,611,695         $13,403,743        $13,553,104       $13,915,039
Total interest expense                              4,632,482           4,907,565          4,815,870         4,963,101
Net interest income                                 7,979,213           8,496,178          8,737,234         8,951,938
Provision for possible loan losses                    315,000             345,000            574,000           632,000
Net securities gains                                       --               4,801                 --                --
Noninterest income                                  1,286,450           1,272,497          1,649,889         1,764,574
Noninterest expenses                                6,272,133           6,750,210          6,680,334         6,957,579
Income before income taxes                          2,678,530           2,678,266          3,132,789         3,126,933
Net income                                          1,257,074           1,296,564          1,492,369         1,591,659
Earnings per average common share
  Primary                                                 .20                 .20                .23               .25
  Fully diluted                                           .18                 .18                .21               .23
Common stock price
  High                                                      7 1/4               8 3/4              9 5/8            12 1/2
  Low                                                       6 1/2               7                  8 3/4             9
  Quarter--end                                              7                   8 3/4              9 1/8            12 1/2


                          INDEPENDENT AUDITORS' REPORT

[LOGO]

The Shareholders and Board of Directors
Sterling Bancorp:

     We have audited the accompanying consolidated balance sheets of Sterling Bancorp and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996 and the consolidated statements of condition of Sterling National Bank as of December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 and the financial position of Sterling National Bank as of December 31, 1996 and 1995 in conformity with generally accepted accounting principles.




/s/ KPMG Peat Marwick LLP
-------------------------


New York, New York
February 7, 1997

                        STERLING BANCORP and Subsidiaries

                             SELECTED FINANCIAL DATA
                      (in thousands except per share data)


YEARS ENDED DECEMBER 31,                         1996             1995           1994             1993           1992
------------------------------------------------------------------------------------------------------------------------
Total interest income                           $ 60,997         $ 53,484        $ 43,493        $ 32,482       $ 30,572
Total interest expense                            21,334           19,319          14,882          10,168         11,510
Net interest income                               39,663           34,165          28,611          22,314         19,062
Provision for possible loan losses                 2,047            1,866           1,053             690          1,290
Net securities (losses)/gains                        (71)               5              42              --          1,568
Noninterest income                                 9,979            5,973           4,429           3,929          3,682
Noninterest expenses                              31,697           26,660          21,998          19,770         18,659
Income before taxes                               15,827           11,617          10,031           5,783          4,363
Provision for income taxes                         7,575            5,979           6,025           2,628          1,786
Net income                                         8,252            5,638           4,006           3,155          2,577
  Per average common share--primary                 1.16              .88             .63             .50            .41
Dividends per common share                           .31              .25             .21             .20            .20

AT YEAR END
Interest-bearing deposits with other
  banks and Federal funds sold                     6,010            8,000          10,970           2,970          3,630
Investment securities                            304,331          299,238         311,782         286,816        219,571
Term Federal funds sold                               --               --              --          40,000         99,000
Other loans, net of unearned discounts           465,517          397,229         312,769         258,751        189,791
Total assets                                     861,605          775,608         706,636         653,039        578,248
Noninterest-bearing deposits                     229,977          224,081         174,897         174,089        159,234
Interest-bearing deposits                        344,446          326,947         342,405         298,897        296,925
Federal funds purchased
  and securities sold under
  agreements to repurchase                        88,144           51,266          44,051          37,225          6,642
Long-term convertible subordinated
  debentures                                       6,389           21,346          26,446          26,892         35,166
Other long-term borrowings--FHLB                  14,500           18,000          22,500          25,500             --
Shareholders' equity                              77,177           59,657          53,719          52,857         50,150


                        STERLING BANCORP and Subsidiaries

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

BUSINESS

Sterling Bancorp ("the parent company") is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries. The Sterling companies provide a full range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, leasing, trust and estate administration and investment management services. Sterling has operations in New York and Virginia and conducts business throughout the United States. The parent company owns all of the outstanding shares of Sterling National Bank (the bank), its principal subsidiary, and all of the outstanding shares of Sterling Factors Corporation, Universal Finance Corporation, Sterling Banking Corporation and Sterling Industrial Loan Association (finance subsidiaries). Sterling National Mortgage Company, Inc. is a wholly-owned subsidiary of the bank.

     There is intense competition in all areas in which the Company conducts its business. In addition to competing with other banks, the Company competes in certain areas of its business with other financial institutions. At December 31, 1996, the bank's year to date average earning assets (of which loans were 50% and securities were 49%) represented approximately 93% of the Company's year to date average earning assets. See page 47 for the composition of the Company's average balance sheets for the three most recent years.

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

     While the parent company generates income from its own operations, it also depends for its cash requirements on funds maintained or generated by its subsidiaries, principally the bank. Such sources have been adequate to meet the parent company's cash requirements throughout its history. At December 31, 1996, the parent company had on hand approximately $13,404,000 in cash.

     Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its nonbank subsidiaries. All national banks are limited in the payment of dividends without the approval of the Comptroller of the Currency to an amount not to exceed the net profits as defined, for that year to date combined with its retained net profits for the preceding two calendar years. In addition, from time to time dividends are paid to the parent company by the finance subsidiaries from their retained earnings without regulatory restrictions.

     At December 31, 1996, the parent company's outstanding long-term debt, consisting principally of convertible subordinated debentures (originally issued pursuant to rights offerings to shareholders of the Company), aggregated $8,389,000. To the extent convertible subordinated debentures are converted to common stock of the parent company (as has been the case with $22,000,000 principal amount since 1982), the subordinated debt related thereto is retired and becomes part of shareholders' equity. The parent company's long-term indebtedness is also met through funds generated from profits and new financing. Since becoming a public company in 1946, the parent company and its predecessors have been able to obtain the financing required and have paid at maturity all outstanding long-term indebtedness. The parent company expects to continue to meet its obligations in accordance with their terms.

     At December 31, 1996, the parent company's short-term debt, consisting principally of commercial paper, was approximately $32,820,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $54,642,000 and back-up credit lines with banks of $14,000,000. The parent company and its predecessor have issued and repaid at maturity approximately $12 billion of commercial paper since 1955. Since 1979, the parent company has had no need to use available back-up lines of credit.

     Information regarding the Company's and the bank's risk-based capital, at December 31, 1996 and December 31, 1995, is presented in Footnote 21 on page 35.

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

     The Company takes a coordinated approach to the management of its liquidity, capital and interest rate risk. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee ("ALCO"). ALCO, which is comprised of members of senior management and the Board, meets to review among other things, economic conditions, interest rates, yield curve, cash flow projections, expected customer actions, liquidity levels, capital ratios and repricing characteristics of assets, liabilities and off-balance sheet financial instruments.

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

     The income simulation model measures the Company's net interest income sensitivity or volatility to interest rate changes utilizing statistical techniques that allow the Company to consider various factors which impact net interest income. These factors include actual maturities, estimated cash flows, repricing characteristics, deposits growth/ retention and, most importantly, the relative sensitivity of the Company's assets and liabilities to changes in market interest rates. This relative sensitivity is important to consider as the Company's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. The core deposit costs are internally managed and tend to exhibit less sensitivity to changes in interest rates than the Company's adjustable rate assets whose yields are based on external indices and change in concert with market interest rates.

     The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates which would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The Company has established certain limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various likely rate scenarios. The Company can also utilize this technique to stress test its portfolio to determine the impact of various interest rate scenarios on the Company's net interest income.

     The traditional gap analysis is prepared based on the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities for selected time bands. The mismatch between repricings or maturities within a time band is commonly referred to as the "gap" for that period. A positive gap (asset sensitive) where interest-rate sensitive assets exceed interest-rate sensitive liabilities generally will result in an institution's net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite result on an institution's net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. The Company utilizes the gap analysis to complement its income simulations modeling, primarily focusing on the longer term structure of the balance sheet.

     As part of its interest rate risk strategy, the Company uses off-balance sheet financial instruments (derivatives) to hedge the interest rate sensitivity of assets with the corresponding amortization reflected in the yield of the related on-balance sheet assets being hedged. The Company has written policy guidelines, which have been approved by the Board of Directors and the Asset/Liability Committee, governing the use of off-balance sheet financial instruments, including approved counterparties, risk limits and appropriate internal control procedures. The credit risk of derivatives arises principally from the potential for a counterparty to fail to meet its obligation to settle a contract on a timely basis. At December 31, 1996, all counterparties have investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.

     At December 31, 1996, the Company's off-balance sheet financial instruments consisted of three interest rate floor contracts having a notional amount totaling $100 million; a contract with a notional amount of $50 million has a final maturity of February 27, 2000, another contract with a notional amount of $25 million has a final maturity of October 10, 1999 and another contract with a notional amount of $25 million has a final maturity of March 17, 1998. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes.

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

     The Company purchased interest rate floor contracts to reduce the impact of falling rates on its floating rate commercial loans. The Company paid up front premiums of $807,000 which are amortized monthly against interest income from the designated assets. At December 31, 1996, the unamortized premiums on these contracts totaled $501,000 and are included in other assets. At December 31, 1996, $31,000 was receivable under these contracts.

SECURITIES

The Company's securities portfolios are comprised of principally U.S. Government and U.S. Government corporation and agency mortgage-backed securities along with other debt and equity securities. At December 31, 1996, the Company's portfolio of securities totalled $304,331,000 of which U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities having an average life of approximately 21/2 years amounted to $295,489,000. The Company has the intent and ability to hold to maturity securities classified "held to maturity". These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $693,000 and $3,758,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $400,000 and gross unrealized losses of $233,000. Given the relatively short-term nature of the portfolio and its generally high credit quality, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.

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

CREDIT RISK

A key management objective is to maintain the quality of the loan portfolio. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of the creditworthiness of and the designation of lending limits for each borrower. The portfolio strategies seek to avoid concentrations by industry or loan size in order to minimize credit exposure and to originate loans in markets with which it is familiar. See Footnote 6 shown on page 22 for the composition of the loan portfolio.

     The Company's commercial and industrial loan portfolio represents approximately 74% of gross loans. Loans in this category are typically made to small and medium sized businesses and range between $250,000 and $10 million. The primary source of repayment is from the borrower's operating profits and cash flows. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory or real property. The Company's real estate loan portfolio, which represents approximately 14% of gross loans, is secured by mortgages on real property located principally in the City of New York and the State of Virginia. The collateral securing any loan may vary in value based on the success of the business and economic conditions.

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

     The allowance for possible loan losses is maintained through the provision for possible loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for possible loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation of both loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114. Thus an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 1996, the ratio of the allowance to loans, net of unearned discounts, was 1.7% and the allowance was $8,003,000. At such date, the

Company's non-accrual loans amounted to $442,000; $121,000 of such loans were judged to be impaired within the scope of SFAS No. 114 and required valuation allowances of $69,000. Based on the foregoing, as well as management's judgement as to the current risks inherent in the loan portfolio, the Company's allowance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 1996. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $263,000 at December 31, 1996.

RESULTS OF OPERATIONS

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of interest-earning assets and interest-bearing liabilities. An analysis of the Company's interest rate sensitivity is presented on page 49. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page
48. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 47.

Comparison of Years Ended December 31, 1996 and December 31, 1995

Net interest income for 1996 increased $5,498,000 to $39,663,000 from $34,165,000 for the comparable period in 1995.

     Total interest income aggregated $60,997,000 up $7,513,000 for 1996 as compared to $53,484,000 for the same period of 1995. The yield on interest earning assets was 9.05% for 1996 compared with 8.65% for the comparable period in 1995. The increase in interest income was principally due to an increase in income earned on the Company's loan portfolio as a result of asset growth.

     Interest earned on the loan portfolio amounted to $39,221,000 up $6,495,000 when compared to a year ago. Average loan balances amounted to $376,879,000 up $65,760,000 from an average loan of $311,119,000 the prior year period. The increase in the average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $6,038,000 or 93% of the increase in interest earned on loans.

     Interest expense increased $2,015,000 to $21,334,000 for 1996 from $19,319,000 for the comparable period in 1995. The increase in interest expense was substantially due to the higher average outstandings.

     Interest expense on savings and time deposits increased $567,000 for 1996 to $12,108,000 from $11,541,000 for the comparable 1995 period primarily due to an increase in the cost of funds. The average rate paid on interest-bearing deposits rose to 3.66% in 1996 compared to 3.53% in the comparable year ago period.

     Interest expense associated with borrowed funds was $1,448,000 higher when comparing 1996 to the same period in 1995. The impact of the higher average outstandings increased interest expense associated with borrowed funds by $1,887,000. This increase was partially offset by a reduction in the cost of funds of $440,000 as a result of lower rates paid.

     Reference is made to "CREDIT RISK" above for information as to management's continuing evaluation of the loan portfolio and the allowance for possible loan losses appropriate thereto. Based on such evaluation, and principally as the result of the growth in the portfolio, $2,047,000 was provided for possible loan losses for the year ended December 31, 1996.

     Noninterest income increased $3,930,000 for 1996 when compared with 1995 as a result of increased fees from factoring and mortgage banking services and higher income from other fee based services.

     Noninterest expenses increased $5,037,000 for 1996 versus the same period last year reflecting higher salary and employee benefit costs as well as higher general business costs and professional fees associated with increased business development efforts in accordance with a policy of continuing investment in the Company's business franchise.

     The higher level of pretax profitability resulted in an increase in the provision for income taxes of $1,596,000 in 1996 when compared to the prior year.

     As a result of the above factors, net income increased $2,614,000 for the year ended December 31, 1996 when compared to 1995.

Comparison of Years Ended December 31, 1995 and December 31, 1994

Net interest income for 1995 increased $5,554,000 to $34,165,000 from $28,611,000 for the comparable period in 1994.

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

     Interest earned on the loan portfolio amounted to $32,726,000 up $8,993,000 when compared to a year ago. Average loan balances amounted to $311,119,000 up $55,896,000 from an average loan of $255,223,000 the prior year period. The increase in the average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $5,201,000 or 58% of the increase in interest earned on loans, with the balance attributable to higher rates.

     Interest expense increased $4,437,000 to $19,319,000 for 1995 from $14,882,000 for the comparable period in 1994. The cost of funds increased to 4.26% for 1995 up from 3.35% for 1994. The increase in interest expense was substantially due to the higher rate environment.

     Interest expense on savings and time deposits increased $3,068,000 for 1995 to $11,541,000 from $8,473,000 for the comparable 1994 period primarily due to an increase in the cost of funds. The average rate paid on interest-bearing deposits rose to 3.53% in 1996 compared to 2.75% in the comparable year earlier period. Average balances for interest-bearing deposits increased approximately $19 million in 1995 when compared to the like period a year ago.

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

Market for the Company's Common Stock and Related Security Holder Matters

The parent company's common stock is traded on The New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Footnote 23 on page 37. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 13. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Footnote 14 on page 26. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Footnote 12 on page 26.

Recent Accounting Developments

In 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively; earlier or retroactive application of this statement is not permitted.

     SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

     Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's financial condition, results of operations or liquidity.

                        STERLING BANCORP and Subsidiaries

         AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS[1]

                                    YEAR ENDED DECEMBER 31, 1996   Year Ended December 31, 1995   Year Ended December 31, 1994
                                    ---------------------------   ----------------------------    ----------------------------
                                      AVERAGE           AVERAGE     Average            Average   Average            Average
                                      BALANCE  INTEREST   RATE      Balance  Interest   Rate     Balance  Interest   Rate
                                      -------  -------  -------    --------  --------  ------    -------  --------  ----------
                                                                       ($ in thousands)
ASSETS
Interest-bearing deposits with
  other banks                         $ 2,999   $  157    5.23%     $ 3,037   $  183      5.93%    $ 2,963    $  123     4.17%
Investment securities
  Available for sale                   93,188    6,289    6.75       69,675    4,683      6.72      80,498     4,480     5.55
  Held to maturity                    228,656   15,034    6.58      234,933   15,349      6.53     240,364    14,825     6.17
  Tax-exempt[2]                           113        7    5.97          133        8      6.12         143         9     6.29
Federal funds sold                      5,153      289    5.60        9,153      535      5.92       7,033       323     4.59
Loans, net of unearned discounts
  Domestic[3]                         376,090   39,168   11.41      310,330   32,669     10.87     254,434    23,690     9.37
  Foreign                                 789       53    6.69          789       57      7.18         789        43     5.44
                                      -------   ------              -------   ------                ------    ------
    TOTAL INTEREST-EARNING ASSETS     706,988   60,997    9.05%     628,050   53,484      8.65%    586,224    43,493     7.44%
                                                ------    =====               ------     =====                ------     =====
Cash and due from banks                40,402                        37,178                         40,564
Allowance for possible loan losses     (6,422)                       (4,765)                        (3,768)
Excess cost over equity in net
  assets of the bank                   21,158                        21,158                         21,158
Other                                  15,569                        13,901                         14,706
                                     --------                      --------                       --------
    TOTAL ASSETS                     $777,695                      $695,522                       $658,884
                                     ========                      ========                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits
  Domestic
    Savings                          $174,578    4,229    2.42%    $175,473    4,032      2.30%   $178,149     3,257     1.83%
    Other time                        153,231    7,740    5.05      148,849    7,354      4.94     126,935     5,112     4.03
  Foreign
    Other time                          2,711      139    5.14        2,780      155      5.56       2,663       104     3.89
Borrowings
  Federal funds purchased
  and securities sold under
agreements to repurchase               87,092    4,611    5.29       53,295    2,967      5.56      55,824     2,076     3.72
  Commercial paper                     29,652    1,547    5.22       21,850    1,176      5.38      14,491       524     3.62
  Other short-term debt                14,812    1,042    5.27        6,156      316      5.14      14,464       553     3.83
  Long-term debt                       33,920    2,026    6.76       45,606    3,319      7.28      51,581     3,256     6.31
                                      -------    -----               ------    -----                ------     -----
    TOTAL INTEREST-BEARING
      LIABILITIES                     495,996   21,334    4.24%     454,009   19,319      4.26%    444,107    14,882     3.35%
                                                          =====                          =====                          =====
Noninterest-bearing demand
  deposits                            175,232       --              153,244       --               144,974        --
                                     -------     ------             -------   ------               -------    ------

Total including noninterest-bearing
  demand deposits                     671,228   21,334    3.13%     607,253   19,319      3.18%    589,081    14,882     2.53%
                                                ------    =====               ------     =====                ------    =====

Other liabilities                      40,699                        31,868                         16,554
                                     --------                       -------                        -------
  TOTAL LIABILITIES                   711,927                       639,121                        605,635
    SHAREHOLDERS' EQUITY               65,768                        56,401                         53,249
                                     --------                       -------                        -------
    Total Liabilities and
  Shareholders' Equity               $777,695                      $695,522                       $658,884
                                     ========                      ========                        =======

Net interest income/spread                     $39,663      4.81%            $34,165      4.39%              $28,611     4.09%
                                               =======      =====            =======     =====               =======    =====
Net yield on interest earning assets                        5.93%                         5.52%                          4.91%
                                                            =====                        =====                          =====

[1] The average balances of assets, liabilities and shareholders' equity are computed on the basis of daily averages for the bank and monthly averages for the parent company and its finance subsidiaries.

[2]  Interest on these securities is not presented on a tax equivalent basis.

[3] Non-accrual loans are included in the average balance which reduces the average yields.

                        STERLING BANCORP and Subsidiaries

                              RATE/VOLUME ANALYSIS

                                                    DECEMBER 31, 1995 TO                     December 31, 1994 to
Increase (Decrease) from Years Ended,                 DECEMBER 31, 1996                        December 31, 1995
------------------------------------------------------------------------------------------------------------------------
                                              VOLUME        RATE       TOTAL[1]       Volume         Rate       Total[1]
                                              --------------------------------------------------------------------------
                                                                           ($ in thousands)
INTEREST INCOME
Interest-bearing deposits
  with other banks
                                                 $ (3)      $ (23)       $  (26)          $ 5        $  55         $  60
                                              --------------------------------------------------------------------------
Investment securities
  Available for sale                            1,591          15         1,606          (670)         873           203
  Held to maturity                               (401)         86          (315)         (342)         866           524
  Tax-exempt[2]                                    (1)         --            (1)           (1)          --            (1)
                                              --------------------------------------------------------------------------
    Total                                       1,189         101         1,290        (1,013)       1,739           726
                                              --------------------------------------------------------------------------
Federal funds sold                               (226)        (20)         (246)          108          104           212
Loans, net of unearned discount
  Domestic[3]                                   6,038         461         6,499         5,201        3,778         8,979
  Foreign                                          --          (4)           (4)           --           14            14
                                              --------------------------------------------------------------------------
    Total                                       6,038         457         6,495         5,201        3,792         8,993
  Total Interest Income                        $6,998       $ 515       $ 7,513       $ 4,301       $5,690        $9,991
                                              ==========================================================================
INTEREST EXPENSE
Savings and time deposits
  Domestic
    Savings                                     $ (12)      $ 209         $ 197        $  (54)      $  829        $  775
    Other time                                    229         157           386           986        1,256         2,242
    Foreign
    Other time                                     (4)        (12)          (16)            5           46            51
                                              --------------------------------------------------------------------------
    Total                                         213         354           567           937        2,131         3,068
                                              --------------------------------------------------------------------------
Borrowings
  Federal funds purchased and
  securities sold under agreements
to repurchase                                   1,840        (196)        1,644          (116)       1,007           891
  Commercial paper                                415         (44)          371           331          321           652
  Other short-term debt                           582         144           726          (372)         135          (237)
  Long-term debt                                 (949)       (344)       (1,293)         (406)         469            63
                                              --------------------------------------------------------------------------
    Total                                       1,888        (440)        1,448          (563)       1,932         1,369
                                              --------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                         $2,101       $ (86)      $ 2,015         $ 374       $4,063        $4,437
                                              ==========================================================================
NET INTEREST INCOME                            $4,897       $ 601       $ 5,498       $ 3,927       $1,627        $5,554
                                              ==========================================================================

[1] The rate/volume variance is allocated equally between changes in volume and rate. The effect of the extra day in 1996 has been included in the change in volume.

[2]  Interest on the securities is not calculated on a tax equivalent basis.

[3] Non-accrual loans have been included in the amounts outstanding and income has been included to the extent earned.

                        STERLING BANCORP and Subsidiaries
                            INTEREST RATE SENSITIVITY

To mitigate the vulnerability of earnings to changes in interest rates, the Company manages the repricing characteristics of assets and liabilities in an attempt to control net interest rate sensitivity. Management attempts to confine significant rate sensitivity gaps predominantly to repricing intervals of a year or less so that adjustments can be made quickly. Assets and liabilities with predetermined repricing dates are classified based on the earliest repricing period. Based on the interest rate sensitivity analysis shown below, the Company's net interest income would increase during periods of rising interest rates and decrease during periods of falling interest rates. Amounts are presented in thousands.

                                                                           Repricing Date
                                             -------------------------------------------------------------------------
                                                          More than                                  Non
                                            3 months      3 months     1 year to      Over          Rate
                                             or less      to 1 year     5 years      5 years      Sensitive      Total
----------------------------------------------------------------------------------------------------------------------
ASSETS
  Interest-bearing deposits
  with other banks                            $ 1,910       $  1,100    $     --     $     --     $      --     $  3,010
  Investment securities                         5,450         28,474      35,606      228,710         6,091      304,331
  Federal funds sold                            3,000             --          --           --            --        3,000
  Loans, net of unearned discounts            372,711          7,050      49,223       44,615        (8,082)     465,517
  Noninterest-earning assets and
  allowance for possible loan losses               --             --          --           --        85,747       85,747
                                             --------------------------------------------------------------------------
      Total Assets                            383,071         36,624      84,829      273,325        83,756      861,605
                                             --------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits                   169,659         72,038     102,749           --            --      344,446
  Securities sold under agreements
  to repurchase                                73,017          8,127          --           --            --       81,144
  Commercial paper                             32,570             --          --           --            --       32,570
  Other short-term borrowings                  34,170          3,250          --           --            --       37,420
  Long-term convertible
  subordinated debentures                       6,389             --          --           --            --        6,389
  Other long-term borrowings--FHLB                  --             --      13,800          700            --       14,500
  Noninterest-bearing liabilities and
  shareholders' equity                             --             --          --           --       345,136      345,136
                                             --------------------------------------------------------------------------
      Total Liabilities and
  Shareholders' Equity                        315,805         83,415     116,549          700       345,136      861,605
                                             ---------------------------------------------------------------------------
  Net Interest Rate Sensitivity Gap          $ 67,266       $(46,791)   $(31,720)    $272,625     $(261,380)    $     --
                                             ===========================================================================
Cumulative Gap at December 31, 1996          $ 67,266       $ 20,475    $(11,245)    $261,380     $      --     $     --
                                             ===========================================================================
Cumulative Gap at December 31, 1995          $ 76,612       $ 53,606    $ 23,820     $256,359     $      --     $     --
                                             ===========================================================================
Cumulative Gap at December 31, 1994          $ 38,812       $ 10,115    $(87,710)    $179,179     $      --     $     --
                                             ===========================================================================