Form 10-K, Exhibit 13
period 1997-12-31
STERLING BANCORP
filed 1998-03-30
CIK 93451

                              FINANCIAL INFORMATION

Consolidated Financial Statements
  of Sterling Bancorp and Subsidiaries                                        18

Consolidated Statements of Condition
  of Sterling National Bank                                                   22

Notes to Consolidated Financial Statements                                    23

Independent Auditors' Report                                                  47

Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations                                                       48

CORPORATE DIRECTORIES

Sterling Bancorp and Subsidiaries                                             62

                        STERLING BANCORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                        1997             1996
------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                      $   40,065,863   $   54,512,462
Interest-bearing deposits with other banks                                        3,010,000        3,010,000
Federal funds sold                                                                       --        3,000,000

Securities available for sale (at estimated market value)                       148,921,006       77,597,117
Securities held to maturity (estimated market value
  $236,009,925 and $223,668,650, respectively)                                  236,030,004      226,733,888
                                                                             -------------------------------
    Total investment securities                                                 384,951,010      304,331,005
                                                                             -------------------------------
Loans, net of unearned discounts                                                558,481,845      465,516,556
Less allowance for loan losses                                                    8,677,610        8,003,392
                                                                             -------------------------------
    Loans, net                                                                  549,804,235      457,513,164
                                                                             -------------------------------
Customers' liability under acceptances                                            1,125,654          613,430
Excess cost over equity in net assets of the banking subsidiary                  21,158,440       21,158,440
Premises and equipment, net                                                       7,330,062        5,508,740
Accrued interest receivable                                                       4,147,008        4,257,142
Other assets                                                                      8,387,386        7,700,928
                                                                             -------------------------------
                                                                             $1,019,979,658   $  861,605,311
                                                                             ===============================
Liabilities and Shareholders' Equity
Noninterest-bearing deposits                                                 $  312,461,489   $  229,976,783
Interest-bearing deposits                                                       418,946,491      344,445,578
                                                                             -------------------------------
    Total deposits                                                              731,407,980      574,422,361

Federal funds purchased and securities sold under agreements to repurchase      106,752,546       88,144,400
Commercial paper                                                                 24,070,600       32,569,900
Other short-term borrowings                                                      19,891,252       30,419,791
Acceptances outstanding                                                           1,125,654          613,430
Due to factoring clients                                                         30,798,610       23,140,504
Accrued expenses and other liabilities                                           11,560,450       14,228,490
Long-term convertible subordinated debentures                                            --        6,389,000
Other long-term borrowings--FHLB                                                  1,750,000       14,500,000
                                                                             -------------------------------
    Total liabilities                                                           927,357,092      784,427,876
                                                                             -------------------------------
Commitments and contingent liabilities

Shareholders' Equity
  Preferred stock, $5 par value ($20 liquidation value)                           2,486,730        2,506,600
  Common stock, $1 par value. Authorized 20,000,000 shares;
    issued 8,262,500 and 7,725,533 shares, respectively                           8,262,500        7,725,533
  Capital surplus                                                                44,775,759       38,619,434
  Retained earnings                                                              39,590,806       31,648,806
  Net unrealized appreciation on securities available for sale, net of tax          197,374           90,001
                                                                             -------------------------------
                                                                                 95,313,169       80,590,374
Less
  Common stock in treasury at cost, 44,593 and 42,343 shares respectively           441,257          418,959
  Unearned compensation                                                           2,249,346        2,993,980
                                                                             -------------------------------
    Total shareholders' equity                                                   92,622,566       77,177,435
                                                                             -------------------------------
                                                                             $1,019,979,658   $  861,605,311
                                                                             ===============================


See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                         1997           1996            1995
-------------------------------------------------------------------------------------------------------
Interest Income
  Loans                                                     $ 46,783,503   $ 39,221,330    $ 32,725,860
  Deposits with other banks                                      225,051        156,922         183,230
  Investment securities
    Available for sale                                         4,543,430      6,296,121       4,689,687
    Held to maturity                                          15,903,348     15,034,267      15,350,549
  Federal funds sold                                             370,741        288,388         534,255
                                                            -------------------------------------------
      Total interest income                                   67,826,073     60,997,028      53,483,581
                                                            -------------------------------------------
Interest Expense
  Deposits                                                    14,943,623     12,108,336      11,540,344
  Federal funds purchased and securities sold under
    agreements to repurchase                                   4,480,085      4,611,205       2,967,516
  Commercial paper                                             1,298,916      1,546,997       1,176,269
  Other short-term borrowings                                    656,570      1,041,821         316,192
  Long-term convertible subordinated debentures                  250,060      1,144,261       2,234,786
  Other long-term borrowings--FHLB                               624,939        881,137       1,083,911
                                                            -------------------------------------------
      Total interest expense                                  22,254,193     21,333,757      19,319,018
                                                            -------------------------------------------

      Net interest income                                     45,571,880     39,663,271      34,164,563
Provision for loan losses                                      3,075,000      2,047,005       1,866,000
                                                            -------------------------------------------
      Net interest income after provision for loan losses     42,496,880     37,616,266      32,298,563
                                                            -------------------------------------------
Noninterest Income
  Factoring commissions                                        3,988,254      3,432,977       1,650,761
  Mortgage banking income                                      3,289,442      1,473,644          59,782
  Service charges on deposit accounts                          2,049,839      1,829,784       1,684,300
  Commissions on letters of credit                               929,970        828,004         741,189
  Net securities (losses)/gains                                       --        (71,254)          4,801
  Other income                                                 2,714,424      2,415,310       1,837,378
                                                            -------------------------------------------
      Total noninterest income                                12,971,929      9,908,465       5,978,211
                                                            -------------------------------------------
Noninterest Expenses
  Salaries                                                    17,151,370     14,859,118      11,116,147
  Employee benefits                                            3,401,063      3,217,794       2,654,956
                                                            -------------------------------------------
      Total personnel expense                                 20,552,433     18,076,912      13,771,103
  Occupancy expense, net                                       3,084,946      2,504,624       3,380,095
  Equipment expense                                            2,389,691      1,689,291       1,795,052
  Other expenses                                               9,679,249      9,426,552       7,714,006
                                                            -------------------------------------------
      Total noninterest expenses                              35,706,319     31,697,379      26,660,256
                                                            -------------------------------------------
Income before income taxes                                    19,762,490     15,827,352      11,616,518
Provision for income taxes                                     8,874,087      7,575,498       5,978,852
                                                            -------------------------------------------
Net income                                                  $ 10,888,403   $  8,251,854    $  5,637,666
                                                            ===========================================
Average number of common shares outstanding
  Basic                                                        7,874,653      7,015,185       6,346,396
  Diluted                                                      8,623,879      8,702,144       8,823,618

Earnings per common share
  Basic                                                     $       1.38   $       1.17    $        .89
  Diluted                                                           1.27           1.01             .77

Dividends per common share                                           .37            .31             .25


See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31,                                                           1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------
Preferred Stock
  Balance at beginning of year                                                $  2,506,600    $  2,525,760    $  1,650,760
  Conversions of Series B and Series D shares                                      (19,870)        (19,160)             --
  Market value guarantee feature                                                        --              --         875,000
                                                                              --------------------------------------------
  Balance at end of year                                                      $  2,486,730    $  2,506,600    $  2,525,760
                                                                              ============================================
Common Stock
  Balance at beginning of year                                                $  7,725,533    $  6,496,854    $  6,496,605
  Conversions of subordinated debentures                                           519,480       1,133,084             249
  Conversions of preferred shares into common shares                                 1,987           1,916              --
  Options exercised                                                                 15,500           1,500              --
  Common shares issued in acquisition of mortgage company                               --          92,179              --
                                                                              --------------------------------------------
  Balance at end of year                                                      $  8,262,500    $  7,725,533    $  6,496,854
                                                                              ============================================
Capital Surplus
  Balance at beginning of year                                                $ 38,619,434    $ 28,091,878    $ 28,089,137
  Conversions of subordinated debentures                                         5,975,019      10,050,401           2,741
  Conversions of preferred shares into common shares                                17,883          17,244              --
  Options exercised                                                                169,250           9,375              --
  Common shares issued in acquisition of mortgage company                               --         170,816              --
  Issuance of shares under incentive compensation plan                                  --         286,195              --
  Forfeiture of shares issued under incentive compensation plan                     (5,827)         (6,475)             --
                                                                              --------------------------------------------
  Balance at end of year                                                      $ 44,775,759    $ 38,619,434    $ 28,091,878
                                                                              ============================================
Retained Earnings
  Balance at beginning of year                                                $ 31,648,806    $ 25,641,804    $ 21,592,244
  Net income                                                                    10,888,403       8,251,854       5,637,666
  Cash dividends paid--common shares                                            (2,900,466)     (2,223,721)     (1,586,603)
                     --preferred shares                                            (45,937)        (21,131)         (1,503)
                                                                              --------------------------------------------
  Balance at end of year                                                      $ 39,590,806    $ 31,648,806    $ 25,641,804
                                                                              ============================================
Net Unrealized Appreciation (Depreciation)
  On Securities Available For Sale, Net of Tax
  Balance at beginning of year                                                $     90,001    $    543,747    $ (1,140,969)
  Change in valuation account for securities available for sale, net of tax        107,373        (453,746)      1,502,081
  Net unrealized gain on securities transferred from held to maturity
    to available for sale, net of tax                                                   --              --         182,635
                                                                              --------------------------------------------
  Balance at end of year                                                      $    197,374    $     90,001    $    543,747
                                                                              ============================================
Treasury Stock
  Balance at beginning of year                                                $   (418,959)   $ (1,489,239)   $ (1,489,239)
  Issuance of shares under incentive compensation plan                                  --       1,095,055              --
  Forfeiture of shares issued under incentive compensation plan                    (22,298)        (24,775)             --
                                                                              --------------------------------------------
  Balance at end of year                                                      $   (441,257)   $   (418,959)   $ (1,489,239)
                                                                              ============================================
Unearned Compensation
  Balance at beginning of year                                                $ (2,993,980)   $ (2,153,580)   $ (1,479,224)
  Issuance of shares under incentive compensation plan                                  --      (1,381,250)             --
  Forfeiture of shares issued under incentive compensation plan                     28,125          31,250              --
  Amortization of unearned compensation                                            716,509         509,600         122,150
  Market value guarantee feature--unallocated shares                                    --              --        (796,506)
                                                                              --------------------------------------------
  Balance at end of year                                                      $ (2,249,346)   $ (2,993,980)   $ (2,153,580)
                                                                              ============================================
Total Shareholders' Equity
  Balance at beginning of year                                                $ 77,177,435    $ 59,657,224    $ 53,719,314
  Net changes during the year                                                   15,445,131      17,520,211       5,937,910
                                                                              --------------------------------------------
  Balance at end of year                                                      $ 92,622,566    $ 77,177,435    $ 59,657,224
                                                                              ============================================


See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                    1997             1996             1995
---------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                          $  10,888,403    $   8,251,854    $   5,637,666
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses                                           3,075,000        2,047,005        1,866,000
      Depreciation and amortization of premises and equipment             1,465,620          946,233        1,405,813
      Deferred income tax (benefit) provision                              (854,612)          32,920         (877,554)
      Net change in loans held for sale                                  (3,846,158)      (5,591,000)        (419,000)
      Net securities losses (gains)                                              --           71,254           (4,801)
      Amortization of unearned compensation                                 716,509          509,600          122,150
      Amortization of premiums on investment securities                   1,357,973        1,666,602        1,494,661
      Accretion of discounts on investment securities                      (150,942)        (157,134)        (137,407)
      Decrease (Increase) in accrued interest receivable                    110,134         (105,192)        (166,660)
      Increase in due to factoring clients                                7,658,106          544,325       11,213,858
      (Decrease) Increase in accrued expenses and other liabilities      (2,015,388)      (3,153,196)       8,626,554
      Other, net                                                         (2,870,171)      (2,243,502)       1,047,443
                                                                      -----------------------------------------------
        Net cash provided by operating activities                        15,534,474        2,819,769       29,808,723
                                                                      -----------------------------------------------
Investing Activities
  Purchase of premises and equipment                                     (3,286,942)      (3,458,873)        (715,598)
  Net increase in interest-bearing deposits with other banks                     --          (10,000)         (30,000)
  Decrease in Federal funds sold                                          3,000,000        2,000,000        3,000,000
  Net increase in loans                                                 (89,119,131)     (61,863,478)     (84,790,432)
  Proceeds from prepayments, redemptions or maturities of
    securities--held to maturity                                         39,933,896       40,548,751       31,047,989
  Purchases of securities--held to maturity                             (50,284,272)     (70,755,029)     (20,534,657)
  Proceeds from sale of securities--available for sale                           --       15,387,010        8,977,432
  Proceeds from prepayments, redemptions or maturities--
    available for sale                                                   30,680,545       13,390,375        5,734,390
  Purchases of securities--available for sale                          (101,959,442)      (6,083,161)     (10,918,982)
                                                                      -----------------------------------------------
        Net cash used in investing activities                          (171,035,346)     (70,844,405)     (68,229,858)
                                                                      -----------------------------------------------
Financing Activities
  Net increase in noninterest-bearing deposits                           82,484,706        5,896,240       49,183,400
  Net increase (decrease) in interest-bearing deposits                   74,500,913       17,498,318      (15,458,112)
  Net increase in securities sold under agreements to repurchase            608,146       29,878,780        7,214,784
  Net (decrease) increase in commercial paper and other
    short-term borrowings                                               (19,027,839)      31,050,851       10,161,816
  Prepayments and maturities of debentures                                       --       (3,773,515)      (5,097,010)
  Decrease in other long-term borrowings--FHLB                          (12,750,000)      (3,500,000)      (4,500,000)
  Increase in Federal funds purchased                                    18,000,000        7,000,000               --
  Proceeds from exercise of stock options                                   184,750           10,875               --
  Cash dividends paid on preferred and common shares                     (2,946,403)      (2,244,852)      (1,588,106)
                                                                      -----------------------------------------------
        Net cash provided by financing activities                       141,054,273       81,816,697       39,916,772
                                                                      -----------------------------------------------
Net (decrease) increase in cash and due from banks                      (14,446,599)      13,792,061        1,495,637
Cash and due from banks--beginning of year                               54,512,462       40,720,401       39,224,764
                                                                      -----------------------------------------------
Cash and due from banks--end of year                                  $  40,065,863    $  54,512,462    $  40,720,401
                                                                      ===============================================
Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                           $   6,408,870    $  11,202,645    $       2,990
  (Forfeiture) Issuance of treasury shares                                  (22,298)       1,381,250               --
  Issuance of common stock                                                       --          262,995               --
Supplemental disclosure of non-cash investing activities:
  Net unrealized gain on securities transferred from
    held to maturity to available for sale                                       --               --          354,424
  Amortized cost of securities transferred from
    held to maturity to available for sale                                       --               --       35,436,261
Supplemental disclosure of cash flow information:
  Interest paid                                                          23,607,904       23,225,059       16,627,551
  Income taxes paid                                                       9,793,000       10,790,311        7,105,020


See Notes to Consolidated Financial Statements.

                             STERLING NATIONAL BANK
                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                      1997           1996
--------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                      $ 39,871,111   $ 53,327,089
Interest-bearing deposits with other banks                                      3,010,000      3,010,000
Federal funds sold                                                                     --      3,000,000

Securities available for sale (at estimated market value)                     148,862,827     77,550,047
Securities held to maturity (estimated market value
  $236,009,925 and $223,668,650, respectively)                                236,030,004    226,733,888
                                                                             ---------------------------
    Total investment securities                                               384,892,831    304,283,935
                                                                             ---------------------------

Loans, net of unearned discounts                                              522,332,429    422,204,265
Less allowance for loan losses                                                  6,492,917      5,013,857
                                                                             ---------------------------
    Loans, net                                                                515,839,512    417,190,408
                                                                             ---------------------------

Receivables from affiliates                                                       679,722        660,570
Customers' liability under acceptances                                          1,125,654        613,430
Premises and equipment, net                                                     7,181,762      5,385,998
Accrued interest receivable                                                     4,124,777      4,248,142
Other assets                                                                    7,662,326      6,464,743
                                                                             ---------------------------
                                                                             $964,387,695   $798,184,315
                                                                             ===========================
Liabilities and Shareholders' Equity
Noninterest-bearing deposits                                                 $313,171,421   $231,415,215
Interest-bearing deposits                                                     424,922,661    359,587,160
                                                                             ---------------------------
    Total deposits                                                            738,094,082    591,002,375

Federal funds purchased and securities
  sold under agreements to repurchase                                         106,752,546     88,144,400
Other short-term borrowings                                                    19,891,252     30,419,791
Due to affiliates                                                                 925,405        841,460
Acceptances outstanding                                                         1,125,654        613,430
Due to factoring clients                                                       30,798,610     16,301,640
Accrued expenses and other liabilities                                          9,831,839      9,858,109
Long-term borrowings--FHLB                                                      1,750,000     14,500,000
                                                                             ---------------------------
    Total liabilities                                                         909,169,388    751,681,205
                                                                             ---------------------------

Commitments and contingent liabilities

Shareholders' Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                      17,926,300     17,926,300
  Surplus                                                                      19,762,560     18,676,995
  Undivided profits                                                            17,339,505      9,810,852
  Net unrealized appreciation on securities available for sale, net of tax        189,942         88,963
                                                                             ---------------------------
    Total shareholders' equity                                                 55,218,307     46,503,110
                                                                             ---------------------------
                                                                             $964,387,695   $798,184,315
                                                                             ===========================


See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES

Sterling Bancorp ("the parent company") is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries. The Sterling companies provide a full range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management, trade financing, leasing, trust and estate administration and investment management services. Sterling has operations in New York and Virginia and conducts business throughout the United States.

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

      Mortgage loans held for sale, including deferred fees and costs, are reported at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage loans, net of unamortized deferred fees and costs, are recognized when the proceeds are received from investors and are included under the caption "Mortgage banking income."

      The provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" are discussed below under "Allowance for Loan Losses."

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

Allowance for Loan Losses

The allowance for loan losses, which is available for losses incurred in the loan portfolio, is increased by a provision charged to expense and decreased by charge-offs, net of recoveries.

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

      Under the provisions of these standards, individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

      The adequacy of the allowance for loan losses is reviewed regularly by management. Additions to the allowance for loan losses are made by a provision charged to the expense. On a quarterly basis, a comprehensive review of the adequacy of the allowance for loan losses is performed. This assessment is made in the context of historical losses and other factors, including changes in the composition and volume of the loan portfolio, current economic conditions and the relationship of the allowance to the loan portfolio.

Excess Cost Over Equity in Net Assets of the Banking Subsidiary

On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement established accounting standards for determining and measuring the impairment of certain assets, including excess cost over equity in net assets. Since the bank was acquired by the parent company prior to October 31, 1970 and the excess cost over equity in net assets has a continuing value, this excess is not being amortized.

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

Income Taxes

SFAS No. 109, "Accounting for Income Taxes," requires the asset and liability method of accounting for income taxes. Deferred income tax expense (benefit) under SFAS No. 109 is determined by recognizing deferred tax assets and liabilities for the future tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed and a valuation allowance provided for that portion of the assets for which it is more likely than not that it will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates and will be adjusted for the effects of future changes in tax laws or rates, if any.

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

Stock Incentive Plans

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock options grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Earnings Per Share

SFAS No. 128, "Earnings per Share," which supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," establishes standards for computing, presenting and disclosing earnings per share ("EPS"). SFAS No. 128 requires the presentation of basic earnings per share and, for entities with complex capital structures, diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

      The Company has applied the provisions of SFAS No. 128 for the year ended December 31, 1997 and, in conformity with the provisions of SFAS No. 128, has restated all prior-period EPS data presented in this report. Adoption of SFAS No. 128 has resulted in modest changes in EPS data from previously reported amounts.

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

NOTE 3. CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were $10,618,000 and $17,273,000 at December 31, 1997 and 1996,
respectively. Average required reserves during 1997 and 1996 were $11,413,000 and $13,115,000 respectively.

NOTE 4. MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.

Years Ended December 31,                                                   1997              1996              1995
-----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with other banks
  At December 31    --Balance                                          $ 3,010,000       $ 3,010,000       $ 3,000,000
                    --Average interest rate                                   5.53%             5.25%             5.57%
                    --Average original maturity                           176 Days          169 Days          181 Days
  During the year   --Maximum month-end balance                          7,010,000         3,010,000         3,540,000
                    --Daily average balance                              3,285,000         2,999,000         3,037,000
                    --Average interest rate earned                            5.68%             5.23%             5.53%
                    --Range of interest rates earned                     5.38-6.25%        4.25-5.69%        3.05-6.16%
                                                                       ================================================

Federal funds sold
  At December 31    --Balance                                          $        --       $ 3,000,000       $ 5,000,000
                    --Average interest rate                                     --              5.50%             4.00%
                    --Average original maturity                                 --             1 Day             1 Day
  During the year   --Maximum month-end balance                         25,000,000        25,000,000        30,000,000
                    --Daily average balance                              6,718,000         5,153,000         9,153,000
                    --Average interest rate earned                            5.52%             5.60%             5.92%
                    --Range of interest rates earned                     5.06-5.88%        4.75-6.50%        4.00-6.38%
                                                                       ================================================

NOTE 5. INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                      Gross          Gross        Estimated
                                                     Amortized     Unrealized     Unrealized       Market
December 31, 1997                                      Cost           Gains         Losses          Value
------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                           $ 34,747,100   $    118,876   $         --   $ 34,865,976
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities           52,194,376        319,267        150,267     52,363,376
Obligations of state and political subdivisions       3,525,401         63,224             --      3,588,625
Federal Reserve Bank and other equity securities     58,089,291         13,738             --     58,103,029
                                                   ---------------------------------------------------------
    Total                                          $148,556,168   $    515,105   $    150,267   $148,921,006
                                                   =========================================================

December 31, 1996
------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                           $ 40,963,427   $    282,824   $         --   $ 41,246,251
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities           30,377,325        113,067        231,447     30,258,945
Federal Reserve Bank and other equity securities      6,089,306          3,895          1,280      6,091,921
                                                   ---------------------------------------------------------
    Total                                          $ 77,430,058   $    399,786   $    232,727   $ 77,597,117
                                                   =========================================================

  The carrying value and estimated market value of securities held to maturity are as follows:

                                                                  Gross          Gross        Estimated
                                                  Carrying      Unrealized     Unrealized       Market
December 31, 1997                                   Value          Gains         Losses          Value
---------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities      $234,030,004   $  1,584,134   $  1,604,213   $234,009,925
Debt securities issued by foreign governments      2,000,000             --             --      2,000,000
                                                ---------------------------------------------------------
    Total                                       $236,030,004   $  1,584,134   $  1,604,213   $236,009,925
                                                =========================================================

December 31, 1996
---------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities      $223,983,888   $    692,968   $  3,758,206   $220,918,650
Debt securities issued by foreign governments      2,750,000             --             --      2,750,000
                                                ---------------------------------------------------------
    Total                                       $226,733,888   $    692,968   $  3,758,206   $223,668,650
                                                =========================================================

      The following tables present information regarding securities available for sale and securities held to maturity at December 31, 1997, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of state and political subdivisions is not stated on a tax-equivalent basis.

                                                                   Estimated
                                                   Amortized         Market       Average
Securities available for sale                         Cost           Value         Yield
-----------------------------------------------------------------------------------------
U.S. Treasury securities
  Due within 1 year                               $ 24,783,754   $ 24,806,600
  Due after 1 year but within 5 years                9,963,346     10,059,376
                                                  ---------------------------
    Total                                           34,747,100     34,865,976      6.84%
                                                  ---------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities          52,194,376     52,363,376      6.66
                                                  ---------------------------
Obligations of state and political subdivisions
  Due after 1 year but within 5 years                  357,042        369,270
  Due after 5 years                                  3,168,359      3,219,355
                                                  ---------------------------
    Total                                            3,525,401      3,588,625      4.52
                                                  ---------------------------
Federal Reserve Bank and other securities           58,089,291     58,103,029      6.26
                                                  ---------------------------
    Total                                         $148,556,168   $148,921,006      6.66
                                                  ===========================
                                                                  Estimated
                                                    Carrying        Market        Average
Securities held to maturity                           Value         Value          Yield
-----------------------------------------------------------------------------------------
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities        $234,030,004   $234,009,925      6.71%
                                                  ---------------------------
Debt securities issued by foreign governments
  Due after 1 year but within 5 years                1,000,000      1,000,000
  Due after 5 years                                  1,000,000      1,000,000
                                                  ---------------------------
    Total                                            2,000,000      2,000,000      7.70
                                                  ---------------------------
    Total                                         $236,030,004   $236,009,925      6.72
                                                  ===========================

      Information regarding securities sales from the available for sale portfolio is as follows:

Years Ended
December 31,                        1997             1996                1995
--------------------------------------------------------------------------------
Proceeds                           $  --         $15,387,010         $ 8,977,432
Gross gains                           --              22,161              85,221
Gross losses                          --             105,354              80,420

      During 1996, the Federal Home Loan Bank ("FHLB") issued a call for their securities maturing December 20, 2001. The carrying value of such securities in the held to maturity portfolio was $3,488,063. As the result of FHLB decision to call these securities, a gain of $11,939 was realized and reported under the caption "Net securities (losses)/gains."

      The carrying value of investment securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required by law is as follows:

December 31,                                       1997                  1996
--------------------------------------------------------------------------------
Secure funds
  on deposit                                  $ 19,834,000          $ 21,751,000
Secure repurchase
  agreements                                    85,966,000            91,452,000
Secure Federal
  Home Loan
  Bank advances                                 19,389,000            20,129,000
                                              ----------------------------------
    Total                                     $125,189,000          $133,332,000
                                              ==================================

NOTE 6. LOANS

December 31,                                        1997                 1996
--------------------------------------------------------------------------------
Domestic
  Commercial and
    industrial                                 $414,298,207         $351,280,247
  Lease financing                                50,725,573           40,488,618
  Real estate--
    mortgage                                     74,335,454           64,368,209
  Real estate--
    construction                                  8,352,478            1,136,253
  Installment                                    18,465,665           15,536,413
Foreign
  Government
  and official
  institutions                                      789,424              789,424
                                               ---------------------------------
  Loans, gross                                  566,966,801          473,599,164
  Less unearned
    discounts                                     8,484,956            8,082,608
                                               ---------------------------------
Loans, net of
  unearned discounts                           $558,481,845         $465,516,556
                                               =================================

      The Company originates certain residential mortgage loans with the intention of reselling those loans, including the servicing rights, without recourse. Residential mortgage loans held for sale, included in "Real estate-mortgage," are $9,856,000 and $6,010,000 at December 31, 1997 and 1996,
respectively.

      There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 76% of the bank's loans are to borrowers located in the metropolitan New York area.

      Nonaccrual loans at December 31, 1997 and 1996 totalled $1,388,000 and $442,000, respectively. There were no reduced rate loans at December 31, 1997 or 1996. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 1997, 1996 and 1995 in accordance with their original terms is estimated to be $55,000, $13,000 and $22,000, respectively, for the years then ended. The applicable interest income actually realized for the aforementioned years was $-0-, $-0- and $-0-, respectively, for the years then ended. At the end of these years there were no commitments to lend additional funds on nonaccrual loans.

      Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefits of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 1997 or 1996.

NOTE 7. CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

Years Ended
December 31,                      1997               1996               1995
--------------------------------------------------------------------------------
Balance at
  beginning
  of year                    $  8,003,392       $  5,192,203       $  4,135,810
Provision for
  loan losses                   3,075,000          2,047,005          1,866,000
                             ---------------------------------------------------
                               11,078,392          7,239,208          6,001,810
                             ---------------------------------------------------
Less charge-
  offs, net of
  recoveries:
  Charge-offs                   2,724,281            737,961          1,000,751
  Recoveries                     (323,499)        (1,502,145)          (191,144)
                             ---------------------------------------------------
  Net
   charge-offs
   (recoveries)                 2,400,782           (764,184)           809,607
                             ---------------------------------------------------
Balance at
  end of year                $  8,677,610       $  8,003,392       $  5,192,203
                             ===================================================

      During the third quarter of 1996, $1,333,000 was recovered on a previously charged-off loan in the bank.

      The Company follows SFAS No. 114, which establishes new rules for calculating certain components of the allowance for loan losses. SFAS No. 114 requires that impairment of larger-balance, non-homogenous loans that are individually evaluated be measured by comparing the net carrying amount of the loan to the present values of the expected future principal and interest cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance for any shortfall is established within the overall allowance for loan losses. The net carrying amount of the loan reflects credit write-offs, cash receipts applied to reduce the recorded investment in the loan, and unearned fees. SFAS No. 114 does not apply to smaller-balance homogenous consumer loans that are collectively evaluated for impairment, such as residential mortgages, and consumer installment loans.

      As of December 31, 1997 and 1996, $808,000 and $121,000, respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996, was approximately $526,000 and $219,000, respectively. The application of SFAS No. 114 measurement principles indicated that these loans required valuation allowances, totaling $250,000 and $69,000 at December 31, 1997 and 1996, respectively, which are included within the overall allowance for loan losses.

NOTE 8. INTEREST-BEARING DEPOSITS

Foreign deposits totaled $2,710,000 and $2,710,000 at December 31, 1997 and 1996, respectively.

Years Ended December 31,                              1997          1996          1995
-----------------------------------------------------------------------------------------
Interest expense
  Interest-bearing deposits in domestic offices
    Savings                                       $   530,502   $   535,712   $   566,808
    NOW                                               588,212       312,750       287,256
    Money Market                                    4,048,343     3,380,952     3,177,955
    Time                                            9,618,764     7,739,233     7,353,627
                                                  ---------------------------------------
                                                   14,785,821    11,968,647    11,385,646

  Interest-bearing deposits in foreign offices
    Time                                              157,802       139,689       154,698
                                                  ---------------------------------------
      Total                                       $14,943,623   $12,108,336   $11,540,344
                                                  =======================================

      The aggregate of domestic time certificates of deposit in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below; there were no foreign time certificates of deposits:

December 31,                                                    1997           1996           1995
-----------------------------------------------------------------------------------------------------
Remaining Maturity Range
  Three months or less                                     $ 70,173,286   $ 36,405,594   $ 50,130,956
  More than three months through six months                  13,028,032     25,727,589     10,377,893
  More than six months through twelve months                 21,722,086      7,402,946      5,157,534
  More than twelve months through twenty-four months          2,698,923        415,862      4,503,102
  More than twenty-four months through thirty-six months        120,000        706,068             --
                                                           ------------------------------------------
    Total                                                  $107,742,327   $ 70,658,059   $ 70,169,485
                                                           ==========================================

Years Ended December 31,                                        1997           1996           1995
                                                           ------------------------------------------
Interest Expense                                           $  4,931,786   $  3,615,702   $  3,644,778
                                                           ==========================================

NOTE 9. SHORT-TERM BORROWINGS

The following table presents information regarding Federal funds purchased, securities sold under agreements to repurchase and commercial paper.

Years Ended December 31,                                                1997                1996               1995
-----------------------------------------------------------------------------------------------------------------------
Federal funds purchased
  At December 31    --Balance                                      $ 25,000,000         $ 7,000,000        $        --
                    --Average interest rate                                6.58%               5.75%               N/A
                    --Average original maturity                           1 Day               1 Day                N/A
  During the year   --Maximum month-end balance                      25,000,000          10,000,000         14,000,000
                    --Daily average balance                           3,112,000           2,054,000            679,000
                    --Average interest rate paid                           5.82%               5.52%              5.87%
                    --Range of interest rates paid                    5.25-7.00%          5.06-5.75%         5.10-6.00%
                                                                   ====================================================
Securities sold under agreements to repurchase
  At December 31    --Balance                                      $ 81,752,546        $ 81,144,400        $51,265,620
                    --Average interest rate                                5.51%               5.28%              5.36%
                    --Average original maturity                         72 Days             75 Days            86 Days
  During the year   --Maximum month-end balance                      89,979,699         112,347,323         71,063,346
                    --Daily average balance                          80,094,000          85,037,000         53,295,000
                    --Average interest rate paid                           5.37%               5.29%              5.56%
                    --Range of interest rates paid                    4.70-6.17%          3.50-6.17%         2.55-6.00%
                                                                   ====================================================
Commercial paper
  At December 31    --Balance                                      $ 24,070,600        $ 32,569,900        $26,607,200
                    --Average interest rate                                5.22%               5.19%              5.11%
                    --Average original maturity                        111 Days             69 Days            68 Days
  During the year   --Maximum month-end balance                      27,491,000          32,643,000         26,627,500
                    --Daily average balance                          24,804,000          29,652,000         21,850,000
                    --Average interest rate paid                           5.24%               5.22%              5.38%
                    --Range of interest rates paid                    3.25-5.45%          2.50-5.60%         3.50-6.08%
                                                                   ====================================================

      The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 1997, these back-up bank lines of credit totaled $19,000,000. No lines were used at any time during 1997 and 1996.

      Other short-term borrowings include collateralized advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. At December 31, 1997, Federal Home Loan Bank borrowings include an advance of $3,000,000 payable January 2, 1998 at a rate of 5.63%, an advance of $250,000 repayable in March, 1998 at a rate of 5.44% and advances of $12,500,000 repayable in October, 1998 at rates between 5.05% and 5.17%.

      At December 31, 1996, Federal Home Loan Bank borrowings include an advance of $22,000,000 payable January 2, 1997 at a rate of 7.375%, an advance of $250,000 repayable in March, 1997 at a rate of 5.20% and an advance of $3,250,000 repayable in October, 1997 at a rate of 4.84%.

      At December 31, 1995, Federal Home Loan Bank borrowings include an advance of $250,000 payable in March, 1996 at a rate of 4.59% and advances totaling $4,250,000 repayable in October, 1996 at rates between 4.50% and 4.61%.

NOTE 10. LONG-TERM CONVERTIBLE SUBORDINATED DEBENTURES

The parent company's floating interest rate convertible subordinated debentures were traded on the New York Stock Exchange. A summary of changes in these debentures follows (amounts in thousands):

                                                                    Maturity Dates
                                                          ---------------------------------
                                                           Nov. 1,      July 1,
                                                          ---------------------
                                                             1998        2001       Total
                                                          ---------------------------------
Series                                                        4th       Fifth
-------------------------------------------------------------------------------
Balance at December 31, 1995                              $ 14,326    $  7,020    $ 21,346
Repayments, conversions and retirements during the year     (7,937)     (7,020)    (14,957)
                                                          ---------------------------------
Balance at December 31, 1996                                 6,389    $     --       6,389
                                                                      ========
Repayment, conversion and retirements during the year       (6,389)                 (6,389)
                                                          ---------               ---------
Balance at December 31, 1997                              $     --                $     --
                                                          =========               =========

      The debentures bore interest at a floating interest rate equal to one half of one percent (1/2%) above the daily average reference rate of interest of a designated major New York City bank, payable semi-annually. The daily average interest rates paid on the Third series for the six-month interest periods ended December 31, 1995 and June 30, 1995 were 9.30% and 9.30%, respectively. The daily average interest rates paid on the 4th series for the 129 day period ended November 6, 1997 (the final redemption date) and for the six-month interest periods ended June 30, 1997, December 31, 1996, June 30, 1996, December 31, 1995, and June 30, 1995 were 9.00% and 8.85%, 8.80% and 8.75%, and 9.30% and
9.30%, respectively. The daily average interest rates paid on the Fifth series for the six-month interest periods ended December 31, 1996, June 30, 1996, December 31, 1995, and June 30, 1995 were 8.80% and 8.75%, 9.30%, and 9.30%, respectively. The debentures were convertible into common shares of the parent company.

NOTE 11. OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

December 31,                                          1997              1996
--------------------------------------------------------------------------------
Interest Rates and Maturity Dates
5.05% to 5.44%, due 1998                          $        --       $12,750,000
5.68%, due 1999                                       350,000           350,000
5.92%, due 2000                                       350,000           350,000
6.07%, due 2001                                       350,000           350,000
6.22%, due 2002                                       350,000           350,000
6.37%, due 2003                                       350,000           350,000
                                                  ------------------------------
  Total                                           $ 1,750,000       $14,500,000
                                                  ==============================
  Weighted average interest rate                         6.05%             5.22%
                                                  ==============================

      Under the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding.

NOTE 12. PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. At December 31, 1997 and 1996 two series of preferred stock had been issued--Series B and Series D.

      The following table presents information regarding the parent company's preferred stock:

December 31,                                         1997                1996
--------------------------------------------------------------------------------
Series B shares
  Authorized 4,389
  shares; issued and
  outstanding--
  1,230 shares, at
  liquidation value                               $   24,600          $   24,600
Series D shares
  Authorized 300,000
  shares; issued and
  outstanding--246,213
  and 248,200 shares
  respectively, at
  liquidation value                                2,462,130           2,482,000
                                                  ------------------------------
    Total                                         $2,486,730          $2,506,600
                                                  ==============================

Series B

Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. There were no conversions during 1997; during 1996, 58 shares were converted. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and vote together as one class with the holders of the common shares of the parent company.

Series D

Series D shares may only be issued to the trustee acting on behalf of an employee stock ownership plan ("ESOP") or other employee benefit plan of the Company. The Series D shares are convertible into common shares of the parent company on a share for share basis. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares of the parent company. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. During 1997 and 1996, 1,987 shares and 1,800 shares, respectively, were converted into common shares. See Footnote 16 for a discussion of the Company's ESOP.

NOTE 13. COMMON STOCK

Number of shares reserved for issuance:

                                                       1997              1996
--------------------------------------------------------------------------------
Conversion of
  subordinated debentures:
  Floating rate due 11/1/98                                 --           511,120
Conversion of Series B
  preferred shares                                       2,460             2,460
Conversion of Series D
  preferred shares                                     296,213           298,200
                                                     ---------------------------
                                                       298,673           811,780
                                                     ===========================
Number of shares
  outstanding at
  December 31,                                       8,217,907         7,683,190
                                                     ===========================
Number of shareholders
  at December 31,                                        2,233             2,366
                                                     ===========================

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

NOTE 15. STOCK INCENTIVE PLAN

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights

("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of NQSOs to each director who is not an employee or officer ("outside director") of the Company. Under this provision annual NQSO awards covering 2,000 common shares of the parent company are granted to each outside director beginning April 1995 and continuing through April 1999. In April 1996, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000. After giving effect to stock option and restricted stock awards granted, shares available for grant were 453,250, 361,000 and 287,000 at December 31, 1997, 1996 and 1995, respectively.

Stock Options

The following tables present information on the qualified and non-qualified stock options outstanding as of December 31, 1997, 1996 and 1995 and changes during the years then ended:

                                                   1997                        1996                      1995
                                           -----------------------------------------------------------------------------
                                                       Weighted-                   Weighted-                 Weighted-
                                                        Average                     Average                   Average
Qualified Stock Options                    Shares   Exercise Price     Shares   Exercise Price   Shares   Exercise Price
------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year           199,000       $10.09         97,000       $ 7.54       100,000         $7.55
Granted                                    212,059        15.50        109,500        12.50            --
Exercised                                  (13,000)       12.50             --                         --
Forfeit                                    (17,000)       14.62         (7,500)       12.50        (3,000)         8.00
                                           --------                    --------                   --------
Outstanding at end of year                 381,059       $12.81        199,000       $10.09        97,000         $7.54
                                           =============================================================================
Options exercisable at end of year         181,000                     148,000                     97,000
                                           ========                    ========                   ========
Weighted-average fair value of
  options granted during the year            $4.56                       $2.13                        N/A
                                           ========                    ========                   ========
Non-Qualified Stock Options
------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year            30,500       $ 9.42         16,000       $ 7.25            --            --
Granted                                     32,941        15.74         16,000        11.38        16,000         $7.25
Exercised                                   (2,500)        8.90         (1,500)        7.25            --            --
                                           --------                    --------                   --------
Outstanding at end of year                  60,941       $12.86         30,500       $ 9.42        16,000         $7.25
                                           =============================================================================
Options exercisable at end of year           8,000                       2,500                         --
                                           ========                    ========                   ========
Weighted-average fair value of
  options granted during the year            $4.23                       $2.40                        N/A
                                           ========                    ========                   ========

      The following table presents information regarding qualified and non-qualified stock options outstanding at December 31, 1997:

                                             Options Outstanding                    Options Exercisable
------------------------------------------------------------------------------  ---------------------------
                    Range of      Number        Weighted-Avg.    Weighted-Avg.    Number      Weighted-Avg.
                    Exercise    Outstanding       Remaining        Exercise     Exercisable     Exercise
                     Prices     at 12/31/97   Contractual Life       Price       12/31/97         Price
------------------------------------------------------------------------------  ---------------------------
Qualified            $7-$16       381,059        7.8 years          $12.81        181,000         $9.84
Non-Qualified         7- 16        60,941        4.7 years           12.86          8,000          8.80

      Other than director NQSOs which expire five years from the date of grant and become exercisable in four annual installments, starting one year from the date of grant, or upon the death or disability of the grantee, stock options generally expire ten years from the date of grant or, to the extent appropriate to qualify to the maximum extent possible as ISOs vest in installments, subject to earlier exercisability upon the death or disability of the grantee or other specified events. Amounts received upon exercise of options are recorded as common stock and capital surplus.

      On January 1, 1996 the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The statement encourages, but does not require companies to use a fair value-based method of accounting for stock-based employee compensation plans, including stock options and stock appreciation rights. Under this method, compensation expense is measured as of the date the awards are granted based on the estimated fair value of the awards, and the expense is generally recognized over the vesting period. If a company elects to continue using the intrinsic value-based method under APB Opinion No. 25, pro forma disclosures of net income and net income per share are required as if the fair value-based method had been applied. Under the intrinsic method, compensation expense is the excess, if any, of the market price of the stock as of the grant date over the amount employees must pay to acquire the stock or over the price established for determining appreciation. Under the Company's current compensation policies, there is no such excess on the date of grant and therefore, no compensation expense is recorded.

      The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                                   1997             1996            1995
--------------------------------------------------------------------------
Dividend yield                       2.5%               2%              2%
Volatility                            20%              20%             20%
Expected term
  Qualified                       3 years          3 years         3 years
  Non-qualified
    (Directors)                   4 years          4 years         4 years
  Non-qualified
    (Officers)                 8-10 years               --              --
Risk-free interest rate             6.45%            5.31%           6.99%

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

Years Ended
December 31,                                         1997                1996
--------------------------------------------------------------------------------
Net income
  As reported                                 $   10,888,000       $   8,252,000
  Pro forma                                       10,700,000           8,200,000
Basic earnings per share
  As reported                                           1.38                1.17
  Pro forma                                             1.36                1.16
Diluted earnings per share
  As reported                                           1.27                1.01
  Pro forma                                             1.25                1.01

      Pro forma net income reflects only options granted in 1997 and 1996. Additionally, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net income above, since such expense is apportioned over the vesting period of those options which are expected to vest. Compensation expense for options granted prior to 1995 is also not considered.

Restricted Stock

On January 3, 1996, 110,500 shares of restricted stock were awarded from Treasury shares. The fair value was $12.50 per share. These awards vest to recipients over a four year period at the rate of 25% per year. The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. During 1997 and 1996, 2,250 and 2,500 shares, respectively, were forfeited. Unearned compensation resulting from these awards is amortized as a charge to noninterest expenses over a four year period; such charges were $449,999 and $230,210 in 1997 and 1996, respectively. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.

NOTE 16. EMPLOYEE STOCK OWNERSHIP PLAN

On March 5, 1993, the Company established an Employee Stock Ownership Plan ("ESOP"). This plan covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. During 1993, the parent company issued 250,000 shares of Series D preferred stock at a price of $10.00 per share to the Company's ESOP trust. The trust borrowed $2,500,000 from the bank, to pay for the shares. The ESOP loan is at a fixed interest rate for a term of ten years with quarterly payments of interest only through December 31, 1995. Quarterly principal payments at an annual rate of $250,000 and $350,000 commence on March 31, 1996 and March 31, 1999, respectively, plus interest. The bank match-funded the ESOP loan with collateralized advances from the Federal Home Loan Bank of New York. The ESOP shares, pledged as collateral for the ESOP loan, are held in a suspense account and released for allocation among the participants as principal and interest on the ESOP loan are repaid. Under the terms of the ESOP, participants may vote both allocated and unallocated shares.

      The Company makes quarterly contributions to the ESOP equal to the debt service on the ESOP loan less dividends paid on the ESOP shares. All dividends paid are used for debt service. ESOP shares released from the suspense account are allocated among the participants on the basis of salary in the year of allocation. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the Company initially recorded a deduction from shareholders' equity equal to the purchase price of the shares reflecting such amount as unearned compensation.

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

      Compensation expense was $266,800, $279,100 and $122,150 for 1997, 1996 and 1995, respectively, with a corresponding reduction in unearned compensation. As of December 31, 1997, 62,552 shares had been allocated and 26,680 shares had been released for allocation; 156,981 shares were not released ("unallocated"). The following table presents interest paid on the ESOP loan, dividends paid on the Series D preferred shares and contributions made by the Company:

Years Ended
December 31,                            1997             1996             1995
--------------------------------------------------------------------------------
Interest paid                         $163,919         $183,451         $190,104
Dividends paid                         151,139          152,915          153,125
Company
  contributions                         12,780           30,536           36,979

NOTE 17. EMPLOYEE BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan that covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act funding standards.

      The following table sets forth the pension plan funded status:

December 31,                                                            1997            1996
------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
  ($9,219,237) and ($7,784,876), respectively                      $ (9,923,317)   $ (8,436,781)
                                                                   =============================
Projected benefit obligation for service rendered to date          $(13,469,764)   $(11,532,656)
  Plan assets at fair value (U.S. Treasury securities, insurance
  contract and listed stock)                                         14,762,254      11,761,815
                                                                   -----------------------------
Funded status                                                         1,292,490         229,159
Unrecognized prior service cost                                             (86)         (2,706)
Unrecognized net loss                                                   588,253       1,392,975
                                                                   -----------------------------
  Prepaid pension cost                                             $  1,880,657    $  1,619,428
                                                                   =============================

  Net pension expense included the following components:

Years Ended December 31,                       1997           1996           1995
----------------------------------------------------------------------------------
Service cost                            $   688,786    $   631,846    $   509,817
Interest cost                               846,056        755,538        723,038
Actual return on assets                  (2,755,702)    (1,142,243)    (2,075,850)
Deferral of asset gain/(loss)             1,808,854        374,335      1,570,743
                                        ------------------------------------------
  Total included in employee benefits   $   587,994    $   619,476    $   727,748
                                        ==========================================

      Pension cost is determined using assumptions at the beginning of the year. The projected benefit obligation (PBO) is determined using assumptions at the end of the year. Assumptions used to determine pension cost and the PBO were:

December 31,                                           1997      1996      1995
--------------------------------------------------------------------------------
Discount rate                                          7.0%      7.5%      7.0%
Rate of increase in future compensation levels         4.5%      4.5%      4.0%
Long-term rate of return on plan assets                8.0%      8.0%      8.0%

NOTE 18. INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

Years Ended December 31,                1997            1996            1995
--------------------------------------------------------------------------------
Federal
  Current                           $ 6,628,015     $ 4,882,913     $ 3,896,674
  Deferred                             (709,948)       (377,704)       (666,228)
                                    --------------------------------------------
    Total                           $ 5,918,067     $ 4,505,209     $ 3,230,446
                                    ============================================
State and Local
  Current                           $ 3,100,684     $ 2,659,665     $ 2,959,732
  Deferred                             (144,664)        410,624        (211,326)
                                    --------------------------------------------
    Total                           $ 2,956,020     $ 3,070,289     $ 2,748,406
                                    ============================================
Total
  Current                           $ 9,728,699     $ 7,542,578     $ 6,856,406
  Deferred                             (854,612)         32,920        (877,554)
                                    --------------------------------------------
    Total                           $ 8,874,087     $ 7,575,498     $ 5,978,852
                                    ============================================

      Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:

Years Ended December 31,                    1997          1996          1995
--------------------------------------------------------------------------------
Federal statutory rate                           35%           35%           34%
                                         ---------------------------------------
Computed tax                             $6,916,872    $5,539,573    $3,949,616
Increase in tax resulting from:
  Principally state and local taxes,
    net of Federal income tax benefit     1,957,215     2,035,925     2,029,236
                                         ---------------------------------------
    Total                                $8,874,087    $7,575,498    $5,978,852
                                         =======================================

      The components of the net deferred tax asset, included in other assets, are as follows:

December 31,                                             1997           1996
--------------------------------------------------------------------------------
Deferred tax assets
  Difference between financial statement provision
    for loan losses and tax bad debt deduction       $ 3,057,392    $ 2,721,154
  Non-accrual and other interest                       1,817,774      1,778,110
  Deferred compensation                                  527,240        204,599
  Other                                                  895,110        628,595
                                                     ---------------------------
    Total deferred tax assets                          6,297,516      5,332,458
                                                     ---------------------------
Deferred tax liabilities
  Pension and benefit plans                              541,503        558,687
  Other                                                  170,545         48,993
                                                     ---------------------------
    Total deferred tax liabilities                       712,048        607,680
                                                     ---------------------------
Net deferred tax asset                                 5,585,468      4,724,778
SFAS No. 115 deferred tax liability                     (167,464)       (77,058)
                                                     ---------------------------
    Total net deferred tax asset                     $ 5,418,004    $ 4,647,720
                                                     ===========================

      Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

NOTE 19. EARNINGS PER SHARE

SFAS No. 128, "Earnings per Share" simplified the standards for computing earnings per share ("EPS") previously found in Accounting Principles Board Opinion No. 15 and replaced the presentation of primary and fully diluted EPS with the presentation of basic and diluted EPS.

      Basic EPS is computed by dividing net income less preferred dividends on Series B shares and allocated Series D shares, held on behalf of the Employee Stock Ownership Plan, ("basic net income") by the weighted-average common shares outstanding during the year.

      Diluted EPS is computed by dividing basic net income plus the after-tax interest expense on outstanding convertible subordinated debentures by the weighted-average common shares and common equivalent shares outstanding during the year. The common equivalent shares outstanding includes the weighted average number of Series B and Series D, held on behalf of the Employee Stock Ownership Plan, preferred shares, the weighted average shares associated with outstanding subordinated debentures and the dilutive effect of unexercised stock options using the treasury stock method. When applying the treasury stock method, the average price of the company's common stock is utilized.

      The following table provides a reconciliation of basic and diluted EPS as required by SFAS No. 128:

Years Ended December 31,                  1997                              1996                                1995
------------------------------------------------------------------------------------------------------------------------------------

                                                         Per                                Per                                Per
                               Income       Shares      Share     Income       Shares      Share    Income         Shares     Share
                            (Numerator)  (Denominator)  Amount  (Numerator) (Denominator)  Amount  (Numerator)  (Denominator) Amount
------------------------------------------------------------------------------------------------------------------------------------
Basic EPS:
Net income                  $10,888,403                         $ 8,251,854                        $ 5,637,666
Less: preferred dividends        38,313                              21,218                             13,737
                            -----------                         -----------                        -----------

Net income available for
  common shareholders        10,850,090     7,874,653   $1.38     8,230,636    7,015,185   $1.17     5,623,929     6,346,396   $0.89
                                                        =====                              =====                               =====

Diluted EPS:
Options                                       140,716                             42,920[1]                           11,538
Convertible preferred stock                   246,922                            249,333                             250,000
Convertible subordinated
   debt                         136,709       361,588               596,502    1,394,705             1,198,069     2,215,684
                            -------------------------           ------------------------           -------------------------
Net income available for
  common shareholders
  plus assumed
  conversions               $10,986,799     8,623,879   $1.27   $ 8,827,138    8,702,143   $1.01   $ 6,821,998     8,823,618   $0.77
                            ========================================================================================================

[1] Options to purchase 102,000 shares of common stock at $12.50 per share were outstanding as of December 31, 1996 but were not included in the computation of diluted EPS because the option's exercise price was greater than the average market price of the common shares.

NOTE 20. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No.107 "Disclosures about Fair Value of Financial Instruments" requires the Company to disclose the "fair values" of certain financial instruments for which it is practical to estimate "fair value."

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

Financial Instruments with Carrying Amount Equal to Fair Value

      The carrying amount of cash and due from banks, interest-bearing deposits with other banks, Federal funds sold, customers' liability under acceptances, accrued interest receivable, Federal funds purchased and securities sold under agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, due to factoring clients, and accrued interest payable, as a result of their short-term nature, is considered to be equal to fair value.

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

Off-Balance-Sheet Financial Instruments

The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 1997 the notional amount of these instruments was $125,000,000. The Company paid up front premiums of $939,000 which are amortized over the term of the related assets. At December 31, 1997, the unamortized premiums on these contracts totaled $416,000 and the amount receivable was $6,000. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts.
At December 31, 1997 the estimated fair value of these contracts was $719,900.

      The following is a summary of the book values and estimated fair values of the Company's financial assets and liabilities:

                                                1997                          1996
                                     ---------------------------------------------------------
                                       Carrying      Estimated       Carrying      Estimated
December 31,                            Amount       Fair Value       Amount       Fair Value
----------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks            $ 40,065,863   $ 40,065,863   $ 54,512,462   $ 54,512,462
  Interest-bearing deposits
    with other banks                    3,010,000      3,010,000      3,010,000      3,010,000
  Federal funds sold                           --             --      3,000,000      3,000,000
  Investment securities               384,951,010    384,930,931    304,331,005    301,265,767
  Loans, net                          549,804,235    547,637,000    457,513,164    459,437,000
  Customers' liability
    under acceptances                   1,125,654      1,125,654        613,430        613,430
  Accrued interest receivable           4,147,008      4,147,008      4,257,142      4,257,142

Financial Liabilities
  Demand, NOW, savings and
    money market deposits             527,442,624    527,442,624    430,959,831    430,959,831
  Time deposits                       203,965,356    204,411,000    143,462,530    143,626,000
  Federal funds purchased and
    securities sold under
    agreements to repurchase          106,752,546    106,752,546     88,144,400     88,144,400
  Commercial paper                     24,070,600     24,070,600     32,569,900     32,569,900
  Other short-term borrowings          19,891,252     19,891,252     30,419,791     30,419,791
  Acceptances outstanding               1,125,654      1,125,654        613,430        613,430
  Due to factoring clients             30,798,610     30,798,610     23,140,504     23,140,504
  Accrued interest payable              3,539,838      3,539,838      4,893,549      4,893,549
  Long-term convertible
    subordinated debentures                    --             --      6,389,000      6,852,000
  Other long-term borrowings--FHLB      1,750,000      1,759,000     14,500,000     14,816,000

NOTE 21. PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,                                                 1997           1996
--------------------------------------------------------------------------------
Assets
Cash and due from banks                              $    882,222   $  1,291,441
Interest-bearing deposits--banking subsidiary           5,850,000     12,112,500
Loans, net of unearned discounts                       38,149,416     40,462,949
  Less allowance for loan losses                        2,184,693      1,719,947
                                                     ---------------------------
  Loans, net                                           35,964,723     38,743,002
                                                     ---------------------------
Investment in subsidiaries
  Banking subsidiary                                   76,376,747     67,661,550
  Other subsidiaries                                    1,144,658      2,853,608
Due from subsidiaries
  Banking subsidiary                                      925,405        661,460
  Other subsidiaries                                           18        113,266
Other assets                                              976,584        821,125
                                                     ---------------------------
                                                     $122,120,357   $124,257,952
                                                     ===========================
Liabilities and Shareholders' Equity
Commercial paper                                     $ 24,070,600   $ 32,569,900
Other short-term borrowings                               840,000        250,000
Due to subsidiaries
  Banking subsidiary                                      679,722        660,570
  Other subsidiaries                                      995,232      1,035,752
Accrued expenses and other liabilities                  1,162,237      4,175,295
Long-term convertible subordinated debt                        --      6,389,000
Other long-term debt                                    1,750,000      2,000,000
Shareholders' equity                                   92,622,566     77,177,435
                                                     ---------------------------
                                                     $122,120,357   $124,257,952
                                                     ===========================

CONDENSED STATEMENTS OF OPERATIONS

Years Ended December 31,                                         1997           1996            1995
-------------------------------------------------------------------------------------------------------
Income
Dividends and interest from
  Banking subsidiary                                        $  2,987,442   $  8,929,861    $  5,257,669
  Other subsidiaries                                              39,515      1,170,336         491,981
Management and service fees from
  Banking subsidiary                                             714,789      1,046,527       1,088,290
  Other subsidiaries                                             126,498        111,600         111,600
Interest and fees on loans                                     6,356,532      6,067,638       5,074,121
Other income                                                      74,950        211,133          33,025
                                                            -------------------------------------------
    Total income                                              10,299,726     17,537,095      12,056,686
                                                            -------------------------------------------
Expenses
Interest expense                                               1,863,594      3,080,443       3,503,035
Provision for loan losses                                        495,000        762,500         534,000
Salaries and employee benefits                                 2,270,132      2,053,707       1,223,985
Computer service fees and rent paid to banking subsidiary             --         76,006          73,677
Other expenses                                                 1,147,966      1,725,400       1,438,763
                                                            -------------------------------------------
    Total expenses                                             5,776,692      7,698,056       6,773,460
                                                            -------------------------------------------
Income before income taxes and equity in
  undistributed net income of subsidiaries                     4,523,034      9,839,039       5,283,226
Provision for income taxes                                     1,208,878        456,571         134,524
                                                            -------------------------------------------
                                                               3,314,156      9,382,468       5,148,702
Equity in undistributed net income/
  (excess dividends) of subsidiaries[1]                        7,574,247     (1,130,614)        488,964
                                                            -------------------------------------------
Net income                                                  $ 10,888,403   $  8,251,854    $  5,637,666
                                                            ===========================================

[1] Reflects the excess of the dividends allowable under applicable bank regulations over GAAP net income of the banking subsidiary for year ended December 31, 1996.

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                         1997            1996            1995
---------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                $ 10,888,403    $  8,251,854    $  5,637,666
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Provision for loan losses                                    495,000         762,500         534,000
    Amortization of unearned compensation                        716,509         509,600         122,150
    Decrease in accrued interest receivable                       21,086           2,013         242,548
    (Decrease) Increase in accrued expenses
      and other liabilities                                   (3,013,058)     (3,527,648)      3,999,315
    (Decrease) Increase in due to subsidiaries, net              (21,368)     (1,146,834)        586,252
    (Increase) Decrease in due from subsidiaries, net           (150,697)      6,159,515      (5,067,312)
    Equity in (undistributed net income) excess
      dividends of subsidiaries                               (7,574,247)      1,130,614        (488,964)
    Other, net                                                   573,862         907,314         175,979
                                                            ---------------------------------------------
      Net cash provided by operating activities                1,935,490      13,048,928       5,741,634
                                                            ---------------------------------------------
Investing Activities
  Net decrease (increase) in interest-bearing deposits--
    banking subsidiary                                         6,262,500      (1,587,500)        240,000
  Net decrease (increase) in loans                             2,313,533     (10,151,036)    (11,028,350)
                                                            ---------------------------------------------
      Net cash provided by (used in) investing activities      8,576,033     (11,738,536)    (10,788,350)
                                                            ---------------------------------------------
Financing Activities
  Net (decrease) increase in commercial paper                 (8,499,300)      5,962,700      11,934,400
  Net increase in other short-term borrowings                    590,000              --              --
  Cash dividends paid on preferred and common shares          (2,946,192)     (2,244,852)     (1,588,106)
  Prepayments and maturities of debentures                            --      (3,773,515)     (5,097,010)
  Proceeds from exercise of stock options                        184,750          10,875              --
  Purchase of minority interest                                       --          (8,418)             --
  Decrease in other long-term borrowings                        (250,000)       (250,000)       (250,000)
                                                            ---------------------------------------------
      Net cash (used in) provided by financing activities    (10,920,742)       (303,210)      4,999,284
                                                            ---------------------------------------------
Net (decrease) increase in cash and due from banks              (409,219)      1,007,182         (47,432)
Cash and due from banks--beginning of year                     1,291,441         284,259         331,691
                                                            ---------------------------------------------
Cash and due from banks--end of year                        $    882,222    $  1,291,441    $    284,259
                                                            =============================================
Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                 $  6,408,870    $ 11,202,645    $      2,990
  (Forfeiture) Issuance of Treasury shares                       (22,298)      1,381,250              --
  Issuance of common shares                                           --         262,995              --
Supplemental disclosure of cash flow information:
  Interest paid                                                2,020,305       2,432,185       3,473,980
  Income taxes paid                                            9,793,000      10,790,311       7,105,020

      The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $2,000,000 at December 31, 1997.

NOTE 22. CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition, the Company and the bank are subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA a "well capitalized" institution must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. At December 31, 1997, the Company and the bank exceeded the requirements for "well capitalized" institutions.

      The following tables present information regarding the Company's and the bank's risk-based capital and related ratios:

                                                            The Company              The bank
                                                       --------------------------------------------
                                                       12/31/97    12/31/96    12/31/97    12/31/96
---------------------------------------------------------------------------------------------------
                                                                     ($ in thousands)
Components
  Shareholders' equity                                 $ 92,623    $ 77,177    $ 55,218    $ 46,503
  Goodwill                                              (21,158)    (21,158)         --          --
  Net unrealized appreciation on securities
    available for sale, net of tax[1]                      (197)        (90)       (190)        (89)
                                                       ---------------------------------------------
      Tier 1 Capital                                     71,268      55,929      55,028      46,414
                                                       ---------------------------------------------
Allowance for loan losses (limited to 1.25%
  of total risk weighted assets)                          8,430       6,580       6,493       5,014
Subordinated debt (limited to 50% of Tier 1 Capital)         --       1,278          --          --
                                                       ---------------------------------------------
      Tier 2 Capital                                      8,430       7,858       6,493       5,014
                                                       ---------------------------------------------
      Total Risk-based Capital                         $ 79,698    $ 63,787    $ 61,521    $ 51,428
                                                       =============================================

[1] As directed by regulatory agencies, this amount must be excluded from the computation of Tier 1 capital.

Ratios and Minimums
($ in thousands)

                                                                                    For Capital           To Be Well
                                                               Actual            Adequacy Minimum         Capitalized
                                                        ------------------------------------------------------------------
As of December 31, 1997                                  Amount     Ratio        Amount      Ratio      Amount      Ratio
--------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
  The Company                                           $79,698     11.82%      $53,935      8.00%     $67,419      10.00%
  The bank                                               61,521      9.64        51,038      8.00       63,798      10.00

Tier 1 Capital (to Risk Weighted Assets):
  The Company                                            71,268     10.57        26,968      4.00       40,451       6.00
  The bank                                               55,028      8.63        25,519      4.00       38,279       6.00

Tier 1 Leverage Capital (to Average Assets):
  The Company                                            71,268      8.31        34,320      4.00       42,900       5.00
  The bank                                               55,028      6.66        33,032      4.00       41,290       5.00

As of December 31, 1996
--------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
  The Company                                           $63,787     12.15%      $41,997      8.00%     $52,496      10.00%
  The bank                                               51,428     10.67        38,566      8.00       48,208      10.00

Tier 1 Capital (to Risk Weighted Assets):
  The Company                                            55,929     10.65        20,998      4.00       31,497       6.00
  The bank                                               46,414      9.63        19,283      4.00       28,925       6.00

Tier 1 Leverage Capital (to Average Assets):
  The Company                                            55,929      6.89        32,449      4.00       40,562       5.00
  The bank                                               46,414      6.13        30,295      4.00       37,868       5.00

NOTE 23. COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $2,282,112, $1,793,433 and $1,659,658, respectively, for the years ended December 31, 1997, 1996 and 1995.

      The future minimum rental commitments as of December 31, 1997 under noncancelable leases follow:

                                              Rental
Year(s)                                     Commitments
-------------------------------------------------------
1998                                        $ 1,793,423
1999                                          1,692,249
2000                                          1,651,677
2001                                          1,365,980
2002                                          1,088,217
2003 and thereafter                           6,377,044
                                            -----------
Total                                       $13,968,590
                                            ===========

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

      Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $16,170,000 as of December 31, 1997. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customers' creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

      Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 1997, these commitments totaled $20,446,391 of which $16,815,731 expired within one year, $3,360,260 within two years, $20,400 within three years, and $250,000 within four years. Approximately 56% of the commitments were automatically renewable for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997 ranged from 0 percent to 100 percent; the average amount collateralized is approximately 9%.

      The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest derived amount. Potential credit losses are minimized through careful evaluation of counterparty credit standing. The floors currently held by the Company have an average remaining term of approximately 1-3/4 years and total notional amount of $125 million.

      In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 24. QUARTERLY DATA (UNAUDITED)

1997 Quarter                                        Mar 31             Jun 30             Sept 30           Dec 31
--------------------------------------------------------------------------------------------------------------------------
Total interest income                             $16,316,315         $16,570,278        $17,094,531       $17,844,949
Total interest expense                              5,218,914           5,519,017          5,676,763         5,839,499
Net interest income                                11,097,401          11,051,261         11,417,768        12,005,450
Provision for loan losses                             771,000             610,000            781,500           912,500
Noninterest income                                  3,113,389           3,021,847          3,458,825         3,377,868
Noninterest expenses                                8,906,055           8,676,940          9,003,588         9,119,736
Income before income taxes                          4,533,735           4,786,168          5,091,505         5,351,082
Net income                                          2,462,476           2,633,116          2,817,717         2,975,094
Earnings per average common share
  Basic                                                   .32                 .33                .36               .37
  Diluted                                                 .30                 .31                .33               .33
Common stock closing price
  High                                                     17 3/8              19                 23 5/8            24 3/8
  Low                                                      14 1/4              14 7/8             18 1/8            21 1/8
  Quarter--end                                             15 1/4              18 5/8             22 3/4            24

1996 Quarter
--------------------------------------------------------------------------------------------------------------------------
Total interest income                             $14,036,419         $14,686,277        $15,542,917       $16,731,415
Total interest expense                              5,010,506           4,959,782          5,598,989         5,764,480
Net interest income                                 9,025,913           9,726,495          9,943,928        10,966,935
Provision for loan losses                             577,000             562,500            401,250           506,255
Net securities gains                                   22,161                  --                 --           (93,415)
Noninterest income                                  1,639,373           1,982,110          3,103,179         3,255,057
Noninterest expenses                                6,743,078           7,346,476          8,510,059         9,097,766
Income before income taxes                          3,367,369           3,799,629          4,135,798         4,524,556
Net income                                          1,759,745           1,985,086          2,161,360         2,345,663
Earnings per average common share
  Basic                                                   .27                 .29                .30               .31
  Diluted                                                 .23                 .24                .27               .27
Common stock closing price
  High                                                     13 5/8              12 7/8             13                15
  Low                                                      11 1/4              10 3/8             10 1/4            12 1/2
  Quarter--end                                             12 7/8              11                 12 3/4            14 3/4

                          INDEPENDENT AUDITORS' REPORT

KPMG Peat Marwick LLP


The Shareholders and Board of Directors
Sterling Bancorp:

      We have audited the accompanying consolidated balance sheets of Sterling Bancorp and Subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and the consolidated statements of condition of Sterling National Bank as of December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp and Subsidiaries as of December 31, 1997 and 1996, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 and the financial position of Sterling National Bank as of December 31, 1997 and 1996 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


New York, New York
January 28, 1998

                        STERLING BANCORP AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following commentary presents management's discussion and analysis of the financial condition and results of operations of Sterling Bancorp (the "parent company"), a bank holding company as defined by the Bank Holding Company Act of 1956, as amended, and its wholly-owned subsidiaries Sterling Banking Corporation, Sterling Industrial Loan Association, and Sterling National Bank (the "bank"). The bank, which is the principal subsidiary, owns all of the outstanding shares of Sterling Factors Corporation, Sterling National Mortgage Company, Inc., Sterling National Mortgage Corp., and Sterling Real Estate Holding Company Inc. Throughout this discussion and analysis, the term "the Company" refers to Sterling Bancorp and its subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in the report.

Selected Financial Data
(in thousands except per share data)

                                     1997         1996          1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------
Summary of Operations
Total interest income           $   67,826   $   60,997    $   53,484   $   43,493   $   32,482   $   30,572
Total interest expense              22,254       21,334        19,319       14,882       10,168       11,510
Net interest income                 45,572       39,663        34,165       28,611       22,314       19,062
Provision for loan losses            3,075        2,047         1,866        1,053          690        1,290
Net securities (losses)/gains           --          (71)            5           42           --        1,568
Noninterest income                  12,972        9,979         5,973        4,429        3,929        3,682
Noninterest expenses                35,706       31,697        26,660       21,998       19,770       18,659
Income before taxes                 19,762       15,827        11,617       10,031        5,783        4,363
Provision for income taxes           8,874        7,575         5,979        6,025        2,628        1,786
Net income                          10,888        8,252         5,638        4,006        3,155        2,577
  Per common share-basic              1.38         1.17           .89          .64          .50          .41
                  -diluted            1.27         1.01           .77          .57          .46          .41
Dividends per common share             .37          .31           .25          .21          .20          .20

Year End Balance Sheets
Investment securities              384,951      304,331       299,238      311,782      286,816      219,571
Loans, net of unearned
  discounts and term
  Federal funds sold               558,482      465,517       397,229      312,769      258,751      189,791
Total assets                     1,019,980      861,605       775,608      706,636      653,039      578,248
Noninterest-bearing deposits       312,462      229,977       224,081      174,897      174,089      159,234
Interest-bearing deposits          418,946      344,446       326,947      342,405      298,897      296,925
Long-term convertible
  subordinated debentures               --        6,389        21,346       26,446       26,892       35,166
Shareholders' equity                92,623       77,177        59,657       53,719       52,857       50,150

Average Balance Sheets
Investment securities              304,753      321,957       304,741      321,005      255,079      208,463
Loans, net of unearned
  discounts and term
  Federal funds sold               446,268      376,879       311,119      255,223      228,604      211,917
Total assets                       838,354      777,695       695,522      658,884      556,111      498,017
Noninterest-bearing deposits       199,431      175,232       153,244      144,974      125,804      112,025
Interest-bearing deposits          377,301      330,520       327,102      307,747      283,599      257,982
Long-term convertible
  subordinated debentures            4,618       16,779        23,975       26,640       27,292       36,160
Shareholders' equity                82,515       65,768        56,401       53,249       51,118       49,682

COMPANY BUSINESS

The Company provides a full range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company has operations in New York and Virginia and conducts business throughout the United States.

      There is intense competition in all areas in which the Company conducts its business. The Company competes with banks and other financial institutions. At December 31, 1997, the bank's year-to-date average earning assets (of which loans were 57% and investment securities were 42%) represented approximately 96% of the Company's year-to-date average earning assets.

      The Company regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases negotiations, regularly take place and future acquisitions could occur.

OVERVIEW

The Company reported net income for 1997 of $10.9 million, representing $1.27 per share, calculated on a diluted basis, compared to $8.3 million, or $1.01 per share calculated on a diluted basis, in 1996. This increase reflects the improved net interest margin and continued growth in noninterest income.

      Net interest income was $45.6 million for 1997, up from $39.7 million in 1996. The net interest margin improved to 6.38% for 1997 compared to 5.93% for 1996. These increases were due principally to management's strategy of increasing loan portfolio.

      The provision for loan losses increased $1.0 million to $3.1 million in 1997 compared to $2.1 million in 1996, reflecting management's continuing evaluation of the loan portfolio, principally as the result of the growth in the portfolio, and the allowance for loan losses appropriate thereto.

      Noninterest income rose $3.0 million to $13.0 million in 1997 principally due to increases from mortgage banking and factoring activities.

      Noninterest expenses totaled $35.7 million for 1997 compared to $31.7 million in 1996. The increases in expense categories were incurred to support growing levels of business activity and continued investments in the business franchise.

INCOME STATEMENT ANALYSIS

Net Interest Income

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 60. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 59.

      Net interest income for 1997 increased $5,909,000 to $45,572,000 from $39,663,000 for the comparable period in 1996.

      Total interest income aggregated $67,826,000 up $6,829,000 for 1997 as compared to $60,997,000 for the same period of 1996. The yield on interest earning assets was 9.44% for 1997 compared with 9.05% for the comparable period in 1996. The increase in interest income was principally due to an increase in income earned on the Company's loan portfolio as a result of management's strategy of increasing loan outstandings.

      Interest earned on the loan portfolio amounted to $46,783,000 up $7,562,000 when compared to a year ago. Average loan balances amounted to $446,268,000 up $69,389,000 from an average balance of $376,879,000 the prior year period. The increase in average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $7,158,000 or 95% of the increase in interest earned on loans.

      Interest earned on investment securities amounted to $20,447,000 down $883,000 when compared to a year ago principally due to lower average outstandings.

      Interest expense increased $920,000 to $22,254,000 for 1997 from $21,334,000 for the comparable period in 1996. The increase in interest expense was due to the higher average balances coupled with higher average rates paid for savings and time deposits.

      Interest expense on savings and time deposits amounted to $14,944,000 up $2,836,000 when compared to a year ago due to increases in average outstandings and the cost of funds. Average outstandings increased $46,781,000 to $377,301,000 when comparing 1997 to the same period in 1996. The average rate paid on interest-bearing deposits was 3.96% in 1997 compared to 3.66% in the comparable year ago period.

      Interest expense associated with borrowed funds decreased $1,916,000 when comparing 1997 to the same period in 1996 as a result of lower average outstandings.

Provision for Loan Losses

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" below), and principally as the result of the growth in the loan portfolios, the provision for loan losses increased to $3,075,000 up $1,028,000 when compared to the same period last year.

Noninterest Income

Noninterest income increased $3,063,000 for 1997 when compared with 1996 as a result of increased fees from factoring services and mortgage banking services and higher income from other fee based services.

Noninterest Expenses

Noninterest expenses increased $4,009,000 for 1997 versus the same period last year reflecting higher salary and employee benefit costs as well as higher general business costs and professional fees associated with increased business development efforts in accordance with a policy of continuing investment in the Company's business franchise.

Provision for Income Taxes

The increase in the provision for income taxes was principally due to higher pretax earnings partially offset by tax strategies implemented in 1997.

BALANCE SHEET ANALYSIS

Securities

The Company's securities portfolios are comprised of principally U.S. government and U.S. government corporation and agency mortgage-backed securities along with other debt and equity securities. At December 31, 1997, the Company's portfolio of securities totaled $384,951,000 of which U.S. government and U.S. government corporation and agency guaranteed mortgage-backed securities having an average life of approximately 4.5 years amounted to $286,393,000. The Company has the intent and ability to hold to maturity securities classified "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $1,584,000 and $1,604,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $515,000 and gross unrealized losses of $150,000. Given the generally high credit quality of the portfolio, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.

      Information regarding book values and range of maturities by type of security and weighted average yields for totals of each category is presented in Footnote 5 beginning on page 26. The average yield by maturity range is not available.

      The following table sets forth the composition of the Company's investment securities by type with related carrying values at the end of the most recent three fiscal years:

December 31,                              1997            1996            1995
--------------------------------------------------------------------------------
                                                     (in thousands)
U.S. Treasury
  securities                            $ 34,866        $ 41,246        $ 52,373
Obligations of
  U.S. government
  corporations
  and agencies--
  mortgage-backed
  securities                             286,393         254,243         238,397
Obligations of
  states and
  political sub-
  divisions                                3,589              --              --
Debt securities
  issued by foreign
  governments                              2,000           2,750           3,500
Federal Reserve
  Bank and other
  equity securities                       58,103           6,092           4,968
                                        ----------------------------------------
    Total                               $384,951        $304,331        $299,238
                                        ========================================

Loan Portfolio

A key management objective is to maintain the quality of the loan portfolio. This objective is achieved by maintaining high underwriting standards coupled with regular evaluation of the creditworthiness of and the designation of lending limits for each borrower. The portfolio strategies seek to avoid concentrations by industry or loan size in order to minimize credit exposure and to originate loans in markets with which the Company is familiar.

      The Company's commercial and industrial loan portfolio represents approximately 74% of gross loans. Loans in this category are typically made to small and medium sized businesses and range between $250,000 and $10 million. The primary source of repayment is from the borrower's operating profits and cash flows. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory, real property or other forms of collateral. The Company's real estate loan portfolio, which represents approximately 15% of gross loans, is secured by mortgages on real property located principally in the City of New York and the State of Virginia. The collateral securing any loan may vary in value based on the success of the business, economic conditions and other factors.

      The following table sets forth the composition of the Company's loan portfolio, net of unearned discounts, at the end of each of the most recent five fiscal years:

December 31,               1997                 1996                1995                 1994                1993
--------------------------------------------------------------------------------------------------------------------------
                                % of                % of                   % of                 % of                 % of
                     Balance   Total     Balance   Total      Balance     Total    Balance     Total    Balance     Total
                    ------------------------------------------------------------------------------------------------------
                                                               ($ in thousands)
Domestic
  Commercial and
    industrial      $413,887    74.11%   $350,641    75.32%   $309,173    77.83%   $258,494    82.65%   $216,677    72.53%
  Term federal
    funds sold            --       --          --       --          --       --          --       --      40,000    13.39
  Equipment lease
    financing         43,705     7.82      34,750     7.46      24,311     6.12          --       --          --       --
  Real estate--
    mortgage          73,878    13.23      63,633    13.67      48,588    12.23      39,997    12.79      31,474    10.53
  Real estate--
    construction       8,352     1.50       1,136     0.25       1,040     0.26       1,486     0.47       1,666     0.56
  Installment--
    individuals       17,871     3.20      14,568     3.13      13,328     3.36      12,003     3.84       8,145     2.73
Foreign
  Government and
    official
    institutions         789     0.14         789     0.17         789     0.20         789     0.25         789     0.26
                    ------------------------------------------------------------------------------------------------------
Loans, net of
  unearned
  discounts         $558,482   100.00%   $465,517   100.00%   $397,229   100.00%   $312,769   100.00%   $298,751   100.00%
                    ======================================================================================================

Asset Quality

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

      The allowance for loan losses is maintained through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation of both loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114. Thus an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 1997, the ratio of the allowance to loans, net of unearned discounts, was 1.6% and the allowance was $8,678,000. At such date, the Company's nonaccrual loans amounted to $1,388,000; $808,000 of such loans were judged to be impaired within the scope of SFAS No. 114 and required valuation allowances of $250,000. Based on the foregoing, as well as management's judgement as to the current risks inherent in the loan portfolio, the Company's allowance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 1997. Net losses within the loan portfolio are not statistically predictable and changes in conditions in the next twelve months could result in future provisions for loan losses varying from the level taken in 1997. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $3,138,000 at December 31, 1997.

      The following table sets forth certain information with respect to the Company's loan loss experience for each of the most recent five fiscal years:

December 31,                             1997         1996          1995         1994         1993
-----------------------------------------------------------------------------------------------------
                                                              (in thousands)
Average loans outstanding, net of
  unearned discounts, during year     $ 446,268    $ 376,879     $ 311,119    $ 255,223    $ 228,604
                                      ===============================================================

Allowance for loan losses:
Balance at beginning of year          $   8,003    $   5,192     $   4,136    $   3,414    $   3,177
                                      ---------------------------------------------------------------
Charge-offs:
  Commercial and industrial               2,064          561           622          401          670
  Lease financing                           228           49           344           --           --
  Real estate                               239           71            16          109           --
  Installment                               193           57            19           22           45
                                      ---------------------------------------------------------------
    Total charge-offs                     2,724          738         1,001          532          715
                                      ---------------------------------------------------------------
Recoveries:
  Commercial and industrial                 240        1,456           144          196           28
  Lease financing                            56           37            --            5           13
  Real estate                                 2           --            47           --           --
  Installment                                26            9            --           --           11
                                      ---------------------------------------------------------------
    Total recoveries                        324        1,502           191          201           52
                                      ---------------------------------------------------------------
Subtract/(Add)
  Net charge-offs/(recoveries)            2,400         (764)          810          331          663
                                      ---------------------------------------------------------------
Provision for loan losses                 3,075        2,047         1,866        1,053          690
                                      ---------------------------------------------------------------
Allowance--acquired portfolio                --           --            --           --          210
                                      ---------------------------------------------------------------
Balance at end of year                $   8,678    $   8,003     $   5,192    $   4,136    $   3,414
                                      ===============================================================

Ratio of net charge-offs to
  average loans outstanding, net of
  unearned discounts during year            .54%           0%          .26%         .13%         .29%
                                      ===============================================================

      On June 1, 1993 the parent company purchased for cash the assets (principally loans) of Zenith Financial Corporation, a nationwide provider of consumer receivables financing. The purchase price included the allowance for loan losses of $209,627.

      To comply with a regulatory requirement to provide such an allocation of the allowance for loan losses, the following table presents the Company's allocation of the allowance. This allocation is based on subjective estimates by management and may vary from year to year based on management's evaluation of the risk characteristics of the loan portfolio. The amount allocated to a particular loan category may not necessarily be indicative of actual future charge-offs in a loan category. Management believes that the allowance must be viewed in its entirety since it is available for future charge-offs in any loan category.

December 31,             1997             1996             1995             1994             1993
-------------------------------------------------------------------------------------------------------
                             % of             % of             % of             % of             % of
                    Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans
                    -----------------------------------------------------------------------------------
                                                      ($ in thousands)
Domestic
  Commercial and
    industrial      $4,156   1.00%   $3,369   0.96%   $2,457   0.79%   $2,487   0.96%   $1,757   0.81%
  Lease financing      648   1.48       508   1.48       355   1.46        --     --        --     --
  Real estate--
    mortgage           827   1.12       566   0.89       472   0.97       434   1.09       291   0.92
  Real estate--
    construction        70   0.84         8   0.70         8   0.77        12   0.81        63   3.78
  Installment--
    individuals        267   1.49       279   1.92       167   1.25       142   1.18        94   1.15
  Unallocated        2,710     --     3,273     --     1,733     --     1,061     --     1,209     --
                    ------           ------           ------           ------           ------
    Total           $8,678   1.55%   $8,003   1.72%   $5,192   1.31%   $4,136   1.32%   $3,414   1.14%
                    ==================================================================================

Deposits

The Company's principal source of funds continues to be deposits, consisting of demand (noninterest-bearing) NOW, Savings, money market and time deposits (principally certificates of deposit).

      The following table provides certain information with respect to the Company's deposits for each of the most recent three fiscal years:

December 31,                                  1997          1996          1995
--------------------------------------------------------------------------------
                                                       (in thousands)
Domestic
  Demand                                    $312,462      $229,977      $224,081
  NOW                                         54,056        32,761        30,150
  Savings                                     24,856        25,548        26,967
  Money Market                               136,069       133,510       120,655
  Time deposits                              201,255       149,916       145,935
                                            ------------------------------------
    Total domestic deposits                  728,698       571,712       547,788

Foreign
  Time deposits                                2,710         2,710         3,240
                                            ------------------------------------
    Total deposits                          $731,408      $574,422      $551,028
                                            ====================================

      Fluctuations of balances in total or among categories at any date can occur based on the Company's mix of assets and liabilities as well as on customer's balance sheet strategies. Historically, however, average balances for deposits have been relatively stable. Information regarding these average balances for the most recent three fiscal years is presented on page 59.

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

Interest Rate Risk

The Company's balance sheet structure is primarily short-term in nature with a substantial portion of assets and liabilities repricing or maturing within one year. The Company monitors the interest rate sensitivity of its on- and off-balance sheet positions by examining its near-term sensitivity and its longer term gap (as defined below) position. The Company utilizes several financial tools in its management of interest rate risk, primarily utilizing a sophisticated income simulation model and complementing this with a traditional gap analysis.

      The income simulation model measures the Company's net interest income sensitivity or volatility to interest rate changes utilizing statistical techniques that allow the Company to consider various factors which impact net interest income. These factors include actual maturities, estimated cash flows, repricing characteristics, deposit growth/retention and, most importantly, the relative sensitivity of the Company's assets and liabilities to changes in market interest rates. The Company believes that it is significant that its core deposit costs are internally managed and tend to exhibit less sensitivity to changes in interest rates than its adjustable rate assets whose yields are based on external indices and change in concert with market interest rates.

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

      A traditional gap analysis is prepared based on the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities for selected time bands. The gap analysis at December 31, 1997 is presented on page
61. The mismatch between repricings or maturities within a time band is commonly referred to as the "gap" for that period. A positive gap (asset sensitive) where interest-rate sensitive assets exceed interest-rate sensitive liabilities generally will result in an institution's net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite result on an institution's net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. The Company utilizes the gap analysis to complement its income simulations modeling, primarily focusing on the longer term structure of the balance sheet.

      As part of its interest rate risk strategy, the Company uses off-balance sheet financial instruments (derivatives) to hedge the interest rate sensitivity of its assets. The income derived from these off-balance sheet instruments and the amortization of premiums related thereto are reflected in the yield of the related on-balance sheet assets being hedged. The Company has written policy guidelines, which have been approved by the Board of Directors and the Asset/Liability Committee, governing the use of off-balance sheet financial instruments, including approved counterparties, risk limits and appropriate internal control procedures. The credit risk of derivatives arises principally from the potential for a counterparty to fail to meet its obligation to settle a contract on a timely basis. At December 31, 1997, all counterparties have investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.

      At December 31, 1997, the Company's off-balance sheet financial instruments consisted of four interest rate floor contracts having a notional amount totaling $125 million; a contract with a notional amount of $50 million has a final maturity of February 27, 2000, another contract with a notional amount of $25 million has a final maturity of October 10, 1999, another contract with a notional amount of $25 million has a final maturity of May 1, 2001 and another contract with a notional amount of $25 million has a final maturity of March 17, 1998. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes.

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

      The Company purchased interest rate floor contracts to reduce the impact of falling rates on its floating rate commercial loans. The Company paid up front premiums of $939,000 which are amortized monthly against interest income from the designated assets. At December 31, 1997, the unamortized premiums on these contracts totaled $416,000 and are included in other assets. At December 31, 1997, $6,000 was receivable under these contracts.

Liquidity Risk

Liquidity is the ability to meet cash needs arising from changes in various categories of assets and liabilities. Liquidity is constantly monitored and managed at both the parent company and the bank levels. Liquid assets consist of cash and due from banks, interest-bearing deposits in banks and Federal funds sold and securities available for sale. Primary funding sources include core deposits, capital markets funds and other money market sources. Core deposits include domestic noninterest-bearing and interest-bearing retail deposits, which historically have been relatively stable. The parent company and the bank have significant unused borrowing capacity. Contingency plans exist and could be implemented on a timely basis to minimize the impact of any dramatic change in market conditions.

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

      At December 31, 1997, the parent company's short-term debt, consisting principally of commercial paper used to finance ongoing current business activities, was approximately $24,321,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $45,146,000 and back-up credit lines with banks of $19,000,000. Since 1979, the parent company has had no need to use available back-up lines of credit.

      While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity requirements in the future.

CAPITAL

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). Information regarding the Company's and the bank's risk-based capital at December 31, 1997 and December 31, 1996, is presented in Footnote 22 on pages 43 and 44. In addition the Company and the bank are subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA, a "well capitalized" institution must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. At December 31, 1997, the Company and the bank exceeded the requirements for "well capitalized" institutions.

Year 2000 Project

The Company and/or its software vendors are modifying all of its computer programs to be year 2000 compatible. The Company does not believe that the cost it will incur in connection with the year 2000 modifications will have a material adverse effect on the financial condition or the results of operations of the Company. However, unanticipated events relating to work on the development and modification of computer systems, including work performed by suppliers or vendors to the Company, and the satisfactory resolutions of such events, may be beyond the control of the Company in responding to such events.

Market for the Company's Common Stock and Related Security Holder Matters

The parent company's common stock is traded on The New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Footnote 24 on page 46. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 19. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Footnote 14 on page 32. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders.

Information related to the parent company's preferred stock is presented in Footnote 12 on page 32.

Recent Accounting Developments

Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities," except for those transactions that are governed by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement 125." SFAS No. 127 was issued in December 1996 to extend the effective date of the provisions of SFAS No. 125 as they relate to secured borrowings, collateral and repurchase agreements, dollar rolls, securities lending and similar transactions for one year. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes financial assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfer of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 supersedes SFAS No. 76, "Extinguishment of Debt," and SFAS No. 77, "Reporting by Transferors for Transfers for Transfer of Receivable with Recourse," and SFAS No. 122, "Accounting for Mortgage Servicing Rights," and amends SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities," and SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The adoption of SFAS No. 125 had no material effect on the consolidated financial statements of the Company, nor does the Company expect the amendments to SFAS No. 125 contained in SFAS No. 127 to have a material effect on the financial statements.

      In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presenting of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It does not address issues of recognition or measurement of comprehensive income and its components. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Under the requirements of SFAS No. 130, an enterprise must classify in a financial statement items of other comprehensive income by their nature and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes. Management of the Company does not expect that the adoption of SFAS No. 130 will have a material impact on the Company's financial condition or results of operations when adopted in the first quarter of 1998 since these requirements are disclosure related only.

      Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements, requires that selected information about operating segments be reported in interim financial statements issued to shareholders, and establishes standards for related disclosures about an enterprise's products and services, geographic areas and major customers. As defined in SFAS No. 131, operating segments are components of an enterprise about which separate financial information is available and that is evaluated regularly by the enterprise's chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business," and amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries." SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 need not be applied to interim financial statements in the initial "Reporting for Segments of a Business," and amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries." SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management of the Company does not expect that the adoption of SFAS No. 131 will have a material impact on the Company's financial condition or results of operations when adopted in the first quarter of 1998 since these requirements are disclosure related only.

Forward-Looking Information

This report contains statements that constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual facts to differ materially from those presented in this report. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this report.

COMPARISON OF YEARS ENDED DECEMBER 31,
1996 AND DECEMBER 31, 1995

Overview

Net income increased $2,614,000 for the year ended December 31, 1996 when compared to 1995.

Net Interest Income

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

      Interest earned on the loan portfolio amounted to $39,221,000 up $6,495,000 when compared to a year ago. Average loan balances amounted to $376,879,000 up $65,760,000 from an average loan of $311,119,000 the prior year period. The increase in the average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $6,038,000 or 93% of the increase in interest earned on loans, with the balance attributable to higher rates.

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

      Interest expense associated with borrowed funds was $1,448,000 higher when comparing 1996 to the same period in 1995. The impact of the higher interest rate environment increased interest expense associated with borrowed funds by $1,887,000. This increase was partially offset by a reduction in the cost of funds of $440,000 as a result of lower average borrowings.

Provision For Loan Losses

Reference is made to "Asset Quality" above for information as to management's continuing evaluation of the loan portfolio and the allowance for loan losses appropriate thereto. Based on such evaluation, and principally as the result of the growth in the portfolio, $2,047,000 was provided for possible loan losses for the year ended December 31, 1996.

Noninterest Income

Noninterest income increased $3,930,000 for 1996 when compared with 1995 as a result of increased fees from factoring services and mortgage banking services and higher income from other fee-based services.

Noninterest Expenses

Noninterest expenses increased $5,037,000 for 1996 versus the same period last year reflecting higher salary and employee benefit costs as well as higher general business costs and professional fees associated with increased business development efforts in accordance with a policy of continuing investment in the company's business franchise.

Provision for Income Taxes

The higher level of pretax profitability resulted in an increase in the provision for income taxes of $1,596,000 in 1996 when compared to the prior year.

                        STERLING BANCORP AND SUBSIDIARIES
         AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS[1]

                                        Year Ended December 31, 1997    Year Ended December 31, 1996    Year Ended December 31, 1995
                                        ----------------------------    ----------------------------    ----------------------------
                                        Average               Average   Average              Average    Average              Average
                                        Balance    Interest    Rate     Balance   Interest    Rate      Balance    Interest    Rate
                                        -------    --------    ----     -------   --------    ----      -------    --------    ----
                                                                              ($ in thousands)
Assets
Interest-bearing deposits with
  other banks                          $   3,285  $     225    5.68%   $   2,999  $     157    5.23%   $   3,037  $     183    5.93%
Investment securities
  Available for sale                      67,143      4,496    6.70       93,188      6,289    6.75       69,675      4,683    6.72
  Held to maturity                       236,581     15,903    6.72      228,656     15,034    6.58      234,933     15,349    6.53
  Tax-exempt[2]                            1,029         48    4.68          113          7    5.97          133          8    6.12
Federal Funds sold                         6,718        371    5.52        5,153        289    5.60        9,153        535    5.92
Loans, net of unearned discounts
  Domestic[3]                            445,479     46,727   11.74      376,090     39,168   11.41      310,330     32,669   10.87
  Foreign                                    789         56    7.12          789         53    6.69          789         57    7.18
                                       ---------  ---------            ---------  ---------            ---------  ---------
    Total Interest-Earning Assets        761,024     67,826    9.44%     706,988     60,997    9.05%     628,050     53,484    8.65%
                                                  ---------   ======              ---------   ======              ---------   ======
Cash and due from banks                   44,711                          40,402                          37,178
Allowance for loan losses                 (8,579)                         (6,422)                         (4,765)
Excess cost over equity in net
  assets of the bank                      21,158                          21,158                          21,158
Other                                     20,040                          15,569                          13,901
                                       ---------                       ---------                       ---------
    Total Assets                       $ 838,354                       $ 777,695                       $ 695,522
                                       =========                       =========                       =========
Liabilities and Shareholders' Equity
Interest-bearing deposits
  Domestic
    Savings                            $  24,288        531    2.18%   $  26,053        535    2.06%   $  28,310        567    2.00%
    NOW                                   35,312        588    1.67       30,703        313    1.02       27,693        287    1.04
    Money market                         130,742      4,048    3.10      117,822      3,381    2.87      119,470      3,178    2.66
    Time                                 183,997      9,619    5.23      153,231      7,740    5.05      148,849      7,354    4.94
  Foreign
    Time                                   2,962        158    5.33        2,711        139    5.14        2,780        155    5.56
Borrowings
  Federal funds purchased
    and securities sold under
    agreements to repurchase              83,207      4,480    5.38       87,092      4,611    5.29       53,295      2,967    5.56
  Commercial paper                        24,804      1,299    5.24       29,652      1,547    5.22       21,850      1,176    5.38
  Other short-term debt                    8,221        656    5.19       14,812      1,042    5.27        6,156        316    5.14
  Long-term debt                          16,385        875    5.89       33,920      2,026    6.76       45,606      3,319    7.28
                                       ---------  ---------            ---------  ---------            ---------  ---------
    Total Interest-Bearing
    Liabilities                          509,918     22,254    4.32%     495,996     21,334    4.24%     454,009     19,319    4.26%
                                                              ======                          ======                          ======
Noninterest-bearing demand
  deposits                               199,431         --              175,232         --              153,244         --
                                       ---------  ---------            ---------  ---------            ---------  ---------
Total including noninterest-bearing
  demand deposits                        709,349     22,254    3.10%     671,228     21,334    3.13%     607,253     19,319    3.18%
                                                  ---------   ======              ---------   ======              ---------   ======
Other liabilities                         46,490                          40,699                          31,868
                                       ---------                       ---------                       ---------
  Total Liabilities                      755,839                         711,927                         639,121
  Shareholders' equity                    82,515                          65,768                          56,401
                                       ---------                       ---------                       ---------
    Total Liabilities and
    Shareholders' Equity               $ 838,354                       $ 777,695                       $ 695,522
                                       =========                       =========                       =========
Net interest income/spread                        $  45,572    5.12%              $  39,663    4.81%              $  34,165    4.39%
                                                  =========   ======              =========   ======              =========   ======
Net yield on interest earning assets                           6.38%                           5.93%                           5.52%
                                                              ======                          ======                          ======

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

                        STERLING BANCORP AND SUBSIDIARIES
                              RATE/VOLUME ANALYSIS

                                               December 31, 1996 to             December 31, 1995 to
Increase (Decrease) from Years Ended,            December 31, 1997                December 31, 1996
---------------------------------------------------------------------------------------------------------
                                          Volume       Rate     Total[1]    Volume      Rate     Total[1]
                                          ---------------------------------------------------------------
                                                                    ($ in thousands)
Interest Income
Interest-bearing deposits
  with other banks                        $    35    $    33    $    68    $    (3)   $   (23)   $   (26)
                                          ---------------------------------------------------------------
Investment securities
  Available for sale                       (1,761)       (32)    (1,793)     1,591         15      1,606
  Held to maturity                            515        354        869       (401)        86       (315)
  Tax-exempt[2]                                49         (8)        41         (1)        --         (1)
                                          ---------------------------------------------------------------
    Total                                  (1,197)       314       (883)     1,189        101      1,290
                                          ---------------------------------------------------------------
Federal funds sold                             86         (4)        82       (226)       (20)      (246)
                                          ---------------------------------------------------------------
Loans, net of unearned discount
  Domestic[3]                               7,064        495      7,559      6,038        461      6,499
  Foreign                                      --          3          3         --         (4)        (4)
                                          ---------------------------------------------------------------
    Total                                   7,064        498      7,562      6,038        457      6,495
                                          ---------------------------------------------------------------
  Total Interest Income                   $ 5,988    $   841    $ 6,829    $ 6,998    $   515    $ 7,513
                                          ===============================================================
Interest Expense
Savings and time deposits
  Domestic
    Savings                               $   (37)   $    33    $    (4)   $   (46)   $    14    $   (32)
    NOW                                        61        214        275         32         (6)        26
    Money market                              379        288        667        (42)       245        203
    Time                                    1,568        311      1,879        229        157        386
  Foreign
    Time                                       13          6         19         (4)       (12)       (16)
                                          ---------------------------------------------------------------
    Total                                   1,984        852      2,836        169        398        567
                                          ---------------------------------------------------------------
Borrowings
  Federal funds purchased and
    securities sold under agreements
    to repurchase                            (214)        83       (131)     1,840       (196)     1,644
  Commercial paper                           (256)         8       (248)       415        (44)       371
  Other short-term debt                      (362)       (24)      (386)       582        144        726
  Long-term debt                           (1,023)      (128)    (1,151)      (949)      (344)    (1,293)
                                          ---------------------------------------------------------------
    Total                                  (1,855)       (61)    (1,916)     1,888       (440)     1,448
                                          ---------------------------------------------------------------
Total Interest Expense                    $   129    $   791    $   920    $ 2,057    $   (42)   $ 2,015
                                          ===============================================================
Net Interest Income                       $ 5,859    $    50    $ 5,909    $ 4,941    $   557    $ 5,498
                                          ===============================================================

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

                                                                         Repricing Date
                                    ------------------------------------------------------------------------------
                                                  More than                                 Non
                                     3 months     3 months     1 year to        Over        Rate
                                      or less     to 1 year     5 years       5 years     Sensitive       Total
------------------------------------------------------------------------------------------------------------------
Assets
  Interest-bearing deposits
    with other banks                $    2,010   $    1,000    $       --    $       --   $       --    $    3,010
  Investment securities                 57,010       25,560        28,171       268,107        6,103       384,951
  Federal funds sold                        --           --            --            --           --            --
  Loans, net of
    unearned discounts                 430,932       21,776        64,945        49,314       (8,485)      558,482
  Noninterest-earning assets
    and allowance for
    loan losses                             --           --            --            --       73,537        73,537
                                    ------------------------------------------------------------------------------
      Total Assets                     489,952       48,336        93,116       317,421       71,155     1,019,980
                                    ------------------------------------------------------------------------------
Liabilities and
  Shareholders' Equity
  Interest-bearing deposits
    Savings[1]                              --           --        24,856            --           --        24,856
    NOW[1]                                  --           --        54,056            --           --        54,056
    Money market[1]                    110,883           --        25,186            --           --       136,069
    Time-domestic                       88,658       87,580        25,017            --           --       201,255
        -foreign                         1,580        1,130            --            --           --         2,710
  Securities sold under
    agreements to repurchase            99,253        7,500            --            --           --       106,753
  Commercial paper                      24,071           --            --            --           --        24,071
  Other short-term borrowings            7,391       12,500            --            --           --        19,891
  Other long-term borrowings
    --FHLB                                  --           --         1,400           350           --         1,750
  Noninterest-bearing liabilities
    and shareholders' equity                --           --            --            --      448,569       448,569
                                    ------------------------------------------------------------------------------
      Total Liabilities and
      Shareholders' Equity             331,836      108,710       130,515           350      448,569     1,019,980
                                    ------------------------------------------------------------------------------
  Net Interest Rate
    Sensitivity Gap                 $  158,116   $  (60,374)   $  (37,399)   $  317,071   $ (377,414)   $       --
                                    ==============================================================================
Cumulative Gap at
  December 31, 1997                 $  158,116   $   97,742    $   60,343    $  377,414   $       --    $       --
                                    ==============================================================================
Cumulative Gap at
  December 31, 1996                 $   67,266   $   20,475    $  (11,245)   $  261,380   $       --    $       --
                                    ==============================================================================
Cumulative Gap at
  December 31, 1995                 $   76,612   $   53,606    $   23,820    $  256,359   $       --    $       --
                                    ==============================================================================


[1] Historically, balances on non-maturity deposit accounts have remained relatively stable despite changes in levels of interest rates. Balances are shown in repricing periods based on management's historical repricing practices and runoff experience.

DIRECTORS

Joseph M. Adamko
Vice Chairman; former Managing
Director, Manufacturers Hanover
Trust Company (now Chase
Manhattan Bank)

Lillian Berkman
President and Chief Executive
Officer, General Alarm Corporation

Louis J. Cappelli
Chairman and Chief Executive
Officer of the Company; Chairman
of Sterling National Bank

Walter Feldesman
Counsel, Baer Marks & Upham

Dr. Allan F. Hershfield
Senior Advisor to the Board of
Trustees, Fashion Institute of
Technology

Henry J. Humphreys
Executive Director, Chancellor
and Chief Operating Officer,
American Association of the
Sovereign Military Order of Malta

John C. Millman
President of the Company;
President and Chief Executive
Officer of Sterling National Bank

Hon. Maxwell M. Rabb
Counsel, Kramer, Levin, Naftalis,
& Frankel; former United States
Ambassador to Italy

Hon. Eugene T. Rossides
Senior Counsel, Rogers & Wells;
former Assistant Secretary,
United States Treasury Department

William C. Warren
Of Counsel, Roberts & Holland;
Dean Emeritus, Columbia University
School of Law

STERLING BANCORP OFFICERS

Louis J. Cappelli
Chairman and Chief Executive
Officer

John C. Millman
President

Jerrold Gilbert
Executive Vice President, General
Counsel & Secretary

John W. Tietjen
Executive Vice President, Treasurer
and Chief Financial Officer

John A. Aloisio
Vice President

Joseph J. Cicero
Vice President and Controller

Salvatore V. Colonna
Vice President

Leonard Rudolph
Vice President

STERLING NATIONAL BANK
OFFICERS

Louis J. Cappelli
Chairman

John C. Millman
President and Chief Executive
Officer

Executive Vice Presidents
John A. Aloisio
Salvatore V. Colonna
Jerrold Gilbert
Edward Lieberstein
Leonard Rudolph
John W. Tietjen

Senior Vice Presidents
Howard M. Applebaum
Michael Bizenov
David Drucker
Michael N. Gallina
Barry J. Horowitz
Robert L. Krause
Harvey Leibowitz
John P. Murphy
Stanley Officina
Tamar Spilo

Administrative Vice Presidents
Scott E. Bass
Elizabeth R. DeBaro
Herman J. Furletti
Thomas P. McGevna
Joseph W. Malyska
Willis W. Martin
Joel M. Schprechman

Vice Presidents
Frank B. Amendolare
Jonathan Brand
William B. Bower
Stanley P. Chabinsky
Raymond J. Chretien
Joseph J. Cicero
Joseph F. Conti
Salvatore F. Costa
Norka Del Rios
Marvin A. Factor
Elizabeth R. Forgione
Robert J. Formica
Thomas M. Frankel
John C. Gallo
John Goonan
Anthony M. Grosso
Leonard Hook
Larry J. Kamin
Christopher M. Kirmales
Pearl J. Kong
Charles R. Korany
John Kourkoutis
Joseph C. LoMonaco
Joseph V. McGee
Kenneth J. Marte
Richard Miller
Arthur F. Murray
Vincent O'Hare
Steven A. Orenstein
Eileen K. Rada
Barbara A. Riordan
John A. Rosado
Samuel L. Santapaola
Michael J. Scheller
Renee M. Singer
David Sorokin
Carol H. Treventi
Morris A. Weiss
Bernard E. Werblow
Clifford C. Zakre
Bernard Zatz

Deputy General Counsel
Lesley Goldberg

--------------------------------------------------------------------------------
STERLING NATIONAL BANK
BUSINESS ADVISORY BOARD

Ben Evans
Financial Consultant

Bernard Friedman
President, Penmark Realty Co.

--------------
Senior Advisor
Hon. Abraham D. Beame

Steven E. Fochios, M.D.
Chief, Division of Medicine
Manhattan Eye, Ear &
Throat Hospital

Ronald Koenig
Chairman, Capital Growth
International, L.L.C.

Kenneth S. Lazar
President, Lazar Consulting
Associates, Inc.

Henry J. Manns
Vice President & General Credit
Manager, Milliken & Company

Charles C. Marino
President, AMCC Corp.

Fred Menowitz
Real Estate Investor

Jack Weksler
President, Bruce Supply Corp.


                                       62