Form 10-K, Exhibit 13
period 1998-12-31
STERLING BANCORP
filed 1999-03-29
CIK 93451

                           Financial Information


                                Consolidated Financial Statements 14

                                Consolidated Statements of Condition 19

                                Notes to Consolidated Financial Statements 20

                                Independent Auditors' Report 43

                                Management's Discussion and Analysis of
                                Financial Condition and Results of Operations 44


                                CORPORATE DIRECTORIES

                                Sterling Bancorp and Subsidiaries 58

                        STERLING BANCORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                                          1998                 1997
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                          $   43,311,268       $   40,065,863
Interest-bearing deposits with other banks                                                              515,000            3,010,000

Securities available for sale (at estimated market value)                                           145,060,902          148,921,006
Securities held to maturity (estimated market value
  $185,425,123 and $236,009,925, respectively)                                                      184,745,325          236,030,004
                                                                                                 -----------------------------------
      Total investment securities                                                                   329,806,227          384,951,010
                                                                                                 -----------------------------------
Loans, net of unearned discounts                                                                    640,206,308          558,481,845
Less allowance for possible loan losses                                                              10,156,077            8,677,610
                                                                                                 -----------------------------------
      Loans, net                                                                                    630,050,231          549,804,235
                                                                                                 -----------------------------------
Customers' liability under acceptances                                                                  609,431            1,125,654
Excess cost over equity in net assets of the banking subsidiary                                      21,158,440           21,158,440
Premises and equipment, net                                                                           6,294,654            7,330,062
Accrued interest receivable                                                                           3,991,914            4,147,008
Other real estate owned                                                                               1,044,509              745,436
Other assets                                                                                          7,663,541            7,641,950
                                                                                                 -----------------------------------
                                                                                                 $1,044,445,215       $1,019,979,658
                                                                                                 ===================================

Liabilities and Shareholders' Equity
Noninterest-bearing deposits                                                                     $  329,020,287       $  312,461,489
Interest-bearing deposits                                                                           373,782,181          418,946,491
                                                                                                 -----------------------------------
      Total deposits                                                                                702,802,468          731,407,980
Federal funds purchased and securities sold under agreements to repurchase                           99,429,027          106,752,546
Commercial paper                                                                                     41,529,300           24,070,600
Other short-term borrowings                                                                          12,771,325           19,891,252
Acceptances outstanding                                                                                 609,431            1,125,654
Due to factoring clients                                                                             32,074,004           30,798,610
Accrued expenses and other liabilities                                                               11,678,336           11,560,450
Other long-term borrowings--FHLB                                                                     41,400,000            1,750,000
                                                                                                 -----------------------------------
      Total liabilities                                                                             942,293,891          927,357,092
                                                                                                 -----------------------------------
Commitments and contingent liabilities

Shareholders' Equity
  Preferred stock, $5 par value ($20 liquidation value)                                               2,463,890            2,486,730
  Common stock, $1 par value. Authorized 20,000,000 shares;
    issued 8,310,284 and 8,262,500 shares, respectively                                               8,310,284            8,262,500
  Capital surplus                                                                                    45,287,315           44,775,759
  Retained earnings                                                                                  48,817,648           39,590,806
  Accumulated other comprehensive income                                                                538,840              197,374
                                                                                                 -----------------------------------
                                                                                                    105,417,977           95,313,169
  Less
    Common stock in treasury at cost, 101,693 and 44,593 shares, respectively                         1,592,690              441,257
    Unearned compensation                                                                             1,673,963            2,249,346
                                                                                                 -----------------------------------
      Total shareholders' equity                                                                    102,151,324           92,622,566
                                                                                                 -----------------------------------
                                                                                                 $1,044,445,215       $1,019,979,658
                                                                                                 ===================================

See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                                                   1998            1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income
  Loans                                                                                $ 52,216,562    $ 46,783,503    $ 39,221,330
  Deposits with other banks                                                                 132,352         225,051         156,922
  Investment securities
    Available for sale                                                                    7,562,173       4,543,430       6,296,121
    Held to maturity                                                                     13,485,747      15,903,348      15,034,267
  Federal funds sold                                                                        564,622         370,741         288,388
                                                                                       --------------------------------------------
      Total interest income                                                              73,961,456      67,826,073      60,997,028
                                                                                       --------------------------------------------
Interest Expense
  Deposits                                                                               16,106,218      14,943,623      12,108,336
  Federal funds purchased and securities sold under agreements to repurchase              4,002,161       4,480,085       4,611,205
  Commercial paper                                                                        1,719,857       1,298,916       1,546,997
  Other short-term borrowings                                                               921,076         656,570       1,041,821
  Long-term convertible subordinated debentures                                                  --         250,060       1,144,261
  Other long-term borrowings--FHLB                                                        1,774,228         624,939         881,137
                                                                                       --------------------------------------------
      Total interest expense                                                             24,523,540      22,254,193      21,333,757
                                                                                       --------------------------------------------
      Net interest income                                                                49,437,916      45,571,880      39,663,271
Provision for loan losses                                                                 5,389,000       3,075,000       2,047,005
                                                                                       --------------------------------------------
      Net interest income after provision for loan losses                                44,048,916      42,496,880      37,616,266
                                                                                       --------------------------------------------
Noninterest Income
  Factoring income                                                                        4,481,711       4,456,355       3,588,454
  Mortgage banking income                                                                 4,650,353       3,341,093       1,598,444
  Service charges on deposit accounts                                                     3,194,510       2,049,839       1,829,784
  Trade finance income                                                                    1,976,757       1,553,048       1,189,691
  Trust fees                                                                                858,934         659,314         662,862
  Other service charges and fees                                                            939,636         847,392       1,068,727
  Net securities gains/(losses)                                                              86,291              --         (71,254)
  Other income                                                                              260,149          64,888          41,757
                                                                                       --------------------------------------------
      Total noninterest income                                                           16,448,341      12,971,929       9,908,465
                                                                                       --------------------------------------------
Noninterest Expenses
  Salaries                                                                               18,114,084      17,151,370      14,859,118
  Employee benefits                                                                       3,671,487       3,401,063       3,217,794
                                                                                       --------------------------------------------
      Total personnel expense                                                            21,785,571      20,552,433      18,076,912
  Occupancy expense, net                                                                  3,321,081       3,084,946       2,504,624
  Equipment expense                                                                       2,455,347       2,389,691       1,689,291
  Other expenses                                                                         10,735,564       9,679,249       9,426,552
                                                                                       --------------------------------------------
      Total noninterest expenses                                                         38,297,563      35,706,319      31,697,379
                                                                                       --------------------------------------------
Income before income taxes                                                               22,199,694      19,762,490      15,827,352
Provision for income taxes                                                                9,403,151       8,874,087       7,575,498
                                                                                       --------------------------------------------
Net income                                                                             $ 12,796,543    $ 10,888,403    $  8,251,854
                                                                                       ============================================
Average number of common shares outstanding
  Basic                                                                                   8,231,401       7,874,653       7,015,185
  Diluted                                                                                 8,680,501       8,623,879       8,702,143
Earnings per average common share
  Basic                                                                                $       1.55    $       1.38    $       1.17
  Diluted                                                                                      1.47            1.27            1.01
Dividends per common share                                                                      .43             .37             .31

See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31,                                                              1998               1997               1996
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                        $ 12,796,543       $ 10,888,403      $  8,251,854
Other comprehensive income, net of tax:
  Unrealized gains/(losses) on securities:
    Unrealized holding gains/(losses) arising during the period                        388,150            107,373          (490,895)
    (Less)/Add: reclassification adjustment for gains/(losses)
      included in net income                                                           (46,684)                --            37,149
                                                                                  -------------------------------------------------
Comprehensive income, net of tax                                                  $ 13,138,009       $ 10,995,776      $  7,798,108
                                                                                  =================================================

See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31,                                                                1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock
  Balance at beginning of year                                                    $   2,486,730     $   2,506,600     $   2,525,760
  Conversions of Series B and Series D shares                                           (22,840)          (19,870)          (19,160)
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $   2,463,890     $   2,486,730     $   2,506,600
                                                                                  =================================================
Common Stock
  Balance at beginning of year                                                    $   8,262,500     $   7,725,533     $   6,496,854
  Conversions of subordinated debentures                                                     --           519,480         1,133,084
  Conversions of preferred shares into common shares                                      2,284             1,987             1,916
  Options exercised                                                                      45,500            15,500             1,500
  Common shares issued in acquisition of mortgage company                                    --                --            92,179
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $   8,310,284     $   8,262,500     $   7,725,533
                                                                                  =================================================
Capital Surplus
  Balance at beginning of year                                                    $  44,775,759     $  38,619,434     $  28,091,878
  Conversions of subordinated debentures                                                     --         5,975,019        10,050,401
  Conversions of preferred shares into common shares                                     20,556            17,883            17,244
  Options exercised                                                                     491,000           169,250             9,375
  Common shares issued in acquisition of mortgage company                                    --                --           170,816
  Issuance of shares under incentive compensation plan                                       --                --           286,195
  Forfeiture of shares issued under incentive compensation plan                              --            (5,827)           (6,475)
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $  45,287,315     $  44,775,759     $  38,619,434
                                                                                  =================================================
Retained Earnings
  Balance at beginning of year                                                    $  39,590,806     $  31,648,806     $  25,641,804
  Net income                                                                         12,796,543        10,888,403         8,251,854
  Cash dividends paid--common shares                                                 (3,515,636)       (2,900,466)       (2,223,721)
                     --preferred shares                                                 (54,065)          (45,937)          (21,131)
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $  48,817,648     $  39,590,806     $  31,648,806
                                                                                  =================================================
Accumulated Other Comprehensive Income
  Balance at beginning of year                                                    $     197,374     $      90,001     $     543,747
                                                                                  -------------------------------------------------
  Unrealized holding gains/(losses) arising during the period:
    Before tax                                                                          717,461           197,779          (909,447)
    Tax effect                                                                         (329,311)          (90,406)          418,552
                                                                                  -------------------------------------------------
    Net of tax                                                                          388,150           107,373          (490,895)
                                                                                  -------------------------------------------------
  Reclassification adjustment for (gains)/losses included in net income:
    Before tax                                                                          (86,291)               --            71,254
    Tax effect                                                                           39,607                --           (34,105)
                                                                                  -------------------------------------------------
    Net of tax                                                                          (46,684)               --            37,149
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $     538,840     $     197,374     $      90,001
                                                                                  =================================================
Treasury Stock
  Balance at beginning of year                                                    $    (441,257)    $    (418,959)    $  (1,489,239)
  Purchase of common shares                                                          (1,151,433)               --                --
  Issuance of shares under incentive compensation plan                                       --                --         1,095,055
  Forfeiture of shares issued under incentive compensation plan                              --           (22,298)          (24,775)
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $  (1,592,690)    $    (441,257)    $    (418,959)
                                                                                  =================================================
Unearned Compensation
  Balance at beginning of year                                                    $  (2,249,346)    $  (2,993,980)    $  (2,153,580)
  Issuance of shares under incentive compensation plan                                       --                --        (1,381,250)
  Forfeiture of shares issued under incentive compensation plan                              --            28,125            31,250
  Amortization of unearned compensation                                                 575,383           716,509           509,600
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $  (1,673,963)    $  (2,249,346)    $  (2,993,980)
                                                                                  =================================================
Total Shareholders' Equity
  Balance at beginning of year                                                    $  92,622,566     $  77,177,435     $  59,657,224
  Net changes during the year                                                         9,528,758        15,445,131        17,520,211
                                                                                  -------------------------------------------------
  Balance at end of year                                                          $ 102,151,324     $  92,622,566     $  77,177,435
                                                                                  =================================================

See Notes to Consolidated Financial Statements.

                        STERLING BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                               1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                      $  12,796,543     $  10,888,403     $   8,251,854
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                       5,389,000         3,075,000         2,047,005
      Depreciation and amortization of premises and equipment                         1,686,199         1,465,620           946,233
      Deferred income tax (benefit) provision                                          (454,107)         (854,612)           32,920
      Net change in loans held for sale                                             (12,714,005)       (3,846,158)       (5,591,000)
      Net securities (gains)/losses                                                     (86,291)               --            71,254
      Amortization of unearned compensation                                             575,383           716,509           509,600
      Amortization of premiums on investment securities                               2,107,863         1,357,973         1,666,602
      Accretion of discounts on investment securities                                  (637,104)         (150,942)         (157,134)
      Decrease (Increase) in accrued interest receivable                                155,094           110,134          (105,192)
      Increase in due to factoring clients                                            1,275,394         7,658,106           544,325
      Increase (Decrease) in accrued expenses and other liabilities                     117,886        (2,015,388)       (3,153,196)
      Other, net                                                                     (3,767,727)       (2,505,835)       (2,004,736)
                                                                                  -------------------------------------------------
        Net cash provided by operating activities                                     6,444,128        15,898,810         3,058,535
                                                                                  -------------------------------------------------
Investing Activities
  Purchase of premises and equipment                                                   (650,791)       (3,286,942)       (3,458,873)
  Net decrease (increase) in interest-bearing deposits with other banks               2,495,000                --           (10,000)
  Decrease in Federal funds sold                                                             --         3,000,000         2,000,000
  Net increase in loans                                                             (69,010,458)      (89,119,131)      (61,863,478)
  Increase in other real estate owned                                                  (299,073)         (364,336)         (238,766)
  Proceeds from prepayments, redemptions or maturities
    of securities--held to maturity                                                  69,459,395        39,933,896        40,548,751
  Purchases of securities--held to maturity                                         (19,853,914)      (50,284,272)      (70,755,029)
  Proceeds from sale of securities--available for sale                               14,965,434                --        15,387,010
  Proceeds from prepayments, redemptions or maturities--
    available for sale                                                              340,067,757        30,680,545        13,390,375
  Purchases of securities--available for sale                                      (350,247,181)     (101,959,442)       (6,083,161)
                                                                                  -------------------------------------------------
        Net cash used in investing activities                                       (13,073,831)     (171,399,682)      (71,083,171)
                                                                                  -------------------------------------------------
Financing Activities
  Net increase in noninterest-bearing deposits                                       16,558,798        82,484,706         5,896,240
  Net (decrease) increase in interest-bearing deposits                              (45,164,310)       74,500,913        17,498,318
  Net (decrease) increase in securities sold under agreements
    to repurchase                                                                   (16,323,519)          608,146        29,878,780
  Net increase (decrease) in commercial paper and
    other short-term borrowings                                                      10,338,773       (19,027,839)       31,050,851
  Prepayments and maturities of debentures                                                   --                --        (3,773,515)
  Increase (Decrease) in other long-term borrowings--FHLB                            39,650,000       (12,750,000)       (3,500,000)
  Increase in Federal funds purchased                                                 9,000,000        18,000,000         7,000,000
  Purchase of treasury shares                                                        (1,151,433)               --                --
  Proceeds from exercise of stock options                                               536,500           184,750            10,875
  Cash dividends paid on preferred and common shares                                 (3,569,701)       (2,946,403)       (2,244,852)
                                                                                  -------------------------------------------------
        Net cash provided by financing activities                                     9,875,108       141,054,273        81,816,697
                                                                                  -------------------------------------------------
Net increase (decrease) in cash and due from banks                                    3,245,405       (14,446,599)       13,792,061
Cash and due from banks--beginning of year                                           40,065,863        54,512,462        40,720,401
                                                                                  -------------------------------------------------
Cash and due from banks--end of year                                              $  43,311,268     $  40,065,863     $  54,512,462
                                                                                  =================================================
Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                                       $      22,840     $   6,408,870     $  11,202,645
  (Forfeiture) Issuance of treasury shares                                                   --           (22,298)        1,381,250
  Issuance of common stock                                                                   --                --           262,995
Supplemental disclosure of cash flow information:
  Interest paid                                                                      25,256,440        23,607,904        23,225,059
  Income taxes paid                                                                   7,487,552         9,793,000        10,790,311

See Notes to Consolidated Financial Statements.

                             STERLING NATIONAL BANK
                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                                            1998                1997
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                             $ 43,215,888        $ 39,871,111
Interest-bearing deposits with other banks                                                               515,000           3,010,000

Securities available for sale (at estimated market value)                                            145,000,334         148,862,827
Securities held to maturity (estimated market value $185,425,123 and
  $236,009,925, respectively)                                                                        184,745,325         236,030,004
                                                                                                    --------------------------------
      Total investment securities                                                                    329,745,659         384,892,831
                                                                                                    --------------------------------
Loans, net of unearned discounts                                                                     591,076,395         522,332,429
Less allowance for loan losses                                                                         7,861,384           6,492,917
                                                                                                    --------------------------------
      Loans, net                                                                                     583,215,011         515,839,512
                                                                                                    --------------------------------
Receivables from affiliates                                                                              669,394             679,722
Customers' liability under acceptances                                                                   609,431           1,125,654
Premises and equipment, net                                                                            6,157,011           7,181,762
Accrued interest receivable                                                                            3,978,189           4,124,777
Other real estate owned                                                                                1,044,509              39,592
Other assets                                                                                           6,570,141           7,622,734
                                                                                                    --------------------------------
                                                                                                    $975,720,233        $964,387,695
                                                                                                    ================================
Liabilities and Shareholders' Equity
Noninterest-bearing deposits                                                                        $330,441,058        $313,171,421
Interest-bearing deposits                                                                            382,382,957         424,922,661
                                                                                                    --------------------------------
      Total deposits                                                                                 712,824,015         738,094,082
Federal funds purchased and securities sold under agreements to repurchase                            99,429,027         106,752,546
Other short-term borrowings                                                                           12,771,325          19,891,252
Due to affiliates                                                                                        906,438             925,405
Acceptances outstanding                                                                                  609,431           1,125,654
Due to factoring clients                                                                              32,074,004          30,798,610
Accrued expenses and other liabilities                                                                11,058,871           9,831,839
Long-term borrowings--FHLB                                                                            41,400,000           1,750,000
                                                                                                    --------------------------------
      Total liabilities                                                                              911,073,111         909,169,388
                                                                                                    --------------------------------
Commitments and contingent liabilities

Shareholders' Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                                             17,926,300          17,926,300
  Surplus                                                                                             19,762,560          19,762,560
  Undivided profits                                                                                   26,428,146          17,339,505
  Accumulated other comprehensive income:
    Net unrealized appreciation on securities available for sale, net of tax                             530,116             189,942
                                                                                                    --------------------------------
      Total shareholders' equity                                                                      64,647,122          55,218,307
                                                                                                    --------------------------------
                                                                                                    $975,720,233        $964,387,695
                                                                                                    ================================

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

General Accounting Policies

The Company follows generally accepted accounting principles and prevailing practices within the banking industry. Any preparation of financial statements requires management to make assumptions and estimates that impact the amounts reported in those statements and are, by their nature, subject to change in the future as additional information becomes available or as circumstances vary. Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year presentation.

Investment Securities

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," securities are designated as available for sale or held to maturity at the time of acquisition. Securities which the Company will hold for indefinite periods of time and which might be sold in the future as part of efforts to manage interest rate risk or in response to changes in interest rates, changes in prepayment risk, changes in market conditions or changes in economic factors, are classified as available for sale and carried at estimated market values. Net aggregate unrealized gains or losses are included in a valuation allowance account and are reported, net of taxes, as a component of shareholders' equity. Securities which the Company has the positive intent and ability to hold to maturity are designated as held to maturity and are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity. Interest and dividends on securities are reported in interest income. Gains and losses realized on sales of securities are determined on the specific identification method and are reported in noninterest income as net securities gains/(losses).

Loans

Loans, other than those held for sale, are reported at their principal amount outstanding, net of unearned discounts and unamortized nonrefundable fees and direct costs associated with their origination or acquisition. Interest earned on loans without discounts is credited to income based on loan principal amounts outstanding at appropriate interest rates. Material origination fees net of direct costs and discounts on loans are credited to income over the terms of the loans using a method which results in an approximate level rate of return.
      Mortgage loans held for sale, including deferred fees and costs, are reported at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage loans, net of unamortized deferred fees and costs, are recognized when the proceeds are received from investors and are included under the caption "Mortgage banking income."
      Nonaccrual loans are those on which the accrual of interest has ceased. Loans, including loans that are individually identified as being impaired under SFAS No. 114, are generally placed on nonaccrual status immediately if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more and collateral, if any, is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. Interest income is recognized on nonaccrual loans only to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are thereafter applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses, which is available for losses incurred in the loan portfolio, is increased by a provision charged to expense and decreased by charge-offs, net of recoveries.
      SFAS No. 114 and No. 118 address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Under the provisions of these standards, individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices; or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.
    The adequacy of the allowance for loan losses is reviewed regularly by management. Additions to the allowance for loan losses are made by a provision charged to the expense. On a quarterly basis, a comprehensive review of the adequacy of the allowance for loan losses is performed. This assessment is made in the context of historical losses and other factors, including changes in the composition and volume of the loan portfolio, current economic conditions and the relationship of the allowance to the loan portfolio.

Excess Cost Over Equity in Net Assets of the
Banking Subsidiary

The Company follows the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for determining and measuring the impairment of certain assets, including excess cost over equity in net assets. Since the bank was acquired by the parent company prior to October 31, 1970 and the excess cost over equity in net assets has a continuing value, this excess is not being amortized.

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

Income Taxes

The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the asset and liability method of accounting for income taxes. Deferred income tax expense (benefit) is determined by recognizing deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed and a valuation allowance provided for that portion of the assets for which it is more likely than not that it will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates and will be adjusted for the effects of future changes in tax laws or rates, if any.
      For income tax purposes, the Company files: a consolidated Federal income tax return; combined New York City and New York State income tax returns; and separate state income tax returns for its out-of-state subsidiaries. The parent company either pays or collects on account of current income taxes to or from its subsidiaries.

Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

Stock Incentive Plans

The Company follows the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Earnings Per Average Common Share

The Company follows the provisions of SFAS No. 128, "Earnings per Share," which require the presentation of basic earnings per share and, for entities with complex capital structures, diluted earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

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

NOTE 3. CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were $2,786,000 and $10,618,000 at December 31, 1998 and 1997,
respectively. Average required reserves during 1998 and 1997 were $6,914,000 and $11,413,000, respectively.

NOTE 4. MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.

Years Ended December 31,                                                  1998                      1997                    1996
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with other banks
  At December 31  --Balance                                           $   515,000               $ 3,010,000             $ 3,010,000
                  --Average interest rate                                    3.59%                     5.53%                   5.25%
                  --Average original maturity                            182 Days                  176 Days                169 Days
  During the year --Maximum month-end balance                           2,880,000                 7,010,000               3,010,000
                  --Daily average balance                               1,070,000                 3,285,000               2,999,000
                  --Average interest rate earned                             5.03%                     5.68%                   5.23%
                  --Range of interest rates earned                      1.00-5.30%                5.38-6.25%              4.25-5.69%
                                                                      =============================================================
Federal funds sold
  At December 31  --Balance                                           $        --               $        --             $ 3,000,000
                  --Average interest rate                                      --                        --                    5.50%
                  --Average original maturity                                  --                        --                   1 Day
  During the year --Maximum month-end balance                          31,000,000                25,000,000              25,000,000
                  --Daily average balance                              10,356,000                 6,718,000               5,153,000
                  --Average interest rate earned                             5.45%                     5.52%                   5.60%
                  --Range of interest rates earned                      4.25-5.85%                5.06-5.88%              4.75-6.50%
                                                                      =============================================================

NOTE 5. INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                                            Gross          Gross          Estimated
                                                                          Amortized       Unrealized     Unrealized        Market
December 31, 1998                                                            Cost           Gains          Losses           Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                                $ 19,735,251    $         --    $      4,001    $ 19,731,250
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                              84,784,200         673,175         135,970      85,321,405
Obligations of state and political institutions                           18,770,310         454,857           8,180      19,216,987
Other debt securities                                                     13,993,442              --              --      13,993,442
Federal Reserve Bank and other equity securities                           6,781,691          16,916             789       6,797,818
                                                                        ------------------------------------------------------------
    Total                                                               $144,064,894    $  1,144,948    $    148,940    $145,060,902
                                                                        ============================================================

December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                                $ 34,747,100    $    118,876    $         --    $ 34,865,976
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                              52,194,376         319,267         150,267      52,363,376
Obligations of state and political subdivisions                            3,525,401          63,224              --       3,588,625
Other debt securities                                                     52,000,000              --              --      52,000,000
Federal Reserve Bank and other equity securities                           6,089,291          13,738              --       6,103,029
                                                                        ------------------------------------------------------------
    Total                                                               $148,556,168    $    515,105    $    150,267    $148,921,006
                                                                        ============================================================

      The carrying value and estimated market value of securities held to maturity are as follows:

                                                                                           Gross           Gross         Estimated
                                                                          Carrying      Unrealized       Unrealized        Market
December 31, 1998                                                          Value           Gains           Losses          Value
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                            $182,745,325    $  1,800,684    $  1,120,886    $183,425,123
Debt securities issued by foreign governments                              2,000,000              --              --       2,000,000
                                                                        ------------------------------------------------------------
    Total                                                               $184,745,325    $  1,800,684    $  1,120,886    $185,425,123
                                                                        ============================================================

December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                            $234,030,004    $  1,584,134    $  1,604,213    $234,009,925
Debt securities issued by foreign governments                              2,000,000              --              --       2,000,000
                                                                        ------------------------------------------------------------
    Total                                                               $236,030,004    $  1,584,134    $  1,604,213    $236,009,925
                                                                        ============================================================

      The following tables present information regarding securities available for sale and securities held to maturity at December 31, 1998, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of state and political subdivisions is not stated on a tax-equivalent basis.

                                                                                                        Estimated
                                                                                    Amortized             Market             Average
Securities available for sale                                                          Cost                Value              Yield
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  Due within 1 year                                                               $ 19,735,251         $ 19,731,250            5.89%
                                                                                  ---------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                                        84,784,200           85,321,405            6.45
                                                                                  ---------------------------------
Obligations of state and political subdivisions
  Due after 1 year but within 5 years                                                1,436,175            1,481,683
  Due after 5 years                                                                 17,334,135           17,735,304
                                                                                  ---------------------------------
    Total                                                                           18,770,310           19,216,987            4.28
                                                                                  ---------------------------------
Other debt securities
  Due within one year                                                               13,993,442           13,993,442            5.73
                                                                                  ---------------------------------
Federal Reserve Bank and other securities                                            6,781,691            6,797,818            7.21
                                                                                  ---------------------------------
    Total                                                                         $144,064,894         $145,060,902            6.14
                                                                                  =================================

                                                                                                        Estimated
                                                                                   Carrying               Market             Average
Securities held to maturity                                                          Value                 Value              Yield
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                                      $182,745,325         $183,425,123            6.30%
                                                                                  ---------------------------------
Debt securities issued by foreign governments
  Due after 1 year but within 5 years                                                1,250,000            1,250,000
  Due after 5 years                                                                    750,000              750,000
                                                                                  ---------------------------------
    Total                                                                            2,000,000            2,000,000            7.57
                                                                                  ---------------------------------
    Total                                                                         $184,745,325         $185,425,123            6.32
                                                                                  =================================

      Information regarding securities sales from the available for sale portfolio is as follows:

Years Ended December 31,                                                                      1998          1997            1996
------------------------------------------------------------------------------------------------------------------------------------
Proceeds                                                                                  $14,965,434        $ --        $15,387,010
Gross gains                                                                                    86,291          --             22,161
Gross losses                                                                                       --          --            105,354

      During 1996, the Federal Home Loan Bank ("FHLB") issued a call for their securities maturing December 20, 2001. The carrying value of such securities in the held to maturity portfolio was $3,488,063. As the result of FHLB decision to call these securities, a gain of $11,939 was realized and reported under the caption "Net securities gains/(losses)."
      The carrying value of investment securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required by law is as follows:

December 31,                                                                                   1998                          1997
------------------------------------------------------------------------------------------------------------------------------------
Secure funds on deposit                                                                    $ 26,955,948                 $ 19,834,000
Secure repurchase agreements                                                                 60,909,831                   85,966,000
Secure Federal Home Loan Bank advances                                                       60,565,313                   19,389,000
                                                                                           -----------------------------------------
  Total                                                                                    $148,431,092                 $125,189,000
                                                                                           =========================================

NOTE 6. LOANS

December 31,                                                                                   1998                         1997
------------------------------------------------------------------------------------------------------------------------------------
Domestic
  Commercial and industrial                                                                $465,734,367                 $414,298,207
  Lease financing                                                                            64,696,840                   50,725,573
  Real estate--mortgage                                                                     104,879,473                   74,335,454
  Real estate--construction                                                                          --                    8,352,478
  Installment                                                                                13,860,990                   18,465,665
Foreign
  Government and official institutions                                                          787,256                      789,424
                                                                                           -----------------------------------------
  Loans, gross                                                                              649,958,926                  566,966,801
  Less unearned discounts                                                                     9,752,618                    8,484,956
                                                                                           -----------------------------------------
Loans, net of unearned discounts                                                           $640,206,308                 $558,481,845
                                                                                           =========================================

      The Company originates certain residential mortgage loans with the intention of reselling those loans, including the servicing rights, without recourse. Residential mortgage loans held for sale, included in "Real estate--mortgage," are $22,210,000 and $9,856,000 at December 31, 1998 and 1997,
respectively.
      There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 70% of the Company's loans are to borrowers located in the metropolitan New York area.
      Nonaccrual loans at December 31, 1998 and 1997 totaled $1,214,000 and $1,388,000, respectively. There were no reduced rate loans at December 31, 1998 or 1997. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 1998, 1997 and 1996 in accordance with their original terms is estimated to be $88,000, $55,000 and $13,000, respectively, for the years then ended. The applicable interest income actually realized for the aforementioned years was $-0-, $-0- and $-0-, respectively, for the years then ended. At the end of these years there were no commitments to lend additional funds on nonaccrual loans.
      Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefits of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 1998 or 1997.

NOTE 7. CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,                                                                     1998            1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                            $  8,677,610    $  8,003,392    $ 5,192,203
Provision for loan losses                                                                  5,389,000       3,075,000      2,047,005
                                                                                        -------------------------------------------
                                                                                          14,066,610      11,078,392      7,239,208
                                                                                        -------------------------------------------
Less charge-offs, net of recoveries:
  Charge-offs                                                                              4,350,944       2,724,281        737,961
  Recoveries                                                                                (440,411)       (323,499)    (1,502,145)
                                                                                        -------------------------------------------
    Net charge-offs (recoveries)                                                           3,910,533       2,400,782       (764,184)
                                                                                        -------------------------------------------
Balance at end of year                                                                  $ 10,156,077    $  8,677,610    $ 8,003,392
                                                                                        ===========================================

      During the third quarter of 1996, $1,333,000 was recovered on a previously charged-off loan in the bank.
      The Company follows SFAS No. 114, which establishes new rules for calculating certain components of the allowance for loan losses. SFAS No. 114 requires that impairment of larger-balance, nonhomogenous loans that are individually evaluated be measured by comparing the net carrying amount of the loan to the present values of the expected future principal and interest cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance for any shortfall is established within the overall allowance for loan losses. The net carrying amount of the loan reflects credit write-offs, cash receipts applied to reduce the recorded investment in the loan, and unearned fees. SFAS No. 114 does not apply to smaller-balance homogenous consumer loans that are collectively evaluated for impairment, such as residential mortgages, and consumer installment loans.

      As of December 31, 1998 and 1997, $286,000 and $808,000, respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 1998 and 1997, was approximately $589,000 and $526,000, respectively. The application of SFAS No. 114 measurement principles indicated that these loans required valuation allowances, totaling $100,000 and $250,000 at December 31, 1998 and 1997, respectively, which are included within the overall allowance for loan losses.

NOTE 8. INTEREST-BEARING DEPOSITS

The following table presents certain information for interest expense on deposits:

Years Ended December 31,                                                                         1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in domestic offices
  Savings                                                                                    $   537,798   $   530,502   $   535,712
  NOW                                                                                          1,808,972       588,212       312,750
  Money market                                                                                 4,221,286     4,048,343     3,380,952
  Time
    Three months or less                                                                       5,282,470     4,382,256     3,173,086
    More than three months through twelve months                                               3,156,896     4,082,256     3,637,439
    More than twelve months through sixty months                                                 953,362     1,154,252       928,708
                                                                                             ---------------------------------------
                                                                                              15,960,784    14,785,821    11,968,647
Interest-bearing deposits in foreign offices
  Time
    Three months or less                                                                          73,105        82,057        82,417
    More than three months through twelve months                                                  72,329        75,745        57,272
                                                                                             ---------------------------------------
      Total                                                                                  $16,106,218   $14,943,623   $12,108,336
                                                                                             =======================================


    Foreign deposits totaled $2,730,000 and $2,710,000 at December 31, 1998 and 1997, respectively.
    The aggregate of time certificates of deposit and other time deposits in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below:

December 31,                                                                             1998              1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Domestic
  Three months or less                                                               $ 78,557,787      $ 70,173,286      $36,405,594
  More than three months through six months                                             6,538,501        13,028,032       25,727,589
  More than six months through twelve months                                           15,044,812        21,722,086        7,402,946
  More than twelve months through twenty-four months                                      246,453         2,698,923          415,862
  More than twenty-four months through thirty-six months                                       --           120,000          706,068
                                                                                     -----------------------------------------------
                                                                                      100,387,553       107,742,327       70,658,059
                                                                                     -----------------------------------------------
Foreign
  Three months or less                                                                  1,730,000         1,580,000        1,710,000
  More than three months through six months                                             1,000,000         1,000,000        1,000,000
  More than six months through twelve months                                                   --           130,000               --
                                                                                     -----------------------------------------------
                                                                                        2,730,000         2,710,000        2,710,000
                                                                                     -----------------------------------------------
      Total                                                                          $103,117,553      $110,453,907      $73,368,059
                                                                                     ===============================================

Years Ended December 31,                                                                 1998              1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense
  Domestic                                                                           $  5,310,269      $  4,931,786      $ 3,615,702
  Foreign                                                                                 145,434           157,802          139,689
                                                                                     -----------------------------------------------
      Total                                                                          $  5,455,703      $  5,089,588      $ 3,755,391
                                                                                     ===============================================

NOTE 9. SHORT-TERM BORROWINGS

The following table presents information regarding Federal funds purchased, securities sold under agreements to repurchase, and commercial paper.

Years Ended December 31,                                                              1998              1997               1996
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds purchased
  At December 31  --Balance                                                       $ 34,000,000       $25,000,000       $  7,000,000
                  --Average interest rate                                                 5.69%             6.58%              5.75%
                  --Average original maturity                                            1 Day             1 Day              1 Day
  During the year --Maximum month-end balance                                       34,000,000        25,000,000         10,000,000
                  --Daily average balance                                            1,630,000         3,112,000          2,054,000
                  --Average interest rate paid                                            5.34%             5.82%              5.52%
                  --Range of interest rates paid                                    4.50-7.00%        5.25-7.00%         5.06-5.75%
                                                                                  =================================================
Securities sold under agreements to repurchase
  At December 31  --Balance                                                       $ 65,429,027       $81,752,546       $ 81,144,400
                  --Average interest rate                                                 4.69%             5.51%              5.28%
                  --Average original maturity                                          66 Days           72 Days            75 Days
  During the year --Maximum month-end balance                                      102,286,658        89,979,699        112,347,323
                  --Daily average balance                                           75,737,000        80,094,000         85,037,000
                  --Average interest rate paid                                            5.15%             5.37%              5.29%
                  --Range of interest rates paid                                    4.25-5.85%        4.70-6.17%         3.50-6.17%
                                                                                  =================================================
Commercial paper
  At December 31  --Balance                                                       $ 41,529,300       $24,070,600       $ 32,569,900
                  --Average interest rate                                                 4.72%             5.22%              5.19%
                  --Average original maturity                                          51 Days          111 Days            69 Days
  During the year --Maximum month-end balance                                       43,617,400        27,491,000         32,643,000
                  --Daily average balance                                           33,843,000        24,804,000         29,652,000
                  --Average interest rate paid                                            5.08%             5.24%              5.22%
                  --Range of interest rates paid                                     2.50-5.30%        3.25-5.45%         2.50-5.60%
                                                                                  =================================================

      The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 1998, these back-up bank lines of credit totaled $19,000,000; no lines were used at any time during 1998 and 1997.
      Other short-term borrowings include collateralized advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. At December 31, 1998, Federal Home Loan Bank borrowings include an advance of $10,000,000 payable January 4, 1999 at a rate of 5.125% and an advance of $350,000 repayable in March, 1998 at a rate of 5.68%.
      At December 31, 1997, Federal Home Loan Bank borrowings included an advance of $3,000,000 payable January 2, 1998 at a rate of 5.63%, an advance of $250,000 repayable in March, 1998 at a rate of 5.44% and advances of $12,500,000 repayable in October, 1998 at rates between 5.05% and 5.17%.
      At December 31, 1996, Federal Home Loan Bank borrowings included an advance of $22,000,000 payable January 2, 1997 at a rate of 7.375%, an advance of $250,000 payable in March, 1997 at a rate of 5.20% and an advance of $3,250,000 payable in October, 1997 at a rate of 4.84%.

NOTE 10. OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

                                                                                                            December 31,
Advance                         Interest               Maturity                Initial          -----------------------------------
 Type                             Rate                    Date              Call Date               1998                    1997
-----------------------------------------------------------------------------------------------------------------------------------
 Term                             5.68%                 3/5/99                     --           $         --             $  350,000
 Term                             5.92                  3/5/00                     --                350,000                350,000
 Term                             6.07                  3/5/01                     --                350,000                350,000
 Term                             6.22                  3/5/02                     --                350,000                350,000
 Term                             6.37                  3/5/03                     --                350,000                350,000
 Callable                         4.93                 2/17/08                2/17/99             10,000,000                     --
 Callable                         5.06                 2/17/08                2/17/00             10,000,000                     --
 Callable                         5.13                 2/17/08                2/17/01             10,000,000                     --
 Callable                         5.04                 3/25/08                3/25/99             10,000,000                     --
                                                                                                 ----------------------------------
   Total                                                                                         $41,400,000             $1,750,000
                                                                                                 ==================================
   Weighted-average interest rate                                                                       5.08%                  6.05%
                                                                                                 ==================================

      Under the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding. After the initial call date, each callable advance is callable by the FHLB quarterly from the initial call date.

NOTE 11. PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. At December 31, 1998 and 1997 two series of preferred stock had been issued--Series B and Series D.
      The following table presents information regarding the parent company's preferred stock:

December 31,                                                                                                 1998               1997
------------------------------------------------------------------------------------------------------------------------------------
Series B shares. Authorized 4,389 shares; issued and outstanding--1,230 shares,
  at liquidation value                                                                                 $   24,600         $   24,600
Series D shares. Authorized 300,000 shares; issued and outstanding--243,929 and
  246,213 shares respectively, at liquidation value                                                     2,439,290          2,462,130
                                                                                                       -----------------------------
    Total                                                                                              $2,463,890         $2,486,730
                                                                                                       =============================

Series B

Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. There were no conversions during 1998 or 1997. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and vote together as one class with the holders of the common shares.

Series D

Series D shares may only be issued to the trustee acting on behalf of an employee stock ownership plan ("ESOP") or other employee benefit plan of the Company. The Series D shares are convertible into common shares of the parent company on a share for share basis. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. During 1998 and 1997, 2,284 shares and 1,987 shares, respectively, were converted into common shares. See Footnote 15 for a discussion of the Company's ESOP.

NOTE 12. COMMON STOCK

Number of shares reserved for issuance:

                                                                                                           1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Conversion of Series B preferred shares                                                                      2,460             2,460
Conversion of Series D preferred shares                                                                    293,929           296,213
                                                                                                         ---------------------------
                                                                                                           296,389           298,673
                                                                                                         ===========================
Number of shares outstanding at December 31,                                                             8,208,591         8,217,907
                                                                                                         ===========================
Number of shareholders at December 31,                                                                       2,068             2,233
                                                                                                         ===========================

NOTE 13. RESTRICTIONS ON THE BANK

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

NOTE 14. STOCK INCENTIVE PLAN

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of NQSOs to each director who is not an employee or officer ("outside director") of the Company. Under this provision annual NQSO awards covering 2,000 common shares of the parent company are granted to each outside director beginning April 1995 and continuing through April 1999. In April 1996, 1997 and 1998 shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000, 350,000 and 400,000, respectively. After giving effect to stock option and restricted stock awards granted, shares available for grant were 595,250, 453,250 and 361,000 at December 31, 1998, 1997 and 1996, respectively.

Stock Options

The following tables present information on the qualified and non-qualified stock options outstanding as of December 31, 1998, 1997 and 1996 and changes during the years then ended:


                                                    1998                         1997                           1996
                                             ---------------------------------------------------------------------------------------
                                                         Weighted-                    Weighted-                       Weighted-
                                                          Average                      Average                         Average
Qualified Stock Options                      Shares    Exercise Price     Shares    Exercise Price        Shares    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year             381,059      $12.81          199,000      $10.09              97,000      $ 7.54
Granted                                      123,000       24.75          212,059       15.50             109,500       12.50
Exercised                                    (37,000)      12.26          (13,000)      12.50                  --
Forfeit                                      (15,000)      24.75          (17,000)      14.62              (7,500)      12.50
                                             -------                      -------                         -------
Outstanding at end of year                   452,059       15.81          381,059       12.81             199,000       10.09
                                             =======================================================================================
Options exercisable at end of year           344,059                      181,000                         148,000
Weighted-average fair value of options       =======                      =======                         =======
  granted during the year                      $4.95                        $4.56                           $2.13
                                             =======                      =======                         =======

                                                    1998                          1997                         1996
------------------------------------------------------------------------------------------------------------------------------------
                                                         Weighted-                    Weighted-                       Weighted-
                                                          Average                      Average                         Average
Non-qualified Stock Options                  Shares    Exercise Price     Shares    Exercise Price        Shares    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year              60,941      $12.86           30,500      $ 9.42              16,000      $ 7.25
Granted                                      182,000       25.15           32,941       15.74              16,000       11.38
Exercised                                     (8,500)       9.76           (2,500)       8.90              (1,500)       7.25
                                             -------                       ------                          ------
Outstanding at end of year                   234,441       22.51           60,941       12.86              30,500        9.42
                                             =======================================================================================
Options exercisable at end of year            32,441                        8,000                           2,500
                                             =======                       ======                          ======
Weighted-average fair value of options
  granted during the year                      $6.77                        $4.23                           $2.40
                                             =======                       ======                          ======

      The following table presents information regarding qualified and non-qualified stock options outstanding at December 31, 1998:

                                              Options Outstanding                                 Options Exercisable
                                  ------------------------------------------------     ---------------------------------------------
                                                                     Weighted-         Weighted-
                                  Range of          Number            Average           Average          Number        Weighted-
                                  Exercise        Outstanding        Remaining          Exercise       Exercisable      Average
                                   Prices         at 12/31/98     Contractual Life        Price          12/31/98    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Qualified                          $7-$25            452,059          7.6 years            $15.71         344,059        $12.87
Non-qualified                       7- 28            234,441          7.3 years             22.51          32,441         13.38

      Other than director NQSOs which expire five years from the date of grant and become exercisable in four annual installments, starting one year from the date of grant or upon the death or disability of the grantee, stock options generally expire ten years from the date of grant or, to the extent appropriate to qualify to the maximum extent possible as ISOs vest in installments, subject to earlier exercisability upon the death or disability of the grantee or other specified events. Amounts received upon exercise of options are recorded as common stock and capital surplus.
      The Company follows the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The statement encourages, but does not require companies to use a fair value-based method of accounting for stock-based employee compensation plans, including stock options and stock appreciation rights. Under this method, compensation expense is measured as of the date the awards are granted based on the estimated fair value of the awards, and the expense is generally recognized over the vesting period. If a company elects to continue using the intrinsic value-based method under APB Opinion No. 25, pro forma disclosures of net income and net income per share are required as if the fair value-based method had been applied. Under the intrinsic method, compensation expense is the excess, if any, of the market price of the stock as of the grant date over the amount employees must pay to acquire the stock or over the price established for determining appreciation. Under the Company's current compensation policies, there is no such excess on the date of grant and therefore, no compensation expense is recorded.
      The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                                                                                            1998            1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Dividend yield                                                                               2.0%             2.5%             2.0%
Volatility                                                                                    20%              20%              20%
Expected term
  Qualified                                                                               4 years          3 years          3 years
  Non-qualified (Directors)                                                               4 years          4 years          4 years
  Non-qualified (Officers)                                                                8 years       8-10 years               --
Risk-free interest rate                                                                     5.32%            6.45%            5.31%

    The Company has elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock incentive plan. Accordingly, no compensation expense has been recognized in the consolidated statements of income related to the plan. Had compensation expense been determined based on the estimated fair value of the awards at the grant dates, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated in the table that follows:

Years Ended December 31,                                                            1998                1997                1996
------------------------------------------------------------------------------------------------------------------------------------
Net income
  As reported                                                                 $   12,797,000      $   10,888,000      $    8,252,000
  Pro forma                                                                       12,381,000          10,700,000           8,200,000
Basic earnings per share
  As reported                                                                           1.55                1.38                1.17
  Pro forma                                                                             1.50                1.36                1.16
Diluted earnings per share
  As reported                                                                           1.47                1.27                1.01
  Pro forma                                                                             1.42                1.25                1.01

      Pro forma net income reflects only options granted in 1998, 1997 and 1996. Additionally, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net income above, since such expense is apportioned over the vesting period of those options which are expected to vest. Compensation expense for options granted prior to 1996 is also not considered.

Restricted Stock

On January 3, 1996, 110,500 shares of restricted stock were awarded from Treasury shares. The fair value was $12.50 per share. These awards vest to recipients over a four-year period at the rate of 25% per year. The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. During 1998 and 1997, -0- and 2,250 shares, respectively, were forfeited. Unearned compensation resulting from these awards is amortized as a charge to noninterest expenses over a four year period; such charges were $320,833, $449,999 and $230,210 in 1998, 1997 and 1996, respectively. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.

NOTE 15. EMPLOYEE STOCK OWNERSHIP PLAN

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

      Compensation expense was $254,550, $266,800 and $279,100 for 1998, 1997 and 1996, respectively, with a corresponding reduction in unearned compensation. As of December 31, 1998, 89,232 shares had been allocated and 25,455 shares had been released for allocation; 135,314 shares were not released ("unallocated"). The following table presents interest paid on the ESOP loan, dividends paid on the Series D preferred shares and contributions made by the Company:

Years Ended December 31,                                                                       1998           1997            1996
------------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                                $144,844       $163,919       $183,451
Dividends paid                                                                                149,839        151,139        152,915
Company contributions                                                                              --         12,780         30,536

NOTE 16. EMPLOYEE BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan that covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act funding standards.
      In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosures for pension and other postretirement benefits by requiring additional information that will facilitate financial analysis, and by eliminating certain disclosures that are considered no longer useful. SFAS No. 132 supersedes the disclosure requirements in SFAS Nos. 87, 88 and 106. The following tables set forth the disclosures required under SFAS No. 132:

Pension Benefits                                                                                            1998               1997
-----------------------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation at beginning of year                                                             $ 13,469,764       $ 11,532,656
Service cost                                                                                             698,446            688,786
Interest cost                                                                                            872,194            846,056
Actuarial (gain)/loss                                                                                   (258,119)         1,006,752
Benefits paid                                                                                           (659,926)          (604,486)
                                                                                                    -------------------------------
Benefit obligation at end of year                                                                   $ 14,122,359       $ 13,469,764
                                                                                                    ===============================
Change in Plan Assets
Fair value of assets at beginning of year                                                           $ 14,762,254       $ 11,761,815
Actual return on plan assets                                                                           2,839,603          2,755,702
Employer contributions                                                                                   499,853            849,223
Benefits paid                                                                                           (659,926)          (604,486)
                                                                                                    -------------------------------
Fair value of assets at end of year                                                                 $ 17,441,784       $ 14,762,254
                                                                                                    ===============================
Funded Status
Funded Status                                                                                       $  3,319,425       $  1,292,490
Unrecognized prior service cost                                                                            2,534                (86)
Unrecognized net actuarial (gain)/loss                                                                (1,152,636)           588,253
                                                                                                    -------------------------------
Prepaid benefit cost                                                                                $  2,169,323       $  1,880,657
                                                                                                    ===============================

December 31,                                                                1998                     1997                     1996
----------------------------------------------------------------------------------------------------------------------------------
Weighted-average Assumptions
Discount rate                                                               6.75%                    7.00%                    7.50%
Expected rate of return on plan assets                                      9.25                     8.00                     8.00
Rate of compensation increase                                               4.00                     4.50                     4.50

Years Ended December 31,                                                    1998                     1997                     1996
----------------------------------------------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
Service cost                                                         $   698,446              $   688,786              $   631,846
Interest cost                                                            872,194                  846,056                  755,538
Expected return on plan assets                                        (1,356,833)                (957,893)                (842,331)
Amortization of prior service cost                                        (2,620)                  (2,620)                  (2,620)
Recognized net actuarial gain                                                 --                   13,665                   77,043
                                                                     -------------------------------------------------------------
Net periodic benefit cost                                            $   211,187              $   587,994              $   619,476
                                                                     =============================================================

NOTE 17. INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

Years Ended December 31,                                             1998                       1997                       1996
-----------------------------------------------------------------------------------------------------------------------------------
Federal
  Current                                                         $ 7,579,074                $ 6,628,015                $ 4,882,913
  Deferred                                                           (454,165)                  (709,948)                  (377,704)
                                                                  -----------------------------------------------------------------
    Total                                                         $ 7,124,909                $ 5,918,067                $ 4,505,209
                                                                  =================================================================
State and Local
  Current                                                         $ 2,278,184                $ 3,100,684                $ 2,659,665
  Deferred                                                                 58                   (144,664)                   410,624
                                                                  -----------------------------------------------------------------
    Total                                                         $ 2,278,242                $ 2,956,020                $ 3,070,289
                                                                  =================================================================
Total
  Current                                                         $ 9,857,258                $ 9,728,699                $ 7,542,578
  Deferred                                                           (454,107)                  (854,612)                    32,920
                                                                  -----------------------------------------------------------------
    Total                                                         $ 9,403,151                $ 8,874,087                $ 7,575,498
                                                                  =================================================================

      Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:

Years Ended December 31,                                                                1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                                       35%               35%               35%
                                                                                     ----------------------------------------------
Computed tax                                                                         $7,769,893        $6,916,872        $5,539,573
Increase in tax resulting from:
  Principally state and local taxes, net of Federal income tax benefit                1,633,258         1,957,215         2,035,925
                                                                                     ----------------------------------------------
    Total                                                                            $9,403,151        $8,874,087        $7,575,498
                                                                                     ==============================================

      The components of the net deferred tax asset, included in other assets, are as follows:

December 31,                                                                                         1998                   1997
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets
  Difference between financial statement provision for loan losses and
    tax bad debt deduction                                                                       $ 3,568,637            $ 3,057,392
  Nonaccrual and other interest                                                                    1,859,115              1,817,774
  Deferred compensation                                                                              750,859                527,240
  Other                                                                                              163,275                895,110
                                                                                                 ----------------------------------
      Total deferred tax assets                                                                    6,341,886              6,297,516
                                                                                                 ----------------------------------
Deferred tax liabilities
  Pension and benefit plans                                                                          611,929                541,503
  Other                                                                                               97,446                170,545
                                                                                                 ----------------------------------
      Total deferred tax liabilities                                                                 709,375                712,048
                                                                                                 ----------------------------------
Net deferred tax asset                                                                             5,632,511              5,585,468
SFAS No. 115 deferred tax liability                                                                 (459,575)              (167,464)
                                                                                                 ----------------------------------
      Total net deferred tax asset                                                               $ 5,172,936            $ 5,418,004
                                                                                                 ==================================

      Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

NOTE 18. EARNINGS PER SHARE

SFAS No. 128, "Earnings per Share," simplified the standards for computing earnings per share ("EPS") previously found in APB Opinion No. 15 and replaced the presentation of primary and fully diluted EPS with the presentation of basic and diluted EPS.
      Basic EPS is computed by dividing net income less preferred dividends on Series B shares and allocated Series D shares, held on behalf of the Employee Stock Ownership Plan, ("basic net income") by the weighted-average common shares outstanding during the year.

    Diluted EPS is computed by dividing basic net income plus the after-tax interest expense on outstanding convertible subordinated debentures by the weighted-average common shares and common equivalent shares outstanding during the year. The common equivalent shares outstanding include the weighted-average number of Series B and Series D (held on behalf of the Employee Stock Ownership
Plan) preferred shares, the weighted-average shares associated with outstanding subordinated debentures and the dilutive effect of unexercised stock options using the treasury stock method. When applying the treasury stock method, the average price of the Company's common stock is utilized.
      The following table provides a reconciliation of basic and diluted EPS as required by SFAS No. 128:

Years Ended December 31,                   1998                                 1997                               1996
------------------------------------------------------------------------------------------------------------------------------------
                                                        Per                                 Per                                Per
                             Income        Shares      Share     Income        Shares      Share     Income        Shares     Share
                           (Numerator)  (Denominator)  Amount  (Numerator)  (Denominator)  Amount  (Numerator)  (Denominator) Amount
------------------------------------------------------------------------------------------------------------------------------------
Basic EPS
Net income                $12,796,543                         $10,888,403                          $8,251,854
Less: preferred dividends      51,053                              38,313                              21,218
                          -----------                         -----------                          ----------
Net income available for
  common shareholders      12,745,490      8,231,401    $1.55  10,850,090     7,874,653     $1.38   8,230,636      7,015,185   $1.17
                                                        =====                               =====                              =====
Diluted EPS
Options[1]                                   229,967                            140,716                               42,920
Convertible
  preferred stock                            219,133                            246,922                              249,333
Convertible
  subordinated debt                --             --              136,709       361,588               596,502      1,394,705
                          --------------------------          -------------------------           --------------------------
Net income available
  for common
  shareholders plus
  assumed conversions     $12,745,490      8,680,501    $1.47 $10,986,799     8,623,879     $1.27  $8,827,138      8,702,143   $1.01
                          ==========================================================================================================

[1] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 1998, 1997 and 1996 have not been included in computation of diluted EPS for those respective years. As of December 31, 1998, options to purchase 290,000 shares at prices between $24.75 and $28.00 were not included; as of December 31, 1997, no options were excluded; as of December 31, 1996, options to purchase 102,000 shares at $12.50 were not included.

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No.107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the "fair value" of certain financial instruments for which it is practical to estimate "fair value."
      Much of the information used to arrive at fair value is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimated cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. With the exception of investment securities and long-term debt, the Company's financial instruments are not readily marketable and market prices do not exist. Since negotiated prices for the instruments which are not readily marketable depend greatly on the motivation of the buyer and seller, the amounts which will actually be realized or paid per settlement or maturity of these instruments could be significantly different.
      The following disclosures represent the Company's best estimate of the "fair value" of both on- and off-balance sheet financial instruments.

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

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees

The notional amount of off-balance sheet commitments to extend credit, standby letters of credit, and financial guarantees, is considered equal to fair value. Due to the uncertainty involved in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the notional value of the commitment.

Off-Balance Sheet Financial Instruments

The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 1998 the notional amount of these instruments was $125,000,000. The Company paid up-front premiums of $879,000 which are amortized over the term of the related assets. At December 31, 1998 the unamortized premiums on these contracts totaled $307,000 and the amount receivable was $35,000. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts. At December 31, 1998 the estimated fair value of these contracts was $1,266,000.
      The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

December 31,                                                                1998                                  1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Carrying           Estimated          Carrying           Estimated
                                                                  Amount           Fair Value           Amount           Fair Value
                                                               ---------------------------------------------------------------------
Financial Assets
  Cash and due from banks                                      $ 43,311,268       $ 43,311,268       $ 40,065,863       $ 40,065,863
  Interest-bearing deposits with other banks                        515,000            515,000          3,010,000          3,010,000
  Investment securities                                         329,806,227        330,486,025        384,951,010        384,930,931
  Loans, net                                                    630,050,231        648,836,020        549,804,235        547,637,000
  Customers' liability under acceptances                            609,431            609,431          1,125,654          1,125,654
  Accrued interest receivable                                     3,991,914          3,991,914          4,147,008          4,147,008

Financial Liabilities
  Demand, NOW, savings and money market deposits                536,724,599        536,724,599        527,442,624        527,442,624
  Time deposits                                                 166,077,869        171,973,767        203,965,356        204,411,000
  Federal funds purchased and securities sold
    under agreements to repurchase                               99,429,027         99,429,027        106,752,546        106,752,546
  Commercial paper                                               41,529,300         41,529,300         24,070,600         24,070,600
  Other short-term borrowings                                    12,771,325         12,771,325         19,891,252         19,891,252
  Acceptances outstanding                                           609,431            609,431          1,125,654          1,125,654
  Due to factoring clients                                       32,074,004         32,074,004         30,798,610         30,798,610
  Accrued interest payable                                        2,806,937          2,806,937          3,539,838          3,539,838
  Other long-term borrowings--FHLB                               41,400,000         42,132,700          1,750,000          1,759,000

NOTE 20. CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition the Company and the bank are subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA a "well capitalized" institution must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. At December 31, 1998, the Company and the bank exceeded the requirements for "well capitalized" institutions.
      The following tables present information regarding the Company's and the bank's regulatory capital ratios:

Ratios and Minimums
(Dollars in thousands)

                                                                                            For Capital               To Be Well
                                                                     Actual              Adequacy  Minimum            Capitalized
                                                               ---------------------------------------------------------------------
As of December 31, 1998                                         Amount    Ratio            Amount   Ratio            Amount   Ratio
------------------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk-weighted Assets):
  The Company                                                  $89,307     12.63%         $56,552   8.00%           $70,690   10.00%
  The bank                                                      71,998     10.93           52,675   8.00             65,844   10.00

Tier 1 Capital (to Risk-weighted Assets):
  The Company                                                   80,454     11.38           28,276   4.00             42,414    6.00
  The bank                                                      64,117      9.74           26,337   4.00             39,506    6.00

Tier 1 Leverage Capital (to Average Assets):
  The Company                                                   80,454      8.67           37,109   4.00             46,387    5.00
  The bank                                                      64,117      7.20           35,624   4.00             44,530    5.00

As of December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk-weighted Assets):
  The Company                                                 $79,698    11.82%          $53,935    8.00%          $67,419    10.00%
  The bank                                                     61,521     9.64            51,038    8.00            63,798    10.00

Tier 1 Capital (to Risk-weighted Assets):
  The Company                                                  71,268    10.57            26,968    4.00            40,451     6.00
  The bank                                                     55,028     8.63            25,519    4.00            38,279     6.00

Tier 1 Leverage Capital (to Average Assets):
  The Company                                                  71,268     8.31            34,320    4.00            42,900     5.00
  The bank                                                     55,028     6.66            33,032    4.00            41,290     5.00

NOTE 21. SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements, requires that selected information about operating segments be reported in interim financial statements issued to stockholders and establishes standards for related disclosures about an enterprises's products and services, geographic areas, and major customers.
      The Company provides a full range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company's primary source of earnings is net interest income, which represents the difference between interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The Company's 1998 year-to-date average interest-earning assets were 59.6% loans (corporate lending was 78.4% and real estate lending was 18.6% of total loans, respectively) and 40.4% investment securities and money market investments. There are no industry concentrations (exceeding 10% of loans, gross, in the corporate loan portfolio). Approximately 70% of loans are to borrowers located in the metropolitan New York area. In order to comply with the provisions of SFAS No. 131, the Company has determined that it has three reportable operating segments: corporate lending, real estate lending and company-wide treasury. There are no significant differences between the accounting policies used for these operating segments and those described in Footnote 1.
      The following table provides certain information regarding the Company's operating segments:

                                                   Corporate               Real Estate          Company-wide
                                                    Lending                 Lending                Treasury                Totals
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1998
Net interest income                              $   24,241,672         $    8,415,676         $   13,379,959         $   46,037,307
Noninterest income                                    8,583,240              4,395,814                182,135             13,161,189
Depreciation and amortization                           100,588                176,751                    342                277,681
Segment profit                                       10,025,072              7,860,500             18,664,500             36,550,072
Segments assets                                     522,141,693            106,189,496            377,622,851          1,005,954,040

Year Ended December 31, 1997
Net interest income                                  22,478,567              7,888,284             13,531,404             43,898,255
Noninterest income                                    7,300,131              3,263,528                 63,940             10,627,599
Depreciation and amortization                            40,143                124,642                     --                164,785
Segment profit                                        7,389,675              6,021,500             18,421,900             31,833,075
Segments assets                                     461,246,372             85,883,745            432,189,638            979,319,755

Year Ended December 31, 1996
Net interest income                                  19,591,665              5,941,519             12,603,634             38,136,818
Noninterest income                                    6,204,460              1,476,185                  1,809              7,682,454
Depreciation and amortization                            27,470                 41,806                     --                 69,276
Segment profit                                        5,094,889              4,366,700             17,377,200             26,838,789
Segments assets                                     438,179,587              2,970,725            399,248,377            840,398,689

      The following table sets forth reconciliations of reportable operating segments net interest income, noninterest income, profits and assets to the Company's consolidated totals:

Years Ended December 31,                                               1998                      1997                      1996
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income:
  Total for reportable operating segments                       $    46,037,307           $    43,898,255           $    38,136,818
  Other[1]                                                            3,400,609                 1,673,625                 1,526,453
                                                                -------------------------------------------------------------------
Consolidated net interest income                                $    49,437,916           $    45,571,880           $    39,663,271
                                                                ===================================================================
Noninterest income:
  Total for reportable operating segments                       $    13,161,189           $    10,627,599           $     7,682,454
  Other[1]                                                            3,287,152                 2,344,330                 2,226,011
                                                                -------------------------------------------------------------------
Consolidated noninterest income                                 $    16,448,341           $    12,971,929           $     9,908,465
                                                                ===================================================================
Profit:
  Total for reportable operating segments                       $    36,550,072           $    31,833,075           $    26,838,789
  Other[1]                                                          (14,350,378)              (12,070,585)              (11,011,437)
                                                                -------------------------------------------------------------------
Consolidated income before income taxes                         $    22,199,694           $    19,762,490           $    15,827,352
                                                                ===================================================================
Assets:
  Total for reportable operating segments                       $ 1,005,954,040           $   979,319,755           $   840,398,689
  Other[1]                                                           38,491,175                40,659,903                21,206,622
                                                                -------------------------------------------------------------------
Consolidated assets                                             $ 1,044,445,215           $ 1,019,979,658           $   861,605,311
                                                                ===================================================================

[1] Represents operations not considered to be a reportable segment and/or general operating expenses of the Company.

NOTE 22. PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,                                                                                   1998                         1997
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                    $  1,491,968                 $    882,222
Interest-bearing deposits--banking subsidiary                                                 8,375,000                    5,850,000

Loans, net of unearned discounts                                                             50,879,913                   38,149,416
  Less allowance for loan losses                                                              2,294,693                    2,184,693
                                                                                           -----------------------------------------
  Loans, net                                                                                 48,585,220                   35,964,723
                                                                                           -----------------------------------------
Investment in subsidiaries
  Banking subsidiary                                                                         85,805,562                   76,376,747
  Other subsidiaries                                                                          1,190,454                    1,144,658
Due from subsidiaries
  Banking subsidiary                                                                            906,439                      925,405
  Other subsidiaries                                                                                 --                           18
Other assets                                                                                  1,369,868                      976,584
                                                                                           -----------------------------------------
                                                                                           $147,724,511                 $122,120,357
                                                                                           =========================================
Liabilities and Shareholders' Equity
Commercial paper                                                                           $ 41,529,300                 $ 24,070,600
Other short-term borrowings                                                                     350,000                      840,000
Due to subsidiaries
  Banking subsidiary                                                                            669,395                      679,722
  Other subsidiaries                                                                            994,806                      995,232
Accrued expenses and other liabilities                                                          629,686                    1,162,237
Other long-term debt                                                                          1,400,000                    1,750,000
Shareholders' equity                                                                        102,151,324                   92,622,566
                                                                                           -----------------------------------------
                                                                                           $147,724,511                 $122,120,357
                                                                                           =========================================

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31,                                                         1998                 1997                 1996
-----------------------------------------------------------------------------------------------------------------------------------
Income
Dividends and interest from
  Banking subsidiary                                                         $  2,440,305         $  2,987,442         $  8,929,861
  Other subsidiaries                                                                   --               39,515            1,170,336
Management and service fees from
  Banking subsidiary                                                              564,605              714,789            1,046,527
  Other subsidiaries                                                                   --              126,498              111,600
Interest and fees on loans                                                      7,524,416            6,356,532            6,067,638
Other income                                                                       72,339               74,950              211,133
                                                                             ------------------------------------------------------
    Total income                                                               10,601,665           10,299,726           17,537,095
                                                                             ------------------------------------------------------
Expenses
Interest expense                                                                1,986,694            1,863,594            3,080,443
Provision for loan losses                                                         110,000              495,000              762,500
Salaries and employee benefits                                                  2,136,747            2,270,132            2,053,707
Computer service fees and rent paid to banking subsidiary                              --                   --               76,006
Other expenses                                                                  1,172,072            1,147,966            1,725,400
                                                                             ------------------------------------------------------
    Total expenses                                                              5,405,513            5,776,692            7,698,056
                                                                             ------------------------------------------------------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                                    5,196,152            4,523,034            9,839,039
Provision for income taxes                                                      1,534,046            1,208,878              456,571
                                                                             ------------------------------------------------------
                                                                                3,662,106            3,314,156            9,382,468
Equity in undistributed net income/(excess
  dividends) of subsidiaries [1]                                               9,134,437            7,574,247           (1,130,614)
                                                                             ------------------------------------------------------
Net income                                                                     12,796,543           10,888,403            8,251,854
Other comprehensive income, net of tax
  Unrealized holding gains arising during the period                                1,180                6,127                1,416
                                                                             ------------------------------------------------------
Comprehensive income, net of tax                                             $ 12,797,723         $ 10,894,530         $  8,253,270
                                                                             ======================================================

[1] Reflects the excess of the dividends allowable under applicable bank regulations over GAAP net income of the banking subsidiary for year ended December 31, 1996.

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                       1998                  1997                  1996
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                               $ 12,796,543          $ 10,888,403          $  8,251,854
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                                   110,000               495,000               762,500
    Amortization of unearned compensation                                       575,383               716,509               509,600
    (Increase) Decrease in accrued interest receivable                          (30,751)               21,086                 2,013
    Decrease in accrued expenses and other liabilities                         (532,551)           (3,013,058)           (3,527,648)
    Decrease in due to subsidiaries, net                                        (10,753)              (21,368)           (1,146,834)
    Decrease (Increase) in due from subsidiaries, net                            18,984              (150,697)            6,159,515
    Equity in (undistributed net income) excess dividends
      of subsidiaries                                                        (9,134,437)           (7,574,247)            1,130,614
    Other, net                                                                 (361,241)              573,862               907,314
                                                                           --------------------------------------------------------
      Net cash provided by operating activities                               3,431,177             1,935,490            13,048,928
                                                                           --------------------------------------------------------
Investing Activities
  Net (increase) decrease in interest-bearing
    deposits--banking subsidiary                                             (2,525,000)            6,262,500            (1,587,500)
  Net (increase) decrease in loans                                          (12,730,497)            2,313,533           (10,151,036)
                                                                           --------------------------------------------------------
      Net cash (used in) provided by investing activities                   (15,255,497)            8,576,033           (11,738,536)
                                                                           --------------------------------------------------------
Financing Activities
  Net increase (decrease) in commercial paper                                17,458,700            (8,499,300)            5,962,700
  Net (decrease) increase in other short-term borrowings                       (490,000)              590,000                    --
  Cash dividends paid on preferred and common shares                         (3,569,701)           (2,946,192)           (2,244,852)
  Prepayments and maturities of debentures                                           --                    --            (3,773,515)
  Proceeds from exercise of stock options                                       536,500               184,750                10,875
  Purchase of treasury shares                                                (1,151,433)                   --                    --
  Purchase of minority interest                                                      --                    --                (8,418)
  Decrease in other long-term borrowings                                       (350,000)             (250,000)             (250,000)
                                                                           --------------------------------------------------------
      Net cash provided by (used in) financing activities                    12,434,066           (10,920,742)             (303,210)
                                                                           --------------------------------------------------------
Net increase (decrease) in cash and due from banks                              609,746              (409,219)            1,007,182
Cash and due from banks--beginning of year                                      882,222             1,291,441               284,259
                                                                           --------------------------------------------------------
Cash and due from banks--end of year                                       $  1,491,968          $    882,222          $  1,291,441
                                                                           ========================================================
Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                                $     22,840          $  6,408,870          $ 11,202,645
  (Forfeiture) Issuance of Treasury shares                                           --               (22,298)            1,381,250
  Issuance of common shares                                                          --                    --               262,995
Supplemental disclosure of cash flow information:
  Interest paid                                                               1,976,730             2,020,305             2,432,185
  Income taxes paid                                                           7,487,552             9,793,000            10,790,311

      The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $1,750,000 at December 31, 1998.

NOTE 23. COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $2,398,083, $2,282,112 and $1,793,433 for the years ended December 31, 1998, 1997 and 1996, respectively.
      The future minimum rental commitments as of December 31, 1998 under noncancelable leases follow:

                                                       Rental
Year(s)                                              Commitments
----------------------------------------------------------------
1999                                                 $2,087,988
2000                                                  1,954,564
2001                                                  1,604,981
2002                                                  1,331,180
2003                                                  1,125,210
2004 and thereafter                                   7,097,274
                                                    ------------
Total                                               $15,201,197
                                                    ============

      Certain of the leases included above have escalation clauses and/or provide that the Company pay maintenance, electric, taxes and other operating expenses applicable to the leased property.
      In the normal course of business, there are various commitments and contingent liabilities outstanding which are properly not recorded on the balance sheet. Management does not anticipate that losses, if any, as a result of these transactions would materially affect the financial position of the Company.
      Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $9,333,000 as of December 31, 1998. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.
      Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 1998, these commitments totaled $24,343,000 of which $20,356,000 expired within one year and $3,987,000 within two years. Approximately 70% of the commitments were automatically renewable for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998 ranged from 0% to 100%; the average amount collateralized is approximately 17%.
      The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest-derived amount. Potential credit losses are minimized through careful evaluation of counterparty credit standing. The floors currently held by the Company have an average remaining term of approximately 1 2/3 years and a total notional amount of $125 million.
      In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 24. QUARTERLY DATA (UNAUDITED)

1998 Quarter                                          Mar 31               Jun 30              Sept 30               Dec 31
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                              $18,188,490          $18,072,663          $18,756,455          $18,943,848
Total interest expense                               6,431,903            6,201,877            6,071,873            5,817,887
Net interest income                                 11,756,587           11,870,786           12,684,582           13,125,961
Provision for loan losses                              844,000            1,267,333            1,069,000            2,208,667
Noninterest income                                   3,475,325            4,176,301            4,023,489            4,773,226
Noninterest expenses                                 9,119,667            9,434,253            9,617,124           10,126,519
Income before income taxes                           5,268,245            5,345,501            6,021,947            5,564,001
Net income                                           3,002,965            3,113,472            3,254,405            3,425,701
Earnings per average common share
  Basic                                                    .36                  .38                  .39                  .42
  Diluted                                                  .35                  .36                  .38                  .38
Common stock closing price
  High                                                      27 7/16              29 3/16              27                   25
  Low                                                       23 9/16              25 3/4               18 9/16              17
  Quarter--end                                              27 1/8               26                   20 1/8               22 13/16

1997 Quarter                                          Mar 31               Jun 30              Sept 30               Dec 31
-----------------------------------------------------------------------------------------------------------------------------------
Total interest income                              $16,316,315          $16,570,278          $17,094,531          $17,844,949
Total interest expense                               5,218,914            5,519,017            5,676,763            5,839,499
Net interest income                                 11,097,401           11,051,261           11,417,768           12,005,450
Provision for loan losses                              771,000              610,000              781,500              912,500
Noninterest income                                   3,113,389            3,021,847            3,458,825            3,377,868
Noninterest expenses                                 8,906,055            8,676,940            9,003,588            9,119,736
Income before income taxes                           4,533,735            4,786,168            5,091,505            5,351,082
Net income                                           2,462,476            2,633,116            2,817,717            2,975,094
Earnings per average common share
  Basic                                                    .32                  .33                  .36                  .37
  Diluted                                                  .30                  .31                  .33                  .33
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

                          INDEPENDENT AUDITORS' REPORT

[LOGO]
KPMG

The Shareholders and Board of Directors
Sterling Bancorp:

      We have audited the accompanying consolidated balance sheets of Sterling Bancorp and Subsidiaries as of December 31, 1998 and 1997, the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the consolidated statements of condition of Sterling National Bank as of December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp and Subsidiaries as of December 31, 1998 and 1997, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 and the financial position of Sterling National Bank as of December 31, 1998 and 1997 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

New York, New York
January 20, 1999

                        STERLING BANCORP AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following commentary presents management's discussion and analysis of the financial condition and results of operations of Sterling Bancorp ("the parent company"), a bank holding company as defined by the Bank Holding Company Act of 1956, as amended, and its wholly owned subsidiaries, Sterling Banking Corporation, Sterling Industrial Loan Association, and Sterling National Bank ("the bank"). The bank, which is the principal subsidiary, owns all of the outstanding shares of Sterling Factors Corporation, Sterling National Mortgage Company Inc., Sterling National Mortgage Corporation and Sterling Holding Company of Virginia, Inc. Sterling Holding Company of Virginia, Inc. owns all of the outstanding common shares of Sterling Real Estate Holding Company Inc. Throughout this discussion and analysis, the term "the Company" refers to Sterling Bancorp and its subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in the report.

SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                           1998         1997         1996          1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Total interest income                                   $   73,962   $   67,826   $   60,997    $   53,484   $   43,493   $   32,482
Total interest expense                                      24,524       22,254       21,334        19,319       14,882       10,168
Net interest income                                         49,438       45,572       39,663        34,165       28,611       22,314
Provision for loan losses                                    5,389        3,075        2,047         1,866        1,053          690
Net securities gains/(losses)                                   86           --          (71)            5           42           --
Noninterest income                                          16,362       12,972        9,979         5,973        4,429        3,929
Noninterest expenses                                        38,297       35,707       31,697        26,660       21,998       19,770
Income before taxes                                         22,200       19,762       15,827        11,617       10,031        5,783
Provision for income taxes                                   9,403        8,874        7,575         5,979        6,025        2,628
Net income                                                  12,797       10,888        8,252         5,638        4,006        3,155
  Per common share--basic                                     1.55         1.38         1.17           .89          .64          .50
                  --diluted                                   1.47         1.27         1.01           .77          .57          .46
Dividends per common share                                     .43          .37          .31           .25          .21          .20

Year End Balance Sheets
Investment securities                                      329,806      384,951      304,331       299,238      311,782      286,816
Loans, net of unearned discounts and term
  Federal funds sold                                       640,206      558,482      465,517       397,229      312,769      258,751
Total assets                                             1,044,445    1,019,980      861,605       775,608      706,636      653,039
Noninterest-bearing deposits                               329,020      312,462      229,977       224,081      174,897      174,089
Interest-bearing deposits                                  373,782      418,946      344,445       326,947      342,405      298,897
Long-term convertible subordinated debentures                   --           --        6,389        21,346       26,446       26,892
Shareholders' equity                                       102,151       92,623       77,177        59,657       53,719       52,857

Average Balance Sheets
Investment securities                                      336,690      304,753      321,957       304,741      321,005      255,079
Loans, net of unearned discounts and term
  Federal funds sold                                       512,711      446,268      376,879       311,119      255,223      228,604
Total assets                                               935,964      838,354      777,695       695,522      658,884      556,111
Noninterest-bearing deposits                               224,780      199,431      175,232       153,244      144,974      125,804
Interest-bearing deposits                                  409,027      377,301      330,520       327,102      307,747      283,599
Long-term convertible subordinated debentures                   --        4,618       16,779        23,975       26,640       27,292
Shareholders' equity                                        96,644       82,515       65,768        56,401       53,249       51,118

COMPANY BUSINESS

The Company provides a full range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company has operations in New York and Virginia and conducts business throughout the United States.
      There is intense competition in all areas in which the Company conducts its business. The Company competes with banks and other financial institutions. At December 31, 1998, the bank's year-to-date average earning assets (of which loans were 58% and investment securities were 41%) represented approximately 95% of the Company's year-to-date average earning assets.
      The Company regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases negotiations, regularly take place and future acquisitions could occur.

OVERVIEW

The Company reported net income for 1998 of $12.8 million, representing $1.47 per share, calculated on a diluted basis, compared to $10.9 million, or $1.27 per share, calculated on a diluted basis, in 1997. This increase reflects higher net interest income and continued growth in noninterest income.
      Net interest income was $49.4 million for 1998, up from $45.6 million in 1997. This increase was due principally to management's strategy of increasing the loan portfolio. The net interest margin was 6.12% for 1998 compared to 6.38% for 1997, reflecting lower prime and other market interest rates in 1998.
      The provision for loan losses was $5.4 million in 1998 compared to $3.1 million in 1997, reflecting management's continuing evaluation of the loan portfolio in light of the growth in the portfolio and to maintain the level of allowance relative to outstanding loan balances.
      Noninterest income rose $3.5 million to $16.4 million in 1998, due principally to increases from mortgage banking and deposit servicing activities.
      Noninterest expenses totaled $38.3 million for 1998 compared to $35.7 million in 1997. The increases in expense categories were incurred to support growing levels of business activity and continued investments in the business franchise.

INCOME STATEMENT ANALYSIS

Net Interest Income

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate, are shown on page 56. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 55.
      Net interest income for 1998 increased $3,866,000 to $49,438,000 from $45,572,000 for the comparable period in 1997.
      Total interest income aggregated $73,962,000 up $6,136,000 for 1998 as compared to $67,826,000 for 1997, due principally to increased loan outstandings in keeping with management's strategy of building the Company's loan portfolio. The yield on interest-earning assets was 9.11% for 1998 compared with 9.44% for the comparable period in 1997. The increase in interest income was due principally to an increase in income earned on the Company's loan portfolio as a result of management's strategy of increasing loan outstandings.
      Interest earned on the loan portfolio amounted to $52,217,000 up $5,434,000 from the prior year. Average loan balances amounted to $512,711,000 up $66,443,000 from an average balance of $446,268,000 the prior year period. The increase in average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $3,867,000 or 71% of the increase in interest earned on loans.
      Interest expense increased $2,270,000 to $24,524,000 for 1998 from $22,254,000 for the comparable period in 1997. The increase in interest expense was due to the higher average balances.
      Interest expense on NOW account deposits amounted to $1,809,000 up $1,221,000 when compared to a year ago due to increases in average outstandings and the cost of those funds. Average outstandings increased $26,953,000 to $62,265,000 in 1998. The average rate paid on NOW account deposits was 2.91% in 1998 compared to 1.67% in the comparable year ago period.
      Interest expense associated with borrowed funds increased $1,107,000 in 1998 principally as a result of higher average outstandings.

Provision for Loan Losses

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality"), the provision for loan losses increased to $5,389,000 up $2,314,000 when compared to the prior year. The provision was increased as the result of growth in the portfolio and to maintain the level of allowance relative to the outstanding loan balances.

Noninterest Income

Noninterest income for 1998 increased $3,476,000 over the prior year as a result of increased fees from deposit services and mortgage banking services and higher income from other fee-based services.

Noninterest Expenses

Noninterest expenses for 1998 increased $2,591,000 over the prior year reflecting higher personnel and other operating expenses incurred to support growing levels of business activity and continued investment in the business franchise.

BALANCE SHEET ANALYSIS

Securities

The Company's securities portfolios are comprised of principally U.S. Government and U.S. Government corporation and agency mortgage-backed securities along with other debt and equity securities. At December 31, 1998, the Company's portfolio of securities totaled $329,806,000, of which U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities (having an average life of approximately 3.5 years) amounted to $268,067,000. The Company has the intent and ability to hold to maturity securities classified "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $1,801,000 and $1,121,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $1,145,000 and gross unrealized losses of $149,000. Given the generally high credit quality of the portfolio, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.
      Information regarding book values and range of maturities by type of security and weighted average yields for totals of each category is presented in Footnote 5 beginning on page 23.
      The following table sets forth the composition of the Company's investment securities by type, with related carrying values at the end of the most recent three fiscal years:

December 31,                                                                          1998                1997               1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                (dollars in thousands)
U.S. Treasury securities                                                            $ 19,731            $ 34,866            $ 41,246
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                                           268,067             286,393             254,243
Obligations of states and political subdivisions                                      19,217               3,589                  --
Debt securities issued by foreign governments                                          2,000               2,000               2,750
Other debt securities                                                                 13,993              52,000                  --
Federal Reserve Bank and other equity securities                                       6,798               6,103               6,092
                                                                                    ------------------------------------------------
    Total                                                                           $329,806            $384,951            $304,331
                                                                                    ================================================

Loan Portfolio

A management objective is to maintain the quality of the loan portfolio. The Company seeks to achieve this objective by maintaining rigorous underwriting standards coupled with regular evaluation of the creditworthiness of and the designation of lending limits for each borrower. The portfolio strategies seek industry or loan size diversification in order to minimize credit exposure and to originate loans in markets with which the Company is familiar.

      The Company's commercial and industrial loan portfolio represents approximately 72% of gross loans. Loans in this category are typically made to small and medium-sized businesses and range between $250,000 and $10 million, and are often collateralized by accounts receivable, inventory and marketable securities and other liquid collateral. Sources of repayment are from the borrower's operating profits, cash flows and liquidation of pledged collateral. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory or real property. The Company's real estate loan portfolio, which represents approximately 16% of gross loans, is secured by mortgages on real property located in the State of New York and in the State of Virginia. The collateral securing any loan may vary in value based on market conditions.
      The following table sets forth the composition of the Company's loan portfolio, net of unearned discounts, at the end of each of the most recent five fiscal years:


December 31,                           1998                 1997                 1996                 1995               1994
------------------------------------------------------------------------------------------------------------------------------------
                                             % of                 % of                 % of                 % of              % of
                               Balances     Total   Balances     Total   Balances     Total   Balances     Total   Balances   Total
                               -----------------------------------------------------------------------------------------------------
                                                                  (dollars in thousands)
Domestic
  Commercial
    and industrial             $465,048     72.64%  $413,887     74.11%  $350,641     75.32%  $309,173     77.83%  $245,619   78.53%
  Lease financing                56,146      8.77     43,705      7.82     34,750      7.46     24,311      6.12     12,875    4.12
  Real estate--mortgage         104,621     16.34     73,878     13.23     63,633     13.67     48,588     12.23     39,997   12.79
  Real estate--construction          --        --      8,352      1.50      1,136      0.25      1,040      0.26      1,486    0.47
  Installment--individuals       13,604      2.13     17,871      3.20     14,568      3.13     13,328      3.36     12,003    3.84
Foreign government and
  official institutions             787      0.12        789      0.14        789      0.17        789      0.20        789    0.25
                               ----------------------------------------------------------------------------------------------------
Loans, net of unearned
  discounts                    $640,206    100.00%  $558,482    100.00%  $465,517    100.00%  $397,229    100.00%  $312,769  100.00%
                               ====================================================================================================

Asset Quality

Intrinsic to the lending process is the possibility of loss. In times of economic slowdown, the risk inherent in the Company's portfolio of loans may be increased. While management endeavors to minimize this risk, it recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio which in turn depends on current and expected economic conditions, the financial condition of borrowers, the realization of collateral, and the credit management process.
      The following table sets forth the aggregate amount of domestic nonaccrual and past due loans of the Company at the end of each of the most recent five fiscal years; there were no foreign loans accounted for on a nonaccrual basis and there were no troubled debt restructurings for any types of loans. Loans contractually past due 90 days or more as to principal or interest and still accruing are loans which are both well-secured or guaranteed by financially responsible third parties, and are in the process of collection.

December 31,                                                      1998           1997           1996           1995            1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (dollars in thousands)
Nonaccrual basis loans*                                          $1,214         $1,388         $  442         $  357         $  575
Past due 90 days or more (other than the above)                     675            245            390          1,961            293
                                                                 ------------------------------------------------------------------
    Total                                                        $1,889         $1,633         $  832         $2,318         $  868
                                                                 ==================================================================
*Interest income that would have been earned on
  nonaccrual and reduced rate loans outstanding                  $   88         $   55         $   13         $   22         $   86
                                                                 ==================================================================
Applicable interest income actually realized                     $   --         $   --         $   --         $   --         $   18
                                                                 ==================================================================
Nonaccrual and past due loans as a percentage
  of total gross loans                                              .29%           .29%           .18%           .58%           .27%
                                                                 ==================================================================

      The allowance for loan losses is maintained through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation of both loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114.
      Thus, an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 1998, the ratio of the allowance to loans, net of unearned discounts, was 1.6% and the allowance was $10,156,000. At such date, the Company's nonaccrual loans amounted to $1,214,000; $286,000 of such loans were judged to be impaired within the scope of SFAS No. 114 and required valuation allowances of $100,000. Based on the foregoing, as well as management's judgement as to the current risks inherent in the loan portfolio, the Company's allowance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 1998. Net losses within the loan portfolio are not statistically predictable and changes in conditions in the next twelve months could result in future provisions for loan losses varying from the level taken in 1998. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $1,288,000 at December 31, 1998.
      The following table sets forth certain information with respect to the Company's loan loss experience for each of the most recent five fiscal years:


December 31,                                                        1998         1997          1996           1995      1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       (dollars in thousands)
Average loans outstanding, net of unearned
  discounts, during year                                         $ 512,711     $ 446,268     $ 376,879      $ 311,119     $ 255,223
                                                                 ==================================================================
Allowance for loan losses:
Balance at beginning of year                                     $   8,678     $   8,003     $   5,192      $   4,136     $   3,414
                                                                 ------------------------------------------------------------------
Charge-offs:
  Commercial and industrial                                          3,328         2,064           561            622           401
  Lease financing                                                      616           228            49            344            --
  Real estate                                                          146           239            71             16           109
  Installment                                                          261           193            57             19            22
                                                                 ------------------------------------------------------------------
    Total charge-offs                                                4,351         2,724           738          1,001           532
                                                                 ------------------------------------------------------------------
Recoveries:
  Commercial and industrial                                            232           240         1,456            144           196
  Lease financing                                                      142            56            37             --             5
  Real estate                                                            2             2            --             47            --
  Installment                                                           64            26             9             --            --
                                                                 ------------------------------------------------------------------
    Total recoveries                                                   440           324         1,502            191           201
                                                                 ------------------------------------------------------------------
Subtract/(Add):
  Net charge-offs/(recoveries)                                       3,911         2,400          (764)           810           331
                                                                 ------------------------------------------------------------------
Provision for loan losses                                            5,389         3,075         2,047          1,866         1,053
                                                                 ------------------------------------------------------------------
Balance at end of year                                           $  10,156     $   8,678     $   8,003      $   5,192     $   4,136
                                                                 ==================================================================
Ratio of net charge-offs to average loans outstanding,
  net of unearned discounts during year                                .76%          .54%            0%           .26%          .13%
                                                                 ==================================================================

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


December 31,                                    1998              1997            1996              1995                 1994
------------------------------------------------------------------------------------------------------------------------------------
                                                    % of              % of             % of               % of                 % of
                                           Amount  Loans     Amount  Loans    Amount  Loans     Amount   Loans     Amount     Loans
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
Domestic
  Commercial and industrial               $ 7,429   1.60%   $ 6,013   1.45%   $ 5,588   1.59%   $ 3,320   1.07%   $ 2,885      1.12%
  Lease financing                             837   1.49        648   1.48        508   1.46        355   1.46        175      1.36
  Real estate--mortgage                     1,583   1.51      1,059   1.43        820   1.29        619   1.27        631      1.59
  Real estate--construction                    --     --         70   0.84          8   0.70          8   0.77         12      0.81
  Installment--individuals                     25   0.18         35   0.20         25   0.17         20   0.15          2      0.02
  Unallocated                                 282     --        853     --      1,054     --        870     --        431     --
                                          -------           -------           -------           -------           -------
    Total                                 $10,156   1.59%   $ 8,678   1.55%   $ 8,003   1.72%   $ 5,192   1.31%   $ 4,136      1.32%
                                          =========================================================================================

Deposits

The Company's principal source of funds continues to be deposits, consisting of demand (noninterest-bearing), NOW, savings, money market and time deposits (principally certificates of deposit).
      The following table provides certain information with respect to the Company's deposits for each of the most recent three fiscal years:

December 31,                                                                      1998                  1997                  1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               (dollars in thousands)
Domestic
  Demand                                                                        $329,020              $312,462              $229,977
  NOW                                                                             54,980                54,056                32,761
  Savings                                                                         25,254                24,856                25,548
  Money market                                                                   127,470               136,069               133,510
  Time deposits by remaining maturity
    Within 3 months                                                              110,079                88,658                63,092
    After 3 months but within 1 year                                              42,012                87,580                68,725
    After 1 year but within 5 years                                               11,257                25,017                18,099
                                                                                ----------------------------------------------------
      Total domestic deposits                                                    700,072               728,698               571,712
                                                                                ----------------------------------------------------
Foreign
  Time deposits by remaining maturity
    Within 3 months                                                                1,730                 1,580                 1,710
    After 3 months but within 1 year                                               1,000                 1,130                 1,000
                                                                                ----------------------------------------------------
      Total foreign deposits                                                       2,730                 2,710                 2,710
                                                                                ----------------------------------------------------
      Total deposits                                                            $702,802              $731,408              $574,422
                                                                                ====================================================

      Fluctuations of balances in total or among categories at any date can occur based on the Company's mix of assets and liabilities as well as on a customer's balance sheet strategies. Historically, however, average balances for deposits have been relatively stable. Information regarding these average balances for the most recent three fiscal years is presented on page 55.

ASSET/LIABILITY MANAGEMENT

The Company's primary earnings source is its net interest income; therefore the Company devotes significant time and has invested in resources to assist in the management of interest rate risk and asset quality. The Company's net interest income is affected by changes in market interest rates, and by the level and composition of interest-earning assets and interest-bearing liabilities. The Company's objectives in its asset/liability management are to utilize its capital effectively, to provide adequate liquidity and to enhance net interest income, without taking undue risks or subjecting the Company unduly to interest rate fluctuations.
      The Company takes a coordinated approach to the management of its liquidity, capital and interest rate risk. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee ("ALCO"). ALCO, which is comprised of members of senior management, meets to review among other things, economic conditions, interest rates, yield curve, cash flow projections, expected customer actions, liquidity levels, capital ratios and repricing characteristics of assets, liabilities and off-balance sheet financial instruments.

Market Risk

Market risk is the risk of loss in a financial instrument arising from adverse changes in market indices such as interest rates, foreign exchange rates and equity prices. The Company's principal market risk exposure is interest rate risk, with no material impact on earnings from changes in foreign exchange rates or equity prices.
      Interest rate risk is the exposure to changes in market interest rates. Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. The Company monitors the interest rate sensitivity of its on- and off-balance sheet positions by examining its near-term sensitivity and its longer-term gap position. In its management of interest rate risk, the Company utilizes several financial and statistical tools including traditional gap analysis and sophisticated income simulation models.
      A traditional gap analysis is prepared based on the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities for selected time bands. The mismatch between repricings or maturities within a time band is commonly referred to as the "gap" for that period. A positive gap (asset sensitive) where interest rate sensitive assets exceed interest rate sensitive liabilities generally will result in net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite result on net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. The Company utilizes the gap analysis to complement its income simulations modeling, primarily focusing on the longer-term structure of the balance sheet.
      The Company's balance sheet structure is primarily short-term in nature with a substantial portion of assets and liabilities repricing or maturing within one year. The Company's gap analysis at December 31, 1998, presented on page 57, reveals that net interest income would increase during periods of rising interest rates and decrease during periods of falling interest rates.
      As part of its interest rate risk strategy, the Company uses off-balance sheet financial instruments (derivatives) to hedge the interest rate sensitivity of assets with the corresponding amortization reflected in the yield of the related on-balance sheet assets being hedged. The Company has written policy guidelines, approved by the Board of Directors, governing the use of off-balance sheet financial instruments, including approved counterparties, risk limits and appropriate internal control procedures. The credit risk of derivatives arises principally from the potential for a counterparty to fail to meet its obligation to settle a contract on a timely basis.
      The Company purchased interest rate floor contracts to reduce the impact of falling rates on its floating rate commercial loans. Interest rate floor contracts require the counterparty to pay the Company at specified future dates the amount, if any, by which the specified interest rate (3 month LIBOR) falls below the fixed floor rates, applied to the notional amounts. The Company utilizes these financial instruments to adjust its interest rate risk position without exposing itself to principal risk and funding requirements.
      At December 31, 1998, the Company's off-balance sheet financial instruments consisted of four interest rate floor contracts having a notional amount totaling $125 million, consisting of a contract with a notional amount of $25 million and a final maturity of October 10, 1999, another contract with a notional amount of $50 million and a final maturity of February 27, 2000, another contract with a notional amount of $25 million and a final maturity of February 9, 2001, and another contract with a notional amount of $25 million and a final maturity of May 1, 2001. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes. At December 31, 1998, all counterparties have investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.
      The interest rate floor contracts require the Company to pay a fee for the right to receive a fixed interest payment. The Company paid up front premiums of $879,000 which are amortized monthly against interest income from the designated assets. At December 31, 1998, the unamortized premiums on these contracts totaled $307,000 and are included in other assets. At December 31, 1998, $35,000 was receivable under these contracts.
      The Company utilizes income simulation models to complement its traditional gap analysis. While ALCO routinely monitors simulated net interest income sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk. The income simulation models measure the Company's net interest income volatility or sensitivity to interest rate changes utilizing statistical techniques that allow the Company to consider various factors which impact net interest income. These factors include actual maturities, estimated cash flows, repricing characteristics, deposits growth/retention and, most importantly, the relative sensitivity of the Company's assets and liabilities to changes in market interest rates. This relative sensitivity is important to consider as the Company's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. The core deposit costs are internally managed and tend to exhibit less sensitivity to changes in interest rates than the Company's adjustable rate assets whose yields are based on external indices and change in concert with market interest rates.
      The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates which would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The estimated effects of the Company's interest rate floors are included in the results of the sensitivity analysis. The Company has established certain policy limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. Management generally has maintained a risk position well within the policy limits. As of December 31, 1998, the model indicated the impact of a 200 basis point parallel and pro rata rise in rates over twelve months would approximate a 1.82% ($975,000) increase in net interest income, while the impact of a 200 basis point decline in rates over the same period would approximate a 2.65% ($1,414,000) decline from an unchanged rate environment.
      The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.
      Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/ external variables. Furthermore, the sensitivity analysis does not reflect actions that the Asset/Liability Committee might take in responding to or anticipating changes in interest rates.

Liquidity Risk

Liquidity is the ability to meet cash needs arising from changes in various categories of assets and liabilities. Liquidity is constantly monitored and managed at both the parent company and the bank levels. Liquid assets consist of cash and due from banks, interest-bearing deposits in banks and Federal funds sold and securities available for sale. Primary funding sources include core deposits, capital markets funds and other money market sources. Core deposits include domestic noninterest-bearing and interest-bearing retail deposits, which historically have been relatively stable. The parent company and the bank have significant unused borrowing capacity. Contingency plans exist and could be implemented on a timely basis to minimize the impact of any dramatic change in market conditions.
      While the parent company generates income from its own operations, it also depends for its cash requirements on funds maintained or generated by its subsidiaries, principally the bank. Such sources have been adequate to meet the parent company's cash requirements throughout its history.
      Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its nonbank subsidiaries. All national banks are limited in the payment of dividends without the approval of the Comptroller of the Currency to an amount not to exceed the net profits as defined, for the year to date combined with its retained net profits for the preceding two calendar years.
      At December 31, 1998, the parent company's short-term debt, consisting principally of commercial paper used to finance ongoing current business activities, was approximately $41,529,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $60,807,000 and back-up credit lines with banks of $19,000,000. Since 1979, the parent company has had no need to use available back-up lines of credit.
      While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity requirements in the future.

CAPITAL

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). Information regarding the Company's and the bank's risk-based capital at December 31, 1998 and December 31, 1997, is presented in Footnote 20 on page 36. In addition, the Company and the bank are subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA, a "well capitalized" institution must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. At December 31, 1998, the Company and the bank exceeded the requirements for "well capitalized" institutions.

Year 2000 Project

Management has initiated a company-wide program to prepare the Company's computer hardware and software for the year 2000. In this connection, the Company has established a Year 2000 ("Y2K") Compliance Committee ("the Committee") to address this important issue. The Committee has undertaken a project with major emphasis on identifying all hardware and software supporting the Company's mission critical applications. This project has been divided into the following five phases: awareness, assessment, renovation, validation and implementation.
      The Committee has completed the awareness and the assessment phases in which all of the Company's hardware and software have been identified, reviewed and classified according to their ability to adequately function beyond December 31, 1999. The Committee is currently monitoring the testing of the missions critical systems as well as certain other significant noninformation technology systems as part of the renovation phase. In addition, the Committee is currently monitoring the efforts of outside vendors and company personnel to upgrade all noncompliant hardware and software. All outside vendors and service providers will be required to certify that they are or will be Y2K compliant and to provide information on testing procedures so that the Committee may verify compliance. Where necessary, alternate vendors and service providers have been or will be identified to ensure the Company's ability to operate after December 31, 1999. The Committee has completed the Company's Customer Awareness Program. The Company sent a questionnaire to its significant commercial customer base and funding sources to assess their level of awareness of and compliance with Y2K issues. The Committee will continue monitoring the progress of its significant commercial customer base, funding sources, and vendors, and will assess the potential impact of these efforts on the Company. Management anticipates that the validation and implementation phases will be completed by mid-1999.
      The Committee has estimated that the cost to complete all phases of the Y2K project to be approximately $350,000 and will be expensed as incurred. This estimate does not include any costs to be charged to the Company by outside vendors and service providers. Many of the expenditures will relate to microcomputer hardware and software that would have been upgraded in the normal course of the Company's operations through December 31, 1999.

      Despite the best efforts of the Committee, there can be no complete assurance that the Company will not be adversely affected by unforeseen problems in its own computer systems or in systems provided by third parties and by other entities not associated with the Company which are unsuccessful in properly addressing this issue. While the dollar impact of any unforeseen problems cannot be accurately quantified at this time because of the uncertainties involved, such problems could have a material adverse effect on the Company. The Company, as part of its normal business practice, has comprehensive business resumption and disaster recovery plans to facilitate timely restoration of services and processes in the event of a business disruption. The effort to update these plans to reflect the potential of Year 2000-related failures is underway. In addition, the Company is developing business resumption, remediation and event contingency plans to prepare for potential systems failures at critical dates, failures of critical third parties to effectively remedy and certify their technologies as well as any other unanticipated events that could arise with the date change. The development of these plans includes the identification of core business processes, critical to the Company's business and operations, and assessment of failure scenarios. The Company expects that its contingency planning for the year 2000 issue will be substantially complete by the end of June, 1999.

Market for the Company's Common Stock and
Related Security Holder Matters

The parent company's common stock is traded on The New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Footnote 24 on page 42. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 15. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Footnote 13 on page 29. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Footnote 11 on page 28.

Recent Accounting Developments

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 required that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative's fair value should be recognized currently in earnings unless the derivative is designated as a hedge. When designated as a hedge, the fair value should be recognized currently in earnings or in accumulated other comprehensive income in equity, depending on whether such designation is as a fair value or as a cash flow hedge. With respect to fair value hedges, the fair value of the derivative, as well as changes in the fair value of the hedged item, are reported in the income statement. With cash flow hedges, changes in the derivative's fair value are reported in accumulated other comprehensive income in equity and reclassified to the income statement in periods in which earnings are affected by the hedged variable cash flows or forecasted transaction. SFAS No. 133 also requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.
      SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and cannot be applied retroactively. The Company intends to adopt the Statement as of January 1, 2000; however, it has not yet quantified the financial statement impact of adoption, nor determined the method of adoption. The Company anticipates that adoption could increase volatility in earnings and accumulated other comprehensive income in equity, and could result in certain modifications to systems and hedging methodologies.
      In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This standard requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking is no longer required to classify all retained mortgage-backed securities as trading securities. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. This standard is effective for the first quarter of 1999. The effect of adopting this standard is not expected to have a material impact on the Company's financial condition or results of operations.

Forward-Looking Information

This report contains statements that constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual facts to differ materially from those presented in this report. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this report.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997
AND DECEMBER 31, 1996

OVERVIEW

The Company reported net income for 1997 of $10.9 million, representing $1.27 per share, calculated on a diluted basis, compared to $8.3 million, or $1.01 per share, calculated on a diluted basis, in 1996. This increase reflects the improved net interest margin and continued growth in noninterest income.
      Net interest income was $45.6 million for 1997, up from $39.7 million in 1996. The net interest margin improved to 6.38% for 1997 compared to 5.93% for 1996. These increases were due principally to management's strategy of increasing the loan portfolio.
      The provision for loan losses increased $1.0 million to $3.1 million in 1997 compared to $2.1 million in 1996, reflecting management's continuing evaluation of the loan portfolio, principally as the result of the growth in the portfolio, and the allowance for loan losses appropriate thereto.
      Noninterest income rose $3.0 million to $13.0 million in 1997 principally due to increases from mortgage banking and factoring activities.
      Noninterest expenses totaled $35.7 million for 1997 compared to $31.7 million in 1996. The increases in expense categories were incurred to support growing levels of business activity and continued investments in the business franchise.

INCOME STATEMENT ANALYSIS

Net Interest Income

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 56. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 55.
      Net interest income for 1997 increased $5,909,000 to $45,572,000 from $39,663,000 for the comparable period in 1996.
      Total interest income aggregated $67,826,000 up $6,829,000 for 1997 as compared to $60,997,000 for the same period of 1996. The yield on interest-earning assets was 9.44% for 1997 compared with 9.05% for the comparable period in 1996. The increase in interest income was principally due to an increase in income earned on the Company's loan portfolio as a result of management's strategy of increasing loan outstandings.
      Interest earned on the loan portfolio amounted to $46,783,000 up $7,562,000 when compared to a year ago. Average loan balances amounted to $446,268,000 up $69,389,000 from an average balance of $376,879,000 in the prior year period. The increase in average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $7,158,000 or 95% of the increase in interest earned on loans.
      Interest earned on investment securities amounted to $20,447,000 down $883,000 when compared to a year ago principally due to lower average outstandings.
      Interest expense increased $920,000 to $22,254,000 for 1997 from $21,334,000 for the comparable period in 1996. The increase in interest expense was due to the higher average balances coupled with higher average rates paid for savings and time deposits.
      Interest expense on savings and time deposits amounted to $14,944,000 up $2,836,000 when compared to a year ago due to increases in average outstandings and the cost of funds. Average outstandings increased $46,781,000 to $377,301,000 when comparing 1997 to the same period in 1996. The average rate paid on interest-bearing deposits was 3.96% in 1997 compared to 3.66% in the comparable year ago period.
      Interest expense associated with borrowed funds decreased $1,916,000 when comparing 1997 to the same period in 1996 as a result of lower average outstandings.

Provision for Loan Losses

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality"), and principally as the result of the growth in the loan portfolios, the provision for loan losses increased to $3,075,000 up $1,028,000 when compared to the same period last year.

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

                        STERLING BANCORP AND SUBSIDIARIES
         AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS[1]

                                          Year Ended December 31, 1998   Year Ended December 31, 1997  Year Ended December 31, 1996
                                         -----------------------------   ----------------------------  ----------------------------
                                         Average               Average   Average              Average  Average              Average
                                         Balance    Interest    Rate     Balance   Interest    Rate    Balance    Interest   Rate
                                         -------    --------    ----     -------   --------    ----    -------    --------   ----
                                                                      (dollars in thousands)
Assets
Interest-bearing deposits with
  other banks                            $  1,070    $   132    5.03%   $  3,285    $   225    5.68%   $  2,999    $   157     5.23%
Investment securities
  Available for sale                      111,562      7,063    6.33      67,143      4,496    6.70      93,188      6,289     6.75
  Held to maturity                        213,532     13,486    6.32     236,581     15,903    6.72     228,656     15,034     6.58
  Tax-exempt[2]                            11,596        499    4.34       1,029         48    4.68         113          7     5.97
Federal Funds sold                         10,356        565    5.45       6,718        371    5.52       5,153        289     5.60
Loans, net of unearned discounts
  Domestic[3]                             511,923     52,165   11.26     445,479     46,727   11.74     376,090     39,168    11.41
  Foreign                                     788         52    6.65         789         56    7.12         789         53     6.69
                                          -------     ------            --------     ------             -------     ------
    Total Interest-Earning Assets         860,827     73,962    9.11%    761,024     67,826    9.44%    706,988     60,997     9.05%
                                                      ------   =====                 ------   =====                 ------    =====
Cash and due from banks                    41,913                         44,711                         40,402
Allowance for loan losses                  (9,270)                        (8,579)                        (6,422)
Excess cost over equity in
  net assets of the bank                   21,158                         21,158                         21,158
Other                                      21,336                         20,040                         15,569
                                         --------                       --------                       --------
    Total Assets                         $935,964                       $838,354                       $777,695
                                         ========                       ========                       ========
Liabilities and Shareholders' Equity
Interest-bearing deposits
  Domestic
    Savings                              $ 23,619        538    2.28%   $ 24,288        531    2.18%    $26,053        535     2.06%
    NOW                                    62,265      1,809    2.91      35,312        588    1.67      30,703        313     1.02
    Money market                          136,577      4,222    3.09     130,742      4,048    3.10     117,822      3,381     2.87
    Time                                  183,837      9,393    5.11     183,997      9,619    5.23     153,231      7,740     5.05
  Foreign
    Time                                    2,729        145    5.33       2,962        158    5.33       2,711        139     5.14
Borrowings
Federal Funds purchased and securities
  sold under agreements to repurchase      77,367      4,002    5.15      83,207      4,480    5.38      87,092      4,611     5.29
Commercial paper                           33,843      1,720    5.08      24,804      1,299    5.24      29,652      1,547     5.22
  Other short-term debt                    13,583        921    5.15       8,221        656    5.19      14,812      1,042     5.27
  Long-term debt                           35,240      1,774    5.03      16,385        875    5.89      33,920      2,026     6.76
                                          -------     ------             -------     ------             -------     ------
    Total Interest-Bearing Liabilities    569,060     24,524    4.27%    509,918     22,254    4.32%    495,996     21,334     4.24%
                                                                ====                           ====                            ====
Noninterest-bearing demand deposits       224,780         --             199,431         --             175,232         --
                                          -------     ------             -------     ------             -------     ------
Total including noninterest-bearing
  demand deposits                         793,840     24,524    3.10%    709,349     22,254    3.10%    671,228     21,334     3.13%
Other liabilities                          45,480     ------    ====      46,490     ------    ====      40,699     ------     ====
                                          -------                        -------                        -------
    Total Liabilities                     839,320                        755,839                        711,927
Shareholders' equity                       96,644                         82,515                         65,768
                                         --------                       --------                       --------
    Total Liabilities and
      Shareholders' Equity               $935,964                       $838,354                       $777,695
                                         ========                       ========                       ========
Net interest income/spread                           $49,438    4.84%               $45,572    5.12%               $39,663     4.81%
                                                     =======    ====                =======    ====                =======     ====
Net yield on interest-earning assets                            6.12%                          6.38%                           5.93%
                                                                ====                           ====                            ====

[1] The average balances of assets, liabilities and shareholders' equity are computed on the basis of daily averages for the bank and monthly averages for the parent company and its finance subsidiaries.

[2]   Interest on these securities is not presented on a tax-equivalent basis.

[3] Nonaccrual loans are included in the average balance which reduces the average yields.

                        STERLING BANCORP AND SUBSIDIARIES
                              RATE/VOLUME ANALYSIS

                                                                   December 31, 1997 to                  December 31, 1996 to
Increase (Decrease) from Years Ended,                               December 31, 1998                     December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                            Volume         Rate      Total[1]     Volume         Rate      Total[1]
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (dollars in thousands)
Interest Income
Interest-bearing deposits with other banks                 $   (80)     $   (13)     $   (93)     $    35      $    33      $    68
                                                           ------------------------------------------------------------------------
Investment securities
  Available for sale                                         2,827         (260)       2,567       (1,761)         (32)      (1,793)
  Held to maturity                                          (1,501)        (916)      (2,417)         515          354          869
  Tax-exempt[2]                                                454           (3)         451           49           (8)          41
                                                           ------------------------------------------------------------------------
    Total                                                    1,780       (1,179)         601       (1,197)         314         (883)
                                                           ------------------------------------------------------------------------
Federal funds sold                                             199           (5)         194           86           (4)          82
                                                           ------------------------------------------------------------------------
Loans, net of unearned discount
  Domestic[3]                                                7,624       (2,186)       5,438        7,064          495        7,559
  Foreign                                                       --           (4)          (4)          --            3            3
                                                           ------------------------------------------------------------------------
    Total                                                    7,624       (2,190)       5,434        7,064          498        7,562
                                                           ------------------------------------------------------------------------
  Total Interest Income                                    $ 9,523      $(3,387)     $ 6,136      $ 5,988      $   841      $ 6,829
                                                           ========================================================================
Interest Expense
Savings and time deposits
  Domestic
    Savings                                                $   (16)     $    23      $     7      $   (37)     $    33      $    (4)
    NOW                                                        619          602        1,221           61          214          275
    Money market                                               187          (13)         174          379          288          667
    Time                                                        (8)        (218)        (226)       1,568          311        1,879
  Foreign
    Time                                                       (13)          --          (13)          13            6           19
                                                           ------------------------------------------------------------------------
    Total                                                      769          394        1,163        1,984          852        2,836
                                                           ------------------------------------------------------------------------
Borrowings
  Federal funds purchased and securities
    sold under agreements to repurchase                       (297)        (181)        (478)        (214)          83         (131)
  Commercial paper                                             462          (41)         421         (256)           8         (248)
  Other short-term debt                                        268           (3)         265         (362)         (24)        (386)
  Long-term debt                                             1,048         (149)         899       (1,023)        (128)      (1,151)
                                                           ------------------------------------------------------------------------
    Total                                                    1,481         (374)       1,107       (1,855)         (61)      (1,916)
                                                           ------------------------------------------------------------------------
Total Interest Expense                                     $ 2,250      $    20      $ 2,270      $   129      $   791      $   920
                                                           ========================================================================
Net Interest Income                                        $ 7,273      $(3,407)     $ 3,866      $ 5,859      $    50      $ 5,909
                                                           ========================================================================

[1] The rate/volume variance is allocated equally between changes in volume and rate. The effect of the extra day in 1996 has been included in the change in volume.

[2]   Interest on the securities is not calculated on a tax-equivalent basis.

[3] Nonaccrual loans have been included in the amounts outstanding and income has been included to the extent earned.

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

                                                                                        Repricing Date
                                                      ------------------------------------------------------------------------------
                                                                    More than
                                                        3 months     3 months      1 year to      Over      Nonrate
                                                         or less     to 1 year      5 years      5 years   Sensitive        Total
------------------------------------------------------------------------------------------------------------------------------------
Assets
  Interest-bearing deposits with other banks          $      515   $       --    $       --    $      --   $      --      $      515
  Investment securities                                   23,951       16,905        11,899      270,254       6,797         329,806
  Loans, net of unearned discounts
    Commercial and industrial                            464,403           --         1,217          102        (674)        465,048
    Lease financing                                          705        2,551        60,311        1,130      (8,551)         56,146
    Real estate                                           21,082           15        17,568       66,214        (258)        104,621
    Installment                                            9,185        1,173         2,066        1,450        (270)         13,604
    Foreign government and official institutions              --          787            --           --          --             787
  Noninterest-earning assets and allowance
    for loan losses                                           --           --            --           --      73,918          73,918
                                                      ------------------------------------------------------------------------------
      Total Assets                                       519,841       21,431        93,061      339,150      70,962       1,044,445
                                                      ------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
  Interest-bearing deposits
    Savings[1]                                                --           --        25,254           --          --          25,254
    NOW[1]                                                    --           --        54,980           --          --          54,980
    Money market[1]                                      103,315           --        24,156           --          --         127,471
    Time--domestic                                        99,037       49,274        15,024           13          --         163,348
        --foreign                                          1,730        1,000            --           --          --           2,730
  Securities sold under agreements to repurchase          91,609        7,820            --           --          --          99,429
  Commercial paper                                        41,529           --            --           --          --          41,529
  Other short-term borrowings                             12,771           --            --           --          --          12,771
  Other long-term borrowings--FHLB                        20,000           --        21,400           --          --          41,400
  Noninterest-bearing liabilities and
    shareholders' equity                                      --           --            --           --     475,533         475,533
                                                      ------------------------------------------------------------------------------
      Total Liabilities and Shareholders' Equity         369,991       58,094       140,814           13     475,533       1,044,445
                                                      ------------------------------------------------------------------------------
Net Interest Rate Sensitivity Gap                     $  149,850   $  (36,663)   $  (47,753)   $ 339,137   $(404,571)     $       --
                                                      ==============================================================================
Cumulative Gap at December 31, 1998                   $  149,850   $  113,187    $   65,434    $ 404,571   $      --      $       --
                                                      ==============================================================================
Cumulative Gap at December 31, 1997                   $  158,116   $   97,742    $   60,343    $ 377,414   $      --      $       --
                                                      ==============================================================================
Cumulative Gap at December 31, 1996                   $   67,266   $   20,475    $  (11,245)   $ 261,380   $      --      $       --
                                                      ==============================================================================

[1] Historically, balances on non-maturity deposit accounts have remained relatively stable despite changes in levels of interest rates. Balances are shown in repricing periods based on management's historical repricing practices and runoff experience.