Form 10-K, Exhibit 13
period 1999-12-31
STERLING BANCORP
filed 2000-03-29
CIK 93451

                                                                      Exhibit 13

                              FINANCIAL INFORMATION

               Consolidated Financial Statements               14

               Consolidated Statements of Condition            19

               Notes to Consolidated Financial Statements      20

               Independent Auditors' Report                    44

               Management's Discussion and Analysis of
               Financial Condition and Results of Operations   45

                        Sterling Bancorp and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                             1999                1998
-----------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                             $    35,505,342     $    43,311,268
Interest-bearing deposits with other banks                                                  515,000             515,000

Securities available for sale (at estimated market value)                               162,463,715         145,060,902
Securities held to maturity (estimated market value $286,220,249 and
  $185,425,123, respectively)                                                           294,938,717         184,745,325
                                                                                    -----------------------------------
      Total investment securities                                                       457,402,432         329,806,227
                                                                                    -----------------------------------
Loans, net of unearned discounts                                                        689,096,080         640,206,308
Less allowance for possible loan losses                                                  11,116,848          10,156,077
                                                                                    -----------------------------------
      Loans, net                                                                        677,979,232         630,050,231
                                                                                    -----------------------------------
Customers' liability under acceptances                                                    3,888,140             609,431
Excess cost over equity in net assets of the banking subsidiary                          21,158,440          21,158,440
Premises and equipment, net                                                               5,847,842           6,294,654
Accrued interest receivable                                                               4,541,954           3,991,914
Other real estate owned                                                                     358,175           1,044,509
Other assets                                                                             11,690,695           7,663,541
                                                                                    -----------------------------------
                                                                                    $ 1,218,887,252     $ 1,044,445,215
                                                                                    ===================================

Liabilities and Shareholders' Equity
Noninterest-bearing deposits                                                        $   291,807,803     $   329,020,287
Interest-bearing deposits                                                               570,712,149         373,782,181
                                                                                    -----------------------------------

      Total deposits                                                                    862,519,952         702,802,468
Federal funds purchased and securities sold under agreements to repurchase              118,238,418          99,429,027
Commercial paper                                                                         40,319,200          41,529,300
Other short-term borrowings                                                              10,993,363          12,771,325
Acceptances outstanding                                                                   3,888,140             609,431
Due to factoring clients                                                                 37,933,948          32,074,004
Accrued expenses and other liabilities                                                   18,704,104          11,678,336
Other long-term borrowings--FHLB                                                         21,050,000          41,400,000
                                                                                    -----------------------------------
      Total liabilities                                                               1,113,647,125         942,293,891
                                                                                    -----------------------------------
Commitments and contingent liabilities

Shareholders' Equity
  Preferred stock, $5 par value                                                           2,443,430           2,463,890
  Common stock, $1 par value. Authorized 20,000,000 shares;
    issued 8,723,051 and 8,310,284 shares, respectively                                   8,723,051           8,310,284
  Capital surplus                                                                        51,911,883          45,287,315
  Retained earnings                                                                      52,360,024          48,817,648
  Accumulated other comprehensive income:
    Net unrealized (depreciation) appreciation on securities available for sale,
      net of tax                                                                         (2,634,509)            538,840
                                                                                    -----------------------------------

                                                                                        112,803,879         105,417,977
  Less
    Common stock in treasury at cost, 357,993 and 101,693 shares, respectively            6,515,522           1,592,690
    Unearned compensation                                                                 1,048,230           1,673,963
                                                                                    -----------------------------------
      Total shareholders' equity                                                        105,240,127         102,151,324
                                                                                    -----------------------------------
                                                                                    $ 1,218,887,252     $ 1,044,445,215
                                                                                    ===================================

See Notes to Consolidated Financial Statements.

                        Sterling Bancorp and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                        1999           1998            1997
------------------------------------------------------------------------------------------------------
Interest Income
  Loans                                                      $55,554,212    $52,216,562    $46,783,503
  Deposits with other banks                                      227,940        132,352        225,051
  Investment securities
    Available for sale                                         8,375,949      7,562,173      4,543,430
    Held to maturity                                          15,073,036     13,485,747     15,903,348
  Federal funds sold                                             555,774        564,622        370,741
                                                             -----------------------------------------
      Total interest income                                   79,786,911     73,961,456     67,826,073
                                                             -----------------------------------------

Interest Expense
  Deposits                                                    16,705,744     16,106,218     14,943,623
  Federal funds purchased and securities sold
    under agreements to repurchase                             5,021,305      4,002,161      4,480,085
  Commercial paper                                             1,780,107      1,719,857      1,298,916
  Other short-term borrowings                                    766,138        921,076        656,570
  Long-term convertible subordinated debentures                       --             --        250,060
  Other long-term borrowings--FHLB                             2,051,600      1,774,228        624,939
                                                             -----------------------------------------
      Total interest expense                                  26,324,894     24,523,540     22,254,193
                                                             -----------------------------------------
      Net interest income                                     53,462,017     49,437,916     45,571,880
Provision for loan losses                                      5,583,800      5,389,000      3,075,000
                                                             -----------------------------------------
      Net interest income after provision for loan losses     47,878,217     44,048,916     42,496,880
                                                             -----------------------------------------
Noninterest Income
  Factoring income                                             4,816,088      4,481,711      4,456,355
  Mortgage banking income                                      5,382,766      4,650,353      3,341,093
  Service charges on deposit accounts                          3,100,990      3,194,510      2,049,839
  Trade finance income                                         2,242,770      1,976,757      1,553,048
  Trust fees                                                     890,493        858,934        659,314
  Other service charges and fees                               1,387,348        939,636        847,392
  Net securities gains                                                --         86,291             --
  Other income                                                   123,945        260,149         64,888
                                                             -----------------------------------------
      Total noninterest income                                17,944,400     16,448,341     12,971,929
                                                             -----------------------------------------
Noninterest Expenses
  Salaries                                                    20,120,568     18,114,084     17,151,370
  Employee benefits                                            3,950,572      3,671,487      3,401,063
                                                             -----------------------------------------
      Total personnel expense                                 24,071,140     21,785,571     20,552,433
  Occupancy expense, net                                       3,459,987      3,321,081      3,084,946
  Equipment expense                                            2,622,960      2,455,347      2,389,691
  Other expenses                                              11,428,560     10,735,564      9,679,249
                                                             -----------------------------------------
      Total noninterest expenses                              41,582,647     38,297,563     35,706,319
                                                             -----------------------------------------
Income before income taxes                                    24,239,970     22,199,694     19,762,490
Provision for income taxes                                     9,676,018      9,403,151      8,874,087
                                                             -----------------------------------------
Net income                                                   $14,563,952    $12,796,543    $10,888,403
                                                             =========================================

Average number of common shares outstanding
  Basic                                                        8,485,017      8,639,857      8,272,874
  Diluted                                                      8,849,239      9,125,088      9,001,400
Earnings per average common share
  Basic                                                      $      1.71    $      1.48    $      1.31
  Diluted                                                           1.64           1.40           1.22
Dividends per common share                                           .50            .43            .37

See Notes to Consolidated Financial Statements.

                        Sterling Bancorp and Subsidiaries
                           CONSOLIDATED STATEMENTS OF
                           OTHER COMPREHENSIVE INCOME

Years Ended December 31,                                               1999            1998              1997
-----------------------------------------------------------------------------------------------------------------
Net income                                                         $ 14,563,952     $ 12,796,543     $ 10,888,403
Other comprehensive income, net of tax:
  Unrealized (losses)/gains on securities:
    Unrealized holding (losses)/gains arising during the period      (3,173,349)         388,150          107,373
    Less: reclassification adjustment for gains
        included in net income                                               --          (46,684)              --
                                                                   ----------------------------------------------
Comprehensive income, net of tax                                   $ 11,390,603     $ 13,138,009     $ 10,995,776
                                                                   ==============================================

See Notes to Consolidated Financial Statements.

                        Sterling Bancorp and Subsidiaries
                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31,                                                1999              1998             1997
--------------------------------------------------------------------------------------------------------------------
Preferred Stock
  Balance at beginning of year                                     $   2,463,890     $   2,486,730     $   2,506,600
  Conversions of Series B and Series D shares                            (20,460)          (22,840)          (19,870)
                                                                   -------------------------------------------------
  Balance at end of year                                           $   2,443,430     $   2,463,890     $   2,486,730
                                                                   =================================================

Common Stock
  Balance at beginning of year                                     $   8,310,284     $   8,262,500     $   7,725,533
  Conversions of subordinated debentures                                      --                --           519,480
  Conversions of preferred shares into common shares                       2,046             2,284             1,987
  Options exercised                                                       12,500            45,500            15,500
  Common shares issued in connection with stock dividend                 398,221                --                --
                                                                   -------------------------------------------------
  Balance at end of year                                           $   8,723,051     $   8,310,284     $   8,262,500
                                                                   =================================================

Capital Surplus
  Balance at beginning of year                                     $  45,287,315     $  44,775,759     $  38,619,434
  Conversions of subordinated debentures                                      --                --         5,975,019
  Conversions of preferred shares into common shares                      18,414            20,556            17,883
  Options exercised                                                      135,063           491,000           169,250
  Common shares issued in connection with stock dividend               6,471,091                --                --
  Forfeiture of shares issued under incentive compensation plan               --                --            (5,827)
                                                                   -------------------------------------------------
  Balance at end of year                                           $  51,911,883     $  45,287,315     $  44,775,759
                                                                   =================================================

Retained Earnings
  Balance at beginning of year                                     $  48,817,648     $  39,590,806     $  31,648,806
  Net income                                                          14,563,952        12,796,543        10,888,403
  Cash dividends paid--common shares                                  (4,074,846)       (3,515,636)       (2,900,466)
                     --preferred shares                                  (65,711)          (54,065)          (45,937)
  Stock dividend paid--common shares                                  (6,869,312)               --                --
                     --cash in lieu                                      (11,707)               --                --
                                                                   -------------------------------------------------
  Balance at end of year                                           $  52,360,024     $  48,817,648     $  39,590,806
                                                                   =================================================

Accumulated Other Comprehensive Income, Net
  Balance at beginning of year                                     $     538,840     $     197,374     $      90,001
                                                                   -------------------------------------------------

  Unrealized holding gains/(losses) arising during the period:
    Before tax                                                        (5,865,712)          717,461           197,779
    Tax effect                                                         2,692,363          (329,311)          (90,406)
                                                                   -------------------------------------------------
    Net of tax                                                        (3,173,349)          388,150           107,373
                                                                   -------------------------------------------------
  Reclassification adjustment for gains included in net income
    Before tax                                                                --           (86,291)               --
    Tax effect                                                                --            39,607                --
                                                                   -------------------------------------------------
    Net of tax                                                                --           (46,684)               --
                                                                   -------------------------------------------------
  Balance at end of year                                           $  (2,634,509)    $     538,840     $     197,374
                                                                   =================================================

Treasury Stock
  Balance at beginning of year                                     $  (1,592,690)    $    (441,257)    $    (418,959)
  Purchase of common shares                                           (4,922,832)       (1,151,433)               --
  Forfeiture of shares issued under incentive compensation plan               --                --           (22,298)
                                                                   -------------------------------------------------
  Balance at end of year                                           $  (6,515,522)    $  (1,592,690)    $    (441,257)
                                                                   =================================================

Unearned Compensation
  Balance at beginning of year                                     $  (1,673,963)    $  (2,249,346)    $  (2,993,980)
  Forfeiture of shares issued under incentive compensation plan               --                --            28,125
  Amortization of unearned compensation                                  625,733           575,383           716,509
                                                                   -------------------------------------------------
  Balance at end of year                                           $  (1,048,230)    $  (1,673,963)    $  (2,249,346)
                                                                   =================================================

Total Shareholders' Equity
  Balance at beginning of year                                     $ 102,151,324     $  92,622,566     $  77,177,435
  Net changes during the year                                          3,088,803         9,528,758        15,445,131
                                                                   -------------------------------------------------
  Balance at end of year                                           $ 105,240,127     $ 102,151,324     $  92,622,566
                                                                   =================================================

See Notes to Consolidated Financial Statements.

                        Sterling Bancorp and Subsidiaries
                           CONSOLIDATED STATEMENTS OF
                                   CASH FLOWS

Years Ended December 31,                                                          1999             1998               1997
-------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                  $  14,563,952     $  12,796,543     $  10,888,403
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                   5,583,800         5,389,000         3,075,000
      Depreciation and amortization of premises and equipment                     1,890,313         1,686,199         1,465,620
      Deferred income tax provision (benefit)                                        15,080          (454,107)         (854,612)
      Net change in loans held for sale                                           9,123,907       (12,714,005)       (3,846,158)
      Net securities gains                                                               --           (86,291)               --
      Amortization of unearned compensation                                         625,733           575,383           716,509
      Amortization of premiums on investment securities                           1,840,417         2,107,863         1,357,973
      Accretion of discounts on investment securities                              (892,117)         (637,104)         (150,942)
      (Increase) Decrease in accrued interest receivable                           (550,040)          155,094           110,134
      Increase in due to factoring clients                                        5,859,944         1,275,394         7,658,106
      Increase (Decrease) in accrued expenses and other liabilities               7,025,768           117,886        (2,015,388)
      Other, net                                                                 (5,972,899)       (3,767,727)       (2,505,835)
                                                                              -------------------------------------------------
        Net cash provided by operating activities                                39,113,858         6,444,128        15,898,810
                                                                              -------------------------------------------------

Investing Activities
  Purchase of premises and equipment                                             (1,443,501)         (650,791)       (3,286,942)
  Net decrease in interest-bearing deposits with other banks                             --         2,495,000                --
  Decrease in Federal funds sold                                                         --                --         3,000,000
  Net increase in loans                                                         (58,013,679)      (69,010,458)      (89,119,131)
  Decrease (Increase) in other real estate owned                                    686,334          (299,073)         (364,336)
  Proceeds from prepayments, redemptions or maturities
    of securities--held to maturity                                              60,065,989        69,459,395        39,933,896
  Purchases of securities--held to maturity                                    (171,671,423)      (19,853,914)      (50,284,272)
  Proceeds from sale of securities--available for sale                                   --        14,965,434                --
  Proceeds from prepayments, redemptions or maturities--
    available for sale                                                          153,664,553       340,067,757        30,680,545
  Purchases of securities--available for sale                                  (176,469,337)     (350,247,181)     (101,959,442)
                                                                              -------------------------------------------------
        Net cash used in investing activities                                  (193,181,064)      (13,073,831)     (171,399,682)
                                                                              -------------------------------------------------

Financing Activities
  Net (decrease) increase in noninterest-bearing deposits                       (37,212,484)       16,558,798        82,484,706
  Net increase (decrease) in interest-bearing deposits                          196,929,968       (45,164,310)       74,500,913
  Net increase (decrease) in securities sold under agreements
    to repurchase                                                                47,809,391       (16,323,519)          608,146
  Net (decrease) increase in commercial paper and
    other short-term borrowings                                                  (2,988,062)       10,338,773       (19,027,839)
  (Decrease) Increase in other long-term borrowings--FHLB                       (20,350,000)       39,650,000       (12,750,000)
  (Decrease) Increase in Federal funds purchased                                (29,000,000)        9,000,000        18,000,000
  Purchase of treasury shares                                                    (4,922,832)       (1,151,433)               --
  Proceeds from exercise of stock options                                           147,563           536,500           184,750
  Cash dividends paid on preferred and common shares                             (4,140,557)       (3,569,701)       (2,946,403)
  Cash paid in lieu of fractional shares in connection with stock dividend          (11,707)               --                --
                                                                              -------------------------------------------------
        Net cash provided by financing activities                               146,261,280         9,875,108       141,054,273
                                                                              -------------------------------------------------
Net (decrease) increase in cash and due from banks                               (7,805,926)        3,245,405       (14,446,599)
Cash and due from banks--beginning of year                                       43,311,268        40,065,863        54,512,462
                                                                              -------------------------------------------------
Cash and due from banks--end of year                                          $  35,505,342     $  43,311,268     $  40,065,863
                                                                              =================================================

Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                                   $      20,460     $      22,840     $   6,408,870
  Forfeiture of treasury shares                                                          --                --           (22,298)
  Issuance of common stock                                                          398,221                --                --
Supplemental disclosure of cash flow information:
  Interest paid                                                                  25,298,166        25,256,440        23,607,904
  Income taxes paid                                                               8,573,024         7,487,552         9,793,000

See Notes to Consolidated Financial Statements.

                             Sterling National Bank
                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                        1999                1998
-----------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                       $    35,344,570     $    43,215,888
Interest-bearing deposits with other banks                                            515,000             515,000

Securities available for sale (at estimated market value)                         162,409,401         145,000,334
Securities held to maturity (estimated market value $286,220,249 and
  $185,425,123, respectively)                                                     294,938,717         184,745,325
                                                                              -----------------------------------
      Total investment securities                                                 457,348,118         329,745,659
                                                                              -----------------------------------
Loans, net of unearned discounts                                                  649,554,159         591,076,395
Less allowance for loan losses                                                      8,944,702           7,861,384
                                                                              -----------------------------------
      Loans, net                                                                  640,609,457         583,215,011
                                                                              -----------------------------------
Receivables from affiliates                                                           660,570             669,394
Customers' liability under acceptances                                              3,888,140             609,431
Premises and equipment, net                                                         5,762,846           6,157,011
Accrued interest receivable                                                         4,564,403           3,978,189
Other real estate owned                                                               358,175           1,044,509
Other assets                                                                       10,470,419           6,570,141
                                                                              -----------------------------------
                                                                              $ 1,159,521,698     $   975,720,233
                                                                              ===================================

Liabilities and Shareholders' Equity
Noninterest-bearing deposits                                                  $   299,716,917     $   330,441,058
Interest-bearing deposits                                                         589,699,315         382,382,957
                                                                              -----------------------------------
      Total deposits                                                              889,416,232         712,824,015
Federal funds purchased and securities sold under agreements to repurchase        118,238,418          99,429,027
Other short-term borrowings                                                        10,993,363          12,771,325
Due to affiliates                                                                   1,029,467             906,438
Acceptances outstanding                                                             3,888,140             609,431
Due to factoring clients                                                           37,933,948          32,074,004
Accrued expenses and other liabilities                                             13,577,702          11,058,871
Long-term borrowings--FHLB                                                         21,050,000          41,400,000
                                                                              -----------------------------------
      Total liabilities                                                         1,096,127,270         911,073,111
                                                                              -----------------------------------
Commitments and contingent liabilities

Shareholders' Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                          17,926,300          17,926,300
  Surplus                                                                          19,762,560          19,762,560
  Undivided profits                                                                28,345,418          26,428,146
  Accumulated other comprehensive income:
    Net unrealized (depreciation) appreciation on securities
      available for sale, net of tax                                               (2,639,850)            530,116
                                                                              -----------------------------------
      Total shareholders' equity                                                   63,394,428          64,647,122
                                                                              -----------------------------------
                                                                              $ 1,159,521,698     $   975,720,233
                                                                              ===================================

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

Investment Securities

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," securities are designated as available for sale or held to maturity at the time of acquisition. Securities which the Company will hold for indefinite periods of time and which might be sold in the future as part of efforts to manage interest rate risk or in response to changes in interest rates, changes in prepayment risk, changes in market conditions or changes in economic factors, are classified as available for sale and carried at estimated market values. Net aggregate unrealized gains or losses are included in a valuation allowance account and are reported, net of taxes, as a component of shareholders' equity. Securities which the Company has the positive intent and ability to hold to maturity are designated as held to maturity and are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity. Interest and dividends on securities are reported in interest income. Gains and losses realized on sales of securities are determined on the specific identification method and are reported in noninterest income as net securities gains.

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

Income Taxes

The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the asset and liability method of accounting for income taxes. Deferred income tax expense (benefit) is determined by recognizing deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed and a valuation allowance is provided for that portion of the assets for which it is more likely than not that it will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates and will be adjusted for the effects of future changes in tax laws or rates, if any.

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

      The Board announced on November 18, 1999, the declaration of a 5% stock dividend payable on December 14, 1999 to shareholders of record on that date. Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of the stock dividend.

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

NOTE 2. CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposit liabilities. The required reserves, which are reported in cash and due from banks, were $5,816,000 and $2,786,000 at December 31, 1999 and 1998,
respectively. Average required reserves during 1999 and 1998 were $4,912,000 and $6,914,000, respectively.

NOTE 3. MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.

Years Ended December 31,                                   1999              1998              1997
-------------------------------------------------------------------------------------------------------
Interest-bearing deposits with other banks
  At December 31  --Balance                             $   515,000       $   515,000       $ 3,010,000
                  --Average interest rate                      4.07%             3.59%             5.53%
                  --Average original maturity              173 Days          182 Days          176 Days
  During the year --Maximum month-end balance               715,000         2,880,000         7,010,000
                  --Daily average balance                   528,000         1,070,000         3,285,000
                  --Average interest rate earned               5.36%             5.03%             5.68%
                  --Range of interest rates earned        2.00-5.50%        1.00-5.30%        5.38-6.25%
                                                        ===============================================

Federal funds sold
  At December 31  --Balance                             $        --       $        --       $        --
                  --Average interest rate                        --                --                --
                  --Average original maturity                    --                --                --
  During the year --Maximum month-end balance            15,000,000        31,000,000        25,000,000
                  --Daily average balance                11,049,000        10,356,000         6,718,000
                  --Average interest rate earned               4.96%             5.45%             5.52%
                  --Range of interest rates earned        3.50-5.75%        4.25-5.85%        5.06-5.88%
                                                        ===============================================

NOTE 4. INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                                     Gross             Gross            Estimated
                                                                 Amortized         Unrealized       Unrealized            Market
December 31, 1999                                                   Cost             Gains            Losses              Value
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                        $ 24,854,055      $         --      $      7,180      $ 24,846,875
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                     102,458,468            23,637         4,080,894        98,401,211
Obligations of state and political institutions                   28,048,753            10,660           825,798        27,233,615
Other debt securities                                              5,000,000                --                --         5,000,000
Federal Reserve Bank and other equity securities                   6,972,142            10,651               779         6,982,014
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                       $167,333,418      $     44,948      $  4,914,651      $162,463,715
==================================================================================================================================

December 31, 1998
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                        $ 19,735,251      $         --      $      4,001      $ 19,731,250
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                      84,784,200           673,175           135,970        85,321,405
Obligations of state and political institutions                   18,770,310           454,857             8,180        19,216,987
Other debt securities                                             13,993,442                --                --        13,993,442
Federal Reserve Bank and other equity securities                   6,781,691            16,916               789         6,797,818
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                       $144,064,894      $  1,144,948      $    148,940      $145,060,902
==================================================================================================================================

      The carrying value and estimated market value of securities held to maturity are as follows:

                                                                                     Gross             Gross           Estimated
                                                                 Carrying          Unrealized        Unrealized          Market
December 31, 1999                                                  Value             Gains             Losses            Value
----------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                    $292,938,717      $    111,210      $  8,829,678      $284,220,249
Debt securities issued by foreign governments                      2,000,000                --                --         2,000,000
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                       $294,938,717      $    111,210      $  8,829,678      $286,220,249
==================================================================================================================================

December 31, 1998
----------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                    $182,745,325      $  1,800,684      $  1,120,886      $183,425,123
Debt securities issued by foreign governments                      2,000,000                --                --         2,000,000
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                       $184,745,325      $  1,800,684      $  1,120,886      $185,425,123
==================================================================================================================================

      The following table presents information regarding securities available for sale and securities held to maturity at December 31, 1999, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of state and political subdivisions is stated on a tax-equivalent basis.

                                                                                   Estimated
                                                                 Amortized           Market    Average
Securities available for sale                                       Cost             Value      Yield
------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  Due within 1 year                                             $ 24,854,055      $ 24,846,875   4.67%
                                                                ------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                     102,458,468        98,401,211   6.21
                                                                ------------------------------
Obligations of state and political subdivisions
  Due after 1 year but within 5 years                              1,742,418         1,728,021
  Due after 5 years                                               26,306,335        25,505,594
                                                                ------------------------------
    Total                                                         28,048,753        27,233,615   7.09
                                                                ------------------------------
Other debt securities
  Due within 1 year                                                5,000,000         5,000,000   5.30
                                                                ------------------------------
Federal Reserve Bank and other securities                          6,972,142         6,982,014   6.74
                                                                ------------------------------
    Total                                                       $167,333,418      $162,463,715   6.38
                                                                ==============================

Securities held to maturity
------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                    $292,938,717      $284,220,249   6.33%
                                                                ------------------------------

Debt securities issued by foreign governments
  Due after 1 year but within 5 years                              1,250,000         1,250,000
  Due after 5 years                                                  750,000           750,000
                                                                ------------------------------
    Total                                                          2,000,000         2,000,000   7.30
                                                                ------------------------------
    Total                                                       $294,938,717      $286,220,249   6.34
                                                                ==============================

      Information regarding securities sales from the available for sale portfolio is as follows:

Years Ended December 31,              1999                1998               1997
---------------------------------------------------------------------------------
Proceeds                              $ --            $14,965,434            $ --
Gross gains                             --                 86,291              --
Gross losses                            --                     --              --

      The carrying value of investment securities pledged to secure public funds on deposit, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required by law is as follows:

                                                     1999                1998
---------------------------------------------------------------------------------
Secure funds on deposit                          $ 16,239,332        $ 26,955,948
Secure repurchase agreements                      122,362,030          60,909,831
Secure Federal Home Loan Bank advances             25,410,806          60,565,313
                                                 --------------------------------
  Total                                          $164,012,168        $148,431,092
                                                 ================================

NOTE 5. LOANS

December 31,                                         1999               1998
--------------------------------------------------------------------------------
Domestic
  Commercial and industrial                      $462,845,464       $465,734,367
  Lease financing                                  91,845,424         64,696,840
  Real estate--mortgage                            96,509,540        104,879,473
  Real estate--construction                         4,958,005                 --
  Installment                                      13,321,386         13,860,990
  Loans to depository institutions                 30,000,000                 --
Foreign
  Government and official institutions                783,359            787,256
                                                 -------------------------------
Loans, gross                                      700,263,178        649,958,926
  Less unearned discounts                          11,167,098          9,752,618
                                                 -------------------------------
Loans, net of unearned discounts                 $689,096,080       $640,206,308
                                                 ===============================

      The Company originates certain residential mortgage loans with the intention of reselling those loans, including the servicing rights, without recourse. Residential mortgage loans held for sale, included in "Real estate--mortgage," are $13,231,000 and $22,210,000 at December 31, 1999 and 1998, respectively.

      There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 76% of the bank's loans are to borrowers located in the metropolitan New York area.

      Nonaccrual loans at December 31, 1999 and 1998 totalled $1,417,000 and $1,214,000, respectively. There were no reduced rate loans at December 31, 1999 or 1998. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 1999, 1998 and 1997 in accordance with their original terms is estimated to be $39,000, $88,000 and $55,000, respectively, for the years then ended. No interest income was realized for the aforementioned years and there were no commitments to lend additional funds on nonaccrual loans.

      Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefits of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 1999 or 1998.

NOTE 6. CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,                      1999               1998               1997
--------------------------------------------------------------------------------------------
Balance at beginning of year              $ 10,156,077       $  8,677,610       $  8,003,392
Provision for loan losses                    5,583,800          5,389,000          3,075,000
                                          --------------------------------------------------
                                            15,739,877         14,066,610         11,078,392
                                          --------------------------------------------------
Less charge-offs, net of recoveries:
  Charge-offs                                5,021,581          4,350,944          2,724,281
  Recoveries                                  (398,552)          (440,411)          (323,499)
                                          --------------------------------------------------
    Net charge-offs (recoveries)             4,623,029          3,910,533          2,400,782
                                          --------------------------------------------------
Balance at end of year                    $ 11,116,848       $ 10,156,077       $  8,677,610
                                          ==================================================

      The Company follows SFAS No. 114, which establishes rules for calculating certain components of the allowance for loan losses. SFAS No. 114 requires that impairment of larger-balance, nonhomogenous loans that are individually evaluated be measured by comparing the net carrying amount of the loan to the present values of the expected future principal and interest cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance for any shortfall is established within the overall allowance for loan losses. The net carrying amount of the loan reflects credit write-offs, cash receipts applied to reduce the recorded investment in the loan, and unearned fees. SFAS No. 114 does not apply to smaller-balance homogenous consumer loans that are collectively evaluated for impairment, such as residential mortgages, and consumer installment loans.

      As of December 31, 1999, 1998 and 1997, $315,000, $286,000 and $808,000,
respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 1999, 1998 and 1997, was approximately $435,000, $589,000 and $526,000, respectively. The application of SFAS No. 114 indicated that these loans required valuation allowances, totaling $150,000, $100,000 and $250,000 at December 31, 1999, 1998 and 1997, respectively, which are included within the overall allowance for loan losses.

NOTE 7. INTEREST-BEARING DEPOSITS

The following table presents certain information for interest expense on deposits:

Years Ended December 31,                                         1999            1998              1997
-----------------------------------------------------------------------------------------------------------
Interest expense
  Interest-bearing deposits in domestic offices
    Savings                                                  $    572,358     $    537,798     $    530,502
    NOW                                                         1,684,477        1,808,972          588,212
    Money Market                                                4,486,117        4,221,286        4,048,343
    Time
      Three months or less                                      4,949,566        5,282,470        4,382,256
      More than three months through twelve months              3,931,787        3,156,896        4,082,256
      More than twelve months through sixty months                958,559          953,362        1,154,252
                                                             ----------------------------------------------
                                                               16,582,864       15,960,784       14,785,821
  Interest-bearing deposits in foreign offices
    Time
      Three months or less                                         52,600           73,105           82,057
      More than three months through twelve months                 70,280           72,329           75,745
                                                             ----------------------------------------------
        Total                                                $ 16,705,744     $ 16,106,218     $ 14,943,623
                                                             ==============================================

      Foreign deposits totaled $2,830,000 and $2,730,000 at December 31, 1999 and 1998, respectively.

      The aggregate of time certificates of deposit and other time deposits in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below:

December 31,                                                     1999             1998             1997
-----------------------------------------------------------------------------------------------------------
Domestic
  Three months or less                                       $ 83,352,007     $ 78,557,787     $ 70,173,286
  More than three months through six months                    40,840,515        6,538,501       13,028,032
  More than six months through twelve months                   29,671,064       15,044,812       21,722,086
  More than twelve months through twenty-four months              370,000          246,453        2,698,923
  More than twenty-four months through thirty-six months          233,908               --          120,000
                                                             ----------------------------------------------
    Total                                                     154,467,494      100,387,553      107,742,327
                                                             ----------------------------------------------
Foreign
  Three months or less                                          1,730,000        1,730,000        1,580,000
  More than three months through six months                     1,100,000        1,000,000        1,000,000
  More than six months through twelve months                           --               --          130,000
                                                             ----------------------------------------------
                                                                2,830,000        2,730,000        2,710,000
                                                             ----------------------------------------------
                                                             $157,297,494     $103,117,553     $110,452,327
                                                             ==============================================

Years Ended December 31,                                         1999             1998             1997
-----------------------------------------------------------------------------------------------------------
Interest Expense
  Domestic Expense                                           $  5,165,518     $  5,310,269     $  4,931,786
  Foreign                                                         122,880          145,434          157,802
                                                             ----------------------------------------------
    Total                                                    $  5,288,398     $  5,455,703     $  5,089,588
                                                             ==============================================

NOTE 8. SHORT-TERM BORROWINGS

The following table presents information regarding Federal funds purchased, securities sold under agreements to repurchase, and commercial paper.

Years Ended December 31,                                 1999              1998              1997
-----------------------------------------------------------------------------------------------------
Federal funds purchased
  At December 31  --Balance                          $  5,000,000      $ 34,000,000      $ 25,000,000
                  --Average interest rate                    4.75%             5.69%             6.58%
                  --Average original maturity               1 Day             1 Day             1 Day
  During the year --Maximum month-end balance          24,000,000        34,000,000        25,000,000
                  --Daily average balance               5,529,000         1,630,000         3,112,000
                  --Average interest rate paid               5.38%             5.34%             5.82%
                  --Range of interest rates paid        4.00-6.25%        4.50-7.00%        5.25-7.00%
                                                     ================================================

Securities sold under agreements to repurchase
  At December 31  --Balance                          $113,238,418      $ 65,429,027      $ 81,752,546
                  --Average interest rate                    5.18%             4.69%             5.51%
                  --Average original maturity             80 Days           66 Days           72 Days
  During the year --Maximum month-end balance         128,169,089       102,286,658        89,979,699
                  --Daily average balance              96,262,000        75,737,000        80,094,000
                  --Average interest rate paid               4.91%             5.15%             5.37%
                  --Range of interest rates paid        3.65-5.96%        4.25-5.85%        4.70-6.17%
                                                     ================================================

Commercial paper
  At December 31  --Balance                          $ 40,319,200      $ 41,529,300      $ 24,070,600
                  --Average interest rate                    4.80%             4.72%             5.22%
                  --Average original maturity             74 Days           51 Days          111 Days
  During the year --Maximum month-end balance          43,295,900        43,617,400        27,491,000
                  --Daily average balance              37,466,000        33,843,000        24,804,000
                  --Average interest rate paid               4.75%             5.08%             5.24%
                  --Range of interest rates paid        3.50-5.20%        2.50-5.30%        3.25-5.45%
                                                     ================================================

      The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 1999, these back-up bank lines of credit totaled $24,000,000; no lines were used at any time during 1999 and 1998.

      Other short-term borrowings include collateralized advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. At December 31, 1999, Federal Home Loan Bank borrowings included an advance of $350,000 repayable March 5, 2000 at a rate of 5.92%.

      At December 31, 1998, Federal Home Loan Bank borrowings included an advance of $10,000,000 payable January 4, 1999 at a rate of 5.125% and an advance of $350,000 repayable in March 1999 at a rate of 5.68%.

      At December 31, 1997, Federal Home Loan Bank borrowings included an advance of $3,000,000 payable January 2, 1998 at a rate of 5.63%, an advance of $250,000 repayable in March 1998 at a rate of 5.44% and advances of $12,500,000 repayable in October 1998 at rates between 5.05% and 5.17%.

NOTE 9. OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

                                                                                    December 31,
Advance                            Interest      Maturity      Initial      ---------------------------
 Type                                Rate          Date       Call Date         1999            1998
-------------------------------------------------------------------------------------------------------
Term                                 5.92%         3/5/00            --     $        --     $   350,000
Term                                 6.07          3/5/01            --         350,000         350,000
Term                                 6.22          3/5/02            --         350,000         350,000
Term                                 6.37          3/5/03            --         350,000         350,000
Callable                             4.93         2/17/08       2/17/99              --      10,000,000
Callable                             5.06         2/17/08       2/17/00      10,000,000      10,000,000
Callable                             5.13         2/17/08       2/17/01      10,000,000      10,000,000
Callable                             5.04         3/25/08       3/25/99              --      10,000,000
                                                                            ---------------------------
  Total                                                                     $21,050,000     $41,400,000
                                                                            ===========================
  Weighted-average interest rate                                                   5.15%           5.08%

      Under the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding. After the initial call date, each callable advance is callable by the FHLB quarterly from the initial call date.

NOTE 10. PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. At December 31, 1999 and 1998 two series of preferred stock had been issued--Series B and Series D.

      The following table presents information regarding the parent company's preferred stock:

December 31,                                                                          1999            1998
-------------------------------------------------------------------------------------------------------------
Series B shares. Authorized 4,389 shares; issued and outstanding--1,230 shares,
  at liquidation value                                                              $   24,600     $   24,600
Series D shares. Authorized 300,000 shares; issued and outstanding--241,883 and
  243,929 shares, respectively, at liquidation value                                 2,418,830      2,439,290
                                                                                    -------------------------
    Total                                                                           $2,443,430     $2,463,890
                                                                                    =========================

Series B

Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. There were no conversions during 1999 or 1998. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and vote together as one class with the holders of the common shares.

Series D

Series D shares may only be issued to the trustee acting on behalf of an employee stock ownership plan ("ESOP") or other employee benefit plan of the Company. The Series D shares are convertible into common shares of the parent company on a share for share basis. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. During 1999 and 1998, 2,046 shares and 2,284 shares, respectively, were converted into common shares. See Footnote 14 for a discussion of the Company's ESOP.

NOTE 11. COMMON STOCK

Number of shares reserved for issuance:

                                                          1999            1998
--------------------------------------------------------------------------------
Conversion of Series B preferred shares                     2,460          2,460
Conversion of Series D preferred shares                   291,883        293,929
                                                        ------------------------
                                                          294,343        296,389
                                                        ========================
Number of shares outstanding at December 31,            8,365,058      8,208,591
                                                        ========================
Number of shareholders at December 31,                      1,966          2,068
                                                        ========================

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

NOTE 13. STOCK INCENTIVE PLAN

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of NQSOs to each director who is not an employee or officer ("outside director") of the Company. Under this provision annual NQSO awards covering 2,000 common shares of the parent company are granted to each outside director beginning April 1995 and continuing through April 1999. In April 1997, 1998 and 1999 shareholders approved amendments to the plan which increased the number of shares covered under the plan by 350,000, 400,000 and 400,000, respectively. After giving effect to stock option and restricted stock awards granted and the effect of the 5% stock dividend paid in December 1999, shares available for grant were 618,201, 628,950 and 504,450 at December 31, 1999, 1998 and 1997, respectively.

Stock Options

The following tables present information on the qualified and non-qualified stock options outstanding, after the effect of the 5% stock dividend paid in December 1999, as of December 31, 1999, 1998 and 1997 and changes during the years then ended:

                                                 1999                        1998                           1997
                                         ---------------------------------------------------------------------------------------
                                                        Weighted-                  Weighted-                        Weighted-
                                                         Average                    Average                          Average
Qualified Stock Options                   Shares      Exercise Price   Shares    Exercise Price      Shares       Exercise Price
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          474,661     $     14.97      400,111    $     12.21        208,950        $      9.60
Granted                                   151,200           19.83      129,150          23.58        222,661              14.77
Exercised                                  (8,400)          11.91      (38,850)         11.68        (13,650)             11.91
Forfeited                                  (3,150)          19.83      (15,750)         23.58        (17,850)             13.93
                                         ---------------------------------------------------------------------------------------
Outstanding at end of year                614,311           16.18      474,661          14.97        400,111              12.21
                                         =======================================================================================
Options exercisable at end of year        273,737                      218,462                       190,050
                                         =======================================================================================
Weighted-average fair value of
  options granted during the year        $   4.54                     $   4.71                      $   4.34
                                         =======================================================================================

                                                 1999                         1998                       1997
                                          ----------------------------------------------------------------------------------
                                                       Weighted-                    Weighted-                   Weighted-
                                                       Average                       Average                     Average
Non-Qualified Stock Options               Shares    Exercise Price      Shares    Exercise Price   Shares     Exercise Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          246,163        $21.44         63,988        $12.25         32,025        $ 8.97
Granted                                   195,300         19.66        191,100         23.96         34,588         15.00
Exercised                                  (4,725)        10.07         (8,925)         9.30         (2,625)         8.48
                                          ----------------------------------------------------------------------------------
Outstanding at end of year                436,738         20.77        246,163         21.44         63,988         12.25
                                          ==================================================================================

Options exercisable at end of year        189,805                       14,054                        8,400
                                          ==================================================================================
Weighted-average fair value of
  options granted during the year         $  5.64                     $   6.45                     $   4.03
                                          ==================================================================================

      The following table presents information regarding qualified and non-qualified stock options outstanding at December 31, 1999:

                                          Options Outstanding                               Options Exercisable
                     --------------------------------------------------------------      ---------------------------
                                                        Weighted-         Weighted-                       Weighted-
                      Range of         Number            Average           Average         Number          Average
                      Exercise       Outstanding        Remaining         Exercise       Exercisable      Exercise
                       Prices        at 12/31/99    Contractual Life        Price         12/31/99          Price
--------------------------------------------------------------------------------------------------------------------
Qualified            $6.91-23.58       614,311          7.2 years          $16.18          273,737         $11.73
Non-Qualified         6.91-26.67       436,738          4.6 years           20.77          189,805          22.15

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

      The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                                              1999          1998        1997
--------------------------------------------------------------------------------
Dividend yield                                 3.25%          2.0%          2.5%
Volatility                                       25%           20%           20%
Expected term
  Qualified                                  4 years       4 years       3 years
  Non-qualified (Directors)                  4 years       4 years       4 years
  Non-qualified (Officers)                   8 years       8 years    8-10 years
Risk-free interest rate                        7.12%         5.32%         6.45%

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

Years Ended December 31,            1999               1998               1997
-----------------------------------------------------------------------------------
Net income
  As reported                  $   14,564,000     $   12,797,000     $   10,888,000
  Pro forma                        13,628,000         12,381,000         10,700,000
Basic earnings per share
  As reported                            1.71               1.48               1.31
  Pro forma                              1.61               1.43               1.29
Diluted earnings per share
  As reported                            1.64               1.40               1.22
  Pro forma                              1.54               1.36               1.19

      Pro forma net income reflects only options granted in 1999, 1998 and 1997. Additionally, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net income above, since such expense is apportioned over the vesting period of those options which are expected to vest. Compensation expense for options granted prior to 1996 is also not considered.

Restricted Stock

On January 3, 1996, 110,500 shares of restricted stock were awarded from Treasury shares. The fair value was $12.50 per share. These awards vest to recipients over a four-year period at the rate of 25% per year. The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. During 1999 and 1998, there were no shares forfeited. Unearned compensation resulting from these awards is amortized as a charge to noninterest expenses over a four-year period; such charges were $320,833, $320,833 and $449,999 in 1999, 1998 and 1997, respectively. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.

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

      Compensation expense was $304,900, $254,550 and $266,800 for 1999, 1998 and 1997, respectively, with a corresponding reduction in unearned compensation. As of December 31, 1999, 114,687 shares had been allocated and 30,490 shares had been released for allocation; 104,823 shares were not released ("unallocated"). The following table presents interest paid on the ESOP loan, dividends paid on the Series D preferred shares and contributions made by the Company:

Years Ended December 31,                  1999           1998             1997
--------------------------------------------------------------------------------
Interest paid                           $122,862        $144,844        $163,919
Dividends paid                           148,467         149,839         151,139
Company contributions                         --              --          12,780

NOTE 15. EMPLOYEE BENEFIT PLAN

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

Pension Benefits                                     1999              1998
--------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation at beginning of year          $ 14,122,359      $ 13,469,764
Service cost                                          862,903           698,446
Interest cost                                         955,902           872,194
Actuarial gain                                     (1,375,995)         (258,119)
Benefits paid                                        (629,018)         (659,926)
                                                 ------------------------------
Benefit obligation at end of year                $ 13,936,151      $ 14,122,359
                                                 ==============================

Change in Plan Assets
Fair value of assets at beginning of year        $ 17,441,784      $ 14,762,254
Actual return on plan assets                           60,591         2,839,603
Employer contributions                                     --           499,853
Benefits paid                                        (629,018)         (659,926)
                                                 ------------------------------
Fair value of assets at end of year              $ 16,873,357      $ 17,441,784
                                                 ==============================

Funded Status
Funded status                                    $  2,937,206      $  3,319,425
Unrecognized prior service cost                      (999,846)            2,534
Unrecognized net actuarial loss/(gain)                  5,154        (1,152,636)
                                                 ------------------------------
Prepaid benefits cost                            $  1,942,514      $  2,169,323
                                                 ==============================

December 31,                                     1999             1998            1997
--------------------------------------------------------------------------------------------
Weighted-Average Assumptions
Discount rate                                       8.00%             6.75%             7.00%
Expected rate of return on plan assets              9.25              9.25              8.00
Rate of compensation increase                       5.00              4.00              4.50

Years Ended December 31,                          1999            1998            1997
--------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
Service cost                                 $   862,903       $   698,446       $   688,786
Interest cost                                    955,902           872,194           846,056
Expected return on plan assets                (1,589,376)       (1,356,833)         (957,893)
Amortization of prior service cost                (2,620)           (2,620)           (2,620)
Recognized net actuarial gain                         --                --            13,665
                                             -----------------------------------------------
Net periodic benefits cost                   $   226,809       $   211,187       $   587,994
                                             ===============================================

NOTE 16. INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

Years Ended December 31,                        1999              1998              1997
--------------------------------------------------------------------------------------------
Federal
  Current                                    $ 8,257,539       $ 7,579,074       $ 6,628,015
  Deferred                                        15,080          (454,165)         (709,948)
                                             -----------------------------------------------
    Total                                    $ 8,272,619       $ 7,124,909       $ 5,918,067
                                             ===============================================

State and Local
  Current                                    $ 1,403,399       $ 2,278,184       $ 3,100,684
  Deferred                                            --                58          (144,664)
                                             -----------------------------------------------
    Total                                    $ 1,403,399       $ 2,278,242       $ 2,956,020
                                             ===============================================

Total
  Current                                    $ 9,660,938       $ 9,857,258       $ 9,728,699
  Deferred                                        15,080          (454,107)         (854,612)
                                             -----------------------------------------------
    Total                                    $ 9,676,018       $ 9,403,151       $ 8,874,087
                                             ===============================================

      Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:

Years Ended December 31,                        1999              1998              1997
--------------------------------------------------------------------------------------------
Federal statutory rate                                35%               35%               35%
                                             -----------------------------------------------
Computed tax                                 $ 8,483,990       $ 7,769,893       $ 6,916,872
Increase in tax resulting from:
  Principally state and local taxes,
    net of Federal income tax benefit          1,192,028         1,633,258         1,957,215
                                             -----------------------------------------------
      Total                                  $ 9,676,018       $ 9,403,151       $ 8,874,087
                                             ===============================================

  The components of the net deferred tax asset, included in other assets, are as follows:

December 31,                                                               1999             1998
----------------------------------------------------------------------------------------------------
Deferred tax assets
  Difference between financial statement provision for loan losses
    and tax bad debt deduction                                          $ 3,908,257      $ 3,568,637
  Nonaccrual and other interest                                           1,867,836        1,859,115
  Deferred compensation                                                   1,039,060          750,859
  Other                                                                     229,552          163,275
                                                                        ----------------------------
      Total deferred tax assets                                           7,044,705        6,341,886
                                                                        ----------------------------
Deferred tax liabilities
  Pension and benefit plans                                                 824,664          611,929
  Other                                                                     602,610           97,446
                                                                        ----------------------------
      Total deferred tax liabilities                                      1,427,274          709,375
                                                                        ----------------------------
Net deferred tax asset                                                    5,617,431        5,632,511
SFAS No. 115 deferred tax asset/(liability)                               2,232,778         (459,575)
                                                                        ----------------------------
      Total net deferred tax asset                                      $ 7,850,209      $ 5,172,936
                                                                        ============================

      Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

NOTE 17. EARNINGS PER SHARE

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

      The following table provides a reconciliation of basic and diluted EPS as required by SFAS 128:

For the Year Ended December 31,                                  1999                                  1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                              Per                                     Per
                                                 Income          Shares      Share       Income        Shares        Share
                                               (Numerator)   (Denominator)   Amount   (Numerator)   (Denominator)    Amount
-----------------------------------------------------------------------------------------------------------------------------
Basic EPS
Net income                                     $14,563,952                            $12,796,543
Less: preferred dividends                           65,587                                 51,053
                                               ----------------------------------------------------------------------------
Net income available for common shareholders    14,498,365     8,485,017    $  1.71    12,745,490      8,639,857    $  1.48
                                               ============================================================================

Diluted EPS
Options[1]                                                       121,552                                 240,644
Convertible preferred stock                                      242,670                                 244,587
Convertible subordinated debt                           --            --                       --             --
                                               ----------------------------------------------------------------------------
Net income available for common shareholders
  plus assumed conversions                     $14,498,365     8,849,239    $  1.64   $12,745,490      9,125,088    $  1.40
                                               ============================================================================


For the Year Ended December 31,                                   1997
------------------------------------------------------------------------------------
                                                                               Per
                                                   Income        Shares       Share
                                                 (Numerator)  (Denominator)   Amount
------------------------------------------------------------------------------------
Basic EPS
Net income                                       $10,888,403
Less: preferred dividends                             36,264
                                                  ----------------------------------
Net income available for common shareholders      10,852,139     8,272,874   $  1.31
                                                 ===================================

Diluted EPS
Options[1]                                                         120,020
Convertible preferred stock                                        246,922
Convertible subordinated debt                        136,709       361,584
                                                  ----------------------------------

Net income available for common shareholders
  plus assumed conversions                       $10,988,848     9,001,400   $  1.22
                                                 ===================================

[1] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 1999, 1998 and 1997 have not been included in computation of diluted EPS for those respective years. As of December 31, 1999, 628,950 options to purchase shares at prices between $19.77 and $26.67 were not included; as of December 31, 1998, options to purchase 16,800 shares at a price of $26.67 were not included; as of December 31, 1997, no options were excluded.

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the "fair value" of certain financial instruments for which it is practical to estimate "fair value."

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

Off-Balance Sheet Financial Instruments

The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 1999, the notional amount of these instruments was $175,000,000. The Company paid up-front premiums of $1,021,000 which are amortized over the term of the related assets. At December 31, 1999, the unamortized premiums on these contracts totaled $330,000 and there were no amounts receivable. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts. At December 31, 1999, the estimated fair value of these contracts was $112,000.

      The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

December 31,                                                     1999                             1998
--------------------------------------------------------------------------------------------------------------------
                                                        Carrying       Estimated         Carrying        Estimated
                                                         Amount        Fair Value         Amount         Fair Value
                                                     ---------------------------------------------------------------
Financial Assets
  Cash and due from banks                            $ 35,505,342     $ 35,505,342     $ 43,311,268     $ 43,311,268
  Interest-bearing deposits with other banks              515,000          515,000          515,000          515,000
  Investment securities                               457,402,432      448,683,964      329,806,227      330,486,025
  Loans, net                                          677,979,232      699,606,770      630,050,231      648,836,020
  Customers' liability under acceptances                3,888,140        3,888,140          609,431          609,431
  Accrued interest receivable                           4,541,954        4,541,954        3,991,914        3,991,914

Financial Liabilities
  Demand, NOW, savings and money market deposits      539,482,134      539,482,134      536,724,599      536,724,599
  Time deposits                                       323,037,818      321,907,186      166,077,869      171,973,767
  Federal funds purchased and securities sold
    under agreements to repurchase                    118,238,418      118,238,418       99,429,027       99,429,027
  Commercial paper                                     40,319,200       40,319,200       41,529,300       41,529,300
  Other short-term borrowings                          10,993,363       10,993,363       12,771,325       12,771,325
  Acceptances outstanding                               3,888,140        3,888,140          609,431          609,431
  Due to factoring clients                             37,933,948       37,933,948       32,074,004       32,074,004
  Accrued interest payable                              3,833,666        3,833,666        2,806,937        2,806,937
  Other long-term borrowings--FHLB                     21,050,000       20,842,164       41,400,000       42,132,700

NOTE 19. CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition, the Company and the bank are subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA a "well capitalized" institution must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. At December 31, 1999, the Company and the bank exceeded the requirements for "well capitalized" institutions.

      The following table presents information regarding the Company's and the bank's regulatory capital ratios:

Ratios and Minimums
(dollars in thousands)

                                                                            For Capital         To Be Well
                                                       Actual            Adequacy Minimum       Capitalized
                                                 --------------------------------------------------------------
As of December 31, 1999                          Amount      Ratio       Amount     Ratio     Amount      Ratio
---------------------------------------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  The Company                                    $95,880     13.11%     $58,488      8.00%    $73,109     10.00%
  The bank                                        74,694     10.79       55,402      8.00      69,252     10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                     86,717     11.06       29,244      4.00      43,868      6.00
  The bank                                        66,034      9.54       27,701      4.00      41,551      6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                     86,717      7.75       44,729      4.00      55,911      5.00
  The bank                                        66,034      6.13       43,102      4.00      53,877      5.00

As of December 31, 1998
---------------------------------------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  The Company                                    $89,307     12.63%     $56,552      8.00%    $70,690     10.00%
  The bank                                        71,998     10.93       52,675      8.00      65,844     10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                     80,454     11.38       28,276      4.00      42,414      6.00
  The bank                                        64,117      9.74       26,337      4.00      39,506      6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                     80,454      8.67       37,109      4.00      46,387      5.00
  The bank                                        64,117      7.20       35,624      4.00      44,530      5.00

NOTE 20. SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements, requires that selected information about operating segments be reported in interim financial statements issued to stockholders and establishes standards for related disclosures about an enterprise's products and services, geographic areas, and major customers.

      The Company provides a full range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company's primary source of earnings is net interest income, which represents the difference between interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The Company's 1999 year-to-date average interest-earning assets were 58.7% loans (corporate lending was 78.6% and real estate lending was 18.1% of total loans, respectively) and 41.3% investment securities and money market investments. There are no industry concentrations (exceeding 10% of loans, gross, in the corporate loan portfolio). Approximately 76% of loans are to borrowers located in the metropolitan New York area. In order to comply with the provisions of SFAS No. 131, the Company has determined that it has three reportable operating segments: corporate lending, real estate lending and company-wide treasury. There are no significant differences between the accounting policies used for these operating segments and those described in Footnote 1.

      The following table provides certain information regarding the Company's operating segments:

                                                Corporate         Real Estate      Company-wide
                                                 Lending            Lending          Treasury             Totals
--------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1999
Net interest income                          $   26,423,903     $    8,998,476     $   14,670,691     $   50,093,070
Noninterest income                                8,765,876          5,400,138            133,866         14,299,880
Depreciation and amortization                       168,823            199,044                683            368,550
Segment profit                                   13,068,157          8,189,400         20,621,800         41,879,357
Segments assets                                 546,629,572        101,898,728        530,682,020      1,179,210,320

Year Ended December 31, 1998

Net interest income                              24,241,672          8,415,676         13,379,959         46,037,307
Noninterest income                                8,583,240          4,395,814            182,135         13,161,189
Depreciation and amortization                       100,588            176,751                342            277,681
Segment profit                                   10,025,072          7,860,500         18,664,500         36,550,072
Segments assets                                 522,141,693        106,189,496        377,622,851      1,005,954,040

Year Ended December 31, 1997

Net interest income                              22,478,567          7,888,284         13,531,404         43,898,255
Noninterest income                                7,300,131          3,263,528             63,940         10,627,599
Depreciation and amortization                        40,143            124,642                 --            164,785
Segment profit                                    7,389,675          6,021,500         18,421,900         31,833,075
Segments assets                                 461,246,372         85,883,745        432,189,638        979,319,755

      The following table sets forth reconciliations of reportable operating segments net interest income, noninterest income, profits and assets to the Company's consolidated totals:

Years Ended December 31,                           1999                 1998                 1997
-------------------------------------------------------------------------------------------------------
Net interest income:
  Total for reportable operating segments     $    50,093,070      $    46,037,307      $    43,898,255
                                              ---------------------------------------------------------
  Other[1]                                          3,368,947            3,400,609            1,673,625
                                              =========================================================

Consolidated net interest income              $    53,462,017      $    49,437,916      $    45,571,880
                                              =========================================================

Noninterest income:
  Total for reportable operating segments     $    14,299,880      $    13,161,189      $    10,627,599
  Other[1]                                          3,644,520            3,287,152            2,344,330
                                              ---------------------------------------------------------
Consolidated noninterest income               $    17,944,400      $    16,448,341      $    12,971,929
                                              =========================================================

Profit:
  Total for reportable operating segments     $    41,879,357      $    36,550,072      $    31,833,075
  Other[1]                                        (17,639,387)         (14,350,378)         (12,070,585)
                                              ---------------------------------------------------------
Consolidated income before income taxes       $    24,239,970      $    22,199,694      $    19,762,490
                                              =========================================================

Assets:
  Total for reportable operating segments     $ 1,179,210,320      $ 1,005,954,040      $   979,319,755
  Other[1]                                         39,676,932           38,491,175           40,659,903
                                              ---------------------------------------------------------
Consolidated assets                           $ 1,218,887,252      $ 1,044,445,215      $ 1,019,979,658
                                              =========================================================

[1] Represents operations not considered to be a reportable segment and/or general operating expenses of the Company.

NOTE 21. PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,                                            1999            1998
--------------------------------------------------------------------------------
Assets
Cash and due from banks                            $  8,104,664     $  1,491,968
Interest-bearing deposits--banking subsidiary        18,836,902        8,375,000
Loans, net of unearned discounts                     40,941,921       50,879,913
  Less allowance for loan losses                      2,172,146        2,294,693
                                                   -----------------------------
  Loans, net                                         38,769,775       48,585,220
                                                   -----------------------------

Investment in subsidiaries
  Banking subsidiary                                 84,552,869       85,805,562
  Other subsidiaries                                  1,105,104        1,190,454
Due from subsidiaries
  Banking subsidiary                                  1,029,468          906,439
Other assets                                          1,359,247        1,369,868
                                                   -----------------------------
                                                   $153,758,029     $147,724,511
                                                   =============================

Liabilities and Shareholders' Equity
Commercial paper                                   $ 40,319,200     $ 41,529,300
Other short-term borrowings                             350,000          350,000
Due to subsidiaries
  Banking subsidiary                                    660,570          669,395
  Other subsidiaries                                    995,444          994,806
Accrued expenses and other liabilities                5,142,688          629,686
Other long-term debt                                  1,050,000        1,400,000
Shareholders' equity                                105,240,127      102,151,324
                                                   -----------------------------
                                                   $153,758,029     $147,724,511
                                                   =============================

CONDENSED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

Years Ended December 31,                                                  1999             1998              1997
---------------------------------------------------------------------------------------------------------------------
Income
Dividends and interest from
  Banking subsidiary                                                  $  7,948,111      $  2,440,305     $  2,987,442
  Other subsidiaries                                                       127,500                --           39,515
Management and service fees from
  Banking subsidiary                                                     1,159,063           564,605          714,789
  Other subsidiaries                                                            --                --          126,498
Interest and fees on loans                                               8,238,703         7,524,416        6,356,532
Other income                                                                97,495            72,339           74,950
                                                                      -----------------------------------------------
    Total income                                                        17,570,872        10,601,665       10,299,726
                                                                      -----------------------------------------------
Expenses
Interest expense                                                         2,404,708         1,986,694        1,863,594
Provision for loan losses                                                       --           110,000          495,000
Salaries and employee benefits                                           2,783,410         2,136,747        2,270,132
Other expenses                                                           1,810,452         1,172,072        1,147,966
                                                                      -----------------------------------------------
    Total expenses                                                       6,998,570         5,405,513        5,776,692
                                                                      -----------------------------------------------
Income before income taxes and equity in undistributed net income
  of subsidiaries                                                       10,572,302         5,196,152        4,523,034
Provision for income taxes                                               1,425,533         1,534,046        1,208,878
                                                                      -----------------------------------------------
                                                                         9,146,769         3,662,106        3,314,156
Equity in undistributed net income of subsidiaries                       5,417,183         9,134,437        7,574,247
                                                                      -----------------------------------------------
Net income                                                              14,563,952        12,796,543       10,888,403
Other comprehensive income, net of tax
  Unrealized holding (losses)/gains arising during the period               (3,383)            1,180            6,127
                                                                      -----------------------------------------------
Comprehensive income, net of tax                                      $ 14,560,569      $ 12,797,723     $ 10,894,530
                                                                      ===============================================

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                           1999              1998              1997
-------------------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                   $ 14,563,952      $ 12,796,543      $ 10,888,403
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                            --           110,000           495,000
    Amortization of unearned compensation                                           625,733           575,383           716,509
    Decrease (Increase) in accrued interest receivable                               74,360           (30,751)           21,086
    Increase (Decrease) in accrued expenses and other liabilities                 4,513,002          (532,551)       (3,013,058)
    Decrease in due to subsidiaries, net                                             (8,187)          (10,753)          (21,368)
    (Increase) Decrease in due from subsidiaries, net                              (123,029)           18,984          (150,697)
    Equity in undistributed net income of subsidiaries                           (5,417,183)       (9,134,437)       (7,574,247)
    Other, net                                                                    3,395,591          (361,241)          573,862
                                                                               ------------------------------------------------
      Net cash provided by operating activities                                  17,624,239         3,431,177         1,935,490
                                                                               ------------------------------------------------

Investing Activities
  Net (increase) decrease in interest-bearing deposits--banking subsidiary      (10,461,902)       (2,525,000)        6,262,500
  Net decrease (increase) in loans                                                9,937,992       (12,730,497)        2,313,533
                                                                               ------------------------------------------------
      Net cash (used in) provided by investing activities                          (523,910)      (15,255,497)        8,576,033
                                                                               ------------------------------------------------

Financing Activities
  Net (decrease) increase in commercial paper                                    (1,210,100)       17,458,700        (8,499,300)
  Net (decrease) increase in other short-term borrowings                                 --          (490,000)          590,000
  Cash dividends paid on preferred and common shares                             (4,152,264)       (3,569,701)       (2,946,192)
  Proceeds from exercise of stock options                                           147,563           536,500           184,750
  Purchase of treasury shares                                                    (4,922,832)       (1,151,433)               --
  Decrease in other long-term borrowings                                           (350,000)         (350,000)         (250,000)
                                                                               ------------------------------------------------
      Net cash (used in) provided by financing activities                       (10,487,633)       12,434,066       (10,920,742)
                                                                               ------------------------------------------------

Net increase (decrease) in cash and due from banks                                6,612,696           609,746          (409,219)
Cash and due from banks--beginning of year                                        1,491,968           882,222         1,291,441
                                                                               ------------------------------------------------
Cash and due from banks--end of year                                           $  8,104,664      $  1,491,968      $    882,222
                                                                               ================================================

Supplemental disclosure of non-cash financing activities:
  Debenture and preferred stock conversions                                    $     29,460      $     22,840      $  6,408,870
  Forfeiture of treasury shares                                                          --                --           (22,298)
  Issuance of common shares                                                         398,221                --                --
Supplemental disclosure of cash flow information:
  Interest paid                                                                   2,438,723         1,976,730         2,020,305
  Income taxes paid                                                               8,433,725         7,487,552         9,793,000

      The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $1,400,000 at December 31, 1999.

NOTE 22. COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $2,647,009, $2,398,083 and $2,282,112, respectively, for the years ended December 31, 1999, 1998 and 1997, respectively.

      The future minimum rental commitments as of December 31, 1999 under noncancelable leases follow:

                                                                       Rental
Year(s)                                                              Commitments
--------------------------------------------------------------------------------

2000                                                                 $ 2,180,962
2001                                                                   1,847,195
2002                                                                   1,550,592
2003                                                                   1,348,859
2004                                                                   1,279,685
2005 and thereafter                                                    6,558,048
                                                                     -----------
Total                                                                $14,765,341
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

      Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $4,065,000 as of December 31, 1999. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

      Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 1999, these commitments totalled $36,576,000 of which $20,057,000 expired within one year and $6,992,000 within two years and $9,527,000 within three years. Approximately 75% of the commitments were automatically renewable for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1999 ranged from 0% to 100%; the average amount collateralized is approximately 31%.

      The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest-derived amount. Potential credit losses are minimized through careful evaluation of counterparty credit standing. The floors currently held by the Company have an average remaining term of approximately 1 1/2 years and total notional amount of $175 million.

      In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 23. QUARTERLY DATA (UNAUDITED)


1999 Quarter                  Mar 31      Jun 30       Sept 30      Dec 31
-----------------------------------------------------------------------------
Total interest income      $17,937,057  $18,973,918  $20,499,656  $22,376,280
Total interest expense       5,397,277    5,940,371    6,879,218    8,108,028
Net interest income         12,539,780   13,033,547   13,620,438   14,268,252
Provision for loan
 losses                      1,383,000    1,370,000    1,365,000    1,465,800
Noninterest income           4,227,888    4,595,995    4,658,262    4,462,255
Noninterest expenses         9,642,282   10,458,412   10,681,781   10,800,172
Income before income
 taxes                       5,742,386    5,801,130    6,231,919    6,464,535
Net income                   3,464,622    3,551,431    3,684,808    3,863,091

Earnings per average
 common share
  Basic                            .40          .42          .43          .46
  Diluted                          .38          .40          .42          .44

Common stock closing
 price
  High                              21 43/64     20 11/64     19 17/32     18 11/16
  Low                               19  1/32     16 15/32     15 23/32     15 17/32
  Quarter - end                     18  5/8      18  3/32     16 27/64     16





1998 Quarter                  Mar 31      Jun 30       Sept 30      Dec 31
-----------------------------------------------------------------------------
Total interest income      $18,188,490  $18,072,663  $18,756,455  $18,943,848
Total interest expense       6,431,903    6,201,877    6,071,873    5,817,887
Net interest income         11,756,587   11,870,786   12,684,582   13,125,961
Provision for loan
 losses                        844,000    1,267,333    1,069,000    2,208,667
Noninterest income           3,475,325    4,176,301    4,023,489    4,773,226
Noninterest expenses         9,119,667    9,434,253    9,617,124   10,126,519
Income before income
 taxes                       5,268,245    5,345,501    6,021,947    5,564,001
Net income                   3,002,965    3,113,472    3,254,405    3,425,701

Earnings per average
 common share
  Basic                            .35           36           37           40
  Diluted                          .33          .35          .36          .36

Common stock closing
 price
  High                              26  1/8      27 51/64     25 23/32     23 13/16
  Low                               21 31/64     24 17/32     17 43/64     16  3/16
  Quarter - end                     25 53/64     24 49/64     19 11/64     21 23/32


                          INDEPENDENT AUDITORS' REPORT

[KPMG LOGO]

The Shareholders and Board of Directors
Sterling Bancorp:

      We have audited the accompanying consolidated balance sheets of Sterling Bancorp and Subsidiaries as of December 31, 1999 and 1998, the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the consolidated statements of condition of Sterling National Bank as of December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp and Subsidiaries as of December 31, 1999 and 1998, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 and the financial position of Sterling National Bank as of December 31, 1999 and 1998 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

New York, New York
January 20, 2000

                        Sterling Bancorp and Subsidiaries
                           MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following commentary presents management's discussion and analysis of the financial condition and results of operations of Sterling Bancorp ("the parent company"), a bank holding company as defined by the Bank Holding Company Act of 1956, as amended, and its wholly-owned subsidiaries Sterling Banking Corporation, Sterling Industrial Loan Association, and Sterling National Bank ("the bank"). The bank, which is the principal subsidiary, owns all of the outstanding shares of Sterling Factors Corporation, Sterling National Mortgage Company Inc., Sterling National Mortgage Corporation and Sterling Holding Company of Virginia, Inc. Sterling Holding Company of Virginia, Inc. owns all of the outstanding common shares of Sterling Real Estate Holding Company Inc. Throughout this discussion and analysis, the term "the Company" refers to Sterling Bancorp and its subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in the report.

SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                       1999         1998         1997         1996         1995        1994
------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Total interest income                               $   79,787   $   73,962   $   67,826   $   60,997   $   53,484  $   43,493
Total interest expense                                  26,325       24,524       22,254       21,334       19,319      14,882
Net interest income                                     53,462       49,438       45,572       39,663       34,165      28,611
Provision for loan losses                                5,584        5,389        3,075        2,047        1,866       1,053
Net securities gains/(losses)                               --           86           --          (71)           5          42
Noninterest income                                      17,945       16,362       12,972        9,979        5,973       4,429
Noninterest expenses                                    41,583       38,297       35,707       31,697       26,660      21,998
Income before taxes                                     24,240       22,200       19,762       15,827       11,617      10,031
Provision for income taxes                               9,676        9,403        8,874        7,575        5,979       6,025
Net income                                              14,564       12,797       10,888        8,252        5,638       4,006
  Per common share--basic                                 1.71         1.48         1.31         1.11          .83         .59
                  --diluted                               1.64         1.40         1.22          .97          .74         .55
Dividends per common share                                 .50          .43          .37          .31          .25         .21

Year End Balance Sheets
Investment securities                                  457,402      329,806      384,951      304,331      299,238     311,782
Loans, net of unearned discounts                       689,096      640,206      558,482      465,517      397,229     312,769
Total assets                                         1,218,887    1,044,445    1,019,980      861,605      775,608     706,636
Noninterest-bearing deposits                           291,808      329,020      312,462      229,977      224,081     174,897
Interest-bearing deposits                              570,712      373,782      418,946      344,446      326,947     342,405
Long-term convertible subordinated debentures               --           --           --        6,389       21,346      26,446
Shareholders' equity                                   105,240      102,151       92,623       77,177       59,657      53,719

Average Balance Sheets
Investment securities                                  379,872      336,690      304,753      321,957      304,741     321,005
Loans, net of unearned discounts                       556,630      512,711      446,268      376,879      311,119     255,223
Total assets                                         1,022,698      935,964      838,354      777,695      695,522     658,884
Noninterest-bearing deposits                           237,324      224,780      199,431      175,232      153,244     144,974
Interest-bearing deposits                              452,734      409,027      377,301      330,520      327,102     307,747
Long-term convertible subordinated debentures               --           --        4,618       16,779       23,975      26,640
Shareholders' equity                                   102,361       96,644       82,515       65,768       56,401      53,249

Ratios
Return on average total assets                            1.42%        1.37%        1.30%        1.06%        0.81%       0.61%
Return on average tangible shareholders' equity          17.94        16.95        17.75        18.50        16.00       12.48
Return on average shareholders' equity                   14.23        13.24        13.20        12.55        10.00        7.52
Dividend payout ratio                                    27.98        27.47        26.64        26.95        28.14       33.27
Average shareholders' equity to average
  total assets                                           10.01        10.33         9.84         8.46         8.11        8.08
Net interest margin (tax-equivalent basis)                6.04         6.15         6.37         5.93         5.52        4.91
Loans/assets, period end                                 56.53        61.30        54.75        54.03        51.22       44.26
Net charge-off/loans, period end                          0.67         0.61         0.43         0.00         0.20        0.11
Nonperforming loans/loans, period end                     0.21         0.19         0.25         0.09         0.09        0.18
Allowance/loans, period end                               1.61         1.59         1.55         1.72         1.31        1.32

COMPANY BUSINESS

The Company provides a full range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposits services, trust and estate administration, and investment management services. The Company has operations in metropolitan New York and Washington, DC areas, as well as Virginia and other mid-Atlantic states and conducts business throughout the United States.

      There is intense competition in all areas in which the Company conducts its business. In addition to competing with other banks, the Company competes in certain areas of its business with other financial institutions. At December 31, 1999, the bank's year-to-date average earning assets (of which loans were 57% and investment securities were 42%) represented approximately 95% of the Company's year-to-date average earning assets.

      The Company regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases negotiations, regularly take place and future acquisitions could occur.

OVERVIEW

The Company reported net income for 1999 of $14.6 million, representing $1.64 per share, calculated on a diluted basis, compared to $12.8 million, or $1.40 per share, calculated on a diluted basis, for 1998. This increase reflects continued growth in both net interest income and noninterest income.

      Net interest income increased to $53.5 million for 1999, up from $49.4 million in 1998, principally due to higher average earning asset outstandings. The net interest margin, on a tax equivalent basis, was 6.04% for 1999 compared to 6.15% for 1998. This decrease was principally due to a 25 basis point decrease in average yield on earning assets partially offset by a 22 basis point decrease in the average cost of funds.

      Noninterest income rose to $17.9 million for 1999 compared to $16.4 million for 1998 principally due to continued growth in fees from mortgage banking, factoring, trade finance and various other services.

      Noninterest expenses totaled $41.6 million for 1999 compared to $38.3 million in 1998. The increase in personal expenses were incurred to support growing levels of business activity.

INCOME STATEMENT ANALYSIS

Net Interest Income

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is a primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 58. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 57.

      Net interest income for 1999 increased $4,024,000 from 1998 to $53,462,000.

      Total interest income aggregated $79,787,000, up $5,826,000 for 1999 when compared to 1998. The tax- equivalent yield on interest-earning assets was 8.88% for 1999 compared with 9.13% for 1998. The increase in interest income was principally due to an increase in income earned on the loan and investment securities portfolios as a result of management's strategy of increasing outstandings for those asset categories. The decrease in yield on earning assets was due to lower yields on loans and investment securities.

      Interest earned on the loan portfolio amounted to $55,554,000, up $3,337,000 when compared to a year ago. Average loan balances amounted to $556,630,000, up $43,919,000 from the average of the prior year period. The increase in the average loans accounted for the increase in interest earned on loans. The decrease in the yield on the domestic loan portfolio to 10.88% for 1999 from 11.26% for 1998 was primarily attributable to a lower prime rate in the 1999 period.

      Tax-equivalent interest earned on investment securities increased $2,721,000 to $24,137,000 in 1999 due to higher average outstandings partially offset by lower yields.

      Total interest expense increased $1,801,000 from 1998 to $26,325,000 for 1999. The increase in interest expense was due to higher deposit balances and amounts of borrowed funds partially offset by lower average rates paid for interest-bearing deposits and borrowed funds.

      Interest expense on deposits increased to $16,706,000 for 1999 from $16,106,000 for 1998 primarily due to higher average balances partially offset by decreases in rates paid on deposits. Average balances increased to $452,734,000 in 1999 from $409,027,000 in 1998 primarily due to higher money market and time deposits. The average rate paid on interest-bearing deposits decreased to 3.69% in 1999 compared to 3.94% for the comparable year ago period.

      Interest expense on borrowed funds increased $1,202,000 from 1998 to $9,619,000 primarily due to increases in average outstandings. Average borrowed funds amounted to $180,805,000, up $20,772,000 from the prior year period. This increase in borrowings reflects the implementation of plans designed to support asset growth.

Provision for Credit Losses

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" below), and principally as the result of the growth in the loan portfolio, the provision for credit losses increased to $5,584,000, up $195,000 when compared to the same period last year.

Noninterest Income

Noninterest income increased $1,496,000 for 1999 when compared with 1998 primarily as a result of increased fees from mortgage banking, factoring, trade finance and various other services.

Noninterest Expenses

Noninterest expenses increased $3,285,000 for 1999 when compared with 1998 primarily due to increased personnel expenses incurred to support growing levels of business activity and continuing investments in the business franchise.

BALANCE SHEET ANALYSIS

Securities

The Company's securities portfolios are comprised of principally U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities along with other debt and equity securities. At December 31, 1999, the Company's portfolio of securities totalled $457,402,000 of which U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities having an average life of approximately 5.8 years amounted to $391,340,000. The Company has the intent and ability to hold to maturity securities classified as "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $111,000 and $8,830,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $45,000 and gross unrealized losses of $4,915,000. Given the generally high credit quality of the portfolio, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.

      Information regarding book values and range of maturities by type of security and weighted-average yields for totals of each category is presented in Footnote 4 beginning on page 23.

      The following table sets forth the composition of the Company's investment securities by type, with related carrying values at the end of the most recent three fiscal years:

December 31,                                                                               1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)
U.S. Treasury securities                                                                 $ 24,847     $ 19,731     $ 34,866
Obligations of U.S. government corporations and agencies--mortgage-backed securities      391,339      268,067      286,393
Obligations of states and political subdivisions                                           27,234       19,217        3,589
Debt securities issued by foreign governments                                               2,000        2,000        2,000
Other debt securities                                                                       5,000       13,993       52,000
Federal Reserve Bank and other equity securities                                            6,982        6,798        6,103
                                                                                         ----------------------------------
  Total                                                                                  $457,402     $329,806     $384,951
                                                                                         ==================================

Loan Portfolio

A management objective is to maintain the quality of the loan portfolio. The Company seeks to achieve this objective by maintaining rigorous underwriting standards coupled with regular evaluating of the creditworthiness of the designation of lending limits for each borrower. The portfolio strategies seek industry or loan size diversification in order to minimize credit exposure and to originate loans in markets with which the Company is familiar.

      The Company's commercial and industrial loan portfolio represents approximately 67% of gross loans. Loans in this category are typically made to small and medium-sized businesses and range between $250,000 and $10 million, and are often collateralized by accounts receivable, inventory and marketable securities and other liquid collateral. Sources of repayment are from the borrower's operating profits, cash flows and liquidation of pledged collateral. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory, and real property. The Company's real estate loan portfolio, which represents approximately 14% of gross loans, is secured by mortgages on real property located in the State of New York and in the State of Virginia. The collateral securing any loan may vary in value based on market conditions.

      The following table sets forth the composition of the Company's loan portfolio, net of unearned discounts, at the end of each of the most recent five fiscal years:

December 31,                      1999                 1998                 1997                 1996                 1995
----------------------------------------------------------------------------------------------------------------------------------
                                       % of                % of                 % of                  % of                 % of
                          Balances    Total     Balances   Total    Balances    Total    Balances     Total    Balances    Total
                         ---------------------------------------------------------------------------------------------------------
                                                                    (dollars in thousands)
Domestic
  Commercial and
    industrial            $462,400    67.10%   $465,048    72.64%   $413,887     74.11%   $350,641     75.32%   $309,173    77.83%
  Lease financing           81,398    11.81      56,146     8.77      43,705      7.82      34,750      7.46      24,311     6.12
  Real estate--
    mortgage                96,376    13.99     104,621    16.34      73,878     13.23      63,633     13.67      48,588    12.23
  Real estate--
    construction             4,958     0.72          --       --       8,352      1.50       1,136      0.25       1,040     0.26
  Installment--
    individuals             13,181     1.91      13,604     2.13      17,871      3.20      14,568      3.13      13,328     3.36
  Loans to depository
    Institutions            30,000     4.35          --       --          --        --          --        --          --       --
Foreign government
    and official
    institutions               783     0.12         787     0.12         789      0.14         789      0.17         789     0.20
                          -------------------------------------------------------------------------------------------------------
Loans, net of
    unearned discounts    $689,096   100.00%   $640,206   100.00%   $558,482    100.00%   $465,517    100.00%   $397,229   100.00%
                          =======================================================================================================

      The following table sets forth the maturities and sensitivity to changes in interest rates of the Company's commercial and industrial and foreign loans, as of December 31, 1999:

                                              Due One Year   Due One to    Due After       Total
                                                Or Less      Five Years    Five Years   Gross Loans
---------------------------------------------------------------------------------------------------
                                                                  (in thousands)
Commercial and industrial                       $457,888      $  4,847      $     92      $462,827
Foreign                                              783            --            --           783
                                                ---------------------------------------------------
                                                $458,671      $  4,847      $     92      $463,610
                                                ===================================================

Loans due after one year, which have:
  Predetermined interest rates                                $  4,847      $     92      $  4,939
  Floating or adjustable interest rates                             --            --            --
                                                              -------------------------------------
                                                              $  4,847      $     92      $  4,939
                                                              =====================================

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

      The following table sets forth the aggregate amount of domestic nonaccrual and past due loans of the Company at the end of each of the most recent five fiscal years; there were no foreign loans accounted for on a nonaccrual basis and there were no troubled debt restructurings for any types of loans. Loans contractually past due 90 days or more as to principal or interest and still accruing are loans which are both well-secured or guaranteed by financially responsible third parties and are in the process of collection.

December 31,                                                            1999        1998        1997        1996       1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       (dollars in thousands)
Nonaccrual basis loans*                                                $1,417      $1,214      $1,388      $  442      $  357
Past due 90 days or more (other than the above)                            59         675         245         390       1,961
                                                                       ------------------------------------------------------
    Total                                                              $1,476      $1,889      $1,633      $  832      $2,318
                                                                       ======================================================

*Interest income that would have been earned on nonaccrual
  and reduced rate loans outstanding                                   $   39      $   88      $   55      $   13      $   22
                                                                       ======================================================
Applicable interest income actually realized                           $   --      $   --      $   --      $   --      $   --
                                                                       ======================================================
Nonaccrual and past due loans as a percentage of total gross loans        .21%        .29%        .29%        .18%        .58%
                                                                       ======================================================

      The allowance for possible loan losses is maintained through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for possible loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation of both loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114.

      Thus, an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 1999, the ratio of the allowance to loans, net of unearned discounts, was 1.6% and the allowance was $11,117,000. At such date, the Company's nonaccrual loans amounted to $1,417,000; $315,000 of such loans were judged to be impaired within the scope of SFAS No. 114 and required valuation allowances of $150,000. Based on the foregoing, as well as management's judgement as to the current risks inherent in the loan portfolio, the Company's allowance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 1999. Net losses within the loan portfolio are not statistically predictable and changes in conditions in the next twelve months could result in future provisions for loan losses varying from the level taken in 1999. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $1,005,000 at December 31, 1999.

      The following table sets forth certain information with respect to the Company's loan loss experience for each of the most recent five fiscal years:

December 31,                                      1999          1998           1997           1996             1995
---------------------------------------------------------------------------------------------------------------------
                                                                   (dollars in thousands)
Average loans outstanding, net of unearned
  discounts, during year                       $ 556,630      $ 512,711      $ 446,268      $ 376,879       $ 311,119
                                               ======================================================================

Allowance for loan losses:
  Balance at beginning of year                 $  10,156      $   8,678      $   8,003      $   5,192       $   4,136
                                               ----------------------------------------------------------------------
Charge-offs:
  Commercial and industrial                        4,149          3,328          2,064            561             622
  Lease financing                                    612            616            228             49             344
  Real estate                                        177            146            239             71              16
  Installment                                         84            261            193             57              19
                                               ----------------------------------------------------------------------
    Total charge-offs                              5,022          4,351          2,724            738           1,001
                                               ----------------------------------------------------------------------
Recoveries:
  Commercial and industrial                          169            232            240          1,456             144
  Lease financing                                    178            142             56             37              --
  Real estate                                          1              2              2             --              47
  Installment                                         51             64             26              9              --
                                               ----------------------------------------------------------------------
    Total recoveries                                 399            440            324          1,502             191
                                               ----------------------------------------------------------------------
Subtract/(Add):
  Net charge-offs/(recoveries)                     4,623          3,911          2,400           (764)            810
                                               ----------------------------------------------------------------------
Provision for loan losses                          5,584          5,389          3,075          2,047           1,866
                                               ----------------------------------------------------------------------
Balance at end of year                         $  11,117      $  10,156      $   8,678      $   8,003       $   5,192
                                               ======================================================================

Ratio of net charge-offs to average loans
  outstanding, net of unearned discounts
  during year                                        .83%           .76%           .54%             0%            .26%
                                               ======================================================================

      To comply with a regulatory requirement to provide such an allocation of the allowance for possible loan losses, the following table presents the Company's allocation of the allowance. This allocation is based on subjective estimates by management and may vary from year to year based on management's evaluation of the risk characteristics of the loan portfolio. The amount allocated to a particular loan category may not necessarily be indicative of actual future charge-offs in a loan category.

December 31,                                1999               1998                1997               1996              1995
                                      ----------------------------------------------------------------------------------------------
                                                % of                % of               % of                % of               % of
                                       Amount   Loans      Amount   Loans     Amount   Loans     Amount    Loans     Amount    Loans
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
Domestic
  Commercial and industrial           $ 8,262    1.79%    $ 7,429    1.60%   $ 6,013    1.45%    $ 5,588    1.59%   $ 3,320    1.07%
  Loans to depository institutions        240     .80          --      --         --      --          --      --         --      --
  Lease financing                       1,036    1.27         837    1.49        648    1.48         508    1.46        355    1.46
  Real estate--mortgage                 1,223    1.27       1,583    1.51      1,059    1.43         820    1.29        619    1.27
  Real estate--construction                30     .61          --      --         70    0.84           8    0.70          8    0.77
  Installment--individuals                 75     .56          25    0.18         35    0.20          25    0.17         20    0.15
  Unallocated                             251      --         282      --        853      --       1,054      --        870      --
                                      ----------------------------------------------------------------------------------------------
    Total                             $11,117    1.61%    $10,156    1.59%   $ 8,678    1.55%    $ 8,003    1.72%   $ 5,192    1.31%
                                      =============================================================================================

Deposits

A significant source of funds continues to be deposits, consisting of demand (noninterest-bearing), NOW, savings, money market and time deposits (principally certificates of deposit).

      The following table provides certain information with respect to the Company's deposits for each of the most recent three fiscal years:

December 31,                                      1999        1998       1997
--------------------------------------------------------------------------------
                                                        (in thousands)
Domestic
  Demand                                        $291,808    $329,020    $312,462
  NOW                                             70,205      54,980      54,056
  Savings                                         23,625      25,254      24,856
  Money market                                   153,845     127,470     136,069
  Time deposits by remaining maturity
    Within 3 months                              177,964     110,079      88,658
    After 3 months but within 1 year             119,613      42,012      87,580
    After 1 year but within 5 years               22,630      11,257      25,017
                                                --------------------------------
      Total domestic deposits                    859,690     700,072     728,698
                                                ================================

Foreign
  Time deposits by remaining maturity
    Within 3 months                                1,730       1,730       1,580
    After 3 months but within 1 year               1,100       1,000       1,130
                                                --------------------------------
      Total foreign deposits                       2,830       2,730       2,710
                                                --------------------------------
      Total deposits                            $862,520    $702,802    $731,408
                                                ================================

      Fluctuations of balances in total or among categories at any date can occur based on the Company's mix of assets and liabilities as well as on customer's balance sheet strategies. Historically, however, average balances for deposits have been relatively stable. Information regarding these average balances for the most recent three fiscal years is presented on page 57.

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

      The Company's balance sheet structure is primarily short-term in nature with a substantial portion of assets and liabilities repricing or maturing within one year. The Company's gap analysis at December 31, 1999, presented on page 59, indicates that net interest income would decrease during periods of rising interest rates and increase during periods of falling interest rates.

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

      At December 31, 1999, the Company's off-balance sheet financial instruments consisted of four interest rate floor contracts having a notional amount totaling $175 million, consisting of a contract with a notional amount of $50 million and a final maturity of February 27, 2000, another contract with a notional amount of $25 million and a final maturity of February 9, 2001, another contract with a notional amount of $25 million and a final maturity of May 1, 2001, another contract with a notional amount of $25 million and a final maturity of November 1, 2001 and two contracts with a notional amount of $25 million each and a final maturity of November 11, 2002. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes. At December 31, 1999, all counterparties have investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.

      The interest rate floor contracts require the Company to pay a fee for the right to receive a fixed interest payment. The Company paid up-front premiums of $1,021,000 which are amortized monthly against interest income from the designated assets. At December 31, 1999, the unamortized premiums on these contracts totaled $330,000 and are included in other assets. At December 31, 1999, there were no amounts receivable under these contracts.

      The Company utilizes income simulation models to complement its traditional gap analysis. While ALCO routinely monitors simulated net interest income sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk. The income simulation models measure the Company's net interest income volatility or sensitivity to interest rate changes utilizing statistical techniques that allow the Company to consider various factors which impact net interest income. These factors include actual maturities, estimated cash flows, repricing characteristics, deposits growth/retention and, most importantly, the relative sensitivity of the Company's assets and liabilities to changes in market interest rates. This relative sensitivity is important to consider as the Company's core deposit base has not been subject to the same degree of interest rate sensitivity as its assets. The core deposit costs are internally managed and tend to exhibit less sensitivity to changes in interest rates than the Company's adjustable rate assets whose yields are based on external indices and change in concert with market interest rates.

      The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates which would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The estimated effects of the Company's interest rate floors are included in the results of the sensitivity analysis. The Company has established certain policy limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. Management generally has maintained a risk position well within the policy limits. As of December 31, 1999, the model indicated the impact of a 200 basis point parallel and pro rata rise in rates over 12 months would approximate a 2.72% ($1,813,000) increase in net interest income, while the impact of a 200 basis point decline in rates over the same period would approximate a 3.48% ($2,320,000) decline from an unchanged rate environment.

      The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/ replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

      Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that the Asset/Liability Committee might take in responding to or anticipating changes in interest rates.

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

      At December 31, 1999, the parent company's short-term debt, consisting principally of commercial paper used to finance ongoing current business activities, was approximately $40,669,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $67,938,000 and back-up credit lines with banks of $24,000,000. Since 1979, the parent company has had no need to use available back-up lines of credit.

      While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity requirements in the future.

CAPITAL

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). Information regarding the Company's and the bank's risk-based capital at December 31, 1999 and December 31, 1998, is presented in Footnote 19 on page 36. In addition, the Company and the bank are subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA, established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA, a "well capitalized" institution must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 8%, respectively. At December 31, 1999, the Company and the bank exceeded the requirements for "well capitalized" institutions.

Year 2000 Project

The Company successfully handled the date change from December 31, 1999 to January 1, 2000. The cost to date for the Y2K project is $392,000 all of which has been expensed as incurred. Many of the expenditures relate to microcomputer hardware and software that would have been upgraded in the normal course of the Company's operations though December 31, 1999.

      To date, the Company has not experienced any significant problems as a result of Y2K nor are they anticipating any material issues going forward. Despite the best efforts of the Committee, there can be no complete assurance that the Company will not be adversely affected by unforeseen problems in its own computer systems or in systems provided by third parties or of other entities not associated with the Company that are unsuccessful in properly addressing this issue.

Market for the Company's Common Stock and Related Security Holder Matters

The parent company's common stock is traded on The New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Footnote 23 on page 43. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 15. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Footnote 12 on page 29. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Footnote 10 on page 28.

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

      In June 1999 FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000; retroactive application is not permitted. The Company intends to adopt the Statement as of January 1, 2001; however, it has not yet quantified the financial statement impact of adoption, nor determined the method of adoption. The Company anticipates that adoption could increase volatility in earnings and accumulated other comprehensive income in equity, and could result in certain modifications to systems and hedging methodologies.

      In October 1999, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This standard requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking is no longer required to classify all retained mortgage-backed securities as trading securities. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. This standard is effective for the first quarter of 1999. The effect of adopting this standard is not expected to have a material impact on the Company's financial condition or results of operations.

Forward-Looking Information

This report contains statements that constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual facts to differ materially from those presented in this report. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this report.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

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

INCOME STATEMENT ANALYSIS

Net Interest Income

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate, are shown on page 58. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 57.

      Net interest income for 1998 increased $3,866,000 to $49,438,000 from $45,572,000 for the comparable period in 1997.

      Total interest income aggregated $73,962,000, up $6,136,000 for 1998 as compared to $67,826,000 for 1997, due principally to increased loan outstandings in keeping with management's strategy of building the Company's loan portfolio. The yield on interest-earning assets was 9.11% for 1998 compared with 9.44% for the comparable period in 1997. The increase in interest income was due principally to an increase in income earned on the Company's loan portfolio as a result of management's strategy of increasing loan outstandings.

      Interest earned on the loan portfolio amounted to $52,217,000, up $5,434,000 from the prior year. Average loan balances amounted to $512,711,000, up $66,443,000 from an average balance of $446,268,000 the prior year period. The increase in average loans, primarily in the Company's commercial and industrial loan portfolio, accounted for $3,867,000 or 71% of the increase in interest earned on loans.

      Interest expense increased $2,270,000 to $24,524,000 for 1998 from $22,254,000 for the comparable period in 1997. The increase in interest expense was due to the higher average balances.

      Interest expense on NOW account deposits amounted to $1,809,000, up $1,221,000 when compared to a year ago due to increases in average outstandings and the cost of those funds. Average outstandings increased $26,953,000 to $62,265,000 in 1998. The average rate paid on NOW account deposits was 2.91% in 1998 compared to 1.67% in the comparable year ago period.

      Interest expense associated with borrowed funds increased $1,107,000 in 1998 principally as a result of higher average outstandings.

Provision for Loan Losses

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality"), the provision for loan losses increased to $5,389,000, up $2,314,000 when compared to the prior year. The provision was increased as the result of growth in the portfolio and to maintain the level of allowance relative to the outstanding loan balances.

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

Provision for Income Taxes

The increase in the provision for income taxes was principally due to higher pretax earnings partially offset by tax strategies implemented in 1998.

                               STERLING BANCORP AND SUBSIDIARIES
                AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS[1]

Years Ended December 31,                              1999                           1998                           1997
-----------------------                  -----------------------------   ----------------------------  ----------------------------
                                         Average               Average   Average              Average  Average              Average
                                         Balance    Interest    Rate     Balance   Interest    Rate    Balance    Interest   Rate
                                         -------    --------    ----     -------   --------    ----    -------    --------   ----
                                                                      (dollars in thousands)
Assets
Interest-bearing deposits with
  other banks                            $      528  $   228    5.48%   $  1,070    $   132    5.03%   $  3,285    $   225     5.68%
Investment securities
  Available for sale                        118,549    7,387    6.22     111,562      7,063    6.33      67,143      4,496     6.70
  Held to maturity                          237,696   15,073    6.34     213,532     13,486    6.32     236,581     15,903     6.72
  Tax-exempt[2]                              23,627    1,677    7.10      11,596        867    7.55       1,029         82     7.96
Federal Funds sold                           11,049      556    4.96      10,356        565    5.45       6,718        371     5.52
Loans, net of unearned discounts
  Domestic[3]                               555,844   55,505   10.88     511,923     52,165   11.26     445,479     46,727    11.74
  Foreign                                       786       49    6.21         788         52    6.65         789         56     7.12
                                         ----------   ------             -------     ------             -------     ------
    Total Interest-Earning Assets           948,079   80,475    8.88%    860,827     74,330    9.13%    761,024     67,860     9.44%
                                                      ------   =====                 ------   =====                 ------    =====
Cash and due from banks                      44,509                        41,913                        44,711
Allowance for loan losses                   (10,549)                       (9,270)                       (8,579)
Excess cost over equity in
  net assets of the bank                     21,158                        21,158                        21,158
Other                                        19,501                        21,336                        20,040
                                         ----------                     ---------                      --------
    Total Assets                         $1,022,698                     $ 935,964                      $838,354
                                         ==========                     =========                      ========
Liabilities and Shareholders' Equity
Interest-bearing deposits
  Domestic
    Savings                              $   24,405      572    2.35%   $  23,619       538    2.28%   $ 24,288         531    2.18%
    NOW                                      68,326    1,685    2.47       62,265     1,809    2.91      35,312         588    1.67
    Money market                            150,094    4,486    2.99      136,577     4,222    3.09     130,742       4,048    3.10
    Time                                    207,142    9,840    4.75      183,837     9,393    5.11     183,997       9,619    5.23
  Foreign
    Time                                      2,767      123    4.44        2,729       145    5.33       2,962         158    5.33
Borrowings
  Federal Funds purchased and securities
    sold under agreements to repurchase     101,791    5,021    4.93       77,367     4,002    5.15      83,207        4,480   5.38
  Commercial paper                           37,466    1,780    4.75       33,843     1,720    5.08      24,804        1,299   5.24
  Other short-term debt                       4,273      766    5.19       13,583       921    5.15       8,221          656   5.19
  Long-term debt                             37,275    2,052    5.16       35,240     1,774    5.03      16,385          875   5.89
                                         ----------   ------              -------    ------             -------       ------
    Total Interest-Bearing Liabilities      633,539   26,325    4.05%     569,060    24,524    4.27%    509,918       22,254   4.33%
                                                                ====                           ====                            ====
Noninterest-bearing demand deposits         237,324       --              224,780        --             199,431           --
                                            -------   ------            ---------    ------            --------       -------
Total including noninterest-bearing
  demand deposits                           870,863   26,325    2.95%     793,840    24,524    3.06%    709,349       22,254   3.11%
                                                                ====                           ====                            ====
Other liabilities                            49,474                        45,480                        46,490
                                         ----------                     ---------                      --------
    Total Liabilities                       920,337                       839,320                       755,839
Shareholders' equity                        102,361                        96,644                        82,515
                                         ----------                     ---------                      --------
    Total Liabilities and
      Shareholders' Equity               $1,022,698                     $ 935,964                      $838,354
                                         ==========                     =========                      ========
                                                      ======                         ======                           ======
Net interest income/spread                            54,150    4.83%                49,806    4.86%                  45,606   5.11%
                                                      ------    ====                 ------    ====                   ------   ====
Net yield on interest-earning assets                            6.04%                          6.15%                           6.37%
                                                                ====                           ====                            ====
                                                         ===                            ===                               ==
Less: Tax equivalent adjustment                          688                            368                               34

                                                     =======                        =======                          =======
Net interest income                                  $53,462                        $49,438                          $45,572
                                                     =======                        =======                          =======


[1] The average balances of assets, liabilities and shareholders' equity are computed on the basis of daily averages. Average rates are presented on a tax-equivalent basis.

[2] Interest on tax-exempt securities included herein is presented on a tax-equivalent basis.

[3] Nonaccrual loans are included in amounts outstanding and income has been included to the extent earned.

                        Sterling Bancorp and Subsidiaries
                             RATE/VOLUME ANALYSIS[1]

                                                       December 31, 1998 to               December 31, 1997 to
Increase (Decrease) from Years Ended,                    December 31, 1999                 December 31, 1998
--------------------------------------------------------------------------------------------------------------------

                                                 Volume       Rate       Total[2]    Volume        Rate     Total[2]
--------------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
Interest Income
Interest-bearing deposits with other banks       $    73     $    23     $    96     $   (80)    $   (13)    $   (93)
                                                 -------------------------------------------------------------------
Investment securities
  Available for sale                                 446        (122)        324       2,827        (260)      2,567
  Held to maturity                                 1,544          43       1,587      (1,501)       (916)     (2,417)
  Tax-exempt                                         791          19         810         789          (4)        785
                                                 -------------------------------------------------------------------
      Total                                        2,781         (60)      2,721       2,115      (1,180)        935
                                                 -------------------------------------------------------------------
Federal funds sold                                    40         (49)         (9)        199          (5)        194
                                                 -------------------------------------------------------------------
Loans, net of unearned discounts[3]
  Domestic                                         5,189      (1,849)      3,340       7,624      (2,186)      5,438
  Foreign                                             --          (3)         (3)         --          (4)         (4)
                                                 -------------------------------------------------------------------
      Total                                        5,189      (1,852)      3,337       7,624      (2,190)      5,434
                                                 -------------------------------------------------------------------
Total Interest Income                            $ 8,083     $(1,938)    $ 6,145     $ 9,858     $(3,388)    $ 6,470
                                                 ===================================================================
Interest Expense
Savings and time deposits
  Domestic
    Savings                                      $    17     $    17     $    34     $   (16)    $    23     $     7
    NOW                                              166        (290)       (124)        619         602       1,221
    Money market                                     405        (141)        264         187         (13)        174
    Time                                           1,138        (691)        447          (8)       (218)       (226)
  Foreign
    Time                                               2         (24)        (22)        (13)         --         (13)
                                                 -------------------------------------------------------------------
      Total                                        1,728      (1,129)        599         769         394       1,163
                                                 -------------------------------------------------------------------

Borrowings
  Federal funds purchased and securities sold
    under agreements to repurchase                 1,197        (178)      1,019        (297)       (181)       (478)
  Commercial paper                                   177        (117)         60         462         (41)        421
  Other short-term debt                             (163)          8        (155)        268          (3)        265
  Long-term debt                                     192          86         278       1,048        (149)        899
                                                 -------------------------------------------------------------------
      Total                                        1,403        (201)      1,202       1,481        (374)      1,107
                                                 -------------------------------------------------------------------
Total Interest Expense                           $ 3,131     $(1,330)    $ 1,801     $ 2,250     $    20     $ 2,270
                                                 ===================================================================
Net Interest Income                              $ 4,952     $  (608)    $ 4,344     $ 7,608     $(3,408)    $ 4,200
                                                 ===================================================================

[1]   Amounts are presented on a tax-equivalent basis.
[2] The change in interest income and interest expense due to both rate and volume has been allocated to change due to rate and the change due to volume in proportion to the relationship of the absolute dollar amounts of the changes in each.
[3] Nonaccrual loans have been included in the amounts outstanding and income has been included to the extent earned.

                        Sterling Bancorp and Subsidiaries
                            INTEREST RATE SENSITIVITY

To mitigate the vulnerability of earnings to changes in interest rates, the Company manages the repricing characteristics of assets and liabilities in an attempt to control net interest rate sensitivity. Management attempts to confine significant rate sensitivity gaps predominantly to repricing intervals of a year or less so that adjustments can be made quickly. Assets and liabilities with predetermined repricing dates are classified based on the earliest repricing period. Based on the interest rate sensitivity analysis shown below, the Company's net interest income would decrease during periods of rising interest rates and increase during periods of falling interest rates. Amounts are presented in thousands.

                                                                                       Repricing Date
                                             ------------------------------------------------------------------------------
                                                          More than
                                              3 Months     3 Months     1 Year to       Over        Nonrate
                                              or Less      to 1 Year     5 Years       5 Years     Sensitive       Total
                                             ------------------------------------------------------------------------------
Assets
  Interest-bearing deposits with
   other banks                                 $    515      $    --      $     --      $     --     $     --     $     515
  Investment securities                          17,328        8,583        28,619       395,916        6,956       457,402
  Loans, net of unearned discounts
    Commercial and industrial                   457,710          178         4,847            92         (427)      462,400
    Loans to depository institutions             30,000           --            --            --           --        30,000
    Lease financing                                 374        1,173        89,043         1,256      (10,447)       81,399
    Real estate                                   1,545        3,569        39,022        57,330         (133)      101,333
    Installment                                   8,830          136         2,881         1,475         (141)       13,181
    Foreign government and official
     institutions                                   783           --            --            --           --           783
  Noninterest-earning assets and
allowance or loan losses                             --           --            --            --       71,874        71,874
                                             ------------------------------------------------------------------------------
      Total Assets                              517,085       13,639       164,412       456,069       67,682     1,218,887
                                             ------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
  Interest-bearing deposits
    Savings[1]                                       --           --        23,625            --           --        23,625
    NOW[1]                                           --           --        70,205            --           --        70,205
    Money market[1]                             123,028           --        30,817            --           --       153,845
    Time--domestic                              177,964      119,613        22,180           450           --       320,207
        --foreign                                 1,730        1,100            --            --           --         2,830
  Securities sold under agreements
    to repurchase                               110,888        7,350            --            --           --       118,238
  Commercial paper                               40,319           --            --            --           --        40,319
  Other short-term borrowings                    10,643          350            --            --           --        10,993
  Other long-term borrowings--FHLB               20,000           --         1,050            --           --        21,050
  Noninterest-bearing liabilities
   and shareholders' equity                          --           --            --            --      457,575       457,575
                                             ------------------------------------------------------------------------------
    Total Liabilities and Shareholders'
     Equity                                     484,572      128,413       147,877           450      457,575     1,218,887
                                             ------------------------------------------------------------------------------
Net Interest Rate Sensitivity Gap            $   32,513   $ (114,774)   $   16,535    $  455,619   $ (389,893)   $       --
                                             ==============================================================================

Cumulative Gap at December 31, 1999          $   32,513   $  (82,261)   $  (65,726)   $  389,893   $       --    $       --
                                             ==============================================================================
Cumulative Gap at December 31, 1998          $  149,850   $  113,187    $   65,434    $  404,571   $       --    $       --
                                             ==============================================================================
Cumulative Gap at December 31, 1997          $  158,116   $   20,475    $  (11,245)   $  261,380   $       --    $       --
                                             ==============================================================================

[1] Historically, balances on non-maturity deposit accounts have remained relatively stable despite changes in levels of interest rates. Balances are shown in repricing periods based on management's historical repricing practices and runoff experience.