Form 10-K, Exhibit 13
period 2000-12-31
STERLING BANCORP
filed 2001-03-30
CIK 93451

                                Sterling Bancorp

                          CONSOLIDATED BALANCE SHEETS

December 31,                                                                              2000                     1999
------------                                                                        --------------           --------------
ASSETS
Cash and due from banks                                                                $50,212,689              $31,655,213
Interest-bearing deposits with other banks                                               2,656,678                4,365,129
Securities available for sale                                                           62,060,656               96,321,415
Securities available for sale--pledged                                                  90,138,534               66,142,300
Securities held to maturity                                                            104,585,942              154,969,607
Securities held to maturity--pledged                                                   177,011,726              139,969,110
                                                                                    --------------           --------------
    Total investment securities                                                        433,796,858              457,402,432
                                                                                    --------------           --------------
Loans, net of unearned discounts                                                       750,887,822              689,096,080
Less allowance for possible loan losses                                                 12,675,052               11,116,848
                                                                                    --------------           --------------
    Loans, net                                                                         738,212,770              677,979,232
                                                                                    --------------           --------------
Customers' liability under acceptances                                                     987,048                3,888,140
Excess cost over equity in net assets of the banking subsidiary                         21,158,440               21,158,440
Premises and equipment, net                                                              5,469,462                5,847,842
Other real estate                                                                          647,994                  358,175
Accrued interest receivable                                                              5,195,956                4,541,954
Other assets                                                                            12,410,719               11,690,695
                                                                                    --------------           --------------
                                                                                    $1,270,748,614           $1,218,887,252
                                                                                    ==============           ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

Noninterest-bearing deposits                                                          $341,039,328             $291,807,803
Interest-bearing deposits                                                              525,242,856              570,712,149
                                                                                    --------------           --------------
    Total deposits                                                                     866,282,184              862,519,952

Federal funds purchased and securities sold under agreements to repurchase             162,763,009              118,238,418
Commercial paper                                                                        25,655,020               40,319,200
Other short-term borrowings                                                             17,733,482               10,993,363
Acceptances outstanding                                                                    987,048                3,888,140
Other liabilities and accrued expenses                                                  69,611,777               56,638,052
Long-term borrowings--FHLB                                                              10,700,000               21,050,000
                                                                                    --------------           --------------
    Total liabilities                                                                1,153,732,520            1,113,647,125
                                                                                    --------------           --------------
Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $5 par value                                                            2,402,760                2,443,430
Common stock, $1 par value. Authorized 20,000,000 shares;
  issued 9,563,329 and 8,723,051 shares, respectively                                    9,563,329                8,723,051
Capital surplus                                                                         67,450,110               51,911,883
Retained earnings                                                                       47,466,602               52,360,024
Accumulated other comprehensive income:
  Net unrealized depreciation on securities available for sale, net of tax                (22,652)              (2,634,509)
                                                                                    --------------           --------------
                                                                                       126,860,149              112,803,879
Less

Common stock in treasury at cost, 473,125 and 357,993 shares, respectively               7,986,763                6,515,522
  Unearned compensation                                                                  1,857,292                1,048,230
                                                                                    --------------           --------------
    Total shareholders' equity                                                         117,016,094              105,240,127
                                                                                    --------------           --------------
                                                                                    $1,270,748,614           $1,218,887,252
                                                                                    ==============           ==============


See Notes to Consolidated Financial Statements.

                                Sterling Bancorp

                       CONSOLIDATED STATEMENTS OF INCOME



Years Ended December 31,                                               2000                1999                   1998
------------------------                                           -----------         -----------               -----
INTEREST INCOME
Loans                                                              $66,623,639         $55,012,164            $52,033,931
 Deposits with other banks                                             104,828             227,940                132,352
 Investment securities
   Available for sale                                                9,740,695           8,375,949              7,562,173
   Held to maturity                                                 20,441,076          15,073,036             13,485,747
 Federal funds sold                                                    214,959             555,774                564,622
                                                                   -----------         -----------            -----------
   Total interest income                                            97,125,197          79,244,863             73,778,825
                                                                   -----------         -----------            -----------
INTEREST EXPENSE
 Deposits                                                           22,696,661          16,705,744             16,106,218
 Federal funds purchased and securities
   sold under agreements to repurchase                               8,789,015           5,021,305              4,002,161
 Commercial paper                                                    1,490,402           1,780,107              1,719,857
 Other short-term borrowings                                           749,247             224,090                738,445
 Long-term borrowings--FHLB                                            517,082           2,051,600              1,774,228
                                                                   -----------         -----------            -----------
   Total interest expense                                           34,242,407          25,782,846             24,340,909
                                                                   -----------         -----------            -----------
   Net interest income                                              62,882,790          53,462,017             49,437,916
   Provision for loan losses                                         6,563,000           5,583,800              5,389,000
                                                                   -----------         -----------            -----------
   Net interest income after provision for loan losses              56,319,790          47,878,217             44,048,916
                                                                   -----------         -----------            -----------
NONINTEREST INCOME
 Factoring income                                                    5,396,750           4,921,641              4,584,004
 Mortgage banking income                                             5,737,456           5,382,766              4,650,353
 Service charges on deposit accounts                                 5,030,622           3,100,990              3,194,510
 Trade finance income                                                2,762,431           2,137,217              1,874,464
 Trust fees                                                            864,058             890,493                858,934
 Other service charges and fees                                      2,417,442           1,387,348                939,636
 Net securities gains                                                       --                  --                 86,291
 Other income                                                          164,429             123,945                260,149
                                                                   -----------         -----------            -----------
   Total noninterest income                                         22,373,188          17,944,400             16,448,341
                                                                   -----------         -----------            -----------
NONINTEREST EXPENSE
 Salaries                                                           22,889,419          20,120,568             18,114,084
 Employee benefits                                                   4,908,620           3,950,572              3,671,487
                                                                   -----------         -----------            -----------
   Total personnel expense                                          27,798,039          24,071,140             21,785,571
 Occupancy expense, net                                              4,123,012           3,459,987              3,321,081
 Equipment expense                                                   2,464,174           2,622,960              2,455,347
 Other expenses                                                     15,894,606          11,428,560             10,735,564
                                                                   -----------         -----------            -----------
   Total noninterest expense                                        50,279,831          41,582,647             38,297,563
                                                                   -----------         -----------            -----------
Income before income taxes                                          28,413,147          24,239,970             22,199,694
Provision for income taxes                                          11,854,490           9,676,018              9,403,151
                                                                   -----------         -----------            -----------
Net income                                                         $16,558,657         $14,563,952            $12,796,543
                                                                   -----------         -----------            -----------
Average number of common shares outstanding
 Basic                                                               9,122,973           9,309,489              9,469,207
 Diluted                                                             9,452,442           9,685,772              9,978,425
Earnings per average common share
 Basic                                                               $    1.81           $    1.56              $    1.35
 Diluted                                                                  1.74                1.50                   1.28
Dividends per common share                                                 .58                 .50                    .43


See Notes to Consolidated Financial Statements.

                                Sterling Bancorp

                           CONSOLIDATED STATEMENTS OF
                              COMPREHENSIVE INCOME



Years Ended December 31,                                                        2000               1999                   1998
------------------------                                                     -----------        -----------            -----------
Net income                                                                   $16,558,657        $14,563,952            $12,796,543
Other comprehensive income, net of tax:
 Unrealized gains/(losses) on securities:
Unrealized holding gains/(losses) arising during the year                      2,611,857         (3,173,349)               388,150
   Less: reclassification adjustment for
    losses included in net income                                                     --                 --                (46,684)
                                                                             -----------        -----------            -----------
Comprehensive income                                                         $19,170,514        $11,390,603            $13,138,009
                                                                             ===========        ===========            ===========

See Notes to Consolidated Financial Statements.

                                Sterling Bancorp

                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN SHAREHOLDERS' EQUITY


Years Ended December 31,                                                        2000                1999                1998
------------------------                                                    ------------       ------------         ------------
PREFERRED STOCK
 Balance at beginning of year                                               $  2,443,430        $  2,463,890        $  2,486,730
 Conversions of Series B and Series D shares                                     (40,670)            (20,460)            (22,840)
                                                                            ------------        ------------        ------------
 Balance at end of year                                                        2,402,760           2,443,430           2,463,890
                                                                            ============        ============        ============
COMMON STOCK
 Balance at beginning of year                                               $  8,723,051        $  8,310,284        $  8,262,500
 Conversions of preferred shares into common shares                                4,067               2,046               2,284
 Options exercised                                                                10,760              12,500              45,500
 Common shares issued in connection with stock dividend                          825,451             398,221                  --
                                                                            ------------        ------------        ------------
 Balance at end of year                                                     $  9,563,329        $  8,723,051        $  8,310,284
                                                                            ============        ============        ============
CAPITAL SURPLUS
 Balance at beginning of year                                               $ 51,911,883        $ 45,287,315        $ 44,775,759
 Conversions of preferred shares into common shares                               36,603              18,414              20,556
 Options exercised                                                                84,015             135,063             491,000
 Common shares issued in connection with stock dividend                       15,631,978           6,471,091                  --
 Issuance of shares under incentive compensation plan                           (214,369)                 --                  --
                                                                            ------------        ------------        ------------
 Balance at end of year                                                     $ 67,450,110        $ 51,911,883        $ 45,287,315
                                                                            ------------        ------------        ------------
RETAINED EARNINGS
 Balance at beginning of year                                               $ 52,360,024        $ 48,817,648        $ 39,590,806
 Net income                                                                   16,558,657          14,563,952          12,796,543
 Cash dividends paid --common shares                                          (4,897,121)         (4,074,846)         (3,515,636)
                     --preferred shares                                          (82,563)            (65,711)            (54,065)
 Stock dividend paid --common shares                                         (16,457,429)         (6,869,312)                 --
                     --cash in lieu                                              (14,966)            (11,707)                 --
                                                                            ------------        ------------        ------------
 Balance at end of year                                                     $ 47,466,602        $ 52,360,024        $ 48,817,648
                                                                            ============        ============        ============
ACCUMULATED OTHER COMPREHENSIVE INCOME
 Balance at beginning of year                                               $ (2,634,509)       $    538,840        $    197,374
                                                                            ------------        ------------        ------------
 Unrealized holding gains/(losses) arising during the period:
     Before tax                                                                4,827,835          (5,865,712)            717,461
     Tax effect                                                               (2,215,978)          2,692,363            (329,311)
                                                                            ------------        ------------        ------------
     Net of tax                                                                2,611,857          (3,173,349)            388,150
                                                                            ------------        ------------        ------------
 Reclassification adjustment for gains included in net income:
     Before tax                                                                       --                  --             (86,291)
     Tax effect                                                                       --                  --              39,607
                                                                            ------------        ------------        ------------
     Net of tax                                                                       --                  --             (46,684)
                                                                            ------------        ------------        ------------
 Balance at end of year                                                     $    (22,652)       $ (2,634,509)        $   538,840
                                                                            ============        ============        ============
TREASURY STOCK
 Balance at beginning of year                                               $ (6,515,522)       $ (1,592,690)        $  (441,257)
 Purchase of common shares                                                    (3,008,420)         (4,922,832)         (1,151,433)
 Issuance of shares under incentive compensation plan                          1,677,025                  --                  --
 Surrender of shares issued under incentive compensation plan                   (139,846)                 --                  --
                                                                            ------------        ------------        ------------
 Balance at end of year                                                     $ (7,986,763)       $ (6,515,522)       $ (1,592,690)
                                                                            ============        ============        ============

UNEARNED COMPENSATION
 Balance at beginning of year                                               $ (1,048,230)       $ (1,673,963)       $ (2,249,346)
 Issuance of shares under incentive compensation plan                         (1,462,656)                 --                  --
 Amortization of unearned compensation                                           653,594             625,733             575,383
                                                                            ------------        ------------        ------------
 Balance at end of year                                                     $ (1,857,292)       $ (1,048,230)       $ (1,673,963)
                                                                            ============        ============        ============
TOTAL SHAREHOLDERS' EQUITY
 Balance at beginning of year                                               $105,240,127        $102,151,324        $ 92,622,566
 Net changes during the year                                                  11,775,967           3,088,803           9,528,758
                                                                            ------------        ------------        ------------
 Balance at end of year                                                     $117,016,094        $105,240,127        $102,151,324
                                                                            ============        ============        ============


See Notes to Consolidated Financial Statements.

                                Sterling Bancorp

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended December 31,                                                        2000               1999                    1998
------------------------                                                    -----------        -----------             -----------
OPERATING ACTIVITIES
 Net income                                                                 $16,558,657        $14,563,952             $12,796,543
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Provision for loan losses                                                  6,563,000          5,583,800               5,389,000
   Depreciation and amortization of premises and equipment                    1,746,645          1,890,313               1,686,199
   Deferred income tax (benefit) provision                                     (756,817)            15,080                (454,107)
   Net change in loans held for sale                                            715,006          9,123,907             (12,714,005)
   Net securities gains                                                              --                 --                 (86,291)
   Amortization of unearned compensation                                        653,594            625,733                 575,383
   Amortization of premiums on investment securities                            854,215          1,840,417               2,107,863
   Accretion of discounts on investment securities                             (969,566)          (892,117)               (637,104)
   (Increase) Decrease in accrued interest receivable                          (654,002)          (550,040)                155,094
   Increase in other liabilities and accrued expenses                        12,973,725         12,885,712               1,393,280
   Increase in other assets                                                    (720,024)        (4,027,154)                (21,591)
   Other, net                                                                (1,599,007)         2,677,284                 164,399
                                                                            -----------         ----------              ----------
   Net cash provided by operating activities                                 35,365,426         43,736,887              10,354,661
                                                                             ----------         ----------              ----------
INVESTING ACTIVITIES
 Purchase of premises and equipment                                          (1,368,265)        (1,443,501)               (650,791)
 Net decrease in interest-bearing deposits with other banks                   1,708,451            443,693                  90,072
 Net increase in loans                                                      (67,511,544)       (62,636,708)            (72,920,991)
 (Increase) Decrease in other real estate                                      (289,819)           686,334                (299,073)
 Proceeds from prepayments, redemptions or maturities of
  securities--held to maturity                                               38,062,361         60,065,989              69,459,395
 Purchases of securities--held to maturity                                  (25,217,337)      (171,671,423)            (19,853,914)
 Proceeds from sale of securities--available for sale                                --                 --              14,965,434
 Proceeds from prepayments, redemptions or maturities--available
  for sale                                                                   96,520,193        153,664,553             340,067,757
 Purchases of securities--available for sale                                (80,816,457)      (176,469,337)           (350,247,181)
                                                                            ------------      -------------           ------------
  -------------
   Net cash used in investing activities                                    (38,912,417)      (197,360,400)            (19,389,292)
                                                                            ------------      -------------           ------------
FINANCING ACTIVITIES
 Net increase (decrease) in noninterest-bearing deposits                     49,231,525        (37,212,484)             16,558,798
 Net (decrease) increase in interest-bearing deposits                       (45,469,293)       196,929,968             (45,164,310)
 Net increase (decrease) in securities sold under agreements
  to repurchase                                                              39,524,591         47,809,391             (16,323,519)
 Net (decrease) increase in commercial paper and other
  short-term borrowings                                                      (7,924,061)        (2,988,062)             10,338,773
 (Decrease) Increase in other long-term borrowings--FHLB                    (10,350,000)       (20,350,000)             39,650,000
 Increase (Decrease) in Federal funds purchased                               5,000,000        (29,000,000)              9,000,000
 Purchase of treasury shares                                                 (3,008,420)        (4,922,832)             (1,151,433)
 Proceeds from exercise of stock options                                         94,775            147,563                 536,500
 Cash dividends paid on preferred and common shares                          (4,979,684)        (4,140,557)             (3,569,701)
 Cash paid in lieu of fractional shares in connection with stock dividend       (14,966)           (11,707)                     --
                                                                             ----------        ------------            -----------
   Net cash provided by financing activities                                 22,104,467        146,261,280               9,875,108
                                                                             ----------        ------------            -----------
Net increase (decrease) in cash and due from banks                           18,557,476         (7,362,233)                840,477
Cash and due from banks--beginning of year                                   31,655,213         39,017,446              38,176,969
                                                                             -----------       -----------             -----------
Cash and due from banks--end of year                                        $50,212,689        $31,655,213             $39,017,446
                                                                             ===========       ===========             ===========
Supplemental disclosure of non-cash financing activities:
 Debenture and preferred stock conversions                                      $40,670            $20,460                 $22,840
 Issuance of treasury shares under incentive compensation plan                1,677,025                 --                      --
 Surrender of treasury shares issued under incentive compensation plan          139,846                 --                      --
 Issuance of common stock                                                    16,457,429          6,869,312                      --
Supplemental disclosure of cash flow information:
 Interest paid                                                               35,281,653         25,298,166              25,256,440
 Income taxes paid                                                           11,097,414          8,573,024               7,487,552


See Notes to Consolidated Financial Statements.

                             Sterling National Bank

                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                                  2000                     1999
------------                                                                             --------------           --------------
ASSETS
Cash and due from banks                                                                    $50,045,143              $31,494,441
Interest-bearing deposits with other banks                                                   2,656,678                4,365,129

Securities available for sale                                                               62,003,618               96,267,101
Securities available for sale--pledged                                                      90,138,534               66,142,300
Securities held to maturity                                                                104,585,942              154,969,607
Securities held to maturity--pledged                                                       177,011,726              139,969,110
                                                                                        --------------           --------------
   Total investment securities                                                             433,739,820              457,348,118
                                                                                        --------------           --------------
Loans, net of unearned discounts                                                           719,443,019              649,554,159
Less allowance for loan losses                                                              10,946,856                8,944,702
                                                                                        --------------           --------------
   Loans, net                                                                              708,496,163              640,609,457
                                                                                        --------------           --------------
Receivables from affiliates                                                                    686,661                  660,570
Customers' liability under acceptances                                                         987,048                3,888,140
Premises and equipment, net                                                                  5,366,763                5,762,846
Other real estate                                                                              647,994                  358,175
Accrued interest receivable                                                                  5,195,956                4,564,403
Other assets                                                                                11,283,433               10,470,419
                                                                                        --------------           --------------
                                                                                        $1,219,105,659           $1,159,521,698
                                                                                        ==============           ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                              $345,825,990             $299,716,917
Interest-bearing deposits                                                                  542,184,778              589,699,315
                                                                                        --------------           --------------
   Total deposits                                                                          888,010,768              889,416,232
Federal funds purchased and securities sold under agreements to repurchase                 162,763,009              118,238,418
Other short-term borrowings                                                                 17,733,482               10,993,363
Due to affiliates                                                                            1,126,173                1,029,467
Acceptances outstanding                                                                        987,048                3,888,140
Other liabilities and accrued expenses                                                      60,447,982               51,511,650
Long-term borrowings--FHLB                                                                  10,700,000               21,050,000
                                                                                        --------------           --------------
   Total liabilities                                                                     1,141,768,462            1,096,127,270
                                                                                        --------------           --------------

Commitments and contingent liabilities

Shareholders' Equity
 Common stock, $50 par value
  Authorized and issued, 358,526 shares                                                     17,926,300               17,926,300
Surplus                                                                                     19,762,560               19,762,560
Undivided profits                                                                           39,677,803               28,345,418
Accumulated other comprehensive income:
 Net unrealized appreciation on securities
  Available for sale, net of tax                                                               (29,466)              (2,639,850)
   Total shareholders' equity                                                               77,337,197               63,394,428
                                                                                        --------------           --------------
                                                                                        $1,219,105,659           $1,159,521,698
                                                                                        ==============           ==============


See Notes to Consolidated Financial Statements.

                                Sterling Bancorp

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Sterling Bancorp ("the parent company") is a financial holding company, pursuant to an election made under the Gramm-Leach-Bliley Act of 1999. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries. The Sterling companies provide a full range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management, trade financing, leasing, trust and estate administration and investment management services. Sterling has operations in New York and Virginia and conducts business throughout the United States.

The following summarizes the significant accounting policies of Sterling Bancorp and its subsidiaries.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the parent company and its subsidiaries, principally Sterling National Bank ("the bank"), after elimination of material intercompany transactions.

GENERAL ACCOUNTING POLICIES

The Company follows accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. Any preparation of financial statements requires management to make assumptions and estimates that impact the amounts reported in those statements and are, by their nature, subject to change in the future as additional information becomes available or as circumstances vary. Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current presentation.

NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective January 1, 2001 for the Company, and requires the recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for derivative instruments depends on the intended use of the derivative and its classification as a fair value hedge, cash flow hedge, or a hedge of a foreign currency exposure. The Company has the opportunity to reclassify securities from the held to maturity category to the available for sale or trading categories upon adoption of the standard on January 1, 2001.

Special hedge accounting treatment is permitted only if specific criteria are met. One requirement is that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedge is determined based on the type of hedge--fair value, cash flow or foreign currency hedge of a net investment in a foreign operation. Effective hedge results are recognized in current earnings for fair value hedges, in other comprehensive income for cash flow hedges and as part of the cumulative transaction adjustments in other comprehensive income for foreign currency net investment hedges. Ineffective portions of hedges are recognized immediately in current earnings.

The Company adopted the provisions of SFAS No. 133 effective January 1, 2001. At adoption, the Company recorded an insignificant loss and believes that SFAS No. 133 will not have a material impact on the Company's 2001 financial statements.

INVESTMENT SECURITIES

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

In accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," securities pledged as collateral are reported separately in the consolidated balance sheets if the secured party has the right by contract or custom to sell or repledge the collateral. Securities are pledged by the Company to secure trust and public deposits, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required or permitted by law.

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

INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes. Deferred income tax expense (benefit) is determined by recognizing deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed and a valuation allowance provided for that portion of the assets for which it is more likely than not that it will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates and will be adjusted for the effects of future changes in tax laws or rates, if any.

For income tax purposes, the Company files: a consolidated Federal income tax return; combined New York City and New York State income tax returns; and separate state income tax returns for its out-of-state subsidiaries. The parent company, under tax sharing agreements, either pays or collects on account of current income taxes to or from its subsidiaries.

STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

STOCK INCENTIVE PLANS

The Company recognizes as expense over the vesting period, the fair value of all stock-based awards on the date of grant. The Company also provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method noted above had been applied.

EARNINGS PER AVERAGE COMMON SHARE

Basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

The Board announced stock dividends as follows: on November 16, 2000, the declaration of a 10% stock dividend payable on December 11, 2000 to shareholders of record on December 1, 2000; and on November 18, 1999, the declaration of a 5% stock dividend payable on December 14, 1999 to shareholders of record on that date. Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of the stock dividends.

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

NOTE 2.

CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposits and certain other liabilities. The required reserves, which are reported in cash and due from banks, were $5,814,000 and $5,816,000 at December 31, 2000 and 1999, respectively. Average required reserves during 2000 and 1999 were $6,034,000 and $4,912,000, respectively.

NOTE 3.

MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.


Years Ended December 31,                                                   2000              1999                 1998
------------------------                                               -----------       -----------          -----------
Interest-bearing deposits with other banks
At December 31--Balance                                                 $2,656,678        $4,365,129           $4,808,822
  Average interest rate                                                      4.24%             4.23%                3.77%
  Average original maturity                                                48 DAYS          104 Days             156 Days
During the year--Maximum month-end balance                               2,950,097        11,857,000            6,536,000
  Daily average balance                                                  2,160,000         7,180,000            4,017,000
  Average interest rate earned                                               4.72%             4.38%                4.65%
  Range of interest rates earned                                        2.00-6.00%        2.00-5.50%           1.00-5.30%
                                                                        ==========       ===========           ==========
Federal funds sold
At December 31 Balance                                                         $--               $--                  $--
  Average interest rate                                                         --                --                   --
  Average original maturity                                                     --                --                   --
During the year Maximum month-end balance                               20,000,000        15,000,000           31,000,000
  Daily average balance                                                  3,735,000        11,049,000           10,356,000
  Average interest rate earned                                               5.76%             4.96%                5.45%
  Range of interest rates earned                                        5.25-6.81%        3.50-5.75%           4.25-5.85%
                                                                        ==========        ==========           ==========

NOTE 4.

INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:


                                                                                    Gross            Gross               Estimated
                                                                Amortized         Unrealized       Unrealized             Market
DECEMBER 31, 2000                                                 Cost               Gains           Losses                Value
-----------------                                             ------------       ------------     ------------         ------------
U.S. Treasury securities                                      $  2,891,595          $      --      $     2,689         $  2,888,906
Obligations of U.S. government corporations and
 agencies--mortgage-backed securities                          106,461,147            520,776          934,470          106,047,453
Obligations of state and political institutions                 32,820,767            428,935           94,109           33,155,593
Other debt securities                                            2,995,408             27,092               --            3,022,500
Federal Reserve Bank and other equity securities                 7,072,141             13,195              598            7,084,738
                                                              ------------          ---------      -----------         ------------
  Total                                                       $152,241,058          $ 989,998      $ 1,031,866         $152,199,190
                                                              ============          =========      ===========         ============
December 31, 1999
-----------------
U.S. Treasury securities                                      $ 24,854,055          $      --      $     7,180         $ 24,846,875
Obligations of U.S. government corporations and
 agencies--mortgage-backed securities                          102,458,468             23,637        4,080,894           98,401,211
Obligations of state and political institutions                 28,048,753             10,660          825,798           27,233,615
Other debt securities                                            5,000,000                 --               --            5,000,000
Federal Reserve Bank and other equity securities                 6,972,142             10,651              779            6,982,014
                                                              ------------          ---------       ----------         ------------
  Total                                                       $167,333,418          $  44,948      $ 4,914,651         $162,463,715
                                                              ============          =========      ===========         ============

The carrying value and estimated market value of securities held to maturity are as follows:

                                                                                 Gross            Gross            Estimated
                                                              Carrying        Unrealized        Unrealized          Market
DECEMBER 31, 2000                                              Value             Gains            Losses             Value
-----------------                                           ------------    --------------    ------------       -------------
Obligations of U.S. government corporations and
 agencies--mortgage-backed securities                       $279,347,668        $2,573,134      $1,785,000        $280,135,802
Debt securities issued by foreign governments                  2,250,000                --              --           2,250,000
                                                            ------------        ----------      ----------        ------------
  Total                                                     $281,597,668        $2,573,134      $1,785,000        $282,385,802
                                                            ============        ==========      ==========        ============
December 31, 1999
-----------------

Obligations of U.S. government corporations and
 agencies--mortgage-backed securities                       $292,938,717          $111,210      $8,829,678        $284,220,249
Debt securities issued by foreign governments                  2,000,000                --              --           2,000,000
                                                            ------------          --------      ----------        ------------
  Total                                                     $294,938,717          $111,210      $8,829,678        $286,220,249
                                                            ============          ========      ==========        ============

The following tables present information regarding securities available for sale and securities held to maturity at December 31, 2000, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of state and political subdivisions and Federal Reserve Bank securities is stated on a tax-equivalent basis.

                                                                                                   Estimated
                                                                          Amortized                  Market            Average
SECURITIES AVAILABLE FOR SALE                                               Cost                     Value              Yield
-----------------------------                                           -------------            ------------          -------
U.S. Treasury securities
 Due within 1 year                                                       $  2,891,595            $  2,888,906            5.74%
                                                                         ------------            ------------
Obligations of U.S. government corporations and agencies-
 mortgage-backed securities                                               106,461,147             106,047,453            6.81
                                                                         ------------            ------------
Obligations of state and political subdivisions
 Due after 1 year but within 5 years                                        9,076,266               9,187,810            7.63
 Due after 5 years                                                         23,744,501              23,967,783            7.24
                                                                         ------------            ------------
  Total                                                                    32,820,767              33,155,593            7.34
                                                                         ------------            ------------
Other debt securities
 Due after 5 years                                                          2,995,408               3,022,500            7.93
                                                                         ------------            ------------
Federal Reserve Bank and other securities                                   7,072,141               7,084,738            9.96
                                                                         ------------            ------------
  Total                                                                  $152,241,058            $152,199,190            6.87
                                                                         ============            ============


                                                                                                  Estimated
                                                                            Carrying               Market              Average
SECURITIES HELD TO MATURITY                                                   Value                 Value               Yield
---------------------------                                               ------------          -------------         ----------
Obligations of U.S. government corporations and agencies-
 mortgage-backed securities                                               $279,347,668          $280,135,802             6.86%
                                                                          ------------          ------------
Debt securities issued by foreign governments
 Due after 1 year but within 5 years                                         1,500,000             1,500,000
 Due after 5 years                                                             750,000               750,000
                                                                          ------------          ------------
  Total                                                                      2,250,000             2,250,000             7.84
                                                                          ------------          ------------
  Total                                                                   $281,597,668          $282,385,802             6.87
                                                                          ============          ============


There were no securities sales during the years ended December 31, 2000 and 1999. During the year ended December 31, 1998, the proceeds from securities sales were $14,965,434 and the gross gains were $86,291; there were no gross losses.

Investment securities are pledged to secure trust and public deposits, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required or permitted by law.

NOTE 5.
LOANS


December 31,                                                                                       2000                 1999
------------                                                                                   ------------         -------------
Domestic
 Commercial and industrial                                                                    $ 500,381,623         $ 462,845,464
 Lease financing                                                                                114,804,282            91,845,424
 Real estate--mortgage                                                                          122,344,017            96,509,540
 Real estate--construction                                                                               --             4,958,005
 Installment                                                                                      9,572,526            13,321,386
 Loans to depository institutions                                                                20,000,000            30,000,000
Foreign
 Government and official institutions                                                               777,000               783,359
                                                                                               ------------         -------------
Loans, gross                                                                                    767,879,448           700,263,178
 Less unearned discounts                                                                         16,991,626            11,167,098
                                                                                              -------------         -------------
Loans, net of unearned discounts                                                              $ 750,887,822         $ 689,096,080
                                                                                              -------------         -------------

The Company originates certain residential mortgage loans with the intention of reselling those loans, including the servicing rights, without recourse. Residential mortgage loans held for sale, included in "Real estate-mortgage," are $12,516,000 and $13,231,000 at December 31, 2000 and 1999, respectively.

There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 74% of the bank's loans are to borrowers located in the metropolitan New York area.

Nonaccrual loans at December 31, 2000 and 1999 totaled $1,995,000 and $1,417,000 respectively. There were no reduced rate loans at December 31, 2000 or 1999. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 2000, 1999 and 1998 in accordance with their original terms is estimated to be $58,000, $39,000 and $88,000, respectively, for the years then ended. No interest income was actually realized for aforementioned years and there were no commitments to lend additional funds on nonaccrual loans.

Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefit of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 2000 or 1999.

NOTE 6.

CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,                                                            2000              1999                1998
------------------------                                                        -----------       -----------          -----------
Balance at beginning of year                                                    $11,116,848       $10,156,077          $ 8,677,610
Provision for loan losses                                                         6,563,000         5,583,800            5,389,000
                                                                                -----------       -----------          -----------
                                                                                 17,679,848        15,739,877           14,066,610
                                                                                -----------       -----------          -----------
Less charge-offs, net of recoveries:
 Charge-offs                                                                      5,490,253         5,021,581            4,350,944
 Recoveries                                                                        (485,457)         (398,552)            (440,411)
                                                                                -----------       -----------           ----------
  Net charge-offs                                                                 5,004,796         4,623,029            3,910,533
                                                                                -----------       -----------          -----------
Balance at end of year                                                          $12,675,052       $11,116,848          $10,156,077
                                                                                ===========       ===========          ===========

The Company follows SFAS No. 114 which establishes rules for calculating certain components of the allowance for loan losses. As of December 31, 2000, 1999 and 1998, $470,000, $315,000 and $286,000, respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 2000, 1999 and 1998, was approximately $513,000, $435,000 and $589,000, respectively. The
application of SFAS No. 114 indicated that these loans required valuation allowances, totaling $200,000, $150,000 and $100,000 at December 31, 2000, 1999
and 1998, respectively, which are included within the overall allowance for loan losses.


NOTE 7.

INTEREST-BEARING DEPOSITS

The following table presents certain information for interest expense on deposits:

Years Ended December 31,                                                             2000              1999                 1998
------------------------                                                         -----------       -----------         ------------
Interest expense
Interest-bearing deposits in domestic offices savings                            $   577,467       $   572,358          $   537,798
 NOW                                                                               1,786,567         1,684,477            1,808,972
 Money Market                                                                      4,982,894         4,486,117            4,221,286
 Time
  Three months or less                                                             8,883,017         4,949,566            5,282,470
  More than three months through twelve months                                     4,735,798         3,931,787            3,156,896
  More than twelve months through sixty months                                     1,599,345           958,559              953,362
                                                                                 -----------       -----------          -----------
                                                                                  22,565,088        16,582,864           15,960,784
Interest-bearing deposits in foreign offices time

  Three months or less                                                                59,111            52,600               73,105
  More than three months through twelve months                                        72,462            70,280               72,329
                                                                                 -----------       -----------          -----------
   Total                                                                         $22,696,661       $16,705,744          $16,106,218
                                                                                 ===========       ===========          ===========

Foreign deposits totaled $2,975,000 and $2,830,000 at December 31, 2000 and 1999, respectively.

The aggregate of time certificates of deposit and other time deposits in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below:

December 31,                                                                       2000              1999                 1998
------------                                                                    -----------       -----------          -----------
Domestic
 Three months or less                                                          $133,592,022      $ 83,352,007         $ 78,557,787
 More than three months through six months                                       25,559,595        40,840,515            6,538,501
 More than six months through twelve months                                      23,663,118        29,671,064           15,044,812
 More than twelve months through twenty-four months                               7,190,734           370,000              246,453
 More than twenty-four months through thirty-six months                                  --           233,908                   --
                                                                               ------------       -----------          -----------
                                                                                190,005,469       154,467,494          100,387,553
                                                                               ------------       -----------          -----------
Foreign

 Three months or less                                                             2,975,000         1,730,000            1,730,000
 More than three months through six months                                               --         1,100,000            1,000,000
                                                                               ------------      ------------         ------------
                                                                                  2,975,000         2,830,000            2,730,000
                                                                               ------------      ------------         ------------
   Total                                                                       $192,980,469      $157,297,494         $103,117,553


Years Ended December 31,                                                            2000              1999                 1998
------------------------                                                       ------------        ----------           ----------
Interest expense
 Domestic                                                                      $ 10,322,879        $5,165,518           $5,310,269
 Foreign                                                                            131,573           122,880              145,434
                                                                               ------------        ----------           ----------
   Total                                                                       $ 10,454,452        $5,288,398           $5,455,703
                                                                               ============        ==========           ==========

NOTE 8.

SHORT-TERM BORROWINGS

The following table presents information regarding Federal funds purchased, securities sold under agreements to repurchase, and commercial paper:


Years Ended December 31,                                                            2000             1999                  1998
------------------------                                                        ------------     -----------          -------------
Federal funds purchased
At December 31--Balance                                                         $ 10,000,000       $5,000,000          $ 34,000,000
 -Average interest rate                                                                5.88%            4.75%                 5.69%
 -Average original maturity                                                            1 DAY            1 Day                 1 Day
During the year--Maximum month-end balance                                        24,000,000       24,000,000            34,000,000
 -Daily average balance                                                            5,664,000        5,529,000             1,630,000
 -Average interest rate paid                                                           6.50%            5.38%                 5.34%
 -Range of interest rates paid                                                  5.625-7.375%       4.00-6.25%            4.50-7.00%
                                                                                ============     ============         =============
Securities sold under agreements to repurchase
At December 31--Balance                                                         $152,763,009     $113,238,418          $ 65,429,027
 -Average interest rate                                                                5.57%            5.18%                 4.69%
 -Average original maturity                                                          33 DAYS          80 Days               66 Days
During the year--Maximum month-end balance                                       183,782,831      128,169,089           102,286,658
 -Daily average balance                                                          143,764,000       96,262,000            75,737,000
 -Average interest rate paid                                                           5.86%            4.91%                 5.15%
 -Range of interest rates paid                                                    3.65-6.65%       3.65-5.96%            4.25-5.85%
                                                                                ============     ============         =============
Commercial paper
At December 31--Balance                                                         $ 25,655,020     $ 40,319,200          $ 41,529,300
 -Average interest rate                                                                5.27%            4.80%                 4.72%
 -Average original maturity                                                          64 DAYS          74 Days               51 Days
During the year--Maximum month-end balance                                        36,679,000       43,295,900            43,617,400
 -Daily average balance                                                           28,496,000       37,466,000            33,843,000
 -Average interest rate paid                                                           5.23%            4.75%                 5.08%
 -Range of interest rates paid                                                    3.90-6.10%       3.50-5.20%            2.50-5.30%
                                                                                ============     ============         =============

The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 2000, these back-up bank lines of credit totaled $29,000,000; no lines were used at any time during 2000 and 1999.

Other short-term borrowings include collateralized advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. At December 31, 2000, Federal Home Loan Bank borrowings included an advance of $14,000,000 repayable January 2, 2001 at a rate of 6.60%, and an advance of $350,000 repayable March 5, 2001 at a rate of 6.07%.

At December 31, 1999, Federal Home Loan Bank borrowings included an advance of $350,000 payable March 5, 2000 at a rate of 5.92%.

At December 31, 1998, Federal Home Loan Bank borrowings included an advance of $10,000,000 payable January 4, 1999 at a rate of 5.125%, and an advance of $350,000 repayable in March, 1999 at a rate of 5.68%.

NOTE 9.

OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

                                                                                          December 31,
Advance                             Interest       Maturity       Initial        -----------------------------
Type                                  Rate           Date        Call Date          2000              1999
------                              --------       --------      ---------       -----------       -----------

Term                                  6.07%          3/5/01           --         $      --         $   350,000
Term                                  6.22           3/5/02           --             350,000           350,000
Term                                  6.37           3/5/03           --             350,000           350,000
Callable                              5.06          2/17/08       2/17/00              --           10,000,000
Callable                              5.13          2/20/08       2/20/01         10,000,000        10,000,000
                                                                                 -----------       -----------
    Total                                                                        $10,700,000       $21,050,000
                                                                                 ===========       ===========

    Weighted-average interest rate                                                      5.21%             5.15%


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

The following table presents information regarding the parent company's preferred stock:

December 31,                                                                   2000              1999
                                                                            ----------        ----------
Series B shares. Authorized 4,389 shares; issued and outstanding--
  1,199 and 1,230 shares, respectively, at liquidation value                $   23,980        $   24,600
Series D shares. Authorized 300,000 shares; issued and outstanding--
  237,878 and 241,883 shares, respectively, at liquidation value             2,378,780         2,418,830
                                                                            ----------        ----------
    Total                                                                   $2,402,760        $2,443,430
                                                                            ==========        ==========


SERIES B

Series B shares may be redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares are entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares are convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares are entitled to one vote for each share held and vote together as one class with the holders of the common shares. During 2000 and 1999, 31 shares and -0- shares, respectively, were converted into common shares.

SERIES D

Series D shares may only be issued to the trustee acting on behalf of an Employee Stock Ownership Plan ("ESOP") or other employee benefit plan of the Company. Each Series D share is convertible into 1.1561 common shares of the parent company. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. During 2000 and 1999, 4,005 shares and 2,046 shares, respectively, were converted into common shares. See Footnote 14 for a discussion of the Company's ESOP.

NOTE 11.

COMMON STOCK

Number of shares reserved for issuance:

December 31,                                             2000               1999
                                                      ---------          ---------

Conversion of Series B preferred shares                   2,398              2,460
Conversion of Series D preferred shares                 287,878            291,883
                                                      ---------          ---------
                                                        290,276            294,343
                                                      =========          =========
Number of shares outstanding at December 31,          9,090,204          8,365,058
                                                      =========          =========
Number of shareholders at December 31,                    1,913              1,966
                                                      =========          =========

NOTE 12.

RESTRICTIONS ON THE BANK

Various legal restrictions limit the extent to which the bank can supply funds to the parent company and its nonbank subsidiaries. All national banks are limited in the payment of dividends in any year without the approval of the Comptroller of the Currency to an amount not to exceed the net profits (as defined) for that year to date combined with its retained net profits for the preceding two calendar years. In addition, from time to time dividends are paid to the parent company by the finance subsidiaries from their retained earnings without regulatory restrictions.

NOTE 13.

STOCK INCENTIVE PLAN

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of NQSOs to each director who is not an employee or officer ("outside director") of the Company. Under this provision annual NQSO awards covering 2,000 common shares of the parent company are granted to each outside director beginning April 1995 and continuing through April 1999. In April 1998, 1999 and 2000 shareholders approved amendments to the plan which increased the number of shares covered under the plan by 400,000, 400,000 and -0-, respectively. After giving effect to stock option and restricted stock awards granted and the effect of the 10% stock dividend paid in December, 2000 and 5% stock dividend paid in December, 1999, shares available for grant were 106,130, 668,250 and 595,250 at December 31, 2000, 1999 and 1998, respectively.

STOCK OPTIONS

The following tables present information on the qualified and non-qualified stock options outstanding (after the effect of the 10% stock dividend paid in December, 2000 and the 5% stock dividend paid in December, 1999) as of December 31, 2000, 1999 and 1998 and changes during the years then ended:

                                                      2000                           1999                          1998
                                         ------------------------------   ----------------------------  ----------------------------
                                                       Weighted-Average               Weighted-Average              Weighted-Average
Qualified Stock Options                   Shares        Exercise Price    Shares       Exercise Price     Shares     Exercise Price
-----------------------                  --------      ----------------  --------     ----------------  ---------   ----------------

Outstanding at beginning of year          675,742        $    14.71       522,127       $    13.61       440,122      $     11.10
Granted                                   167,176             14.38       166,320            18.03       142,065            21.44
Exercised                                    --                 --         (9,240)           10.83       (42,735)           10.62
Forfeit                                    (3,300)            14.38        (3,465)           18.03       (17,325)           21.44
                                         --------                        --------                       --------
Outstanding at end of year                839,618             14.65       675,742            14.71       522,127            13.61
                                         ========        ==========      ========       ==========      ========       ==========
Options exercisable at end of year        403,414                         301,111                        240,308
                                         ========                        ========                       ========
Weighted-average fair value of
options granted during the year         $    3.13                        $   4.13                       $   4.29
                                        =========                        ========                       ========


                                                     2000                            1999                           1998
                                        -----------------------------    ----------------------------    --------------------------
                                                     Weighted-Average                Weighted-Average               Weighted-Average
Non-Qualified Stock Options              Shares       Exercise Price      Shares      Exercise Price      Shares     Exercise Price
                                        ---------    ----------------    --------    ----------------    --------   ----------------

Outstanding at beginning of year          480,412        $   18.88        270,779        $   19.50         70,387      $    11.14
Granted                                   193,953            14.36        214,830            17.87        210,210           21.76
Exercised                                 (11,660)            8.13         (5,197)            9.15         (9,818)           8.46
                                        ---------        ---------       --------        ---------       --------       ---------
Outstanding at end of year                662,705            17.75        480,412            18.88        270,779           19.50
                                        =========        =========       ========        =========       ========       =========
Options exercisable at end of year        402,446                         208,786                          15,459
                                        =========                        ========                        ========
Weighted-average fair value of
options granted during the year         $    3.78                        $   5.13                        $   5.86
                                        =========                        ========                        ========


The following table presents information regarding qualified and non-qualified stock options outstanding at December 31, 2000:

                                                 Options Outstanding                                    Options Exercisable
                       ---------------------------------------------------------------------------  -------------------------------
                         Range of              Number        Weighted-Average     Weighted-Average    Number       Weighted-Average
                         Exercise           Outstanding         Remaining             Exercise      Exercisable       Exercise
                          Prices            at 12/31/00      Contractual Life         Price          12/31/00          Price
                       -----------          ------------     ----------------     ----------------  -----------    ----------------
Qualified              $6.28-21.44            839,318           6.7 years           $   14.65         403,414         $   12.50
Non-Qualified           6.28-24.25            662,705           4.2 years               17.75         402,446             19.34

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

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                                    2000            1999            1998
                                    ----            ----            ----

Dividend yield                      3.11%           3.25%            2.0%
Volatility                            25%             25%             20%
Expected term
Qualified                         4 YEARS         4 years         4 years
Non-Qualified (Directors)         4 YEARS         4 years         4 years
Non-Qualified (Officers)          8 YEARS         8 years         8 years
Risk-free interest rate             6.14%           7.12%           5.32%

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

Years Ended December 31,                 2000                  1999                   1998
------------------------           --------------         --------------         --------------
Net income
  As reported                      $   16,559,000         $   14,564,000         $   12,797,000
  Pro forma                            15,368,000             13,628,000             12,381,000
Basic earnings per share
  As reported                                1.81                   1.56                   1.35
  Pro forma                                  1.68                   1.46                   1.30
Diluted earnings per share
  As reported                                1.74                   1.50                   1.28
  Pro forma                                  1.63                   1.40                   1.23


Pro forma net income reflects only options granted in 2000, 1999 and 1998. Additionally, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net income above, since such expense is apportioned over the vesting period of those options which are expected to vest. Compensation expense for options granted prior to 1996 is also not considered.

RESTRICTED STOCK

On January 3, 1996, 110,500 shares of restricted stock were awarded from Treasury shares. The fair value was $12.50 per share. These awards vest to recipients over a four-year period at the rate of 25% per year.

On February 11, 2000, 92,500 shares of restricted stock were awarded from Treasury shares. The fair value was $15.8125 per share. These awards vest to recipients over a four-year period at the rate of 25% per year; the initial awards vested on February 11, 2000.

The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. During 2000, 1999 and 1998, there were no shares forfeited. Unearned compensation resulting from these awards is amortized as a charge to noninterest expense over a four-year period; such charges were $365,664, $320,833, and $320,833 in 2000, 1999 and 1998,
respectively. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.

NOTE 14.

EMPLOYEE STOCK OWNERSHIP PLAN

On March 5, 1993, the Company established an Employee Stock Ownership Plan ("ESOP"). This plan covers substantially all employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. During 1993, the parent company issued 250,000 shares of Series D preferred stock at a price of $10.00 per share to the Company's ESOP trust. The trust borrowed $2,500,000 from the bank, to pay for the shares. The ESOP loan is at a fixed interest rate for a term of ten years with quarterly payments of interest. Quarterly principal payments at an annual rate of $250,000 and $350,000 commenced on March 31, 1996 and March 31, 1999, respectively. The bank match-funded the ESOP loan with collateralized advances from the Federal Home Loan Bank of New York. The ESOP shares, pledged as collateral for the ESOP loan, are held in a suspense account and released for allocation among the participants as principal and interest on the ESOP loan is repaid. Under the terms of the ESOP, participants may vote both allocated and unallocated shares.

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

Compensation expense was $287,930, $304,900 and $254,550 for 2000, 1999 and
1998, respectively, with a corresponding reduction in unearned compensation. As of December 31, 2000, 145,177 shares had been allocated and 28,793 shares had been released for allocation; 76,030 shares were not released ("unallocated"). There were no contributions made by the Company during the years ended December 31, 2000, 1999 or 1998. The following table presents interest paid on the ESOP loan and dividends paid on the Series D preferred shares:

Years Ended December 31,     2000                 1999                 1998
                             ----                 ----                 ----
Interest paid              $ 96,651             $122,862             $144,844
Dividends paid              146,645              148,467              149,839


NOTE 15.

EMPLOYEE BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan that covers the majority of employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act of 1974 funding standards.

The following tables set forth the disclosures required for pension benefits:

Pension Benefits                                          2000                      1999
                                                      ------------              ------------

CHANGE IN BENEFIT OBLIGATION

Benefit obligation at beginning of year               $ 13,936,151              $ 14,122,359
Service cost                                               769,161                   862,903
Interest cost                                            1,071,411                   955,902
Actuarial loss/(gain)                                      375,611                (1,375,995)
Benefits paid                                             (483,347)                 (629,018)
                                                      ------------              ------------

Benefit obligation at end of year                     $ 15,668,987              $ 13,936,151
                                                      ============              ============

CHANGE IN PLAN ASSETS

Fair value of assets at beginning of year             $ 16,873,357              $ 17,441,784
Actual return on plan assets                             1,116,157                    60,591
Benefits paid                                             (483,347)                 (629,018)
                                                      ------------              ------------

Fair value of assets at end of year                   $ 17,506,167              $ 16,873,357
                                                      ============              ============

FUNDED STATUS

Funded status                                         $  1,837,180              $  2,937,206
Unrecognized prior service cost                              7,774                     5,154
Unrecognized net actuarial gain                           (117,472)                 (999,846)
                                                      ------------              ------------

Prepaid benefits cost                                 $  1,727,482              $  1,942,514
                                                      ============              ============

December 31,                                            2000                     1999                      1998
----------------------------                         ----------              ------------              ------------
WEIGHTED-AVERAGE ASSUMPTIONS

Discount rate                                              7.50%                     8.00%                     6.75%
Expected rate of return on plan assets                     9.75                      9.25                      9.25
Rate of compensation increase                              4.50                      5.00                      4.00

Years Ended December 31,                                2000                     1999                      1998
-----------------------------                       -----------               -----------               -----------

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                        $   769,161               $   862,903               $   698,446
Interest cost                                         1,071,411                   955,902                   872,194
Expected return on plan assets                       (1,622,920)               (1,589,376)               (1,356,833)
Amortization of prior service cost                       (2,620)                   (2,620)                   (2,620)
                                                    -----------               -----------               -----------

Net periodic benefits cost                          $   215,032               $   226,809               $   211,187
                                                    ===========               ===========               ===========


NOTE 16.

INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

Years Ended December 31,         2000                      1999                    1998
                            ------------              ------------             ------------

FEDERAL

  Current                   $ 10,089,339              $  8,257,539             $  7,579,074
  Deferred                      (630,913)                   15,080                 (454,165)
                            ------------              ------------             ------------

    Total                   $  9,458,426              $  8,272,619             $  7,124,909
                            ============              ============             ============

STATE AND LOCAL

  Current                   $  2,521,968              $  1,403,399             $  2,278,184
  Deferred                      (125,904)                     --                         58
                            ------------              ------------             ------------

    Total                   $  2,396,064              $  1,403,399             $  2,278,242
                            ============              ============             ============

TOTAL

  Current                   $ 12,611,307              $  9,660,938             $  9,857,258
  Deferred                      (756,817)                   15,080                 (454,107)
                            ------------              ------------             ------------

    Total                   $ 11,854,490              $  9,676,018             $  9,403,151
                            ============              ============             ============


Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:

Years Ended December 31,                                                        2000               1999               1998
                                                                            -----------         -----------         -----------

Federal statutory rate                                                               35%                 35%                 35%
                                                                            -----------         -----------         -----------

Computed tax                                                                $ 9,944,601         $ 8,483,990         $ 7,769,893
Increase in tax resulting from:
  Principally state and local taxes, net of Federal income tax benefit        1,909,889           1,192,028           1,633,258
                                                                            -----------         -----------         -----------

    Total                                                                   $11,854,490         $ 9,676,018         $ 9,403,151
                                                                            ===========         ===========         ===========

The components of the net deferred tax asset, included in other assets, are as follows:

December 31,                                                                                          2000              1999
                                                                                                   ----------        ----------

Deferred tax assets

  Difference between financial statement provision for loan losses and tax bad debt deduction      $4,436,268        $3,908,257
  Nonaccrual and other interest                                                                     1,894,719         1,867,836
  Deferred compensation                                                                             1,352,954         1,039,060
  Other                                                                                               188,238           229,552
                                                                                                   ----------        ----------

    Total deferred tax assets                                                                       7,872,179         7,044,705
                                                                                                   ----------        ----------

Deferred tax liabilities

  Pension and benefit plans                                                                           470,507           824,664
  Other                                                                                             1,027,424           602,610
                                                                                                   ----------        ----------

    Total deferred tax liabilities                                                                  1,497,931         1,427,274
                                                                                                   ----------        ----------

Net deferred tax asset                                                                              6,374,248         5,617,431
SFAS No. 115 deferred tax liability                                                                    16,800         2,232,778
                                                                                                   ----------        ----------

    Total net deferred tax asset                                                                   $6,357,448        $7,850,209
                                                                                                   ==========        ==========


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

Diluted EPS is computed by dividing basic net income by the weighted-average common shares and common equivalent shares outstanding during the year. The common equivalent shares outstanding include the weighted-average number of Series B and Series D (held on behalf of the Employee Stock Ownership Plan) preferred shares and the dilutive effect of unexercised stock options using the treasury stock method. When applying the treasury stock method, the average price of the Company's common stock is utilized.

The following table provides a reconciliation of basic and diluted EPS as required by SFAS No. 128:

                                For The Year Ended 12/31/00       For the Year Ended 12/31/99        For the Year Ended 12/31/98
                              -------------------------------  ---------------------------------   ---------------------------------
                                                        Per                                Per                                 Per
                                Income       Shares    Share     Income        Shares     Share      Income       Shares      Share
                             (Numerator) (Denominator) Amount  (Numerator)  (Denominator) Amount   (Numerator)  (Denominator) Amount
                             ----------- ------------- ------  -----------  ------------- ------   -----------  ------------- ------
BASIC EPS

Net income                   $16,558,657                        $14,563,952                         $12,796,543
Less preferred dividends          82,441                             65,587                              51,053
                             -----------                        -----------                         -----------

Net income available for
  common shareholders         16,476,216   9,122,973    $1.81    14,498,365   9,309,489     $1.56    12,745,490   9,469,207   $1.35
                                                        =====                               =====                             =====
DILUTED EPS

Options[1]                                    89,502                            133,613                             264,630
Convertible preferred stock                  239,967                            242,670                             244,588
                             -----------   ---------             -----------  ---------              -----------  ---------

Net income available for
  common shareholders plus
  assumed conversions        $16,476,216   9,452,442    $1.74   $14,498,365   9,685,772     $1.50   $12,745,490   9,978,425   $1.28
                             ===========   =========    =====   ===========   =========     =====   ===========   =========   =====


[1] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 2000, 1999 and 1998 have not been included in computation of diluted EPS for those respective years. As of December 31, 2000, 334,950 options to purchase shares at prices between $21.44 and $24.25 were not included; as of December 31, 1999, 691,845 options to purchase shares at prices between $17.98 and $24.25 were not included; as of December 31, 1998, options to purchase 18,480 shares at a price of $24.25 were not included.

NOTE 18.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No.107 "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the "fair value" of certain financial instruments for which it is practical to estimate "fair value."

Much of the information used to arrive at "fair value" is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimated cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. With the exception of investment securities and long-term debt, the Company's financial instruments are not readily marketable and market prices do not exist. Since negotiated prices for the instruments which are not readily marketable depend greatly on the motivation of the buyer and seller, the amounts which will actually be realized or paid per settlement or maturity of these instruments could be significantly different.

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

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 2000 the notional amount of these instruments was $125,000,000. The Company paid up front premiums of $476,000 which are amortized over the term of the related assets. At December 31, 2000 the unamortized premiums on these contracts totaled $157,000 and there were no amounts receivable. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts. At December 31, 2000 the estimated fair value of these contracts was $128,000. Under SFAS No. 133, the transition amount involved with these instruments as of January 1, 2001 will not be significant.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:



December 31,                                                  2000                           1999
------------                                      ----------------------------    ---------------------------
                                                    Carrying       Estimated       Carrying        Estimated
                                                     Amount        Fair Value       Amount         Fair Value
                                                  ------------    ------------    ------------    ------------

FINANCIAL ASSETS

Cash and due from banks                           $ 50,212,689    $ 50,212,689    $ 31,655,213    $ 31,655,213
Interest-bearing deposits with other banks           2,656,678       2,656,678       4,365,129       4,365,129
Investment securities                              433,796,858     434,584,992     457,402,432     448,683,964
Loans, net                                         738,212,770     761,454,000     677,979,232     699,606,770
Customers' liability under acceptances                 987,048         987,048       3,888,140       3,888,140
Accrued interest receivable                          5,195,956       5,195,956       4,541,954       4,541,954

FINANCIAL LIABILITIES

Demand, NOW, savings and money market deposits     602,454,332     602,454,332     539,482,134     539,482,134
Time deposits                                      263,827,852     264,501,000     323,037,818     321,907,186
Federal funds purchased and securities sold
under agreements to repurchase                     162,763,009     162,763,009     118,238,418     118,238,418
Commercial paper                                    25,655,020      25,655,020      40,319,200      40,319,200
Other short-term borrowings                         17,733,482      17,733,482      10,993,363      10,993,363
Acceptances outstanding                                987,048         987,048       3,888,140       3,888,140
Due to factoring clients                            46,927,397      46,927,397      37,933,948      37,933,948
Accrued interest payable                             2,794,420       2,794,420       3,833,666       3,833,666
Other long-term borrowings--FHLB                    10,700,000      10,742,000      21,050,000      20,842,164

NOTE 19.

CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition, the bank is subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2000, the Company and the bank exceeded the requirements for "well capitalized" institutions.

The following tables present information regarding the Company's and the bank's regulatory capital ratios:

RATIOS AND MINIMUMS

(dollars in thousands)


                                                                                 For Capital               To Be Well
                                                           Actual              Adequacy Minimum            Capitalized
                                                   ---------------------     --------------------     ---------------------
AS OF DECEMBER 31, 2000                            Amount          Ratio     Amount         Ratio     Amount          Ratio
-----------------------                            ------          -----     ------         -----     ------          -----
Total Capital (to Risk-Weighted Assets):
 The Company                                      $105,503         13.35%   $ 63,205         8.00%   $ 79,006         10.00%
 The bank                                           86,877         11.44      60,746         8.00      75,933         10.00
Tier 1 Capital (to Risk-Weighted Assets):
 The Company                                        95,593         12.10      31,602         4.00      47,404          6.00
 The bank                                           77,367         10.19      30,373         4.00      45,560          6.00
Tier 1 Leverage Capital (to Average Assets):
 The Company                                        95,593          8.11      47,141         4.00      58,926          5.00
 The bank                                           77,367          6.73      46,015         4.00      57,519          5.00

As of December 31, 1999                            Amount          Ratio     Amount         Ratio     Amount          Ratio
-----------------------                            ------          -----     ------         -----     ------          -----
Total Capital (to Risk-Weighted Assets):
 The Company                                       $95,880         13.11%    $58,488         8.00%    $73,109         10.00%
 The bank                                           74,694         10.79      55,402         8.00      69,252         10.00
Tier 1 Capital (to Risk-Weighted Assets):
 The Company                                        86,717         11.86      29,244         4.00      43,868          6.00
 The bank                                           66,034          9.54      27,701         4.00      41,551          6.00
Tier 1 Leverage Capital (to Average Assets):
 The Company                                        86,717          7.75      44,729         4.00      55,911          5.00
 The bank                                           66,034          6.13      43,102         4.00      53,877          5.00

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

The Company provides a full range of financial products and services, including commercial loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring/accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company's primary source of earnings is net interest income, which represents the difference between interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The Company's 2000 year-to-date average interest-earning assets were 58.0% loans (corporate lending was 78.5% and real estate lending was 18.0% of total loans, respectively) and 42.0% investment securities and money market investments. There are no industry concentrations (exceeding 10% of loans, gross, in the corporate loan portfolio). Approximately 74% of loans are to borrowers located in the metropolitan New York area. In order to comply with the provisions of SFAS No. 131, the Company has determined that it has three reportable operating segments: corporate lending, real estate lending and company-wide treasury. There are no significant differences between the accounting policies used for these operating segments and those described in Footnote 1.

The following table provides certain information regarding the Company's operating segments:

                                       Corporate             Real Estate         Company-wide
                                        Lending                Lending             Treasury                Totals
                                       ---------             -----------         ------------              ------
YEAR ENDED DECEMBER 31, 2000
Net interest income                  $   30,565,459        $   11,477,053        $   18,138,222        $   60,180,734
Noninterest income                       12,524,032             6,020,064               133,530            18,677,626
Depreciation and amortization               192,241               207,098                   683               400,022
Segment profit                           18,627,739             9,156,966            22,564,754            50,349,459
Segments assets                         593,231,247           122,788,721           512,167,906         1,228,187,874

Year Ended December 31, 1999
Net interest income                      26,423,903             8,998,476            14,670,691            50,093,070
Noninterest income                        8,765,876             5,400,138               133,866            14,299,880
Depreciation and amortization               168,823               199,044                   683               368,550
Segment profit                           13,068,157             8,189,400            20,621,800            41,879,357
Segments assets                         546,629,572           101,898,728           530,682,020         1,179,210,320

Year Ended December 31, 1998
Net interest income                      24,241,672             8,415,676            13,379,959            46,037,307
Noninterest income                        8,583,240             4,395,814               182,135            13,161,189
Depreciation and amortization               100,588               176,751                   342               277,681
Segment profit                           10,025,072             7,860,500            18,664,500            36,550,072
Segments assets                         522,141,693           106,189,496           377,622,851         1,005,954,040

The following table sets forth reconciliations of net interest income, noninterest income, profits and assets for reportable operating segments to the Company's consolidated totals:

Years Ended December 31,                             2000                    1999                    1998
------------------------                       ---------------         ---------------         ---------------
Net interest income:
Total for reportable operating segments        $    60,180,734         $    50,093,070         $    46,037,307
Other[1]                                             2,702,056               3,368,947               3,400,609
                                               ---------------         ---------------         ---------------

Consolidated net interest income               $    62,882,790         $    53,462,017         $    49,437,916
                                               ===============         ===============         ===============

Noninterest income:
Total for reportable operating segments        $    18,677,626         $    14,299,880         $    13,161,189
Other[1]                                             3,695,562               3,644,520               3,287,152
                                               ---------------         ---------------         ---------------

Consolidated noninterest income                $    22,373,188         $    17,944,400         $    16,448,341
                                               ===============         ===============         ===============

Profit:
Total for reportable operating segments        $    50,349,459         $    41,879,357         $    36,550,072
Other[1]                                           (21,936,312)            (17,639,387)            (14,350,378)
                                               ---------------         ---------------         ---------------

Consolidated income before income taxes        $    28,413,147         $    24,239,970         $    22,199,694
                                               ===============         ===============         ===============

Assets:
Total for reportable operating segments        $ 1,228,187,874         $ 1,179,210,320         $ 1,005,954,040
Other[1]                                            42,560,740              39,676,932              38,491,175
                                               ---------------         ---------------         ---------------

Consolidated assets                            $ 1,270,748,614         $ 1,218,887,252         $ 1,044,445,215
                                               ===============         ===============         ===============


[1] Represents operations not considered to be a reportable segment and/or general operating expenses of the Company.

NOTE 21.

PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,                                               2000                  1999
------------                                           ------------          ------------
ASSETS

Cash and due from banks                                $  4,994,086          $  8,104,664
Interest-bearing deposits--banking subsidiary            16,715,284            18,836,902

Loans, net of unearned discounts                         32,494,803            40,941,921
Less allowance for loan losses                            1,728,196             2,172,146
                                                       ------------          ------------

Loans, net                                               30,766,607            38,769,775
                                                       ------------          ------------
Investment in subsidiaries

Banking subsidiary                                       98,495,637            84,552,869
Other subsidiaries                                        1,130,782             1,105,104
Due from subsidiaries

Banking subsidiary                                        1,126,173             1,029,468
Other assets                                              1,309,245             1,359,247
                                                       ------------          ------------

                                                       $154,537,814          $153,758,029
                                                       ============          ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Commercial paper                                       $ 25,655,020          $ 40,319,200
Other short-term borrowings                                 350,000               350,000
Due to subsidiaries
Banking subsidiary                                          686,661               660,570
Other subsidiaries                                          996,295               995,444
Accrued expenses and other liabilities                    9,133,744             5,142,688
Other long-term debt                                        700,000             1,050,000
Shareholders' equity                                    117,016,094           105,240,127
                                                       ------------          ------------

                                                       $154,537,814          $153,758,029
                                                       ============          ============

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31,                                                        2000               1999                1998
------------------------                                                   ------------       ------------        ------------

INCOME

Dividends and interest from
  Banking subsidiary                                                       $  5,498,626       $ 11,533,371        $  2,440,305
  Other subsidiaries                                                               --              127,500                --
Management and service fees from
  Banking subsidiary                                                          2,089,156          1,159,063             564,605
  Other subsidiaries                                                               --                 --                  --
Interest and fees on loans                                                    5,774,546          8,238,703           7,524,416
Other income                                                                    510,386             97,495              72,339
                                                                           ------------       ------------        ------------

    Total income                                                             13,872,714         21,156,132          10,601,665
                                                                           ------------       ------------        ------------

EXPENSE

Interest expense                                                              1,585,662          2,404,708           1,986,694
Provision for loan losses                                                       300,000               --               110,000
Salaries and employee benefits                                                3,907,682          2,783,410           2,136,747
Other expenses                                                                2,678,261          1,810,452           1,172,072
                                                                           ------------       ------------        ------------

    Total expense                                                             8,471,605          6,998,570           5,405,513
                                                                           ------------       ------------        ------------

Income before income taxes and equity in undistributed
  net income of subsidiaries                                                  5,401,109         14,157,562           5,196,152

Provision for income taxes                                                      225,516          1,425,533           1,534,046
                                                                           ------------       ------------        ------------
                                                                              5,175,593         12,732,029           3,662,106
Equity in undistributed net income of subsidiaries                           11,383,064          1,831,923           9,134,437
                                                                           ------------       ------------        ------------

Net income                                                                   16,558,657         14,563,952          12,796,543
Other comprehensive income, net of tax:
Unrealized holding gains/(losses) arising during the year                         1,473             (3,383)              1,180
                                                                           ------------       ------------        ------------

Comprehensive income                                                       $ 16,560,130       $ 14,560,569        $ 12,797,723
                                                                           ============       ============        ============


CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                           2000                1999                1998
------------------------                                                       ------------        ------------        ------------

OPERATING ACTIVITIES

Net income                                                                     $ 16,558,657        $ 14,563,952        $ 12,796,543
Adjustments to reconcile net income to net cash provided by
 operating activities:
    Provision for loan losses                                                       300,000                --               110,000
    Amortization of unearned compensation                                           653,594             625,733             575,383
    Increase (Decrease) in accrued expenses and other liabilities                 3,991,056           4,513,002            (532,551)
    Increase (Decrease) in due to subsidiaries, net                                  26,942              (8,187)            (10,753)
    (Increase) Decrease in due from subsidiaries, net                               (96,705)           (123,029)             18,984
    Equity in undistributed net income of subsidiaries                          (11,383,064)         (5,417,183)         (9,134,437)
    Other, net                                                                     (807,319)          3,469,951            (391,992)
                                                                               ------------        ------------        ------------

      Net cash provided by operating activities                                   9,243,161          17,624,239           3,431,177
                                                                               ------------        ------------        ------------

INVESTING ACTIVITIES

  Net decrease (increase) in interest-bearing deposits--banking subsidiary        2,121,618         (10,461,902)         (2,525,000)
  Net decrease (increase) in loans                                                8,447,118           9,937,992         (12,730,497)
                                                                               ------------        ------------        ------------

      Net cash provided by (used in) investing activities                        10,568,736            (523,910)        (15,255,497)
                                                                               ------------        ------------        ------------

FINANCING ACTIVITIES

 Net (decrease) increase in commercial paper                                    (14,664,180)         (1,210,100)         17,458,700
 Net (decrease) increase in other short-term borrowings                                --                  --              (490,000)
 Cash dividends paid on preferred and common shares                              (4,994,650)         (4,152,264)         (3,569,701)
 Proceeds from exercise of stock options                                             94,775             147,563             536,500
 Purchase of treasury shares                                                     (3,008,420)         (4,922,832)         (1,151,433)
 Decrease in other long-term borrowings                                            (350,000)           (350,000)           (350,000)
                                                                               ------------        ------------        ------------

   Net cash (used in) provided by financing activities                          (22,922,475)        (10,487,633)         12,434,066
                                                                               ------------        ------------        ------------

Net (decrease) increase in cash and due from banks                               (3,110,578)          6,612,696             609,746
Cash and due from banks--beginning of year                                        8,104,664           1,491,968             882,222
                                                                               ------------        ------------        ------------

Cash and due from banks--end of year                                           $  4,994,086        $  8,104,664        $  1,491,968
                                                                               ============        ============        ============

Supplemental disclosure of non-cash financing activities:

  Debenture and preferred stock conversions                                    $     40,670        $     29,460        $     22,840
  Issuance of treasury shares under incentive compensation plan                   1,677,025                --                  --
  Surrender of treasury shares issued under incentive compensation plan             139,846                --                  --
  Issuance of common shares                                                      16,457,429           6,869,312                --
Supplemental disclosure of cash flow information:
  Interest paid                                                                   1,741,517           2,438,723           1,976,730
  Income taxes paid                                                              10,875,871           8,433,725           7,487,552


The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $1,050,000 at December 31, 2000.

NOTE 22.

COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $3,015,784, $2,647,009 and $2,398,083, respectively, for the years ended December 31, 2000, 1999 and 1998, respectively.

The future minimum rental commitments as of December 31, 2000 under noncancelable leases follow:

                                     Rental
Year(s)                           Commitments
------                            -----------

2001                              $ 2,142,288
2002                                2,017,611
2003                                2,067,420
2004                                2,022,146
2005                                1,778,392
2006 and thereafter                 9,331,070
                                  -----------
Total                             $19,358,927
                                  ===========

Certain leases included above have escalation clauses and/or provide that the Company pay maintenance, electric, taxes and other operating expenses applicable to the leased property.

In the normal course of business, there are various commitments and contingent liabilities outstanding which are properly not recorded on the balance sheet. Management does not anticipate that losses, if any, as a result of these transactions would materially affect the financial position of the Company.

Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $52,654,000 as of December 31, 2000. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 2000, these commitments totaled $38,415,000 of which $27,843,000 expired within one year, $10,499,000 within two years and $73,000 within three years. Approximately 52% of the commitments were automatically renewable for a period of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2000 ranged from 0% to 100%; the average amount collateralized is approximately 37%.

The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest-derived amount. Potential credit losses are minimized through careful evaluation of counterparty credit standing. The floors currently held by the Company have an average remaining term of approximately 1 1/4 years and total notional amount of $125 million.

In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 23.

QUARTERLY DATA (UNAUDITED)

2000 QUARTER                                 MAR 31             JUN 30            SEPT 30             DEC 31
------------                              -----------        -----------        -----------        -----------

Total interest income                     $22,799,945        $24,145,797        $24,932,416        $25,247,039
Total interest expense                      7,935,640          8,437,974          8,905,991          8,962,802
Net interest income                        14,864,305         15,707,823         16,026,425         16,284,237
Provision for loan losses                   1,412,800          1,626,800          1,478,600          2,044,800
Noninterest income                          4,575,186          5,539,398          5,628,819          6,629,785
Noninterest expenses                       11,608,617         12,705,660         12,646,396         13,319,158
Income before income taxes                  6,418,074          6,914,761          7,530,248          7,550,064
Net income                                  3,878,559          3,998,658          4,186,095          4,495,345
Earnings per average common share:
Basic                                             .42                .44                .46                .49
Diluted                                           .41                .42                .45                .46
Common stock closing price:
High                                           16.363             14.942             18.362             21.875
Low                                            13.012             12.953             13.637             16.817
Quarter--end                                   13.637             14.316             17.727             21.875


1999 Quarter                                Mar 31             Jun 30            Sept 30             Dec 31
------------                              -----------        -----------        -----------        -----------

Total interest income                     $17,881,775        $18,771,252        $20,348,876        $22,242,960
Total interest expense                      5,341,995          5,737,705          6,728,438          7,974,708
Net interest income                        12,539,780         13,033,547         13,620,438         14,268,252
Provision for loan losses                   1,383,000          1,370,000          1,365,000          1,465,800
Noninterest income                          4,227,888          4,595,995          4,658,262          4,462,255
Noninterest expenses                        9,642,282         10,458,412         10,681,781         10,800,172
Income before income taxes                  5,742,386          5,801,130          6,231,919          6,464,535
Net income                                  3,464,622          3,551,431          3,684,808          3,863,091
Earnings per average common share:
Basic                                             .37                .37                .40                .42
Diluted                                           .35                .36                .39                .40
Common stock closing price:
High                                           19.695             18.344             17.750             16.992
Low                                            16.395             15.258             14.285             14.125
Quarter--end                                   16.938             16.449             14.934             14.547

                          INDEPENDENT AUDITORS' REPORT

[Logo KPMG]

The Shareholders and Board of Directors Sterling Bancorp:

We have audited the accompanying consolidated balance sheets of Sterling Bancorp as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the consolidated statements of condition of Sterling National Bank as of December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 and the financial position of Sterling National Bank as of December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP


New York, New York January 22, 2001

                                Sterling Bancorp

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following commentary presents management's discussion and analysis of the financial condition and results of operations of Sterling Bancorp ("the parent company"), a financial holding company pursuant to an election made under the Gramm-Leach-Bliley Act of 1999, and its wholly-owned subsidiaries Sterling Banking Corporation, Sterling Industrial Loan Association, and Sterling National Bank ("the bank"). The bank, which is the principal subsidiary, owns all of the outstanding shares of Sterling Factors Corporation, Sterling National Mortgage Company Inc., Sterling National Servicing, Inc. and Sterling Holding Company of Virginia, Inc. Sterling Holding Company of Virginia, Inc. owns all of the outstanding common shares of Sterling Real Estate Holding Company Inc. Throughout this discussion and analysis, the term "the Company" refers to Sterling Bancorp and its subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in the report. Certain reclassifications have been made to prior years' financial data to conform to current financial statement presentations as well as to reflect the effect of the 10% stock dividend paid in December 2000. In this discussion, information presented in the "Comparison of Years Ended December 31, 1999 and December 31, 1998" section has been modified to reflect current presentation and to reflect the effect of the 10% stock dividend paid in December 2000.

SELECTED FINANCIAL DATA

(dollars in thousands except per share data)

                                                      2000         1999          1998          1997          1996           1995
                                                  ----------    ----------    ----------    ----------    ----------     ----------
SUMMARY OF OPERATIONS
Total interest income                             $   97,125    $   79,245    $   73,779    $   67,596    $   60,694     $   53,484
Total interest expense                                34,242        26,783        24,341        22,024        21,031         19,319
Net interest income                                   62,883        53,462        49,438        45,572        39,663         34,165
Provision for loan losses                              6,563         5,584         5,389         3,075         2,047          1,866
Net securities gains/(losses)                           --            --              86          --             (71)             5
Noninterest income                                    22,373        17,944        16,362        12,972         9,979          5,973
Noninterest expenses                                  50,280        41,582        38,297        35,707        31,697         26,660
Income before taxes                                   28,413        24,240        22,200        19,762        15,827         11,617
Provision for income taxes                            11,854         9,676         9,403         8,874         7,575          5,979
Net income                                            16,559        14,564        12,797        10,888         8,252          5,638
 Per common share--basic                                1.81          1.56          1.35          1.19          1.00           0.74
                 --diluted                              1.74          1.50          1.28          1.12          0.89           0.69
Dividends per common share                              0.58          0.50          0.43          0.37          0.31           0.25

YEAR END BALANCE SHEETS
Investment securities                                433,797       457,402       329,806       384,951       304,331        299,238
Loans, net of unearned discounts                     750,888       689,096       640,206       558,482       465,517        397,229
Total assets                                       1,270,749     1,218,887     1,044,445     1,019,980       861,605        775,608
Noninterest-bearing deposits                         341,039       291,808       329,020       312,462       229,977        224,081
Interest-bearing deposits                            525,243       570,712       373,782       418,946       344,446        326,947
Long-term convertible subordinated debentures           --            --            --            --           6,389         21,346
Shareholders' equity                                 117,016       105,240       102,151        92,623        77,177         59,657

AVERAGE BALANCE SHEETS
Investment securities                                453,237       379,872       336,690       304,753       321,957        304,741
Loans, net of unearned discounts                     634,980       556,630       512,711       446,268       376,879        311,119
Total assets                                       1,165,707     1,022,698       935,964       838,354       777,695        695,522
Noninterest-bearing deposits                         258,347       237,324       224,780       199,431       175,232        153,244
Interest-bearing deposits                            536,523       452,734       409,027       377,301       330,520        327,102
Long-term convertible subordinated debentures           --            --            --           4,618        16,779         23,975
Shareholders' equity                                 107,584       102,361        96,644        82,515        65,768         56,401

RATIOS
Return on average total assets                          1.42%         1.42%         1.37%         1.30%         1.06%          0.81%
Return on average tangible shareholders' equity        19.16         17.94         16.95         17.75         18.50          16.00
Return on average shareholders' equity                 15.39         14.23         13.24         13.20         12.55          10.00
Dividend payout ratio                                  29.57         27.98         27.47         26.64         26.95          28.14
Average shareholders' equity to average total assets    9.23         10.01         10.33          9.84          8.46           8.11
Net interest margin (Tax-equivalent basis)              6.13          5.97          6.12          6.37          5.93           5.52
Loans/assets, period end                               59.09         56.53         61.30         54.75         54.03          51.22
Net charge-offs/loans, period end                       0.67          0.67          0.61          0.43          0.00           0.20
Nonperforming loans/loans, period end                   0.27          0.21          0.19          0.25          0.09           0.09
Allowance/loans, period end                             1.69          1.61          1.59          1.55          1.72           1.31

COMPANY BUSINESS

The Company provides a full range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in the metropolitan New York area, as well as Virginia and other mid-Atlantic states and conducts business throughout the United States.

There is intense competition in all areas in which the Company conducts its business. In addition to competing with other banks, the Company competes in certain areas of its business with other financial institutions. At December 31, 2000, the bank's year-to-date average earning assets (of which loans were 57% and investment securities were 42%) represented approximately 97% of the Company's year-to-date average earning assets.

The Company regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions, and in some cases negotiations, regularly take place and future acquisitions could occur.

OVERVIEW

The Company reported net income for 2000 of $16.6 million, representing $1.74 per share, calculated on a diluted basis, compared to $14.6 million, or $1.50 per share, calculated on a diluted basis, for 1999. This increase reflects continued growth in both net interest income and noninterest income.

Net interest income, on a tax-equivalent basis, increased to $63.8 million for 2000, up from $54.2 million in 1999, principally due to higher average earning asset outstandings. The net interest margin, on a tax-equivalent basis, was 6.13% for 2000 compared to 5.97% for 1999. This increase was principally due to a 62 basis point increase in average yield on earning assets partially offset by a 59 basis point decrease in average cost of funds.

Noninterest income rose to $22.4 million for 2000 compared to $17.9 million for 1999, principally due to continued growth in fees from factoring, mortgage banking, deposit services, trade finance, and various other services.

Noninterest expenses totaled $50.3 million for 2000 compared to $41.6 million in 1999. The increased expenses were incurred to support growing levels of business activity and continued investments in the business franchise.

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

Net interest income, on a tax-equivalent basis, for 2000 increased $9,696,000 from 1999 to $63,846,000.

Total interest income aggregated $98,088,000, up $18,155,000 for 2000 when compared to 1999. The tax-equivalent yield on interest-earning assets was 9.42% for 2000 compared with 8.80% for 1999. The increase in interest income was principally due to an increase in the loan and investment securities portfolios as a result of management's strategy of increasing outstandings for those asset categories. The other contributing factor was higher yields on loans and investment securities.

Interest earned on the loan portfolio amounted to $66,623,000, up $11,611,000 when compared to a year ago. Average loan balances amounted to $634,980,000, up $78,350,000 from the average of the prior year period. The increase in the average loans (across virtually all segments of the Company's loan portfolio), coupled with higher yields, accounted for the increase in interest earned on loans. The increase in the yield on the domestic loan portfolio to 11.45% for 2000 from 10.77% for 1999 was primarily attributable to the higher rate environment in the 2000 period.

Tax-equivalent interest earned on investment securities increased $7,008,000 to $31,145,000 in 2000, due to higher average outstandings and higher yields. Average investment securities outstandings increased to $453,237,000 from $379,872,000 in the prior year period. The increase in average balances was primarily U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities. The tax-equivalent yield on investment securities increased to 6.87% from 6.35% for the prior year period, reflecting the purchase of securities in a rising rate environment in the current year period.

Total interest expense increased $8,459,000 from 1999 to $34,242,000 for 2000. The increase in interest expense was due to higher funds employed coupled with higher rates paid for interest-bearing liabilities.

Interest expense on deposits increased to $22,697,000 for 2000 due to higher average outstandings and the cost of funds. Average balances increased to $536,523,000 in 2000 from $452,734,000 in 1999, primarily due to higher money market and time deposits. The average rate paid on interest-bearing deposits increased to 4.23% in 2000 compared to 3.69% in the comparable year ago period.

Interest expense associated with borrowed funds increased to $11,545,000 for 2000 from $9,077,000 in the comparable 1999 period, as the result of higher average outstandings and rates paid principally for Federal funds purchased and securities sold under agreements to repurchase. Average amounts outstanding for this category of borrowing increased $47,637,000 to $149,428,000 for 2000 and the average rates paid rose to 5.88% from 4.93% in the prior year period.

PROVISION FOR CREDIT LOSSES

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" below), and principally as the result of the growth in the loan portfolio, the provision for credit losses increased to $6,563,000, up $979,000 when compared to the same period last year.

NONINTEREST INCOME

Noninterest income increased $4,429,000 for 2000 when compared with 1999, primarily as a result of increased fees from factoring, mortgage banking, deposit services, trade finance, and various other services.

NONINTEREST EXPENSES

Noninterest expenses increased $8,697,000 for 2000 when compared with 1999, primarily due to increased personnel expenses incurred to support growing levels of business activity and continued investments in the business franchise.

BALANCE SHEET ANALYSIS

SECURITIES

The Company's securities portfolios are comprised of principally U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities along with other debt and equity securities. At December 31, 2000, the Company's portfolio of securities totaled $433,797,000 of which U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities having an average life of approximately 6.7 years amounted to $385,395,000. The Company has the intent and ability to hold to maturity securities classified as "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $2,573,000 and $1,785,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $990,000 and gross unrealized losses of $1,032,000. Given the generally high credit quality of the portfolio, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.

Information regarding book values and range of maturities by type of security and weighted average yields for totals of each category is presented in Footnote 4 beginning on page 23.

The following table sets forth the composition of the Company's investment securities by type, with related carrying values at the end of the most recent three fiscal years:

December 31,                           2000            1999            1998
------------                         --------        --------        --------
                                                  (in thousands)

U.S. Treasury securities              $  2,889        $ 24,847        $ 19,731
Obligations of U.S. government
 corporations and agencies--
 mortgage-backed securities            385,395         391,339         268,067
Obligations of states and
 political subdivisions                 33,156          27,234          19,217
Debt securities issued by
 foreign governments                     2,250           2,000           2,000
Other debt securities                    3,022           5,000          13,993
Federal Reserve Bank and
 other equity securities                 7,085           6,982           6,798
                                      --------        --------        --------
Total                                 $433,797        $457,402        $329,806
                                      ========        ========        ========

LOAN PORTFOLIO

A management objective is to maintain the quality of the loan portfolio. The Company seeks to achieve this objective by maintaining rigorous underwriting standards coupled with regular evaluation of the creditworthiness of and the designation of lending limits for each borrower. The portfolio strategies include seeking industry and loan size diversification in order to minimize credit exposure and the origination of loans in markets with which the Company is familiar.

The Company's commercial and industrial loan portfolio represents approximately 67% of gross loans. Loans in this category are typically made to small and medium-sized businesses and range between $250,000 and $10 million, and are often collateralized by accounts receivable, inventory and marketable securities and other liquid collateral. Sources of repayment are from the borrower's operating profits, cash flows and liquidation of pledged collateral. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory, and real property. The Company's real estate loan portfolio, which represents approximately 16% of gross loans, is secured by mortgages on real property located principally in the State of New York and in the State of Virginia. The collateral securing any loan may vary in value based on market conditions.

The following table sets forth the composition of the Company's loan portfolio, net of unearned discounts, at the end of each of the most recent five fiscal years:

December 31,                    2000                 1999                 1998                 1997                1996
------------             -----------------    -----------------    -----------------    -----------------    ----------------
                                    % of                 % of                 % of                 % of                 % of
                         Balances   Total     Balances   Total     Balances   Total     Balances   Total     Balances   Total
                         --------   ------    --------   ------    --------   ------    --------   ------    --------   ------
                                                                (dollars in thousands)

Domestic
Commercial and
 industrial              $499,984    66.59%   $462,400    67.10%   $465,048    72.64%   $413,887    74.11%   $350,641    75.32%
Lease financing            98,349    13.10      81,398    11.81      56,146     8.77      43,705     7.82      34,750     7.46
Real estate--
 mortgage                 122,272    16.28      96,376    13.99     104,621    16.34      73,878    13.23      63,633    13.67
Real estate--
 construction                --       --         4,958     0.72       --        --         8,352     1.50       1,136     0.25
Installment--
 individuals                9,506     1.27      13,181     1.91      13,604     2.13      17,871     3.20      14,568     3.13
Loans to depository
 institutions              20,000     2.66      30,000     4.35       --        --          --        --         --        --
Foreign government and
 official institutions        777     0.10         783     0.12         787     0.12         789     0.14         789     0.17
                         --------   ------    --------   ------    --------   ------    --------   ------    --------   ------
Loans, net of
 unearned discounts      $750,888   100.00%   $689,096   100.00%   $640,206   100.00%   $558,482   100.00%   $465,517   100.00%
                         ========   ======    ========   ======    ========   ======    ========   ======    ========   ======


The following table sets forth the maturities and sensitivity to changes in interest rates of the Company's commercial and industrial and foreign loans, as of December 31, 2000:

                                 Due One         Due One        Due After         Total
                                  Year           to Five           Five           Gross
                                 or Less          Years           Years           Loans
                                 --------        --------        --------        --------
                                                       (in thousands)

Commercial and industrial        $497,957        $  2,289        $    136        $500,382
Foreign                               777            --              --               777
                                 --------        --------        --------        --------

                                 $498,734        $  2,289        $    136        $501,159
                                 ========        ========        ========        ========


All loans due after one year have predetermined interest rates.

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

December 31,                                     2000       1999       1998       1997       1996
------------                                    ------     ------     ------     ------     ------
                                                              (dollars in thousands)

Nonaccrual basis loans*                         $1,995     $1,417     $1,214     $1,388     $  442
Past due 90 days or more
(other than the above)                             162         59        675        245        390
                                                ------     ------     ------     ------     ------

Total                                           $2,157     $1,476     $1,889     $1,633     $  832
                                                ======     ======     ======     ======     ======

*Interest income that would have been
earned on nonaccrual and reduced
rate loans outstanding                          $   58     $   39     $   88     $   55     $   13
                                                ======     ======     ======     ======     ======

Applicable interest income actually realized    $ --       $ --       $ --       $ --          $--
                                                ======     ======     ======     ======     ======

Nonaccrual and past due loans as a
percentage of total gross loans                    .28%       .21%       .29%       .29%       .18%
                                                ======     ======     ======     ======     ======

The allowance for possible loan losses is maintained through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for possible loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and non-performing loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation of both loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114.

Thus, an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 2000, the ratio of the allowance to loans, net of unearned discounts, was 1.7% and the allowance was $12,675,000. At such date, the Company's nonaccrual loans amounted to $1,995,000; $470,000 of such loans were judged to be impaired within the scope of SFAS No. 114 and required valuation allowances of $200,000. Based on the foregoing, as well as management's judgment as to the current risks inherent in the loan portfolio, the Company's allowance for possible loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 2000. Net losses within the loan portfolio are not statistically predictable and changes in conditions in the next twelve months could result in future provisions for loan losses varying from the level taken in 2000. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $966,000 and $1,005,000 at December 31, 2000 and 1999, respectively.

The following table sets forth certain information with respect to the Company's loan loss experience for each of the most recent five fiscal years:

December 31,                                2000           1999            1998            1997            1996
------------                             ---------       ---------       ---------       ---------       ---------
                                                                  (dollars in thousands)

Average loans outstanding, net of
unearned discounts, during year          $ 634,980       $ 556,630       $ 512,711       $ 446,268       $ 376,879
                                         =========       =========       =========       =========       =========

Allowance for loan losses:
Balance at beginning of year             $  11,117       $  10,156       $   8,678       $   8,003       $   5,192
                                         ---------       ---------       ---------       ---------       ---------

Charge-offs:
Commercial and industrial                    4,010           4,149           3,328           2,064             561
Lease financing                              1,075             612             616             228              49
Real estate                                    313             177             146             239              71
Installment                                     92              84             261             193              57
                                         ---------       ---------       ---------       ---------       ---------

Total charge-offs                            5,490           5,022           4,351           2,724             738
                                         ---------       ---------       ---------       ---------       ---------

Recoveries:
Commercial and industrial                      220             169             232             240           1,456
Lease financing                                228             178             142              56              37
Real estate                                   --                 1               2               2            --
Installment                                     37              51              64              26               9
                                         ---------       ---------       ---------       ---------       ---------

Total recoveries                               485             399             440             324           1,502
                                         ---------       ---------       ---------       ---------       ---------

Subtract/(Add):
Net charge-offs/(recoveries)                 5,005           4,623           3,911           2,400            (764)
                                         ---------       ---------       ---------       ---------       ---------

Provision for loan losses                    6,563           5,584           5,389           3,075           2,047
                                         ---------       ---------       ---------       ---------       ---------

Balance at end of year                   $  12,675       $  11,117       $  10,156       $   8,678       $   8,003
                                         =========       =========       =========       =========       =========

Ratio of net charge-offs to average
loans outstanding, net of
unearned discounts during year                 .79%            .83%            .76%            .54%              0%
                                         =========       =========       =========       =========       =========

To comply with a regulatory requirement to provide an allocation of the allowance for possible loan losses, the following table presents the Company's allocation of the allowance. This allocation is based on estimates by management and may vary from year to year based on management's evaluation of the risk characteristics of the loan portfolio. The amount allocated to a particular loan category may not necessarily be indicative of actual future charge-offs in a loan category.

December 31,                               2000                1999               1998                1997                1996
------------                        ----------------     ---------------    ---------------     ----------------    ----------------
                                               % of                % of               % of                 % of                % of
                                    Amount     Loans     Amount    Loans    Amount    Loans     Amount     Loans    Amount     Loans
                                    -------    -----     -------   -----    -------   -----     -------    -----    -------    -----
                                                                         (dollars in thousands)
Domestic

Commercial and industrial           $ 8,968    1.79%    $ 8,262    1.79%    $ 7,429   1.60%     $ 6,013    1.45%    $ 5,588    1.59%
Loans to depository institutions        160    0.80         240    0.80       --       --          --       --         --       --
Lease financing                       1,637    1.66       1,036    1.27         837    1.49         648     1.48        508    1.46
Real estate--mortgage                 1,578    1.28       1,223    1.27       1,583    1.51       1,059     1.43        820    1.29
Real estate--construction              --       --           30    0.61       --        --           70     0.84          8    0.70
Installment--individuals                 10    0.11          75    0.56          25    0.18          35     0.20         25    0.17
Unallocated                             322     --          251     --          282     --          853     --        1,054     --
                                    -------             -------             -------             -------             -------

Total                               $12,675    1.69%    $11,117    1.61%    $10,156    1.59%    $ 8,678    1.55%    $ 8,003    1.72%
                                    =======    ====     =======    ====     =======    ====     =======    ====     =======    ====

DEPOSITS

A significant source of funds continues to be deposits, consisting of demand (noninterest-bearing), NOW, savings, money market and time deposits (principally certificates of deposit).

The following table provides certain information with respect to the Company's deposits for each of the most recent three fiscal years:

December 31,                                 2000            1999            1998
------------                               --------        --------        --------
                                                        (in thousands)
Domestic

Demand                                     $341,039        $291,808        $329,020
NOW                                          68,319          70,205          54,980
Savings                                      24,836          23,625          25,254
Money Market                                168,260         153,845         127,470
Time deposits by remaining maturity
Within 3 months                             146,734         177,964         110,079
After 3 months but within 1 year             89,388         119,613          42,012
After 1 year but within 5 years              24,731          22,630          11,257
                                           --------        --------        --------
Total domestic deposits                     863,307         859,690         700,072
                                           --------        --------        --------
Foreign

Time deposits by remaining maturity
Within 3 months                                 150           1,730           1,730
After 3 months but within 1 year              2,825           1,100           1,000
                                           --------        --------        --------
Total foreign deposits                        2,975           2,830           2,730
                                           --------        --------        --------
Total deposits                             $866,282        $862,520        $702,802
                                           ========        ========        ========


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

A traditional gap analysis is prepared based on the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities for selected time bands. The mismatch between repricings or maturities within a time band is commonly referred to as the "gap" for that period. A positive gap (asset sensitive) where interest rate sensitive assets exceed interest rate sensitive liabilities generally will result in the net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite result on the net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates and other factors that could have an impact on interest rate sensitivity or net interest income. The Company utilizes the gap analysis to complement its income simulations modeling, primarily focusing on the longer-term structure of the balance sheet.

The Company's balance sheet structure is primarily short-term in nature with a substantial portion of assets and liabilities repricing or maturing within one year. The Company's gap analysis at December 31, 2000, presented on page 59, indicates that net interest income would increase during periods of rising interest rates and decrease during periods of falling interest rates, but, as mentioned above, gap analysis may not be an accurate predictor of net interest income.

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

At December 31, 2000, the Company's off-balance sheet financial instruments consisted of five interest rate floor contracts having a notional amount totaling $125 million, consisting of a contract with a notional amount of $25 million and a final maturity of February 9, 2001, another contract with a notional amount of $25 million and a final maturity of May 1, 2001, another contract with a notional amount of $25 million and a final maturity of November 1, 2001 and two contracts with a notional amount of $25 million each and a final maturity of November 11, 2002. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes. At December 31, 2000, all counterparties have investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.

The interest rate floor contracts require the Company to pay a fee for the right to receive a fixed interest payment. The Company paid up front premiums of $476,000 which are amortized monthly against interest income from the designated assets. At December 31, 2000, the unamortized premiums on these contracts totaled $157,000 and are included in other assets. At December 31, 2000, there were no amounts receivable under these contracts.

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

The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates which would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The estimated effects of the Company's interest rate floors are included in the results of the sensitivity analysis. The Company has established certain policy limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. Management generally has maintained a risk position well within the policy limits. As of December 31, 2000, the model indicated the impact of a 200 basis point parallel and pro rata rise in rates over 12 months would approximate a 2.15% ($1,399,000) increase in net interest income, while the impact of a 200 basis point decline in rates over the same period would approximate a 2.44% ($1,592,000) decline from an unchanged rate environment.

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot provide any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other variables. Furthermore, the sensitivity analysis does not reflect actions that the Asset/Liability Committee might take in responding to or anticipating changes in interest rates.

LIQUIDITY RISK

Liquidity is the ability to meet cash needs arising from changes in various categories of assets and liabilities. Liquidity is constantly monitored and managed at both the parent company and the bank levels. Liquid assets consist of cash and due from banks, interest-bearing deposits in banks and Federal funds sold and securities available for sale. Primary funding sources include core deposits, capital markets funds and other money market sources. Core deposits include domestic noninterest-bearing and interest-bearing retail deposits, which historically have been relatively stable. The parent company and the bank believe that they have significant unused borrowing capacity. Contingency plans exist and could be implemented on a timely basis to minimize the impact of any dramatic change in market conditions.

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

At December 31, 2000, the parent company's short-term debt, consisting principally of commercial paper used to finance ongoing current business activities, was approximately $26,005,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $54,261,000 and back-up credit lines with banks of $29,000,000. Since 1979, the parent company has had no need to use available back-up lines of credit.

While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity requirements in the future.

CAPITAL

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). Information regarding the Company's and the bank's risk-based capital at December 31, 2000 and December 31, 1999, is presented in Footnote 19 beginning on page 37. In addition, the bank is subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA, established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA, a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2000, the Company and the bank exceeded the requirements for "well capitalized" institutions.

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

FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, financial projections, statements of plans and objectives for future operations, estimates of future performance and conditions and assumptions relating thereto.

The Company may include forward-looking statements in its filings with the Securities and Exchange Commission, including this annual report, in reports to stockholders, in other written materials, and in statements made by officers and representatives of the Company to analysts, rating agencies, institutional investors, representatives of the media and others.

These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Any forward-looking statements we may make speak only as of the date on which such statements are made. It is possible that our actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements.

Factors that could cause our actual results to differ, possibly materially, from those in the forward-looking statements include, but are not limited to, the following: inflation, interest rates, market and monetary fluctuations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve; a decline in general economic conditions and the strength of the local economies in which we operate; competitive pressures on loan and deposit pricing and demand; changes in technology and their impact on the marketing of products and services; the timely development and effective marketing of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of customers to substitute competitors' products and services for our products and services; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); changes in accounting principles, policies and guidelines; the success of the Company at managing the risks involved in the foregoing as well as other risks and uncertainties detailed from time to time in press releases and other public filings. The foregoing list of factors is not exclusive, and we will not update any forwarding-looking statement, whether written or oral, that may be made from time to time.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

OVERVIEW

The Company reported net income for 1999 of $14.6 million, representing $1.50 per share, calculated on a diluted basis, compared to $12.8 million, or $1.28 per share, calculated on a diluted basis, in 1998. This increase reflects higher net interest income and continued growth in noninterest income.

Net interest income was $53.5 million for 1999, up from $49.4 million in 1998, principally due to higher average earning asset outstandings. The net interest margin, on a tax-equivalent basis, was 5.97% for 1999 compared to 6.12% for 1998. This decrease was principally due to a 30 basis point decrease in average yield on earning assets partially offset by a 22 basis point decrease in the average cost of funds.

Noninterest income rose to $17.9 million for 1999, compared to $16.4 million for 1998 principally due to continued growth in fees from mortgage banking, factoring, trade finance and various other services.

Noninterest expenses totaled $41.6 million for 1999 compared to $38.3 million in 1998. The increases in personnel expenses were incurred to support growing levels of business activity.

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate, are shown on page 58. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 57.

Net interest income for 1999 increased $4,024,000 from 1998 to $53,462,000.

Total interest income aggregated $79,245,000 up $5,466,000 for 1999 when compared to 1998. The tax-equivalent yield on interest-earning assets was 8.80% for 1999 compared with 9.10% for 1998. The increase in interest income was principally due to an increase in income earned on the loan and investment securities portfolios as a result of management's strategy of increasing outstandings for those asset categories. The decrease in yield on earning assets was due to lower yields on loans and investment securities.

Interest earned on the loan portfolio amounted to $55,012,000 up $2,978,000 when compared to a year ago. Average loan balances amounted to $556,630,000 up $43,919,000 from the average of the prior year period. The increase in average loans accounted for the increase in interest earned on loans. The decrease in the yield on the domestic loan portfolio to 10.77% for 1999 from 11.22% for 1998 was primarily attributable to a lower prime rate in the 1999 period.

Tax-equivalent interest earned on investment securities increased $2,721,000 to $24,137,000 in 1999 due to higher average outstandings partially offset by lower yields.

Total interest expense increased $1,442,000 from 1998 to $25,783,000 for 1999. The increase in interest expense was due to higher deposit balances and amounts of borrowed funds partially offset by lower average rates paid for interest-bearing deposits and borrowed funds.

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

Interest expense on borrowed funds increased $843,000 from 1998 to $9,077,000 primarily due to increases in average out-standings. Average borrowed funds amounted to $180,805,000, up $20,772,000 from the prior year period. This increase in borrowings reflects the implementation of plans designed to support asset growth.

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

NONINTEREST EXPENSES

Noninterest expenses increased $3,285,000 for 1999 when compared with 1998 primarily due to increased personnel expenses incurred to support growing levels of business activity and continuing investments in the business franchise.
56

                                Sterling Bancorp

                    CONSOLIDATED AVERAGE BALANCE SHEETS AND
                     ANALYSIS OF NET INTEREST EARNINGS [1]

Years Ended December 31,                           2000                             1999                            1998
------------------------           --------------------------------  --------------------------------  -----------------------------
                                     Average                Average    Average                Average   Average              Average
                                     Balance     Interest    Rate      Balance     Interest    Rate     Balance    Interest    Rate
                                   -----------   --------   -------  -----------   --------   -------  ---------   --------  -------
                                                                          (dollars in thousands)

ASSETS

Interest-bearing deposits with
 other banks                       $     2,160   $    105     4.72%  $     7,180   $    228     4.38%  $   4,017   $    132    4.65%
Investment securities
 Available for sale                    123,854      8,363     6.75       118,549      7,387     6.22     111,562      7,063    6.33
 Held to maturity                      297,515     20,441     6.87       237,696     15,073     6.34     213,532     13,486    6.32
 Tax-exempt[2]                          31,868      2,341     7.35        23,627      1,677     7.10      11,596        867    7.55
Federal funds sold                       3,735        215     5.76        11,049        556     4.96      10,356        565    5.45
Loans, net of unearned discounts
 Domestic[3]                           634,200     66,565    11.45       555,844     54,963    10.77     511,923     51,982   11.22
 Foreign                                   780         58     7.46           786         49     6.21         788         52    6.65
                                   -----------   --------            -----------   --------            ---------   --------

   TOTAL INTEREST-EARNING ASSETS     1,094,112     98,088     9.42%      954,731     79,933     8.80%    863,774     74,147    9.10%
                                                 --------    =====                 --------    =====                =======   =====

Cash and due from banks                 39,350                            37,857                          38,966
Allowance for loan losses              (12,106)                          (10,549)                         (9,270)
Excess cost over equity in net
 assets of the bank                     21,158                            21,158                          21,158
Other                                   23,193                            19,501                          21,336
                                   -----------                       -----------                       ---------
   TOTAL ASSETS                    $ 1,165,707                       $ 1,022,698                       $ 935,964
                                   ===========                       ===========                       =========

LIABILITIES AND
SHAREHOLDERS' EQUITY

Interest-bearing deposits
 Domestic

  Savings                          $    24,298        577     2.38%  $    24,405        572     2.35%  $  23,619       538     2.28%
  NOW                                   70,704      1,787     2.53        68,326      1,685     2.47      62,265     1,809     2.91
  Money market                         157,791      4,983     3.16       150,094      4,486     2.99     136,577     4,222     3.09
  Time                                 280,871     15,218     5.42       207,142      9,840     4.75     183,837     9,393     5.11
 Foreign
  Time                                   2,859        132     4.60         2,767        123     4.44       2,729       145     5.33
Borrowings
Federal funds purchased and
 securities sold under agreements
 to repurchase                         149,428      8,789     5.88       101,791      5,021     4.93      77,367     4,002     5.15
Commercial paper                        28,496      1,490     5.23        37,466      1,780     4.75      33,843     1,720     5.08
Other short-term debt                   10,708        749     5.76         4,273        224     5.19      13,583       738     5.15
Long-term debt                          12,046        517     5.35        37,275      2,052     5.16      35,240     1,774     5.03
                                   -----------   --------            -----------   --------            ---------   --------
   Total Interest-Bearing
      Liabilities                      737,201     34,242     4.64%      633,539     25,783     4.05%    569,060    24,341     4.27%
                                                             =====                             =====                          =====

Noninterest-bearing
demand deposits                        258,347       --                  237,324       --                224,780      --
                                   -----------   --------            -----------   --------            ---------   --------
Total including
noninterest-bearing
demand deposits                        995,548     34,242     3.44%      870,863     25,783     2.95%    793,840    24,341     3.06%
                                                 --------    =====                 --------    =====              --------    =====

Other liabilities                       62,575                            49,474                          45,480
                                   -----------                       -----------                       ---------
   Total Liabilities                 1,058,123                           920,337                         839,320
Shareholders' equity                   107,584                           102,361                          96,644
                                   -----------                       -----------                       ---------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY              $ 1,165,707                       $ 1,022,698                       $ 935,964
                                   ===========                       ===========                       =========

Net interest income/spread                         63,846     4.78%                  54,150     4.75%                49,806    4.83%
                                                             =====                             =====                          =====

Net yield on interest-earning
assets                                                        6.13%                             5.97%                          6.12%
                                                             =====                             =====                          =====

Less: Tax-equivalent adjustment                       963                               688                             368
                                                 --------                          --------                        --------
Net interest income                              $ 62,883                          $ 53,462                        $ 49,438
                                                 ========                          ========                        ========

[1] The average balances of assets, liabilities and shareholders' equity are computed on the basis of daily averages. Average rates are presented on a tax-equivalent basis. Certain reclassifications have been made to prior period amounts to conform to current presentation.

[2] Interest on tax-exempt securities included herein is presented on a tax-equivalent basis.

[3] Nonaccrual loans are included in amounts outstanding and income has been included to the extent earned.

                                Sterling Bancorp

                     CONSOLIDATED RATE/VOLUME ANALYSIS [1]

                                                          December 31, 1999 TO                      December 31, 1998 to
Increase (Decrease) from Years Ended,                      December 31, 2000                         December 31, 1999
-------------------------------------           -------------------------------------       --------------------------------------
                                                 Volume          Rate        Total[2]        Volume          Rate         Total[2]
                                                --------       --------      --------       --------       --------       --------
                                                                                 (in thousands)
INTEREST INCOME

Interest-bearing deposits with other banks      $   (143)      $     20      $   (123)      $    110       $    (14)      $     96
                                                --------       --------      --------       --------       --------       --------

Investment securities

Available for sale                                   400            576           976            446           (122)           324
Held to maturity                                   4,085          1,283         5,368          1,544             43          1,587
Tax-exempt                                           603             61           664            791             19            810
                                                --------       --------      --------       --------       --------       --------

Total                                              5,088          1,920         7,008          2,781            (60)         2,721
                                                --------       --------      --------       --------       --------       --------

Federal funds sold                                  (380)            39          (341)            40            (49)            (9)
                                                --------       --------      --------       --------       --------       --------

Loans, net of unearned discounts[3]
Domestic                                           8,233          3,369        11,602          5,171         (2,190)         2,981
Foreign                                                1              8             9           --               (3)            (3)
                                                --------       --------      --------       --------       --------       --------

Total                                              8,234          3,377        11,611          5,171         (2,193)         2,978
                                                --------       --------      --------       --------       --------       --------

TOTAL INTEREST INCOME                           $ 12,799       $  5,356      $ 18,155       $  8,102       $ (2,316)      $  5,786
                                                ========       ========      ========       ========       ========       ========

INTEREST EXPENSE

Savings and time deposits
Domestic

Savings                                         $      2       $      3      $      5       $     17       $     17       $     34
NOW                                                   68             34           102            166           (290)          (124)
Money market                                         267            230           497            405           (141)           264
Time                                               3,895          1,483         5,378          1,138           (691)           447
Foreign
Time                                                   5              4             9              2            (24)           (22)
                                                --------       --------      --------       --------       --------       --------

Total                                              4,237          1,754         5,991          1,728         (1,129)           599
                                                --------       --------      --------       --------       --------       --------

Borrowings

Federal funds purchased and securities
sold under agreements to repurchase                2,693          1,075         3,768          1,197           (178)         1,019
Commercial paper                                    (390)           100          (290)           177           (117)            60
Other short-term debt                                490             35           525           (519)             5           (514)
Long-term debt                                    (1,556)            21        (1,535)           192             86            278
                                                --------       --------      --------       --------       --------       --------

Total                                              1,237          1,231         2,468          1,047           (204)           843
                                                --------       --------      --------       --------       --------       --------

TOTAL INTEREST EXPENSE                          $  5,474       $  2,985      $  8,459       $  2,775       $ (1,333)      $  1,442
                                                ========       ========      ========       ========       ========       ========

NET INTEREST INCOME                             $  7,325       $  2,371      $  9,696       $  5,327       $   (983)      $  4,344
                                                ========       ========      ========       ========       ========       ========


[1]  Amounts are presented on a tax-equivalent basis.
[2] The change in interest income and interest expense due to both rate and volume has been allocated to change due to rate and the change due to volume in proportion to the relationship of the absolute dollar amounts of the changes in each. The effect of the extra day in 2000 has been included in the change in volume.
[3] Nonaccrual loans have been included in the amounts outstanding and income has been included to the extent earned.

                                Sterling Bancorp

                     CONSOLIDATED INTEREST RATE SENSITIVITY

To mitigate the vulnerability of earnings to changes in interest rates, the Company manages the repricing characteristics of assets and liabilities in an attempt to control net interest rate sensitivity. Management attempts to confine significant rate sensitivity gaps predominantly to repricing intervals of a year or less, so that adjustments can be made quickly. Assets and liabilities with predetermined repricing dates are classified based on the earliest repricing period. Based on the interest rate sensitivity analysis shown below, the Company's net interest income would decrease during periods of rising interest rates and increase during periods of falling interest rates. Amounts are presented in thousands.

                                                                                 Repricing Date
                                               ----------------------------------------------------------------------------------
                                                            More than
                                                3 Months     3 Months      1 Year to          Over       Nonrate
                                                or Less      to 1 Year      5 Years         5 Years     Sensitive        Total
                                              ----------    ----------     ----------     ----------    ----------     ----------

ASSETS

Interest-bearing deposits with other banks    $    2,657    $     --       $     --       $     --      $     --       $    2,657
Investment securities                              2,040         2,889         22,327        399,455         7,086        433,797
Loans, net of unearned discounts
Commercial and industrial                        492,573         5,384          2,289            136          (398)       499,984
Loans to depository institutions                  20,000          --             --             --            --           20,000
Lease financing                                   28,181         3,373         64,750         18,501       (16,456)        98,349
Real estate                                       50,514         1,858         26,319         43,652           (71)       122,272
Installment                                        2,874         1,448          2,595          2,656           (67)         9,506
Foreign government and
official institutions                               --             777           --             --            --              777
Noninterest-earning assets and
allowance or loan losses                            --            --             --             --          83,407         83,407
                                              ----------    ----------     ----------     ----------    ----------     ----------
Total Assets                                     598,839        15,729        118,280        464,400        73,501      1,270,749
                                              ----------    ----------     ----------     ----------    ----------     ----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing deposits

Savings[1]                                          --            --           24,836           --            --           24,836
NOW[1]                                              --            --           68,319           --            --           68,319
Money market[1]                                  135,121          --           33,139           --            --          168,260
Time--domestic                                   146,734        89,388         24,716             15          --          260,853
--foreign                                            150         2,825           --             --            --            2,975
Securities sold under agreements
to repurchase                                    162,763          --             --             --            --          162,763
Commercial paper                                  25,655          --             --             --            --           25,655
Other short-term borrowings                       17,383           350           --             --            --           17,733
Other long-term borrowings--FHLB                  10,000          --              700           --            --           10,700
Noninterest-bearing liabilities and
shareholders' equity                                --            --             --             --         528,655        528,655
                                              ----------    ----------     ----------     ----------    ----------     ----------

Total Liabilities and

Shareholders' Equity                             497,806        92,563        151,710             15       528,655      1,270,749
                                              ----------    ----------     ----------     ----------    ----------     ----------

Net Interest Rate Sensitivity Gap             $  101,033    $  (76,834)    $  (33,430)    $  464,385    $ (455,154)    $     --
                                              ==========    ==========     ==========     ==========    ==========     ==========

Cumulative Gap at December 31, 2000           $  101,033    $   24,199     $   (9,231)    $  455,154    $     --       $     --
                                              ==========    ==========     ==========     ==========    ==========     ==========

Cumulative Gap at December 31, 1999           $   32,513    $  (82,261)    $  (65,726)    $  389,893    $     --       $     --
                                              ==========    ==========     ==========     ==========    ==========     ==========

Cumulative Gap at December 31, 1998           $  149,850    $  113,187     $   65,435     $  404,572    $     --       $     --
                                              ==========    ==========     ==========     ==========    ==========     ==========

[1] Historically, balances on non-maturity deposit accounts have remained relatively stable despite changes in levels of interest rates. Balances are shown in repricing periods based on management's historical repricing practices and runoff experience.