Form 10-K, Exhibit 13
period 2001-12-31
STERLING BANCORP
filed 2002-03-29
CIK 93451

                             FINANCIAL INFORMATION

Consolidated Financial Statements                                           16


Consolidated Statements of Condition                                        21


Notes to Consolidated Financial Statements                                  22


Independent Auditors' Report                                                46


Management's Discussion and Analysis of
Financial Condition and Results of Operations                               47

                                Sterling Bancorp
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                           2001              2000
                                                                                 ---------------     ---------------
ASSETS
Cash and due from banks                                                          $    50,362,016     $    49,707,941
Interest-bearing deposits with other banks                                             2,487,178           3,161,426
Federal fund sold                                                                     10,000,000                  --
Securities available for sale                                                        177,810,042          62,060,656
Securities available for sale -- pledged                                              91,752,370          90,138,534
Securities held to maturity                                                          101,077,406         104,585,942
Securities held to maturity -- pledged                                               205,387,986         177,011,726
                                                                                 ---------------     ---------------
      Total investment securities                                                    576,027,804         433,796,858
                                                                                 ---------------     ---------------
Loans, net of unearned discounts                                                     808,686,874         750,887,822
Less allowance for loan losses                                                        14,038,322          12,675,052
                                                                                 ---------------     ---------------
      Loans, net                                                                     794,648,552         738,212,770
                                                                                 ---------------     ---------------
Customers' liability under acceptances                                                   608,660             987,048
Excess cost over equity in net assets of the banking subsidiary                       21,158,440          21,158,440
Premises and equipment, net                                                            7,852,362           5,469,462
Other real estate                                                                        809,184             647,994
Accrued interest receivable                                                            5,867,121           5,195,956
Other assets                                                                          13,049,654          12,410,719
                                                                                 ---------------     ---------------
                                                                                 $ 1,482,870,971     $ 1,270,748,614
                                                                                 ===============     ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                     $   356,303,308     $   341,039,328
Interest-bearing deposits                                                            628,620,646         525,242,856
                                                                                 ---------------     ---------------
      Total deposits                                                                 984,923,954         866,282,184

Federal funds purchased and securities sold under agreements to repurchase           147,095,635         162,763,009
Commercial paper                                                                      42,103,200          25,655,020
Other short-term borrowings                                                            8,687,671          17,733,482
Acceptances outstanding                                                                  608,660             987,048
Other liabilities and accrued expenses                                                75,624,435          69,611,777
Long-term borrowings -- FHLB                                                          95,350,000          10,700,000
                                                                                 ---------------     ---------------
      Total liabilities                                                            1,354,393,555       1,153,732,520
                                                                                 ---------------     ---------------
Commitments and contingent liabilities

Shareholders' Equity
  Preferred stock, $5 par value                                                        2,346,060           2,402,760
  Common stock, $1 par value. Authorized 20,000,000 shares;
    issued 10,834,853 and 9,563,329 shares, respectively                              10,834,853           9,563,329
  Capital surplus                                                                     98,487,765          67,450,110
  Retained earnings                                                                   32,419,767          47,466,602
  Accumulated other comprehensive income:
    Net unrealized appreciation (depreciation) on securities
      available for sale, net of tax                                                   1,119,223             (22,652)
                                                                                 ---------------     ---------------
                                                                                     145,207,668         126,860,149
Less
  Common stock in treasury at cost, 745,023 and 473,125 shares, respectively          15,542,454           7,986,763
  Unearned compensation                                                                1,187,798           1,857,292
                                                                                 ---------------     ---------------
      Total shareholders' equity                                                     128,477,416         117,016,094
                                                                                 ---------------     ---------------
                                                                                 $ 1,482,870,971     $ 1,270,748,614
                                                                                 ===============     ===============

See Notes to Consolidated Financial Statements.

                                Sterling Bancorp
                       CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                         2001             2000            1999
                                                              -----------     -----------     -----------
INTEREST INCOME
  Loans                                                       $65,282,135     $66,623,639     $55,012,164
  Deposits with other banks                                        96,842         104,828         227,940
  Investment securities
    Available for sale                                         12,715,635       9,740,695       8,375,949
    Held to maturity                                           17,554,909      20,441,076      15,073,036
  Federal funds sold                                              215,973         214,959         555,774
                                                              -----------     -----------     -----------
      Total interest income                                    95,865,494      97,125,197      79,244,863
                                                              -----------     -----------     -----------
INTEREST EXPENSE
  Deposits                                                     19,029,850      22,696,661      16,705,744
  Federal funds purchased and securities
     sold under agreements to repurchase                        4,089,480       8,789,015       5,021,305
  Commercial paper                                              1,489,137       1,490,402       1,780,107
  Other short-term borrowings                                     151,368         749,247         224,090
  Long-term borrowings -- FHLB                                  2,056,103         517,082       2,051,600
                                                              -----------     -----------     -----------
      Total interest expense                                   26,815,938      34,242,407      25,782,846
                                                              -----------     -----------     -----------
      Net interest income                                      69,049,556      62,882,790      53,462,017
Provision for loan losses                                       7,400,864       6,563,000       5,583,800
                                                              -----------     -----------     -----------
      Net interest income after provision for loan losses      61,648,692      56,319,790      47,878,217
                                                              -----------     -----------     -----------
NONINTEREST INCOME
  Factoring income                                              5,571,178       5,396,750       4,921,641
  Mortgage banking income                                       7,545,079       5,737,456       5,382,766
  Service charges on deposit accounts                           5,608,733       5,030,622       3,100,990
  Trade finance income                                          2,478,258       2,762,431       2,137,217
  Trust fees                                                      878,106         864,058         890,493
  Other service charges and fees                                1,666,285       2,417,442       1,387,348
  Other income                                                    375,822         164,429         123,945
                                                              -----------     -----------     -----------
      Total noninterest income                                 24,123,461      22,373,188      17,944,400
                                                              -----------     -----------     -----------
NONINTEREST EXPENSE

  Salaries                                                     24,255,002      22,889,419      20,120,568
  Employee benefits                                             3,976,926       4,908,620       3,950,572
                                                              -----------     -----------     -----------
      Total personnel expense                                  28,231,928      27,798,039      24,071,140
  Occupancy expense, net                                        4,711,216       4,123,012       3,459,987
  Equipment expense                                             2,547,288       2,464,174       2,622,960
  Advertising and marketing                                     2,971,206       2,607,137       1,735,828
  Professional fees                                             5,127,067       4,758,483       2,122,473
  Data processing fees                                          1,258,975       1,251,326       1,121,714
  Other expenses                                                8,848,005       7,277,660       6,448,545
                                                              -----------     -----------     -----------
      Total noninterest expense                                53,695,685      50,279,831      41,582,647
                                                              -----------     -----------     -----------
Income before income taxes                                     32,076,468      28,413,147      24,239,970
Provision for income taxes                                     12,688,920      11,854,490       9,676,018
                                                              -----------     -----------     -----------
Net income                                                    $19,387,548     $16,558,657     $14,563,952
                                                              ===========     ===========     ===========

Average number of common shares outstanding
  Basic                                                        10,133,378      10,058,294      10,244,417
  Diluted                                                      10,724,514      10,394,770      10,632,288
Earnings per average common share
  Basic                                                       $      1.90     $      1.64     $      1.42
  Diluted                                                            1.80            1.59            1.36
Dividends per common share                                            .66             .58             .50


See Notes to Consolidated Financial Statements.

                                Sterling Bancorp
                           CONSOLIDATED STATEMENTS OF
                              COMPREHENSIVE INCOME

Years Ended December 31,                                              2001             2000            1999
                                                                  ------------     ------------     ------------
Net income                                                        $ 19,387,548     $ 16,558,657     $ 14,563,952
Other comprehensive income, net of tax:
  Unrealized gains/(losses) on securities:
    Unrealized holding gains/(losses) arising during the year        1,141,875        2,611,857       (3,173,349)
                                                                  ------------     ------------     ------------
Comprehensive income                                              $ 20,529,423     $ 19,170,514     $ 11,390,603
                                                                  ============     ============     ============

See Notes to Consolidated Financial Statements.

                                Sterling Bancorp
                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN SHAREHOLDERS' EQUITY


Years Ended December 31,                                               2001             2000                  1999
                                                                   -------------      -------------      -------------
PREFERRED STOCK
  Balance at beginning of year                                     $   2,402,760      $   2,443,430      $   2,463,890
  Conversions of Series B and Series D shares                            (35,180)           (40,670)           (20,460)
  Redemption of Series B shares                                          (21,520)                --                 --
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $   2,346,060      $   2,402,760      $   2,443,430
                                                                   =============      =============      =============

COMMON STOCK
  Balance at beginning of year                                     $   9,563,329      $   8,723,051      $   8,310,284
  Conversions of preferred shares into common shares                       4,047              4,067              2,046
  Options exercised                                                      331,643             10,760             12,500
  Common shares issued in connection with stock dividend                 935,834            825,451            398,221
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $  10,834,853      $   9,563,329      $   8,723,051
                                                                   =============      =============      =============

CAPITAL SURPLUS
  Balance at beginning of year                                     $  67,450,110      $  51,911,883      $  45,287,315
  Conversions of preferred shares into common shares                      31,137             36,603             18,414
  Options exercised                                                    3,847,869             84,015            135,063
  Common shares issued in connection with stock dividend              27,167,261         15,631,978          6,471,091
  Issuance of shares under incentive compensation plan                        --           (214,369)                --
  Redemption of Series B shares                                           (8,612)                --                 --
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $  98,487,765      $  67,450,110      $  51,911,883
                                                                   =============      =============      =============

RETAINED EARNINGS
  Balance at beginning of year                                     $  47,466,602      $  52,360,024      $  48,817,648
  Net income                                                          19,387,548         16,558,657         14,563,952
  Cash dividends paid -- common shares                                (6,209,939)        (4,897,121)        (4,074,846)
                      -- preferred shares                                (98,014)           (82,563)           (65,711)
  Stock dividend paid -- common shares                               (28,103,095)       (16,457,429)        (6,869,312)
                      -- cash in lieu                                    (23,335)           (14,966)           (11,707)
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $  32,419,767      $  47,466,602      $  52,360,024
                                                                   =============      =============      =============

ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance at beginning of year                                     $     (22,652)     $  (2,634,509)     $     538,840
  Unrealized holding gains/(losses) arising during the period:     -------------      -------------      -------------
      Before tax                                                       2,110,676          4,827,835         (5,865,712)
      Tax effect                                                        (968,801)        (2,215,978)         2,692,363
                                                                   -------------      -------------      -------------
      Net of tax                                                       1,141,875          2,611,857         (3,173,349)
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $   1,119,223      $     (22,652)     $  (2,634,509)
                                                                   =============      =============      =============

TREASURY STOCK
  Balance at beginning of year                                     $  (7,986,763)     $  (6,515,522)     $  (1,592,690)
  Purchase of common shares                                           (6,063,976)        (3,008,420)        (4,922,832)
  Issuance of shares under incentive compensation plan                        --          1,677,025                 --
  Surrender of shares issued under incentive compensation plan        (1,491,715)          (139,846)                --
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $ (15,542,454)     $  (7,986,763)     $  (6,515,522)
                                                                   =============      =============      =============

UNEARNED COMPENSATION
  Balance at beginning of year                                     $  (1,857,292)     $  (1,048,230)     $  (1,673,963)
  Issuance of shares under incentive compensation plan                        --         (1,462,656)                --
  Amortization of unearned compensation                                  669,494            653,594            625,733
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $  (1,187,798)     $  (1,857,292)     $  (1,048,230)
                                                                   =============      =============      =============

TOTAL SHAREHOLDERS' EQUITY
  Balance at beginning of year                                     $ 117,016,094      $ 105,240,127      $ 102,151,324
  Net changes during the year                                         11,461,322         11,775,967          3,088,803
                                                                   -------------      -------------      -------------
  Balance at end of year                                           $ 128,477,416      $ 117,016,094      $ 105,240,127
                                                                   =============      =============      =============

See Notes to Consolidated Financial Statements.

                                Sterling Bancorp

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended December 31,                                                           2001             2000                  1999
                                                                               -------------      -------------      -------------
OPERATING ACTIVITIES
  Net income                                                                   $  19,387,548      $  16,558,657      $  14,563,952
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses                                                    7,400,864          6,563,000          5,583,800
      Depreciation and amortization of premises and equipment                      1,758,622          1,746,645          1,890,313
      Deferred income tax provision (benefit)                                      1,973,791           (756,817)            15,080
      Net change in loans held for sale                                          (36,086,841)           715,006          9,123,907
      Amortization of unearned compensation                                          669,494            653,594            625,733
      Amortization of premiums on investment securities                            1,312,890            854,215          1,840,417
      Accretion of discounts on investment securities                               (783,332)          (969,566)          (892,117)
      Increase in accrued interest receivable                                       (671,165)          (654,002)          (550,040)
      Increase in other liabilities and accrued expenses                           6,012,658         12,973,725         12,885,712
      Increase in other assets                                                      (638,935)          (720,024)        (4,027,154)
      Other, net                                                                  (4,434,301)        (1,599,007)         2,677,284
                                                                               -------------      -------------      -------------
        Net cash (used in) provided by operating activities                       (4,098,707)        35,365,426         43,736,887
                                                                               -------------      -------------      -------------
INVESTING ACTIVITIES
  Purchase of premises and equipment                                              (4,141,522)        (1,368,265)        (1,443,501)
  Net decrease in interest-bearing deposits with other banks                         674,248          1,203,703            443,693
  Net increase in loans                                                          (27,749,805)       (67,511,544)       (62,636,708)
  (Increase) Decrease in other real estate                                          (161,190)          (289,819)           686,334
  Proceeds from prepayments, redemptions or
    maturities of securities -- held to maturity                                  81,874,168         38,062,361         60,065,989
  Purchases of securities -- held to maturity                                   (107,147,984)       (25,217,337)      (171,671,423)
  Increase in Federal funds sold                                                 (10,000,000)                --                 --
  Proceeds from prepayments, redemptions or
    maturities -- available for sale                                             184,137,834         96,520,193        153,664,553
  Purchases of securities -- available for sale                                 (299,513,848)       (80,816,457)      (176,469,337)
                                                                               -------------      -------------      -------------
        Net cash used in investing activities                                   (182,028,099)       (39,417,165)      (197,360,400)
                                                                               -------------      -------------      -------------
FINANCING ACTIVITIES
  Net increase (decrease) in noninterest-bearing deposits                         15,263,980         49,231,525        (37,212,484)
  Net increase (decrease) in interest-bearing deposits                           103,377,790        (45,469,293)       196,929,968
  Net (decrease) increase in securities sold under
    agreements to repurchase                                                      (5,667,374)        39,524,591         47,809,391
  Net increase (decrease) in commercial paper
    and other short-term borrowings                                                7,402,369         (7,924,061)        (2,988,062)
  Increase (Decrease) in other long-term borrowings -- FHLB                       84,650,000        (10,350,000)       (20,350,000)
  (Decrease) Increase in Federal funds purchased                                 (10,000,000)         5,000,000        (29,000,000)
  Purchase of treasury shares                                                     (6,063,976)        (3,008,420)        (4,922,832)
  Redemption of preferred stock                                                      (30,132)                --                 --
  Proceeds from exercise of stock options                                          4,179,512             94,775            147,563
  Cash dividends paid on preferred and common shares                              (6,307,953)        (4,979,684)        (4,140,557)
  Cash paid in lieu of fractional shares in connection with stock dividend           (23,335)           (14,966)           (11,707)
                                                                               -------------      -------------      -------------
        Net cash provided by financing activities                                186,780,881         22,104,467        146,261,280
                                                                               -------------      -------------      -------------
Net increase (decrease) in cash and due from banks                                   654,075         18,052,728         (7,362,233)
Cash and due from banks -- beginning of year                                      49,707,941         31,655,213         39,017,446
                                                                               -------------      -------------      -------------
Cash and due from banks -- end of year                                         $  50,362,016      $  49,707,941      $  31,655,213
                                                                               =============      =============      =============

Supplemental disclosure of non-cash financing activities:
  Preferred stock conversions                                                  $      35,180      $      40,670      $      20,460
  Issuance of treasury shares under incentive compensation plan                           --          1,677,025                 --
  Surrender of treasury shares issued under incentive compensation plan            1,491,715            139,846                 --
  Issuance of common stock                                                        28,103,095         16,457,429          6,869,312
Supplemental disclosure of cash flow information:
  Interest paid                                                                   27,220,986         35,281,653         25,298,166
  Income taxes paid                                                               12,212,440         11,097,414          8,573,024

See Notes to Consolidated Financial Statements.

                             Sterling National Bank
                      CONSOLIDATED STATEMENTS OF CONDITION


Years Ended December 31,                                                           2001                 2000
                                                                               ---------------     ---------------
ASSETS
Cash and due from banks                                                        $    50,097,111     $    49,540,395
Interest-bearing deposits with other banks                                           2,487,178           3,161,426
Federal funds sold                                                                  10,000,000                  --

Securities available for sale                                                      177,748,847          62,003,618
Securities available for sale -- pledged                                            91,752,370          90,138,534
Securities held to maturity                                                        101,077,406         104,585,942
Securities held to maturity -- pledged                                             205,387,986         177,011,726
                                                                               ---------------     ---------------
      Total investment securities                                                  575,966,609         433,739,820
                                                                               ---------------     ---------------
Loans, net of unearned discounts                                                   757,680,553         719,443,019
Less allowance for loan losses                                                      12,271,899          10,946,856
                                                                               ---------------     ---------------
      Loans, net                                                                   745,408,654         708,496,163
                                                                               ---------------     ---------------
Receivables from affiliates                                                            686,883             686,661
Customers' liability under acceptances                                                 608,660             987,048
Premises and equipment, net                                                          7,767,469           5,366,763
Other real estate                                                                      809,184             647,994
Accrued interest receivable                                                          5,867,121           5,195,956
Other assets                                                                        11,804,849          11,283,433
                                                                               ---------------     ---------------
                                                                               $ 1,411,503,718     $ 1,219,105,659
                                                                               ===============     ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                   $   374,999,623     $   345,825,990
Interest-bearing deposits                                                          630,126,853         542,184,778
                                                                               ---------------     ---------------
      Total deposits                                                             1,005,126,476         888,010,768
Federal funds purchased and securities sold under agreements to repurchase         147,095,635         162,763,009
Other short-term borrowings                                                          8,687,671          17,733,482
Due to affiliates                                                                    1,195,973           1,126,173
Acceptances outstanding                                                                608,660             987,048
Other liabilities and accrued expenses                                              66,236,084          60,447,982
Long-term borrowings -- FHLB                                                        95,350,000          10,700,000
                                                                               ---------------     ---------------
      Total liabilities                                                          1,324,300,499       1,141,768,462
                                                                               ---------------     ---------------
Commitments and contingent liabilities

Shareholders' Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                           17,926,300          17,926,300
  Surplus                                                                           19,762,560          19,762,560
  Undivided profits                                                                 48,404,199          39,677,803
  Accumulated other comprehensive income:
    Net unrealized appreciation (depreciation) on securities
      available for sale, net of tax                                                 1,110,160             (29,466)
                                                                               ---------------     ---------------
      Total shareholders' equity                                                    87,203,219          77,337,197
                                                                               ---------------     ---------------
                                                                               $ 1,411,503,718     $ 1,219,105,659
                                                                               ===============     ===============

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


NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was effective January 1, 2001 for the Company, and required the recognition of all derivatives as either assets or liabilities measured at fair value. At adoption, the Company recorded an insignificant loss; the provisions of SFAS No. 133 did not have a material impact on the Company's 2001 financial statements.

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These Statements will change the accounting for business combinations and goodwill in two ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Second, SFAS No. 142 changes the accounting for goodwill, including goodwill recorded in past business combinations. The previous accounting principles governing goodwill generated from a business combination will cease upon adoption of SFAS No. 142. Under SFAS No. 142, goodwill will not be amortized but rather will be tested at least annually for impairment. The Company anticipates that the adoption of SFAS No. 142 is not expected to affect the Company's statements of financial condition and results of operations. SFAS No. 142 will become effective on January 1, 2002 for the Company.


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

EXCESS COST OVER EQUITY IN NET ASSETS OF THE BANKING SUBSIDIARY

The Company follows the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for determining and measuring the impairment of certain assets, including excess cost over equity in net assets. Effective January 1, 2002, the Company must follow the provisions of SFAS No. 142 (see "New Accounting Standards" discussion on page 22) with respect to the excess of cost over equity in net assets of the banking subsidiary.

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


EARNINGS PER AVERAGE COMMON SHARE

Basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

The Company paid stock dividends as follows: a 10% stock dividend on December 10, 2001; a 10% stock dividend on December 11, 2000; and a 5% stock dividend on December 14, 1999. Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of the stock dividends.


NOTE 2.

CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposits and certain other liabilities. The required reserves, which are reported in cash and due from banks, were $13,754,000 and $5,814,000 at December 31, 2001 and 2000, respectively. Average required reserves during 2001 and 2000 were $9,182,000 and $6,034,000, respectively.

NOTE 3.

MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.


Years Ended December 31,                                   2001              2000              1999
                                                        -----------      -----------      ------------

Interest-bearing deposits with other banks
  At December 31  -- Balance                            $ 2,487,178      $ 3,161,426      $ 4,365,129
                  -- Average interest rate                     1.31%            4.24%            4.23%
                  -- Average original maturity             107 Days          48 Days         104 Days
  During the year -- Maximum month-end balance            4,748,678        2,950,097       11,857,000
                  -- Daily average balance                3,216,000        2,215,000        7,180,000
                  -- Average interest rate earned              3.01%            4.72%            4.38%
                  -- Range of interest rates earned      0.50-6.00%       2.00-6.00%       2.00-5.50%
                                                        ===========      ===========      ===========

Federal funds sold
  At December 31  -- Balance                            $10,000,000      $        --      $        --
                  -- Average interest rate                     1.56%              --               --
                  -- Average original maturity                1 Day               --               --
  During the year -- Maximum month-end balance           30,000,000       20,000,000       15,000,000
                  -- Daily average balance                8,638,000        3,735,000       11,049,000
                  -- Average interest rate earned              2.50%            5.76%            4.96%
                  -- Range of interest rates earned     1.25-5.875%        5.25-6.81%       3.50-5.75%
                                                        ===========      ===========      ===========

NOTE 4.
INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                           GROSS          GROSS            ESTIMATED
                                                        AMORTIZED        UNREALIZED     UNREALIZED          MARKET
DECEMBER 31, 2001                                         COST              GAINS         LOSSES            VALUE
-----------------                                     ------------     ------------     ------------     ------------
U.S. Treasury securities                              $  2,490,551     $      2,574     $         --     $  2,493,125
Obligations of U.S. government corporations and
  agencies -- mortgage-backed securities               134,317,852        1,313,824          461,812      135,169,864
Obligations of U.S. government corporations and
  agencies -- collateralized mortgage obligations       72,449,363          530,199          273,851       72,705,711
Obligations of state and political institutions         34,518,464          980,223           22,111       35,476,576
Other debt securities                                   17,497,236               --           16,995       17,480,241
Federal Reserve Bank and other equity securities         6,220,142           17,240              487        6,236,895
                                                      ------------     ------------     ------------     ------------

    Total                                             $267,493,608     $  2,844,060     $    775,256     $269,562,412
                                                      ============     ============     ============     ============

December 31, 2000
-----------------

U.S. Treasury securities                              $  2,891,595     $         --     $      2,689     $  2,888,906
Obligations of U.S. government corporations and
  agencies -- mortgage-backed securities                74,302,173          274,045          630,567       73,945,651
Obligations of U.S. government corporations and
  agencies -- collateralized mortgage obligations       32,158,974          246,731          303,903       32,101,802
Obligations of state and political institutions         32,820,767          428,935           94,109       33,155,593
Other debt securities                                    2,995,408           27,092               --        3,022,500
Federal Reserve Bank and other equity securities         7,072,141           13,195              598        7,084,738
                                                      ------------     ------------     ------------     ------------

    Total                                             $152,241,058     $    989,998     $  1,031,866     $152,199,190
                                                      ============     ============     ============     ============


The carrying value and estimated market value of securities held to maturity are as follows:

                                                                         GROSS           GROSS           ESTIMATED
                                                      CARRYING         UNREALIZED       UNREALIZED        MARKET
DECEMBER 31, 2001                                      VALUE             GAINS           LOSSES            VALUE
-----------------                                   ------------     ------------     ------------     ------------
Obligations of U.S. government corporations and
  agencies -- mortgage-backed securities            $304,965,392     $  5,055,188     $  2,024,440     $307,996,140
Debt securities issued by foreign governments          1,500,000               --               --        1,500,000
                                                    ------------     ------------     ------------     ------------

    Total                                           $306,465,392     $  5,055,188     $  2,024,440     $309,496,140
                                                    ============     ============     ============     ============


December 31, 2000
-----------------

Obligations of U.S. government corporations and
  agencies -- mortgage-backed securities            $279,347,668     $  2,573,134     $  1,785,000     $280,135,802
Debt securities issued by foreign governments          2,250,000               --               --        2,250,000
                                                    ------------     ------------     ------------     ------------

    Total                                           $281,597,668     $  2,573,134     $  1,785,000     $282,385,802
                                                    ============     ============     ============     ============

The following tables present information regarding securities available for sale and securities held to maturity at December 31, 2001, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of state and political subdivisions and Federal Reserve Bank securities is stated on a tax-equivalent basis.

                                                                                    ESTIMATED
                                                                 AMORTIZED           MARKET           AVERAGE
SECURITIES AVAILABLE FOR SALE                                      COST               VALUE            YIELD
-----------------------------                                   ------------     ------------       ------------
U.S. Treasury securities
  Due within 1 year                                             $  2,490,551     $  2,493,125             4.73%
                                                                ------------     ------------

Obligations of U.S. government corporations and agencies --
  mortgage-backed securities                                     134,317,852      135,169,864             6.50
                                                                ------------     ------------

Obligations of U.S. government corporations and agencies --
  collateralized mortgage obligations                             72,449,363       72,705,711             6.72
                                                                ------------     ------------

Obligations of state and political subdivisions
  Due within 1 year                                                  350,560          354,625             8.71
  Due after 1 year but within 5 years                             22,515,163       23,254,250             7.33
  Due after 5 years                                               11,652,741       11,867,701             7.37
                                                                ------------     ------------
    Total                                                         34,518,464       35,476,576             7.39
                                                                ------------     ------------

Other debt securities
  Due within 1 year                                               17,497,236       17,480,241             2.58
                                                                ------------     ------------

Federal Reserve Bank and other securities                          6,220,142        6,236,895             6.46
                                                                ------------     ------------

    Total                                                       $267,493,608     $269,562,412             6.69
                                                                ============     ============


                                                                                  ESTIMATED
                                                                 CARRYING          MARKET           AVERAGE
SECURITIES HELD TO MATURITY                                       VALUE             VALUE            YIELD
---------------------------                                     ------------     ------------     ------------
Obligations of U.S. government corporations and agencies --
  mortgage-backed securities                                    $304,965,392     $307,996,140          6.74%
                                                                ------------     ------------

Debt securities issued by foreign governments
  Due after 1 year but within 5 years                              1,250,000        1,250,000          7.52
  Due after 5 years                                                  250,000          250,000          7.52
                                                                ------------     ------------

    Total                                                          1,500,000        1,500,000          7.52
                                                                ------------     ------------

    Total                                                       $306,465,392     $309,496,140          6.75
                                                                ============     ============


There were no securities sales during the years ended December 31, 2001, 2000 and 1999.

Investment securities are pledged to secure trust and public deposits, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required or permitted by law.

NOTE 5.

LOANS

December 31,                                  2001              2000
------------                               ------------     ------------

Domestic
  Commercial and industrial                $520,240,448     $500,381,623
  Lease financing                           103,942,668      114,804,282
  Real estate -- mortgage                   161,046,326      122,344,017
  Installment                                 8,539,199        9,572,526
  Loans to depository institutions           29,000,000       20,000,000
Foreign
  Government and official institutions               --          777,000
                                           ------------     ------------

Loans, gross                                822,768,641      767,879,448
  Less unearned discounts                    14,081,767       16,991,626
                                           ------------     ------------

Loans, net of unearned discounts           $808,686,874     $750,887,822
                                           ============     ============


The Company originates certain residential mortgage loans with the intention of reselling those loans, including the servicing rights, without recourse. Residential mortgage loans held for sale, included in "Real estate -- mortgage," are $48,603,000 and $12,516,000 at December 31, 2001 and 2000, respectively.

There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 72% of loans are to borrowers located in the metropolitan New York area.

Nonaccrual loans at December 31, 2001 and 2000 totaled $1,748,000 and $1,995,000, respectively. There were no reduced rate loans at December 31, 2001 or 2000. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 2001, 2000 and 1999 in accordance with their original terms is estimated to be $61,000, $58,000 and $39,000, respectively, for the years then ended. No interest income was actually realized for the aforementioned years and there were no commitments to lend additional funds on nonaccrual loans.

Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefit of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 2001 or 2000.


NOTE 6.
CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,                    2001               2000              1999
------------------------                 ------------      ------------      ------------
Balance at beginning of year             $ 12,675,052      $ 11,116,848      $ 10,156,077
Provision for loan losses                   7,400,864         6,563,000         5,583,800
                                         ------------      ------------      ------------
                                           20,075,916        17,679,848        15,739,877
                                         ------------      ------------      ------------
Less charge-offs, net of recoveries:
  Charge-offs                               6,798,616         5,490,253         5,021,581
  Recoveries                                 (761,022)         (485,457)         (398,552)
                                         ------------      ------------      ------------

    Net charge-offs                         6,037,594         5,004,796         4,623,029
                                         ------------      ------------      ------------

Balance at end of year                   $ 14,038,322      $ 12,675,052      $ 11,116,848
                                         ============      ============      ============

The Company follows SFAS No. 114 which establishes rules for calculating certain components of the allowance for loan losses. As of December 31, 2001, 2000 and 1999, $-0-, $470,000 and $315,000, respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 2001, 2000 and 1999, was approximately $282,000, $513,000 and $435,000, respectively. The application of SFAS No. 114 indicated that these loans required valuation allowances, totaling $-0-, $200,000 and $150,000 at December 31, 2001, 2000 and 1999, respectively, which are included within the overall allowance for loan losses.

NOTE 7.
INTEREST-BEARING DEPOSITS

The following table presents certain information for interest expense on deposits:

Years Ended December 31,                                                      2001               2000               1999
------------------------                                                   -----------        -----------        -----------

Interest expense
  Interest-bearing deposits in domestic offices
    Savings                                                                $   557,282       $   577,467        $   572,358
    NOW                                                                      1,549,957         1,786,567          1,684,477
    Money Market                                                             4,222,446         4,982,894          4,486,117
    Time
      Three months or less                                                   7,448,523         8,883,017          4,949,566
      More than three months through twelve months                           3,239,586         4,735,798          3,931,787
      More than twelve months through sixty months                           1,883,253         1,599,345            958,559
                                                                           -----------       -----------        -----------

                                                                            18,901,047        22,565,088         16,582,864
  Interest-bearing deposits in foreign offices
    Time
      Three months or less                                                     64,402             59,111             52,600
      More than three months through twelve months                             64,401             72,462             70,280
                                                                           -----------       -----------        -----------

        Total                                                             $19,029,850        $22,696,661        $16,705,744
                                                                           ===========       ===========        ===========


Foreign deposits totaled $2,975,000 at December 31, 2001 and 2000.

The aggregate of time certificates of deposit and other time deposits in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below:

December 31,                                                                 2001                2000              1999
------------                                                              -----------        -----------        -----------
Domestic
  Three months or less                                                   $157,412,385       $133,592,022       $ 83,352,007
  More than three months through six months                                12,707,593         25,559,595         40,840,515
  More than six months through twelve months                               23,943,301         23,663,118         29,671,064
  More than twelve months through twenty-four months                       13,760,613          7,190,734            370,000
  More than twenty-four months through thirty-six months                    2,295,180                --             233,908
                                                                          -----------        -----------        -----------

                                                                          210,119,072        190,005,469        154,467,494
                                                                          -----------        -----------        -----------

Foreign
  Three months or less                                                      1,795,000          2,975,000          1,730,000
  More than three months through six months                                 1,180,000                --           1,100,000
                                                                          -----------        -----------        -----------
                                                                            2,975,000          2,975,000          2,830,000
                                                                          -----------        -----------        -----------
        Total                                                            $213,094,072       $192,980,469       $157,297,494
                                                                         ============       ============       ============

Years Ended December 31,                                                     2001                    2000               1999
------------------------                                                 -----------             -----------        -----------
Interest expense
  Domestic                                                               $ 8,985,923             $10,322,879        $ 5,165,518
  Foreign                                                                    128,803                 131,573            122,880
                                                                         -----------             -----------        -----------
        Total                                                            $ 9,114,726             $10,454,452        $ 5,288,398
                                                                         ===========             ===========        ===========

NOTE 8.
SHORT-TERM BORROWINGS

The following table presents information regarding Federal funds purchased, securities sold under agreements to repurchase, and commercial paper:

Years Ended December 31,                                  2001              2000             1999
------------------------                              ------------      ------------      ------------

Federal funds purchased
  At December 31  -- Balance                          $         --      $ 10,000,000      $  5,000,000
                  -- Average interest rate                      --              5.88%             4.75%
                  -- Average original maturity                  --             1 Day             1 Day
  During the year -- Maximum month-end balance          28,000,000        24,000,000        24,000,000
                  -- Daily average balance               3,935,000         5,664,000         5,529,000
                  -- Average interest rate paid               4.73%             6.50%             5.38%
                  -- Range of interest rates paid       1.00-6.375%      5.625-7.375%        4.00-6.25%
                                                      ============      ============      ============
Securities sold under agreements to repurchase
  At December 31  -- Balance                          $147,095,635      $152,763,009      $113,238,418
                  -- Average interest rate                    2.47%             5.57%             5.18%
                  -- Average original maturity              4 DAYS           33 Days           80 Days
  During the year -- Maximum month-end balance         147,095,635       183,782,831       128,169,089
                  -- Daily average balance              89,077,000       143,764,000        96,262,000
                  -- Average interest rate paid               4.38%             5.86%             4.91%
                  -- Range of interest rates paid       1.25-6.55%        3.65-6.65%        3.65-5.96%
                                                      ============      ============      ============

Commercial paper
  At December 31  -- Balance                          $ 42,103,200      $ 25,655,020      $ 40,319,200
                  -- Average interest rate                    2.25%             5.27%             4.80%
                  -- Average original maturity             59 DAYS           64 Days           74 Days
  During the year -- Maximum month-end balance          42,103,200        36,679,000        43,295,900
                  -- Daily average balance              36,498,000        28,496,000        37,466,000
                  -- Average interest rate paid               4.08%             5.23%             4.75%
                  -- Range of interest rates paid       1.75-5.85%        3.90-6.10%        3.50-5.20%
                                                      ============      ============      ============


The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 2001, these back-up bank lines of credit totaled $24,000,000; no lines were used at any time during 2001, 2000 or 1999.

Other short-term borrowings include advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. At December 31, 2001, Federal Home Loan Bank borrowings included an advance of $350,000 payable on March 5, 2002 at a rate of 6.22%.

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

At December 31, 1999, Federal Home Loan Bank borrowings included an advance of $350,000 payable March 5, 2000 at a rate of 5.92%.

NOTE 9.
OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

                                                                                                     December 31,
                                                                                                     ------------
 Advance                           Interest          Maturity             Initial
  Type                               Rate              Date              Call Date              2001               2000
  ----                               ----              ----              ---------              ----               ----
Term                                   6.22%           3/5/02                 --           $        --        $   350,000
Term                                   6.37            3/5/03                 --                350,000           350,000
Term                                   3.62          10/26/04                 --              5,000,000               --
Callable                               5.13           2/20/08             2/20/01            10,000,000        10,000,000
Callable                               4.26           2/13/11             8/13/01            10,000,000               --
Callable                               4.36           2/13/11             2/13/02            10,000,000               --
Callable                               4.70           2/20/11             2/20/03            10,000,000               --
Callable                               3.17          10/22/11            10/22/03            10,000,000               --
Callable                               2.52          11/14/11            11/14/03            10,000,000               --
Callable                               3.66          10/22/11            10/22/04            10,000,000               --
Callable                               3.62          10/15/11            10/15/04            10,000,000               --
Callable                               4.28          10/15/11            10/15/06            10,000,000               --
                                                                                             ----------         ----------
  Total                                                                                     $95,350,000       $10,700,000
                                                                                             ==========         ==========
  Weighted-average interest rate                                                                 3.97%             5.21%

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


NOTE 10.
PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. The following table presents information regarding the parent company's preferred stock:

December 31,                                                                                       2001              2000
                                                                                                 ---------        ---------
Series B shares. Authorized 4,389 shares; issued and outstanding --
  -0- and 1,199 shares, respectively, at liquidation value                                     $       --        $   23,980
Series D shares. Authorized 300,000 shares; issued and outstanding --
  234,606 and 237,878 shares, respectively, at liquidation value                                 2,346,060        2,378,780
                                                                                                 ---------        ---------

    Total                                                                                       $2,346,060       $2,402,760
                                                                                                ==========       ==========

SERIES B

On June 29, 2001, all of the outstanding Series B shares were redeemed by the parent company at $28.05 which included $.05 for accrued and unpaid dividends. Prior to June 29, 2001, Series B shares could have been redeemed, in whole or in part, at the election of the parent company at a price of $28 per share, plus accrued and unpaid dividends to the date of redemption. In the event of involuntary liquidation of the parent company, the holders of these shares were entitled to receive, before any distribution to the holders of common shares, $20 per share ("liquidation value"). At the option of holders of these shares, such shares were convertible into common shares of the parent company at a conversion rate of two common shares for each Series B share surrendered. Dividends on the Series B shares are paid at the rate of $.10 per annum, payable semi-annually and are cumulative. Holders of these shares were entitled to one vote for each share held and vote together as one class with the holders of the common shares. During 2001 and 2000, 123 shares and 31 shares, respectively, were converted into common shares.

SERIES D

Series D shares may only be issued to the trustee acting on behalf of an Employee Stock Ownership Plan ("ESOP") or other employee benefit plan of the Company. Each Series D share is convertible into 1.2723 common shares of the parent company. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. During 2001 and 2000, 3,272 shares and 4,005 shares, respectively, were converted into common shares. See Note 14 for a discussion of the Company's ESOP.


NOTE 11.
COMMON STOCK

Number of shares reserved for issuance:

December 31,                                        2001            2000
------------                                     ----------     ----------
Conversion of Series B preferred shares                  --          2,398

Conversion of Series D preferred shares             284,606        287,878
                                                 ----------     ----------

                                                    284,606        290,276
                                                 ==========     ==========

Number of shares outstanding at December 31,     10,089,830      9,090,204
                                                 ==========     ==========

Number of shareholders at December 31,                1,842          1,913
                                                 ==========     ==========


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


NOTE 13.
STOCK INCENTIVE PLAN

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of NQSOs to each director who is not an employee or officer ("outside director") of the Company. Under the provisions of the plan, annual NQSOs were granted to each outside director as follows: in April 1995, annual awards covering 2,000 common shares beginning April 1995 and continuing through April 1999; in June 1998, annual awards covering 2,000 common shares in June 1998 and June 1999 and covering 4,000 common shares beginning June 2000 and continuing through June 2002; and in June 2000, annual awards covering 2,000 common shares in June 2000 and beginning July 2001 and continuing through July 2004. In April 1999, 2000 and 2001, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 400,000, -0- and 400,000, respectively. After giving effect to stock option and restricted stock awards granted and the effect of the 10% stock dividend paid in December 2001, the 10% stock dividend paid in December 2000 and the 5% stock dividend paid in December 1999, shares available for grant were 506,974, 106,130 and 668,250 at December 31, 2001, 2000 and 1999, respectively.

STOCK OPTIONS

The following tables present information on the qualified and non-qualified stock options outstanding (after the effect of the 10% stock dividends paid in December 2001 and December 2000 and the 5% stock dividend paid in December 1999) as of December 31, 2001, 2000 and 1999 and changes during the years then ended:


                                                2001                           2000                           1999
                                                ----                           ----                           ----

                                                     WEIGHTED-AVERAGE               Weighted-Average                Weighted-Average
Qualified Stock Options                  SHARES       EXERCISE PRICE     Shares      Exercise Price    Shares       Exercise Price
-----------------------                  -------      -----------       -------     --------------   ----------    ---------------

Outstanding at beginning of year         911,493      $     13.31         743,316      $     13.37        574,340       $     12.37
Granted                                   29,600            20.01         171,807            13.07        182,952             16.39
Exercised                               (298,161)           11.06              --               --        (10,164)             9.85
Forfeited                                (14,242)           17.90          (3,630)           13.07         (3,812)            16.39
                                        --------                       ----------                       ---------
Outstanding at end of year               628,690            14.59         911,493            13.31        743,316             13.37
                                        ========       ==========      ==========      ===========      =========       ===========

Options exercisable at end of year       311,943                          443,755                        331,222
                                        ========                       ==========                       ========

Weighted-average fair value of
  options granted during the year      $    4.52                       $     2.85                       $  3.75
                                       =========                       ==========                       ========


                                              2001                           2000                           1999
                                              ----                           ----                           ----
                                                   WEIGHTED-AVERAGE                 Weighted-Average                Weighted-Average
Non-Qualified Stock Options            SHARES       EXERCISE PRICE     Shares        Exercise Price      Shares       Exercise Price
----------------------------         -----------      -----------     -----------      -----------     -----------      -----------

Outstanding at beginning of year         741,062      $     16.09         528,453      $     17.17         297,857      $     17.73
Granted                                   52,514            27.19         225,435            13.06         236,313            16.25
Exercised                                (66,415)           13.25         (12,826)            7.39          (5,717)            8.32
Forfeited                                 (5,082)           21.26              --               --              --               --
                                     -----------                      -----------                      -----------

Outstanding at end of year               722,079            17.12         741,062            16.09         528,453            17.17
                                     ===========      ===========     ===========      ===========     ===========      ===========

Options exercisable at end of year       593,732                          442,691                          229,664
                                     ===========                      ===========                      ===========

Weighted-average fair value of
  options granted during the year    $      5.79                       $     3.44                      $      4.66
                                     ===========                      ===========                      ===========


The following table presents information regarding qualified and non-qualified stock options outstanding at December 31, 2001:

                                               Options Outstanding                             Options Exercisable
                                               -------------------                             -------------------
                                  Range of      Number     Weighted-Average  Weighted-Average    Number     Weighted-Average
                                  Exercise    Outstanding      Remaining         Exercise      Exercisable      Exercise
                                   Prices     at 12/31/01  Contractual Life        Price        12/31/01          Price
                                  --------    -----------      ---------         --------      -----------      --------
Qualified                      $6.30-20.01      628,690       6.46 years     $   14.59          311,943      $   13.97
Non-Qualified                   9.85-27.82      722,079       5.91 years         17.12          593,732          16.62


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

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                                      2001               2000                1999
                                      ----               ----                ----
Dividend yield                        2.56%             3.11%               3.25%
Volatility                              25%               25%                 25%
Expected term
  Qualified                          4 YEARS          4 years             4 years
  Non-Qualified (Directors)          4 YEARS          4 years             4 years
  Non-Qualified (Officers)             N/A            8 years             8 years
Risk-free interest rate               5.15%             6.14%               7.12%

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

Years Ended December 31,              2001               2000                1999
------------------------              ----               ----                ----
Net income
  As reported                  $   19,388,000     $   16,559,000     $   14,564,000
  Pro forma                        17,462,000         15,368,000         13,628,000
Basic earnings per share
  As reported                            1.90               1.64               1.42
  Pro forma                              1.72               1.53               1.33
Diluted earnings per share
  As reported                            1.80               1.59               1.36
  Pro forma                              1.63               1.48               1.28


Pro forma net income reflects only options granted in 2001, 2000 and 1999. Additionally, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net income above, since such expense is apportioned over the vesting period of those options which are expected to vest. Compensation expense for options granted prior to 1996 is also not considered.


RESTRICTED STOCK
On January 3, 1996, 110,500 shares of restricted stock were awarded from Treasury shares. The fair value was $12.50 per share. These awards vested to recipients over a four-year period at the rate of 25% per year.

On February 11, 2000, 92,500 shares of restricted stock were awarded from Treasury shares. The fair value was $15.8125 per share. These awards vest to recipients over a four-year period at the rate of 25% per year; the initial awards vested on February 11, 2000.

The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. During 2001, 2000 and 1999, there were no shares forfeited. Unearned compensation resulting from these awards is amortized as a charge to noninterest expense over a four-year period; such charges were $398,904, $365,664 and $320,833 in 2001, 2000 and 1999, respectively. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.


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

Compensation expense was $270,590, $287,930 and $304,900 for 2001, 2000 and
1999, respectively, with a corresponding reduction in unearned compensation. As of December 31, 2001, 173,970 shares had been allocated and 27,059 shares had been released for allocation; 48,971 shares were not released ("unallocated"). There were no contributions made by the Company during the years ended December 31, 2001, 2000 or 1999. The following table presents interest paid on the ESOP loan and dividends paid on the Series D preferred shares:

Years Ended December 31,          2001           2000        1999
------------------------          ----           ----        ----
Interest paid                    $ 69,672     $ 96,651     $122,862
Dividends paid                    144,464      146,645      148,467

NOTE 15.
EMPLOYEE BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan that covers the majority of employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act of 1974 funding standards.

The following tables set forth the disclosures required for pension benefits:




Pension Benefits                                  2001               2000
                                                  ----               ----
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year       $ 15,668,987      $ 13,936,151
Service cost                                       870,019           769,161
Interest cost                                    1,128,313         1,071,411
Amendments                                          18,368                --
Actuarial loss/(gain)                               85,682           375,611
Benefits paid                                     (741,318)         (483,347)
                                              ------------      ------------

Benefit obligation at end of year             $ 17,030,051      $ 15,668,987
                                              ============      ============

CHANGE IN PLAN ASSETS
Fair value of assets at beginning of year     $ 17,506,167      $ 16,873,357
Actual return on plan assets                     1,075,696         1,116,157
Benefits paid                                     (741,318)         (483,347)
                                              ------------      ------------

Fair value of assets at end of year           $ 17,840,545      $ 17,506,167
                                              ============      ============

FUNDED STATUS
Funded status                                 $    810,494      $  1,837,180
Unrecognized prior service cost                     27,231             7,774
Unrecognized net actuarial loss/(gain)             567,999          (117,472)
                                              ------------      ------------

Prepaid benefits cost                         $  1,405,724      $  1,727,482
                                              ============      ============

December 31,                                      2001             2000             1999

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                     7.25%            7.50%            8.00%
Expected rate of return on plan assets            9.75             9.75             9.25
Rate of compensation increase                     4.00             4.50             5.00



Years Ended December 31,                         2001                2000             1999
                                                 ----                ----             ----
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                               $     870,019      $     769,161      $     862,903
Interest cost                                  1,128,313          1,071,411            955,902
Expected return on plan assets                (1,675,485)        (1,622,920)        (1,589,376)
Amortization of prior service cost                (1,089)            (2,620)            (2,620)
                                           -------------      -------------      -------------

Net periodic benefits cost                 $     321,758      $     215,032      $     226,809
                                           =============      =============      =============


NOTE 16.
INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:


Years Ended December 31,                                  2001          2000              1999
                                                   --------------   --------------    --------------
FEDERAL
  Current                                          $    8,962,569   $   10,972,028    $    8,257,539
  Deferred                                              1,011,960         (630,913)           15,080
                                                   --------------   --------------    --------------

    Total                                          $    9,974,529   $   10,341,115    $    8,272,619
                                                   ==============   ==============    ==============

STATE AND LOCAL
  Current                                          $    1,752,560   $    1,639,279    $    1,403,399
  Deferred                                                961,831         (125,904)               --
                                                   --------------   --------------    --------------

    Total                                          $    2,714,391   $    1,513,375    $    1,403,399
                                                   ==============   ==============    ==============

TOTAL
  Current                                          $   10,715,129   $   12,611,307    $    9,660,938
  Deferred                                              1,973,791         (756,817)           15,080
                                                   --------------   --------------    --------------

    Total                                          $   12,688,920   $   11,854,490    $    9,676,018
                                                   ==============   ==============    ==============


Reconciliations of income tax provisions with taxes or tax benefits computed at Federal statutory rates are as follows:


Years Ended December 31,                                                      2001              2000              1999
                                                                              ----              ----              ----
Federal statutory rate                                                              35%              35%              35%
                                                                           -----------      -----------      -----------

Computed tax                                                               $11,226,764      $ 9,944,601      $ 8,483,990
Increase in tax resulting from:
  Principally state and local taxes, net of Federal income tax benefit       1,462,156        1,909,889        1,192,028
                                                                           -----------      -----------      -----------

    Total                                                                  $12,688,920      $11,854,490      $ 9,676,018
                                                                           ===========      ===========      ===========


The components of the net deferred tax asset, included in other assets, are as follows:


December 31,                                                                   2001              2000
                                                                               ----              ----
Deferred tax assets
  Difference between financial statement provision for loan losses
    and tax bad debt deduction                                            $  4,913,413        $  4,436,268
  Nonaccrual and other interest                                                     --           1,894,719
  Deferred compensation                                                      1,248,684           1,352,954
  Other                                                                        184,827             188,238
                                                                          ------------        ------------

    Total deferred tax assets                                                6,346,924           7,872,179
                                                                          ------------        ------------

Deferred tax liabilities
  Pension and benefit plans                                                    729,039             470,507
  Other                                                                      1,217,428           1,027,424
                                                                          ------------        ------------

    Total deferred tax liabilities                                           1,946,467           1,497,931
                                                                          ------------        ------------

Net deferred tax asset                                                       4,400,457           6,374,248
SFAS No. 115 deferred tax liability                                            949,583              16,800
                                                                          ------------        ------------

    Total net deferred tax asset                                          $  3,450,874        $  6,357,448
                                                                          ============        ============


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

The following table provides a reconciliation of basic and diluted EPS as required by SFAS No. 128:

                                For The Year Ended 12/31/01       For the Year Ended 12/31/00        For the Year Ended 12/31/99
                              -------------------------------  ---------------------------------   ---------------------------------
                                                        Per                                Per                                 Per
                                Income       Shares    Share     Income        Shares     Share      Income       Shares      Share
                             (Numerator) (Denominator) Amount  (Numerator)  (Denominator) Amount   (Numerator)  (Denominator) Amount
                             ----------- ------------- ------  -----------  ------------- ------   -----------  ------------- ------
BASIC EPS

Net income                   $19,387,548                        $16,558,657                         $14,563,952
Less preferred dividends          97,896                             82,441                              65,587
                             -----------                        -----------                         -----------

Net income available for
  common shareholders         19,289,652  10,133,378    $1.90    16,476,216  10,058,294     $1.64    14,498,365  10,244,417   $1.42
                                                        =====                               =====                             =====
DILUTED EPS

Options[1]                                   354,938                             96,509                             145,201
Convertible preferred stock                  236,198                            239,967                             242,670
                             -----------   ---------             -----------  ---------              -----------  ---------

Net income available for
  common shareholders plus
  assumed conversions        $19,289,652  10,724,514    $1.80   $16,476,216  10,394,770     $1.59   $14,498,365  10,632,288   $1.36
                             ===========  ==========    =====   ===========  ==========     =====   ===========  ==========   =====



[1] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 2001, 2000 and 1999 have not been included in computation of diluted EPS for those respective years. As of December 31, 2001, 49,742 options to purchase shares at prices between $25.88 and $27.82 were not included; as of December 31, 2000, 783,885 options to purchase shares at prices between $14.97 and $20.48 were not included; and as of December 31, 1999, 761,016 options to purchase shares at prices between $16.35 and $22.05 were not included.


NOTE 18.
FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the "fair value" of certain financial instruments for which it is practical to estimate "fair value."

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

The following disclosures represent the Company's best estimate of the "fair value" of financial instruments.


FINANCIAL INSTRUMENTS WITH CARRYING AMOUNT EQUAL TO FAIR VALUE
The carrying amount of cash and due from banks, interest-bearing deposits with other banks, Federal funds sold, customers' liabilities under acceptances, accrued interest receivable, Federal funds purchased and securities sold under agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, and other liabilities and accrued expenses, as a result of their short-term nature, is considered to be equal to fair value.


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


COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES

The notional amount of commitments to extend credit, standby letters of credit, and financial guarantees, is considered equal to fair value. Due to the uncertainty involved in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the notional value of the commitment.


FINANCIAL INSTRUMENTS
The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 2001, the notional amount of these instruments was $100,000,000. The Company paid up front premiums of $305,000 which are amortized over the term of the related assets. At December 31, 2001, the unamortized premiums on these contracts totaled $144,000 and there was $299,000 receivable under these contracts. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts. At December 31, 2001, the estimated fair value of these contracts was $2,297,000. Under SFAS No. 133, the transition amount involved with these instruments as of January 1, 2001 was not significant.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

December 31,                                                            2001                               2000
                                                                        ----                               ----

                                                            CARRYING          ESTIMATED         Carrying         Estimated
                                                             AMOUNT          FAIR VALUE          Amount         Fair Value
                                                             ------          ----------          ------         ----------
FINANCIAL ASSETS
  Cash and due from banks                                 $ 50,362,016      $ 50,362,016      $ 49,707,941     $ 49,707,941
  Interest-bearing deposits with other banks                 2,487,178         2,487,178         3,161,426        3,161,426
  Investment securities                                    576,027,804       579,058,552       433,796,858      434,584,992
  Loans, net                                               794,648,552       806,283,191       738,212,770      761,454,000
  Customers' liability under acceptances                       608,660           608,660           987,048          987,048
  Accrued interest receivable                                5,867,121         5,867,121         5,195,956        5,195,956

FINANCIAL LIABILITIES
  Demand, NOW, savings and money market deposits           665,402,593       665,402,593       602,454,332      602,454,332
  Time deposits                                            319,521,361       321,870,779       263,827,852      264,501,000
  Federal funds purchased and securities sold
    under agreements to repurchase                         147,095,635       147,095,635       162,763,009      162,763,009
  Commercial paper                                          42,103,200        42,103,200        25,655,020       25,655,020
  Other short-term borrowings                                8,687,671         8,687,671        17,733,482       17,733,482
  Acceptances outstanding                                      608,660           608,660           987,048          987,048
  Other liabilities and accrued expenses                    53,587,917        53,587,917        49,721,817       49,721,817
  Other long-term borrowings -- FHLB                        95,350,000        94,676,561        10,700,000       10,742,000

NOTE 19.

CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition, the bank is subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2001, the Company and the bank exceeded the requirements for "well capitalized" institutions.

The following tables present information regarding the Company's and the bank's regulatory capital ratios:

RATIOS AND MINIMUMS
(dollars in thousands)

                                                                                   FOR CAPITAL               TO BE WELL
                                                            ACTUAL              ADEQUACY MINIMUM             CAPITALIZED
                                                            ------              ----------------             -----------
AS OF DECEMBER 31, 2001                              AMOUNT         RATIO       AMOUNT       RATIO      AMOUNT        RATIO
                                                     ------         -----       ------       -----      ------        -----
Total Capital (to Risk-Weighted Assets):
  The Company                                        $116,912        13.70%    $68,290         8.00%    $85,362        10.00%
  The bank                                             96,158        11.97      64,240         8.00      80,300        10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                         106,200        12.44      34,145         4.00      51,217         6.00
  The bank                                             86,093        10.72      32,120         4.00      48,180         6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                         106,200         7.79      54,553         4.00      68,191         5.00
  The bank                                             86,093         6.54      52,681         4.00      65,852         5.00

As of December 31, 2000

Total Capital (to Risk-Weighted Assets):
  The Company                                        $105,791        13.39%    $63,205         8.00%    $79,006        10.00%
  The bank                                             86,877        11.44      60,746         8.00      75,933        10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                          95,881        12.14      31,602         4.00      47,404         6.00
  The bank                                             77,367        10.19      30,373         4.00      45,560         6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                          95,881         8.14      47,141         4.00      58,926         5.00
  The bank                                             77,367         6.73      46,015         4.00      57,519         5.00



NOTE 20.

SEGMENT REPORTING

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way information about operating segments is reported in annual financial statements and establishes standards for related disclosures about an enterprise's products and services, geographic areas, and major customers.

The Company provides a full range of financial products and services, including commercial loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring/accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company's primary source of earnings is net interest income, which represents the difference between interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The Company's 2001 year-to-date average interest-earning assets were 59.5% loans (corporate lending was 76.6% and real estate lending was 20.4% of total loans, respectively) and 40.5% investment securities and money market investments. There are no industry concentrations (exceeding 10% of loans, gross, in the corporate loan portfolio). Approximately 72% of loans are to borrowers located in the metropolitan New York area. In order to comply with the provisions of SFAS No. 131, the Company has determined that it has three reportable operating segments: corporate lending, real estate lending and company-wide treasury.

The following table provides certain information regarding the Company's operating segments:

                                                     Corporate         Real Estate        Company-wide
                                                      Lending            Lending            Treasury              Totals
                                                      -------            -------            --------              ------
YEAR ENDED DECEMBER 31, 2001
Net interest income                                $ 30,221,675       $ 13,951,769        $ 22,957,894       $   67,131,338
Noninterest income                                   12,895,216          7,738,035             111,864           20,745,115
Depreciation and amortization                           194,534            214,834                 342              409,710
Segment profit                                       18,090,982         11,211,097          25,918,865           55,220,944
Segments assets                                     599,746,055        164,138,675         673,851,376        1,437,736,106

Year Ended December 31, 2000
Net interest income                                  30,565,459         11,477,053          18,138,222           60,180,734
Noninterest income                                   12,524,032          6,020,064             133,530           18,677,626
Depreciation and amortization                           192,241            207,098                 683              400,022
Segment profit                                       18,627,739          9,156,966          22,564,754           50,349,459
Segments assets                                     593,231,247        122,788,721         512,167,906        1,228,187,874

Year Ended December 31, 1999
Net interest income                                  26,423,903          8,998,476          14,670,691           50,093,070
Noninterest income                                    8,765,876          5,400,138             133,866           14,299,880
Depreciation and amortization                           168,823            199,044                 683              368,550
Segment profit                                       13,068,157          8,189,400          20,621,800           41,879,357
Segments assets                                     546,629,572        101,898,728         530,682,020        1,179,210,320

The following table sets forth reconciliations of net interest income, noninterest income, profits and assets for reportable operating segments to the Company's consolidated totals:

Years Ended December 31,                                                2001                 2000                 1999
                                                                        ----                 ----                 ----
Net interest income:
  Total for reportable operating segments                          $   67,131,338       $   60,180,734       $   50,093,070
  Other[1]                                                              1,918,218            2,702,056            3,368,947
                                                                   --------------       --------------       --------------
Consolidated net interest income                                   $   69,049,556       $   62,882,790       $   53,462,017
                                                                   ==============       ==============       ==============
Noninterest income:
  Total for reportable operating segments                          $   20,745,115       $   18,677,626       $   14,299,880
  Other[1]                                                              3,378,346            3,695,562            3,644,520
                                                                   --------------       --------------       --------------
Consolidated noninterest income                                    $   24,123,461       $   22,373,188       $   17,944,400
                                                                   ==============       ==============       ==============
Profit:
  Total for reportable operating segments                          $   55,220,944       $   50,349,459       $   41,879,357
  Other[1]                                                            (23,144,476)         (21,936,312)         (17,639,387)
                                                                   --------------       --------------       --------------
Consolidated income before income taxes                            $   32,076,468       $   28,413,147       $   24,239,970
                                                                   ==============       ==============       ==============
Assets:
  Total for reportable operating segments                          $1,437,736,106       $1,228,187,874       $1,179,210,320
  Other[1]                                                             45,134,865           42,560,740           39,676,932
                                                                   --------------       --------------       --------------
Consolidated assets                                                $1,482,870,971       $1,270,748,614       $1,218,887,252
                                                                   ==============       ==============       ==============

[1] Represents operations not considered to be a reportable segment and/or general operating expenses of the Company.


NOTE 21.

PARENT COMPANY

As of January 1, 2001, Sterling Financial Services Company, Inc. became a subsidiary of the parent company. Prior to that date, Sterling Financial Services was a division of the parent company. The prior period statements have been restated to conform to the current presentation.

CONDENSED BALANCE SHEETS

December 31,                                                                                 2001                 2000
                                                                                             ----                 ----
ASSETS
Cash and due from banks
  Banking subsidiary                                                                    $   15,939,231       $    2,171,721
  Other banks                                                                                   25,000               25,000
Interest-bearing deposits -- banking subsidiary                                              1,435,838           16,715,284

Investment in subsidiaries
  Banking subsidiary                                                                       108,361,659           98,495,638
  Other subsidiaries                                                                         4,086,818            1,130,782
Due from subsidiaries
  Banking subsidiary                                                                         1,195,973            1,126,173
  Other subsidiaries                                                                        48,853,991           32,425,045
Other assets                                                                                   652,875              619,153
                                                                                        --------------      ---------------
                                                                                        $  180,551,385       $  152,708,796
                                                                                        ==============      ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                                                        $   42,103,200       $   25,655,020
Other short-term borrowings                                                                    350,000              350,000
Due to subsidiaries
  Banking subsidiary                                                                           660,570              660,570
  Other subsidiaries                                                                           992,467              996,295
Accrued expenses and other liabilities                                                       7,617,732            7,330,817
Other long-term debt                                                                           350,000              700,000
Shareholders' equity                                                                       128,477,416          117,016,094
                                                                                        --------------      ---------------
                                                                                        $  180,551,385      $   152,708,796
                                                                                        ==============      ===============

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31,                                                      2001                2000             1999
                                                                              ----                ----             ----
INCOME
Dividends and interest from
  Banking subsidiary                                                       $10,326,789        $ 5,495,523       $11,530,194
  Other subsidiaries                                                         1,951,446          1,752,663         2,475,029
Other income                                                                    10,888             18,099            14,010
                                                                           -----------        -----------       -----------
    Total income                                                            12,289,123          7,266,285        14,019,233
                                                                           ===========        ===========       ===========
EXPENSE
Interest expense                                                             1,563,539          1,585,662         1,862,660
Salaries and employee benefits                                               1,216,690          2,482,941         1,597,555
Other expenses                                                               2,032,783          1,775,238           909,763
                                                                           -----------        -----------       -----------
  Total expense                                                              4,813,012          5,843,841         4,369,978
                                                                           -----------        -----------       -----------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                                 7,476,111          1,422,444         9,649,255
Benefit for income taxes                                                    (1,229,005)        (1,648,925)         (707,552)
                                                                           -----------        -----------       -----------
                                                                             8,705,116          3,071,369        10,356,807
Equity in undistributed net income of
  Banking subsidiary                                                         8,726,396         11,332,385         1,917,273
  Other subsidiaries                                                         1,956,036          2,154,903         2,289,872
                                                                           -----------        -----------       -----------
Net income                                                                  19,387,548         16,558,657        14,563,952
Other comprehensive income, net of tax:
  Unrealized holding gains/(losses) arising during the year                      2,248              1,473            (3,383)
                                                                           -----------        -----------       -----------
Comprehensive income                                                       $19,389,796        $16,560,130       $14,560,569
                                                                           ===========        ===========       ===========

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                        2001              2000              1999
                                                                            ------------      ------------      ------------
OPERATING ACTIVITIES
  Net income                                                                $ 19,387,548      $ 16,558,657      $ 14,563,952
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Amortization of unearned compensation                                      669,494           653,594           625,733
      Increase in accrued expenses and other liabilities                         286,915         4,712,755         4,048,009
      (Decrease) Increase in due to subsidiaries, net                             (3,828)              851               638
      (Increase) Decrease in due from subsidiaries, net                      (16,498,746)        8,340,631         9,579,442
      Equity in undistributed net income of subsidiaries                     (10,682,432)      (13,487,288)       (4,207,147)
      Other, net                                                              (1,523,183)         (158,032)          (86,601)
                                                                            ------------      ------------      ------------
        Net cash (used in) provided by operating activities                   (8,364,232)       16,621,168        24,524,026
                                                                            ------------      ------------      ------------
INVESTING ACTIVITIES
  Net decrease (increase) in interest-bearing deposits --
    banking subsidiary                                                        15,279,446         2,121,618       (10,461,902)
  Capital contributed to subsidiaries                                         (1,000,000)               --                --
  Net decrease in loans                                                               --                --         2,500,000
                                                                            ------------      ------------      ------------
        Net cash provided by (used in) investing activities                   14,279,446         2,121,618        (7,961,902)
                                                                            ------------      ------------      ------------
FINANCING ACTIVITIES
  Net increase (decrease) in commercial paper                                 16,448,180       (14,664,180)       (1,210,100)
  Cash dividends paid on preferred and common shares                          (6,307,953)       (4,979,684)       (4,140,557)
  Proceeds from exercise of stock options                                      4,179,512            94,775           147,563
  Purchase of treasury shares                                                 (6,063,976)       (3,008,420)       (4,922,832)
  Decrease in other long-term borrowings                                        (350,000)         (350,000)         (350,000)
  Redemption of preferred stock                                                  (30,132)               --                --
  Cash paid in lieu of fractional shares in connection with
    stock dividend                                                               (23,335)          (14,966)          (11,707)
                                                                            ------------      ------------      ------------
        Net cash provided by (used in) financing activities                    7,852,296       (22,922,475)      (10,487,633)
                                                                            ------------      ------------      ------------
Net increase (decrease) in cash and due from banks                            13,767,510        (4,179,689)        6,074,491
Cash and due from banks -- beginning of year                                   2,196,721         6,376,410           301,919
                                                                            ------------      ------------      ------------
Cash and due from banks -- end of year                                      $ 15,964,231      $  2,196,721      $  6,376,410
                                                                            ============      ============      ============
Supplemental disclosure of non-cash financing activities:
  Preferred stock conversions                                               $     35,180      $     40,670      $     29,460
  Issuance of treasury shares under incentive compensation plan                       --         1,677,025                --
  Surrender of treasury shares issued under incentive compensation plan        1,491,715           139,846                --
  Issuance of common shares                                                   28,103,095        16,457,429         6,869,312
Supplemental disclosure of cash flow information:
  Interest paid                                                                1,565,418         1,741,517         2,438,723
  Income taxes paid                                                           11,955,000        10,875,871         8,433,725


The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $700,000 at December 31, 2001.

NOTE 22.

COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $3,406,021, $3,015,784 and $2,647,009, respectively, for the years ended December 31, 2001, 2000 and 1999, respectively.

The future minimum rental commitments as of December 31, 2001 under noncancelable leases follow:

                                                                       Rental
Year(s)                                                              Commitments
-------                                                              -----------
2002                                                                 $ 3,075,744
2003                                                                   2,959,615
2004                                                                   2,952,611
2005                                                                   2,734,774
2006                                                                   2,505,611
2007 and thereafter                                                   16,711,583
                                                                     -----------
Total                                                                $30,939,938
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

Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $74,540,000 as of December 31, 2001. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis.
The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 2001, these commitments totaled $30,006,000 of which $25,851,000 expire within one year and $4,155,000 within two years. Approximately 65% of the commitments are automatically renewable for a period of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2001 ranged from 0% to 100%; the average amount collateralized is approximately 50%.

The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest-derived amount. Potential credit losses are minimized through careful evaluation of counterparty credit standing. The floors currently held by the Company have an average remaining term of approximately 1 1/4 years and total notional amount of $100 million.

In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

NOTE 23.

QUARTERLY DATA (UNAUDITED)

2001 QUARTER                                                MAR 31            JUN 30             SEPT 30           DEC 31
------------                                                ------            ------             -------           ------

Total interest income                                     $24,581,500       $24,201,546       $23,676,623       $23,405,825
Total interest expense                                      7,915,952         7,171,921         6,242,077         5,485,988
Net interest income                                        16,665,548        17,029,625        17,434,546        17,919,837
Provision for loan losses                                   1,685,800         1,527,800         2,017,800         2,169,464
Noninterest income                                          5,349,123         6,119,714         6,517,609         6,137,015
Noninterest expenses                                       12,615,940        13,919,935        13,521,758        13,638,052
Income before income taxes                                  7,712,931         7,701,604         8,412,597         8,249,336
Net income                                                  4,536,285         4,705,227         4,992,721         5,153,315
Earnings per average common share:
  Basic                                                           .45               .46               .49               .50
  Diluted                                                         .43               .44               .46               .47
Common stock closing price:
  High                                                         20.364            27.818            28.455             30.05
  Low                                                          17.955            19.182            24.773            24.364
  Quarter -- end                                               19.455            27.818            26.136             29.20

2000 Quarter                                                Mar 31            Jun 30             Sept 30           Dec 31
------------                                                ------            ------             -------           ------

Total interest income                                     $22,799,945       $24,145,797       $24,932,416       $25,247,039
Total interest expense                                      7,935,640         8,437,974         8,905,991         8,962,802
Net interest income                                        14,864,305        15,707,823        16,026,425        16,284,237
Provision for loan losses                                   1,412,800         1,626,800         1,478,600         2,044,800
Noninterest income                                          4,575,186         5,539,398         5,628,819         6,629,785
Noninterest expenses                                       11,608,617        12,705,660        12,646,396        13,319,158
Income before income taxes                                  6,418,074         6,914,761         7,530,248         7,550,064
Net income                                                  3,878,559         3,998,658         4,186,095         4,495,345
Earnings per average common share:
  Basic                                                           .38               .40               .42               .44
  Diluted                                                         .37               .38               .41               .43
Common stock closing price:
  High                                                         14.876            13.585            16.529            19.886
  Low                                                          11.829            11.777            12.397            15.289
  Quarter -- end                                               12.397            13.017            16.116            19.886

                          INDEPENDENT AUDITORS' REPORT


[KPMG LOGO]


The Shareholders and Board of Directors

Sterling Bancorp:

We have audited the accompanying consolidated balance sheets of Sterling Bancorp as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001 and the consolidated statements of condition of Sterling National Bank as of December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 and the financial position of Sterling National Bank as of December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

New York, New York
January 24, 2002

                                Sterling Bancorp
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following commentary presents management's discussion and analysis of the financial condition and results of operations of Sterling Bancorp ("the parent company"), a financial holding company pursuant to an election made under the Gramm-Leach-Bliley Act of 1999, and its wholly-owned subsidiaries Sterling Banking Corporation, Sterling Financial Services Company, Inc., and Sterling National Bank ("the bank"). The bank, which is the principal subsidiary, owns all of the outstanding shares of Sterling Factors Corporation, Sterling National Mortgage Company, Inc., Sterling National Servicing, Inc., Sterling Trade Services, Inc. and Sterling Holding Company, of Virginia, Inc. Sterling Trade Services, Inc. owns all of the outstanding common shares of Sterling National Asia Limited, Hong Kong. Sterling Holding Company of Virginia, Inc. owns all of the outstanding common shares of Sterling Real Estate Holding Company, Inc. Throughout this discussion and analysis, the term "the Company" refers to Sterling Bancorp and its subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in this annual report. Certain reclassifications have been made to prior years' financial data to conform to current financial statement presentations as well as to reflect the effect of the 10% stock dividend paid in December 2001. In this discussion, information presented in the "Comparison of Years Ended December 31, 2000 and December 31, 1999" section has been modified to reflect the effect of the 10% stock dividend paid in December 2001.

SELECTED FINANCIAL DATA

(dollars in thousands except per share data)

                                                        2001         2000          1999         1998         1997        1996
                                                        ----         ----          ----         ----         ----        ----
SUMMARY OF OPERATIONS
Total interest income                                $   95,866   $   97,125   $   79,245    $   73,779   $   67,596   $ 60,694
Total interest expense                                   26,816       34,242       25,783        24,341       22,024     21,031
Net interest income                                      69,050       62,883       53,462        49,438       45,572     39,663
Provision for loan losses                                 7,401        6,563        5,584         5,389        3,075      2,047
Net securities gains/(losses)                               --           --           --             86          --         (71)
Noninterest income                                       24,123       22,373       17,944        16,362       12,972      9,979
Noninterest expenses                                     53,695       50,280       41,582        38,297       35,707     31,697
Income before taxes                                      32,077       28,413       24,240        22,200       19,762     15,827
Provision for income taxes                               12,689       11,854        9,676         9,403        8,874      7,575
Net income                                               19,388       16,559       14,564        12,797       10,888      8,252
  Per common share -- basic                                1.90         1.64         1.42          1.23         1.08       0.90
                   -- diluted                              1.80         1.59         1.36          1.17         1.02       0.81
Dividends per common share                                 0.66         0.58         0.50          0.43         0.37       0.31

YEAR END BALANCE SHEETS
Investment securities                                   576,028      433,797      457,402       329,806      384,951    304,331
Loans, net of unearned discounts                        808,687      750,888      689,096       640,206      558,482    465,517
Total assets                                          1,482,871    1,270,749    1,218,887     1,044,445    1,019,980    861,605
Noninterest-bearing deposits                            356,303      341,039      291,808       329,020      312,462    229,977
Interest-bearing deposits                               628,621      525,243      570,712       373,782      418,946    344,446
Long-term debt -- FHLB                                   95,350       10,700       21,050        41,400        1,750     14,500
Long-term convertible subordinated debentures               --           --           --            --           --       6,389
Shareholders' equity                                    128,477      117,016      105,240       102,151       92,623     77,177

AVERAGE BALANCE SHEETS
Investment securities                                   468,861      453,237      379,872       336,690      304,753    321,957
Loans, net of unearned discounts                        705,216      634,980      556,630       512,711      446,268    376,879
Total assets                                          1,267,856    1,165,707    1,022,698       935,964      838,354    777,695
Noninterest-bearing deposits                            292,918      258,347      237,324       224,780      199,431    175,232
Interest-bearing deposits                               594,303      536,523      452,734       409,027      377,301    330,520
Long-term debt -- FHLB                                   47,055       12,046       37,275        35,240       11,767     17,141
Long-term convertible subordinated debentures               --           --           --            --         4,618     16,779
Shareholders' equity                                    123,935      107,584      102,361        96,644       82,515     65,768

RATIOS
Return on average total assets                             1.53%        1.42%        1.42%         1.37%        1.30%       1.06%
Return on average tangible shareholders' equity           18.86        19.16        17.94         16.95        17.75      18.50
Return on average shareholders' equity                    15.64        15.39        14.23         13.24        13.20      12.55
Dividend payout ratio                                     32.03        29.57        27.98         27.47        26.64      26.95
Average shareholders' equity to
  average total assets                                     9.78         9.23        10.01         10.33         9.84       8.46
Net interest margin
    (Tax-equivalent basis)                                 6.23         6.13         5.97          6.12         6.37       5.93
Loans/assets, year end                                    54.54        59.09        56.53         61.30        54.75      54.03
Net charge-offs/loans, year end                            0.75         0.67         0.67          0.61         0.43       0.00
Nonperforming loans/loans, year end                        0.22         0.27         0.21          0.19         0.25       0.09
Allowance/loans, year end                                  1.74         1.69         1.61          1.59         1.55       1.72

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

There is intense competition in all areas in which the Company conducts its business. In addition to competing with other banks, the Company competes in certain areas of its business with other financial institutions. At December 31, 2001, the bank's year-to-date average earning assets (of which loans were 58% and investment securities were 41%) represented approximately 97% of the Company's year-to-date average earning assets.

The Company regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions, and in some cases negotiations, regularly take place and future acquisitions could occur.


OVERVIEW

The Company reported net income for 2001 of $19.4 million, representing $1.80 per share, calculated on a diluted basis, compared to $16.6 million, or $1.59 per share, calculated on a diluted basis, for 2000. This increase reflects continued growth in both net interest income and noninterest income.

Net interest income, on a tax-equivalent basis, increased to $70.1 million for 2001, up from $63.8 million in 2000, principally due to higher average earning asset outstandings. The net interest margin, on a tax-equivalent basis, was 6.23% for 2001 compared to 6.13% for 2000. The net interest margin benefitted from a decrease of 118 basis points in the average costs of funds partially offset by an 80 basis point decrease in the average yield on earning assets. Also contributing to the improved net interest margin were increases in loans (discussed below) and growth of noninterest-bearing deposits. Average noninterest-bearing deposits for 2001 were $292,918,000 up $34,571,000 from the prior year.

Noninterest income rose to $24.1 million for 2001 compared to $22.4 million for 2000 principally due to continued growth in fees from factoring, mortgage banking, and deposit services.

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earning. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities, and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 60. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 59.

Net interest income, in a tax-equivalent basis, for 2001 increased $6,238,000 from 2000 to $70,084,000.

Total interest income on a tax-equivalent basis, decreased in 2001 to $96,900,000 from $98,088,000 in 2000. The tax-equivalent yield on interest-earning assets was 8.62% for 2001 compared with 9.42% for 2000. The decrease in interest income was due to a decrease in the yields on loans and investment securities primarily attributable to a lower interest rate environment on average in 2001. The other contributing factor was an increase in the Company's loan portfolio as a result of the continuation of management's strategy to increase funds employed in this asset category.

Interest earned on the loan portfolio amounted to $65,282,000, down $1,341,000 when compared to a year ago. The decrease in the yield on the domestic loan portfolio to 10.15% for 2001 from 11.45% for 2000 was primarily attributable to the lower rate environment in the 2001 period. Average loan balances amounted to $705,216,000, up $70,236,000 from the average of the prior year period. The increase in the average loans (across virtually all segments of the Company's loan portfolio), accounted for the increase in interest earned on loans.

Tax-equivalent interest earned on investment securities increased $160,000 to $31,305,000 in 2001, due to higher average outstandings partially offset by lower yields. Average investment securities outstandings increased to $468,861,000 from $453,237,000 in the prior year period. The increase in average balances was primarily U.S. Government corporation and agency guaranteed mortgage-backed securities and collateralized mortgage obligations. The tax-equivalent yield on investment securities decreased to 6.72% from 6.87% for the prior year, reflecting a lower rate environment in 2001.

Total interest expense decreased $7,426,000 from 2000 to $26,816,000 for 2001. The decrease in interest expense was principally due to lower rates paid for interest-bearing liabilities.

Interest expense on deposits decreased $3,667,000 to $19,030,000 for 2001 due to the lower cost of funds partially offset by increased average outstandings. The average rate paid on interest-bearing deposits decreased to 3.20% in 2001 compared to 4.23% in the year ago period reflecting the lower interest rate environment on average in 2001. Average balances increased to $594,303,000 in 2001 from $536,523,000 in 2000, primarily due to higher money market and NOW account balances.

Interest expense associated with borrowed funds decreased $3,759,000 for 2001 from $ 11,545,000 in 2000, as the result of lower average outstandings and rates paid for Federal funds purchased and securities sold under agreements to repurchase partially offset by higher average long-term debt outstandings. During 2001, as part of its asset/liability management strategy in light of the lower interest rate environment, the Company implemented a program to lengthen funding maturities. As a result, average amounts outstanding for long-term borrowings increased $35,009,000 in 2001 to $47,055,000 and average amounts outstanding for Federal funds purchased and securities sold under agreements to repurchase decreased $56,416,000 from $149,428,000 in the prior year. Average rates paid were lowered for long-term borrowings to 4.37% in 2001 from 5.35% in 2000 and for Federal funds purchased and securities sold under agreements to repurchase to 4.40% from 5.88%.

PROVISION FOR LOAN LOSSES

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" below), and principally as the result of the growth in the loan portfolio, the provision for loan losses for 2001 increased to $7,401,000, up $838,000 when compared to the prior year.

NONINTEREST INCOME

Noninterest income increased $1,750,000 for 2001 when compared with 2000, primarily as a result of increased fees from factoring, mortgage banking, and deposit services.


BALANCE SHEET ANALYSIS

SECURITIES

The Company's securities portfolios are comprised of principally U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities along with other debt and equity securities. At December 31, 2001, the Company's portfolio of securities totaled $576,028,000 of which U.S. Government corporation and agency guaranteed mortgage-backed securities and collateralized mortgage obligations having an average life of approximately 4 1/2 years amounted to $512,841,000. The Company has the intent and ability to hold to maturity securities classified as "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $5,055,000 and $2,024,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $2,844,000 and gross unrealized losses of $775,000. Given the generally high credit quality of the portfolio, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.

Information regarding book values and range of maturities by type of security and weighted average yields for totals of each category is presented in Note 4 beginning on page 25.

The following table sets forth the composition of the Company's investment securities by type, with related carrying values at the end of the most recent three fiscal years:

December 31,                          2001         2000         1999
                                    --------     --------     --------
                                              (in thousands)
U.S. Treasury securities            $  2,493     $  2,889     $ 24,847
Obligations of U.S. government
  corporations and agencies
   -- mortgage-backed
      securities                     440,135      353,293      361,389
   -- collateralized mortgage
      obligations                     72,706       32,102       29,950
Obligations of states and
  political subdivisions              35,477       33,156       27,234
Debt securities issued by
  foreign governments                  1,500        2,250        2,000
Other debt securities                 17,480        3,022        5,000
Federal Reserve Bank and
  other equity securities              6,237        7,085        6,982
                                    --------     --------     --------
    Total                           $576,028     $433,797     $457,402
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

The Company's commercial and industrial loan portfolio represents approximately 64% of gross loans. Loans in this category are typically made to small and medium-sized businesses and range between $250,000 and $10 million, and are often collateralized by accounts receivable, inventory and marketable securities and other liquid collateral. Sources of repayment are from the borrower's operating profits, cash flows and liquidation of pledged collateral. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory, and real property. The Company's real estate loan portfolio, which represents approximately 20% of gross loans, is secured by mortgages on real property located principally in the states of New York and Virginia. The Company's leasing portfolio, which consists of finance leases for various types of business equipment, represents approximately 11% of gross loans. The collateral securing any loan may vary in value based on market conditions.

The following table sets forth the composition of the Company's loan portfolio, net of unearned discounts, at the end of each of the most recent five fiscal years:

December 31,                      2001                2000                 1999                1998                 1997
                           ----------------     ----------------    ----------------     ----------------    ----------------
                                      % OF                 % of                % of                 % of                % of
                           BALANCES   TOTAL     Balances   Total    Balances   Total     Balances   Total    Balances   Total
                           --------   -----     --------   -----    --------   -----     --------   -----    --------   -----
                                                                  (dollars in thousands)

Domestic
  Commercial and
    industrial             $519,557    64.25%   $499,984    66.59%  $462,400    67.10%   $465,048    72.64%  $413,887    74.11%
  Lease financing            90,614    11.20      98,349    13.10     81,398    11.81      56,146     8.77     43,705     7.82
  Real estate --
    mortgage                161,012    19.91     122,272    16.28     96,376    13.99     104,621    16.34     73,878    13.23
  Real estate --
    construction                 --       --          --       --      4,958     0.72          --       --      8,352     1.50
  Installment --
    individuals               8,504     1.05       9,506     1.27     13,181     1.91      13,604     2.13     17,871     3.20
  Loans to depository
    institutions             29,000     3.59      20,000     2.66     30,000     4.35          --       --         --       --
Foreign government and
  official institutions          --       --         777     0.10        783     0.12         787     0.12        789     0.14
                           --------   ------    --------   ------   --------   ------    --------   ------   --------   ------
Loans, net of
  unearned discounts       $808,687   100.00%   $750,888   100.00%  $689,096   100.00%   $640,206   100.00%  $558,482   100.00%
                           ========   ======    ========   ======   ========   ======    ========   ======   ========   ======


The following table sets forth the maturities of the Company's commercial and industrial loans, as of December 31, 2001:

                                                                      Due One         Due One       Due After        Total
                                                                       Year           to Five         Five           Gross
                                                                      or Less          Years          Years          Loans
                                                                      -------          -----          -----          -----
                                                                                           (in thousands)
Commercial and industrial                                            $510,455        $5,281          $4,504        $520,240
                                                                     ========        ======          ======        ========


All loans due after one year have predetermined interest rates.


ASSET QUALITY

Intrinsic to the lending process is the possibility of loss. In times of economic slowdown, the risk inherent in the Company's portfolio of loans may be increased. While management endeavors to minimize this risk, it recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio which in turn depend on current and expected economic conditions, the financial condition of borrowers, the realization of collateral, and the credit management process.

The following table sets forth the aggregate amount of domestic nonaccrual and past due loans of the Company at the end of each of the most recent five fiscal years; there were no foreign loans accounted for on a nonaccrual basis and there were no troubled debt restructurings for any types of loans. Loans contractually past due 90 days or more as to principal or interest and still accruing are loans that are both well-secured or guaranteed by financially responsible third parties and are in the process of collection.

December 31,                                      2001        2000        1999        1998        1997
                                                 ------      ------      ------      ------      ------
                                                                   (dollars in thousands)
Nonaccrual basis loans*                          $1,748      $1,995      $1,417      $1,214      $1,388
Past due 90 days or more
  (other than the above)                            200         162          59         675         245
                                                 ------      ------      ------      ------      ------

    Total                                        $1,948      $2,157      $1,476      $1,889      $1,633
                                                 ======      ======      ======      ======      ======

*Interest income that would have been
  earned on nonaccrual and reduced
  rate loans outstanding                         $   61      $   58      $   39      $   88      $   55
                                                 ======      ======      ======      ======      ======

Applicable interest income actually realized     $   --      $   --      $   --      $   --      $   --
                                                 ======      ======      ======      ======      ======

Nonaccrual and past due loans as a
  percentage of total gross loans                  0.24%       0.28%       0.21%       0.29%       0.29%
                                                 ======      ======      ======      ======      ======


Management views the allowance for loan losses as a critical accounting policy due to its subjectivity. The allowance for loan losses is maintained through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation of both loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114.

Thus, an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 2001, the ratio of the allowance to loans, net of unearned discounts, was 1.7% and the allowance was $14,038,000. At such date, the Company's nonaccrual loans amounted to $1,748,000; none of such loans was judged to be impaired within the scope of SFAS No. 114. Based on the foregoing, as well as management's judgment as to the current risks inherent in the loan portfolio, the Company's allowance for loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 2001. Net losses within the loan portfolio are not statistically predictable and changes in conditions in the next twelve months could result in future provisions for loan losses varying from the level taken in 2001. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $655,000 and $966,000 at December 31, 2001 and 2000, respectively.

The following table sets forth certain information with respect to the Company's loan loss experience for each of the most recent five fiscal years:

December 31,                              2001          2000          1999          1998          1997
                                        --------      --------      --------      --------      --------
                                                               (dollars in thousands)
Average loans outstanding, net of
  unearned discounts, during year       $705,216      $634,980      $556,630      $512,711      $446,268
                                        ========      ========      ========      ========      ========
Allowance for loan losses:
  Balance at beginning of year          $ 12,675      $ 11,117      $ 10,156      $  8,678      $  8,003
                                        --------      --------      --------      --------      --------
Charge-offs:
  Commercial and industrial                4,899         4,010         4,149         3,328         2,064
  Lease financing                          1,528         1,075           612           616           228
  Real estate                                269           313           177           146           239
  Installment                                103            92            84           261           193
                                        --------      --------      --------      --------      --------
    Total charge-offs                      6,799         5,490         5,022         4,351         2,724
                                        --------      --------      --------      --------      --------
Recoveries:
  Commercial and industrial                  589           220           169           232           240
  Lease financing                             84           228           178           142            56
  Real estate                                 --            --             1             2             2
  Installment                                 88            37            51            64            26
                                        --------      --------      --------      --------      --------
    Total recoveries                         761           485           399           440           324
                                        --------      --------      --------      --------      --------
Subtract:
  Net charge-offs                          6,038         5,005         4,623         3,911         2,400
                                        --------      --------      --------      --------      --------
Provision for loan losses                  7,401         6,563         5,584         5,389         3,075
                                        --------      --------      --------      --------      --------
Balance at end of year                  $ 14,038      $ 12,675      $ 11,117      $ 10,156      $  8,678
                                        ========      ========      ========      ========      ========
Ratio of net charge-offs to average
  loans outstanding, net of
  unearned discounts during year            0.86%         0.79%         0.83%         0.76%         0.54%
                                        ========      ========      ========      ========      ========


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

December 31,                                2001               2000               1999               1998                1997
                                     ----------------   -----------------   ----------------   -----------------   ----------------
                                               % OF                % of               % of                % of               % of
                                      AMOUNT   LOANS     Amount    Loans     Amount   Loans    Amount     Loans     Amount   Loans
                                     -------  -------   -------   -------   -------  -------   -------   -------   -------  -------
                                                                         (dollars in thousands)
Domestic
  Commercial and industrial          $ 9,438     1.82%  $ 8,968      1.79%  $ 8,262     1.79%  $ 7,429      1.60%  $ 6,013     1.45%
  Loans to depository institutions       230     0.79       160      0.80       240     0.80        --        --        --       --
  Lease financing                      1,736     1.92     1,637      1.66     1,036     1.27       837      1.49       648     1.48
  Real estate -- mortgage              2,279     1.42     1,578      1.28     1,223     1.27     1,583      1.51     1,059     1.43
  Real estate -- construction             --       --        --        --        30     0.61        --        --        70     0.84
  Installment -- individuals              10     0.12        10      0.11        75     0.56        25      0.18        35     0.20
  Unallocated                            345       --       322        --       251       --       282        --       853       --
                                     -------            -------             -------            -------             -------
    Total                            $14,038     1.74%  $12,675      1.69%  $11,117     1.61%  $10,156      1.59%  $ 8,678     1.55%
                                     =======  =======   =======   =======   =======  =======   =======   =======   =======  =======

DEPOSITS

A significant source of funds continues to be deposits, consisting of demand (noninterest-bearing), NOW, savings, money market and time deposits (principally certificates of deposit).

The following table provides certain information with respect to the Company's deposits at the end of each of the most recent three fiscal years:

December 31,                                                              2001                2000               1999
                                                                    ----------------    ----------------   ----------------
                                                                               % OF                % of               % of
                                                                    BALANCES   TOTAL    Balances   Total   Balances   Total
                                                                    --------    -----   --------   -----   --------   -----
                                                                                         (in thousands)
Domestic
  Demand                                                            $356,303     36.2%  $341,039    39.4%  $291,808    33.8%
  NOW                                                                110,309     11.2     68,319     7.9     70,205     8.2
  Savings                                                             32,194      3.3     24,836     2.9     23,625     2.8
  Money Market                                                       166,597     16.9    168,260    19.4    153,845    17.8
  Time deposits by remaining maturity
    Within 3 months                                                  179,854     18.3    146,734    16.9    177,964    20.6
    After 3 months but within 1 year                                  73,386      7.4     89,388    10.3    119,613    13.9
    After 1 year but within 5 years                                   63,235      6.4     24,731     2.9     22,630     2.6
    After 5 years                                                         71       --         --      --         --      --
                                                                    --------    -----   --------   -----   --------   -----
      Total domestic deposits                                        981,949     99.7    863,307    99.7    859,690    99.7
                                                                    --------    -----   --------   -----   --------   -----
Foreign
  Time deposits by remaining maturity
    Within 3 months                                                    1,795      0.2        150      --      1,730     0.2
    After 3 months but within 1 year                                   1,180      0.1      2,825     0.3      1,100     0.1
                                                                    --------    -----   --------   -----   --------   -----
      Total foreign deposits                                           2,975      0.3      2,975     0.3      2,830     0.3
                                                                    --------    -----   --------   -----   --------   -----
      Total deposits                                                $984,924    100.0%  $866,282   100.0%  $862,520   100.0%
                                                                    ========    =====   ========   =====   ========   =====


Fluctuations of balances in total or among categories at any date can occur based on the Company's mix of assets and liabilities as well as on customers' balance sheet strategies. Historically, however, average balances for deposits have been relatively stable. Information regarding these average balances for the most recent three fiscal years is presented on page 59.


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

The Company takes a coordinated approach to the management of its liquidity, capital and interest rate risk. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee ("ALCO"). ALCO, which is comprised of members of senior management, meets to review among other things, economic conditions, interest rates, yield curve, cash flow projections, expected customer actions, liquidity levels, capital ratios and repricing characteristics of assets, liabilities and financial instruments.

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market indices such as interest rates, foreign exchange rates and equity prices. The Company's principal market risk exposure is interest rate risk, with no material impact on earnings from changes in foreign exchange rates or equity prices.

Interest rate risk is the exposure to changes in market interest rates. Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. The Company monitors the interest rate sensitivity of its balance sheet positions by examining its near-term sensitivity and its longer-term gap position. In its management of interest rate risk, the Company utilizes several financial and statistical tools including traditional gap analysis and sophisticated income simulation models.

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

The Company's balance sheet structure is primarily short-term in nature with a substantial portion of assets and liabilities repricing or maturing within one year. The Company's gap analysis at December 31, 2001, presented on page 61, indicates that net interest income would increase during periods of rising interest rates and decrease during periods of falling interest rates, but, as mentioned above, gap analysis may not be an accurate predictor of net interest income.

As part of its interest rate risk strategy, the Company uses financial instrument derivatives to hedge the interest rate sensitivity of assets with the corresponding amortization reflected in the yield of the related balance sheet assets being hedged. The Company has written policy guidelines, approved by the Board of Directors, governing the use of financial instruments, including approved counterparties, risk limits and appropriate internal control procedures. The credit risk of derivatives arises principally from the potential for a counterparty to fail to meet its obligation to settle a contract on a timely basis.

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

At December 31, 2001, the Company's financial instruments consisted of four interest rate floor contracts having a notional amount totaling $100 million, consisting of two contracts with a notional amount of $25 million each and a final maturity of August 14, 2003 and two contracts with a notional amount of $25 million each and a final maturity of November 15, 2002. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes. At December 31, 2001, all counterparties had investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.

The interest rate floor contracts require the Company to pay a fee for the right to receive a fixed interest payment. The Company paid up front premiums of $305,000 which are amortized monthly against interest income from the designated assets. At December 31, 2001, the unamortized premiums on these contracts totaled $144,000 and are included in other assets. At December 31, 2001, there was $299,000 receivable under these contracts. The estimated fair market value of the contracts was $2,297,000 at December 31, 2001.

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

The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates that would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The estimated effects of the Company's interest rate floors are included in the results of the sensitivity analysis. The Company has established certain policy limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. Management generally has maintained a risk position well within the policy limits. As of December 31, 2001, the model indicated the impact of a 200 basis point parallel and pro rata rise in rates over 12 months would approximate a 2.26% ($1,549,000) increase in net interest income, while the impact of a 200 basis point decline in rates over the same period would approximate a 3.75% ($2,577,000) decline from an unchanged rate environment.

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


LIQUIDITY RISK

Liquidity is the ability to meet cash needs arising from changes in various categories of assets and liabilities. Liquidity is constantly monitored and managed at both the parent company and the bank levels. Liquid assets consist of cash and due from banks, interest-bearing deposits in banks and Federal funds sold and securities available for sale. Primary funding sources include core deposits, capital markets funds and other money market sources. Core deposits include domestic noninterest-bearing and interest-bearing retail deposits, which historically have been relatively stable. The parent company and the bank believe that they have significant unused borrowing capacity. Contingency plans exist which we believe could be implemented on a timely basis to mitigate the impact of any dramatic change in market conditions.

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

At December 31, 2001, the parent company's short-term debt, consisting principally of commercial paper used to finance ongoing current business activities, was approximately $42,453,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $41,461,000 and back-up credit lines with banks of $24,000,000. Since 1979, the parent company has had no need to use available back-up lines of credit. On February 27, 2002, the Company issued, through a Delaware statutory business trust, $25,000,000 of Trust Preferred Securities with a 30-year maturity at an annual dividend rate of 8.375%. The Company expects to use the net proceeds of the offering for general corporate purposes.

The following table sets forth information regarding the Company's obligations and commitments to make future payments under contracts as of December 31, 2001:

                                                                           Payments Due by Period
                                              -----------------------------------------------------------------------------
Contractual                                                      Less than          1 - 3            4 - 5          After 5
Obligations                                     Total             1 Year            Years            Years           Years
                                              --------           --------          -------          ------         --------
                                                                               (in thousands)
Long-Term Debt                                $ 95,350           $      0          $ 5,350          $    0         $ 90,000
Operating Leases                                30,940              3,076            5,912           5,240           16,712
                                              --------           --------          -------          ------         --------
Total Contractual Cash Obligations            $126,290           $  3,076          $11,262          $5,240         $106,712
                                              ========           ========          =======          ======         ========


The following table sets forth information regarding the Company's obligations under other commercial commitments as of December 31, 2001:

                                                                Amount of Commitment Expiration Per Period
                                              -----------------------------------------------------------------------------
Other Commercial                            Total Amounts        Less than          1 - 3            4 - 5          Over 5
Commitments                                   Committed           1 Year            Years            Years           Years
                                              --------           --------          -------          ------         --------
                                                                               (in thousands)
Lines of Credit                               $ 67,858           $ 67,858          $     0          $    0         $      0
Standby Letters of Credit                       30,006             25,851            4,155               0                0
Other Commercial Commitments                    20,840             16,158            4,622               0               60
                                              --------           --------          -------          ------         --------
Total Commercial Commitments                  $118,704           $109,867          $ 8,777          $    0         $     60
                                              ========           ========          =======          ======         ========


While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity requirements in the future.


CAPITAL

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). Information regarding the Company's and the bank's risk-based capital at December 31, 2001 and December 31, 2000, is presented in Note 19 beginning on page 39. In addition, the bank is subject to the provisions of the

Federal Deposit Insurance Corporation Improvement Act of 1981 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA, established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA, a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2001, the Company and the bank exceeded the requirements for "well capitalized" institutions.


MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The parent company's common stock is traded on the New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Note 23 on page 45. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 17. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Note 12 on page 31. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Note 10 beginning on page 30.


FORWARD-LOOKING STATEMENTS

Certain statements contained herein, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements contained herein regarding matters that are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Any forward-looking statements we may make speak only as of the date on which such statements are made. It is possible that our actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements.

Factors that could cause our actual results to differ, possibly materially, from those in the forward-looking statements include, but are not limited to, the following: inflation, interest rates, market and monetary fluctuations; geopolitical developments, including the impact of September 11, 2001 and any future acts or threats of war or terrorism; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; a decline in general economic conditions and the strength of the local economies in which we operate; the financial condition of our borrowers; competitive pressures on loan and deposit pricing and demand; changes in technology and their impact on the marketing of products and services; the timely development and effective marketing of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of customers to substitute competitors' products and services for our products and services; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); changes in accounting principles, policies and guidelines; our success at managing the risks involved in the foregoing as well as other risks and uncertainties detailed from time to time in press releases and other public filings. The foregoing list of factors is not exclusive, and we will not update any forward-looking statement, whether written or oral, that may be made from time to time.


COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

OVERVIEW

The Company reported net income for 2000 of $16.6 million, representing $1.59 per share, calculated on a diluted basis, compared to $14.6 million, or $1.36 per share, calculated on a diluted basis, for 1999. This increase reflects continued growth in both net interest income and noninterest income.

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

Noninterest income rose to $22.4 million for 2000 compared to $17.9 million for 1999 principally due to continued growth in fees from factoring, mortgage banking, deposit services, trade finance, and various other services.

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

Interest earned on the loan portfolio amounted to $66,623,000, up $11,611,000 for 2000 when compared to 1999. Average loan balances amounted to $634,980,000, up $78,350,000 from the average of the prior year period. The increase in the average loans (across virtually all segments of the Company's loan portfolio), coupled with higher yields, accounted for the increase in interest earned on loans. The increase in the yield on the domestic loan portfolio to 11.45% for 2000 from 10.77% for 1999 was primarily attributable to the higher rate environment in 2000.

Tax-equivalent interest earned on investment securities increased $7,008,000 to $31,145,000 in 2000, due to higher average outstandings and higher yields. Average investment securities outstandings increased to $453,237,000 from $379,872,000 in the prior year period. The increase in average balances was primarily U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities. The tax-equivalent yield on investment securities increased to 6.87% for 2000 from 6.35% for the prior year, reflecting the purchase of securities in a rising rate environment in the current year period.

Total interest expense increased $8,459,000 from 1999 to $34,242,000 for 2000. The increase in interest expense was due to higher funds employed coupled with higher rates paid for interest-bearing liabilities.

Interest expense on deposits increased to $22,697,000 for 2000 due to higher average outstandings and the cost of funds. Average balances increased to $536,523,000 in 2000 from $452,734,000 in 1999, primarily due to higher money market and time deposits. The average rate paid on interest-bearing deposits increased to 4.23% in 2000 compared to 3.69% in the prior year.

Interest expense associated with borrowed funds increased to $11,545,000 for 2000 from $9,077,000 in 1999, as the result of higher average outstandings and rates paid principally for Federal funds purchased and securities sold under agreements to repurchase. Average amounts outstanding for this category of borrowing increased $47,637,000 to $149,428,000 for 2000 and the average rates paid rose to 5.88% from 4.93% in the prior year.


PROVISION FOR LOAN LOSSES

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" above), and principally as the result of the growth in the loan portfolio, the provision for loan losses for 2000 increased to $6,563,000, up $979,000 when compared to the same period last year.


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

                                STERLING BANCORP
                    CONSOLIDATED AVERAGE BALANCE SHEETS AND
                      ANALYSIS OF NET INTEREST EARNINGS[1]


Years Ended December 31,                           2001                             2000                            1999
------------------------           --------------------------------  --------------------------------  -----------------------------
                                     Average                Average    Average                Average   Average              Average
                                     Balance     Interest    Rate      Balance     Interest    Rate     Balance    Interest    Rate
                                   -----------   --------   -------  -----------   --------   -------  ---------   --------  -------
                                                                          (dollars in thousands)

ASSETS

Interest-bearing deposits with
 other banks                       $     3,216   $     97     3.01%  $     2,215   $    105     4.72%  $   7,180   $    228    4.38%
Investment securities
 Available for sale                    174,756     11,235     6.43       123,854      8,363     6.75     118,549      7,387    6.22
 Held to maturity                      260,085     17,555     6.75       297,515     20,441     6.87     237,696     15,073    6.34
 Tax-exempt[2]                          34,020      2,515     7.39        31,868      2,341     7.35      23,627      1,677    7.10
Federal funds sold                       8,638        216     2.50         3,735        215     5.76      11,049        556    4.96
Loans, net of unearned discounts
 Domestic[3]                           704,565     65,242    10.15       634,200     66,565    11.45     555,844     54,963   10.77
 Foreign                                   651         40     6.17           780         58     7.46         786         49    6.21
                                   -----------   --------            -----------   --------            ---------   --------

   TOTAL INTEREST-EARNING ASSETS     1,185,931     96,900     8.62%    1,094,167     98,088     9.42%    954,731     79,933    8.80%
                                                 --------    =====                 --------    =====                =======   =====

Cash and due from banks                 45,483                            39,295                          37,857
Allowance for loan losses              (13,588)                          (12,106)                        (10,549)
Excess cost over equity in net
 assets of the bank                     21,158                            21,158                          21,158
Other                                   28,872                            23,193                          19,501
                                   -----------                       -----------                       ---------
   TOTAL ASSETS                    $ 1,267,856                       $ 1,165,707                     $ 1,022,698
                                   ===========                       ===========                       =========

LIABILITIES AND
SHAREHOLDERS' EQUITY

Interest-bearing deposits
 Domestic
  Savings                          $    28,555        557     1.95%  $    24,298        577     2.38%  $  24,405       572     2.35%
  NOW                                   86,737      1,550     1.79        70,704      1,787     2.53      68,326     1,685     2.47
  Money market                         195,833      4,223     2.16       157,791      4,983     3.16     150,094     4,486     2.99
  Time                                 280,203     12,571     4.49       280,871     15,218     5.42     207,142     9,840     4.75
 Foreign
  Time                                   2,975        129     4.33         2,859        132     4.60       2,767       123     4.44
Borrowings
Federal funds purchased and
 securities sold under agreements
 to repurchase                          93,012      4,090     4.40       149,428      8,789     5.88     101,791     5,021     4.93
Commercial paper                        36,498      1,489     4.08        28,496      1,490     5.23      37,466     1,780     4.75
Other short-term debt                    3,892        151     3.89        10,708        749     5.76       4,273       224     5.19
Long-term debt                          47,055      2,056     4.37        12,046        517     5.35      37,275     2,052     5.16
                                   -----------   --------            -----------   --------            ---------   --------
   Total Interest-Bearing
      Liabilities                      774,760     26,816     3.46%      737,201     34,242     4.64%    633,539    25,783     4.05%
                                                             =====                             =====                          =====

Noninterest-bearing
demand deposits                        292,918      --                   258,347       --                237,324      --
                                   -----------   --------            -----------   --------            ---------   --------
Total including
noninterest-bearing
demand deposits                      1,067,678     26,816     2.51%      995,548     34,242     3.44%    870,863    25,783     2.95%
                                                 --------    =====                 --------    =====              --------    =====

Other liabilities                       76,243                            62,575                          49,474
                                   -----------                       -----------                       ---------
   Total Liabilities                 1,143,921                         1,058,123                         920,337
Shareholders' equity                   123,935                           107,584                         102,361
                                   -----------                       -----------                       ---------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY              $ 1,267,856                       $ 1,165,707                      $1,022,698
                                   ===========                       ===========                       =========
Net interest income/spread                         70,084     5.16%                  63,846     4.78%               54,150     4.75%
                                                             =====                             =====                          =====
Net yield on interest-earning
assets                                                        6.23%                             6.13%                          5.97%
                                                             =====                             =====                          =====

Less: Tax-equivalent adjustment                     1,034                               963                            688
                                                 --------                          --------                       --------
Net interest income                              $ 69,050                          $ 62,883                       $ 53,462
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

                                Sterling Bancorp
                      CONSOLIDATED RATE/VOLUME ANALYSIS[1]


                                                       DECEMBER 31, 2000 to                    December 31, 1999 to
Increase (Decrease) from Years Ended,                   DECEMBER 31, 2001                       December 31, 2000
                                             ------------------------------------       -----------------------------------
                                              Volume         Rate        Total[2]       Volume         Rate         Total[2]
                                             -------       -------        -------       -------       ------        -------
                                                                              (in thousands)
INTEREST INCOME
Interest-bearing deposits with other banks   $    38       $   (46)       $    (8)      $  (143)      $   20        $  (123)
                                             -------       -------        -------       -------       ------        -------
Investment securities
  Available for sale                           3,283          (411)         2,872           400          576            976
  Held to maturity                            (2,541)         (345)        (2,886)        4,085        1,283          5,368
  Tax-exempt                                     163            11            174           603           61            664
                                             -------       -------        -------       -------       ------        -------
    Total                                        905          (745)           160         5,088        1,920          7,008
                                             -------       -------        -------       -------       ------        -------
Federal funds sold                               171          (170)             1          (380)          39           (341)
                                             -------       -------        -------       -------       ------        -------
Loans, net of unearned discounts[3]
  Domestic                                     7,399        (8,722)        (1,323)        8,233        3,369         11,602
  Foreign                                         (9)           (9)           (18)            1            8              9
                                             -------       -------        -------       -------       ------        -------
    Total                                      7,390        (8,731)        (1,341)        8,234        3,377         11,611
                                             -------       -------        -------       -------       ------        -------
    TOTAL INTEREST INCOME                    $ 8,504       $(9,692)       $(1,188)      $12,799       $5,356        $18,155
                                             =======       =======        =======       =======       ======        =======
INTEREST EXPENSE
Savings and time deposits
  Domestic
    Savings                                  $    92       $  (112)       $   (20)      $     2       $    3        $     5
    NOW                                          350          (587)          (237)           68           34            102
    Money market                               1,027        (1,787)          (760)          267          230            497
    Time                                         (77)       (2,570)        (2,647)        3,895        1,483          5,378
  Foreign
    Time                                           5            (8)            (3)            5            4              9
                                             -------       -------        -------       -------       ------        -------
    Total                                      1,397        (5,064)        (3,667)        4,237        1,754          5,991
                                             -------       -------        -------       -------       ------        -------
Borrowings
  Federal funds purchased and securities
    sold under agreements to repurchase       (2,827)       (1,872)        (4,699)        2,693        1,075          3,768
  Commercial paper                               365          (366)            (1)         (390)         100           (290)
  Other short-term debt                         (397)         (201)          (598)          490           35            525
  Long-term debt                               1,670          (131)         1,539        (1,556)          21         (1,535)
                                             -------       -------        -------       -------       ------        -------
    Total                                     (1,189)       (2,570)        (3,759)        1,237        1,231          2,468
                                             -------       -------        -------       -------       ------        -------
TOTAL INTEREST EXPENSE                       $   208       $(7,634)       $(7,426)      $ 5,474       $2,985        $ 8,459
                                             =======       =======        =======       =======       ======        =======
NET INTEREST INCOME                          $ 8,296       $(2,058)       $ 6,238       $ 7,325       $2,371        $ 9,696
                                             =======       =======        =======       =======       ======        =======


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


                                                                                Repricing Date
                                                ------------------------------------------------------------------------------
                                                             More than
                                                3 Months      3 Months     1 Year to        Over       Nonrate
                                                 or Less      to 1 Year     5 Years       5 Years      Sensitive      Total
                                                ----------   ----------    ----------    ----------   ----------    ----------
ASSETS
  Interest-bearing deposits with other banks    $    2,487   $       --    $       --    $       --   $       --    $    2,487
  Federal funds sold                                10,000           --            --            --           --        10,000
  Investment securities                             20,074          287        29,605       519,824        6,238       576,028
  Loans, net of unearned discounts
    Commercial and industrial                      506,641        3,814         5,281         4,504         (683)      519,557
    Loans to depository institutions                29,000           --            --            --           --        29,000
    Lease financing                                 26,556        3,373        64,750         9,264      (13,329)       90,614
    Real estate                                     44,845        3,464        28,382        84,356          (35)      161,012
    Installment                                      4,671           22           886         2,960          (35)        8,504
  Noninterest-earning assets and
    allowance for loan losses                           --           --            --            --       85,669        85,669
                                                ----------   ----------    ----------    ----------   ----------    ----------
        Total Assets                               644,274       10,960       128,904       620,908       77,825     1,482,871
                                                ----------   ----------    ----------    ----------   ----------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits
    Savings[1]                                          --           --        32,194            --           --        32,194
    NOW[1]                                              --           --       110,309            --           --       110,309
    Money market[1]                                136,464           --        30,133            --           --       166,597
    Time -- domestic                               179,854       73,386        63,235            71           --       316,546
         -- foreign                                  1,795        1,180            --            --           --         2,975
  Securities sold under agreements
    to repurchase                                  146,570          526            --            --           --       147,096
  Commercial paper                                  42,103           --            --            --           --        42,103
  Other short-term borrowings                        8,338          350            --            --           --         8,688
  Other long-term borrowings -- FHLB                    --           --         5,350        90,000           --        95,350
  Noninterest-bearing liabilities and
    shareholders' equity                                --           --            --            --      561,013       561,013
                                                ----------   ----------    ----------    ----------   ----------    ----------
        Total Liabilities and
          Shareholders' Equity                     515,124       75,442       241,221        90,071      561,013     1,482,871
                                                ----------   ----------    ----------    ----------   ----------    ----------
Net Interest Rate Sensitivity Gap               $  129,150   $  (64,482)   $ (112,317)   $  530,837   $ (483,188)   $       --
                                                ==========   ==========    ==========    ==========   ==========    ==========
Cumulative Gap at December 31, 2001             $  129,150   $   64,668    $  (47,649)   $  483,188   $       --    $       --
                                                ==========   ==========    ==========    ==========   ==========    ==========
Cumulative Gap at December 31, 2000             $  101,033   $   24,199    $   (9,231)   $  455,154   $       --    $       --
                                                ==========   ==========    ==========    ==========   ==========    ==========
Cumulative Gap at December 31, 1999             $   32,513   $  (82,261)   $  (65,726)   $  389,893   $       --    $       --
                                                ==========   ==========    ==========    ==========   ==========    ==========

[1] Historically, balances on non-maturity deposit accounts have remained relatively stable despite changes in levels of interest rates. Balances are shown in repricing periods based on management's historical repricing practices and runoff experience.