Form 10-K, Exhibit 13
period 2002-12-31
STERLING BANCORP
filed 2003-03-28
CIK 93451

                                                                               .
                                                                               .
                                                                               .
                                                                     EXHIBIT 13

                                Sterling Bancorp
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                          2002             2001
----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                          $   58,173,569   $   50,362,016
Interest-bearing deposits with other banks                                            2,872,710        2,487,178
Federal fund sold                                                                     5,000,000       10,000,000

Securities available for sale                                                       128,465,512      177,810,042
Securities available for sale--pledged                                               90,969,577       91,752,370
Securities held to maturity                                                         147,109,430      101,077,406
Securities held to maturity--pledged                                                222,229,901      205,387,986
                                                                                 --------------------------------
         Total investment securities                                                588,774,420      576,027,804
                                                                                 -------------------------------
Loans held for sale                                                                  54,684,987       48,602,841

Loans held in portfolio, net of unearned discounts                                  791,315,047      760,084,033
Less allowance for loan losses                                                       13,549,297       14,038,322
                                                                                 -------------------------------
         Loans, net                                                                 777,765,750      746,045,711
                                                                                 -------------------------------
Customers' liability under acceptances                                                1,545,335          608,660
Excess cost over equity in net assets of the banking subsidiary                      21,158,440       21,158,440
Premises and equipment, net                                                           9,263,172        7,852,362
Other real estate                                                                       822,820          809,184
Accrued interest receivable                                                           4,881,937        5,867,121
Bank owned life insurance                                                            20,830,688               --
Other assets                                                                         15,347,734       13,049,654
                                                                                 -------------------------------
                                                                                 $1,561,121,562   $1,482,870,971
                                                                                 ===============================
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                       $401,553,363   $  356,303,308
Interest-bearing deposits                                                           645,539,745      628,620,646
                                                                                 -------------------------------
         Total deposits                                                           1,047,093,108      984,923,954

Securities sold under agreements to repurchase                                      100,925,635      147,095,635
Commercial paper                                                                     29,318,920       42,103,200
Other short-term borrowings                                                          37,030,404        8,687,671
Acceptances outstanding                                                               1,545,335          608,660
Accrued expenses and other liabilities                                               75,427,836       75,624,435
Long-term borrowings--FHLB                                                          115,000,000       95,350,000
                                                                                 -------------------------------
         Total liabilities                                                        1,406,341,238    1,354,393,555
                                                                                 -------------------------------

Corporation obligated mandatorily redeemable capital securities                      25,000,000               --
                                                                                 -------------------------------

Shareholders' Equity
   Preferred stock, $5 par value                                                      2,322,060        2,346,060
   Common stock, $1 par value. Authorized 20,000,000 shares;
      issued 13,124,002 and 10,834,853 shares, respectively                          13,124,002       10,834,853
   Capital surplus                                                                  143,495,362       98,487,765
   Retained earnings                                                                  3,783,539       32,419,767
   Accumulated other comprehensive income                                             1,330,239        1,119,223
                                                                                 -------------------------------
                                                                                    164,055,202      145,207,668
Less

   Common stock in treasury at cost, 1,261,061 and 745,023 shares, respectively      32,400,952       15,542,454
   Unearned compensation                                                              1,873,926        1,187,798
                                                                                 -------------------------------
         Total shareholders' equity                                                 129,780,324      128,477,416
                                                                                 -------------------------------
                                                                                 $1,561,121,562   $1,482,870,971
                                                                                 ===============================

See Notes to Consolidated Financial Statements.

                           STERLING BANCORP | page 16

                                Sterling Bancorp
                        CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                             2002           2001           2000
-----------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans                                                         $ 57,913,946   $ 65,282,135   $ 66,623,639
   Investment securities
      Available for sale                                           16,213,837     12,715,635      9,740,695
      Held to maturity                                             19,758,646     17,554,909     20,441,076
   Federal funds sold                                                 276,974        215,973        214,959
   Deposits with other banks                                           33,564         96,842        104,828
                                                                 ------------------------------------------
          Total interest income                                    94,196,967     95,865,494     97,125,197
                                                                 ------------------------------------------
INTEREST EXPENSE

   Deposits                                                        12,466,276     19,029,850     22,696,661
   Federal funds purchased and securities
      sold under agreements to repurchase                           1,336,944      4,089,480      8,789,015
   Commercial paper                                                   655,355      1,489,137      1,490,402
   Other short-term borrowings                                        572,717        151,368        749,247
   Long-term borrowings--FHLB                                       4,416,121      2,056,103        517,082
                                                                 ------------------------------------------
          Total interest expense                                   19,447,413     26,815,938     34,242,407
                                                                 ------------------------------------------
          Net interest income                                      74,749,554     69,049,556     62,882,790
Provision for loan losses                                          10,770,900      7,400,864      6,563,000
                                                                 ------------------------------------------
          Net interest income after provision for loan losses      63,978,654     61,648,692     56,319,790
                                                                 ------------------------------------------
NONINTEREST INCOME
   Factoring income                                                 6,155,897      5,571,178      5,396,750
   Mortgage banking income                                         10,254,430      7,545,079      5,737,456
   Service charges on deposit accounts                              4,961,897      5,608,733      5,030,622
   Trade finance income                                             2,574,949      2,478,258      2,762,431
   Trust fees                                                         664,346        878,106        864,058
   Other service charges and fees                                   1,846,103      1,666,285      2,417,442
   Bank owned life insurance income                                 1,290,316             --             --
   Securities gains                                                   996,041             --             --
   Other income                                                       511,783        375,822        164,429
                                                                 ------------------------------------------
          Total noninterest income                                 29,255,762     24,123,461     22,373,188
                                                                 ------------------------------------------
NONINTEREST EXPENSE
   Salaries                                                        25,993,675     24,255,002     22,889,419
   Employee benefits                                                6,161,254      3,976,926      4,908,620
                                                                 ------------------------------------------
          Total personnel expense                                  32,154,929     28,231,928     27,798,039
   Occupancy expense, net                                           4,920,392      4,711,216      4,123,012
   Equipment expense                                                2,657,571      2,547,288      2,464,174
   Advertising and marketing                                        3,308,915      2,971,206      2,607,137
   Professional fees                                                3,738,163      5,127,067      4,758,483
   Data processing fees                                             1,270,974      1,258,975      1,251,326
   Stationery and printing                                          1,052,394        862,385        815,729
   Communications                                                   1,626,467      1,605,626      1,462,839
   Capital securities costs                                         1,802,563             --             --
   Other expenses                                                   6,624,474      6,379,994      4,999,092
                                                                 ------------------------------------------
          Total noninterest expense                                59,156,842     53,695,685     50,279,831
                                                                 ------------------------------------------
Income before income taxes                                         34,077,574     32,076,468     28,413,147
Provision for income taxes                                         12,299,848     12,688,920     11,854,490
                                                                 ------------------------------------------
Net income                                                       $ 21,777,726   $ 19,387,548   $ 16,558,657
                                                                 ==========================================
Average number of common shares outstanding
   Basic                                                           11,964,310     12,106,717     12,031,682
   Diluted                                                         12,691,392     12,768,390     12,386,985
Earnings per average common share
   Basic                                                         $       1.81   $       1.59   $       1.37
   Diluted                                                               1.71           1.51           1.33
Dividends per common share                                                .73            .66            .58

See Notes to Consolidated Financial Statements.

                                 02 AR | page 17

                                Sterling Bancorp
                           CONSOLIDATED STATEMENTS OF
                              COMPREHENSIVE INCOME

Years Ended December 31,                                                               2002           2001           2000
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                         $ 21,777,726   $ 19,387,548   $ 16,558,657
Other comprehensive income, net of tax:
   Unrealized gains on securities:
      Unrealized holding gains arising during the year                                3,020,923      1,141,875      2,611,857
      Reclassification adjustment for gains included in net income                     (538,858)            --             --
   Minimum pension liability adjustment                                              (2,271,049)            --             --
                                                                                   ------------------------------------------
Comprehensive income                                                               $ 21,988,742   $ 20,529,423   $ 19,170,514
                                                                                   ==========================================

See Notes to Consolidated Financial Statements.

                           STERLING BANCORP | page 18

                                Sterling Bancorp
                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31,                                              2002           2001           2000
------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
   Balance at beginning of year                                   $  2,346,060   $  2,402,760   $  2,443,430
   Conversions of Series B and Series D shares                         (24,000)       (35,180)       (40,670)
   Redemption of Series B shares                                            --        (21,520)            --
                                                                  ------------------------------------------
   Balance at end of year                                         $  2,322,060   $  2,346,060   $  2,402,760
                                                                  ==========================================
COMMON STOCK
   Balance at beginning of year                                   $ 10,834,853   $  9,563,329   $  8,723,051
   Conversions of preferred shares into common shares                    3,070          4,047          4,067
   Options exercised                                                   312,740        331,643         10,760
   Common shares issued in connection with stock dividend            1,973,339        935,834        825,451
                                                                  ------------------------------------------
   Balance at end of year                                         $ 13,124,002   $ 10,834,853   $  9,563,329
                                                                  ==========================================
CAPITAL SURPLUS
   Balance at beginning of year                                   $ 98,487,765   $ 67,450,110   $ 51,911,883
   Conversions of preferred shares into common shares                   20,930         31,137         36,603
   Options exercised                                                 3,886,119      3,847,869         84,015
   Common shares issued in connection with stock dividend           40,724,200     27,167,261     15,631,978
   Issuance of shares under incentive compensation plan                386,400             --       (214,369)
   Common stock issued in connection with acquisition                  (10,052)            --             --
   Redemption of Series B shares                                            --         (8,612)            --
                                                                  ------------------------------------------
   Balance at end of year                                         $143,495,362   $ 98,487,765   $ 67,450,110
                                                                  ==========================================
RETAINED EARNINGS
   Balance at beginning of year                                   $ 32,419,767   $ 47,466,602   $ 52,360,024
   Net income                                                       21,777,726     19,387,548     16,558,657
   Cash dividends paid--common shares                               (7,571,667)    (6,209,939)    (4,897,121)
                      --preferred shares                              (112,700)       (98,014)       (82,563)
   Stock dividend paid--common shares                              (42,697,539)   (28,103,095)   (16,457,429)
                      --cash in lieu                                   (32,048)       (23,335)       (14,966)
                                                                  ------------------------------------------
   Balance at end of year                                         $  3,783,539   $ 32,419,767   $ 47,466,602
                                                                  ==========================================
ACCUMULATED OTHER COMPREHENSIVE INCOME
   Balance at beginning of year                                   $  1,119,223   $    (22,652)  $ (2,634,509)
                                                                  ------------------------------------------
   Unrealized holding gains arising during the period:
      Before tax                                                     5,583,963      2,110,676      4,827,835
      Tax effect                                                    (2,563,040)      (968,801)    (2,215,978)
                                                                  ------------------------------------------
      Net of tax                                                     3,020,923      1,141,875      2,611,857
                                                                  ------------------------------------------
   Reclassification adjustment for gains included in net income:
      Before tax                                                      (996,041)            --             --
      Tax effect                                                       457,183             --             --
                                                                  ------------------------------------------
      Net of tax                                                      (538,858)            --             --
                                                                  ------------------------------------------
   Minimum pension liability adjustment:
      Before tax                                                    (4,197,872)            --             --
      Tax effect                                                     1,926,823             --             --
                                                                  ------------------------------------------
      Net of tax                                                    (2,271,049)            --             --
                                                                  ------------------------------------------
   Balance at end of year                                         $  1,330,239   $  1,119,223   $    (22,652)
                                                                  ==========================================
TREASURY STOCK
   Balance at beginning of year                                   $(15,542,454)  $ (7,986,763)  $ (6,515,522)
   Purchase of common shares                                       (15,501,195)    (6,063,976)    (3,008,420)
   Issuance of shares under incentive compensation plan              1,267,200             --      1,677,025
   Surrender of shares issued under incentive compensation plan     (3,034,547)    (1,491,715)      (139,846)
   Common shares issued in connection with acquisition                 410,044             --             --
                                                                  ------------------------------------------
   Balance at end of year                                         $(32,400,952)  $(15,542,454)  $ (7,986,763)
                                                                  ==========================================
UNEARNED COMPENSATION
   Balance at beginning of year                                   $ (1,187,798)  $ (1,857,292)  $ (1,048,230)
   Issuance of shares under incentive compensation plan             (1,653,600)            --     (1,462,656)
   Amortization of unearned compensation                               967,472        669,494        653,594
                                                                  ------------------------------------------
   Balance at end of year                                         $ (1,873,926)  $ (1,187,798)  $ (1,857,292)
                                                                  ==========================================
TOTAL SHAREHOLDERS' EQUITY
   Balance at beginning of year                                   $128,477,416   $117,016,094   $105,240,127
   Net changes during the year                                       1,302,908     11,461,322     11,775,967
                                                                  ------------------------------------------
   Balance at end of year                                         $129,780,324   $128,477,416   $117,016,094
                                                                  ==========================================

See Notes to Consolidated Financial Statements.

                                 02 AR | page 19

                                Sterling Bancorp
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                               2002           2001           2000
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                     $  21,777,726   $ 19,387,548   $ 16,558,657
   Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
         Provision for loan losses                                                   10,770,900      7,400,864      6,563,000
         Depreciation and amortization of premises and equipment                      1,735,633      1,758,622      1,746,645
         Securities gains                                                              (996,041)            --             --
         Income from bank owned life insurance                                       (1,290,316)            --             --
         Deferred income tax (benefit) provision                                       (484,211)     1,973,791       (756,817)
         Net change in loans held for sale                                           (6,082,146)   (36,086,841)       715,006
         Amortization of unearned compensation                                          967,472        669,494        653,594
         Amortization of premiums on investment securities                            1,516,143      1,312,890        854,215
         Accretion of discounts on investment securities                             (1,152,553)      (783,332)      (969,566)
         Decrease (Increase) in accrued interest receivable                             985,184       (671,165)      (654,002)
         (Decrease) Increase in accrued expenses and other liabilities                 (196,599)     6,012,658     12,973,725
         Increase in other assets                                                    (2,298,080)      (638,935)      (720,024)
         Other, net                                                                  (5,130,142)    (4,434,301)    (1,599,007)
                                                                                  -------------------------------------------
            Net cash provided by (used in) operating activities                      20,122,970     (4,098,707)    35,365,426
                                                                                  -------------------------------------------
INVESTING ACTIVITIES
   Purchase of premises and equipment                                                (3,146,443)    (4,141,522)    (1,368,265)
   Net (increase) decrease in interest-bearing deposits with other banks               (385,532)       674,248      1,203,703
   Decrease (Increase) in Federal funds sold                                          5,000,000    (10,000,000)            --
   Net increase in loans held in portfolio                                          (42,490,939)   (27,749,805)   (67,511,544)
   Increase in other real estate                                                        (13,636)      (161,190)      (289,819)
   Purchase of bank owned life insurance                                            (20,000,000)            --             --
   Proceeds from sales of securities                                                 44,653,909             --             --
   Proceeds from prepayments, redemptions or
      maturities of securities--held to maturity                                    111,703,134     81,874,168     38,062,361
   Purchases of securities--held to maturity                                       (175,033,767)  (107,147,984)   (25,217,337)
   Proceeds from prepayments, redemptions or
      maturities--available for sale                                                193,790,227    184,137,834     96,520,193
   Purchases of securities--available for sale                                     (182,639,726)  (299,513,848)   (80,816,457)
                                                                                  -------------------------------------------
            Net cash used in investing activities                                   (68,562,773)  (182,028,099)   (39,417,165)
                                                                                  -------------------------------------------
FINANCING ACTIVITIES
   Net increase in noninterest-bearing deposits                                      45,250,055     15,263,980     49,231,525
   Net increase (decrease) in interest-bearing deposits                              16,919,099    103,377,790    (45,469,293)
   Net proceeds from issuance of corporation obligated
      mandatorily redeemable capital securities                                      24,062,500             --             --
   Net (decrease) increase in securities sold under
      agreements to repurchase                                                      (46,170,000)    (5,667,374)    39,524,591
   Net increase (decrease) in commercial paper
      and other short-term borrowings                                                15,558,453      7,402,369     (7,924,061)
   Increase (Decrease) in other long-term borrowings--FHLB                           19,650,000     84,650,000    (10,350,000)
   (Decrease) Increase in Federal funds purchased                                            --    (10,000,000)     5,000,000
   Purchase of treasury shares                                                      (15,501,195)    (6,063,976)    (3,008,420)
   Redemption of preferred stock                                                             --        (30,132)            --
   Proceeds from exercise of stock options                                            4,198,859      4,179,512         94,775
   Cash dividends paid on preferred and common shares                                (7,684,367)    (6,307,953)    (4,979,684)
   Cash paid in lieu of fractional shares in connection with stock dividend             (32,048)       (23,335)       (14,966)
                                                                                  -------------------------------------------
            Net cash provided by financing activities                                56,251,356    186,780,881     22,104,467
                                                                                  -------------------------------------------
Net increase in cash and due from banks                                               7,811,553        654,075     18,052,728
Cash and due from banks--beginning of year                                           50,362,016     49,707,941     31,655,213
                                                                                  -------------------------------------------
Cash and due from banks--end of year                                              $  58,173,569   $ 50,362,016   $ 49,707,941
                                                                                  ===========================================
Supplemental disclosure of cash flow information:
   Interest paid                                                                  $  20,291,854   $ 27,220,986   $ 35,281,653
   Income taxes paid                                                                 13,078,303     12,212,440     11,097,414

See Notes to Consolidated Financial Statements.

                           STERLING BANCORP | page 20

                             Sterling National Bank
                      CONSOLIDATED STATEMENTS OF CONDITION

December 31,                                                                              2002              2001
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                            $    57,771,604   $    50,097,111
Interest-bearing deposits with other banks                                               2,137,710         2,487,178
Federal funds sold                                                                       5,000,000        10,000,000

Securities available for sale                                                          128,404,514       177,748,847
Securities available for sale--pledged                                                  90,969,577        91,752,370
Securities held to maturity                                                            147,109,430       101,077,406
Securities held to maturity--pledged                                                   222,229,901       205,387,986
                                                                                   ---------------------------------
         Total investment securities                                                   588,713,422       575,966,609
                                                                                   ---------------------------------
Loans held for sale                                                                     54,684,987        48,602,841

Loans held in portfolio, net of unearned discounts                                     750,163,236       709,077,712
Less allowance for loan losses                                                          12,270,071        12,271,899
                                                                                   ---------------------------------
         Loans, net                                                                    737,893,165       696,805,813
                                                                                   ---------------------------------
Receivables from affiliates                                                                687,170           686,883
Customers' liability under acceptances                                                   1,545,335           608,660
Premises and equipment, net                                                              9,215,223         7,767,469
Other real estate                                                                          822,820           809,184
Accrued interest receivable                                                              4,880,288         5,867,121
Bank owned life insurance                                                               20,830,688                --
Other assets                                                                            11,641,364        11,804,849
                                                                                   ---------------------------------
                                                                                   $ 1,495,823,776   $ 1,411,503,718
                                                                                   =================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                                       $   406,792,373   $   374,999,623
Interest-bearing deposits                                                              670,307,106       630,126,853
                                                                                   ---------------------------------
         Total deposits                                                              1,077,099,479     1,005,126,476
Securities sold under agreements to repurchase                                         100,925,635       147,095,635
Other short-term borrowings                                                             37,030,404         8,687,671
Due to affiliates                                                                        1,239,158         1,195,973
Acceptances outstanding                                                                  1,545,335           608,660
Accrued expenses and other liabilities                                                  65,332,947        66,236,084
Long-term borrowings--FHLB                                                             115,000,000        95,350,000
                                                                                   ---------------------------------
         Total liabilities                                                           1,398,172,958     1,324,300,499
                                                                                   ---------------------------------
Commitments and contingent liabilities
Shareholders' Equity
   Common stock, $50 par value
      Authorized and issued, 358,526 shares                                             17,926,300        17,926,300
   Surplus                                                                              19,762,560        19,762,560
   Undivided profits                                                                    56,369,627        48,404,199
   Accumulated other comprehensive income:
      Net unrealized appreciation on securities available for sale, net of tax           3,592,331         1,110,160
                                                                                   ---------------------------------
         Total shareholders' equity                                                     97,650,818        87,203,219
                                                                                   ---------------------------------
                                                                                   $ 1,495,823,776   $ 1,411,503,718
                                                                                   =================================

See Notes to Consolidated Financial Statements.

                                 02 AR | page 21

                                Sterling Bancorp
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Sterling Bancorp ("the parent company") is a financial holding company, pursuant to an election made under the Gramm-Leach-Bliley Act of 1999. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries. The Sterling companies provide a full range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, accounts receivable management, trade financing, leasing, trust and estate administration and investment management services. Sterling has operations principally in New York and conducts business throughout the United States.

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

NEW ACCOUNTING STANDARDS

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," amending SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides two additional alternative transition methods for recognizing an entity's voluntary decision to change its method of accounting for stock-based employee compensation to the fair-value method. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 so that entities will have to (1) make more-prominent disclosures regarding the pro forma effects of using the fair-value method of accounting for stock-based compensation, (2) present those disclosures in a more accessible format in the footnotes to the annual financial statements, and (3) include those disclosures in the interim financial statements. SFAS No. 148's transition guidance and provisions for annual disclosures are effective for fiscal years ending after December 15, 2002.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies," relating to the guarantor's accounting for and disclosure of the issuance of certain types of guarantees. The disclosure provisions of FIN No. 45 are effective for financial statements of annual reports that end after December 15, 2002. FIN No. 45 requires the recognition, at fair value, of a liability by a guarantor at inception of certain guarantees issued or modified after December 31, 2002. This recognition requirement is not expected to have a material impact on the Company's consolidated financial statements.

INVESTMENT SECURITIES

Securities are designated as available for sale or held to maturity at the time of acquisition. Securities that the Company will hold for indefinite periods of time and that might be sold in the future as part of efforts to manage interest rate risk or in response to changes in interest rates, changes in prepayment risk, changes in market conditions or changes in economic factors, are classified as available for sale and carried at estimated market values. Net aggregate unrealized gains or losses are included in a valuation allowance account and are reported, net of taxes, as a component of shareholders' equity. Securities that the Company has the positive intent and ability to hold to maturity are designated as held to maturity and are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity. Interest and dividends on securities are reported in interest income. Gains and losses realized on sales of securities are determined on the specific identification method and are reported in noninterest income as net securities gains.

In accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," securities pledged as collateral are reported separately in the consolidated balance sheets if the secured party has the right by contract or custom to sell or repledge the collateral. Securities are pledged by the Company to secure trust

                           STERLING BANCORP | page 22
and public deposits, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required or permitted by law.

LOANS

Loans, other than those held for sale, are reported at their principal amount outstanding, net of unearned discounts and unamortized nonrefundable fees and direct costs associated with their origination or acquisition. Interest earned on loans without discounts is credited to income based on loan principal amounts outstanding at appropriate interest rates. Material origination fees net of direct costs and discounts on loans are credited to income over the terms of the loans using a method that results in an approximate level rate of return.

Mortgage loans held for sale, including deferred fees and costs, are reported at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis and are included under the caption "Loans held for sale" in the Consolidated Balance Sheets. Mortgage loans are sold, including servicing rights, without recourse. Gains or losses resulting from sales of mortgage loans, net of unamortized deferred fees and costs, are recognized when the proceeds are received from investors and are included under the caption "Mortgage banking income" in the Consolidated Statements of Income.

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

The adequacy of the allowance for loan losses is reviewed regularly by management. The allowance for loan losses is maintained through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for loan losses is determined by management's continuing review of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, review of regulatory examinations, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. The allowance reflects management's evaluation both of loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114. Thus, an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance.

EXCESS COST OVER EQUITY IN NET ASSETS OF THE BANKING SUBSIDIARY

In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill, including goodwill recorded in past business combinations. The previous accounting principles governing goodwill generated from a business combination ceased upon adoption of SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 had no impact on the Company's balance sheet or statement of income.

                                 02 AR | page 23

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

BANK OWNED LIFE INSURANCE

The bank invested in Bank Owned Life Insurance ("BOLI") policies to fund certain future employee benefit costs. The cash surrender value of the BOLI policies is recorded in the Consolidated Balance Sheets under the caption "Bank owned life insurance." Changes in the cash surrender value are recorded in the Consolidated Statements of Income under the caption "Bank owned life insurance income."

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

STOCK INCENTIVE PLANS

At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 15. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In accordance with SFAS No. 148, the following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to the stock-based employee compensation plans.

Year Ended December 31,                                                                2002           2001           2000
-----------------------------------------------------------------------------------------------------------------------------
Net income, as reported                                                            $ 21,777,726   $ 19,387,548   $ 16,558,657
Deduct: Total stock-based employee compensation expense determined
   under fair value based method for all awards, net of related tax effects          (1,002,318)    (1,925,589)    (1,190,334)
                                                                                   ------------------------------------------
Pro forma net income                                                               $ 20,775,408   $ 17,461,959   $ 15,368,323
                                                                                   ==========================================
Earnings per share:
   Basic--as reported                                                              $       1.81   $       1.59   $       1.37
   Basic--pro forma                                                                        1.73           1.43           1.28
   Diluted--as reported                                                                    1.71           1.51           1.33
   Diluted--pro forma                                                                      1.63           1.36           1.23

                           STERLING BANCORP | page 24

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

The Company paid stock dividends as follows: a 20% stock dividend on December 9, 2002; a 10% stock dividend on December 10, 2001; and a 10% stock dividend on December 11, 2000. Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of the stock dividends.

NOTE 2.

ACQUISITION

On December 18, 2002, the Company acquired the assets and business of Capital Mortgage Funding, Inc. ("Capital") for common stock and cash. The acquisition was accounted for as a purchase with no resulting goodwill. Future operations of Capital will be conducted within the Company's subsidiary, Sterling National Mortgage Company, Inc.

NOTE 3.

CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposits and certain other liabilities. The required reserves, which are reported in cash and due from banks, were $16,200,000 and $13,754,000 at December 31, 2002 and 2001, respectively. Average required reserves during 2002 and 2001 were $14,499,000 and $9,182,000, respectively.

NOTE 4.

MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.

Years Ended December 31,                                        2002          2001           2000
-----------------------------------------------------------------------------------------------------
Interest-bearing deposits with other banks
   At December 31  --Balance                                 $ 2,872,710   $ 2,487,178   $  3,161,426
                   --Average interest rate                          0.85%         1.31%          4.24%
                   --Average original maturity                   66 DAYS      107 Days        48 Days
   During the year --Maximum month-end balance                 4,472,980     4,748,678      2,950,097
                   --Daily average balance                     3,494,000     3,216,000      2,215,000
                   --Average interest rate earned                   1.20%         3.01%          4.72%
                   --Range of interest rates earned            0.55-2.10%    0.50-6.00%     2.00-6.00%
                                                             ========================================
Federal funds sold
   At December 31  --Balance                                 $ 5,000,000   $10,000,000   $          -
                   --Average interest rate                        1.1875%         1.56%             -
                   --Average original maturity                     1 DAY         1 Day              -
   During the year --Maximum month-end balance                50,000,000    30,000,000     20,000,000
                   --Daily average balance                    16,704,000     8,638,000      3,735,000
                   --Average interest rate earned                   1.66%         2.50%          5.76%
                   --Range of interest rates earned           1.125-1.91%   1.25-5.875%     5.25-6.81%
                                                             ========================================

                                 02 AR | page 25

NOTE 5.

INVESTMENT SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                              GROSS        GROSS     ESTIMATED
                                                              AMORTIZED    UNREALIZED   UNREALIZED     MARKET
December 31, 2002                                               COST          GAINS       LOSSES       VALUE
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $  2,493,908   $     1,248   $     --   $  2,495,156
Obligations of U.S. government corporations and
   agencies--mortgage-backed securities                       79,219,960     3,081,030      1,103     82,299,887
Obligations of U.S. government corporations and
   agencies--collateralized mortgage obligations              69,591,523       941,153      4,521     70,528,155
Obligations of state and political institutions               32,547,937     2,399,998         --     34,947,935
Trust preferred securities                                     3,222,391       222,367         --      3,444,758
Other debt securities                                         15,000,000            --         --     15,000,000
Federal Reserve Bank and other equity securities              10,702,642        17,131        575     10,719,198
                                                            ----------------------------------------------------
      Total                                                 $212,778,361   $ 6,662,927   $  6,199   $219,435,089
                                                            ====================================================
December 31, 2001
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $  2,490,551   $     2,574   $     --   $  2,493,125
Obligations of U.S. government corporations and
   agencies--mortgage-backed securities                      134,317,852     1,313,824    461,812    135,169,864
Obligations of U.S. government corporations and
   agencies--collateralized mortgage obligations              72,449,363       530,199    273,851     72,705,711
Obligations of state and political institutions               34,518,464       980,223     22,111     35,476,576
Other debt securities                                         17,497,236             -     16,995     17,480,241
Federal Reserve Bank and other equity securities               6,220,142        17,240        487      6,236,895
                                                            ----------------------------------------------------
      Total                                                 $267,493,608   $ 2,844,060   $775,256   $269,562,412
                                                            ====================================================

The carrying value and estimated market value of securities held to maturity are as follows:

                                                                              GROSS        GROSS       ESTIMATED
                                                              CARRYING     UNREALIZED    UNREALIZED      MARKET
December 31, 2002                                               VALUE         GAINS        LOSSES        VALUE
----------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and
   agencies--mortgage-backed securities                     $304,873,526   $12,119,220   $   53,318   $316,939,428
Obligations of U.S. government corporations and
   agencies--collateralized mortgage obligations              62,965,805       678,452           --     63,644,257
Debt securities issued by foreign governments                  1,500,000            --           --      1,500,000
                                                            -------------------------------------------------------
      Total                                                 $369,339,331   $12,797,672   $   53,318   $382,083,685
                                                            =======================================================
December 31, 2001
------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and
   agencies--mortgage-backed securities                     $304,965,392   $ 5,055,188   $2,024,440   $307,996,140
Debt securities issued by foreign governments                  1,500,000             -            -      1,500,000
                                                            ------------------------------------------------------
      Total                                                 $306,465,392   $ 5,055,188   $2,024,440   $309,496,140
                                                            ======================================================

                            STERLING BANCORP | page 26

The following tables present information regarding securities available for sale and securities held to maturity at December 31, 2002, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of state and political subdivisions and Federal Reserve Bank securities is stated on a tax-equivalent basis.

                                                                              ESTIMATED
                                                               AMORTIZED       MARKET        AVERAGE
Securities Available for Sale                                     COST         VALUE          YIELD
------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   Due within 1 year                                          $  2,493,908   $  2,495,156     1.84%
                                                              ---------------------------
Obligations of U.S. government corporations and agencies--
   mortgage-backed securities                                   79,219,960     82,299,887     6.74
                                                              ---------------------------
Obligations of U.S. government corporations and agencies--
   collateralized mortgage obligations                          69,591,523     70,528,155     6.02
                                                              ---------------------------
Obligations of state and political subdivisions
   Due within 1 year                                               300,510        305,759     7.46
   Due after 1 year but within 5 years                          29,540,041     31,763,574     7.40
   Due after 5 years                                             2,707,386      2,878,602     7.42
                                                              ---------------------------
      Total                                                     32,547,937     34,947,935     7.40
                                                              ---------------------------
Trust preferred securities
   Due after 5 years                                             3,222,391      3,444,758     8.33
                                                              ---------------------------
Other debt securities
   Due within 1 year                                            15,000,000     15,000,000     2.09
                                                              ---------------------------
Federal Reserve Bank and other securities                       10,702,642     10,719,198     3.80
                                                              ---------------------------
   Total                                                      $212,778,361   $219,435,089     6.39
                                                              ===========================

                                                                               ESTIMATED
                                                                CARRYING        MARKET       AVERAGE
Securities Held to Maturity                                       VALUE         VALUE         YIELD
------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and agencies--
   mortgage-backed securities                                 $304,873,526   $316,939,428      6.28%
                                                              ---------------------------
Obligations of U.S. government corporations and agencies--
   collateralized mortgage obligations                          62,965,805     63,644,257      5.45
                                                              ---------------------------
Debt securities issued by foreign governments
   Due after 1 year but within 5 years                           1,500,000      1,500,000      6.59
                                                              ---------------------------
      Total                                                   $369,339,331   $382,083,685      6.24
                                                              ===========================

Information regarding securities sales from the available for sale portfolio is as follows:

Years Ended December 31,                          2002          2001        2000
-----------------------------------------------------------------------------------
     Proceeds                                  $44,653,909   $      --    $      --
     Gross gains                                   996,041          --           --
     Gross losses                                       --          --           --

Investment securities are pledged to secure trust and public deposits, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required or permitted by law.

                                 02 AR | page 27

NOTE 6.

LOANS

The major components of domestic loans held for sale and loans held in portfolio are as follows:

December 31,                                       2002           2001
--------------------------------------------------------------------------
Loans held for sale
   Real estate--mortgage                       $ 54,684,987   $ 48,602,841
                                               ===========================
Loans held in portfolio
   Commercial and industrial                   $500,909,553   $520,240,448
   Lease financing                              146,347,602    103,942,668
   Real estate--mortgage                        130,742,377    112,443,485
   Real estate--construction                      2,400,000             --
   Installment                                    9,146,695      8,539,199
   Loans to depository institutions              20,000,000     29,000,000
                                               ---------------------------
Loans, gross                                    809,546,227    774,165,800
   Less unearned discounts                       18,231,180     14,081,767
                                               ---------------------------
Loans, net of unearned discounts               $791,315,047   $760,084,033
                                               ===========================

There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 68% of loans are to borrowers located in the metropolitan New York area.

Nonaccrual loans at December 31, 2002 and 2001 totaled $1,784,000 and $1,748,000, respectively. There were no reduced rate loans at December 31, 2002 or 2001. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 2002, 2001 and 2000 in accordance with their original terms is estimated to be $136,000, $153,000 and $163,000, respectively, for the years then ended. Applicable interest income actually realized was $83,000, $92,000 and $110,000, respectively, for the aforementioned years and there were no commitments to lend additional funds on nonaccrual loans.

Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefit of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 2002 or 2001.

NOTE 7.

CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,                                       2002           2001           2000
----------------------------------------------------------------------------------------------------
Balance at beginning of year                               $ 14,038,322   $12,675,052   $ 11,116,848
Provision for loan losses                                    10,770,900     7,400,864      6,563,000
                                                           -----------------------------------------
                                                             24,809,222    20,075,916     17,679,848
                                                           -----------------------------------------
Less charge-offs, net of recoveries:
   Charge-offs                                               12,048,352     6,798,616      5,490,253
   Recoveries                                                (1,024,809)     (761,022)      (485,457)
                                                           -----------------------------------------
      Net charge-offs                                        11,023,543     6,037,594      5,004,796
                                                           -----------------------------------------
Less losses on loans transferred to held for sale               236,382            --             --
                                                           -----------------------------------------
Balance at end of year                                     $ 13,549,297   $14,038,322   $ 12,675,052
                                                           =========================================

The Company follows SFAS No. 114 which establishes rules for calculating certain components of the allowance for loan losses. As of December 31, 2002, 2001 and 2000, $500,000, $-0- and $470,000, respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 2002, 2001 and 2000, was approximately $332,000, $282,000 and $513,000, respectively. The application of SFAS No. 114 indicated that these loans required valuation allowances, totaling $230,000, $-0- and $200,000 at December 31, 2002, 2001 and 2000, respectively, which are included within the overall allowance for loan losses.

                            STERLING BANCORP | page 28

NOTE 8.

INTEREST-BEARING DEPOSITS

The following table presents certain information for interest expense on deposits:

Years Ended December 31,                                           2002          2001         2000
-----------------------------------------------------------------------------------------------------
Interest expense
   Interest-bearing deposits in domestic offices
      Savings                                                 $   154,625   $   557,282   $   577,467
      NOW                                                         879,952     1,549,957     1,786,567
      Money Market                                              1,320,735     4,222,446     4,982,894
      Time
         Three months or less                                   5,982,183     7,448,523     8,883,017
         More than three months through twelve months           2,024,765     3,239,586     4,735,798
         More than twelve months through sixty months           2,045,820     1,883,253     1,599,345
                                                              ---------------------------------------
                                                               12,408,080    18,901,047    22,565,088
   Interest-bearing deposits in foreign offices
      Time
         Three months or less                                      29,098        64,402        59,111
         More than three months through twelve months              29,098        64,401        72,462
                                                              ---------------------------------------
            Total                                             $12,466,276   $19,029,850   $22,696,661
                                                              =======================================

Foreign deposits totaled $3,000,000 and $2,975,000 at December 31, 2002 and 2001, respectively.

The aggregate of time certificates of deposit and other time deposits in denominations of $100,000 or more by remaining maturity range and related interest expense is presented below:

December 31,                                                       2002          2001           2000
--------------------------------------------------------------------------------------------------------
Domestic
   Three months or less                                       $174,053,606   $157,412,385   $133,592,022
   More than three months through six months                    15,537,225     12,707,593     25,559,595
   More than six months through twelve months                   24,210,705     23,943,301     23,663,118
   More than twelve months through twenty-four months           11,268,051     13,760,613      7,190,734
   More than twenty-four months through thirty-six months        3,005,849      2,295,180             --
   More than thirty-six months through sixty months              4,391,488             --             --
                                                              ------------------------------------------
                                                               232,466,924    210,119,072    190,005,469
                                                              ------------------------------------------
Foreign
   Three months or less                                          1,820,000      1,795,000      2,975,000
   More than three months through six months                     1,180,000      1,180,000             --
                                                              ------------------------------------------
                                                                 3,000,000      2,975,000      2,975,000
                                                              ------------------------------------------
      Total                                                   $235,466,924   $213,094,072   $192,980,469
                                                              ==========================================

Years Ended December 31,                                           2002           2001          2000
--------------------------------------------------------------------------------------------------------
Interest expense
   Domestic                                                   $  6,418,699   $  8,985,923   $ 10,322,879
   Foreign                                                          58,196        128,803        131,573
                                                              ------------------------------------------
      Total                                                   $  6,476,895   $  9,114,726   $ 10,454,452
                                                              ==========================================

                                  02 AR | page 29

NOTE 9.

SHORT-TERM BORROWINGS

The following table presents information regarding Federal funds purchased, securities sold under agreements to repurchase, and commercial paper:

Years Ended December 31,                                          2002           2001           2000
--------------------------------------------------------------------------------------------------------
Federal funds purchased
   At December 31 --Balance                                   $          -   $          -   $ 10,000,000
                  --Average interest rate                                -              -           5.88%
                  --Average original maturity                            -              -          1 Day
   During the year--Maximum month-end balance                   30,000,000     28,000,000     24,000,000
                  --Daily average balance                        2,613,000      3,935,000      5,664,000
                  --Average interest rate paid                        1.72%          4.73%          6.50%
                  --Range of interest rates paid               1.25-2.3125%    1.00-6.375%   5.625-7.375%
                                                              ==========================================
Securities sold under agreements to repurchase
   At December 31 --Balance                                   $100,925,635   $147,095,635   $152,763,009
                  --Average interest rate                             1.29%          2.47%          5.57%
                  --Average original maturity                      26 DAYS         4 Days        33 Days
   During the year--Maximum month-end balance                  100,925,635    147,095,635    183,782,831
                  --Daily average balance                       70,500,000     89,077,000    143,764,000
                  --Average interest rate paid                        1.83%          4.38%          5.86%
                  --Range of interest rates paid                 1.00-3.95%     1.25-6.55%     3.65-6.65%
                                                              ==========================================
Commercial paper
   At December 31 --Balance                                   $ 29,318,920   $ 42,103,200   $ 25,655,020
                  --Average interest rate                             1.26%          2.25%          5.27%
                  --Average original maturity                      67 DAYS        59 Days        64 Days
   During the year--Maximum month-end balance                   40,286,500     42,103,200     36,679,000
                  --Daily average balance                       31,885,000     36,498,000     28,496,000
                  --Average interest rate paid                        2.06%          4.08%          5.23%
                  --Range of interest rates paid                 0.95-2.35%     1.75-5.85%     3.90-6.10%
                                                              ==========================================

The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 2002, these back-up bank lines of credit totaled $24,000,000; no lines were used at any time during 2002, 2001 or 2000.

Other short-term borrowings include advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. At December 31, 2002, Federal Home Loan Bank borrowings included an advance of $5,000,000 payable on January 30, 2003 at a rate of 1.92%, an advance of $15,000,000 payable on January 30, 2003 at a rate of 2.50%, an advance of $350,000 payable on March 5, 2003 at a rate of 6.37% and an advance of $10,000,000 payable on May 3, 2003 at a rate of 2.65%.

At December 31, 2001, Federal Home Loan Bank borrowings included an advance of $350,000 payable March 5, 2002 at a rate of 6.22%.

At December 31, 2000, Federal Home Loan Bank borrowings included an advance of $14,000,000 repayable January 2, 2001 at a rate of 6.60%, and an advance of $350,000 repayable March 5, 2001 at a rate of 6.07%.

                            STERLING BANCORP | page 30

NOTE 10.

OTHER LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB"), as follows:

                                                          December 31,
                                                    -------------------------
 Advance          Interest   Maturity    Initial
  Type              Rate       Date     Call Date      2002           2001
-----------------------------------------------------------------------------
Term                6.37%      3/5/03         --   $         --   $   350,000
Term                3.62     10/26/04         --      5,000,000     5,000,000
Callable            5.13      2/20/08    2/20/01     10,000,000    10,000,000
Callable            4.26      2/13/11    8/13/01     10,000,000    10,000,000
Callable            4.36      2/13/11    2/13/02     10,000,000    10,000,000
Callable            4.70      2/20/11    2/20/03     10,000,000    10,000,000
Callable            3.17     10/22/11   10/22/03     10,000,000    10,000,000
Callable            2.52     11/14/11   11/14/03     10,000,000    10,000,000
Callable            3.66     10/22/11   10/22/04     10,000,000    10,000,000
Callable            3.62     10/15/11   10/15/04     10,000,000    10,000,000
Callable            4.28     10/15/11   10/15/06     10,000,000    10,000,000
Callable            3.33      1/16/12    1/16/03     10,000,000             -
Callable            2.42      1/16/12    1/16/03     10,000,000             -
                                                   --------------------------
Total                                              $115,000,000   $95,350,000
                                                   ==========================

Weighted-average interest rate                             3.76%         3.97%

Under the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding. After the initial call date, each callable advance is callable by the FHLB quarterly from the initial call date.

NOTE 11.

CORPORATION OBLIGATED MANDATORY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY
TRUSTS

In February 2002, the Company completed its issuance of trust capital securities ("Capital Securities") that raised $25,000,000 ($24,062,500 net proceeds after issuance costs). The 8.375 percent Capital Securities, due March 31, 2032, were issued by Sterling Bancorp Trust I ("Trust"), a wholly-owned statutory business trust. The Trust was formed with initial capitalization of common stock and for the exclusive purpose of issuing the Capital Securities. The Trust used the proceeds from the issuance of the Capital Securities to acquire junior subordinated debt securities ("Debt Securities") issued by the parent company. The Debt Securities are due concurrently with the Capital Securities which may not be redeemed, except under limited circumstances until March 31, 2007, and thereafter at a price equal to their principal amount plus interest accrued to the date of redemption. The Company may also reduce outstanding Capital Securities through open market purchases. Dividends are paid quarterly.

Capital Securities qualify as Tier 1 or core capital for the Company under the Federal Reserve Board's risk-based capital guidelines to the extent such Capital Securities equal 25 percent or less of Tier 1 Capital. The Company is permitted to deduct interest payments on the Capital Securities under Federal tax law.

If the Company is in default under the Capital or Debt Securities it is prohibited from repurchasing or making distributions, including dividends, on or with respect to its common or preferred stock and from making payments on any debt or guarantee which ranks pari passu or junior to such securities.

                                  02 AR | page 31

NOTE 12.

PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. The following table presents information regarding the parent company's preferred stock:

December 31,                                                                     2002          2001
------------------------------------------------------------------------------------------------------
Series D shares. Authorized 300,000 shares; issued and outstanding--
 232,206 and 234,606 shares, respectively, at liquidation value               $2,322,060    $2,346,060

Series D shares may only be issued to the trustee acting on behalf of an Employee Stock Ownership Plan ("ESOP") or other employee benefit plan of the Company. Each Series D share is convertible into 1.5267 common shares of the parent company. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. During 2002 and 2001, 2,400 shares and 3,272 shares, respectively, were converted into common shares. See Note 16 for a discussion of the Company's ESOP.

NOTE 13.

COMMON STOCK

December 31,                                                                                   2002         2001
-------------------------------------------------------------------------------------------------------------------
Number of shares reserved for issuance upon conversion of Series D preferred shares            282,206      284,606
                                                                                            =======================
Number of shares outstanding                                                                11,862,941   10,089,830
                                                                                            =======================
Number of shareholders                                                                           1,774        1,842
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

NOTE 15.

STOCK INCENTIVE PLAN

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. In April 1995, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 300,000 and which provided for the annual automatic grant of NQSOs to each director who is not an employee or officer ("outside director") of the Company. Under the provisions of the plan, annual NQSOs were granted to each outside director as follows: in April 1995, annual awards covering 2,000 common shares beginning April 1995 and continuing through April 1999; in June 1998, annual awards covering 2,000 common shares in June 1998 and June 1999 and covering 4,000 common shares beginning June 2000 and continuing through June 2002; and in June 2000, annual awards covering 2,000 common shares in June 2000 and beginning July 2001 and

                            STERLING BANCORP | page 32
continuing through July 2004. In April 1999, 2000 and 2001, shareholders approved amendments to the plan which increased the number of shares covered under the plan by 400,000, -0- and 400,000, respectively. After giving effect to stock option and restricted stock awards granted and the effect of the 20% stock dividend paid in December 2002, the 10% stock dividend paid in December 2001, the 10% stock dividend paid in December 2000 and the 5% stock dividend paid in December 1999, shares available for grant were 186,643, 506,974 and 106,130 at December 31, 2002, 2001 and 2000, respectively.

STOCK OPTIONS

The following tables present information on the qualified and non-qualified stock options outstanding (after the effect of the 20% stock dividend paid in December 2002, the 10% stock dividends paid in December 2001 and December 2000 and the 5% stock dividend paid in December 1999) as of December 31, 2002, 2001 and 2000 and changes during the years then ended:

                                                  2002                           2001                           2000
                                        ------------------------------------------------------------------------------------------
                                                    WEIGHTED-AVERAGE               Weighted-Average               Weighted-Average
Qualified Stock Options                   SHARES     EXERCISE PRICE      Shares     Exercise Price     Shares      Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          754,429        $12.16        1,093,790        $11.09          891,979        $11.14
Granted                                   177,953         22.97           35,520         16.68          206,167         10.89
Exercised                                (290,899)        11.06         (357,793)         9.22                -             -
Forfeited                                  (7,000)        22.97          (17,088)        14.92           (4,356)        10.89
                                        ---------                      ---------                      ---------
Outstanding at end of year                634,483         15.58          754,429         12.16        1,093,790         11.09
                                        ==========================================================================================
Options exercisable at end of year        161,193                        374,332                        532,506
                                        =========                      =========                      =========
Weighted-average fair value of
   options granted during the year      $    4.57                      $    3.77                      $    2.38
                                        =========                      =========                      =========

                                                  2002                           2001                           2000
                                        ------------------------------------------------------------------------------------------
                                                    WEIGHTED-AVERAGE               Weighted-Average               Weighted-Average
Non-Qualified Stock Options               SHARES     EXERCISE PRICE      Shares     Exercise Price      Shares      Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          866,495        $14.27          889,275        $13.41          634,144        $14.31
Granted                                   115,677         25.40           63,017         22.66          270,522         10.88
Exercised                                 (84,389)        11.61          (79,698)        11.04          (15,391)         6.16
Forfeited                                 (20,329)        16.92           (6,099)        17.72                -             -
                                        ---------                      ---------                      ---------
Outstanding at end of year                877,454         15.93          866,495         14.27          889,275         13.41
                                        ==========================================================================================
Options exercisable at end of year        624,897                        712,478                        531,229
                                        =========                      =========                      =========
Weighted-average fair value of
   options granted during the year      $    5.93                      $    4.83                      $    2.87
                                        =========                      =========                      =========

The following table presents information regarding qualified and non-qualified stock options outstanding at December 31, 2002:

                                           Options Outstanding                              Options Exercisable
                   ---------------------------------------------------------------     ------------------------------
                   Range of         Number     Weighted-Average   Weighted-Average       Number      Weighted-Average
                   Exercise      Outstanding     Remaining          Exercise           Exercisable      Exercise
                   Prices        at 12/31/02   Contractual Life      Price             12/31/02          Price
-------------------------------------------------------------------------------------------------------------------
Qualified          $5.25-22.97     634,483        6.79 years           $15.58          161,193          $13.47
Non-Qualified       8.20-29.76     877,454        5.27 years            15.93          624,897           15.07

Other than director NQSOs which expire five years from the date of the grant and become exercisable in four annual installments, starting one year from the date of the grant, or upon the death or disability of the grantee, stock options generally expire ten years from the date of grant or, to the extent appropriate to qualify to the maximum extent possible as ISOs vest in installments, subject to earlier exercisability upon the death or disability of the grantee or other specified events. Amounts received upon exercise of options are recorded as common stock and capital surplus.

                                 02 AR | page 33

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

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                                   2002       2001       2000
--------------------------------------------------------------
Dividend yield                      2.95%      2.56%      3.11%
Volatility                            25%        25%        25%
Expected term
   Qualified                     4 YEARS    4 years    4 years
   Non-Qualified (Directors)     4 YEARS    4 years    4 years
   Non-Qualified (Officers)      8 YEARS        N/A    8 years
Risk-free interest rate             4.66%      5.15%      6.14%

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


Years Ended December 31,            2002          2001           2000
------------------------------------------------------------------------
Net income
   As reported                   $21,778,000   $19,388,000   $16,559,000
   Pro forma                      20,776,000    17,462,000    15,368,000
Basic earnings per share
   As reported                          1.81          1.59          1.37
   Pro forma                            1.73          1.43          1.28
Diluted earnings per share
   As reported                          1.71          1.51          1.33
   Pro forma                            1.63          1.36          1.23

Pro forma net income reflects only options granted in 2002, 2001 and 2000. Additionally, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma net income above, since such expense is apportioned over the vesting period of those options which are expected to vest.

RESTRICTED STOCK

On February 11, 2000, 92,500 shares of restricted stock were awarded from Treasury shares. The fair value was $15.8125 per share. These awards vest to recipients over a four-year period at the rate of 25% per year; the initial awards vested on February 11, 2000.

                            STERLING BANCORP | page 34

On February 6, 2002, 60,000 shares of restricted stock were awarded from Treasury shares. The fair value was $27.56 per share. These awards vest to recipients over a four-year period at the rate of 25% per year.

The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. During 2002, 2001 and 2000, there were no shares forfeited. Unearned compensation resulting from these awards is amortized as a charge to noninterest expense over a four-year period; such charges were $714,032, $398,904 and $365,664 in 2002, 2001 and 2000, respectively. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.

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

Compensation expense was $253,440, $270,590 and $287,930 for 2002, 2001 and
2000, respectively, with a corresponding reduction in unearned compensation. As of December 31, 2002, 201,029 shares had been allocated and 25,344 shares had been released for allocation; 23,627 shares were not released ("unallocated"). There were no contributions made by the Company during the years ended December 31, 2002, 2001 or 2000. The following table presents interest paid on the ESOP loan and dividends paid on the Series D preferred shares:

Years Ended December 31,        2002       2001       2000
------------------------------------------------------------
Interest paid                 $ 42,984   $ 69,672   $ 96,651
Dividends paid                 142,695    144,464    146,645

                                  02 AR | page 35

NOTE 17.

EMPLOYEE BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan that covers the majority of employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The quarterly payments to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act of 1974 funding standards.

The following tables set forth the disclosures required for pension benefits:

Pension Benefits                                              2002           2001
-------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                    $17,030,051    $15,668,987
Service cost                                                   960,581        870,019
Interest cost                                                1,281,381      1,128,313
Amendments                                                     241,330         18,368
Actuarial loss                                               1,037,314         85,682
Benefits paid                                               (2,568,276)      (741,318)
                                                           --------------------------
Benefit obligation at end of year                          $17,982,381    $17,030,051
                                                           ==========================
CHANGE IN PLAN ASSETS
Fair value of assets at beginning of year                  $17,840,545    $17,506,167
Actual return on plan assets                                  (761,931)     1,075,696
Employer contributions                                       2,327,363              -
Benefits paid                                               (2,568,276)      (741,318)
                                                           --------------------------
Fair value of assets at end of year                        $16,837,701    $17,840,545
                                                           ==========================
FUNDED STATUS
Funded status                                              $(1,144,680)   $   810,494
Unrecognized prior service cost                                245,211         27,231
Unrecognized net actuarial loss                              4,087,432        567,999
                                                           --------------------------
Prepaid benefit cost                                       $ 3,187,963    $ 1,405,724
                                                           ==========================

December 31,                                       2002           2001           2000
-------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                                      6.75%          7.25%          7.50%
Expected rate of return on plan assets             9.25           9.75           9.75
Rate of compensation increase                      3.00           4.00           4.50

Years Ended December 31,                        2002            2001          2000
-------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                $   960,581    $   870,019    $   769,161
Interest cost                                 1,281,381      1,128,313      1,071,411
Expected return on plan assets               (1,720,188)    (1,675,485)    (1,622,920)
Amortization of prior service cost               23,350         (1,089)        (2,620)
                                            -----------------------------------------
Net periodic benefit cost                   $   545,124    $   321,758    $   215,032
                                            =========================================

                            STERLING BANCORP | page 36

NOTE 18.

INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

Years Ended December 31,                                                  2002           2001           2000
----------------------------------------------------------------------------------------------------------------
FEDERAL
   Current                                                            $ 10,815,018    $ 8,962,569    $10,972,028
   Deferred                                                               (231,947)     1,011,960       (630,913)
                                                                      ------------------------------------------
      Total                                                           $ 10,583,071    $ 9,974,529    $10,341,115
                                                                      ==========================================
STATE AND LOCAL
   Current                                                            $  1,969,041    $ 1,752,560    $ 1,639,279
   Deferred                                                               (252,264)       961,831       (125,904)
                                                                      ------------------------------------------
      Total                                                           $  1,716,777    $ 2,714,391    $ 1,513,375
                                                                      ==========================================
TOTAL
   Current                                                            $ 12,784,059    $10,715,129    $12,611,307
   Deferred                                                               (484,211)     1,973,791       (756,817)
                                                                      ------------------------------------------
      Total                                                           $ 12,299,848    $12,688,920    $11,854,490
                                                                      ==========================================

Reconciliations of income tax provisions with taxes computed at Federal statutory rates are as follows:

Years Ended December 31,                                                        2002           2001           2000
--------------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                              35%            35%            35%
                                                                          ------------------------------------------
Computed tax                                                              $ 11,927,151    $11,226,764    $ 9,944,601
Increase (Decrease) in tax resulting from:
   Principally state and local taxes, net of Federal income tax benefit        372,697      1,462,156      1,909,889
                                                                          ------------------------------------------
      Total                                                               $ 12,299,848    $12,688,920    $11,854,490
                                                                          ==========================================

The components of the net deferred tax asset, included in other assets, are as follows:

December 31,                                                                                        2002           2001
--------------------------------------------------------------------------------------------------------------------------
Deferred tax assets
   Difference between financial statement provision for loan losses and tax bad debt deduction   $ 4,742,254    $4,913,413
   Deferred compensation                                                                           1,860,131     1,248,684
   Other                                                                                             794,521       184,827
                                                                                                 -------------------------
      Total deferred tax assets                                                                    7,396,906     6,346,924
                                                                                                 -------------------------
Deferred tax liabilities
   Pension and benefit plans                                                                       1,447,614       729,039
   Other                                                                                           1,064,624     1,217,428
                                                                                                 -------------------------
      Total deferred tax liabilities                                                               2,512,238     1,946,467
                                                                                                 -------------------------
Net deferred tax asset                                                                             4,884,668     4,400,457
SFAS No. 115 deferred tax liability                                                               (3,055,440)     (949,583)
Minimum pension liability adjustment                                                               1,926,823            --
                                                                                                 -------------------------
      Total net deferred tax asset                                                               $ 3,756,051    $3,450,874
                                                                                                 =========================

Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

                                  02 AR | page 37

NOTE 19.

EARNINGS PER SHARE

Basic EPS is computed by dividing net income less preferred dividends on allocated Series D shares, held on behalf of the Employee Stock Ownership Plan, ("basic net income") by the weighted-average common shares outstanding during the year.

Diluted EPS is computed by dividing basic net income by the weighted-average common shares and common equivalent shares outstanding during the year. The common equivalent shares outstanding include the weighted-average number of Series D (held on behalf of the Employee Stock Ownership Plan) preferred shares and the dilutive effect of unexercised stock options using the treasury stock method. When applying the treasury stock method, the average price of the Company's common stock is utilized.

The following table provides a reconciliation of basic and diluted EPS as required by SFAS No. 128:

                                  For the Year Ended 12/31/02           For the Year Ended 12/31/01
                              -----------------------------------------------------------------------
                                                            PER                                 Per
                                INCOME        SHARES       SHARE      Income        Shares     Share
                              (NUMERATOR)  (DENOMINATOR)   AMOUNT  (Numerator)  (Denominator)  Amount
------------------------------------------------------------------------------------------------------
BASIC EPS
Net income                    $21,777,726                          $19,387,548
Less preferred dividends          112,685                               97,896
                              -----------                          -----------
Net income available for
 common shareholders           21,665,041    11,964,310    $1.81    19,289,652   12,106,717    $1.59
                                                           =====                               =====
DILUTED EPS
Options[1]                                      493,880                             425,475
Convertible preferred stock                     233,202                             236,198
                              -----------  ------------            -----------   ----------
Net income available for
 common shareholders plus
 assumed conversions          $21,665,041   12,691,392     $1.71   $19,289,652   12,768,390    $1.51
                              =======================================================================

                                For the Year Ended 12/31/00
                              ----------------------------------
                                                           Per
                                 Income       Shares      Share
                              (Numerator)  (Denominator)  Amount
----------------------------------------------------------------
BASIC EPS
Net income                    $16,558,657
Less preferred dividends           82,441
                              -----------
Net income available for
 common shareholders           16,476,216   12,031,682    $1.37
                                                          =====
DILUTED EPS
Options[1]                                     115,336
Convertible preferred stock                    239,967
                              -----------  -----------
Net income available for
 common shareholders plus
 assumed conversions          $16,476,216   12,386,985    $1.33
                              =================================

[1] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 2002, 2001 and 2000 have not been included in computation of diluted EPS for those respective years. As of December 31, 2002, 36,588 options to purchase shares at a price of $29.76 were not included; as of December 31, 2001, 63,014 options to purchase shares at prices between $21.57 and $23.19 were not included; as of December 31, 2000, 940,649 options to purchase shares at prices between $12.48 and $18.38 were not included.

NOTE 20.

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

                            STERLING BANCORP | page 38

FINANCIAL INSTRUMENTS WITH CARRYING AMOUNT EQUAL TO FAIR VALUE

The carrying amount of cash and due from banks, interest-bearing deposits with other banks, Federal funds sold, loans held for sale, customers' liabilities under acceptances, accrued interest receivable, Federal funds purchased and securities sold under agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, and other liabilities and accrued expenses, as a result of their short-term nature, is considered to be equal to fair value.

INVESTMENT SECURITIES

For investment securities, fair value has been based upon current market quotations, where available. If quoted market prices are not available, fair value has been estimated based upon the quoted price of similar instruments.

LOANS HELD IN PORTFOLIO

The fair value of loans held in portfolio which reprice within 90 days reflecting changes in the base rate is equal to their carrying amount. For other loans held in portfolio, the estimated fair value is calculated based on discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities. These calculations have been adjusted for credit risk based on the Company's historical credit loss experience.

The estimated fair value for secured nonaccrual loans is the value of the underlying collateral which is sufficient to repay each loan. For other nonaccrual loans, the estimated fair value represents book value less a credit risk adjustment based on the Company's historical credit loss experience.

DEPOSITS

SFAS No. 107 requires that the fair value of demand, savings, NOW (negotiable order of withdrawal) and certain money market deposits be equal to their carrying amount. The Company believes that the fair value of these deposits is clearly greater than that prescribed by SFAS No. 107.

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

FINANCIAL INSTRUMENTS

The Company enters into interest rate floor contracts to manage interest rate exposure. These instruments are entered into as hedges against interest rate risk associated with certain identified assets. At December 31, 2002, the notional amount of these instruments was $50,000,000. The Company paid up front premiums of $110,000 which are amortized over the term of the related assets. At December 31, 2002, the unamortized premiums on these contracts totaled $34,000 and there was $132,000 receivable under these contracts. The estimated fair value of these contracts generally reflects the amount the Company would receive to terminate the contracts, thereby taking into account the current unrealized gain on these contracts. Dealer quotes are available on all of these contracts. At December 31, 2002, the estimated fair value of these contracts was $788,000.

                                  02 AR | page 39

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

December 31,                                                  2002                          2001
------------------------------------------------------------------------------------------------------------
                                                     CARRYING       ESTIMATED      Carrying      Estimated
                                                      AMOUNT       FAIR VALUE       Amount       Fair Value
------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks                          $ 58,173,569   $ 58,173,569   $ 50,362,016   $ 50,362,016
  Interest-bearing deposits with other banks          2,872,710      2,872,710      2,487,178      2,487,178
  Federal funds sold                                  5,000,000      5,000,000     10,000,000     10,000,000
  Investment securities                             588,774,420    601,518,774    576,027,804    579,058,552
  Loans held for sale                                54,684,987     54,856,055     48,602,841     49,662,277
  Loans held in portfolio, net                      777,765,750    778,393,886    746,045,711    756,620,914
  Customers' liability under acceptances              1,545,335      1,545,335        608,660        608,660
  Accrued interest receivable                         4,881,937      4,881,937      5,867,121      5,867,121

FINANCIAL LIABILITIES
  Demand, NOW, savings and money market deposits    701,461,649    701,461,649    665,402,593    665,402,593
  Time deposits                                     345,631,459    348,697,064    319,521,361    321,870,779
  Securities sold under agreements to repurchase    100,925,635    100,925,635    147,095,635    147,095,635
  Commercial paper                                   29,318,920     29,318,920     42,103,200     42,103,200
  Other short-term borrowings                        37,030,404     37,030,404      8,687,671      8,687,671
  Acceptances outstanding                             1,545,335      1,545,335        608,660        608,660
  Accrued expenses and other liabilities             75,427,836     75,427,836     75,624,435     75,624,435
  Other long-term borrowings--FHLB                  115,000,000    116,126,518     95,350,000     94,676,561

NOTE 21.

CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition, the bank is subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2002, the Company and the bank exceeded the requirements for "well capitalized" institutions.

                            STERLING BANCORP | page 40

The following tables present information regarding the Company's and the bank's regulatory capital ratios:

RATIOS AND MINIMUMS
(dollars in thousands)

                                                                             For Capital           To Be Well
                                                        Actual             Adequacy Minimum        Capitalized
                                               -----------------------------------------------------------------
As of December 31, 2002                         Amount         Ratio     Amount        Ratio     Amount    Ratio
----------------------------------------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  The Company                                  $144,054        15.34%   $75,134         8.00%    $93,917   10.00%
  The bank                                     105,265         11.76     71,632         8.00      89,540   10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                   132,292        14.09     37,567         4.00      56,350    6.00
  The bank                                       94,059        10.50     35,816         4.00      53,724    6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                   132,292         8.95     59,153         4.00      73,942    5.00
  The bank                                       94,059         6.55     57,437         4.00      71,796    5.00

As of December 31, 2001
----------------------------------------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  The Company                                  $116,912        13.70%   $68,290         8.00%    $85,362   10.00%
  The bank                                       96,158        11.97     64,240         8.00      80,300   10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                   106,200        12.44     34,145         4.00      51,217    6.00
  The bank                                       86,093        10.72     32,120         4.00      48,180    6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                   106,200         7.79     54,553         4.00      68,191    5.00
  The bank                                       86,093         6.54     52,681         4.00      65,852    5.00

NOTE 22.

SEGMENT REPORTING

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way information about operating segments is reported in annual financial statements and establishes standards for related disclosures about an enterprise's products and services, geographic areas, and major customers.

The Company provides a full range of financial products and services, including commercial loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring/accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company's primary source of earnings is net interest income, which represents the difference between interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The Company's 2002 year-to-date average interest-earning assets were 55.0% loans (corporate lending was 75.3% and real estate lending was 21.6% of total loans, respectively) and 45.0% investment securities and money market investments. There are no industry concentrations (exceeding 10% of loans, gross, in the corporate loan portfolio). Approximately 68% of loans are to borrowers located in the metropolitan New York area. In order to comply with the provisions of SFAS No. 131, the Company has determined that it has three reportable operating segments: corporate lending, real estate lending and company-wide treasury.

                                  02 AR | page 41

The following table provides certain information regarding the Company's operating segments:

                                  Corporate        Real Estate     Company-wide
                                   Lending           Lending         Treasury          Totals
-------------------------------------------------------------------------------------------------
Year Ended December 31, 2002
------------------------------
Net interest income             $   30,021,774   $   13,621,274   $   29,523,869   $   73,166,917
Noninterest income                  12,787,107       10,298,873        2,382,211       25,468,191
Depreciation and amortization          196,049          205,109                -          401,158
Segment profit                      16,071,240       10,951,445       31,974,728       58,997,413
Segments assets                    618,760,274      193,458,081      700,195,545    1,512,413,900

Year Ended December 31, 2001
------------------------------
Net interest income                 30,221,675       13,951,769       22,957,894       67,131,338
Noninterest income                  12,895,216        7,738,035          111,864       20,745,115
Depreciation and amortization          194,534          214,834              342          409,710
Segment profit                      18,090,982       11,211,097       25,918,865       55,220,944
Segments assets                    599,746,055      164,138,675      673,851,376    1,437,736,106

Year Ended December 31, 2000
------------------------------
Net interest income                 30,565,459       11,477,053       18,138,222       60,180,734
Noninterest income                  12,524,032        6,020,064          133,530       18,677,626
Depreciation and amortization          192,241          207,098              683          400,022
Segment profit                      18,627,739        9,156,966       22,564,754       50,349,459
Segments assets                    593,231,247      122,788,721      512,167,906    1,228,187,874

The following table sets forth reconciliations of net interest income, noninterest income, profits and assets for reportable operating segments to the Company's consolidated totals:

Years Ended December 31,                            2002                2001               2000
---------------------------------------------------------------------------------------------------
Net interest income:
   Total for reportable operating segments    $    73,166,917    $    67,131,338    $    60,180,734
   Other[1]                                         1,582,637          1,918,218          2,702,056
                                              -----------------------------------------------------
Consolidated net interest income              $    74,749,554    $    69,049,556    $    62,882,790
                                              =====================================================
Noninterest income:
   Total for reportable operating segments    $    25,468,191    $    20,745,115    $    18,677,626
   Other[1]                                         3,787,571          3,378,346          3,695,562
                                              -----------------------------------------------------
Consolidated noninterest income               $    29,255,762    $    24,123,461    $    22,373,188
                                              =====================================================
Profit:
   Total for reportable operating segments    $    58,997,413    $    55,220,944    $    50,349,459
   Other[1]                                       (24,919,839)       (23,144,476)       (21,936,312)
                                              -----------------------------------------------------
Consolidated income before income taxes       $    34,077,574    $    32,076,468    $    28,413,147
                                              =====================================================
Assets:
   Total for reportable operating segments    $ 1,512,413,900    $ 1,437,736,106    $ 1,228,187,874
   Other[1]                                        48,707,662         45,134,865         42,560,740
                                              -----------------------------------------------------
Consolidated assets                           $ 1,561,121,562    $ 1,482,870,971    $ 1,270,748,614
                                              =====================================================

[1] Represents operations not considered to be a reportable segment and/or general operating expenses of the Company.

                             STERLING BANCORP | page 42

NOTE 23.

PARENT COMPANY

As of January 1, 2001, Sterling Financial Services Company, Inc. became a subsidiary of the parent company. Prior to that date, Sterling Financial Services was a division of the parent company. The prior period statements have been restated to conform to the current presentation.

CONDENSED BALANCE SHEETS

December 31,                                         2002           2001
---------------------------------------------------------------------------
ASSETS
Cash and due from banks
  Banking subsidiary                            $  2,867,568   $ 15,939,231
  Other banks                                         25,000         25,000
Interest-bearing deposits--banking subsidiary     24,666,727      1,435,838

Investment in subsidiaries
  Banking subsidiary                             118,809,258    108,361,659
  Other subsidiaries                               5,621,979      4,086,818
Due from subsidiaries
  Banking subsidiary                               1,239,158      1,195,973
  Other subsidiaries                              40,717,492     48,853,991
Other assets                                       2,404,768        652,875
                                                ---------------------------
                                                $196,351,950   $180,551,385
                                                ===========================
LIABILITIES AND SHAREHOLDERS'EQUITY
Commercial paper                                $ 29,318,920   $ 42,103,200
Other short-term borrowings                          350,000        350,000
Due to subsidiaries
  Banking subsidiary                                 660,570        660,570
  Other subsidiaries                               1,008,673        992,467
Accrued expenses and other liabilities             9,459,463      7,617,732
Junior subordinated debt (see Note 11)            25,774,000             --
Other long-term debt                                      --        350,000
Shareholders' equity                             129,780,324    128,477,416
                                                ---------------------------
                                                $196,351,950   $180,551,385
                                                ===========================

                                  02 AR | page 43

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31,                                           2002            2001            2000
-----------------------------------------------------------------------------------------------------------
INCOME
Dividends and interest from:
   Banking subsidiary                                          $ 15,114,920    $ 10,326,789    $  5,495,523
   Other subsidiaries                                             1,363,501       1,951,446       1,752,663
Other income                                                         54,810          10,888          18,099
                                                               --------------------------------------------
     Total income                                                16,533,231      12,289,123       7,266,285
                                                               ============================================
EXPENSE
Interest expense                                                    707,945       1,563,539       1,585,662
Salaries and employee benefits                                    1,136,269       1,216,690       2,482,941
Other expenses                                                    3,303,071       2,032,783       1,775,238
                                                               --------------------------------------------
     Total expense                                                5,147,285       4,813,012       5,843,841
                                                               --------------------------------------------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                     11,385,946       7,476,111       1,422,444
Benefit for income taxes                                         (1,665,193)     (1,229,005)     (1,648,925)
                                                               --------------------------------------------
                                                                 13,051,139       8,705,116       3,071,369
Equity in undistributed net income of:
   Banking subsidiary                                             7,965,427       8,726,396      11,332,385
   Other subsidiaries                                               761,160       1,956,036       2,154,903
                                                               --------------------------------------------
Net income                                                       21,777,726      19,387,548      16,558,657
Other comprehensive income, net of tax:
   Unrealized holding (losses) gains arising during the year           (107)          2,248           1,473
   Minimum pension liability adjustment                          (2,271,049)              -               -
                                                               --------------------------------------------
Comprehensive income                                           $ 19,506,570    $ 19,389,796    $ 16,560,130
                                                               ============================================

                            STERLING BANCORP | page 44

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                           2002            2001            2000
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                  $ 21,777,726    $ 19,387,548    $ 16,558,657
   Adjustments to reconcile net income to
     net cash provided by (used in) operating activities:
        Amortization of unearned compensation                                       967,472         669,494         653,594
        Increase in accrued expenses and other liabilities                        1,841,731         286,915       4,712,755
        Increase (Decrease) in due to subsidiaries, net                              16,206          (3,828)            851
        Decrease (Increase) in due from subsidiaries, net                         8,093,314     (16,498,746)      8,340,631
        Equity in undistributed net income of subsidiaries                       (8,726,587)    (10,682,432)    (13,487,288)
        Increase (Decrease) in other assets                                      (1,751,893)        (33,722)         50,002
        Other, net                                                               (5,679,712)     (1,489,461)       (208,034)
                                                                               --------------------------------------------
         Net cash provided by (used in) operating activities                     16,538,257      (8,364,232)     16,621,168
                                                                               --------------------------------------------
INVESTING ACTIVITIES
   Net (increase) decrease in interest-bearing deposits--banking subsidiary     (23,230,889)     15,279,446       2,121,618
   Capital contributed to subsidiaries                                                    -      (1,000,000)              -
                                                                               --------------------------------------------
         Net cash (used in) provided by investing activities                    (23,230,889)     14,279,446       2,121,618
                                                                               --------------------------------------------
FINANCING ACTIVITIES
   Net (decrease) increase in commercial paper                                  (12,784,280)     16,448,180     (14,664,180)
   Cash dividends paid on preferred and common shares                            (7,684,367)     (6,307,953)     (4,979,684)
   Proceeds from exercise of stock options                                        4,198,859       4,179,512          94,775
   Purchase of treasury shares                                                  (15,501,195)     (6,063,976)     (3,008,420)
   Increase in junior subordinated debt                                          25,774,000               -               -
   Decrease in other long-term borrowings                                          (350,000)       (350,000)       (350,000)
   Redemption of preferred stock                                                          -         (30,132)              -
   Cash paid in lieu of fractional shares in connection with stock dividend         (32,048)        (23,335)        (14,966)
                                                                               --------------------------------------------
         Net cash (used in) provided by financing activities                     (6,379,031)      7,852,296     (22,922,475)
                                                                               --------------------------------------------
  Net (decrease) increase in cash and due from banks                            (13,071,663)     13,767,510      (4,179,689)
  Cash and due from banks--beginning of year                                     15,964,231       2,196,721       6,376,410
                                                                               --------------------------------------------
  Cash and due from banks--end of year                                         $  2,892,568    $ 15,964,231    $  2,196,721
                                                                               ============================================
  Supplemental disclosure of cash flow information:
    Interest paid                                                              $    792,928    $  1,565,418    $  1,741,517
    Income taxes paid                                                            12,805,357      11,955,000      10,875,871

The parent company is required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. The required deposit which is reported in interest-bearing deposits on the parent company's condensed balance sheet was $350,000 at December 31, 2002.

                                  02 AR | page 45

NOTE 24.

COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $3,647,916, $3,406,021 and $3,015,784 for the years ended December 31, 2002, 2001 and 2000, respectively.

The future minimum rental commitments as of December 31, 2002 under noncancelable leases follow:

                                         Rental
Year(s)                              Commitments
------------------------------------------------
2003                                 $ 3,093,038
2004                                   3,016,524
2005                                   2,752,085
2006                                   2,505,611
2007                                   2,534,601
2008 and thereafter                   14,176,982
                                     -----------
Total                                $28,078,841
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

Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $89,140,000 as of December 31, 2002. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit and financial guarantees, substantially all of which are within the scope of FIN No. 45, are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 2002 these commitments totaled $30,107,125 of which $14,511,100 expire within one year, $3,991,956 within two years, $2,121,256 within three years, $2,329,114 within four years, $5,457,049 within five years and $1,696,650 over five years. Approximately 65% of the commitments are automatically renewable for a period of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2002 ranged from 0% to 100%; the average amount collateralized is approximately 50%.

The Company uses interest rate floor contracts to manage fluctuating interest rates. In exchange for the payment of a premium, an interest rate floor gives the Company the right to receive at specified future dates the amount, if any, by which the market interest rate specified in the floor falls below the fixed floor rate, multiplied by the notional amount of the floor. The credit exposure on a floor is limited to this interest-derived amount. Potential credit losses are minimized through careful evaluation of counterparty credit standing. The floors currently held by the Company have an average remaining term of approximately 8 1/2 months and total notional amount of $50 million. The maximum potential future payments the bank could be required to make equals the face amount of a standby letter of credit which would be offset by any collateral held.

In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.

                            STERLING BANCORP | page 46

NOTE 25.

QUARTERLY DATA (UNAUDITED)

2002 Quarter                            MAR 31       JUN 30        SEPT 30        DEC 31
------------------------------------------------------------------------------------------
Total interest income                $23,443,006   $23,558,731   $23,715,603   $23,479,627
Total interest expense                 5,144,119     5,074,409     4,847,500     4,381,385
Net interest income                   18,298,887    18,484,322    18,868,103    19,098,242
Provision for loan losses              1,679,300     4,600,000     2,153,100     2,338,500
Noninterest income                     6,406,141     8,241,097     7,293,382     7,315,142
Noninterest expenses                  14,232,437    15,235,690    14,907,080    14,781,635
Income before income taxes             8,793,291     6,889,729     9,101,305     9,293,249
Net income                             5,266,301     5,230,609     5,544,692     5,736,124
Earnings per average common share:
  Basic                                      .43           .44           .46           .48
  Diluted                                    .41           .40           .44           .46
Common stock closing price:
  High                                   26.6583         29.75       29.3083         27.00
  Low                                    22.2167       25.5667       21.2917       21.6667
  Quarter--end                            26.583         29.75        22.108         26.32

2001 Quarter                            Mar 31        Jun 30       Sept 30        Dec 31
------------------------------------------------------------------------------------------
Total interest income                $24,581,500   $24,201,546   $23,676,623   $23,405,825
Total interest expense                 7,915,952     7,171,921     6,242,077     5,485,988
Net interest income                   16,665,548    17,029,625    17,434,546    17,919,837
Provision for loan losses              1,685,800     1,527,800     2,017,800     2,169,464
Noninterest income                     5,349,123     6,119,714     6,517,609     6,137,015
Noninterest expenses                  12,615,940    13,919,935    13,521,758    13,638,052
Income before income taxes             7,712,931     7,701,604     8,412,597     8,249,336
Net income                             4,536,285     4,705,227     4,992,721     5,153,315
Earnings per average common share:
  Basic                                      .38           .38           .41           .42
  Diluted                                    .36           .37           .38           .40
Common stock closing price:
  High                                   16.9697       23.1818       23.7121       25.0417
  Low                                    14.9621       15.9848       20.6439        20.303
  Quarter--end                            16.212        23.182         21.78        24.333

                                  02 AR | page 47

               INDEPENDENT AUDITORS' REPORT

[KPMG LOGO]

The Shareholders and Board of Directors
Sterling Bancorp:

We have audited the accompanying consolidated balance sheets of Sterling Bancorp as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 and the consolidated statements of condition of Sterling National Bank as of December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 and the financial position of Sterling National Bank as of December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
KPMG LLP

New York, New York
January 21, 2003

                            STERLING BANCORP | page 48

                                Sterling Bancorp
   M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S  O F
       F I N A N C I A L  C O N D I T I O N  A N D  R E S U L T S  O F
                              O P E R A T I O N S

The following commentary presents management's discussion and analysis of the financial condition and results of operations of Sterling Bancorp ("the parent company"), a financial holding company pursuant to an election made under the Gramm-Leach-Bliley Act of 1999, and its wholly-owned subsidiaries Sterling Banking Corporation, Sterling Financial Services Company, Inc., Sterling Bancorp Trust I, and Sterling National Bank ("the bank"). The bank, which is the principal subsidiary, owns all of the outstanding shares of Sterling Factors Corporation, Sterling National Mortgage Company, Inc., Sterling National Servicing, Inc., Sterling Trade Services, Inc. and Sterling Holding Company of Virginia, Inc. Sterling Trade Services, Inc. owns all of the outstanding common shares of Sterling National Asia Limited, Hong Kong. Sterling Holding Company of Virginia, Inc. owns all of the outstanding common shares of Sterling Real Estate Holding Company, Inc. Throughout this discussion and analysis, the term "the Company" refers to Sterling Bancorp and its subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental data contained elsewhere in this annual report. Certain reclassifications have been made to prior years' financial data to conform to current financial statement presentations as well as to reflect the effect of the 20% stock dividend paid in December 2002. In this discussion, information presented in the "Comparison of Years Ended December 31, 2001 and December 31, 2000" section has been modified to reflect the effect of the 20% stock dividend paid in December 2002.

SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                           2002         2001         2000        1999          1998          1997
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Total interest income                                  $   94,197   $   95,866   $   97,125   $   79,245   $   73,779   $   67,596
Total interest expense                                     19,447       26,816       34,242       25,783       24,341       22,024
Net interest income                                        74,750       69,050       62,883       53,462       49,438       45,572
Provision for loan losses                                  10,771        7,401        6,563        5,584        5,389        3,075
Net securities gains                                          996           --           --           --           86           --
Noninterest income, excluding net securities gains         28,260       24,123       22,373       17,944       16,362       12,972
Noninterest expenses                                       59,157       53,695       50,280       41,582       38,297       35,707
Income before taxes                                        34,078       32,077       28,413       24,240       22,200       19,762
Provision for income taxes                                 12,300       12,689       11,854        9,676        9,403        8,874
Net income                                                 21,778       19,388       16,559       14,564       12,797       10,888
   Per common share--basic                                   1.81         1.59         1.37         1.19         1.03         0.90
                   --diluted                                 1.71         1.51         1.33         1.15         0.98         0.86
Dividends per common share                                   0.73         0.66         0.58         0.50         0.43         0.37

YEAR END BALANCE SHEETS
Investment securities                                     588,774      576,028      433,797      457,402      329,806      384,951
Loans held for sale                                        54,685       48,603       12,516       13,231       22,210        9,856
Loans held in portfolio, net of unearned discounts        791,315      760,084      738,372      675,865      617,996      548,626
Total assets                                            1,561,122    1,482,871    1,270,749    1,218,887    1,044,445    1,019,980
Noninterest-bearing deposits                              401,553      356,303      341,039      291,808      329,020      312,462
Interest-bearing deposits                                 645,540      628,621      525,243      570,712      373,782      418,946
Long-term debt--FHLB                                      115,000       95,350       10,700       21,050       41,400        1,750
Shareholders' equity                                      129,780      128,477      117,016      105,240      102,151       92,623

AVERAGE BALANCE SHEETS
Investment securities                                     589,390      468,861      453,237      379,872      336,690      304,753
Loans held for sale                                        37,459       30,906       19,830       20,989       22,769       10,527
Loans held in portfolio, net of unearned discounts        708,656      674,310      615,150      535,641      489,942      435,741
Total assets                                            1,466,269    1,267,856    1,165,707    1,022,698      935,964      838,354
Noninterest-bearing deposits                              315,757      292,918      258,347      237,324      224,780      199,431
Interest-bearing deposits                                 676,296      594,303      536,523      452,734      409,027      377,301
Long-term debt--FHLB                                      118,404       47,055       12,046       37,275       35,240       11,767
Shareholders' equity                                      126,274      123,935      107,584      102,361       96,644       82,515

RATIOS
Return on average total assets                               1.49%        1.53%        1.42%        1.42%        1.37%        1.30%
Return on average tangible shareholders' equity             20.72        18.86        19.16        17.94        16.95        17.75
Return on average shareholders' equity                      17.25        15.64        15.39        14.23        13.24        13.20
Dividend payout ratio                                       34.77        32.03        29.57        27.98        27.47        26.64
Average shareholders' equity to average total assets         8.61         9.78         9.23        10.01        10.33         9.84
Net interest margin (tax-equivalent basis)                   5.88         6.23         6.13         5.97         6.12         6.37
Loans/assets, year end[1]                                   54.19        54.54        59.09        56.53        61.30        54.75
Net charge-offs/loans, year end[2]                           1.39         0.79         0.68         0.68         0.63         0.44
Nonperforming loans/loans, year end[1]                       0.21         0.22         0.27         0.21         0.19         0.25
Allowance/loans, year end[2]                                 1.71         1.85         1.72         1.64         1.64         1.58

[1] The term "loans" includes loans held for sale and loans held in portfolio.

[2] The term "loans" includes loans held for portfolio.

                                 02 AR | page 49

COMPANY BUSINESS

The Company provides a full range of banking and financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in the metropolitan New York area, as well as North Carolina and many mid-Atlantic states and conducts business throughout the United States.

There is intense competition in all areas in which the Company conducts its business. The Company competes in certain areas of its business with banks and other financial institutions. At December 31, 2002, the bank's year-to-date average earning assets represented approximately 97% of the Company's year-to-date average earning assets. Loans represented 53% and investment securities represented 45% of the bank's year-to-date average earning assets at December 31, 2002.

The Company regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions, and in some cases negotiations, regularly take place and future acquisitions could occur.

OVERVIEW

The Company reported net income for the year ended December 31, 2002 of $21.8 million, representing $1.71 per share, calculated on a diluted basis, compared to $19.4 million, or $1.51 per share calculated on a diluted basis, for the like period in 2001. This increase reflects continued growth in both net interest income and noninterest income, which together with a lower provision for income taxes, more than offset increases in noninterest expenses and the provision for loan losses.

Net interest income on a tax-equivalent basis, increased to $75.8 million for 2002 compared with $70.1 million for the same period in 2001, due to higher average earning assets outstanding coupled with lower average cost of funding. The net interest margin, on a tax-equivalent basis, was 5.88% for 2002 compared to 6.23% for the like 2001 period. The decrease in the net interest margin was the result of a higher proportion of earning assets funded with interest-bearing liabilities and the decrease of 123 basis points in the average yield on earning assets partially offset by a decrease of 135 basis points in the average cost of funds.

Noninterest income rose to $29.3 million for the year ended December 31, 2002 compared to $24.1 million for the like 2001 period principally due to growth in fees from mortgage banking, factoring and other services, from gains on sales of available for sale securities, and from a bank owned life insurance program implemented in January 2002.

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. Net interest spread is the difference between the average rate earned, on a tax-equivalent basis, on interest-earning assets and the average rate paid on interest-bearing liabilities. The net yield on interest-earning assets ("net interest margin") is calculated by dividing tax-equivalent net interest income by average interest-earnings assets. Generally, the net interest margin will exceed the net interest spread because a portion of interest-earning assets are funded by various noninterest-bearing sources, principally noninterest-bearing deposits and shareholders' equity. The increases (decreases) in the components of interest income and interest expense expressed in terms of fluctuation in average volume and rate are provided in the Rate/Volume Analysis shown on page
63. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 62.

Net interest income, on a tax-equivalent basis, for the year ended December 31, 2002 increased $5,689,000 to $75,773,000 from $70,084,000 for the comparable period in 2001.

Total interest income, on a tax-equivalent basis, aggregated $95,220,000 for the twelve months of 2002, down $1,680,000 from $96,900,000 for the same period of 2001. The tax-equivalent yield on interest-earning assets was 7.39% in 2002 compared with 8.62% for the same period in 2001.

                           STERLING BANCORP | page 50

Interest earned on the loan portfolio amounted to $57,914,000 for the twelve months of 2002, down $7,368,000 from a year ago. Average loan balances amounted to $746,115,000 up $40,899,000 from an average of $705,216,000 in the prior year period. The increase in the average loans was primarily in the leasing and real estate loan portfolios. The decrease in the yield on the domestic loan portfolio to 8.52% for 2002 from 10.15% for the comparable 2001 period was primarily attributable to the lower interest rate environment in the 2002 period.

Interest earned on the securities portfolio, on a tax-equivalent basis, increased to $36,996,000 for the twelve months ended December 31, 2002 from $31,305,000 in the prior year period. Average outstandings increased to $589,390,000 which were up $120,529,000 from $468,861,000 in the prior year period. The increase in average securities balances, the result of the implementation of asset/liability management strategies designed to take advantage of the steepness of the yield curve principally in the fourth quarter of 2001 and the first, second, and fourth quarters of 2002, was primarily in mortgage-backed securities and collateralized mortgage obligations of U.S. government corporations and agencies. The average life of the securities portfolio was approximately 2 3/4 years at December 31, 2002 from 4 1/2 years at December 31, 2001 reflecting the impact of purchases made and greater principal prepayments, principally during the last four months, during 2002. The decrease in yields on most of the securities portfolio reflects the impact of the lower rate environment on average in the 2002 period.

Total interest expense decreased $7,369,000 to $19,447,000 for 2002 from $26,816,000 for the comparable period in 2001. The decrease in interest expense was primarily due to lower average rates paid partially offset by higher average balances principally for domestic time deposits and long-term debt.

Interest expense on deposits decreased $6,564,000 for the year ended December 31, 2002 to $12,466,000 from $19,030,000 for the comparable 2001 period due to the decrease in the cost of funds partially offset by higher average domestic time deposit balances. Average savings, NOW, and money market deposits, which historically have represented a stable funding source, were $302,761,000 for 2002, compared to $311,125,000 in the prior year period. Average time deposits increased $90,357,000 to $373,535,000 in 2002. The growth in deposit balances was due to the current economic and interest rate environment, the branch opening in Great Neck, Long Island, and ongoing business development activities, including cross-selling of these products to existing customers. Average rate paid on interest-bearing deposits was 1.84% which was 136 basis points lower than the prior year period. The decrease in average cost of deposits reflects the lower interest rate environment during the 2002 period.

Interest expense associated with borrowed funds decreased $805,000 for the twelve months of 2002 from $7,786,000 in the comparable 2001 period as a result of lower rates paid partially offset by higher average long-term debt outstandings. The average cost of borrowings was 2.82% for 2002 compared with 4.31% in the comparable prior year period. Average amounts of long-term debt outstanding were up $71,349,000 to $118,404,000 from $47,055,000 in the prior year period. These borrowings were advances from the Federal Home Loan Bank of New York utilized in connection with the asset/liability management strategies discussed above.

PROVISION FOR LOAN LOSSES

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" below), and principally as the result of the charge-off of one loan as well as the growth in the loan portfolios, the provision for loan losses for 2002 increased to $10,771,000 from $7,401,000 for the comparable prior year period. During the second quarter of 2002, a $5.4 million loan to a corporate borrower which had become the subject of an involuntary bankruptcy was charged off.

NONINTEREST INCOME

Noninterest income increased $5,133,000 for the twelve months of 2002 when compared with the like 2001 period primarily as a result of increased income from mortgage banking and factoring activities, from fees for various other services, from gains on sales of available for sale securities, and from a bank-owned life insurance program implemented in January 2002.

NONINTEREST EXPENSE

Noninterest expense increased $5,462,000 for the twelve months of 2002 when compared with the like 2001 period primarily due to increased salary expenses, pension costs, occupancy, equipment, advertising and marketing expenses, stationery and printing expenses, expenses related to the trust preferred securities placement completed in February 2002,

                                 02 AR | page 51
and various other expenses incurred to support growing levels of business activity and continued investment in the business franchise. Partially offsetting these increases were reductions in fees for various professional services.

PROVISION FOR INCOME TAXES

The provision for income taxes decreased $389,000 for the twelve months of 2002 when compared with the like 2001 period. During the second quarter of 2002, New York State completed an examination of Sterling's tax returns through 1998 and issued a no charge finding. As a result, based on management's review of required tax reserves with outside professionals, these reserves were reduced through the provision that quarter by approximately $1.0 million.

BALANCE SHEET ANALYSIS

SECURITIES

The Company's securities portfolios are comprised of principally U.S. Government and U.S. Government corporation and agency guaranteed mortgage-backed securities along with other debt and equity securities. At December 31, 2002, the Company's portfolio of securities totaled $588,774,000 of which U.S. Government corporation and agency guaranteed mortgage-backed securities and collateralized mortgage obligations having an average life of approximately 2 3/4 years amounted to $520,667,000. The Company has the intent and ability to hold to maturity securities classified as "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $12,798,000 and $53,000, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $6,663,000 and gross unrealized losses of $6,000. Given the generally high credit quality of the portfolio, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary in nature.

Information regarding book values and range of maturities by type of security and weighted average yields for totals of each category is presented in Note 5 beginning on page 26.

The following table sets forth the composition of the Company's investment securities by type, with related carrying values at the end of the most recent three fiscal years:

December 31,                             2002       2001       2000
---------------------------------------------------------------------
                                             (in thousands)
U.S. Treasury securities               $  2,495   $  2,493   $  2,889
Obligations of U.S. government
  corporations and agencies
   --mortgage-backed
      securities                        387,173    440,135    353,293
   --collateralized mortgage
      obligations                       133,494     72,706     32,102
Obligations of states and
  political subdivisions                 34,948     35,477     33,156
Trust preferred securities                3,445         --         --
Debt securities issued by
  foreign governments                     1,500      1,500      2,250
Other debt securities                    15,000     17,480      3,022
Federal Reserve Bank and
  other equity securities                10,719      6,237      7,085
                                       ------------------------------
   Total                               $588,774   $576,028   $433,797
                                       ==============================

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

The Company's commercial and industrial loan portfolio represents approximately 59% of all loans. Loans in this category are typically made to small and medium-sized businesses and range between $250,000 and $10 million, and are often collateralized by: accounts receivable, inventory, marketable securities, other liquid collateral, equipment and/or other assets. Sources of repayment are from the borrower's operating profits, cash flows and liquidation of pledged collateral. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory, and real property. The Company's real estate loan portfolio, which represents approximately 22% of all loans, is secured by mortgages on real property located principally in the states of New York and Virginia. The Company's leasing portfolio, which consists of finance leases for various types of business equipment, represents approximately 15% of all loans. The collateral securing any loan may vary in value based on market conditions.

                           STERLING BANCORP | page 52

The following table sets forth the composition of the Company's loans held for sale and loans held in portfolio, net of unearned discounts, at the end of each of the most recent five fiscal years:

December 31,                         2002                  2001                  2000                1999               1998
------------------------------------------------------------------------------------------------------------------------------------
                                         % OF                   % of                 % of                  % of               % of
                             BALANCES    TOTAL    Balances      Total    Balances    Total     Balances    Total    Balances  Total
                             -------------------------------------------------------------------------------------------------------
                                               (dollars in thousands)                                   (dollars in thousands)
Domestic
  Commercial and
    industrial               $500,311    59.14%   $519,557      64.25%   $499,984    66.59%    $462,400    67.10%   $465,048  72.64%
  Lease financing             128,749    15.22      90,614      11.20      98,349    13.10       81,398    11.81      56,146   8.77
  Real estate--
    mortgage                  185,412    21.92     161,012      19.91     122,272    16.28       96,376    13.99     104,621  16.34
  Real estate--
    construction                2,400     0.28          --         --          --       --        4,958     0.72          --     --
  Installment--
    individuals                 9,128     1.08       8,504       1.05       9,506     1.27       13,181     1.91      13,604   2.13
  Loans to depository
    institutions               20,000     2.36      29,000       3.59      20,000     2.66       30,000     4.35          --     --
Foreign government and
  official institutions            --       --          --         --         777     0.10          783     0.12         787   0.12
                             -------------------------------------------------------------------------------------------------------
Total                        $846,000   100.00%   $808,687     100.00%   $750,888   100.00%    $689,096   100.00%   $640,206 100.00%
                             =======================================================================================================

The following table sets forth the maturities of the Company's commercial and industrial loans, as of December 31, 2002:

                                      Due One          Due One        Due After       Total
                                        Year           to Five           Five         Gross
                                      or Less           Years           Years         Loans
--------------------------------------------------------------------------------------------
                                                       (in thousands)
Commercial and industrial            $493,762          $7,121            $27        $500,910
                                     =======================================================

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

                                 02 AR | page 53

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

December 31,                                    2002      2001      2000      1999      1998
---------------------------------------------------------------------------------------------
                                                          (dollars in thousands)
Nonaccrual basis loans*                        $1,784    $1,748    $1,995    $1,417    $1,214
Past due 90 days or more
  (other than the above)                          286       200       162        59       675
                                               ----------------------------------------------
    Total                                      $2,070    $1,948    $2,157    $1,476    $1,889
                                               ==============================================
*Interest income that would have been
  earned on nonaccrual and reduced
  rate loans outstanding                       $  136    $  153    $  168    $  119    $  128
                                               ==============================================
Applicable interest income actually realized   $   83    $   92    $  110    $   80    $   40
                                               ==============================================
Nonaccrual and past due loans as a
  percentage of total gross loans                0.25%     0.24%     0.28%     0.21%     0.29%
                                               ==============================================

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

Thus, an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 2002, the ratio of the allowance to loans held in portfolio, net of unearned discounts, was 1.7% and the allowance was $13,549,000. At such date, the Company's nonaccrual loans amounted to $1,784,000; none of such loans was judged to be impaired within the scope of SFAS No. 114. Based on the foregoing, as well as management's judgment as to the current risks inherent in loans held in portfolio, the Company's allowance for loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 2002. Net losses within loans held in portfolio are not statistically predictable and changes in conditions in the next twelve months could result in future provisions for loan losses varying from the level taken in 2002. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $575,000 and $655,000 at December 31, 2002 and 2001, respectively.

                           STERLING BANCORP | page 54

The following table sets forth certain information with respect to the Company's loan loss experience for each of the most recent five fiscal years:

December 31,                                   2002        2001        2000        1999        1998
-----------------------------------------------------------------------------------------------------
                                                              (dollars in thousands)
Average loans held in portfolio, net of
  unearned discounts, during year            $708,656    $674,310    $615,150    $535,641    $489,942
                                             ========================================================
Allowance for loan losses:
  Balance at beginning of year               $ 14,038    $ 12,675    $ 11,117    $ 10,156    $  8,678
                                             --------------------------------------------------------
Charge-offs:
  Commercial and industrial                    10,205       4,899       4,010       4,149       3,328
  Lease financing                                 930       1,528       1,075         612         616
  Real estate                                     856         269         313         177         146
  Installment                                      58         103          92          84         261
                                             --------------------------------------------------------
    Total charge-offs                          12,049       6,799       5,490       5,022       4,351
                                             --------------------------------------------------------
Recoveries:
  Commercial and industrial                       871         589         220         169         232
  Lease financing                                  69          84         228         178         142
  Real estate                                      16          --          --           1           2
  Installment                                      69          88          37          51          64
                                             --------------------------------------------------------
    Total recoveries                            1,025         761         485         399         440
                                             --------------------------------------------------------
Subtract:
  Net charge-offs                              11,024       6,038       5,005       4,623       3,911
                                             --------------------------------------------------------
Provision for loan losses                      10,771       7,401       6,563       5,584       5,389
                                             --------------------------------------------------------
Loss on loans transferred to held for sale        236          --          --          --          --
                                             --------------------------------------------------------
Balance at end of year                       $ 13,549    $ 14,038    $ 12,675    $ 11,117    $ 10,156
                                             ========================================================
Ratio of net charge-offs to average
  loans held in portfolio, net of
  unearned discounts during year                 1.56%       0.90%       0.81%       0.86%       0.80%
                                             ========================================================

To comply with a regulatory requirement to provide an allocation of the allowance for possible loan losses, the following table presents the Company's allocation of the allowance. This allocation is based on estimates by management and may vary from year to year based on management's evaluation of the risk characteristics of the loan portfolio. The amount allocated to a particular loan category of the Company's loans held in portfolio may not necessarily be indicative of actual future charge-offs in a loan category.

December 31,                                2002                 2001                 2000
------------------------------------------------------------------------------------------------
                                                  % OF                 % of                 % of
                                      AMOUNT     LOANS     Amount     Loans     Amount     Loans
                                     -----------------------------------------------------------
                                                      (dollars in thousands)
Domestic
  Commercial and industrial          $ 7,977      1.59%   $ 9,438      1.82%   $ 8,968     1.79%
  Loans to depository institutions       150      0.75        230      0.79        160     0.80
  Lease financing                      1,961      1.52      1,736      1.92      1,637     1.66
  Real estate--mortgage                2,000      1.37      1,613      1.28      1,423     1.22
  Real estate--construction               23      0.96         --        --         --       --
  Installment--individuals                10      0.11         10      0.12         10     0.11
  Unallocated                          1,428        --      1,011        --        477       --
                                     -------              -------              -------
    Total                            $13,549      1.71%   $14,038      1.85%   $12,675     1.72%
                                     ==========================================================

December 31,                                1999                 1998
---------------------------------------------------------------------------
                                                  % of                 % of
                                      Amount     Loans     Amount     Loans
                                     --------------------------------------
                                            (dollars in thousands)
Domestic
  Commercial and industrial          $ 8,262      1.79%   $ 7,429      1.60%
  Loans to depository institutions       240      0.80         --        --
  Lease financing                      1,036      1.27        837      1.49
  Real estate--mortgage                1,085      1.15      1,323      1.38
  Real estate--construction               30      0.61         --        --
  Installment--individuals                75      0.56         25      0.18
  Unallocated                            389        --        542        --
                                     -------              -------
    Total                            $11,117      1.64%   $10,156      1.64%
                                     ======================================

                                  02 AR | page 55

DEPOSITS

A significant source of funds continues to be deposits, consisting of demand (noninterest-bearing), NOW, savings, money market and time deposits (principally certificates of deposit).

The following table provides certain information with respect to the Company's deposits at the end of each of the most recent three fiscal years:

December 31,                                       2002                         2001                  2000
--------------------------------------------------------------------------------------------------------------------
                                                            % of                         % of                  % of
                                         BALANCES          TOTAL      Balances          Total    Balances      Total
                                        ----------------------------------------------------------------------------
                                                                           (in thousands)
Domestic
  Demand                                $  401,553         38.4%      $356,303           36.2%  $ 341,039      39.4%
  NOW                                      111,869         10.7        110,309           11.2      68,319       7.9
  Savings                                   27,307          2.6         32,194            3.3      24,836       2.9
  Money Market                             148,157         14.2        166,597           16.9     168,260      19.4
  Time deposits by remaining maturity
    Within 3 months                        200,754         19.2        179,854           18.3     146,734      16.9
    After 3 months but within 1 year        87,509          8.3         73,386            7.4      89,388      10.3
    After 1 year but within 5 years         66,858          6.3         63,235            6.4      24,731       2.9
    After 5 years                               86           --             71             --          --        --
                                        ---------------------------------------------------------------------------
      Total domestic deposits            1,044,093         99.7        981,949           99.7     863,307      99.7
                                        ---------------------------------------------------------------------------
Foreign
  Time deposits by remaining maturity
    Within 3 months                          1,820          0.2          1,795            0.2         150        --
    After 3 months but within 1 year         1,180          0.1          1,180            0.1       2,825       0.3
                                        ---------------------------------------------------------------------------
      Total foreign deposits                 3,000          0.3          2,975            0.3       2,975       0.3
                                        ---------------------------------------------------------------------------
      Total deposits                    $1,047,093        100.0%      $984,924          100.0%  $ 866,282     100.0%
                                        ===========================================================================

Fluctuations of balances in total or among categories at any date can occur based on the Company's mix of assets and liabilities as well as on customers' balance sheet strategies. Historically, however, average balances for deposits have been relatively stable. Information regarding these average balances for the most recent three fiscal years is presented on page 62.

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

                           STERLING BANCORP | page 56

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

The Company's balance sheet structure is primarily short-term in nature with a substantial portion of assets and liabilities repricing or maturing within one year. The Company's gap analysis at December 31, 2002, presented on page 64, indicates that net interest income would increase during periods of rising interest rates and decrease during periods of falling interest rates, but, as mentioned above, gap analysis may not be an accurate predictor of net interest income.

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

At December 31, 2002, the Company's financial instruments consisted of two interest rate floor contracts having a notional amount totaling $50 million, consisting of two contracts with a notional amount of $25 million each and a final maturity of August 14, 2003. These financial instruments are being used as part of the Company's interest rate risk management and not for trading purposes. At December 31, 2002, all counterparties had investment grade credit ratings from the major rating agencies. Each counterparty is specifically approved for applicable credit exposure.

The interest rate floor contracts require the Company to pay a fee for the right to receive a fixed interest payment. The Company paid up front premiums of $110,000 which are amortized monthly against interest income from the designated assets. At December 31, 2002, the unamortized premiums on these contracts totaled $34,000 and are included in other assets. At December 31, 2002, there was $132,000 receivable under these contracts. The estimated fair market value of the contracts was $788,000 at December 31, 2002.

                                 02 AR | page 57

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

The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates that would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The estimated effects of the Company's interest rate floors are included in the results of the sensitivity analysis. The Company has established certain policy limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. Management generally has maintained a risk position well within the policy limits. As of December 31, 2002, the model indicated the impact of a 200 basis point parallel and pro rata rise in rates over 12 months would approximate a 5.32% ($3,865,000) increase in net interest income, while the impact of a 200 basis point decline in rates over the same period would approximate a 4.69% ($3,409,000) decline from an unchanged rate environment.

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

                           STERLING BANCORP | page 58

At December 31, 2002, the parent company's short-term debt, consisting principally of commercial paper used to finance ongoing current business activities, was approximately $29,669,000. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $51,620,000 and back-up credit lines with banks of $24,000,000. Since 1979, the parent company has had no need to use available back-up lines of credit.

The following table sets forth information regarding the Company's obligations and commitments to make future payments under contracts as of December 31, 2002:

                                                   Payments Due by Period
------------------------------------------------------------------------------------------
Contractual                                     Less than      1-3        4-5      After 5
Obligations                            Total     1 Year       Years      Years      Years
------------------------------------------------------------------------------------------
                                                         (in thousands)
Long-Term Debt                       $ 115,00   $      --   $  5,000   $     --   $110,000
Operating Leases                       28,079       3,093      5,769      5,040     14,177
                                     -----------------------------------------------------
Total Contractual Cash Obligations   $143,079   $   3,093   $ 10,769   $  5,040   $124,177
                                     =====================================================

The following table sets forth information regarding the Company's obligations under other commercial commitments as of December 31, 2002:

                                             Amount of Commitment Expiration Per Period
-------------------------------------------------------------------------------------------------
Other Commercial                 Total Amounts  Less than        1-3          4-5         Over 5
Commitments                        Committed      1 Year        Years        Years        Years
-------------------------------------------------------------------------------------------------
                                                         (in thousands)
Lines of Credit                  $ 71,410       $ 71,410       $     --     $     --     $     --
Standby Letters of Credit          30,107         14,511          6,113        7,786        1,697
Other Commercial Commitments       31,869         14,424         17,445           --           --
                                 ----------------------------------------------------------------
Total Commercial Commitments     $133,386       $100,345       $ 23,558     $  7,786     $  1,697
                                 ================================================================

While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity requirements in the future.

CAPITAL

The Company and the bank are subject to risk-based capital regulations. The purpose of these regulations is to quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements of total capital into Tier 1 and Tier 2 components and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio, (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). Information regarding the Company's and the bank's risk-based capital at December 31, 2002 and December 31, 2001, is presented in Note 21 beginning on page 40. In addition, the bank is subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA, established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under the provisions of FDICIA, a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2002, the Company and the bank exceeded the requirements for "well capitalized" institutions.

                                 02 AR | page 59

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The parent company's common stock is traded on the New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Note 25 on page 47. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 17. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Note 14 on page 32. There are no such restrictions on the ability of the parent company to pay dividends to its shareholders. Information related to the parent company's preferred stock is presented in Note 12 beginning on page 32.

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

Factors that could cause our actual results to differ, possibly materially, from those in the forward-looking statements include, but are not limited to, the following: inflation, interest rates, market and monetary fluctuations; geopolitical developments including acts of war and terrorism and their impact on economic conditions; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve; changes, particularly declines, in general economic conditions and in the local economies in which the Company operates; the financial condition of the Company's borrowers; competitive pressures on loan and deposit pricing and demand; changes in technology and their impact on the marketing of new products and services and the acceptance of these products and services by new and existing customers; the willingness of customers to substitute competitors' products and services for the Company's products and services; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); changes in accounting principles, policies and guidelines; the success of the Company at managing the risks involved in the foregoing as well as other risks and uncertainties detailed from time to time in press releases and other public filings. The foregoing list of important factors is not exclusive, and we will not update any forward-looking statement, whether written or oral, that may be made from time to time.

COMPARISON OF YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

OVERVIEW

The Company reported net income for 2001 of $19.4 million, representing $1.51 per share, calculated on a diluted basis, compared to $16.6 million, or $1.33 per share, calculated on a diluted basis, for 2000. This increase reflects continued growth in both net interest income and noninterest income.

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

                           STERLING BANCORP | page 60

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earning. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities, and shareholders' equity. The increases (decreases) for the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate are shown on page 63. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 62.

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

Interest expense associated with borrowed funds decreased $3,759,000 for 2001 from $11,545,000 in 2000, as the result of lower average outstandings and rates paid for Federal funds purchased and securities sold under agreements to repurchase partially offset by higher average long-term debt outstandings. During 2001, as part of its asset/liability management strategy in light of the lower interest rate environment, the Company implemented a program to lengthen funding maturities. As a result, average amounts outstanding for long-term borrowings increased $35,009,000 in 2001 to $47,055,000 and average amounts outstanding for Federal funds purchased and securities sold under agreements to repurchase decreased $56,416,000 from $149,428,000 in the prior year. Average rates paid were lowered for long-term borrowings to 4.37% in 2001 from 5.35% in 2000 and for Federal funds purchased and securities sold under agreements to repurchase to 4.40% from 5.88%.

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

                                 02 AR | page 61

                                Sterling Bancorp

  CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST EARNINGS [1]


Years Ended December 31,                        2002                               2001                             2000
-----------------------------------------------------------------------------------------------------------------------------------
                                   Average               Average     Average               Average     Average              Average
                                   Balance     Interest    Rate      Balance     Interest    Rate      Balance   Interest    Rate
                                  -------------------------------------------------------------------------------------------------
                                                                          (dollars in thousands)
ASSETS

Interest-bearing deposits
   with other banks               $    3,494    $    33    1.20%    $    3,216    $    97    3.01%   $    2,215   $   105    4.72%
Investment securities
  Available for sale                 238,947     14,748    6.17        174,756     11,235    6.43       123,854     8,363    6.75
  Held to maturity                   316,864     19,759    6.24        260,085     17,555    6.75       297,515    20,441    6.87
  Tax-exempt[2]                       33,579      2,489    7.41         34,020      2,515    7.39        31,868     2,341    7.35
Federal funds sold                    16,704        277    1.66          8,638        216    2.50         3,735       215    5.76
Loans, net of unearned
   discounts[3]
  Domestic                           746,115     57,914    8.52        704,565     65,242   10.15       634,200    66,565   11.45
  Foreign                                 --         --      --            651         40    6.17           780        58    7.46
                                  ----------     ------             ----------     ------            ----------    ------
    TOTAL INTEREST-
      EARNING ASSETS               1,355,703     95,220    7.39%     1,185,931     96,900    8.62%    1,094,167    98,088    9.42%
                                                -------    ====                   -------   =====                 -------   =====
Cash and due from banks               49,994                            45,483                           39,295
Allowance for loan losses            (13,986)                          (13,588)                         (12,106)
Excess cost over equity in
   net assets of the bank             21,158                            21,158                           21,158
Other                                 53,400                            28,872                           23,193
                                  ----------                        ----------                       ----------
    TOTAL ASSETS                  $1,466,269                        $1,267,856                       $1,165,707
                                  ==========                        ==========                       ==========
LIABILITIES AND
   SHAREHOLDERS' EQUITY

Interest-bearing deposits
  Domestic
    Savings                       $   25,882        154    0.60%    $   28,555        557    1.95%   $   24,298       577    2.38%
    NOW                              112,301        880    0.78         86,737      1,550    1.79        70,704     1,787    2.53
    Money market                     164,578      1,321    0.80        195,833      4,223    2.16       157,791     4,983    3.16
    Time                             370,536     10,053    2.71        280,203     12,571    4.49       280,871    15,218    5.42
  Foreign
    Time                               2,999         58    1.94          2,975        129    4.33         2,859       132    4.60
Borrowings
  Federal funds purchased and
    securities sold under
    agreements to repurchase          73,113      1,337    1.83         93,012      4,090    4.40       149,428     8,789    5.88
  Commercial paper                    31,885        655    2.06         36,498      1,489    4.08        28,496     1,490    5.23
  Other short-term debt               23,885        573    2.40          3,892        151    3.89        10,708       749    5.76
  Long-term debt                     118,404      4,416    3.73         47,055      2,056    4.37        12,046       517    5.35
                                  ----------      -----             ----------      -----            ----------     -----
    Total Interest-Bearing
       Liabilities                   923,583     19,447    2.11%       774,760     26,816    3.46%      737,201    34,242    4.64%
                                                           ====                              ====                            ====
Noninterest-bearing
   demand deposits                   315,757         --                292,918         --               258,347        --
                                  ----------     ------             ----------     ------            ----------    ------
Total including
   noninterest-bearing
    demand deposits                1,239,340     19,447    1.57%     1,067,678     26,816    2.51%      995,548    34,242    3.44%
                                                -------    ====                   -------   =====                 -------   =====
Other liabilities                     79,559                            76,243                           62,575
                                   ---------                         ---------                        ---------
    Total Liabilities              1,318,899                         1,143,921                        1,058,123
Corporation obligated
  mandatorily redeemable
  preferred securities                21,096                                --                               --
Shareholders' equity                 126,274                           123,935                          107,584
                                  ----------                        ----------                       ----------
    TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY         $1,466,269                        $1,267,856                       $1,165,707
                                  ==========                        ==========                       ==========

Net interest income/spread                       75,773    5.28%                   70,084    5.16%                 63,846    4.78%
                                                           ====                              ====                            ====
Net yield on interest-earning
   assets                                                  5.88%                             6.23%                           6.13%
                                                           ====                              ====                            ====
Less: Tax-equivalent
   adjustment                                     1,023                             1,034                             963
                                                -------                           -------                         -------
Net interest income                             $74,750                           $69,050                         $62,883
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

[3] Includes loans held for sale and loans held in portfolio. Nonaccrual loans are included in amounts outstanding and income has been included to the extent earned.

                            STERLING BANCORP page 62

                                Sterling Bancorp

                    CONSOLIDATED RATE / VOLUME ANALYSIS [1]

                                                      December 31, 2001 to                           December 31, 2000 to
Increase (Decrease) from Years Ended,                    December 31, 2002                              December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                               Volume           Rate          Total[2]       Volume           Rate        Total[2]
                                               ------------------------------------------------------------------------------------
                                                                        (in thousands)
INTEREST INCOME

Interest-bearing deposits with other banks     $      6       $    (70)      $    (64)      $     38       $    (46)      $     (8)
                                               ------------------------------------------------------------------------------------
Investment securities
  Available for sale                              3,983           (470)         3,513          3,283           (411)         2,872
  Held to maturity                                3,608         (1,404)         2,204         (2,541)          (345)        (2,886)
  Tax-exempt                                        (33)             7            (26)           163             11            174
                                               ------------------------------------------------------------------------------------
    Total                                         7,558         (1,867)         5,691            905           (745)           160
                                               ------------------------------------------------------------------------------------
Federal funds sold                                  152            (91)            61            171           (170)             1
                                               ------------------------------------------------------------------------------------
Loans, net of unearned discounts[3]
  Domestic                                        4,201        (11,529)        (7,328)         7,399         (8,722)        (1,323)
  Foreign                                           (20)           (20)           (40)            (9)            (9)           (18)
                                               ------------------------------------------------------------------------------------
    Total                                         4,181        (11,549)        (7,368)         7,390         (8,731)        (1,341)
                                               ------------------------------------------------------------------------------------
    TOTAL INTEREST INCOME                      $ 11,897       $(13,577)      $ (1,680)      $  8,504       $ (9,692)      $ (1,188)
                                               ====================================================================================
INTEREST EXPENSE

Savings and time deposits
  Domestic
    Savings                                    $    (48)      $   (355)      $   (403)      $     92       $   (112)      $    (20)
    NOW                                             371         (1,041)          (670)           350           (587)          (237)
    Money market                                   (587)        (2,315)        (2,902)         1,027         (1,787)          (760)
    Time                                          3,345         (5,863)        (2,518)           (77)        (2,570)        (2,647)
  Foreign
    Time                                              1            (72)           (71)             5             (8)            (3)
                                               ------------------------------------------------------------------------------------
    Total                                         3,082         (9,646)        (6,564)         1,397         (5,064)        (3,667)
                                               ------------------------------------------------------------------------------------
Borrowings
  Federal funds purchased and securities
    sold under agreements to repurchase            (738)        (2,015)        (2,753)        (2,827)        (1,872)        (4,699)
  Commercial paper                                 (170)          (664)          (834)           365           (366)            (1)
  Other short-term debt                             501            (79)           422           (397)          (201)          (598)
  Long-term debt                                  2,701           (341)         2,360          1,670           (131)         1,539
                                               ------------------------------------------------------------------------------------
    Total                                         2,294         (3,099)          (805)        (1,189)        (2,570)        (3,759)
                                               ------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                         $  5,376       $(12,745)      $ (7,369)      $    208       $ (7,634)      $ (7,426)
                                               ====================================================================================
NET INTEREST INCOME                            $  6,521       $   (832)      $  5,689       $  8,296       $ (2,058)      $  6,238
                                               ====================================================================================

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

                                  02 AR page 63

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

                                                                                  Repricing Date
                                            -------------------------------------------------------------------------------------
                                                         More than
                                            3 Months      3 Months       1 Year to       Over           Nonrate
                                            or Less       to 1 Year       5 Years       5 Years        Sensitive          Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Interest-bearing deposits
   with other banks                         $  2,873      $     --       $     --       $     --      $       --       $    2,873
  Federal funds sold                           5,000            --             --             --              --            5,000
  Investment securities                       16,749         1,839         59,268        500,199          10,719          588,774
  Loans, net of unearned discounts
    Commercial and industrial                484,585         9,177          7,121             27            (599)         500,311
    Loans to depository institutions          20,000            --             --             --              --           20,000
    Lease financing                           74,643         3,373         64,750          3,581         (17,598)         128,749
    Real estate                              105,724        11,400         40,752         29,952             (16)         187,812
    Installment                                7,293           146          1,307            400             (18)           9,128
  Noninterest-earning assets and
   allowance for loan losses                      --            --             --             --         118,475          118,475
                                            -------------------------------------------------------------------------------------
      Total Assets                           716,867        25,935        173,198        534,159         110,963        1,561,122
                                            -------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits
    Savings[1]                                    --            --         27,307             --              --           27,307
    NOW[1]                                        --            --        111,869             --              --          111,869
    Money market[1]                          117,094            --         31,063             --              --          148,157
    Time--domestic                           200,754        87,509         66,858             86              --          355,207
        --foreign                              1,820         1,180             --             --              --            3,000
  Securities sold under agreements
    to repurchase                            100,386           540             --             --              --          100,926
  Commercial paper                            29,319            --             --             --              --           29,319
  Other short-term borrowings                  6,680        30,350             --             --              --           37,030
  Other long-term borrowings--FHLB                --            --          5,000        110,000              --          115,000
  Noninterest-bearing liabilities and
    shareholders' equity                          --            --             --             --         633,307          633,307
                                            -------------------------------------------------------------------------------------
      Total Liabilities and
         Shareholders' Equity                456,053       119,579        242,097        110,086         633,307        1,561,122
                                            -------------------------------------------------------------------------------------
Net Interest Rate Sensitivity Gap           $260,814      $(93,644)      $(68,899)      $424,073      $ (522,344)      $       --
                                            =====================================================================================
Cumulative Gap at December 31, 2002         $260,814      $167,170       $ 98,271       $522,344      $       --       $       --
                                            =====================================================================================
Cumulative Gap at December 31, 2001         $129,150      $ 64,668       $(47,649)      $483,188      $       --       $       --
                                            =====================================================================================
Cumulative Gap at December 31, 2000         $101,033      $ 24,199       $ (9,231)      $455,154      $       --       $       --
                                            =====================================================================================

[1] Historically, balances on non-maturity deposit accounts have remained relatively stable despite changes in levels of interest rates. Balances are shown in repricing periods based on management's historical repricing practices and runoff experience.

                            STERLING BANCORP page 64