Form 10-K, Exhibit 13
period 2003-12-31
STERLING BANCORP
filed 2004-03-12
CIK 93451

Exhibit 13

                                Sterling Bancorp
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                              2003                2002
------------                                                        ----------------    ----------------
ASSETS
Cash and due from banks                                             $     63,947,722    $     58,173,569
Interest-bearing deposits with other banks                                 1,656,338           2,872,710
Federal funds sold                                                                --           5,000,000

Securities available for sale (at estimated fair value;
   pledged: $117,250,082 in 2003 and $90,969,577 in 2002)                312,727,555         219,435,089
Securities held to maturity (pledged: $166,910,347 in 2003 and
   $222,229,901 in 2002) (estimated fair value: $374,977,771
   in 2003 and $382,083,685 in 2002)                                     370,390,519         369,339,331
                                                                    ----------------    ----------------
      Total investment securities                                        683,118,074         588,774,420
                                                                    ----------------    ----------------
Loans held for sale                                                       40,556,380          54,684,987

Loans held in portfolio, net of unearned discounts                       900,556,215         791,315,047
Less allowance for loan losses                                            14,458,951          13,549,297
                                                                    ----------------    ----------------
      Loans, net                                                         886,097,264         777,765,750
                                                                    ----------------    ----------------
Customers' liability under acceptances                                       953,571           1,545,335
Goodwill                                                                  21,158,440          21,158,440
Premises and equipment, net                                                9,226,183           9,263,172
Other real estate                                                            829,856             822,820
Accrued interest receivable                                                5,069,423           4,881,937
Bank owned life insurance                                                 21,872,266          20,830,688
Other assets                                                              24,260,063          16,176,113
                                                                    ----------------    ----------------
                                                                    $  1,758,745,580    $  1,561,949,941
                                                                    ================    ================
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                                        $    474,091,890    $    401,568,479
Interest-bearing deposits                                                737,648,930         645,539,745
                                                                    ----------------    ----------------
      Total deposits                                                   1,211,740,820       1,047,108,224

Securities sold under agreements to repurchase--customers                 42,490,862          60,925,635
Securities sold under agreements to repurchase--dealers                   51,327,944          40,000,000
Federal funds purchased                                                   10,000,000                  --
Commercial paper                                                          28,799,055          29,318,920
Other short-term borrowings                                               56,871,359          37,030,404
Acceptances outstanding                                                      953,571           1,545,335
Accrued expenses and other liabilities                                    77,602,887          75,467,099
Long-term borrowings                                                     135,774,000         140,774,000
                                                                    ----------------    ----------------
      Total liabilities                                                1,615,560,498       1,432,169,617
                                                                    ----------------    ----------------
Shareholders' Equity
  Preferred stock, $5 par value                                            2,244,320           2,322,060
  Common stock, $1 par value. Authorized 20,000,000 shares;
    issued 16,244,549 and 16,107,005 shares, respectively                 16,244,549          16,107,005
  Capital surplus                                                        142,393,959         140,512,359
  Retained earnings                                                       17,751,859           3,783,539
  Accumulated other comprehensive (loss) income                             (976,782)          1,330,239
                                                                    ----------------    ----------------
                                                                         177,657,905         164,055,202
  Common stock in treasury at cost, 1,306,587 and 1,261,061 shares,
   respectively                                                          (33,577,847)        (32,400,952)
  Unearned compensation                                                     (894,976)         (1,873,926)
                                                                    ----------------    ----------------
      Total shareholders' equity                                         143,185,082         129,780,324
                                                                    ----------------    ----------------
                                                                    $  1,758,745,580    $  1,561,949,941
                                                                    ================    ================

See Notes to Consolidated Financial Statements.


                              STERLING BANCORP . 16

                                                                      Exhibit 13

                                Sterling Bancorp
                        CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                                          2003            2002            2001
------------------------                                      ------------    ------------    ------------
INTEREST INCOME
  Loans                                                       $ 61,621,929    $ 57,913,946    $ 65,282,135
  Investment securities
    Available for sale                                          10,601,611      16,213,837      12,715,635
    Held to maturity                                            19,269,037      19,758,646      17,554,909
  Federal funds sold                                                64,435         276,974         215,973
  Deposits with other banks                                         25,464          33,564          96,842
                                                              ------------    ------------    ------------
      Total interest income                                     91,582,476      94,196,967      95,865,494
                                                              ------------    ------------    ------------
INTEREST EXPENSE
  Deposits                                                       8,887,090      12,466,276      19,029,850
  Securities sold under agreements to repurchase--customers        876,790       1,162,822       1,737,635
  Securities sold under agreements to repurchase--dealers          565,552         129,063       2,165,781
  Federal funds purchased                                           65,407          45,059         186,064
  Commercial paper                                                 264,254         655,355       1,489,137
  Other short-term borrowings                                      544,722         572,717         151,368
  Long-term borrowings                                           6,387,024       6,178,360       2,056,103
                                                              ------------    ------------    ------------
      Total interest expense                                    17,590,839      21,209,652      26,815,938
                                                              ------------    ------------    ------------
      Net interest income                                       73,991,637      72,987,315      69,049,556
Provision for loan losses                                        8,740,400      10,770,900       7,400,864
                                                              ------------    ------------    ------------
      Net interest income after provision for loan losses       65,251,237      62,216,415      61,648,692
                                                              ------------    ------------    ------------
NONINTEREST INCOME
  Factoring income                                               5,947,029       6,155,897       5,571,178
  Mortgage banking income                                       14,606,494      10,254,430       7,545,079
  Service charges on deposit accounts                            4,905,900       4,961,897       5,608,733
  Trade finance income                                           2,337,480       2,574,949       2,478,258
  Trust fees                                                       646,979         664,346         878,106
  Other service charges and fees                                 1,922,590       1,846,103       1,666,285
  Bank owned life insurance income                               1,041,577       1,290,316              --
  Securities gains                                                 550,505         996,041              --
  Other income                                                     597,410         511,783         375,822
                                                              ------------    ------------    ------------
      Total noninterest income                                  32,555,964      29,255,762      24,123,461
                                                              ------------    ------------    ------------
NONINTEREST EXPENSES
  Salaries                                                      27,022,023      25,993,675      24,255,002
  Employee benefits                                              8,031,099       6,161,254       3,976,926
                                                              ------------    ------------    ------------
      Total personnel expense                                   35,053,122      32,154,929      28,231,928
  Occupancy expense, net                                         4,788,150       4,920,392       4,711,216
  Equipment expense                                              2,854,169       2,657,571       2,547,288
  Advertising and marketing                                      3,160,122       3,308,915       2,971,206
  Professional fees                                              3,121,771       3,738,163       5,127,067
  Data processing fees                                           1,012,309       1,270,974       1,258,975
  Stationery and printing                                          903,915       1,052,394         862,385
  Communications                                                 1,580,678       1,626,467       1,605,626
  Mortgage tax expense                                             915,547         718,938         709,197
  Other expenses                                                 5,520,325       5,945,860       5,670,797
                                                              ------------    ------------    ------------
      Total noninterest expenses                                58,910,108      57,394,603      53,695,685
                                                              ------------    ------------    ------------
Income before income taxes                                      38,897,093      34,077,574      32,076,468
Provision for income taxes                                      14,693,439      12,299,848      12,688,920
                                                              ------------    ------------    ------------
Net income                                                    $ 24,203,654    $ 21,777,726    $ 19,387,548
                                                              ============    ============    ============
Average number of common shares outstanding
  Basic                                                         14,883,440      14,947,313      15,089,720
  Diluted                                                       15,758,058      15,797,524      15,857,352
Earnings per average common share
  Basic                                                       $       1.62    $       1.45    $       1.28
  Diluted                                                             1.53            1.37            1.22
Dividends per common share                                             .68             .56             .50

See Notes to Consolidated Financial Statements.


                              STERLING BANCORP . 17

                                                                      Exhibit 13

                                Sterling Bancorp
                           CONSOLIDATED STATEMENTS OF
                              COMPREHENSIVE INCOME

Years Ended December 31,                                             2003              2002            2001
------------------------                                         -------------    -------------    ------------
Net income                                                       $  24,203,654    $  21,777,726    $ 19,387,548
                                                                 -------------    -------------    ------------
Other comprehensive (loss) income, net of tax:
  Unrealized gains on securities:
    Unrealized holding (losses) gains arising during the year       (1,227,254)       3,020,923       1,141,875
    Reclassification adjustment for gains included in net income      (297,823)        (538,858)             --
  Minimum pension liability adjustment                                (781,944)      (2,271,049)             --
                                                                 -------------    -------------    ------------
  Other comprehensive (loss) income                                 (2,307,021)         211,016       1,141,875
                                                                 -------------    -------------    ------------
Comprehensive income                                             $  21,896,633    $  21,988,742    $ 20,529,423
                                                                 =============    =============    ============

See Notes to Consolidated Financial Statements.


                              STERLING BANCORP . 18

                                                                      Exhibit 13

                                Sterling Bancorp
                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31,                                              2003              2002              2001
------------------------                                         --------------    --------------    --------------
PREFERRED STOCK
  Balance at beginning of year                                   $    2,322,060    $    2,346,060    $    2,402,760
  Conversions of Series B and Series D shares                           (77,740)          (24,000)          (35,180)
  Redemption of Series B shares                                              --                --           (21,520)
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $    2,244,320    $    2,322,060    $    2,346,060
                                                                 ==============    ==============    ==============
COMMON STOCK
  Balance at beginning of year                                   $   16,107,005    $   13,817,856    $   12,546,332
  Conversions of preferred shares into common shares                     12,799             3,070             4,047
  Options exercised                                                     124,745           312,740           331,643
  Common shares issued in connection with stock dividend                     --         1,973,339           935,834
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $   16,244,549    $   16,107,005    $   13,817,856
                                                                 ==============    ==============    ==============
CAPITAL SURPLUS
  Balance at beginning of year                                   $  140,512,359    $   95,504,762    $   64,467,107
  Conversions of preferred shares into common shares                     64,941            20,930            31,137
  Options exercised                                                   1,849,017         3,886,119         3,847,869
  Common shares issued in connection with stock dividend                     --        40,724,200        27,167,261
  Issuance of shares under incentive compensation plan                       --           386,400                --
  Common stock issued in connection with acquisition                         --           (10,052)               --
  Stock split--cash paid in lieu                                        (32,358)               --                --
  Redemption of Series B shares                                              --                --            (8,612)
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $  142,393,959    $  140,512,359    $   95,504,762
                                                                 ==============    ==============    ==============
RETAINED EARNINGS
  Balance at beginning of year                                   $    3,783,539    $   32,419,767    $   47,466,602
  Net income                                                         24,203,654        21,777,726        19,387,548
  Cash dividends paid--common shares                                (10,110,315)       (7,571,667)       (6,209,939)
                     --preferred shares                                (125,019)         (112,700)          (98,014)
  Stock dividend paid--common shares                                         --       (42,697,539)      (28,103,095)
                     --cash in lieu                                          --           (32,048)          (23,335)
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $   17,751,859    $    3,783,539    $   32,419,767
                                                                 ==============    ==============    ==============
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
  Balance at beginning of year                                   $    1,330,239    $    1,119,223    $      (22,652)
                                                                 --------------    --------------    --------------
  Unrealized holding (losses) gains arising during the period:
      Before tax                                                     (2,268,495)        5,583,963         2,110,676
      Tax effect                                                      1,041,241        (2,563,040)         (968,801)
                                                                 --------------    --------------    --------------
      Net of tax                                                     (1,227,254)        3,020,923         1,141,875
                                                                 --------------    --------------    --------------
  Reclassification adjustment for gains included in net income:
      Before tax                                                       (550,505)         (996,041)               --
      Tax effect                                                        252,682           457,183                --
                                                                 --------------    --------------    --------------
      Net of tax                                                       (297,823)         (538,858)               --
                                                                 --------------    --------------    --------------
  Minimum pension liability adjustment:
      Before tax                                                     (1,445,369)       (4,197,872)               --
      Tax effect                                                        663,425         1,926,823                --
                                                                 --------------    --------------    --------------
      Net of tax                                                       (781,944)       (2,271,049)               --
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $     (976,782)   $    1,330,239    $    1,119,223
                                                                 ==============    ==============    ==============
TREASURY STOCK
  Balance at beginning of year                                   $  (32,400,952)   $  (15,542,454)   $   (7,986,763)
  Purchase of common shares                                            (256,007)      (15,501,195)       (6,063,976)
  Issuance of shares under incentive compensation plan                       --         1,267,200                --
  Surrender of shares issued under incentive compensation plan         (920,888)       (3,034,547)       (1,491,715)
  Common shares issued in connection with acquisition                        --           410,044                --
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $  (33,577,847)   $  (32,400,952)   $  (15,542,454)
                                                                 ==============    ==============    ==============
UNEARNED COMPENSATION
  Balance at beginning of year                                   $   (1,873,926)   $   (1,187,798)   $   (1,857,292)
  Issuance of shares under incentive compensation plan                       --        (1,653,600)               --
  Amortization of unearned compensation                                 978,950           967,472           669,494
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $     (894,976)   $   (1,873,926)   $   (1,187,798)
                                                                 ==============    ==============    ==============
TOTAL SHAREHOLDERS' EQUITY
  Balance at beginning of year                                   $  129,780,324    $  128,477,416    $  117,016,094
  Net changes during the year                                        13,404,758         1,302,908        11,461,322
                                                                 --------------    --------------    --------------
  Balance at end of year                                         $  143,185,082    $  129,780,324    $  128,477,416
                                                                 ==============    ==============    ==============

See Notes to Consolidated Financial Statements


                              STERLING BANCORP . 19

                                                                      Exhibit 13

                                Sterling Bancorp
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                                       2003              2002              2001
------------------------                                                  --------------    --------------    --------------
OPERATING ACTIVITIES
  Net income                                                              $   24,203,654    $   21,777,726    $   19,387,548
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Provision for loan losses                                                8,740,400        10,770,900         7,400,864
      Depreciation and amortization of premises and equipment                  1,750,153         1,735,633         1,758,622
      Securities gains                                                          (550,505)         (996,041)               --
      Income from bank owned life insurance                                   (1,041,578)       (1,290,316)               --
      Deferred income tax (benefit) provision                                   (357,314)         (484,211)        1,973,791
      Net change in loans held for sale                                       14,128,607        (6,082,146)      (36,086,841)
      Amortization of unearned compensation                                      978,950           967,472           669,494
      Amortization of premiums on investment securities                        2,341,462         1,516,143         1,312,890
      Accretion of discounts on investment securities                         (1,112,329)       (1,152,553)         (783,332)
      (Increase) Decrease in accrued interest receivable                        (187,486)          985,184          (671,165)
      Increase (Decrease) in accrued expenses and other liabilities            2,135,788          (157,335)        6,012,658
      Increase in other assets                                                (5,978,191)       (3,126,459)         (638,935)
      Other, net                                                              (2,157,352)       (6,067,643)       (4,434,301)
                                                                          --------------    --------------    --------------
        Net cash provided by (used in) operating activities                   42,894,259        18,396,354        (4,098,707)
                                                                          --------------    --------------    --------------
INVESTING ACTIVITIES
  Purchase of premises and equipment                                          (1,713,164)       (3,146,443)       (4,141,522)
  Net decrease (increase) in interest-bearing deposits with other banks        1,216,372          (385,532)          674,248
  Decrease (Increase) in Federal funds sold                                    5,000,000         5,000,000       (10,000,000)
  Net increase in loans held in portfolio                                   (117,071,914)      (42,490,939)      (27,749,805)
  Increase in other real estate                                                   (7,036)          (13,636)         (161,190)
  Purchase of bank owned life insurance                                               --       (20,000,000)               --
  Proceeds from sales of securities                                           24,208,035        44,653,909                --
  Proceeds from prepayments, redemptions or
    maturities of securities--held to maturity                               253,379,199       111,703,134        81,874,168
  Purchases of securities--held to maturity                                 (255,512,023)     (175,033,767)     (107,147,984)
  Proceeds from prepayments, redemptions or
    maturities--available for sale                                           367,057,916       193,790,227       184,137,834
  Purchases of securities--available for sale                               (486,974,411)     (182,639,726)     (299,513,848)
                                                                          --------------    --------------    --------------
        Net cash used in investing activities                               (210,417,026)      (68,562,773)     (182,028,099)
                                                                          --------------    --------------    --------------
FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits                                72,523,411        45,265,171        15,263,980
  Net increase in interest-bearing deposits                                   92,109,185        16,919,099       103,377,790
  Increase (Decrease) in Federal funds purchased                              10,000,000                --       (10,000,000)
  Net (decrease) in securities sold under agreements to repurchase            (7,106,829)      (46,170,000)       (5,667,374)
  Net increase in commercial paper and other short-term borrowings            19,321,090        15,558,453         7,402,369
  (Decrease) Increase in long-term borrowings                                 (5,000,000)       45,424,000        84,650,000
  Purchase of treasury shares                                                   (256,007)      (15,501,195)       (6,063,976)
  Redemption of preferred stock                                                       --                --           (30,132)
  Proceeds from exercise of stock options                                      1,973,762         4,198,859         4,179,512
  Cash dividends paid on preferred and common shares                         (10,235,334)       (7,684,367)       (6,307,953)
  Cash paid in lieu of fractional shares in connection with
    stock dividend/split                                                         (32,358)          (32,048)          (23,335)
                                                                          --------------    --------------    --------------
        Net cash provided by financing activities                            173,296,920        57,977,972       186,780,881
                                                                          --------------    --------------    --------------
Net increase in cash and due from banks                                        5,774,153         7,811,553           654,075
Cash and due from banks--beginning of year                                    58,173,569        50,362,016        49,707,941
                                                                          --------------    --------------    --------------
Cash and due from banks--end of year                                      $   63,947,722    $   58,173,569    $   50,362,016
                                                                          ==============    ==============    ==============

Supplemental disclosure of cash flow information:
  Interest paid                                                           $   17,613,850    $   20,291,854    $   27,220,986
  Income taxes paid                                                           12,366,194        13,078,303        12,212,440

See Notes to Consolidated Financial Statements


                              STERLING BANCORP . 20

                                                                      Exhibit 13

                             Sterling National Bank
                      Consolidated STATEMENTS OF CONDITION

December 31,                                                                    2003                2002
------------                                                              ----------------    ----------------
ASSETS
Cash and due from banks                                                   $     63,593,547    $     57,771,604
Interest-bearing deposits with other banks                                         921,338           2,137,710
Federal funds sold                                                                      --           5,000,000

Securities available for sale (at estimated fair value;
  pledged: $117,250,082 in 2003 and $90,969,577 in 2002)                       312,662,701         219,374,091
Securities held to maturity (pledged: $166,910,347 in 2003 and
  $222,229,901 in 2002) (estimated fair value: $374,977,771 in 2003
  and $382,083,685 in 2002)                                                    370,390,519         369,339,331
                                                                          ----------------    ----------------
      Total investment securities                                              683,053,220         588,713,422
                                                                          ----------------    ----------------
Loans held for sale                                                             40,556,380          54,684,987

Loans held in portfolio, net of unearned discounts                             860,539,887         750,163,236
Less allowance for loan losses                                                  14,355,380          12,270,071
                                                                          ----------------    ----------------
      Loans, net                                                               846,184,507         737,893,165
                                                                          ----------------    ----------------
Receivables from affiliates                                                         20,996             687,170
Customers' liability under acceptances                                             953,571           1,545,335
Premises and equipment, net                                                      9,196,442           9,215,223
Other real estate                                                                  829,856             822,820
Accrued interest receivable                                                      5,056,786           4,880,288
Bank owned life insurance                                                       21,872,266          20,830,688
Other assets                                                                    17,934,807          11,641,364
                                                                          ----------------    ----------------
                                                                          $  1,690,173,716    $  1,495,823,776
                                                                          ================    ================

LIABILITIES AND SHAREHOLDER'S EQUITY
Noninterest-bearing deposits                                              $    498,036,577    $    406,792,373
Interest-bearing deposits                                                      745,285,616         670,307,106
                                                                          ----------------    ----------------
      Total deposits                                                         1,243,322,193       1,077,099,479
Securities sold under agreements to repurchase--customers                       42,490,862          60,925,635
Securities sold under agreements to repurchase--dealer                          51,327,944          40,000,000
Federal funds purchased                                                         10,000,000                  --
Other short-term borrowings                                                     56,871,359          37,030,404
Due to affiliates                                                                       --           1,239,158
Acceptances outstanding                                                            953,571           1,545,335
Accrued expenses and other liabilities                                          63,056,502          65,332,947
Long-term borrowings--FHLB                                                     110,000,000         115,000,000
                                                                          ----------------    ----------------
      Total liabilities                                                      1,578,022,431       1,398,172,958
                                                                          ----------------    ----------------
Commitments and contingent liabilities

Shareholder's Equity
  Common stock, $50 par value
    Authorized and issued, 358,526 shares                                       17,926,300          17,926,300
  Surplus                                                                       19,762,560          19,762,560
  Undivided profits                                                             72,397,259          56,369,627
  Accumulated other comprehensive income:
    Net unrealized appreciation on securities available for sale,
     net of tax                                                                  2,065,166           3,592,331
                                                                          ----------------    ----------------
      Total shareholder's equity                                               112,151,285          97,650,818
                                                                          ----------------    ----------------
                                                                          $  1,690,173,716    $  1,495,823,776
                                                                          ================    ================

See Notes to Consolidated Financial Statements.


                              STERLING BANCORP . 21

                                                                      Exhibit 13

                                Sterling Bancorp
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Sterling Bancorp ("the parent company") is a financial holding company, pursuant to an election made under the Gramm-Leach-Bliley Act of 1999. Throughout the notes, the term "the Company" refers to Sterling Bancorp and its subsidiaries. The Sterling companies provide a full range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring/accounts receivable management services, trade financing, leasing, deposit services, trust and estate administration and investment management services. Sterling has operations principally in New York and conducts business throughout the United States.

The following summarizes the significant accounting policies of Sterling Bancorp and its subsidiaries.

Basis of Presentation

The consolidated financial statements include the accounts of the parent company and its subsidiaries, principally Sterling National Bank ("the bank"), after elimination of material intercompany transactions.

The Company effected a five-for-four stock split on September 10, 2003. All capital and share amounts as well as basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated.

General Accounting Policies

The Company follows accounting principles generally accepted in the United States of America (U.S. GAAP) and prevailing practices within the banking industry. The preparation of financial statements in accordance with U.S. GAAP requires management to make assumptions and estimates that impact the amounts reported in those statements and are, by their nature, subject to change in the future as additional information becomes available or as circumstances vary. Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current presentation.

New Accounting Standards and Interpretations

In December 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits"
("SFAS No. 132R"). This standard prescribes employers' disclosures about pension plans and other postretirement benefit plans, but does not change the measurement of recognition of those plans. SFAS No. 132R retains and revises the disclosure requirements contained in the original standard. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit costs of defined benefit pension plans and other postretirement benefit plans. For public companies SFAS No. 132R is effective for fiscal years ending after December 15, 2003. The Company's disclosures in Note 17 incorporate the revised disclosure requirements. Certain disclosures are also required in financial statements for interim periods beginning after December 15, 2003.

SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"), was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Under SFAS No.150, certain freestanding financial instruments that embody obligations of the issuer, and that are now classified as equity, must be classified as liabilities (or as assets in some circumstances). SFAS No. 150 also includes required disclosures for financial instruments within its scope. For public companies such as the Company, SFAS No.150 was generally effective for financial instruments entered into or modified after May 31, 2003 and otherwise at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Company). The adoption of SFAS No. 150 in 2003 had no material effect on the Company's consolidated financial statements.

In December 2003, FASB issued Interpretation No. 46 (revised), "Consolidation of Variable Interests Entities" ("FIN 46R"), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the variable interest entity ("VIE"). FIN 46R replaces FASB Interpretation No. 46 that was issued in January 2003. The Company is required to apply FIN 46R to variable interests generally as of March 31, 2004 and to special-purpose entities as of December 31, 2003. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interest of the VIE initially would be measured at their carrying amounts, and any difference between the net amount added to the balance sheet and any previously recognized interest would be recorded as a cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The Company


                              STERLING BANCORP . 22

                                                                      Exhibit 13

has an interest in a special-purpose entity as of December 31, 2003. Upon adoption of FIN 46R as of December 31, 2003, the Company's interest in Sterling Bancorp Trust I (see Note 10) required the deconsolidation of this entity in the Company's consolidated financial statements.

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

A periodic review is conducted by management to determine if the decline in the fair value of any security appears to be other than temporary. Factors considered in determining whether the decline is other-than-temporary include, but are not limited to: the length of time and the extent to which fair value has been below cost; the financial condition and near-term prospects of the issuer; and the Company's ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. If the decline is deemed to be other than temporary, the security is written down to a new cost basis and the resulting loss is reported in non-interest income.

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

Mortgage loans held for sale, including deferred fees and costs, are reported at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis and are included under the caption "Loans held for sale" in the Consolidated Balance Sheets. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to income.Mortgage loans are sold, including servicing rights, without recourse. Gains or losses resulting from sales of mortgage loans, net of unamortized deferred fees and costs, are recognized when the proceeds are received from investors and are included under the caption "Mortgage banking income" in the Consolidated Statements of Income.

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

Under the provisions of SFAS No. 114 and No. 118, individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices; or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral.


                              STERLING BANCORP . 23

                                                                      Exhibit 13

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

Goodwill

Goodwill reflected in the consolidated balance sheets arose from the Company's acquisition of the bank, under the purchase method of accounting in 1968. Effective January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and
Other Intangible Assets" ("SFAS No. 142"). Under the provisions of SFAS No. 142, goodwill is deemed to have an indefinite useful life and the Company is required to complete an annual assessment by segment for the impairment. There was no impairment expense recorded in 2003 or 2002. Prior to the adoption of SFAS No. 142, the Company was not amortizing goodwill.

Goodwill is tested for impairment using a two-step approach that involves the identification of "reporting units" and the estimation of their respective fair values. An impairment loss is recognized as a charge to expense for any excess of the goodwill carrying amount over implied fair value.

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


                              STERLING BANCORP . 24

                                                                      Exhibit 13

Stock Incentive Plans

At December 31, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 15. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In accordance with SFAS No. 148, the following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to the stock-based employee compensation plans.

Years Ended December 31,                                                  2003           2002            2001
------------------------                                             ------------    ------------    ------------
Net income available for common shareholders                         $ 24,078,769    $ 21,665,041    $ 19,289,652
Deduct: Total stock-based compensation expense determined under
  fair value based method for all awards, net of related tax effects   (1,162,833)     (1,002,318)     (1,925,589)
                                                                     ------------    ------------    ------------
Pro forma net income                                                 $ 22,915,936    $ 20,662,723    $ 17,364,063
                                                                     ============    ============    ============
Earnings per share:
  Basic--as reported                                                 $       1.62    $       1.45    $       1.28
  Basic--pro forma                                                           1.54            1.38            1.15
  Diluted--as reported                                                       1.53            1.37            1.22
  Diluted--pro forma                                                         1.45            1.31            1.10

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

NOTE 3.

CASH AND DUE FROM BANKS

The bank is required to maintain average reserves, net of vault cash, on deposit with the Federal Reserve Bank of New York against outstanding domestic deposits and certain other liabilities. The required reserves, which are reported in cash and due from banks, were $22,830,000 and $16,200,000 at December 31, 2003 and 2002, respectively. Average required reserves during 2003 and 2002 were $20,247,000 and $14,499,000, respectively.


                              STERLING BANCORP . 25

                                                                      Exhibit 13

NOTE 4.

MONEY MARKET INVESTMENTS

The Company's money market investments include interest-bearing deposits with other banks and Federal funds sold. The following table presents information regarding money market investments.

Years Ended December 31,                                   2003           2002           2001
------------------------                               ------------   ------------   ------------
Interest-bearing deposits with other banks
    At December 31 --Balance                           $  1,656,338   $  2,872,710   $  2,487,178
                   --Average interest rate                     1.00%          0.85%          1.31%
                   --Average original maturity              72 Days        66 Days       107 Days
   During the year --Maximum month-end balance            3,311,594      4,472,980      4,748,678
                   --Daily average balance                3,473,000      3,494,000      3,216,000
                   --Average interest rate earned              0.73%          1.20%          3.01%
                   --Range of interest rates earned       0.29-1.50%     0.55-2.10%     0.50-6.00%
                                                       ============   ============   ============
 Federal funds sold
    At December 31 --Balance                           $         --   $  5,000,000   $ 10,000,000
                   --Average interest rate                       --         1.1875%          1.56%
                   --Average original maturity                   --          1 Day          1 Day
   During the year --Maximum month-end balance           10,000,000     50,000,000     30,000,000
                   --Daily average balance                5,759,000     16,704,000      8,638,000
                   --Average interest rate earned              1.12%          1.66%          2.50%
                   --Range of interest rates earned     0.875-1.375%    1.125-1.91%    1.25-5.875%
                                                       ============   ============   ============

NOTE 5.

INVESTMENT SECURITIES

The amortized cost and estimated fair value of securities available for sale are as follows:

                                                                     Gross          Gross        Estimated
                                                    Amortized      Unrealized     Unrealized        Fair
December 31, 2003                                      Cost          Gains          Losses         Value
-----------------                                  ------------   ------------   ------------   ------------
U.S. Treasury securities                           $  2,496,316   $         25   $         91   $  2,496,250
Obligations of U.S. government corporations and
  agencies--mortgage-backed securities              219,875,124      2,807,751        521,976    222,160,899
Obligations of U.S. government corporations and
  agencies--collateralized mortgage obligations      38,725,153             51        831,651     37,893,553
Obligations of state and political institutions      30,885,649      1,930,582             --     32,816,231
Trust preferred securities                            3,221,443        432,625             --      3,654,068
Other debt securities                                 4,001,000             --             --      4,001,000
Federal Reserve Bank and other equity securities      9,685,142         21,011            599      9,705,554
                                                   ------------   ------------   ------------   ------------
     Total                                         $308,889,827   $  5,192,045   $  1,354,317   $312,727,555
                                                   ============   ============   ============   ============

December 31, 2002
-----------------                                  ------------   ------------   ------------   ------------
U.S. Treasury securities                           $  2,493,908   $      1,248   $         --   $  2,495,156
Obligations of U.S. government corporations and
  agencies--mortgage-backed securities               79,219,960      3,081,030          1,103     82,299,887
Obligations of U.S. government corporations and
  agencies--collateralized mortgage obligations      69,591,523        941,153          4,521     70,528,155
Obligations of state and political institutions      32,547,937      2,399,998             --     34,947,935
Trust preferred securities                            3,222,391        222,367             --      3,444,758
Other debt securities                                15,000,000             --             --     15,000,000
Federal Reserve Bank and other equity securities     10,702,642         17,131            575     10,719,198
                                                   ------------   ------------   ------------   ------------
     Total                                         $212,778,361   $  6,662,927   $      6,199   $219,435,089
                                                   ============   ============   ============   ============


                              STERLING BANCORP . 26

                                                                      Exhibit 13

The carrying value and estimated fair value of securities held to maturity are as follows:

                                                                     Gross          Gross        Estimated
                                                     Carrying      Unrealized    Unrealized        Fair
December 31, 2003                                      Value         Gains         Losses          Value
-----------------                                 -------------   ------------   -----------   -------------
Obligations of U.S. government corporations and
  agencies--mortgage-backed securities            $ 291,159,791   $  6,054,814   $   499,343   $ 296,715,262
Obligations of U.S. government corporations and
  agencies--collateralized mortgage obligations      77,980,728         66,885     1,035,104      77,012,509
Debt securities issued by foreign governments         1,250,000             --            --       1,250,000
                                                  -------------   ------------   -----------   -------------
    Total                                         $ 370,390,519   $  6,121,699   $ 1,534,447   $ 374,977,771
                                                  =============   ============   ===========   =============

December 31, 2002
-----------------                                 -------------   ------------   -----------   -------------
Obligations of U.S. government corporations and
  agencies--mortgage-backed securities            $ 304,873,526   $ 12,119,220   $    53,318   $ 316,939,428
Obligations of U.S. government corporations and
  agencies--collateralized mortgage obligations      62,965,805        678,452            --      63,644,257
Debt securities issued by foreign governments         1,500,000             --            --       1,500,000
                                                  -------------   ------------   -----------   -------------
    Total                                         $ 369,339,331   $ 12,797,672   $    53,318   $ 382,083,685
                                                  =============   ============   ===========   =============

The following table presents information regarding securities available for sale with temporary unrealized losses for the periods indicated at December 31, 2003:

                                                     Less Than 12 Months        12 Months or Longer               Total
                                                  ------------------------   ------------------------    ------------------------
                                                     Fair       Unrealized      Fair       Unrealized       Fair       Unrealized
                                                     Value        Losses        Value        Losses         Value        Losses
                                                  -----------   ----------   -----------   ----------    ------------  ----------
U.S. Treasury securities                          $ 1,496,250       $   91   $        --   $       --    $  1,496,250  $       91
Obligations of U.S. government corporations
  and agencies--mortgage-backed securities                 --           --    62,317,202      521,976      62,317,202     521,976
Obligations of U.S. government corporations
  and agencies--collateralized mortgage
   obligations                                             --           --    33,962,734      831,651      33,962,734     831,651
Federal Reserve Bank and other equity securities        1,128          599            --           --           1,128         599
                                                  -----------   ----------   -----------   ----------    ------------  ----------
    Total                                         $ 1,497,378       $  690   $96,279,936   $1,353,627    $ 97,777,314  $1,354,317
                                                  ===========   ==========   ===========   ==========    ============  ==========

The following table presents information regarding securities held to maturity with temporary unrealized losses for the periods indicated at December 31, 2003:

                                                   Less Than 12 Months        12 Months or Longer                  Total
                                                  ---------------------    --------------------------    -------------------------
                                                   Fair      Unrealized       Fair         Unrealized       Fair        Unrealized
                                                   Value       Losses         Value          Losses         Value         Losses
                                                  --------   ----------    -------------   ----------    ------------   ----------
Obligations of U.S. government corporations and
  agencies--mortgage-backed securities                $ --         $ --    $  38,865,155   $  499,343    $ 38,865,155   $  499,343
Obligations of U.S. government corporations and
  agencies--collateralized mortgage obligations         --           --       61,393,597    1,035,104      61,393,597    1,035,104
                                                  --------   ----------    -------------   ----------    ------------   ----------
    Total                                             $ --         $ --    $ 100,258,752   $1,534,447    $100,258,752   $1,534,447
                                                  ========   ==========    =============   ==========    ============   ==========

The Company invests principally in U.S. Treasury, U.S. government corporation and agency obligations and A rated or better investments. The fair value of these investments fluctuates based on several factors, including credit quality and general interest rate changes. The Company has made an evaluation that it has the ability to hold its investments until maturity and therefore, realize the full carrying value of its investment.


                              STERLING BANCORP . 27

                                                                      Exhibit 13

The following tables present information regarding securities available for sale and securities held to maturity at December 31, 2003, based on contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The average yield is based on the ratio of actual income divided by the average outstanding balances during the year. The average yield on obligations of state and political subdivisions and Federal Reserve Bank securities is stated on a tax-equivalent basis.

                                                               Amortized        Estimated      Average
Securities available for sale                                    Cost           Fair Value      Yield
-----------------------------                                -------------    -------------   ---------
U.S. Treasury securities
  Due within 1 year                                          $   2,496,316    $   2,496,250        1.10%
                                                             -------------    -------------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                   219,875,124      222,160,899        5.30
                                                             -------------    -------------
Obligations of U.S. government corporations and agencies--
  collateralized mortgage obligations                           38,725,153       37,893,553        4.38
                                                             -------------    -------------
Obligations of state and political subdivisions
  Due within 1 year                                              1,766,680        1,791,753        7.56
  Due after 1 year but within 5 years                           27,353,919       29,123,205        7.41
  Due after 5 years                                              1,765,050        1,901,273        7.56
                                                             -------------    -------------
    Total                                                       30,885,649       32,816,231        7.43
                                                             -------------    -------------
Trust preferred securities
  Due after 5 years                                              3,221,443        3,654,068        8.39
                                                             -------------    -------------
Other debt securities
  Due within 1 year                                              4,001,000        4,001,000        2.75
                                                             -------------    -------------
Federal Reserve Bank and other securities                        9,685,142        9,705,554        3.97
                                                             -------------    -------------
    Total                                                    $ 308,889,827    $ 312,727,555        5.49%
                                                             =============    =============

                                                               Carrying         Estimated      Average
Securities held to maturity                                      Value          Fair Value      Yield
---------------------------                                  -------------    -------------   ---------
Obligations of U.S. government corporations and agencies--
  mortgage-backed securities                                 $ 291,159,791    $ 296,715,262        5.40%
                                                             -------------    -------------
Obligations of U.S. government corporations and agencies--
  collateralized mortgage obligations                           77,980,728       77,012,509        4.32
                                                             -------------    -------------
Debt securities issued by foreign governments
  Due after 1 year but within 5 years                            1,250,000        1,250,000        6.54
                                                             -------------    -------------
    Total                                                    $ 370,390,519    $ 374,977,771        5.18%
                                                             =============    =============

Information regarding securities sales from the available for sale portfolio is as follows:

Years Ended December 31,                 2003            2002           2001
------------------------             ------------    ------------    ---------
Proceeds                             $ 24,208,035    $ 44,653,909    $      --
Gross gains                               550,505         996,041           --

Investment securities are pledged to secure trust and public deposits, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank of New York and for other purposes required or permitted by law.


                              STERLING BANCORP . 28

                                                                      Exhibit 13

NOTE 6.

LOANS

The major components of domestic loans held for sale and loans held in portfolio are as follows:

December 31,                             2003               2002
------------                         -------------     -------------
Loans held for sale
  Real estate--mortgage              $  40,556,380     $  54,684,987
                                     =============     =============
Loans held in portfolio
  Commercial and industrial          $ 564,378,943     $ 500,909,553
  Lease financing                      168,555,202       146,347,602
  Real estate--mortgage                161,357,698       130,742,377
  Real estate--construction              2,367,574         2,400,000
  Installment                           14,304,822         9,146,695
  Loans to depository institutions      10,000,000        20,000,000
                                     -------------     -------------
Loans, gross                           920,964,239       809,546,227
  Less unearned discounts               20,408,024        18,231,180
                                     -------------     -------------
Loans, net of unearned discounts     $ 900,556,215     $ 791,315,047
                                     =============     =============

There are no industry concentrations (exceeding 10% of loans, gross) in the commercial and industrial loan portfolio. Approximately 71% of loans are to borrowers located in the metropolitan New York area.

Nonaccrual loans at December 31, 2003 and 2002 totaled $3,343,000 and $1,784,000, respectively. There were no reduced rate loans at December 31, 2003 or 2002. The interest income that would have been earned on nonaccrual loans outstanding at December 31, 2003, 2002 and 2001 in accordance with their original terms is estimated to be $196,000, $136,000 and $153,000, respectively, for the years then ended. Applicable interest income actually realized was $141,000, $83,000 and $92,000, respectively, for the aforementioned years, and there were no commitments to lend additional funds on nonaccrual loans.

Loans are made at normal lending limits and credit terms to officers or directors (including their immediate families) of the Company or for the benefit of corporations in which they have a beneficial interest. There were no outstanding balances on such loans in excess of $60,000 to any individual or entity at December 31, 2003 or 2002.

NOTE 7.

ALLOWANCE FOR LOAN LOSSES

Years Ended December 31,                 2003           2002           2001
------------------------             ------------   ------------   ------------
Balance at beginning of year         $ 13,549,297   $ 14,038,322   $ 12,675,052
Provision for loan losses               8,740,400     10,770,900      7,400,864
                                     ------------   ------------   ------------
                                       22,289,697     24,809,222     20,075,916
                                     ------------   ------------   ------------
Less charge-offs, net of recoveries:
  Charge-offs                           8,310,703     12,048,352      6,798,616
  Recoveries                             (637,556)    (1,024,809)      (761,022)
                                     ------------   ------------   ------------
    Net charge-offs                     7,673,147     11,023,543      6,037,594
                                     ------------   ------------   ------------
Less losses on loans transferred to
 held for sale                            157,599        236,382             --
                                     ------------   ------------   ------------
Balance at end of year               $ 14,458,951   $ 13,549,297   $ 14,038,322
                                     ============   ============   ============

The Company follows SFAS No. 114 which establishes rules for calculating certain components of the allowance for loan losses. As of December 31, 2003, 2002 and 2001, $2,022,000, $500,000 and $-0-, respectively, of loans were judged to be impaired within the scope of SFAS No. 114 and carried on a cash-basis. The average recorded investment in impaired loans during the years ended December 31, 2003, 2002 and 2001, was approximately $970,000, $332,000 and $282,000, respectively. The


                              STERLING BANCORP . 29

                                                                      Exhibit 13

application of SFAS No. 114 indicated that these loans required valuation allowances totaling $890,000, $230,000 and $-0- at December 31, 2003, 2002 and 2001, respectively, which are included within the overall allowance for loan losses. The interest income that would have been earned on impaired loans outstanding at December 31, 2003, 2002 and 2001 in accordance with their original terms is estimated to be $108,000, $71,000 and $-0-, respectively, for the years then ended. Applicable interest income actually realized was $91,000, $60,000 and $-0-, respectively, for the aforementioned years, and there were no commitments to lend additional funds on impaired loans.

NOTE 8.

INTEREST-BEARING DEPOSITS

The following table presents certain information for interest expense on deposits:

Years Ended December 31,                                2003           2002           2001
------------------------                            ------------   ------------   ------------
Interest expense
  Interest-bearing deposits in domestic offices
    Savings                                         $     97,501   $    154,625   $    557,282
    NOW                                                  585,954        879,952      1,549,957
    Money Market                                         791,810      1,320,735      4,222,446
    Time
      Three months or less                             3,697,126      5,982,183      7,448,523
      More than three months through twelve months     2,232,482      2,024,765      3,239,586
      More than twelve months through sixty months     1,440,917      2,045,820      1,883,253
                                                    ------------   ------------   ------------
                                                       8,845,790     12,408,080     18,901,047
  Interest-bearing deposits in foreign offices
    Time
      Three months or less                                20,048         29,098         64,402
      More than three months through twelve months        21,252         29,098         64,401
                                                    ------------   ------------   ------------
        Total                                       $  8,887,090   $ 12,466,276   $ 19,029,850
                                                    ============   ============   ============

Foreign deposits totaled $3,000,000 at both December 31, 2003 and 2002.

The aggregate of time certificates of deposit and other time deposits in denominations of $100,000 or more was $230,840,239 at December 31, 2003.

The aggregate of time certificates of deposit and other time deposits by remaining maturity range is presented below:

December 31,                                                   2003               2002               2001
------------                                              --------------     --------------     --------------
Domestic
  Three months or less                                    $  168,686,490     $  201,103,529     $  180,553,367
  More than three months through six months                   55,924,655         33,203,650         38,218,721
  More than six months through twelve months                  92,641,396         53,956,927         35,166,600
  More than twelve months through twenty-three months         70,478,871         48,707,638         54,605,456
  More than twenty-four months through thirty-five months      2,726,759         12,004,923          6,958,964
  More than thirty-six months through forty-seven months       2,020,961            806,203            338,498
  More than forty-eight months through sixty months              755,978          5,424,466            704,755
                                                          --------------     --------------     --------------
                                                             393,235,110        355,207,336        316,546,361
                                                          --------------     --------------     --------------
Foreign
  Three months or less                                         1,645,000          1,820,000          1,795,000
  More than three months through six months                    1,355,000          1,180,000          1,180,000
                                                          --------------     --------------     --------------
                                                               3,000,000          3,000,000          2,975,000
                                                          --------------     --------------     --------------
        Total                                             $  396,235,110     $  358,207,336     $  319,521,361
                                                          ==============     ==============     ==============


                              STERLING BANCORP . 30

                                                                      Exhibit 13

Interest expense related to the aggregate of time certificates of deposit and other time deposits is presented below:

Years Ended December 31,        2003        2002          2001
------------------------    ----------   -----------   -----------
Interest expense
   Domestic                 $7,370,525   $10,052,768   $12,571,362
   Foreign                      41,300        58,196       128,803
                            ----------   -----------   -----------
          Total             $7,411,825   $10,110,964   $12,700,165
                            ==========   ===========   ===========

NOTE 9.

SHORT-TERM BORROWINGS

The following table presents information regarding Federal funds purchased, securities sold under agreements to repurchase--customers and dealers, and commercial paper:

Years Ended December 31,                                     2003            2002             2001
------------------------                                 -------------   -------------   -------------
Federal funds purchased
   At December 31 --Balance                              $  10,000,000   $          --   $          --
                  --Average interest rate                         1.00%             --              --
                  --Average original maturity                    1 Day              --              --
  During the year --Maximum month-end balance               25,000,000      30,000,000      28,000,000
                  --Daily average balance                    5,463,000       2,613,000       3,935,000
                  --Average interest rate paid                    1.20%           1.72%           4.73%
                  --Range of interest rates paid             1.00-1.50%    1.25-2.3125%     1.00-6.375%
                                                         =============   =============   =============
Securities sold under agreements to repurchase--customers
   At December 31 --Balance                              $  42,490,862   $  60,925,635   $ 101,896,635
                  --Average interest rate                         1.06%           1.28%           2.56%
                  --Average original maturity                  43 Days         27 Days         14 Days
  During the year --Maximum month-end balance               82,006,437      64,328,739     101,896,635
                  --Daily average balance                   71,648,000      63,540,000      45,624,000
                  --Average interest rate paid                    1.22%           1.83%           3.81%
                  --Range of interest rates paid             0.95-1.25%      1.00-3.95%      1.25-5.50%
                                                         =============   =============   =============
Securities sold under agreements to repurchase--dealers
   At December 31 --Balance                              $  51,327,944   $  40,000,000   $  45,199,000
                  --Average interest rate                         1.16%           1.36%           1.91%
                  --Average original maturity                  26 Days         22 Days         17 Days
  During the year --Maximum month-end balance               78,274,000      40,000,000      92,762,000
                  --Daily average balance                   46,219,000       6,960,000      43,453,000
                  --Average interest rate paid                    1.22%           1.85%           4.98%
                  --Range of interest rates paid             1.00-1.36%      1.36-1.88%      1.90-6.55%
                                                         =============   =============   =============
Commercial paper
   At December 31 --Balance                              $  28,799,055   $  29,318,920   $  42,103,200
                  --Average interest rate                         1.00%           1.26%           2.25%
                  --Average original maturity                  49 Days         67 Days         59 Days
  During the year --Maximum month-end balance               28,799,055      40,286,500      42,103,200
                  --Daily average balance                   23,819,000      31,885,000      36,498,000
                  --Average interest rate paid                    1.11%           2.06%           4.08%
                  --Range of interest rates paid             0.65-2.25%      0.95-2.35%      1.75-5.85%
                                                         =============   =============   =============


                              STERLING BANCORP . 31

                                                                      Exhibit 13

The parent company has agreements with its line banks for back-up lines of credit for which it pays a fee at the annual rate of 1/4 of 1% times the line of credit extended. At December 31, 2003, these back-up bank lines of credit totaled $24,000,000; no lines were used at any time during 2003, 2002 or 2001.

Other short-term borrowings include advances from the Federal Home Loan Bank of New York due within one year and treasury tax and loan funds. At December 31, 2003, Federal Home Loan Bank borrowings included an advance of $20,000,000 payable on January 2, 2004 at a rate of 1.04%, an advance of $20,000,000 payable on January 30, 2004 at a rate of 1.47%, an advance of $10,000,000 payable on May 3, 2004 at a rate of 1.33% and an advance of $5,000,000 payable on August 13, 2004 at a rate of 3.62%.

At December 31, 2002, Federal Home Loan Bank borrowings included an advance of $5,000,000 payable on January 30, 2003 at a rate of 1.92%, an advance of $15,000,000 payable on January 30, 2003 at a rate of 2.50%, an advance of $350,000 payable on March 5, 2003 at a rate of 6.37% and an advance of $10,000,000 payable on May 3, 2003 at a rate of 2.65%.

NOTE 10.

LONG-TERM BORROWINGS

These borrowings represent advances from the Federal Home Loan Bank of New York ("FHLB") and junior subordinated debt securities issued by the parent company.

The following table presents information regarding FHLB advances:

                                                     December 31,
 Advance   Interest    Maturity   Initial     --------------------------
  Type       Rate        Date    Call Date        2003           2002
--------   --------    --------  ---------    ------------   ------------
Term           3.62    10/26/04         --    $         --   $  5,000,000
Callable       5.13     2/20/08    2/20/01      10,000,000     10,000,000
Callable       4.26     2/13/11    8/13/01      10,000,000     10,000,000
Callable       4.36     2/13/11    2/13/02      10,000,000     10,000,000
Callable       4.70     2/20/11    2/20/03      10,000,000     10,000,000
Callable       3.17    10/22/11   10/22/03      10,000,000     10,000,000
Callable       2.52    11/14/11   11/14/03      10,000,000     10,000,000
Callable       3.66    10/22/11   10/22/04      10,000,000     10,000,000
Callable       3.62    10/15/11   10/15/04      10,000,000     10,000,000
Callable       4.28    10/15/11   10/15/06      10,000,000     10,000,000
Callable       3.33     1/16/12    1/16/03      10,000,000     10,000,000
Callable       2.42     1/16/12    1/16/03      10,000,000     10,000,000
                                              ------------   ------------
  Total                                       $110,000,000   $115,000,000
                                              ============   ============
  Weighted-average interest rate                      3.77%          3.76%

Under the terms of a collateral agreement with the FHLB, advances are secured by stock in the FHLB and by certain qualifying assets (primarily mortgage-backed securities) having market values at least equal to 110% of the advances outstanding. After the initial call date, each callable advance is callable by the FHLB quarterly from the initial call date.

In February 2002, the Company completed its issuance of trust capital securities ("capital securities") that raised $25,000,000 ($24,062,500 net proceeds after issuance costs). The 8.375 percent capital securities, due March 31, 2032, were issued by Sterling Bancorp Trust I ("Trust"), a wholly-owned non-consolidated statutory business trust. The Trust was formed with initial capitalization of common stock and for the exclusive purpose of issuing the capital securities. The Trust used the proceeds from the issuance of the capital securities to acquire $25,774,000 junior subordinated debt securities that pay interest at
8.375 percent


                              STERLING BANCORP . 32

                                                                      Exhibit 13

("debt securities") issued by the parent company. The debt securities are due concurrently with the capital securities which may not be redeemed, except under limited circumstances until March 31, 2007, and thereafter at a price equal to their principal amount plus interest accrued to the date of redemption. The Company may also reduce outstanding capital securities through open market purchases. Dividends and interest are paid quarterly.

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

NOTE 11.

PREFERRED STOCK

The parent company is authorized to issue up to 644,389 shares of convertible preferred stock, $5 par value, in one or more series. The following table presents information regarding the parent company's preferred stock:

December 31,                                                2003         2002
------------                                            -----------  -----------
Series D shares. Authorized 300,000 shares; issued and
 outstanding--224,432 and 232,206 shares, respectively,
  at liquidation value                                  $ 2,244,320  $ 2,322,060

Series D shares may only be issued to the trustee acting on behalf of an Employee Stock Ownership Plan ("ESOP") or other employee benefit plan of the Company. Each Series D share is convertible as of December 31, 2003 into 1.9084 common shares of the parent company. During 1993, the parent company issued 250,000 shares to the trustee of the Company's ESOP. These shares are entitled to receive cash dividends in the amount of $.6125 per annum (subject to adjustment), payable quarterly. Participants in the Company's ESOP are entitled to vote in accordance with the terms of the ESOP and vote together as one class with the holders of the common shares. The holders of these shares are entitled to receive $10 per share and certain other preferences on liquidation, dissolution or winding up. During 2003 and 2002, 7,774 shares and 2,400 shares, respectively, were converted into common shares. See Note 16 for a discussion of the Company's ESOP.

NOTE 12.

COMMON STOCK

December 31,                                          2003         2002
-------------                                      ----------   ----------
Number of shares reserved for issuance upon
 conversion of Series D preferred shares              428,306      354,509
                                                   ==========   ==========
Number of shares outstanding                       14,937,962   14,845,944
                                                   ==========   ==========
Number of shareholders                                  1,742        1,774
                                                   ==========   ==========


                              STERLING BANCORP . 33

                                                                      Exhibit 13

NOTE 13.

OTHER COMPREHENSIVE INCOME

The following table presents the components of accumulated other comprehensive
(loss) income as of December 31, 2003 and 2002 included in shareholders' equity:

                                                          Pre-tax        Tax         After-tax
                                                           Amount       Effect         Amount
                                                        -----------   -----------    -----------
December 31, 2003
  Net unrealized gain on securities available for sale  $ 3,837,728   $(1,761,517)   $ 2,076,211
  Minimum pension liability                              (5,643,241)    2,590,248     (3,052,993)
                                                        -----------   -----------    -----------
    Total                                               $(1,805,513)  $   828,731    $  (976,782)
                                                        ===========   ===========    ===========
December 31, 2002
  Net unrealized loss on securities available for sale  $ 6,656,728   $(3,055,440)   $ 3,601,288
  Minimum pension liability                              (4,197,872)    1,926,823     (2,271,049)
                                                        -----------   -----------    -----------
    Total                                               $ 2,458,856   $(1,128,617)   $ 1,330,239
                                                        ===========   ===========    ===========

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

NOTE 15.

STOCK INCENTIVE PLAN

In April 1992, shareholders approved a Stock Incentive Plan ("the plan") covering up to 100,000 common shares of the parent company. Under the plan, key employees of the parent company and its subsidiaries could be granted awards in the form of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock or a combination of these. The plan is administered by committees of the Board of Directors. Since the inception of the plan, shareholders have approved amendments increasing the number of shares covered under the plan; the total number of shares authorized by shareholders through December 31, 2003 was 2,650,000. The plan provides for proportional adjustment to the number of shares covered by the plan and by outstanding awards, and in the exercise price of outstanding stock options, to reflect, among other things, stock splits and stock dividends. After giving effect to stock option and restricted stock awards granted and the effect of the five-for-four stock split effected September 10, 2003, the 20% stock dividend paid in December 2002, the 10% stock dividends paid in December 2001 and December 2000, and the 5% stock dividend paid in December 1999, shares available for grant were 669,971, 711,299 and 593,368 at December 31, 2003, 2002 and 2001, respectively.


                              STERLING BANCORP . 34

                                                                      Exhibit 13

Stock Options

The following tables present information on the qualified and non-qualified stock options outstanding (after the effect of the five-for-four stock split effected September 10, 2003, the 20% stock dividend paid in December 2002, the 10% stock dividends paid in December 2001 and December 2000 and the 5% stock dividend paid in December 1999) as of December 31, 2003, 2002 and 2001 and changes during the years then ended:

                                             2003                   2002                    2001
                                    ---------------------   ---------------------   ---------------------
                                                Weighted-               Weighted-               Weighted-
                                                Average                  Average                 Average
                                    Number of   Exercise    Number of   Exercise    Number of   Exercise
Qualified Stock Options              Options     Price       Options      Price     Options       Price
-----------------------             ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of year      793,104   $   12.46     943,036   $    9.73   1,367,237   $    8.88
Granted                                    --          --     222,441       18.38      44,400       13.34
Exercised                            (112,288)      12.46    (363,623)       8.85    (447,241)       7.38
Forfeited                                  --          --      (8,750)      18.38     (21,360)      11.94
                                    ---------               ---------               ---------
Outstanding at end of year            680,816       12.46     793,104       12.46     943,036        9.73
                                    =========   =========   =========   =========   =========   =========
Options exercisable at end of year    287,402                 201,491                 467,915
                                    =========               =========               =========
Weighted-average fair value of
  options granted during the year   $      --               $    3.66               $    3.01
                                    =========               =========               =========

                                             2003                    2002                    2001
                                    ---------------------   ---------------------   ---------------------
                                                Weighted-               Weighted-               Weighted-
                                                Average                  Average                 Average
                                    Number of   Exercise    Number of   Exercise    Number of   Exercise
Non-Qualified Stock Options         Options      Price       Options      Price      Options      Price
---------------------------         ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of year    1,096,818   $   12.74   1,083,119   $   11.41   1,111,592   $   10.73
Granted                                51,660       22.96     144,596       20.32      78,771       18.13
Exercised                             (43,083)      13.47    (105,486)       9.29     (99,622)       8.83
Forfeited                                  --          --     (25,411)      13.54      (7,622)      14.18
                                    ---------               ---------               ---------
Outstanding at end of year          1,105,395       13.19   1,096,818       12.74   1,083,119       11.41
                                    =========   =========   =========   =========   =========   =========
Options exercisable at end of year    914,161                 781,121                 890,598
                                    =========               =========               =========
Weighted-average fair value of
  options granted during the year   $    3.75               $    4.74               $    3.86
                                    =========               =========               =========

The following table presents information regarding qualified and non-qualified stock options outstanding at December 31, 2003:

                                Options Outstanding                   Options Exercisable
               --------------------------------------------------   -----------------------
                                           Weighted-
                                            Average     Weighted-                 Weighted-
                 Range of      Number      Remaining     Average       Number      Average
                 Exercise    Outstanding  Contractual   Exercise    Exercisable   Exercise
                  Prices     at 12/31/03     Life         Price       12/31/03      Price
               ------------  -----------  -----------   ---------   -----------   ---------
Qualified      $ 8.14-18.38      680,816   5.92 years   $   12.46       287,402    $  13.12
Non-Qualified    6.56-23.81    1,105,395   4.46 years       13.19       914,161       12.10

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


                              STERLING BANCORP . 35

                                                                      Exhibit 13

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

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                                2003         2002        2001
                             ---------    ---------    --------
Dividend yield                    2.53%        2.95%       2.56%
Volatility                          25%          25%         25%
Expected term
  Qualified                        N/A      4 years     4 years
  Non-Qualified (Directors)    4 years      4 years     4 years
  Non-Qualified (Officers)         N/A      8 years         N/A
Risk-free interest rate           2.79%        4.66%       5.15%

The Company has elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock incentive plan. Accordingly, no compensation expense related to the plan has been recognized in the consolidated statements of income. Had compensation expense been determined based on the estimated fair value of the awards at the grant dates, the Company's net income and earnings per share would have been reduced to the pro forma amounts as shown in Note 1 on page 25.

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

The plan calls for the forfeiture of non-vested shares which are restored to the Treasury and become available for future awards. During 2002, 2001 and 2000, there were no shares forfeited. Unearned compensation resulting from these awards is amortized as a charge to compensation expense over a four-year period; such charges were $742,680, $714,032 and $398,904 in 2003, 2002 and 2001, respectively. The balance of unearned compensation is shown as a reduction of shareholders' equity. For income tax purposes, the Company is entitled to a deduction in an amount equal to the average market value of the shares on vesting date and dividends paid on shares for which restrictions have not lapsed.


                              STERLING BANCORP . 36

                                                                      Exhibit 13

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

Compensation expense was $236,270, $253,440 and $270,590 for 2003, 2002 and
2001, respectively, with a corresponding reduction in unearned compensation. As of December 31, 2003, 226,373 shares had been allocated and 23,627 shares had been released for allocation; there were no unreleased shares ("unallocated"). There were no contributions made by the Company during the years ended December 31, 2003, 2002 or 2001. The following table presents interest paid on the ESOP loan and dividends paid on the Series D preferred shares:

Years Ended December 31,      2003          2002        2001
------------------------   ---------     ---------    --------
Interest paid              $  16,224     $  42,984    $ 69,672
Dividends paid               139,491       142,695     144,464

NOTE 17.

EMPLOYEE BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan that covers the majority of employees with one or more years of service of at least 1,000 hours who are at least 21 years of age. The benefits are based upon years of credited service, primary social security benefits and a participant's highest average compensation as defined. The funding requirements for the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act of 1974 funding standards. The Company also has a supplemental non-qualified, non-funded retirement plan which is designed to supplement the pension plan for key officers.


                              STERLING BANCORP . 37

                                                                      Exhibit 13

The following tables set forth the disclosures required for pension benefits:

At or For the Years Ended December 31,                                      2003            2002
--------------------------------------                                  ------------    ------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (PBO)                           $ 27,593,693    $ 23,036,384
Service cost                                                               1,304,504       1,189,407
Interest cost                                                              2,038,372       1,883,524
Amendments                                                                   191,925         241,330
Actuarial loss                                                             4,100,731       3,811,324
Benefits paid                                                             (1,483,371)     (2,568,276)
                                                                        ------------    ------------
Benefit obligation at end of year                                       $ 33,745,854    $ 27,593,693
                                                                        ============    ============
CHANGE IN PLAN ASSETS
Fair value of assets at beginning of year                               $ 16,837,701    $ 17,840,545
Actual return on plan assets                                               1,986,812        (761,931)
Employer contributions                                                     2,300,000       2,327,363
Benefits paid                                                             (1,483,371)     (2,568,276)
                                                                        ------------    ------------
Fair value of assets at end of year                                     $ 19,641,142    $ 16,837,701
                                                                        ============    ============
Funded status                                                           $(14,104,712)   $(10,755,992)
Unrecognized prior service cost                                              647,756         533,154
Unrecognized net actuarial loss                                           12,203,248       9,422,918
                                                                        ------------    ------------
Net amount recognized                                                   $ (1,253,708)   $   (799,920)
                                                                        ============    ============
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION CONSIST OF:
Prepaid benefit cost                                                    $  4,541,420    $  3,187,963
Accrued benefit liability                                                (11,438,369)     (8,185,755)
Accumulated other comprehensive loss (pre-tax)                             5,643,241       4,197,872
                                                                        ------------    ------------
Net amount recognized                                                   $ (1,253,708)   $   (799,920)
                                                                        ============    ============

                                                                                       Rate of Compen-
                                                                        Discount Rate  sation Increase
                                                                        -------------  ---------------
                                                                         2003   2002    2003   2002
                                                                         ----   ----    ----   ----
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE THE BENEFIT OBLIGATION:
Defined benefit pension plan                                             6.25%  6.75%   3.00%  3.00%
Supplemental retirement plan                                             6.25   6.75    3.00   3.00


                              STERLING BANCORP . 38

                                                                      Exhibit 13

Years Ended December 31,                 2003          2002          2001
------------------------             -----------   -----------   -----------
COMPONENTS OF NET PERIODIC COST
Service cost                         $ 1,304,504   $ 1,189,407   $ 1,029,986
Interest cost                          2,038,372     1,883,524     1,536,199
Expected return on plan assets        (1,577,285)   (1,720,188)   (1,675,485)
Amortization of prior service cost        77,323        38,045        63,932
Recognized actuarial loss                910,874       470,095       262,512
                                     -----------   -----------   -----------
Net periodic benefit cost            $ 2,753,788   $ 1,860,883   $ 1,217,144
                                     ===========   ===========   ===========

                                                                                     Expected Return  Rate of Compen-
                                                                      Discount Rate   on Plan Assets  sation Increase
                                                                      -------------   -------------   ---------------
                                                                      2003    2002    2003    2002      2003    2002
                                                                      ----    ----    ----    ----      ----    ----
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET PERIODIC COST:
Defined benefit pension plan                                          6.75%   7.25%   9.25%   9.75%     3.00%   4.00%
Supplemental retirement plan                                          6.75    7.25     N/A     N/A      3.00    4.00

To determine the expected return on plan assets, we consider historical return information on plan assets, the mix of investments that comprise plan assets and the actual income derived from plan assets.

The accumulated benefit obligation for the defined benefit pension plan at December 31, 2003 and 2002 was $18,099,716 and $15,662,986, respectively.

The tables presented on the previous page and above include the supplemental retirement plan which is an unfunded plan. The following information is presented regarding the supplemental retirement plan:

December 31,                            2003         2002
------------                         -----------   ----------
Projected benefit obligation         $12,924,800   $9,611,312
Accumulated benefit obligation        12,365,096    9,336,897

The following table sets forth information regarding the assets of the defined benefit pension plan:

December 31,                                              2003   2002
------------                                              ----   ----
U.S. government corporation and agency debt obligation      30%    41%
Corporate debt obligation                                   23     23
Common equity securities                                    40     30
Other                                                        7      6
                                                          ----   ----
Total                                                      100%   100%
                                                          ====   ====
The defined benefit pension plan owns common stock of Sterling Bancorp which is included in common equity securities above. At December 31, 2003, the value of Sterling Bancorp common stock was $1,562,598 and represented 8% of plan assets. At December 31, 2002, the value of Sterling Bancorp common stock was $1,154,474 and represented 7% of plan assets.

The overall strategy of the Pension Plan Investment Policy is to have a diverse portfolio that reasonably spans established risk/return levels and preserves liquidity. The strategy allows for a moderate risk approach in order to achieve greater long-term asset growth. The asset mix can vary but is targeted at 50% equity securities, inclusive of up to 10% in Sterling Bancorp common stock, 25% in corporate obligations and 25% in federal and agency obligations. The money market position will vary but will generally be held under 5%. The Plan's allocation to common stock, excluding shares of Sterling Bancorp, will represent investment in those companies from time to time comprising the growth and value Model Portfolio as advised by the trustee's investment advisor.

The Company expects to contribute approximately $2,000,000 to the defined benefit pension plan in 2004.


                             STERLING BANCORP . 39

                                                                      Exhibit 13

NOTE 18.

INCOME TAXES

The current and deferred tax provisions (benefits) for each of the last three fiscal years are as follows:

Years Ended December 31,         2003            2002            2001
------------------------     ------------    ------------    ------------
FEDERAL
   Current                   $ 12,247,533    $ 10,815,018    $  8,962,569
   Deferred                      (342,515)       (231,947)      1,011,960
                             ------------    ------------    ------------
      Total                  $ 11,905,018    $ 10,583,071    $  9,974,529
                             ============    ============    ============
STATE AND LOCAL
   Current                   $  2,803,220    $  1,969,041    $  1,752,560
   Deferred                       (14,799)       (252,264)        961,831
                             ------------    ------------    ------------
      Total                  $  2,788,421    $  1,716,777    $  2,714,391
                             ============    ============    ============
TOTAL
   Current                   $ 15,050,753    $ 12,784,059    $ 10,715,129
   Deferred                      (357,314)       (484,211)      1,973,791
                             ------------    ------------    ------------
      Total                  $ 14,693,439    $ 12,299,848    $ 12,688,920
                             ============    ============    ============

Reconciliations of income tax provisions with taxes computed at Federal statutory rates are as follows:

Years Ended December 31,                   2003          2002          2001
------------------------                -----------   -----------   -----------
Federal statutory rate                           35%           35%           35%
                                        -----------   -----------   -----------
Computed tax                            $13,613,983   $11,927,151   $11,226,764
Increase in tax resulting from:
   Principally state and local taxes,
    net of Federal income tax benefit     1,079,456       372,697     1,462,156
                                        -----------   -----------   -----------
      Total                             $14,693,439   $12,299,848   $12,688,920
                                        ===========   ===========   ===========

The components of the net deferred tax asset, included in other assets, are as follows:

December 31,                                            2003            2002
-----------                                          -----------    -----------
Deferred tax assets
   Difference between financial statement provision
    for loan losses and tax bad debt deduction       $ 5,060,633    $ 4,742,254
   Deferred compensation                               2,743,207      1,860,131
   Other                                                 847,870        794,521
                                                     -----------    -----------
     Total deferred tax assets                         8,651,710      7,396,906
                                                     -----------    -----------
Deferred tax liabilities
   Pension and benefit plans                           2,111,306      1,447,614
   Other                                               1,298,422      1,064,624
                                                     -----------    -----------
     Total deferred tax liabilities                    3,409,728      2,512,238
                                                     -----------    -----------
Net deferred tax asset                                 5,241,982      4,884,668
SFAS No. 115 deferred tax liability                   (1,761,517)    (3,055,440)
Minimum pension liability adjustment                   2,590,248      1,926,823
                                                     -----------    -----------
     Total net deferred tax asset                    $ 6,070,713    $ 3,756,051
                                                     ===========    ===========

Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.


                              STERLING BANCORP . 40

                                                                      Exhibit 13

NOTE 19.

EARNINGS PER SHARE

Basic EPS is computed by dividing net income less dividends on allocated Series D convertible preferred shares held on behalf of the Employee Stock Ownership Plan ("basic net income"), by the weighted-average common shares outstanding during the year.

Diluted EPS is computed by dividing basic net income by the weighted-average common shares and common equivalent shares outstanding during the year. The common equivalent shares outstanding include the weighted-average number of Series D convertible preferred shares (held on behalf of the Employee Stock Ownership Plan) and the dilutive effect of unexercised stock options using the treasury stock method. When applying the treasury stock method, the average price of the Company's common stock is utilized.

The following table provides a reconciliation of basic and diluted EPS as required by SFAS No. 128:

                           For the Year Ended 12/31/03           For the Year Ended 12/31/02         For the Year Ended 12/31/01
                        ----------------------------------- ----------------------------------- -----------------------------------
                          Income       Shares     Per Share   Income        Shares    Per Share    Income      Shares      Per Share
                        (Numerator) (Denominator)  Amount   (Numerator) (Denominator)   Amount  (Numerator) (Denominator)   Amount
                        ----------- ------------  --------- ----------- ------------- --------- ----------- ------------- ---------
BASIC EPS
Net income              $24,203,654                         $21,777,726                         $19,387,548
Less preferred
 dividends                  124,885                             112,685                              97,896
                        -----------                         -----------                         -----------
Net income available
 for common shareholders 24,078,769   14,883,440  $    1.62  21,665,041    14,947,313 $    1.45  19,289,652    15,089,720 $    1.28
                                                  =========                           =========                           =========
DILUTED EPS
Options[1]                               646,247                              617,009                             531,434
Convertible preferred
 stock                                   228,371                              233,202                             236,198
                        ----------- ------------            ----------- -------------           ----------- -------------
Net income available
  for common
  shareholders plus
  assumed conversions   $24,078,769   15,758,058  $    1.53 $21,665,041    15,797,524 $    1.37 $19,289,652    15,857,352 $    1.22
                        =========== ============  ========= =========== ============= ========= =========== ============= =========

[1] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 2003, 2002 and 2001 have not been included in computation of diluted EPS for those respective years. As of December 31, 2003, there were no options excluded; as of December 31, 2002, 45,732 options to purchase shares at a price of $23.81 were not included; as of December 31, 2001, 78,764 options to purchase shares at prices between $17.26 and $18.56 were not included.

NOTE 20.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the "fair value" of certain financial instruments for which it is practical to estimate "fair value."

Much of the information used to arrive at "fair value" is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimated cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. With the exception of investment securities and long-term debt, the Company's financial instruments are not readily marketable and market prices do not exist. Since negotiated prices for the instruments that are not readily marketable depend greatly on the motivation of the buyer and seller, the amounts that will actually be realized or paid per settlement or maturity of these instruments could be significantly different.


                              STERLING BANCORP . 41

                                                                      Exhibit 13

The following disclosures represent the Company's best estimate of the "fair value" of financial instruments.

Financial Instruments with Carrying Amount Equal to Fair Value

The carrying amount of cash and due from banks, interest- bearing deposits with other banks, Federal funds sold, investment securities available for sale, loans held for sale, customers' liabilities under acceptances, accrued interest receivable, Federal funds purchased and securities sold under agreements to repurchase, commercial paper, other short-term borrowings, acceptances outstanding, and other liabilities and accrued expenses, as a result of their short-term nature, is considered to be equal to fair value.

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

Long-Term Debt

For long-term borrowings, the estimated fair value is calculated based on discounted cash flow analyses, using interest rates currently being quoted for similar characteristics and maturities.

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


                              STERLING BANCORP . 42

                                                                      Exhibit 13

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

December 31,                                                      2003                            2002
------------                                          -----------------------------   -----------------------------
                                                        Carrying        Estimated        Carrying       Estimated
                                                         Amount        Fair Value         Amount       Fair Value
                                                      -------------   -------------   -------------   -------------
FINANCIAL ASSETS
  Cash and due from banks                             $  63,947,722   $  63,947,722   $  58,173,569   $  58,173,569
  Interest-bearing deposits with other banks              1,656,338       1,656,338       2,872,710       2,872,710
  Federal funds sold                                             --              --       5,000,000       5,000,000
  Investment securities                                 683,118,074     687,705,326     588,774,420     601,518,774
  Loans held for sale                                    40,556,380      40,567,380      54,684,987      54,856,055
  Loans held in portfolio, net                          886,097,264     886,875,247     777,765,750     778,393,886
  Customers' liability under acceptances                    953,571         953,571       1,545,335       1,545,335
  Accrued interest receivable                             5,069,423       5,069,423       4,881,937       4,881,937

FINANCIAL LIABILITIES
  Demand, NOW, savings and money market deposits        815,505,710     815,505,710     701,461,649     701,461,649
  Time deposits                                         396,235,110     397,980,110     345,631,459     348,697,064
  Securities sold under agreements to repurchase         93,818,806      93,818,806     100,925,635     100,925,635
  Federal funds purchased                                10,000,000      10,000,000              --              --
  Commercial paper                                       28,799,055      28,799,055      29,318,920      29,318,920
  Other short-term borrowings                            56,871,359      56,871,359      37,030,404      37,030,404
  Acceptances outstanding                                   953,571         953,571       1,545,335       1,545,335
  Accrued expenses and other liabilities                 77,602,877      77,602,877      75,467,099      75,467,099
  Long-term borrowings                                  135,774,000     142,494,000     140,774,000     142,360,518

NOTE 21.

CAPITAL MATTERS

The Company and the bank are subject to risk-based capital regulations which quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements of the Tier 1 and Tier 2 components of Total Capital and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations, is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3% to 5%) which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). In addition, the bank is subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under FDICIA a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2003, the Company and the bank exceeded the requirements for "well capitalized" institutions.


                              STERLING BANCORP . 43

                                                                      Exhibit 13

The following tables present information regarding the Company's and the bank's regulatory capital ratios:

                                                                         For Capital          To Be Well
                                                        Actual        Adequacy Minimum       Capitalized
                                                  -----------------   ----------------   -------------------
As of December 31, 2003                             Amount    Ratio    Amount    Ratio     Amount      Ratio
-----------------------                           ---------   -----   --------   -----   ----------   ------
                                                                    (dollars in thousands)
Total Capital (to Risk-Weighted Assets):
  The Company                                     $ 161,593   14.88%  $ 86,898    8.00%  $  108,623    10.00%
  The bank                                          123,092   11.85     83,130    8.00      103,912    10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                       148,004   13.63     43,449    4.00       65,174     6.00
  The bank                                          110,086   10.59     41,565    4.00       62,347     6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                       148,004    8.87     66,741    4.00       83,426     5.00
  The bank                                          110,086    6.76     65,112    4.00       81,390     5.00

As of December 31, 2002
-----------------------                           ---------   -----   --------   -----   ----------   ------
Total Capital (to Risk-Weighted Assets):
  The Company                                     $ 144,054   15.34%  $ 75,134    8.00%  $   93,917    10.00%
  The bank                                          105,265   11.76     71,632    8.00       89,540    10.00
Tier 1 Capital (to Risk-Weighted Assets):
  The Company                                       132,292   14.09     37,567    4.00       56,350     6.00
  The bank                                           94,059   10.50     35,816    4.00       53,724     6.00
Tier 1 Leverage Capital (to Average Assets):
  The Company                                       132,292    8.95     59,153    4.00       73,942     5.00
  The bank                                           94,059    6.55     57,437    4.00       71,796     5.00

NOTE 22.

SEGMENT REPORTING

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way information about operating segments is reported in annual financial statements and establishes standards for related disclosures about an enterprise's products and services, geographic areas, and major customers.

The Company provides a broad range of financial products and services, including commercial loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring/accounts receivable management services, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration and investment management services. The Company's primary source of earnings is net interest income, which represents the difference between interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The Company's 2003 average interest-earning assets were 58.7% loans (corporate lending was 71.7% and real estate lending was 25.5% of total loans, respectively) and 40.6% investment securities and money market investments. There were no industry concentrations (exceeding 10% of loans, gross, in the corporate loan portfolio). Approximately 71% of loans are to borrowers located in the metropolitan New York area. In order to comply with the provisions of SFAS No. 131, the Company has determined that it has three reportable operating segments: corporate lending, real estate lending and company-wide treasury.


                              STERLING BANCORP . 44

                                                                      Exhibit 13

The following table provides certain information regarding the Company's operating segments:

                                            Corporate      Real Estate    Company-wide
                                             Lending         Lending        Treasury           Totals
                                          -------------   -------------   -------------   ----------------
Year Ended December 31, 2003
----------------------------
Net interest income                       $  34,506,033   $  16,365,324   $  21,408,591   $     72,279,948
Noninterest income                           12,468,121      14,944,227       1,684,023         29,096,371
Depreciation and amortization                   232,527         317,086              --            549,613
Segment profit                               17,665,754      15,718,397      25,371,959         58,756,110
Segment assets                              723,570,456     209,425,056     790,196,318      1,723,191,830

Year Ended December 31, 2002
----------------------------
Net interest income                          30,021,774      13,621,274      27,761,630         71,404,678
Noninterest income                           12,787,107      10,298,873       2,382,211         25,468,191
Depreciation and amortization                   196,049         205,109              --            401,158
Segment profit                               16,071,240      10,951,445      31,974,728         58,997,413
Segment assets                              639,918,714     193,458,081     701,023,924      1,534,400,719

Year Ended December 31, 2001
----------------------------
Net interest income                          30,221,675      13,951,769      22,957,894         67,131,338
Noninterest income                           12,895,216       7,738,035         111,864         20,745,115
Depreciation and amortization                   194,534         214,834             342            409,710
Segment profit                               18,090,982      11,211,097      25,918,865         55,220,944
Segment assets                              620,904,495     164,138,675     673,851,376      1,458,894,548

The following table sets forth reconciliations of net interest income, noninterest income, profits and assets for reportable operating segments to the Company's consolidated totals:

Years Ended December 31,                                2003               2002              2001
------------------------                            ---------------   ---------------   ---------------
Net interest income:
  Total for reportable operating segments           $    72,279,948   $    71,404,678   $    67,131,338
  Other[1]                                                1,711,689         1,582,637         1,918,218
                                                    ---------------   ---------------   ---------------
Consolidated net interest income                    $    73,991,637   $    72,987,315   $    69,049,556
                                                    ===============   ===============   ===============
Noninterest income:
  Total for reportable operating segments           $    29,096,371   $    25,468,191   $    20,745,115
  Other[1]                                                3,459,593         3,787,571         3,378,346
                                                    ---------------   ---------------   ---------------
Consolidated noninterest income                     $    32,555,964   $    29,255,762   $    24,123,461
                                                    ===============   ===============   ===============
Profit:
  Total for reportable operating segments           $    58,756,110   $    58,997,413   $    55,220,944
  Other[1]                                              (19,859,017)      (24,919,839)      (23,144,476)
                                                    ---------------   ---------------   ---------------
Consolidated income before income taxes             $    38,897,093   $    34,077,574   $    32,076,468
                                                    ===============   ===============   ===============
Assets:
  Total for reportable operating segments           $ 1,723,191,830   $ 1,534,400,719   $ 1,458,894,546
  Other[1]                                               35,553,750        27,549,222        23,976,425
                                                    ---------------   ---------------   ---------------
Consolidated assets                                 $ 1,758,745,580   $ 1,561,949,941   $ 1,482,870,971
                                                    ===============   ===============   ===============

[1] Represents operations not considered to be a reportable segment and/or general operating expenses of the Company.


                              STERLING BANCORP . 45

                                                                      Exhibit 13

NOTE 23.

PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,                                        2003            2002
------------                                    -------------   -------------
ASSETS
Cash and due from banks
  Banking subsidiary                            $  21,417,062   $   2,867,568
  Other banks                                          25,000          25,000
Interest-bearing deposits--banking subsidiary       7,531,623      24,666,727

Investment in subsidiaries
  Banking subsidiary                              133,309,725     118,809,258
  Other subsidiaries                                6,105,046       5,647,580
Due from subsidiaries
  Banking subsidiary                                       --       1,239,158
  Other subsidiaries                               38,348,178      40,717,492
Other assets                                        5,481,057       2,404,768
                                                -------------   -------------
                                                $ 212,217,691   $ 196,377,551
                                                =============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Commercial paper                                $  28,799,055   $  29,318,920
Other short-term borrowings                                --         350,000
Due to subsidiaries
  Banking subsidiary                                       --         660,570
  Other subsidiaries                                  992,254       1,008,673
Accrued expenses and other liabilities             13,467,300       9,485,064
Junior subordinated debt (see Note 10)             25,774,000      25,774,000
Shareholders' equity                              143,185,082     129,780,324
                                                -------------   -------------
                                                $ 212,217,691   $ 196,377,551
                                                =============   =============

CONDENSED STATEMENTS OF INCOME

Years Ended December 31,                            2003            2002             2001
------------------------                        -------------   -------------    -------------
INCOME
Dividends and interest from:
  Banking subsidiary                            $  10,063,062   $  15,114,920    $  10,326,789
  Other subsidiaries                                  630,686       1,363,501        1,951,446
Other income                                           71,879          54,810           10,888
                                                -------------   -------------    -------------
    Total income                                   10,765,627      16,533,231       12,289,123
                                                -------------   -------------    -------------
EXPENSE
Interest expense                                    2,409,339       2,415,805        1,563,539
Other expenses                                      2,313,581       2,677,101        3,249,473
                                                -------------   -------------    -------------
  Total expense                                     4,722,920       5,092,906        4,813,012
                                                -------------   -------------    -------------
Income before income taxes and equity in
 undistributed net income of subsidiaries           6,042,707      11,440,325        7,476,111
Benefit for income taxes                           (1,790,670)     (1,639,592)      (1,229,005)
                                                -------------   -------------    -------------
                                                    7,833,377      13,079,917        8,705,116
Equity in undistributed net income of:
  Banking subsidiary                               16,027,632       7,965,427        8,726,396
  Other subsidiaries                                  342,645         732,382        1,956,036
                                                -------------   -------------    -------------
Net income                                      $  24,203,654   $  21,777,726    $  19,387,548
                                                =============   =============    =============


                              STERLING BANCORP . 46

                                                                      Exhibit 13

CONDENSED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                             2003            2002            2001
------------------------                                         -------------   -------------   -------------
OPERATING ACTIVITIES
  Net income                                                     $  24,203,654   $  21,777,726   $  19,387,548
  Adjustments to reconcile net income to
    net cash provided by (used in) operating activities:
      Amortization of unearned compensation                            978,950         967,472         669,494
      Increase in accrued expenses and other liabilities             3,982,236       1,867,332         286,915
      (Decrease) Increase in due to subsidiaries, net                 (676,989)         16,206          (3,828)
      Decrease (Increase) in due from subsidiaries, net              3,608,472       8,093,314     (16,498,746)
      Equity in undistributed net income of subsidiaries           (16,370,277)     (8,697,809)    (10,682,432)
      Increase in other assets                                      (3,072,433)     (1,751,893)        (33,722)
      Other, net                                                    (1,769,421)     (5,734,091)     (1,489,461)
                                                                 -------------   -------------   -------------
        Net cash provided by (used in) operating activities         10,884,192      16,538,257      (8,364,232)
                                                                 -------------   -------------   -------------
INVESTING ACTIVITIES
  Net decrease (increase) in interest-bearing
    deposits--banking subsidiary                                    17,135,104     (23,230,889)     15,279,446
  Capital contributed to subsidiaries                                  (50,000)             --      (1,000,000)
                                                                 -------------   -------------   -------------
        Net cash provided by (used in) investing activities         17,085,104     (23,230,889)     14,279,446
                                                                 -------------   -------------   -------------
FINANCING ACTIVITIES
  Net (decrease) increase in commercial paper                         (519,865)    (12,784,280)     16,448,180
  Cash dividends paid on preferred and common shares               (10,235,334)     (7,684,367)     (6,307,953)
  Proceeds from exercise of stock options                            1,973,762       4,198,859       4,179,512
  Purchase of treasury shares                                         (256,007)    (15,501,195)     (6,063,976)
  Increase in junior subordinated debt                                      --      25,774,000              --
  Decrease in other short-term borrowings                             (350,000)       (350,000)       (350,000)
  Redemption of preferred stock                                             --              --         (30,132)
  Cash paid in lieu of fractional shares in connection
   with stock dividend                                                 (32,358)        (32,048)        (23,335)
                                                                 -------------   -------------   -------------
        Net cash (used in) provided by financing activities         (9,419,802)     (6,379,031)      7,852,296
                                                                 -------------   -------------   -------------
Net increase (decrease) in cash and due from banks                  18,549,494     (13,071,663)     13,767,510
Cash and due from banks--beginning of year                           2,892,568      15,964,231       2,196,721
                                                                 -------------   -------------   -------------
Cash and due from banks--end of year                             $  21,442,062   $   2,892,568   $  15,964,231
                                                                 =============   =============   =============
Supplemental disclosure of cash flow information:
  Interest paid                                                  $   2,415,336   $   2,505,255   $   1,565,418
  Income taxes paid                                                 12,006,594      12,805,357      11,955,000

The parent company was required to maintain a deposit with the bank in an amount equal to the unpaid principal balance on the bank's loan to the trustee of the Employee Stock Ownership Plan. There was no required deposit at December 31, 2003.


                              STERLING BANCORP . 47

                                                                      Exhibit 13

NOTE 24.

COMMITMENTS AND CONTINGENT LIABILITIES

Total rental expenses under cancelable and noncancelable leases for premises and equipment were $3,642,155, $3,647,916 and $3,406,021 for the years ended December 31, 2003, 2002 and 2001, respectively.

The future minimum rental commitments as of December 31, 2003 under noncancelable leases follow:

                                               Rental
Year(s)                                      Commitments
-------                                     ------------
2004                                        $  3,336,720
2005                                           3,175,184
2006                                           3,045,918
2007                                           3,085,635
2008 and thereafter                           16,051,844
                                            ------------
Total                                       $ 28,695,301
                                            ============

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

Loan commitments, substantially all of which have an original maturity of one year or less, were approximately $86,876,000 as of December 31, 2003. These commitments are agreements to lend to a customer as long as the conditions established in the contract are met. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements because some of the commitments are expected to expire without being drawn upon. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include cash, U.S. Treasury and other marketable securities, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit and financial guarantees, substantially all of which are within the scope of FIN No. 45, are written conditional commitments issued by the bank to guarantee the performance of a customer to a third party. At December 31, 2003 these commitments totaled $31,373,253 of which $14,174,044 expire within one year, $17,173,049 within two years and $26,160 within three years. Approximately 75% of the commitments are automatically renewable for a period of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank holds cash or cash equivalents and marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2003 ranged from 0% to 100%; the average amount collateralized was approximately 97%.

In the normal course of business there are various legal proceedings pending against the Company. Management, after consulting with counsel, is of the opinion that there should be no material liability with respect to such proceedings, and accordingly no provision has been made in the accompanying consolidated financial statements.


                              STERLING BANCORP . 48

                                                                      Exhibit 13

NOTE 25.

QUARTERLY DATA (UNAUDITED)

2003 Quarter                                               Mar 31         Jun 30        Sept 30         Dec 31
------------                                            ------------   ------------   ------------   ------------
Total interest income                                   $ 22,633,218   $ 23,095,455   $ 22,352,544   $ 23,501,259
Total interest expense                                     4,376,789      4,518,557      4,285,572      4,409,921
Net interest income                                       18,256,429     18,576,898     18,066,972     19,091,338
Provision for loan losses                                  1,791,300      2,172,500      2,172,500      2,604,100
Net securities gains                                          95,992        100,366        101,225        252,922
Noninterest income, excluding securities gains             7,358,305      8,014,934      8,634,048      7,998,172
Noninterest expenses                                      14,392,218     15,020,711     14,820,466     14,676,713
Income before income taxes                                 9,527,208      9,498,987      9,809,279     10,061,619
Net income                                                 5,846,423      5,860,002      6,114,713      6,382,516
Earnings per average common share:
  Basic                                                          .39            .39            .41            .43
  Diluted                                                        .37            .37            .39            .40
Common stock closing price:
  High                                                        21.912          23.84          27.30          31.36
  Low                                                         19.376         19.528         22.112          27.53
  Quarter--end                                                19.712         22.312          26.91          28.50

2002 Quarter                                               Mar 31         Jun 30        Sept 30         Dec 31
------------                                            ------------   ------------   ------------   ------------
Total interest income                                   $ 23,443,006   $ 23,558,731   $ 23,715,603   $ 23,479,627
Total interest expense                                     5,332,640      5,601,253      5,370,937      4,904,822
Net interest income                                       18,110,366     17,957,478     18,344,666     18,574,805
Provision for loan losses                                  1,679,300      4,600,000      2,153,100      2,338,500
Net securities gains                                              --        844,343         24,947        126,751
Noninterest income, excluding net securities gains         6,406,141      7,396,754      7,268,435      7,188,391
Noninterest expenses                                      14,043,916     14,708,846     14,383,643     14,258,198
Income before income taxes                                 8,793,291      6,889,729      9,101,305      9,293,249
Net income                                                 5,266,301      5,230,609      5,544,692      5,736,124
Earnings per average common share:
  Basic                                                          .35            .35            .37            .38
  Diluted                                                        .33            .32            .36            .36
Common stock closing price:
  High                                                       21.3267          23.80        23.4467          21.60
  Low                                                        17.7733        20.4533        17.0333        17.3333
  Quarter--end                                                21.267          23.80         17.687         21.056


                              STERLING BANCORP . 49

                                                                      Exhibit 13

                          INDEPENDENT AUDITORS' REPORT

[LOGO OF KPMG]


The Shareholders and Board of Directors
Sterling Bancorp:

We have audited the accompanying consolidated balance sheets of Sterling Bancorp as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 and the consolidated statements of condition of Sterling National Bank as of December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Bancorp as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 and the financial position of Sterling National Bank as of December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.


[IMAGE APPEARS HERE]


New York, New York
February 25, 2004


                              STERLING BANCORP . 50

                                                                      Exhibit 13

                                Sterling Bancorp
                            SELECTED FINANCIAL DATA

(dollars in thousands except per share data)       2003         2002         2001         2000         1999         1998
--------------------------------------------    ----------   ----------   ----------   ----------   ----------   ----------
SUMMARY OF OPERATIONS
Total interest income                           $   91,583   $   94,197   $   95,866   $   97,125   $   79,245   $   73,779
Total interest expense                              17,591       21,210       26,816       34,242       25,783       24,341
Net interest income                                 73,992       72,987       69,050       62,883       53,462       49,438
Provision for loan losses                            8,740       10,771        7,401        6,563        5,584        5,389
Net securities gains                                   551          996           --           --           --           86
Noninterest income, excluding
 net securities gains                               32,005       28,260       24,123       22,373       17,944       16,362
Noninterest expenses                                58,910       57,395       53,695       50,280       41,582       38,297
Income before taxes                                 38,897       34,078       32,077       28,413       24,240       22,200
Provision for income taxes                          14,693       12,300       12,689       11,854        9,676        9,403
Net income                                          24,204       21,778       19,388       16,559       14,564       12,797
  Per common share--basic                             1.62         1.45         1.28         1.10         0.95         0.83
                  --diluted                           1.53         1.37         1.22         1.07         0.93         0.80
Dividends per common share                            0.68         0.56         0.50         0.43         0.37         0.32

YEAR END BALANCE SHEETS
Investment securities                              683,118      588,774      576,028      433,797      457,402      329,806
Loans held for sale                                 40,557       54,685       48,603       12,516       13,231       22,210
Loans held in portfolio, net
 of unearned discounts                             900,556      791,315      760,084      738,372      675,865      617,996
Total assets                                     1,758,746    1,561,950    1,482,871    1,270,749    1,218,887    1,044,445
Noninterest-bearing deposits                       474,092      401,568      356,303      341,039      291,808      329,020
Interest-bearing deposits                          737,649      645,540      628,621      525,243      570,712      373,782
Long-term debt                                     135,774      140,774       95,350       10,700       21,050       41,400
Shareholders' equity                               143,185      129,780      128,477      117,016      105,240      102,151

AVERAGE BALANCE SHEETS
Investment securities                              593,005      589,390      468,861      453,237      379,872      336,690
Loans held for sale                                 71,779       37,459       30,906       19,830       20,989       22,769
Loans held in portfolio, net
 of unearned discounts                             785,575      708,656      674,310      615,150      535,641      489,942
Total assets                                     1,587,623    1,466,269    1,267,856    1,165,707    1,022,698      935,964
Noninterest-bearing deposits                       370,554      315,757      292,918      258,347      237,324      224,780
Interest-bearing deposits                          683,748      676,296      594,303      536,523      452,734      409,027
Long-term debt                                     139,870      140,153       47,055       12,046       37,275       35,240
Shareholders' equity                               134,150      126,274      123,935      107,584      102,361       96,644

RATIOS
Return on average total assets                        1.52%        1.49%        1.53%        1.42%        1.42%        1.37%
Return on average tangible
 shareholders' equity                                21.42        20.72        18.86        19.16        17.94        16.95
Return on average shareholders' equity               18.04        17.25        15.64        15.39        14.23        13.24
Dividend payout ratio                                41.77        34.77        32.03        29.57        27.98        27.47
Average shareholders' equity to
 average total assets                                 8.45         8.61         9.78         9.23        10.01        10.33
Net interest margin (tax-equivalent
 basis)                                               5.33         5.74         6.23         6.13         5.97         6.12
Loans/assets, year end[1]                            53.51        54.19        54.54        59.09        56.53        61.30
Net charge-offs/loans, year end[2]                    0.85         1.39         0.79         0.68         0.68         0.63
Nonperforming loans/loans, year end[1]                0.36         0.21         0.22         0.27         0.21         0.19
Allowance/loans, year end[2]                          1.61         1.71         1.85         1.72         1.64         1.64

[1]  The term "loans" includes loans held for sale and loans held in portfolio.

[2]  The term "loans" includes loans held in portfolio.


                              STERLING BANCORP . 51

                                                                      Exhibit 13

                                Sterling Bancorp
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following commentary presents management's discussion and analysis of the financial condition and results of operations of Sterling Bancorp ("the parent company"), a financial holding company under the Gramm-Leach-Bliley Act of 1999, and its subsidiaries, principally Sterling National Bank ("the bank"). Throughout this discussion and analysis, the term "the Company" refers to Sterling Bancorp and its subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and selected financial data contained elsewhere in this annual report. Certain reclassifications have been made to prior years' financial data to conform to current financial statement presentations as well as to reflect the effect of the five-for-four stock split effected on September 10, 2003.

OVERVIEW

The Company provides a broad range of financial products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring/accounts receivable management services, deposit services, trade financing, equipment leasing, deposit services, trust and estate administration, and investment management services. The Company has operations in the metropolitan New York area, as well as North Carolina and other mid-Atlantic states, and conducts business throughout the United States. The economic conditions in these areas and throughout the United States have a significant impact on loan demand, the ability of borrowers to repay these loans and the value of any collateral securing these loans.

In 2003, the bank's average earning assets represented approximately 97% of the Company's average earning assets. Loans represented 57% and investment securities represented 42% of the bank's average earning assets in 2003.

The Company's primary source of earnings is net interest income, and its principal market risk exposure is interest rate risk. The Company is not able to predict market interest rate fluctuations, and its asset-liability management strategy may not prevent interest rate changes from having a material adverse effect on the Company's results of operations and financial condition.

Although management endeavors to minimize the credit risk inherent in the Company's loan portfolio, it must necessarily make various assumptions and judgments about the collectibility of the loan portfolio based on its experience and evaluation of economic conditions. If such assumptions or judgments prove to be incorrect, the current allowance for loan losses may not be sufficient to cover loan losses and additions to the allowance may be necessary, which would have a negative impact on net income.

There is intense competition in all areas in which the Company conducts its business. The Company competes with banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions. Many of these competitors have substantially greater resources and lending limits and provide a wider array of banking services. To a limited extent, the Company also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. Competition is based on a number of factors, including prices, interest rates, service, availability of products, and geographic location.

The Company regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions, and in some cases negotiations, regularly take place and future acquisitions could occur.

INCOME STATEMENT ANALYSIS

Net interest income, which represents the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, is the Company's primary source of earnings. Net interest income can be affected by changes in market interest rates as well as the level and composition of assets, liabilities and shareholders' equity. Net interest spread is the difference between the average rate earned, on a tax-equivalent basis, on interest-earning assets and the average rate paid on interest-bearing liabilities. The net yield on interest-earning assets ("net interest margin") is calculated by dividing tax equivalent net interest income by average interest-earning assets. Generally, the net interest margin will exceed the net interest spread because a portion of interest-earning assets are funded by various noninterest-bearing sources, principally noninterest-bearing deposits and shareholders' equity. The increases (decreases) in the components of interest income and interest expense, expressed in terms of fluctuation in average volume and rate, are provided in the Rate/Volume Analysis shown on page
64. Information as to the components of interest income and interest expense and average rates is provided in the Average Balance Sheets shown on page 63.


                              STERLING BANCORP . 52

                                                                      Exhibit 13

COMPARISON OF YEARS 2003 AND 2002

The Company reported net income for the year ended December 31, 2003 of $24.2 million, representing $1.53 per share, calculated on a diluted basis, compared to $21.8 million, or $1.37 per share, calculated on a diluted basis, for 2002. This increase reflects continued growth in both net interest income and noninterest income, which together with a lower provision for loan losses, more than offset increases in noninterest expenses and the provision for income taxes.

Net Interest Income

Net interest income, on a tax equivalent basis, increased $1.0 million to $75.0 million for 2003 from $74.0 million for 2002, due to higher average earning assets outstanding coupled with lower average cost of funding partially offset by a lower yield on earning assets. The net interest margin, on a tax-equivalent basis, was 5.33% for 2003 compared to 5.74% for 2002. The decrease in the net interest margin was primarily the result of the impact of the lower interest rate environment in 2003, partially offset by the impact of an increase in average loan outstandings.

Total interest income, on a tax equivalent basis, aggregated $92.5 million for 2003, down $2.7 million from $95.2 million for 2002. The tax-equivalent yield on interest-earning assets was 6.58% in 2003 compared to 7.39% for 2002.

Interest earned on the loan portfolio amounted to $61.6 million for 2003, up $3.7 million from a year ago. Average loan balances amounted to $857.3 million, up $111.2 million from an average of $746.1 million in the prior year. The increase in the average loans (across virtually all segments of the Company's loan portfolio), primarily due to the Company's business development activities and the ongoing consolidation of banks in the Company's marketing area, accounted for the increase in interest earned on loans. The decrease in the yield on the domestic loan portfolio to 7.68% for 2003 from 8.52% for 2002 was primarily attributable to the mix of outstanding balances on average among the components of the loan portfolio and lower interest rate environment in 2003.

Interest earned on the securities portfolio, on a tax-equivalent basis, decreased to $30.8 million for 2003 from $37.0 million in the prior year. Average outstandings increased to $593.0 million from $589.4 million in the prior year. The average life of the securities portfolio was approximately 3.8 years at December 31, 2003 compared to 2.75 years at December 31, 2002, reflecting the impact of purchases made in 2003 and of greater principal prepayments, which increased to $383.1 million for 2003 from $232.9 million in 2002. The decrease in yields on most of the securities portfolio reflects the impact of purchases made during the lower rate environment on average in 2003 and of greater principal prepayments during 2003.

Total interest expense decreased $3.6 million to $17.6 million for 2003 from $21.2 million for 2002, primarily due to lower average rates paid partially offset by higher average balances principally for customer and dealer repurchase agreements and other short-term debt.

Interest expense on deposits decreased $3.6 million for 2003 to $8.8 million from $12.4 million for 2002 due to the decrease in the cost of funds. Average rate paid on interest-bearing deposits was 1.30% which was 54 basis points lower than the prior year. The decrease in average cost of deposits reflects the lower interest rate environment during 2003.

Provision for Loan Losses

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" below), the provision for loan losses for 2003 decreased to $8.7 million from $10.8 million for the prior year. The provision for 2002 was impacted by the charge-off of a $5.4 million loan to a corporate borrower which had become the subject of an involuntary bankruptcy. Other factors affecting the level of provision included the growth in the loan portfolios, changes in general economic conditions and the amount of nonaccrual loans.

Noninterest Income

Noninterest income increased $3.3 million for 2003 when compared to 2002, primarily due to increased income from mortgage banking, as a result of an increase in residential loans sold to $709.6 million for 2003 from $490.6 million for 2002. Partially offsetting that increase were lower revenues from factoring activities, from fees for various other services, from gains on sales of available for sale securities, and from a bank owned life insurance program.

Noninterest Expenses

Noninterest expenses increased $1.5 million for 2003 when compared to 2002, primarily due to increased salary expenses, pension costs, equipment, mortgage tax, and various other expenses incurred to support growing levels of business activity and continued investment in the business franchise. Partially offsetting these increases were reductions in fees for professional services, occupancy, advertising and marketing, stationery and printing and various other expenses.


                              STERLING BANCORP . 53

                                                                      Exhibit 13

Provision for Income Taxes

The provision for income taxes increased $2.4 million for 2003 when compared to 2002, principally as the result of higher pre-tax income in 2003. In addition, during the second quarter of 2002, New York State completed an examination of Sterling's tax returns through 1998 and issued a no change finding. As a result, based on management's review of required tax reserves with outside professionals, approximately $1.0 million in excess reserves was adjusted through the provision that quarter.

COMPARISON OF YEARS 2002 AND 2001

The Company reported net income for the year ended December 31, 2002 of $21.8 million, representing $1.37 per share, calculated on a diluted basis, compared to $19.4 million, or $1.22 per share, calculated on a diluted basis, for 2001. This increase reflected continued growth in both net interest income and noninterest income, which together with a lower provision for income taxes, more than offset increases in noninterest expenses and the provision for loan losses.

Net Interest Income

Net interest income, on a tax-equivalent basis, increased $3.9 million to $74.0 million for 2002 compared with $70.1 million for the same period in 2001, due to higher average earning assets outstanding coupled with lower average cost of funding. The net interest margin, on a tax-equivalent basis, was 5.74% for 2002 compared to 6.23% for 2001. The decrease in the net interest margin was the result of a higher proportion of earning assets funded with interest-bearing liabilities and a decrease of 123 basis points in the average yield on earning assets partially offset by a decrease of 122 basis points in the average cost of funds.

Total interest income, on a tax-equivalent basis, aggregated $95.2 million for 2002, down $1.7 million from $96.9 million for 2001. The tax-equivalent yield on interest-earning assets was 7.39% in 2002 compared to 8.62% in 2001.

Interest earned on the loan portfolio amounted to $57.9 million for 2002, down $7.4 million from 2001. Average loan balances amounted to $746.1 million, up $40.9 million from an average of $705.2 million in the prior year. The increase in average loans was primarily in the leasing and real estate loan portfolios. The decrease in the yield on the domestic loan portfolio to 8.52% for 2002 from 10.15% for 2001 was primarily attributable to the lower interest rate environment in 2002.

Interest earned on the securities portfolio, on a tax-equivalent basis, increased to $37.0 million for 2002 from $31.3 million in the prior year. Average outstandings increased to $589.4 million which were up $120.5 million from $468.9 million in the prior year. The increase in average securities balances, the result of the implementation of asset/liability management strategies designed to take advantage of the steepness of the yield curve principally in the fourth quarter of 2001 and the first, second, and fourth quarters of 2002, was primarily in mortgage-backed securities and collateralized mortgage obligations of U.S. government corporations and agencies. The average life of the securities portfolio was approximately 2.75 years at December 31, 2002, compared to 4.5 years at December 31, 2001 reflecting the impact of purchases made and greater principal prepayments, principally during the last four months of 2002. The decrease in yields on most of the securities portfolio reflected the impact of the lower rate environment on average in 2002.

Total interest expense decreased $5.6 million to $21.2 million for 2002 from $26.8 million for 2001. The decrease in interest expense was primarily due to lower average rates paid partially offset by higher average balances principally for domestic time deposits and long-term debt.

Interest expense on deposits decreased to $12.5 million for 2002 from $19.0 million for 2001 due to the decrease in the cost of funds partially offset by higher average domestic time deposit balances. Average savings, NOW, and money market deposits, which historically have represented a stable funding source, were $302.8 million for 2002, compared to $311.1 million in the prior year. Average time deposits increased $90.4 million to $373.5 million in 2002. The growth in deposit balances was due to the economic and interest rate environment, the branch opening in Great Neck, Long Island, and ongoing business development activities, including cross-selling of these products to existing customers. Average rate paid on interest-bearing deposits was 1.84% which was 136 basis points lower


                              STERLING BANCORP . 54

                                                                      Exhibit 13

than the prior year. The decrease in average cost of deposits reflected the lower interest rate environment during 2002.

Interest expense associated with borrowed funds increased $1.0 million for 2002 from $7.8 million in 2001 as a result of higher average long-term debt outstandings partially offset by lower rates paid. Average amounts of long-term debt outstanding were up $93.1 million to $140.2 million from $47.1 million in the prior year. These borrowings were advances from the Federal Home Loan Bank of New York, utilized in connection with the asset/liability management strategies discussed above, and junior subordinated debentures issued by the parent company (see Note 10 on page 32). The average cost of borrowings was 3.25% for 2002 compared to 4.31% in the prior year.

Provision for Loan Losses

Based on management's continuing evaluation of the loan portfolio (discussed under "Asset Quality" below), and principally as the result of the charge-off of one loan as well as the growth in the loan portfolios, the provision for loan losses increased to $10.8 million for 2002 from $7.4 million for 2001. During the second quarter of 2002, a $5.4 million loan to a corporate borrower which had become the subject of an involuntary bankruptcy was charged off.

Noninterest Income

Noninterest income increased $5.1 million for 2002 when compared to 2001, primarily as a result of increased income from mortgage banking and factoring activities, from fees for various other services, from gains on sales of available for sale securities, and from a bank owned life insurance program implemented in January 2002.

Noninterest Expenses

Noninterest expenses increased $3.7 million for 2002 when compared to 2001, primarily due to increased salary expenses, pension costs, occupancy, equipment, advertising and marketing expenses, stationery and printing expenses, and various other expenses incurred to support growing levels of business activity and continued investment in the business franchise. Partially offsetting these increases were reductions in fees for various professional services.

Provision for Income Taxes

The provision for income taxes decreased $0.4 million for 2002 when compared to 2001. During the second quarter of 2002, New York State completed an examination of Sterling's tax returns through 1998 and issued a no change finding. As a result, based on management's review of required tax reserves with outside professionals, these reserves were reduced through the provision that quarter by approximately $1.0 million.

BALANCE SHEET ANALYSIS

Securities

The Company's securities portfolios are comprised of principally U.S. government and U.S. government corporation and agency guaranteed mortgage-backed securities along with other debt and equity securities. At December 31, 2003, the Company's portfolio of securities totaled $683.1 million, of which U.S. government corporation and agency guaranteed mortgage-backed securities and collateralized mortgage obligations having an average life of approximately 3.7 years amounted to $629.2 million. The Company has the intent and ability to hold to maturity securities classified as "held to maturity." These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The gross unrealized gains and losses on "held to maturity" securities were $6.1 million and $1.5 million, respectively. Securities classified as "available for sale" may be sold in the future, prior to maturity. These securities are carried at market value. Net aggregate unrealized gains or losses on these securities are included in a valuation allowance account and are shown net of taxes, as a component of shareholders' equity. "Available for sale" securities included gross unrealized gains of $5.2 million and gross unrealized losses of $1.4 million. Given the generally high credit quality of the portfolio, management expects to realize all of its investment upon the maturity of such instruments, and thus believes that any market value impairment is temporary.

Information regarding book values and range of maturities by type of security and weighted average yields for totals of each category is presented in Note 5 beginning on page 26.


                              STERLING BANCORP . 55

                                                                      Exhibit 13

The following table sets forth the composition of the Company's investment securities by type, with related carrying values at the end of each of the three most recent fiscal years:

December 31,                                                 2003                 2002                 2001
------------                                          ------------------   ------------------   ------------------
                                                                   % of                 % of                 % of
                                                      Balances     Total   Balances     Total    Balances    Total
                                                      ---------   ------   ---------   ------   ---------   ------
                                                                         (dollars in thousands)
U.S. Treasury securities                              $   2,496     0.37%  $   2,495     0.42%  $   2,493     0.43%
Obligations of U.S. government corporations
  and agencies
  --mortgage-backed securities                          513,321    75.14     387,173    65.76     440,135    76.41
  --collateralized mortgage obligations                 115,874    16.97     133,494    22.67      72,706    12.62
Obligations of states and political subdivisions         32,816     4.80      34,948     5.94      35,477     6.16
Trust preferred securities                                3,654     0.53       3,445     0.59          --       --
Debt securities issued by foreign governments             1,250     0.18       1,500     0.25       1,500     0.26
Other debt securities                                     4,001     0.59      15,000     2.55      17,480     3.04
Federal Reserve Bank and other equity securities          9,706     1.42      10,719     1.82       6,237     1.08
                                                      ---------   ------   ---------   ------   ---------   ------
    Total                                             $ 683,118   100.00%  $ 588,774   100.00%  $ 576,028   100.00%
                                                      =========   ======   =========   ======   =========   ======

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

The Company's commercial and industrial loan portfolio represents approximately 60% of all loans. Loans in this category are typically made to small and medium-sized businesses and range between $250,000 and $10 million. Sources of repayment are from the borrower's operating profits, cash flows and liquidation of pledged collateral. Based on underwriting standards, loans may be secured in whole or in part by collateral such as liquid assets, accounts receivable, equipment, inventory, and real property. The Company's real estate loan portfolio, which represents approximately 21% of all loans, is secured by mortgages on real property located principally in the states of New York and Virginia. The Company's leasing portfolio, which consists of finance leases for various types of business equipment, represents approximately 16% of all loans. The collateral securing any loan may vary in value based on market conditions.

The following table sets forth the composition of the Company's loans held for sale and loans held in portfolio, net of unearned discounts, at the end of each of the five most recent fiscal years:

December 31,                           2003                2002               2001               2000               1999
------------                     -----------------   ----------------   ----------------   ----------------   ----------------
                                             % of               % of               % of               % of               % of
                                  Balances   Total   Balances   Total   Balances   Total   Balances   Total   Balances   Total
                                 ---------  ------   --------  ------   --------  ------   --------  ------   --------  ------
                                                                                   (dollars in thousands)
Domestic
  Commercial and industrial      $ 563,799   59.91%  $500,311   59.14%  $519,557   64.25%  $499,984   66.59%  $462,400   67.10%
  Lease financing                  148,737   15.80    128,749   15.22     90,614   11.20     98,349   13.10     81,398   11.81
  Real estate--mortgage            201,911   21.46    185,412   21.92    161,012   19.91    122,272   16.28     96,376   13.99
  Real estate--construction          2,368    0.25      2,400    0.28         --      --         --      --      4,958    0.72
  Installment--individuals          14,298    1.52      9,128    1.08      8,504    1.05      9,506    1.27     13,181    1.91
  Loans to depository
   institutions                     10,000    1.06     20,000    2.36     29,000    3.59     20,000    2.66     30,000    4.35
Foreign government and
  official
  institutions                          --      --         --      --         --      --        777    0.10        783    0.12
                                 ---------  ------   --------  ------   --------  ------   --------  ------   --------  ------
Total                            $ 941,113  100.00%  $846,000  100.00%  $808,687  100.00%  $750,888  100.00%  $689,096  100.00%
                                 =========  ======   ========  ======   ========  ======   ========  ======   ========  ======


                              STERLING BANCORP . 56

                                                                      Exhibit 13

The following table sets forth the maturities of the Company's commercial and industrial loans, as of December 31, 2003:

                                  Due One   Due One  Due After    Total
                                   Year     to Five    Five       Gross
                                  or Less    Years     Years      Loans
                                 ---------  -------  ---------  ---------
                                             (in thousands)
Commercial and industrial        $ 558,335  $ 6,035      $   9  $ 564,379
                                 =========  =======  =========  =========

All loans due after one year have predetermined interest rates.

Asset Quality

Intrinsic to the lending process is the possibility of loss. In times of economic slowdown, the risk of loss inherent in the Company's portfolio of loans may be increased. While management endeavors to minimize this risk, it recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio which in turn depend on current and expected economic conditions, the financial condition of borrowers, the realization of collateral, and the credit management process.

The following table sets forth the amount of domestic nonaccrual and past due loans of the Company at the end of each of the five most recent fiscal years; there were no foreign loans accounted for on a nonaccrual basis and there were no troubled debt restructurings for any types of loans. Loans contractually past due 90 days or more as to principal or interest and still accruing are loans that are both well-secured or guaranteed by financially responsible third parties and are in the process of collection.

December 31,                                               2003      2002       2001     2000      1999
------------                                              -------   -------   -------   -------   -------
                                                                        (dollars in thousands)
Nonaccrual loans
Commercial and industrial                                 $ 2,022   $   405   $    --   $   470   $   315
Lease financing                                               783       275       311       495       223
Real estate--mortgage                                         489       949     1,392       938       875
Installment--individuals                                       49       155        45        92         4
                                                          -------   -------   -------   -------   -------
  Total nonaccrual loans                                    3,343     1,784     1,748     1,995     1,417
Past due 90 days or more (other than the above)               127       286       200       162        59
                                                          -------   -------   -------   -------   -------
    Total                                                 $ 3,470   $ 2,070   $ 1,948   $ 2,157   $ 1,476
                                                          =======   =======   =======   =======   =======
Interest income that would have been earned on
  nonaccrual loans outstanding                            $   196   $   136   $   153   $   168   $   119
                                                          =======   =======   =======   =======   =======
Applicable interest income actually realized on
  nonaccrual loans outstanding                            $   141   $    83   $    92   $   110   $    80
                                                          =======   =======   =======   =======   =======
Nonaccrual and past due loans as a
  percentage of total gross loans                            0.37%     0.25%     0.24%     0.28%     0.21%
                                                          =======   =======   =======   =======   =======

Management views the allowance for loan losses as a critical accounting policy due to its subjectivity. The allowance for loan losses is maintained through the provision for loan losses, which is a charge to operating earnings. The adequacy of the provision and the resulting allowance for loan losses is determined by a management evaluation process of the loan portfolio, including identification and review of individual problem situations that may affect the borrower's ability to repay, review of overall portfolio quality through an analysis of current charge-offs, delinquency and nonperforming loan data, estimates of the value of any underlying collateral, an assessment of current and expected economic conditions and changes in the size and character of the loan portfolio. Other data utilized by management in determining the adequacy of the allowance for loan losses includes, but is not limited to, the results of regulatory reviews, the amount of, trend of and/or borrower characteristics on loans that are identified as requiring special attention as part of the credit review process, and peer group comparisons. The impact of this other data might result in an allowance which will be greater than that indicated by the evaluation process previously described. The allowance reflects management's evaluation both of loans presenting identified loss potential and of the risk inherent in various components of the portfolio, including loans identified as impaired as required by SFAS No. 114.


                              STERLING BANCORP . 57

                                                                      Exhibit 13

Thus, an increase in the size of the portfolio or in any of its components could necessitate an increase in the allowance even though there may not be a decline in credit quality or an increase in potential problem loans. A significant change in any of the evaluation factors described above could result in future additions to the allowance. At December 31, 2003, the ratio of the allowance to loans held in portfolio, net of unearned discounts, was 1.61% and the allowance was $14.5 million. At such date, the Company's nonaccrual loans amounted to $3.3 million; $2.0 million of such loans was judged to be impaired within the scope of SFAS No. 114. Nonaccrual and impaired loans at December 31, 2003 include one commercial loan in the amount of $1.3 million. Based on the foregoing, as well as management's judgment as to the current risks inherent in loans held in portfolio, the Company's allowance for loan losses was deemed adequate to absorb all reasonably anticipated losses on specifically known and other possible credit risks associated with the portfolio as of December 31, 2003. Net losses within loans held in portfolio are not statistically predictable and changes in conditions in the next twelve months could result in future provisions for loan losses varying from the level taken in 2003. Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of the borrowers to continue to comply with the present repayment terms, aggregated $1.3 million and $0.6 million at December 31, 2003 and 2002, respectively.

The following table sets forth certain information with respect to the Company's loan loss experience for each of the five most recent fiscal years:

December 31,                                        2003        2002        2001         2000        1999
------------                                      ---------   ---------   ---------   ---------   ---------
                                                                   (dollars in thousands)
Average loans held in portfolio, net of
  unearned discounts, during year                 $ 785,575   $ 708,656   $ 674,310   $ 615,150   $ 535,641
                                                  =========   =========   =========   =========   =========
Allowance for loan losses:
  Balance at beginning of year                    $  13,549   $  14,038   $  12,675   $  11,117   $  10,156
                                                  ---------   ---------   ---------   ---------   ---------
Charge-offs:
  Commercial and industrial                           6,571      10,205       4,899       4,010       4,149
  Lease financing                                     1,155         930       1,528       1,075         612
  Real estate                                           547         856         269         313         177
  Installment                                            38          58         103          92          84
                                                  ---------   ---------   ---------   ---------   ---------
    Total charge-offs                                 8,311      12,049       6,799       5,490       5,022
                                                  ---------   ---------   ---------   ---------   ---------
Recoveries:
  Commercial and industrial                             552         871         589         220         169
  Lease financing                                        25          69          84         228         178
  Real estate                                            --          16          --          --           1
  Installment                                            61          69          88          37          51
                                                  ---------   ---------   ---------   ---------   ---------
    Total recoveries                                    638       1,025         761         485         399
                                                  ---------   ---------   ---------   ---------   ---------
Subtract:
  Net charge-offs                                     7,673      11,024       6,038       5,005       4,623
                                                  ---------   ---------   ---------   ---------   ---------
Provision for loan losses                             8,741      10,771       7,401       6,563       5,584
                                                  ---------   ---------   ---------   ---------   ---------
Loss on loans transferred to held for sale              158         236          --          --          --
                                                  ---------   ---------   ---------   ---------   ---------
Balance at end of year                            $  14,459   $  13,549   $  14,038   $  12,675   $  11,117
                                                  =========   =========   =========   =========   =========
Ratio of net charge-offs to average
  loans held in portfolio, net of
  unearned discounts, during year                      0.98%       1.56%       0.90%       0.81%       0.86%
                                                  =========   =========   =========   =========   =========


                              STERLING BANCORP . 58

                                                                      Exhibit 13

To comply with a regulatory requirement to provide an allocation of the allowance for loan losses, the following table presents the Company's allocation of the allowance. This allocation is based on estimates by management and may vary from year to year based on management's evaluation of the risk characteristics of the loan portfolio. The amount allocated to a particular loan category of the Company's loans held in portfolio may not necessarily be indicative of actual future charge-offs in a loan category.

December 31,                                2003              2002               2001             2000              1999
------------                           ---------------   ---------------   ---------------   ---------------   ---------------
                                                 % of               % of              % of              % of             % of
                                        Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans   Amount    Loans
                                       -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
                                                                       (dollars in thousands)
Domestic
  Commercial and industrial            $ 8,637    1.53%  $ 7,977    1.59%  $ 9,438    1.82%  $ 8,968    1.79%  $ 8,262    1.79%
  Loans to depository institutions          80    0.80       150    0.75       230    0.79       160    0.80       240    0.80
  Lease financing                        2,686    1.80     1,961    1.52     1,736    1.92     1,637    1.66     1,036    1.27
  Real estate--mortgage                  2,310    1.43     2,000    1.37     1,613    1.28     1,423    1.22     1,085    1.15
  Real estate--construction                 24    1.01        23    0.96        --      --        --      --        30    0.61
  Installment--individuals                  14    0.10        10    0.11        10    0.12        10    0.11        75    0.56
  Unallocated                              708      --     1,428      --     1,011      --       477      --       389      --
                                       -------           -------           -------           -------           -------
    Total                              $14,459    1.61%  $13,549    1.71%  $14,038    1.85%  $12,675    1.72%  $11,117    1.64%
                                       =======   =====   =======   =====   =======   =====   =======   =====   =======   =====

Deposits

A significant source of funds continues to be deposits, consisting of demand (noninterest-bearing), NOW, savings, money market and time deposits (principally certificates of deposit).

The following table provides certain information with respect to the Company's deposits at the end of each of the three most recent fiscal years:

December 31,                                          2003                   2002                 2001
------------                                   ------------------    -------------------    -----------------
                                                            % of                    % of                % of
                                                Balances    Total     Balances     Total    Balances    Total
                                               ----------   -----    ----------    -----    --------    -----
                                                                    (dollars in thousands)
Domestic
  Demand                                       $  474,092    39.1%   $  401,568     38.4%   $ 356,303    36.2%
  NOW                                             134,122    11.1       111,869     10.7      110,309    11.2
  Savings                                          30,105     2.5        27,307      2.6       32,194     3.3
  Money Market                                    177,187    14.6       148,157     14.2      166,597    16.9
  Time deposits by remaining maturity
    Within 3 months                               168,687    13.9       200,754     19.2      179,854    18.3
    After 3 months but within 1 year              148,565    12.3        87,509      8.3       73,386     7.4
    After 1 year but within 5 years                75,975     6.3        66,858      6.3       63,235     6.4
    After 5 years                                       8      --            86       --           71      --
                                               ----------   -----    ----------    -----    ---------   -----
      Total domestic deposits                   1,208,741    99.8     1,044,108     99.7      981,949    99.7
                                               ----------   -----    ----------    -----    ---------   -----
Foreign
  Time deposits by remaining maturity
    Within 3 months                                 1,645     0.1         1,820      0.2        1,795     0.2
    After 3 months but within 1 year                1,355     0.1         1,180      0.1        1,180     0.1
                                               ----------   -----    ----------    -----    ---------   -----
      Total foreign deposits                        3,000     0.2         3,000      0.3        2,975     0.3
                                               ----------   -----    ----------    -----    ---------   -----
      Total deposits                           $1,211,741   100.0%   $1,047,108    100.0%   $ 984,924   100.0%
                                               ==========   =====    ==========    =====    =========   =====


                              STERLING BANCORP . 59

                                                                      Exhibit 13

Fluctuations of balances in total or among categories at any date can occur based on the Company's mix of assets and liabilities as well as on customers' balance sheet strategies. Historically, however, average balances for deposits have been relatively stable. Information regarding these average balances for the three most recent fiscal years is presented on page 63.

ASSET/LIABILITY MANAGEMENT

The Company's primary earnings source is its net interest income; therefore the Company devotes significant time and has invested in resources to assist in the management of interest rate risk and asset quality. The Company's net interest income is affected by changes in market interest rates, and by the level and composition of interest-earning assets and interest-bearing liabilities. The Company's objectives in its asset/ liability management are to utilize its capital effectively, to provide adequate liquidity and to enhance net interest income, without taking undue risks or subjecting the Company unduly to interest rate fluctuations.

The Company takes a coordinated approach to the management of its liquidity, capital and interest rate risk. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee. This committee, which is comprised of members of senior management, meets to review, among other things, economic conditions, interest rates, yield curve, cash flow projections, expected customer actions, liquidity levels, capital ratios and repricing characteristics of assets, liabilities and financial instruments.

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

The Company's balance sheet structure is primarily short-term in nature with a substantial portion of assets and liabilities repricing or maturing within one year. The Company's gap analysis at December 31, 2003, presented on page 65, indicates that net interest income would increase during periods of rising interest rates and decrease during periods of falling interest rates, but, as mentioned above, gap analysis may not be an accurate predictor of net interest income.

As part of its interest rate risk strategy, the Company may use financial instrument derivatives to hedge the interest rate sensitivity of assets with the corresponding amortization reflected in the yield of the related balance sheet assets being hedged. The Company has written policy guidelines, approved by the Board of Directors, governing the use of financial instruments, including approved counterparties, risk limits and appropriate internal control procedures. The credit risk of derivatives arises principally from the potential for a counterparty to fail to meet its obligation to settle a contract on a timely basis.

The Company utilizes income simulation models to complement its traditional gap analysis. While the Asset/Liability Committee routinely monitors simulated net interest income sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.


                              STERLING BANCORP . 60

                                                                      Exhibit 13

The income simulation models measure the Company's net interest income volatility or sensitivity to interest rate changes utilizing statistical techniques that allow the Company to consider various factors which impact net interest income. These factors include actual maturities, estimated cash flows, repricing characteristics, deposits growth/retention and, most importantly, the relative sensitivity of the Company's assets and liabilities to changes in market interest rates. This relative sensitivity is important to consider as the Company's core deposit base has not been subject to the same degree of interest rate sensitivity as its assets. The core deposit costs are internally managed and tend to exhibit less sensitivity to changes in interest rates than the Company's adjustable rate assets whose yields are based on external indices and generally change in concert with market interest rates.

The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates that would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management projects the impact of changes in interest rates on net interest margin. The Company has established certain policy limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. Management generally has maintained a risk position well within the policy limits. As of December 31, 2003, the model indicated the impact of a 200 basis point parallel and pro rata rise in rates over 12 months would approximate a 2.78% ($2.1 million) increase in net interest income, while the impact of a 200 basis point decline in rates over the same period would approximate a 5.60% ($4.2 million) decline from an unchanged rate environment.

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

At December 31, 2003, the parent company's short-term debt, consisting principally of commercial paper used to finance ongoing current business activities, was approximately $28.8 million. The parent company had cash, interest-bearing deposits with banks and other current assets aggregating $53.0 million. The parent company also has back-up credit lines with banks of $24.0 million. Since 1979, the parent company has had no need to use available back-up lines of credit.


                              STERLING BANCORP . 61

                                                                      Exhibit 13

The following table sets forth information regarding the Company's obligations and commitments to make future payments under contracts as of December 31, 2003:

                                                       Payments Due by Period
                                      -------------------------------------------------------
Contractual                                       Less than      1-3       4-5       After 5
Obligations                             Total       1 Year      Years     Years       Years
-----------                           ---------   ---------    -------   --------   ---------
                                                            (in thousands)
Long-Term Debt                        $ 135,774    $     --    $    --   $ 35,774   $ 100,000
Operating Leases                         28,696       3,337      6,221      6,180      12,958
                                      ---------   ---------    -------   --------   ---------
Total Contractual Cash Obligations    $ 164,470    $  3,337    $ 6,221   $ 41,954   $ 112,958
                                      =========   =========    =======   ========   =========

The following table sets forth information regarding the Company's obligations under other commercial commitments as of December 31, 2003:

                                              Amount of Commitment Expiration Per Period
                                      -------------------------------------------------------
                                        Total
Other Commercial                       Amounts    Less than      1-3        4-5      Over 5
Commitments                           Committed    1 Year       Years      Years      Years
----------------                      ---------   ---------    -------   --------   ---------
                                                           (in thousands)
Residential loan                      $  64,151    $ 64,151    $    --   $     --   $      --
Standby Letters of Credit                31,373      14,174     17,199         --          --
Other Commercial Commitments             34,431      16,913     17,518         --          --
                                      ---------   ---------    -------   --------   ---------
Total Commercial Commitments          $ 129,955    $ 95,238    $34,717   $     --   $      --
                                      =========   =========    =======   ========   =========

While the past performance is no guarantee of the future, management believes that the Company's funding sources (including dividends from all its subsidiaries) and the bank's funding sources will be adequate to meet their liquidity requirements in the future.

CAPITAL

The Company and the bank are subject to risk-based capital regulations which quantitatively measure capital against risk-weighted assets, including certain off-balance sheet items. These regulations define the elements the Tier 1 and Tier 2 components of Total Capital and establish minimum ratios of 4% for Tier 1 capital and 8% for Total Capital for capital adequacy purposes. Supplementing these regulations is a leverage requirement. This requirement establishes a minimum leverage ratio (at least 3% to 5%), which is calculated by dividing Tier 1 capital by adjusted quarterly average assets (after deducting goodwill). Information regarding the Company's and the bank's risk-based capital at December 31, 2003 and December 31, 2002, is presented in Note 21 beginning on page 43. In addition, the bank is subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which imposes a number of mandatory supervisory measures. Among other matters, FDICIA established five capital categories ranging from "well capitalized" to "critically under capitalized." Such classifications are used by regulatory agencies to determine a bank's deposit insurance premium, approval of applications authorizing institutions to increase their asset size or otherwise expand business activities or acquire other institutions. Under FDICIA, a "well capitalized" bank must maintain minimum leverage, Tier 1 and Total Capital ratios of 5%, 6% and 10%, respectively. The Federal Reserve Board applies comparable tests for holding companies such as the Company. At December 31, 2003, the Company and the bank exceeded the requirements for "well capitalized" institutions.

Market for the Company's Common Stock and Related Security Holder Matters

The parent company's common stock is traded on the New York Stock Exchange under the symbol STL. Information regarding the quarterly prices of the common stock is presented in Note 25 on page 49. Information regarding the average common shares outstanding and dividends per common share is presented in the Consolidated Statements of Income on page 17. Information regarding legal restrictions on the ability of the bank to pay dividends is presented in Note 14 on page 34. Although such restrictions do not apply to the payment of dividends by the parent company to its shareholders, such dividends may be limited by other factors, such as the requirement to maintain adequate capital under the risk-based capital regulations described in Note 21 on page 43. Information related to the parent company's preferred stock is presented in Note 11 on page 33.


                              STERLING BANCORP . 62

                                                                      Exhibit 13

                                Sterling Bancorp
                     CONSOLIDATED AVERAGE BALANCE SHEETS AND
                      ANALYSIS OF NET INTEREST EARNINGS[1]

Years Ended December 31,                                2003                          2002                          2001
------------------------                 -----------------------------  ----------------------------  ----------------------------
                                           Average             Average   Average             Average    Average            Average
                                           Balance    Interest  Rate     Balance    Interest  Rate      Balance   Interest   Rate
                                         -----------  -------- -------  ----------  -------- -------  ----------  -------- -------
                                                                                 (dollars in thousands)
ASSETS
Interest-bearing deposits with
 other banks                             $     3,473  $     25    0.73% $    3,494  $     33    1.20% $    3,216  $     97    3.01%
Investment securities
  Available for sale                         188,876     9,206    4.86     238,947    14,748    6.17     174,756    11,235    6.43
  Held to maturity                           372,213    19,269    5.18     316,864    19,759    6.24     260,085    17,555    6.75
  Tax-exempt[2]                               31,916     2,370    7.43      33,579     2,489    7.41      34,020     2,515    7.39
Federal funds sold                             5,759        64    1.12      16,704       277    1.66       8,638       216    2.50
Loans, net of unearned discounts[3]
  Domestic                                   857,354    61,622    7.68     746,115    57,914    8.52     704,565    65,242   10.15
  Foreign                                         --        --      --          --        --      --         651        40    6.17
                                         -----------  --------          ----------  --------          ----------  --------
      TOTAL INTEREST-EARNING ASSETS        1,459,591    92,556    6.58%  1,355,703    95,220    7.39%  1,185,931    96,900    8.62%
                                                      -------- =======              -------- =======              -------- =======
Cash and due from banks                       58,350                        49,994                        45,483
Allowance for loan losses                    (14,720)                      (13,986)                      (13,588)
Excess cost over equity in net
 assets of the bank                           21,158                        21,158                        21,158
Other                                         63,244                        54,053                        28,872
                                         -----------                    ----------                    ----------
      TOTAL ASSETS                       $ 1,587,623                    $1,466,922                    $1,267,856
                                         ===========                    ==========                    ==========
LIABILITIES AND SHAREHOLDERS'EQUITY
Interest-bearing deposits
  Domestic
    Savings                              $    27,554        98    0.35% $   25,882       154    0.60% $   28,555       557    1.95%
    NOW                                      119,730       586    0.49     112,301       880    0.78      86,737     1,550    1.79
    Money market                             165,666       792    0.48     164,578     1,321    0.80     195,833     4,223    2.16
    Time                                     367,798     7,370    2.00     370,536    10,053    2.71     280,203    12,571    4.49
  Foreign
    Time                                       3,000        41    1.38       2,999        58    1.94       2,975       129    4.33
                                         -----------  --------          ----------  --------          ----------  --------
    Total interest-bearing deposits          683,748     8,887    1.30     676,296    12,466    1.84     594,303    19,030    3.20
                                         -----------  --------          ----------  --------          ----------  --------
Borrowings
  Securities sold under agreements to
    repurchase--customers                     71,648       877    1.22      63,540     1,163    1.83      45,624     1,738    3.81
  Securities sold under agreements to
    repurchase--dealers                       46,219       566    1.22       6,960       129    1.85      43,453     2,166    4.98
  Federal funds purchased                      5,463        65    1.20       2,613        45    1.72       3,935       186    4.73
  Commercial paper                            23,819       264    1.11      31,885       655    2.06      36,498     1,489    4.08
  Other short-term debt                       31,853       545    1.71      23,885       573    2.40       3,892       151    3.89
  Long-term borrowings                       139,870     6,387    4.57     140,153     6,178    4.41      47,055     2,056    4.37
                                         -----------  --------          ----------  --------          ----------  --------
  Total borrowings                           318,872     8,704    2.73     269,036     8,743    3.25     180,457     7,786    4.31
                                         -----------  --------          ----------  --------          ----------  --------
      Total Interest-Bearing Liabilities   1,002,620    17,591    1.76%    945,332    21,209    2.24%    774,760    26,816    3.46%
                                                               =======                       =======                       =======
Noninterest-bearing demand deposits          370,554        --             315,757        --             292,918        --
                                         -----------  --------          ----------  --------          ----------  --------
Total including noninterest-bearing
  demand deposits                          1,373,174    17,591    1.28%  1,261,089    21,209    1.68%  1,067,678    26,816    2.51%
                                                      -------- =======              -------- =======              -------- =======
Other liabilities                             80,299                        79,559                        76,243
                                         -----------                    ----------                    ----------
      Total Liabilities                    1,453,473                     1,340,648                     1,143,921
Shareholders' equity                         134,150                       126,274                       123,935
                                         -----------                    ----------                    ----------
      TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY            $ 1,587,623                    $1,466,922                    $1,267,856
                                         ===========                    ==========                    ==========
Net interest income/spread                              74,965    4.82%               74,011    5.15%               70,084    5.16%
                                                               =======                       =======                       =======
Net yield on interest-earning assets                              5.33%                         5.74%                         6.23%
                                                               =======                       =======                       =======
Less: Tax-equivalent adjustment                            973                         1,023                         1,034
                                                      --------                      --------                      --------
Net interest income                                   $ 73,992                      $ 72,988                      $ 69,050
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


                              STERLING BANCORP . 63

                                                                      Exhibit 13

                                Sterling Bancorp
                      CONSOLIDATED RATE/VOLUME ANALYSIS[1]

                                                    December 31, 2002 to               December 31, 2001 to
Increase (Decrease) from Years Ended,                 December 31, 2003                 December 31, 2002
-------------------------------------      --------------------------------    ----------------------------------
                                             Volume       Rate      Total[2]     Volume       Rate       Total[2]
                                           ---------    --------    -------    ---------    ---------    --------
                                                                      (in thousands)
INTEREST INCOME
Interest-bearing deposits with other banks $      --    $     (8)   $    (8)   $       6    $     (70)   $    (64)
                                           ---------    --------    -------    ---------    ---------    --------
Investment securities
  Available for sale                          (2,753)     (2,789)    (5,542)       3,983         (470)      3,513
  Held to maturity                             3,157      (3,647)      (490)       3,608       (1,404)      2,204
  Tax-exempt                                    (119)         --       (119)         (33)           7         (26)
                                           ---------    --------    -------    ---------    ---------    --------
    Total                                        285      (6,436)    (6,151)       7,558       (1,867)      5,691
                                           ---------    --------    -------    ---------    ---------    --------
Federal funds sold                              (143)        (70)      (213)         152          (91)         61
                                           ---------    --------    -------    ---------    ---------    --------
Loans, net of unearned discounts[3]
  Domestic                                     9,777      (6,069)     3,708        4,201      (11,529)     (7,328)
  Foreign                                         --          --         --          (20)         (20)        (40)
                                           ---------    --------    -------    ---------    ---------    --------
    Total                                      9,777      (6,069)     3,708        4,181      (11,549)     (7,368)
                                           ---------    --------    -------    ---------    ---------    --------
    TOTAL INTEREST INCOME                  $   9,919    $(12,583)   $(2,664)   $  11,897    $ (13,577)   $ (1,680)
                                           =========    ========    =======    =========    =========    ========
INTEREST EXPENSE
Interest-bearing deposits
  Domestic
    Savings                                $      10    $    (66)   $   (56)   $     (48)   $    (355)   $   (403)
    NOW                                           54        (348)      (294)         371       (1,041)       (670)
    Money market                                   9        (538)      (529)        (587)      (2,315)     (2,902)
    Time                                         (73)     (2,610)    (2,683)       3,345       (5,863)     (2,518)
  Foreign
    Time                                          --         (17)       (17)           1          (72)        (71)
                                           ---------    --------    -------    ---------    ---------    --------
    Total interest-bearing deposits               --      (3,579)    (3,579)       3,082       (9,646)     (6,564)
                                           ---------    --------    -------    ---------    ---------    --------
Borrowings
  Securities sold under agreements to
    repurchase--customers                        135        (421)      (286)         530       (1,105)       (575)
  Securities sold under agreements to
    repurchase--dealers                          495         (58)       437       (1,165)        (872)     (2,037)
  Federal funds purchased                         37         (17)        20          (49)         (92)       (141)
  Commercial paper                              (138)       (253)      (391)        (170)        (664)       (834)
  Other short-term debt                          162        (190)       (28)         501          (79)        422
  Long-term borrowings                           (12)        221        209        4,103           19       4,122
                                           ---------    --------    -------    ---------    ---------    --------
    Total borrowings                             679        (718)       (39)       3,750       (2,793)        957
                                           ---------    --------    -------    ---------    ---------    --------
TOTAL INTEREST EXPENSE                     $     679    $ (4,297)   $(3,618)   $   6,832    $ (12,439)   $ (5,607)
                                           =========    ========    =======    =========    =========    ========
NET INTEREST INCOME                        $   9,240    $ (8,286)   $   954    $   5,065    $  (1,138)   $  3,927
                                           =========    ========    =======    =========    =========    ========

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


                              STERLING BANCORP . 64

                                                                      Exhibit 13

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

                                                                            Repricing Date
                                                 -----------------------------------------------------------------------
                                                            More than
                                                 3 Months   3 Months     1 Year to      Over      Nonrate
                                                  or Less   to 1 Year     5 Years      5 Years   Sensitive       Total
                                                 --------   ---------    ---------    --------   ---------    ----------
ASSETS
  Interest-bearing deposits with other banks     $  1,656   $      --    $      --    $     --   $      --    $    1,656
  Investment securities                             1,291       3,059       47,165     617,896      13,707       683,118
  Loans, net of unearned discounts
    Commercial and industrial                     557,971         364        6,035           9        (580)      563,799
    Loans to depository institutions               10,000          --           --          --          --        10,000
    Lease financing                                 3,336       9,553      148,306       7,360     (19,818)      148,737
    Real estate                                   121,474       9,661       49,434      23,714          (4)      204,279
    Installment                                    12,974          77        1,171          82          (6)       14,298
  Noninterest-earning assets and
   allowance for loan losses                           --          --           --          --     132,859       132,859
                                                 --------   ---------    ---------    --------   ---------    ----------
        Total Assets                              708,702      22,714      252,111     649,061     126,158     1,758,746
                                                 --------   ---------    ---------    --------   ---------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits
    Savings[1]                                         --          --       30,105          --          --        30,105
    NOW[1]                                             --          --      134,122          --          --       134,122
    Money market[1]                               143,919          --       33,268          --          --       177,187
    Time--domestic                                168,687     148,565       75,975           8          --       393,235
        --foreign                                   1,645       1,355           --          --          --         3,000
  Securities sold under agreements
   to repurchase--customers                        31,791      10,700           --          --          --        42,491
  Securities sold under agreements
   to repurchase--dealers                          51,328          --           --          --          --        51,328
  Federal funds purchased                          10,000          --           --          --          --        10,000
  Commercial paper                                 28,799          --           --          --          --        28,799
  Other short-term borrowings                      41,871      15,000           --          --          --        56,871
  Long-term borrowings                                 --          --       10,000     100,000      25,774       135,774
  Noninterest-bearing liabilities and
   shareholders' equity                                --          --           --          --     695,834       695,834
                                                 --------   ---------    ---------    --------   ---------    ----------
        Total Liabilities and
          Shareholders' Equity                    478,040     175,620      283,470     100,008     721,608     1,758,746
                                                 --------   ---------    ---------    --------   ---------    ----------
Net Interest Rate Sensitivity Gap                $230,662   $(152,906)   $ (31,359)   $549,053   $(595,450)   $       --
                                                 ========   =========    =========    ========   =========    ==========
Cumulative Gap at December 31, 2003              $230,662   $  77,756    $  46,397    $595,450   $      --    $       --
                                                 ========   =========    =========    ========   =========    ==========
Cumulative Gap at December 31, 2002              $260,814   $ 167,170    $  98,271    $522,344   $      --    $       --
                                                 ========   =========    =========    ========   =========    ==========
Cumulative Gap at December 31, 2001              $129,150   $  64,668    $ (47,649)   $483,188   $      --    $       --
                                                 ========   =========    =========    ========   =========    ==========

[1] Historically, balances on non-maturity deposit accounts have remained relatively stable despite changes in levels of interest rates. Balances are shown in repricing periods based on management's historical repricing practices and runoff experience.


                              STERLING BANCORP . 65

                                                                      Exhibit 13

                                Sterling Bancorp
            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this annual report, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements contained herein regarding matters that are not historical facts, are "forward-looking statements" as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Any forward-looking statements we may make speak only as of the date on which such statements are made. Our actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements.

Factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: inflation, interest rates, market and monetary fluctuations; geopolitical developments including acts of war and terrorism and their impact on economic conditions; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; changes, particularly declines, in general economic conditions and in the local economies in which the Company operates; the financial condition of the Company's borrowers; competitive pressures on loan and deposit pricing and demand; changes in technology and their impact on the marketing of new products and services and the acceptance of these products and services by new and existing customers; the willingness of customers to substitute competitors' products and services for the Company's products and services; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); changes in accounting principles, policies and guidelines; the success of the Company at managing the risks involved in the foregoing as well as other risks and uncertainties detailed from time to time in press releases and other public filings. The foregoing list of important factors is not exclusive, and we will not update any forward-looking statement, whether written or oral, that may be made from time to time.

                      INFORMATION AVAILABLE ON OUR WEB SITE

Our Internet address is www.sterlingbancorp.com and the investor relations section of our web site is located at www.sterlingbancorp.com/ir/investor.cfm. We make available free of charge, on or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Also posted on our web site, and available in print upon request of any shareholder to our Investor Relations Department, are the charters for our Board of Directors' Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines, our Method for Interested Persons to Communicate with Non-Management Directors and a Code of Business Conduct and Ethics governing our directors, officers and employees. Within the time period required by the Securities and Exchange Commission and the New York Stock Exchange, we will post on our web site any amendment to the Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, as defined in the Code, or our executive officers or directors. In addition, information concerning purchases and sales of our equity securities by our executive officers and directors is posted on our web site.


                              STERLING BANCORP . 66